As filed with the Securities and Exchange Commission on September 20, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Invitation Homes Inc.

(Exact Name of registrant as Specified in Its Charter)

Maryland	6510	90-0939055
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1717 Main Street, Suite 2000

Dallas, Texas 75201

Telephone: (972) 421-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark A. Solls

Executive Vice President and Chief Legal Officer

Invitation Homes Inc.

1717 Main Street, Suite 2000

Dallas, Texas 75201

Telephone: (972) 421-3600

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian M. Stadler Patrick J. Naughton Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-2000	Ryan A. Berry Executive Vice President, General Counsel and Secretary Starwood Waypoint Homes 8665 East Hartford Drive Scottsdale, Arizona 85255 Telephone: (480) 362-9760	Michael A. Gordon Jason A. Friedhoff Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Telephone: (212) 839-5300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and upon the satisfaction or waiver of all other conditions to consummation of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	218,106,118(1)	N/A	$4,825,631,640.42(2)	$559,290.71(3)

(1)	Represents the estimated maximum number of shares of common stock, par value $0.01 per share (“INVH Common Stock”), of Invitation Homes Inc. (“INVH”) to be issued, or subject to options or other equity-based awards that are assumed by INVH, upon the completion of the mergers described herein. The number of shares of INVH Common Stock being registered is based on (a) (i) 128,307,181 common shares of beneficial interest, par value $0.01 per share (“SFR Common Shares”), of Starwood Waypoint Homes (“SFR”), issued and outstanding as of September 14, 2017, (ii) 976,897 SFR Common Shares reserved for issuance pursuant to outstanding awards under various equity plans of SFR as of September 14, 2017 or that may be granted or issued after such date and prior to the completion of the mergers and (iii) 5,849,824 SFR Common Shares issuable upon the redemption of limited partnership units in Starwood Waypoint Homes Partnership, L.P. that may be converted into shares of INVH Common Stock pursuant to the merger agreement and (b) the exchange ratio, as set forth in the merger agreement, of 1.6140 shares of INVH Common Stock per SFR Common Share.
(2)	Calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, based on the average of the high and low prices of SFR Common Shares as reported on the New York Stock Exchange on September 14, 2017 ($35.71 per share), multiplied by the estimated maximum number of shares of SFR Common Shares (135,133,902) that may be exchanged or converted for the securities being registered.
(3)	The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act of 1933 at a rate equal to $115.90 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/information statement and prospectus is subject to completion and amendment. A registration statement relating to the securities described in this joint proxy statement/information statement and prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This joint proxy statement/information statement and prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction, in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION

DATED SEPTEMBER 20, 2017

JOINT PROXY STATEMENT/INFORMATION STATEMENT AND PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

[●], 2017

To the Stockholders of Invitation Homes Inc. and the Shareholders of Starwood Waypoint Homes:

The board of directors (the “INVH Board”) of Invitation Homes Inc. (“INVH”) and the board of trustees (the “SFR Board”) of Starwood Waypoint Homes (“SFR”) each has approved an Agreement and Plan of Merger, dated as of August 9, 2017 (the “Merger Agreement”), by and among INVH, Invitation Homes Operating Partnership LP (“INVH LP”), IH Merger Sub, LLC (“REIT Merger Sub”), SFR and Starwood Waypoint Homes Partnership, L.P. (“SFR LP”), pursuant to which SFR will merge with and into REIT Merger Sub, with REIT Merger Sub surviving as a wholly-owned subsidiary of INVH (the “REIT Merger”), and as promptly as practicable thereafter, SFR LP will merge with and into INVH LP, with INVH LP surviving as a subsidiary of INVH (together with the REIT Merger, the “Mergers”). The combined company resulting from the REIT Merger will retain the name “Invitation Homes Inc.” and will continue to trade on the New York Stock Exchange under the symbol “INVH.”

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the REIT Merger, each outstanding common share of beneficial interest, par value $0.01 per share, of SFR (a “SFR Common Share”) (other than those owned by any wholly-owned subsidiary of SFR, or by INVH, REIT Merger Sub or any subsidiary of INVH, which will be automatically cancelled and retired and cease to exist) will be converted into the right to receive 1.6140 newly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of INVH (the “INVH Common Stock”).

SFR will hold a special meeting of its shareholders. SFR’s special meeting will be held at [●] on [●], 2017, at [●], Eastern Time. At the SFR special meeting, the SFR common shareholders will be asked (i) to consider and vote on a proposal to approve the REIT Merger (the “REIT Merger Proposal”), (ii) to consider and vote on a non-binding advisory proposal to approve compensation arrangements for certain SFR executive officers in connection with the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement (the “SFR Compensation Proposal”) and (iii) to consider and vote on a proposal to approve the adjournment of the SFR special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the REIT Merger Proposal (the “SFR Adjournment Proposal”). The SFR Board has unanimously (i) approved the Merger Agreement, (ii) declared advisable and in the best interests of SFR and its shareholders the Mergers and the other transactions contemplated by the Merger Agreement, and (iii) unanimously recommended the SFR shareholders approve the REIT Merger on the terms set forth in the Merger Agreement and the other transactions contemplated by the Merger Agreement. The SFR Board has unanimously directed that the REIT Merger Proposal be submitted for consideration at a special meeting of SFR shareholders. The SFR Board unanimously recommends that SFR common shareholders vote “FOR” the REIT Merger Proposal, “FOR” the SFR Compensation Proposal and “FOR” the SFR Adjournment Proposal, if necessary or appropriate to solicit additional votes for approval of the REIT Merger Proposal.

The INVH Board has unanimously (i) authorized and approved the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the issuance of INVH Common Stock to the SFR shareholders, as contemplated by the Merger Agreement (the “INVH Stock Issuance”), (ii) declared advisable and in the best interests of INVH and its stockholders the Mergers, the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement, and (iii) recommended that the INVH stockholders approve the INVH Stock Issuance and directed that the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement be submitted for consideration by the INVH stockholders. Following the execution of the Merger Agreement, certain INVH stockholders that owned, in the aggregate, 219,945,349 shares of INVH Common Stock, or approximately 70.6% of the shares of INVH Common Stock outstanding and entitled to vote on such matters as of August 10, 2017, executed a written consent in lieu of a meeting (the “INVH Written Consent”) approving the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement. As a result, no further action by any other INVH stockholder is required to approve the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the INVH Stock Issuance.

This joint proxy statement/information statement and prospectus provides you with detailed information about the SFR special meeting, the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement. A copy of the Merger Agreement is included as Annex A to this joint proxy statement/information statement and prospectus. We encourage you to read this joint proxy statement/information statement and prospectus, the Merger Agreement and the other annexes to this joint proxy statement/information statement and prospectus carefully and in their entirety. In particular, you should carefully consider the discussion in the section of this joint proxy statement/information statement and prospectus entitled “Risk Factors” beginning on page 28. You may also obtain more information about each of INVH and SFR from the documents they file with the Securities and Exchange Commission (the “SEC”).

Whether or not you plan to attend the SFR special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope. You may also submit a proxy over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you submit your proxy through the Internet or by telephone, you will be asked to provide the control number from the enclosed proxy card. If you attend the SFR special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the SFR special meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the SFR special meeting. Please note that the failure to vote SFR Common Shares is the equivalent of a vote against the REIT Merger Proposal.

Thank you in advance for your continued support.

Sincerely,

John B. Bartling Jr.	Frederick C. Tuomi
President and Chief Executive Officer Invitation Homes Inc.	Chief Executive Officer Starwood Waypoint Homes

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the securities to be issued in connection with the Mergers or passed upon the adequacy or accuracy of this joint proxy statement/information statement and prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/information statement and prospectus is dated [●], 2017, and is first being mailed to the stockholders of INVH and the shareholders of SFR on or about [●], 2017.

1717 Main Street, Suite 2000

Dallas, Texas 75201

NOTICE OF ACTION BY WRITTEN CONSENT TO INVH STOCKHOLDERS—WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To the Stockholders of Invitation Homes Inc.:

The board of directors (the “INVH Board”) of Invitation Homes Inc., a Maryland corporation (“INVH”), has approved an Agreement and Plan of Merger, dated as of August 9, 2017 (the “Merger Agreement”), by and among INVH, Invitation Homes Operating Partnership LP (“INVH LP”), IH Merger Sub, LLC (“REIT Merger Sub”), Starwood Waypoint Homes (“SFR”) and Starwood Waypoint Homes Partnership, L.P. (“SFR LP”), pursuant to which SFR will merge with and into REIT Merger Sub, with REIT Merger Sub surviving as a wholly-owned subsidiary of INVH (the “REIT Merger”), and as promptly as practicable thereafter, SFR LP will merge with and into INVH LP, with INVH LP surviving as a subsidiary of INVH (together with the REIT Merger, the “Mergers”).

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the REIT Merger, each outstanding common share of beneficial interest, par value $0.01 per share, of SFR (other than those owned by any wholly-owned subsidiary of SFR, or by INVH, REIT Merger Sub or any subsidiary of INVH, which will be automatically cancelled and retired and cease to exist) will be converted into the right to receive 1.6140 newly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of INVH (the “INVH Common Stock”).

The INVH Board has unanimously (i) authorized and approved the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the issuance of INVH Common Stock to the SFR shareholders, as contemplated by the Merger Agreement (the “INVH Stock Issuance”), (ii) declared advisable and in the best interests of INVH and its stockholders the Mergers, the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement, and (iii) recommended that the INVH stockholders approve the INVH Stock Issuance and directed that the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement be submitted for consideration by the INVH stockholders. Following the execution of the Merger Agreement, certain INVH stockholders that owned, in the aggregate, 219,945,349 shares of INVH Common Stock, or approximately 70.6% of the shares of INVH Common Stock outstanding and entitled to vote on such matters as of August 10, 2017, executed a written consent in lieu of a meeting (the “INVH Written Consent”) approving the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement. As a result, no further action by any other INVH stockholder is required to approve the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement, including the INVH Stock Issuance.

INVH has not solicited and will not be soliciting its stockholders’ authorization or approval of the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the INVH Stock Issuance. INVH is furnishing this Notice of Action by Written Consent and this joint proxy statement/information statement and prospectus to provide its stockholders with material information concerning the actions taken in connection with the INVH Written Consent in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation 14C.

This joint proxy statement/information statement and prospectus provides you with detailed information about the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement. A copy of the Merger Agreement is included as Annex A to this joint proxy statement/information statement and prospectus. We encourage you to read this joint proxy statement/information statement and prospectus, the Merger Agreement and the other annexes to this joint proxy statement/information statement and prospectus carefully and in their entirety. You may also obtain more information about each of INVH and SFR from the documents they file with the Securities and Exchange Commission.

By Order of the Board of Directors,

Dallas, Texas	Mark A. Solls
[●], 2017	Executive Vice President and Chief Legal Officer

8665 East Hartford Drive

Scottsdale, Arizona 85255

NOTICE OF SPECIAL MEETING TO SFR SHAREHOLDERS

TO BE HELD ON [●], 2017

To the Shareholders of SFR:

A special meeting of shareholders of Starwood Waypoint Homes, a Maryland real estate investment trust (“SFR”), will be held at [●] on [●], 2017, starting at [●], Eastern Time, for the following purposes:

1.	to consider and vote on a proposal (the “REIT Merger Proposal”) to approve the merger of SFR with and into IH Merger Sub, LLC (“REIT Merger Sub”) with REIT Merger Sub continuing as the surviving entity pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 9, 2017, among SFR, Starwood Waypoint Homes Partnership, L.P., Invitation Homes Inc., Invitation Homes Operating Partnership LP and REIT Merger Sub, as it may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement/information statement and prospectus accompanying this notice;

2.	to consider and vote on a non-binding advisory proposal to approve compensation arrangements for certain SFR executive officers in connection with the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement (the “SFR Compensation Proposal”); and

3.	to consider and vote on a proposal to approve the adjournment of the SFR special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the REIT Merger Proposal (the “SFR Adjournment Proposal”).

SFR will transact no other business at the SFR special meeting or any adjournment or postponement thereof. These items of business are described in the enclosed joint proxy statement/information statement and prospectus. The SFR board of trustees (the “SFR Board”) has designated the close of business on [●], 2017 as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the SFR special meeting and any adjournments or postponements of the special meeting, unless a new record date is fixed in connection with an adjournment or postponement of the special meeting. Only SFR common shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the SFR special meeting and at any adjournment or postponement of the special meeting.

The SFR Board has unanimously (i) approved the Merger Agreement, (ii) declared advisable and in the best interests of SFR and its shareholders the Mergers and the other transactions contemplated by the Merger Agreement, and (iii) unanimously recommended the SFR shareholders approve the REIT Merger on the terms set forth in the Merger Agreement and the other transactions contemplated by the Merger Agreement. The SFR Board has unanimously directed that the REIT Merger Proposal be submitted for consideration at a special meeting of SFR shareholders. The SFR Board unanimously recommends that SFR common shareholders vote “FOR” the REIT Merger Proposal, “FOR” the SFR Compensation Proposal and “FOR” the SFR Adjournment Proposal, if necessary or appropriate to solicit additional votes for approval of the REIT Merger Proposal.

Your vote is very important, regardless of the number of SFR common shares you own. Whether or not you plan to attend the SFR special meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the REIT Merger Proposal, “FOR” the SFR Compensation Proposal and “FOR” the SFR Adjournment Proposal, if necessary or appropriate. Even if you plan to attend the SFR special meeting in person, we request that you complete, sign, date and return the enclosed proxy card in the accompanying envelope prior to the special meeting to ensure that your shares will be represented and voted at the special meeting if you are unable to attend. You may also submit a proxy over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you submit your proxy through the Internet or by telephone, you will be asked to provide the control number from the enclosed proxy card. If you are not a shareholder of record, but instead hold your shares in “street name” through a broker, bank, trust or other nominee, you must provide a proxy executed in your favor from your broker, bank, trust or other nominee in order to be able to vote in person at the special meeting.

If you do not vote on the REIT Merger Proposal, it will have the same effect as a vote by you against the approval of the REIT Merger Proposal.

If you attend the SFR special meeting, you may revoke your proxy and vote in person, even if you have previously returned your proxy card or submitted your proxy through the Internet or by telephone. If your SFR shares are held by a broker, bank, trust or other nominee, and you plan to attend the SFR special meeting, please bring to the special meeting your statement evidencing your beneficial ownership of your SFR shares. Please carefully review the instructions in the enclosed joint proxy statement/information statement and prospectus and the enclosed proxy card or the information forwarded by your broker, bank, trust or other nominee regarding each of these options.

By Order of the Board of Trustees,

Scottsdale, Arizona	Ryan A. Berry
[●], 2017	Executive Vice President, General Counsel and Corporate Secretary

ADDITIONAL INFORMATION

This joint proxy statement/information statement and prospectus incorporates important business and financial information about SFR from other documents that are not included in or delivered with this joint proxy statement/information statement and prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/information statement and prospectus by requesting them from SFR’s investor relations department:

If you are an SFR shareholder:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll-free: 1-877-456-3463

Banks and brokers may call collect: 212-750-5833

or

8665 East Hartford Drive

Scottsdale, Arizona 85255

Telephone: 480-800-3490

Attention: Investor Relations

Investors may also consult INVH’s or SFR’s website for more information concerning the proposed mergers and other related transactions described in this joint proxy statement/information statement and prospectus. INVH’s website is www.invitationhomes.com. SFR’s website is www.starwoodwaypoint.com. Each company’s public filings are also available at www.sec.gov. The information contained on INVH’s and SFR’s websites is not part of this joint proxy statement/information statement and prospectus. The references to INVH’s and SFR’s websites are intended to be inactive textual references only.

If you would like to request any documents that are incorporated by reference into this joint proxy statement/information statement and prospectus, please do so by [●], 2017 in order to receive them before the SFR special meeting.

For more information, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 221.

ABOUT THIS JOINT PROXY STATEMENT/INFORMATION STATEMENT AND PROSPECTUS

This joint proxy statement/information statement and prospectus, which forms part of a registration statement on Form S-4 (Registration Statement No. 333-[●]) filed by INVH with the Securities and Exchange Commission constitutes a prospectus of INVH for purposes of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the INVH Common Stock to be issued to SFR common shareholders pursuant to the Merger Agreement, as such agreement may be amended or modified from time to time. This joint proxy statement/information statement and prospectus also constitutes an information statement and a proxy statement for INVH and SFR, respectively, for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Maryland law. In addition, it constitutes a notice of special meeting to the SFR shareholders with respect to the SFR special meeting.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/information statement and prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/information statement and prospectus. This joint proxy statement/information statement and prospectus is dated [●], 2017, and you should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/information statement and prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this joint proxy statement/information statement and prospectus to INVH’s stockholders or SFR’s shareholders nor the INVH Stock Issuance to SFR common shareholders in the REIT Merger pursuant to the Merger Agreement will create any implication to the contrary.

Certain holders of shares of INVH Common Stock after the Mergers identified in this joint proxy statement/information statement and prospectus under the heading “Selling Stockholders; Plan of Distribution” (referred to as the selling stockholders) may offer for sale and sell shares of INVH Common Stock they (1) receive in the Mergers or (2) may receive in connection with redemptions of INVH LP Units they receive in the Mergers.

The methods by which selling stockholders’ shares of INVH Common Stock covered by this joint proxy statement/information statement and prospectus may be sold include: (1) a block trade in which the broker-dealer so engaged will attempt to sell shares of INVH Common Stock covered by this joint proxy statement/information statement and prospectus as agent but may position and resell a portion of the block as principal to facilitate the transaction; (2) a purchase by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this joint proxy statement/information statement and prospectus or through broker-dealers acting as agents; (3) an ordinary brokerage transaction and a transaction in which the broker solicits purchasers; (4) on the New York Stock Exchange (the “NYSE”) or the over-the-counter market; (5) privately negotiated transactions, including direct sales to one or more purchasers; (6) an underwritten transaction; (7) through short sale transactions following which shares of INVH Common Stock are delivered to close out the short positions; (8) through the writing of options relating to such shares of INVH Common Stock; (9) through transfers of such shares of INVH Common Stock; and (10) through a combination of the above methods of sale.

This joint proxy statement/information statement and prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/information statement and prospectus regarding INVH has been provided by INVH and information contained in this joint proxy statement/information statement and prospectus regarding SFR has been provided by SFR.

DEFINED TERMS

Unless stated otherwise, all references in this joint proxy statement/information statement and prospectus to:

•	“Blackstone” refers to The Blackstone Group L.P.

•	“Closing” refers to the closing of the Mergers.

•	“Code” refers to the Internal Revenue Code of 1986, as amended.

•	“Combined Company” refers to INVH and its subsidiaries after the Closing.

•	“Exchange Ratio” refers to 1.6140 newly issued, fully paid and nonassessable shares of INVH Common Stock per SFR Common Share.

•	“GAAP” refers to the accounting principles generally accepted in the United States of America.

•	“INVH” refers to Invitation Homes Inc., a Maryland corporation.

•	“INVH Board” refers to the board of directors of INVH.

•	“INVH Common Stock” refers to the common stock, par value $0.01 per share, of INVH.

•	“INVH LP” refers to Invitation Homes Operating Partnership LP, a Delaware limited partnership.

•	“INVH LP Units” refers to outstanding common limited partnership units in INVH LP.

•	“INVH Majority Stockholders” refers to certain investment funds and vehicles affiliated or associated with, or designated by, Blackstone or its subsidiaries, which owned, in the aggregate, 219,945,349 shares of INVH Common Stock as of August 10, 2017.

•	“INVH RSU” refers to a restricted stock unit of INVH.

•	“INVH Stock Issuance” refers to the issuance of INVH Common Stock to holders of SFR Common Shares, as merger consideration, as contemplated by the Merger Agreement.

•	“INVH Written Consent” refers to a written consent executed by the INVH Majority Stockholders, approving the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement.

•	“IRS” refers to the Internal Revenue Service.

•	“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of August 9, 2017, by and among INVH, INVH LP, REIT Merger Sub, SFR and SFR LP, as it may be amended or modified from time to time, a copy of which is attached as Annex A to this joint proxy statement/information statement and prospectus.

•	“Mergers” refers to the Partnership Merger and the REIT Merger.

•	“MGCL” refers to the Maryland General Corporation Law.

•	“NYSE” refers to the New York Stock Exchange.

•	“Partnership Merger” refers to the merger of SFR LP with and into INVH LP, with INVH LP surviving as a subsidiary of INVH.

•	“REIT” refers to a real estate investment trust under the Code.

•	“REIT Merger” refers to the merger of SFR with and into REIT Merger Sub, with REIT Merger Sub surviving as a wholly-owned subsidiary of INVH.

•	“REIT Merger Proposal” refers to the proposal to approve the REIT Merger.

•	“REIT Merger Sub” refers to IH Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of INVH.

•	“SFR” refers to Starwood Waypoint Homes, a Maryland real estate investment trust.

•	“SFR Adjournment Proposal” refers to the proposal to approve the adjournment of the SFR special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the REIT Merger Proposal.

•	“SFR Board” refers to the board of trustees of SFR.

•	“SFR Common Share” refers to each outstanding common share of beneficial interest, par value $0.01 per share, of SFR.

•	“SFR Compensation Proposal” refers to the non-binding advisory proposal to approve compensation arrangements for certain SFR executive officers in connection with the Merger Agreement, the Mergers and the transactions contemplated by the Merger Agreement.

•	“SFR LP” refers to Starwood Waypoint Homes Partnership, L.P., a Delaware limited partnership.

•	“SFR LP Units” refers to outstanding common limited partnership units in SFR LP.

•	“SFR Performance Share Unit” refers to a performance-vesting restricted share unit of SFR.

•	“SFR RSU” refers to a time-vesting restricted share unit of SFR.

•	“Stockholders Agreement” refers to the Amended and Restated Stockholders Agreement, dated as of August 9, 2017, by and among INVH and the stockholders listed therein that will become effective upon the Closing.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Mergers, the Merger Agreement, the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement. We urge you to read carefully this entire joint proxy statement/information statement and prospectus, including the annexes and the other documents referred to or incorporated by reference into this joint proxy statement/information statement and prospectus, because the information in this section does not provide all of the information that might be important to you.

About the Mergers

Q:	What is the proposed transaction for which the SFR common shareholders are being asked to vote?

A:	The SFR common shareholders are being asked to consider and vote on the REIT Merger. The approval of the REIT Merger by the SFR common shareholders is a condition to the effectiveness of the REIT Merger.

Q:	Why are INVH and SFR proposing the Mergers?

A:	The INVH Board and the SFR Board believe that the Mergers will provide a number of significant potential strategic benefits and opportunities that will be in the best interests of their respective stockholders and shareholders. To review the reasons for the Mergers in greater detail, see “The Mergers—The INVH Board’s Reasons for the Mergers” beginning on page 53 and “The Mergers—Recommendation of the SFR Board and Its Reasons for the Mergers” beginning on page 56.

Q:	Were appraisals or valuations performed on the assets and liabilities of INVH and SFR in connection with the Mergers?

A:	No third-party appraisals or valuations on the assets and liabilities of INVH and SFR were obtained in connection with the Mergers.

Q:	What happens if the market price of INVH Common Stock or SFR Common Shares changes before the closing of the REIT Merger?

A:	Changes in the market price of INVH Common Stock or the market price of SFR Common Shares at or prior to the effective time of the REIT Merger will not change the number of shares of INVH Common Stock that SFR common shareholders will receive because the Exchange Ratio is fixed at 1.6140 shares of INVH Common Stock per SFR Common Share.

Q:	Are there any conditions to completion of the Mergers?

A:	Yes. In addition to the approvals of the SFR common shareholders, as described herein, there are a number of conditions that must be satisfied or waived for the Mergers to be consummated. For a description of all of the conditions to the Mergers, see “The Merger Agreement—Conditions to Complete the Mergers” beginning on page 114.

For INVH Stockholders

Q:	Did the INVH Board approve the transactions contemplated by the Merger Agreement?

A:

After careful consideration of various factors described in “The Mergers—The INVH Board’s Reasons for the Mergers,” the INVH Board unanimously (i) authorized and approved the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the INVH Stock

Issuance, (ii) declared advisable and in the best interests of INVH and its stockholders the Mergers, the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement, and (iii) recommended that the INVH stockholders approve the INVH Stock Issuance and directed that the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement be submitted for consideration by the INVH stockholders.

Q:	Has stockholder approval of the INVH Stock Issuance been obtained?

A:	Following the execution of the Merger Agreement, the INVH Majority Stockholders executed the INVH Written Consent approving the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement (the “INVH Stockholder Approval”) and, on August 10, 2017, delivered such written consent to INVH and SFR. As a result, no further action by any other INVH stockholder is required to approve the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement.

Q:	Why am I receiving this joint proxy statement/information statement and prospectus?

A:	This joint proxy statement/information statement and prospectus is being provided to you for your information to comply with the Exchange Act requirements. You are urged to read this joint proxy statement/information statement and prospectus in its entirety. However, no action is required on your part in connection with this document. INVH is not asking you for a proxy and you are requested not to send INVH a proxy.

Q:	What will happen to my shares of INVH Common Stock?

A:	Nothing. You will continue to own the same shares of INVH Common Stock that you own prior to the effective time of the REIT Merger. As a result of the INVH Stock Issuance, however, the overall ownership percentage of the INVH stockholders in the Combined Company will be diluted.

Q:	Do the INVH directors and executive officers have any interests in the Mergers?

A:	Yes. In connection with the consummation of the Mergers, INVH’s directors and executive officers have interests in the Mergers that may be different from, or in addition to, those of the stockholders of INVH generally. The INVH Board was aware of these interests and considered them, among other things, in reaching its decision to approve the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the INVH Stock Issuance. These interests are described in more detail in “The Mergers—Interests of INVH’s Directors and Executive Officers in the Mergers” beginning on page 82.

For SFR Shareholders

Q:	What will I receive for my SFR shares in the REIT Merger?

A:	Under the terms of the Merger Agreement, you will receive shares of INVH Common Stock for the SFR Common Shares owned by you immediately prior to the completion of the Mergers based on the Exchange Ratio.

Q:	How will I receive the merger consideration if the Mergers are completed?

A:

For the SFR shareholders, you will receive a letter of transmittal with detailed written instructions for exchanging shares for the merger consideration. If you are not a shareholder of record, but instead hold your shares in “street name” through a broker, bank, trust or other nominee, you will receive instructions from your broker, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the applicable merger consideration.

Q:	When and where is the SFR special meeting?

A:	The special meeting of SFR shareholders will be held at [●] on [●], 2017, starting at [●], Eastern Time.

Q:	What matters will be voted on at the SFR special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	the REIT Merger Proposal;

•	the SFR Compensation Proposal; and

•	the SFR Adjournment Proposal, if necessary or appropriate.

SFR will transact no other business at the SFR special meeting or any adjournment or postponement thereof.

Q:	How does the SFR Board recommend that I vote on the proposals?

A:	The SFR Board has unanimously (i) approved the Merger Agreement, (ii) declared advisable and in the best interests of SFR and its shareholders the Mergers and the other transactions contemplated by the Merger Agreement, and (iii) unanimously recommended the SFR shareholders approve the REIT Merger on the terms set forth in the Merger Agreement and the other transactions contemplated by the Merger Agreement. The SFR Board has unanimously directed that the REIT Merger Proposal be submitted for consideration at a special meeting of SFR shareholders. The SFR Board unanimously recommends that SFR common shareholders vote “FOR” the REIT Merger Proposal, “FOR” the SFR Compensation Proposal and “FOR” the SFR Adjournment Proposal. For a more complete description of the recommendation of the SFR Board, see “The Mergers—Recommendation of the SFR Board and Its Reasons for the Mergers” beginning on page 56.

Q:	Do the SFR trustees and executive officers have any interests in the Mergers?

A:	Yes. In connection with the consummation of the Mergers, SFR’s shareholders should be aware that SFR’s trustees and executive officers have interests in the Mergers that may be different from, or in addition to, those of the shareholders of SFR generally and that may present actual or potential conflicts of interests. The SFR Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement. These interests are described in more detail in “The Mergers—Interests of SFR’s Trustees and Executive Officers in the Mergers” beginning on page 83.

Q:	What constitutes a quorum?

A:	SFR’s bylaws provide that the presence in person or by proxy of SFR shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum at each meeting of SFR shareholders. Abstentions, if any, are counted as present and entitled to vote for purposes of determining a quorum.

In addition, if you are not a shareholder of record, but instead hold your shares in “street name” through a broker, bank, trust or other nominee, your broker, bank, trust or other nominee will not vote your shares in the absence of specific instructions from you on how to vote your shares. Because there can be no broker non-votes at the SFR special meeting, failure to provide instructions to your broker, bank, trust or other nominee on how to vote will result in your shares not being counted as present at the SFR special meeting.

Q:	What vote is required for SFR common shareholders to approve the REIT Merger Proposal?

A:	Approval of the REIT Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding SFR Common Shares, which is the only vote of the holders of any class or series of shares of beneficial interest of SFR required for such approval. Only holders of SFR Common Shares at the close of business on the record date will be entitled to vote on the REIT Merger Proposal.

Q:	What vote is required for SFR common shareholders to approve the SFR Compensation Proposal?

A:	Provided a quorum is present, approval of the SFR Compensation Proposal will require that a majority of the votes cast are cast in favor of the SFR Compensation Proposal. Only holders of SFR Common Shares at the close of business on the record date will be entitled to vote on the SFR Compensation Proposal.

Q:	What vote is required for SFR common shareholders to approve the SFR Adjournment Proposal?

A:	Provided a quorum is present, approval of the SFR Adjournment Proposal will require that a majority of the votes cast are cast in favor of the SFR Adjournment Proposal. Only holders of SFR Common Shares at the close of business on the record date will be entitled to vote on the SFR Adjournment Proposal.

Q:	How are votes counted?

A:	For the REIT Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain or fail to return your proxy card, or fail to instruct your broker, bank, trust or other nominee to vote, it will have the same effect as a vote “AGAINST” the REIT Merger Proposal.

For the SFR Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the SFR Compensation Proposal, provided a quorum is present, a failure to vote, a failure to instruct your bank, broker, trust or other nominee to vote or an abstention from voting will have no effect on the outcome on a vote on the SFR Compensation Proposal.

For the SFR Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the SFR Adjournment Proposal, provided a quorum is present, a failure to vote, a failure to instruct your bank, broker, trust or other nominee to vote or an abstention from voting will have no effect on the outcome on a vote on the SFR Adjournment Proposal.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the REIT Merger Proposal, “FOR” the SFR Compensation Proposal and “FOR” the SFR Adjournment Proposal.

Q:	Who is entitled to vote at the SFR special meeting?

A:	All holders of SFR Common Shares as of the close of business on [●], 2017, the record date for the SFR special meeting, are entitled to vote at the SFR special meeting, unless a new record date is fixed for any adjournment or postponement of the SFR special meeting. As of the record date, there were [●] issued and outstanding SFR Common Shares. Each holder of record of SFR Common Shares on the record date is entitled to one vote per share.

Q:	What happens if I sell my SFR Common Shares before the SFR special meeting?

A:	The record date for the SFR special meeting is earlier than the date of the SFR special meeting and the date that the REIT Merger is expected to be completed. If you sell your SFR Common Shares after SFR’s record date but before the date of the SFR special meeting, you will retain any right to vote at the SFR special meeting, but you will have transferred your right to receive the merger consideration. For SFR shareholders, in order to receive the merger consideration, you must hold your SFR Common Shares through completion of the REIT Merger.

Q:	How do I submit a proxy or vote my shares?

A:	You may submit your proxy either by telephone, through the Internet or by mailing the enclosed proxy card, or you may vote in person at the SFR special meeting. If you hold your shares in more than one account, please be sure to submit a proxy with respect to each proxy card you receive.

To submit your proxy by telephone, dial the toll-free telephone number set forth on the enclosed proxy card using a touch tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card.

To submit your proxy through the Internet, visit the website set forth on the enclosed proxy card. You will be asked to provide the control number from the enclosed proxy card.

Your proxy card will indicate the deadline for submitting proxies by telephone or through the Internet.

To submit your proxy by mail, complete, date and sign the enclosed proxy card and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the REIT Merger Proposal, the SFR Compensation Proposal and the SFR Adjournment Proposal, as applicable.

Shareholders of record will be able to vote in person at the special meeting. If you intend to vote in person, please bring proper identification, together with proof that you are a record owner of shares. If you are not a shareholder of record, but instead hold your shares in “street name” through a broker, bank, trust or other nominee, you must provide a proxy executed in your favor from your broker, bank, trust or other nominee in order to be able to vote in person at the special meeting. For more information, please read the question and answer referencing “street name” shares below.

Q:	If my shares are held in “street name” by my broker, bank, trust or other nominee, will my broker, bank, trust or other nominee vote my shares for me?

A:	No. Unless you instruct your broker, bank, trust or other nominee to vote your shares held in street name, your shares will NOT be voted. If you hold your shares in a stock brokerage account or if your shares are held by a broker, bank, trust or other nominee (that is, in “street name”), you must provide your broker, bank, trust or other nominee with instructions on how to vote your shares. You should follow the procedures provided by your broker, bank, trust or other nominee regarding the voting of your shares.

Q:	How can I revoke or change my vote?

A:	You may revoke your proxy at any time before the vote is taken at the SFR special meeting in any of the following ways:

•	submitting a later proxy by telephone or through the Internet prior to the telephone or Internet voting deadline indicated on your proxy card;

•	filing with the Corporate Secretary of SFR, before the taking of the vote at the SFR special meeting, a written notice of revocation bearing a later date than the proxy card you wish to revoke;

•	duly executing a later dated proxy card relating to the same shares and delivering it to the Corporate Secretary of SFR before the taking of the vote at the SFR special meeting; or

•	voting in person at the SFR special meeting.

Your attendance at the SFR special meeting does not automatically revoke your previously submitted proxy. If you have instructed your broker, bank, trust or other nominee to vote your shares, the options described above for revoking your proxy do not apply. Instead, you must follow the directions provided by your broker, bank, trust or other nominee to change your vote.

Q:	Will a proxy solicitor be used?

A:	Yes. SFR has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the SFR special meeting, and SFR estimates it will pay Innisfree a fee of approximately $20,000, plus reimbursement for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. SFR has also agreed to indemnify Innisfree against certain losses, costs and expenses. In addition to mailing proxy solicitation material, SFR’s trustees, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to SFR’s trustees, officers or employees for such services.

Q:	What else do I need to do now?

A:	You are urged to read this joint proxy statement/information statement and prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the Mergers affect you. Even if you plan to attend the SFR special meeting, please vote promptly.

If you hold your shares in your own name as the shareholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card. You may also submit a proxy over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you submit your proxy through the Internet or by telephone, you will be asked to provide the control number from the enclosed proxy card. You can also attend the SFR special meeting and vote, or change your prior vote, in person.

If you are not a shareholder of record, but instead hold your shares in “street name” through a broker, bank, trust or other nominee, then you should have received this joint proxy statement/information statement and prospectus from that nominee, along with that nominee’s voting instruction card which includes voting instructions and instructions on how to change your vote.

For Both INVH Stockholders and SFR Shareholders

Q:	When are the Mergers expected to be completed?

A:	We expect to complete the Mergers by the end of 2017, although INVH and SFR cannot assure completion by any particular date, if at all. Because the Mergers are subject to a number of conditions, including the approval of the REIT Merger Proposal by the requisite vote of the SFR common shareholders, the exact timing of the Mergers cannot be determined at this time and INVH and SFR cannot guarantee that the Mergers will be completed at all.

Q:	Following the REIT Merger, what percentage of INVH Common Stock will the continuing INVH stockholders and former SFR shareholders own?

A:	Following the completion of the Mergers:

•	the INVH Common Stock held by the continuing INVH stockholders will represent approximately 59.1% of the Combined Company’s fully diluted equity; and

•	former SFR common shareholders are expected to own the remaining 40.9% of the Combined Company’s fully diluted equity.

Q:	What happens if the REIT Merger is not completed?

A:	If the REIT Merger Proposal is not approved by SFR common shareholders or if the Mergers are not completed for any other reason, SFR common shareholders will not have their SFR Common Shares exchanged for INVH Common Stock in connection with the Mergers. Instead, each of SFR and INVH would remain a separate company. Under certain circumstances, INVH may be required to pay SFR a termination fee and/or an expense amount or SFR may be required to pay INVH a termination fee and/or expense amount, as described under “The Merger Agreement—Termination Fees and Expense Amounts” beginning on page 118.

Q:	Am I entitled to exercise dissenters’ or appraisal rights?

A:	No. No dissenters’ or appraisal rights will be available with respect to the REIT Merger, the Partnership Merger, the INVH Stock Issuance or any of the other transactions contemplated by the Merger Agreement.

Q:	Will my dividend payments continue after the REIT Merger?

A:	Following completion of the REIT Merger, holders of INVH Common Stock will be entitled to receive dividends when, as and if authorized by the INVH Board and declared by INVH out of funds legally available therefor. After the REIT Merger, INVH plans to continue to pay a consistent dividend on a quarterly basis, with dividends from anticipated cash generated from operations and debt. The anticipated initial quarterly dividend rate after the REIT Merger is expected to be $0.11 per share of INVH Common Stock. Any dividend will be subject to the approval of the INVH Board and there can be no assurance of the duration of dividends at the anticipated initial quarterly dividend rate after the REIT Merger.

Q:	Are there any risks associated with the Mergers that I should consider in deciding how to vote?

A:	Yes. A number of risks related to the Mergers are discussed in this joint proxy statement/information statement and prospectus and described in the section entitled “Risk Factors” beginning on page 28.

Q:	What are the material U.S. federal income tax consequences of the Mergers to SFR common shareholders and INVH stockholders?

A:

Assuming that the Mergers are completed as currently contemplated, INVH and SFR intend for the REIT Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of INVH to complete the Mergers that INVH receive the written opinion of Simpson Thacher & Bartlett LLP (“Simpson Thacher”) (or other INVH counsel reasonably satisfactory to SFR), dated as of the closing date, to the effect that the REIT Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the obligation of SFR to complete the REIT Merger that SFR receive the written opinion of Sidley Austin LLP (“Sidley”) (or other SFR counsel reasonably satisfactory to INVH), dated as of the closing date, to the effect that the REIT Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, on the basis of the opinions described above, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences”) of SFR Common Shares will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of SFR Common Shares for shares of INVH Common Stock in the REIT Merger (other than gain or loss with respect to any cash received in lieu of a fractional share of INVH Common Stock).

The particular consequences of the REIT Merger to each SFR shareholder depend on such shareholder’s particular facts and circumstances. SFR shareholders should consult their tax advisors to understand fully the consequences to them of the REIT Merger given their specific circumstances. For more information, see “Material U.S. Federal Income Tax Consequences” beginning on page 125.

Q:	How can I obtain additional information about INVH and SFR?

A:	INVH and SFR each files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Each company’s filings with the SEC may be accessed on the Internet at http://www.sec.gov. Copies of the documents filed by INVH with the SEC will be available free of charge on INVH’s website at www.invitationhomes.com or by contacting INVH Investor Relations at ir@invitationhomes.com or at 844-456-4684. Copies of the documents filed by SFR with the SEC will be available free of charge on SFR’s website at www.starwoodwaypoint.com or by contacting SFR Investor Relations at ir@starwoodwaypoint.com or at 480-800-3490. The information provided on each company’s website is not part of this joint proxy statement/information statement and prospectus and is not incorporated by reference into this joint proxy statement/information statement and prospectus. For a more detailed description of the information available and information incorporated by reference, please see “Where You Can Find More Information and Incorporation by Reference” on page 221.

Q:	Who can answer my questions?

A:	If you have any questions about the Mergers or the other matters to be voted on at the SFR special meeting, how to submit your proxy, or need additional copies of this joint proxy statement/information statement and prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are an INVH stockholder: 1717 Main Street, Suite 2000 Dallas, Texas 75201 Telephone: 844-456-4684 Attention: Investor Relations

If you are an SFR shareholder:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll-free: 1-877-456-3463

Banks and brokers may call collect: 212-750-5833

or 8665 East Hartford Drive Scottsdale, Arizona 85255 Telephone: 480-800-3490 Attention: Investor Relations

SUMMARY

The following summary highlights selected information in this joint proxy statement/information statement and prospectus and may not contain all the information that may be important to you with respect to the Merger Agreement, the Mergers or the SFR special meeting. Accordingly, you are encouraged to read this joint proxy statement/information statement and prospectus, including its annexes and the information incorporated by reference herein, carefully and in its entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. See also “Where You Can Find More Information and Incorporation by Reference” on page 221.

The Companies

Invitation Homes Inc. (Page 160)

Invitation Homes Inc.

1717 Main Street, Suite 2000

Dallas, Texas 75201

Telephone: 972-421-3600

INVH is a Maryland corporation that has elected to be taxed as a REIT under the Code. INVH is a leading owner and operator of single-family homes for lease, offering residents high-quality homes in desirable neighborhoods across the United States. INVH has assembled a portfolio of nearly 50,000 homes for lease in 13 markets across the country. INVH has selected locations with strong demand drivers, high barriers to entry and high rent-growth potential, primarily in the Western United States and Florida. Through disciplined market and asset selection, INVH designed its portfolio to capture the operating benefits of local density as well as economies of scale that INVH believes cannot be readily replicated. Since its founding in 2012, INVH has built a proven, vertically integrated operating platform that allows INVH to effectively and efficiently acquire, renovate, lease, maintain and manage its homes. As of June 30, 2017, INVH owned 47,725 single-family homes for lease.

The INVH Common Stock is listed on the NYSE, trading under the symbol “INVH.”

INVH’s principal executive offices are located at 1717 Main Street, Suite 2000, Dallas, Texas 75201 and its telephone number is 972- 421-3600.

Invitation Homes Operating Partnership LP (Page 160)

Invitation Homes Operating Partnership LP

1717 Main Street, Suite 2000

Dallas, Texas 75201

Telephone: 972-421-3600

INVH LP, a Delaware limited partnership, conducts substantially all of the business of INVH. INVH LP is wholly-owned by INVH directly and through its wholly-owned subsidiary, Invitation Homes OP GP LLC, which serves as INVH LP’s sole general partner.

Pursuant to the Merger Agreement, as promptly as practicable after the REIT Merger, SFR LP will merge with and into INVH LP, with INVH LP surviving as a subsidiary of the Combined Company. On a pro forma basis giving effect to the Mergers, the Combined Company will own an approximately 98.2% partnership interest in INVH LP and the Combined Company will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of INVH LP.

IH Merger Sub, LLC

IH Merger Sub, LLC

1717 Main Street, Suite 2000

Dallas, Texas 75201

Telephone: 972-421-3600

REIT Merger Sub, a wholly-owned subsidiary of INVH, is a Delaware limited liability company that was formed on August 8, 2017 solely for the purposes of effecting the REIT Merger. Pursuant to the Merger Agreement, SFR will be merged with and into REIT Merger Sub, with REIT Merger Sub surviving the REIT Merger as a wholly-owned subsidiary of INVH. REIT Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Starwood Waypoint Homes (Page 172)

Starwood Waypoint Homes

8665 East Hartford Drive

Scottsdale, Arizona 85255

Telephone: 480-362-9760

SFR is an internally managed Maryland real estate investment trust that has elected to be taxed as a REIT under the Code. SFR commenced operations in March 2012 primarily to acquire, renovate, lease and manage residential assets in select markets throughout the United States. SFR’s objective is to generate attractive risk-adjusted returns for its shareholders over the long term through dividends and capital appreciation. SFR’s primary strategy is to acquire single-family rental properties through a variety of channels, renovate these properties to the extent necessary and lease them to qualified residents. SFR seeks to take advantage of macroeconomic trends in favor of leasing properties by acquiring, owning, renovating and managing properties that it believes will generate substantial current rental revenue, which it expects to grow over time. As of June 30, 2017, SFR’s portfolio consisted of 34,379 owned properties, including 33,571 rental properties and 808 properties that SFR does not intend to hold for the long term.

Starwood Waypoint Homes Partnership, L.P. (Page 172)

Starwood Waypoint Homes Partnership, L.P.

8665 East Hartford Drive

Scottsdale, Arizona 85255

Telephone: 480-362-9760

SFR LP was formed as a Delaware limited partnership in May 2012. A wholly-owned subsidiary of SFR is the sole general partner of SFR LP, and SFR conducts substantially all of its business through SFR LP. SFR owns 95.6% of the outstanding SFR LP Units as of June 30, 2017.

The Combined Company Following the Mergers (Page 173)

The Combined Company will retain the name “Invitation Homes Inc.” and will continue to be a Maryland corporation, which has elected to be taxed as a REIT under the Code. The Combined Company is expected to have a pro forma equity market capitalization of approximately $12 billion and a total enterprise value (including debt) of approximately $21 billion based on INVH’s closing price of $22.19 per share and SFR’s closing price of $35.80 per share on September 13, 2017. As of June 30, 2017, the portfolio of homes expected to be owned by the Combined Company consisted of a portfolio of approximately 82,000 single-family homes. The business of the Combined Company will be operated through INVH LP and its subsidiaries, which will include SFR LP’s subsidiaries.

The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol “INVH.”

The Combined Company’s principal executive offices will be located at 1717 Main Street, Suite 2000, Dallas, Texas 75201.

The Mergers (Page 41)

Subject to the terms and conditions of the Merger Agreement, the REIT Merger will be consummated whereby SFR will merge with and into REIT Merger Sub, with REIT Merger Sub surviving as a wholly-owned subsidiary of INVH. The Merger Agreement also provides for the Partnership Merger in which, as promptly as practicable following the REIT Merger, SFR LP will merge with and into INVH LP, with INVH LP surviving as a subsidiary of INVH.

Upon completion of the Mergers, the continuing INVH stockholders are expected to own approximately 59.1% of the Combined Company’s fully diluted equity, and the former SFR common shareholders are expected to own the remaining 40.9%. Once the Mergers are consummated, the Combined Company will retain the name “Invitation Homes Inc.” and will continue to be listed on the NYSE, trading under the symbol “INVH.”

The INVH Board’s Reasons for the Mergers (Page 53)

At its meeting on August 9, 2017, after careful consideration, the INVH Board unanimously (i) authorized and approved the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the INVH Stock Issuance, (ii) declared advisable and in the best interests of INVH and its stockholders the Mergers, the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement, and (iii) recommended that the INVH stockholders approve the INVH Stock Issuance and directed that the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement be submitted for consideration by the INVH stockholders. The INVH Written Consent was obtained on August 10, 2017.

Certain factors considered by the INVH Board in reaching its determination can be found in the section entitled “The Mergers—The INVH Board’s Reasons for the Mergers.”

Recommendation of the SFR Board and Its Reasons for the Mergers (Page 56)

At its meeting on August 9, 2017, after careful consideration, the SFR Board unanimously (i) approved the Merger Agreement, (ii) declared advisable and in the best interests of SFR and its shareholders the Mergers and the other transactions contemplated by the Merger Agreement, and (iii) unanimously recommended the SFR shareholders approve the REIT Merger on the terms set forth in the Merger Agreement and the other transactions contemplated by the Merger Agreement. The SFR Board has unanimously directed that the REIT Merger Proposal be submitted for consideration at a special meeting of SFR shareholders. The SFR Board unanimously recommends that SFR common shareholders vote “FOR” the REIT Merger Proposal, “FOR” the SFR Compensation Proposal and “FOR” the SFR Adjournment Proposal, if necessary or appropriate to solicit additional votes for approval of the REIT Merger Proposal.

Certain factors considered by the SFR Board in reaching its determination can be found in the section entitled “The Mergers—Recommendation of the SFR Board and Its Reasons for the Mergers.”

The SFR Special Meeting (Page 156)

•	Date, Time and Place. A special meeting of SFR’s shareholders will be held at [●], on [●], 2017 at [●], Eastern Time.

•	Purpose of the SFR Special Meeting. At the SFR special meeting, the SFR common shareholders will be asked to consider and vote on the REIT Merger Proposal, the SFR Compensation Proposal and the SFR Adjournment Proposal.

•	Record Date; Voting Rights; Proxies. SFR has fixed the close of business on [●], 2017 as the record date for determining holders of SFR Common Shares entitled to notice of, and to vote at, the SFR special meeting. Holders of SFR Common Shares at the close of business on the record date will be entitled to notice of the SFR special meeting. Only holders of SFR Common Shares at the close of business on the record date will be entitled to vote at the SFR special meeting, unless a new record date is set, and any adjournments or postponements thereof. Each holder of record of SFR Common Shares on the record date is entitled to one vote per share. You may submit your proxy either by telephone, through the Internet or by mailing the enclosed proxy card, or you may vote in person at the SFR special meeting.

•	Quorum. The holders of a majority of the outstanding SFR Common Shares entitled to vote at the SFR special meeting and present in person or represented by proxy, will constitute a quorum at the SFR special meeting.

•	Required Vote. Approval of the REIT Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding SFR Common Shares. Approval of the SFR Compensation Proposal requires, provided a quorum is present, that a majority of the votes cast are cast in favor of the SFR Compensation Proposal. Approval of the SFR Adjournment Proposal requires, provided a quorum is present, that a majority of the votes cast are cast in favor of the SFR Adjournment Proposal.

As of the close of business on the record date for the SFR special meeting, the trustees and executive officers of SFR owned approximately [●]% of the outstanding SFR Common Shares entitled to vote at the SFR special meeting.

Opinion of INVH’s Financial Advisor (Page 58)

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as one of the financial advisors to INVH in connection with the Merger Agreement. At the August 9, 2017 meeting of the INVH Board, Deutsche Bank rendered its oral opinion to the INVH Board, subsequently confirmed by delivery of a written opinion dated August 9, 2017, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the Exchange Ratio was fair, from a financial point of view, to INVH.

The full text of Deutsche Bank’s written opinion, dated August 9, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken by Deutsche Bank in connection with the opinion, is attached to this joint proxy statement/information statement and prospectus as Annex B and is incorporated herein by reference. The summary of Deutsche Bank’s opinion in this joint proxy statement/information statement and prospectus is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and was for the sole use and benefit of, the INVH Board in connection with and for the purpose of its evaluation of the Mergers. Deutsche Bank’s opinion was limited to the fairness of the Exchange Ratio, from a financial point of view, to INVH as of the date of the opinion. Deutsche Bank’s opinion did not address any other terms of the Mergers or the Merger Agreement. Nor did it address the terms of any other agreement entered into in connection with the Mergers. INVH did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the Mergers, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of INVH, nor did it address the fairness of the contemplated benefits of the Mergers. Deutsche Bank expressed no opinion as to the merits of the underlying decision by INVH to engage in the Mergers or the relative merits of the Mergers as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express an opinion, and Deutsche Bank’s opinion does not constitute a recommendation, as to how any holder of shares of INVH Common Stock should vote with respect to the Mergers. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the REIT Merger, or any class of such persons, in connection with the REIT Merger relative to the Exchange Ratio. Deutsche Bank’s opinion does not in any manner address the prices at which the SFR Common Shares, other SFR securities, INVH Common Stock or other INVH securities will trade following the announcement or consummation of the Mergers.

For more information, see “The Mergers—Opinion of INVH’s Financial Advisor” beginning on page 58 and Annex B.

Opinion of SFR’s Financial Advisor (Page 66)

SFR retained Evercore Group L.L.C. (“Evercore”) to act as one of its financial advisors in connection with the Mergers. On August 9, 2017, Evercore delivered to the SFR Board Evercore’s oral opinion, subsequently confirmed by its delivery of a written opinion, that, as of August 9, 2017 and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Evercore’s written opinion, the Exchange Ratio was fair from a financial point of view to the holders of SFR Common Shares (other than INVH and its affiliates).

The full text of Evercore’s written opinion, dated August 9, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Evercore in delivering its opinion, is attached as Annex C to this joint proxy statement/information statement and prospectus and is incorporated by reference in its entirety into this joint proxy statement/information statement and prospectus. The description of Evercore’s written opinion set forth in this joint proxy statement/information statement and prospectus under the caption “The Mergers—Opinion of SFR’s Financial Advisor” is qualified in its entirety by reference to the full text of such written opinion. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party, and such opinion was not intended to be, and did not constitute, a recommendation to the SFR Board or to any other person in respect of the Mergers, including as to how any holders of SFR Common Shares should vote or act in respect of the Mergers. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the SFR Board and was delivered to the SFR Board in connection with its evaluation of whether the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of SFR Common Shares (other than INVH and its affiliates), and did not address any other aspects or implications of the Mergers.

Evercore’s opinion necessarily was based upon information made available to Evercore as of August 8, 2017 and financial, economic, market and other conditions as they existed and could be evaluated on such date. Evercore has no obligation to update, revise or reaffirm its opinion based on subsequent developments. Evercore’s opinion did not express any opinion as to the price at which the SFR Common Shares or the shares of INVH Common Stock will trade at any time.

For more information, see “The Mergers—Opinion of SFR’s Financial Advisor” beginning on page 66 and Annex C.

Interests of INVH’s Directors and Executive Officers in the Mergers (Page 82)

In connection with the consummation of the Mergers, INVH’s directors and executive officers have interests in the Mergers that may be different from, or in addition to, those of the stockholders of INVH generally. The INVH Board was aware of these interests and considered them, among other things, in reaching its decision to approve the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the INVH Stock Issuance. For additional information, see “The Mergers—Interests of INVH’s Directors and Executive Officers in the Mergers” beginning on page 82.

Interests of SFR’s Trustees and Executive Officers in the Mergers (Page 83)

In considering the recommendation of the SFR Board with respect to the REIT Merger Proposal, SFR’s shareholders should be aware that trustees and executive officers of SFR have interests in the Mergers that may be different from, or in addition to, the interests of SFR’s shareholders generally and that may present actual or potential conflicts of interests. The SFR Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the other transactions contemplated by the Merger Agreement and in making its recommendation to the SFR shareholders to approve the REIT Merger. For additional information, see “The Mergers—Interests of SFR’s Trustees and Executive Officers in the Mergers” beginning on page 83.

Directors and Management of the Combined Company After the Mergers (Page 91)

Following the consummation of the Mergers, the board of directors of the Combined Company will consist of eleven members, comprised of Bryce Blair, Frederick C. Tuomi, Richard D. Bronson, Michael D. Fascitelli, Jonathan D. Gray, Robert G. Harper, Jeffrey E. Kelter, John B. Rhea, Janice L. Sears, William J. Stein and Barry S. Sternlicht, with Bryce Blair to be appointed Chairman of the Combined Company’s board of directors and Michael D. Fascitelli to be appointed Chairman of the Investment Committee of the Combined Company’s board of directors. Effective as of the closing of the Mergers, the Combined Company’s executive officers are expected to include Frederick C. Tuomi as Chief Executive Officer, Ernest M. Freedman as Chief Financial Officer, Charles D. Young as Chief Operating Officer, Dallas B. Tanner as Chief Investment Officer, Arik Prawer as Chief Integration Officer and Mark A. Solls as Chief Legal Officer.

Merger Agreement

Merger Consideration and Exchange Ratio (Page 94)

At the effective time of the REIT Merger, each SFR Common Share issued and outstanding immediately prior to the effective time of the REIT Merger (other than those owned by any wholly-owned subsidiary of SFR, or by INVH, REIT Merger Sub or any subsidiary of INVH, which shall be automatically cancelled and retired and cease to exist) will be converted into the right to receive newly issued, fully paid and nonassessable shares of INVH Common Stock based on the Exchange Ratio, and each limited liability company interest of REIT Merger Sub issued and outstanding immediately prior to the effective time of the REIT Merger will remain outstanding and be unaffected by the REIT Merger. At the effective time of the Partnership Merger, each SFR LP Unit issued and outstanding immediately prior to the effective time of the Partnership Merger will be converted into the right to receive 1.6140 newly issued and fully paid INVH LP Units representing a limited partner interest in the surviving partnership, and each INVH LP Unit issued and outstanding immediately prior to the effective time of the Partnership Merger that is held directly by INVH will remain outstanding and be unaffected by the Partnership Merger. No fractional shares of INVH Common Stock will be issued in the REIT Merger, and the value of any fractional interests to which a holder would otherwise be entitled will be paid in cash.

Treatment of SFR RSUs, Performance Share Units and SFR LP Units (Page 94)

Pursuant to the Merger Agreement, at the effective time of the REIT Merger, each outstanding SFR RSU held by SFR’s trustees and executive officers will automatically be converted into an INVH RSU award in respect of a number of shares of INVH Common Stock equal to the product of the total number of SFR Common Shares subject to such award and the Exchange Ratio, and any dividends or dividend equivalents accrued but unpaid with respect thereto will remain accrued with respect to the associated converted INVH RSU and will be treated in accordance with the terms and conditions of such converted INVH RSU.

Pursuant to the Merger Agreement, immediately prior to the effective time of the REIT Merger, each outstanding SFR Performance Share Unit held by SFR’s executive officers that is outstanding immediately prior to the effective time of the REIT Merger will vest based on actual performance through the effective time of the REIT Merger, subject to the terms and conditions applicable to such SFR Performance Share Unit under the applicable equity plan (“SFR Equity Plan”), and at the effective time of the REIT Merger, the shares underlying such vested SFR Performance Share Units (less any SFR Common Shares withheld to satisfy applicable withholding tax obligations) will be converted into the right to receive shares of INVH Common Stock based on the Exchange Ratio, and any accrued but unpaid dividends or dividend equivalents with respect thereto will also be paid (less any applicable withholding tax obligations).

Pursuant to the terms of the Merger Agreement, at the effective time of the Partnership Merger, each outstanding SFR LP Unit held by a limited partner of SFR LP (other than INVH or a subsidiary of INVH) and issued and outstanding immediately prior to the effective time of the Partnership Merger will automatically be converted into the right to receive 1.6140 newly issued and fully paid INVH LP Units, representing a limited partner interest in the surviving partnership and each holder thereof will be admitted as a limited partner of INVH LP.

Conditions to Complete the Mergers (Page 114)

A number of conditions must be satisfied or, to the extent permitted by law, waived before the Mergers can be consummated. These include, among others:

•	the approval of the REIT Merger Proposal by SFR’s common shareholders (the “SFR Shareholder Approval”);

•	effectiveness of the registration statement on this joint proxy statement/information statement and prospectus and no stop order suspending the effectiveness of the Form S-4 having been initiated or threatened by the SEC;

•	no injunction or law prohibiting the Mergers;

•	authorization for listing on the NYSE of the INVH Common Stock to be issued in the REIT Merger, subject to official notice of issuance;

•	the absence of a material adverse effect on either INVH or SFR;

•	accuracy of each party’s representations and warranties, subject in most cases to materiality or material adverse effect qualifications;

•	material performance and compliance with each party’s agreements and covenants;

•	the receipt of an officer’s certificate of the other party certifying to the effect that the conditions in the foregoing two bullets have been satisfied; and

•	the receipt of certain legal tax opinions and reorganization opinions.

Non-Solicitation (Page 108)

Pursuant to the Merger Agreement, during the Interim Period (as defined in “The Merger Agreement— Conduct of Business by INVH and INVH LP Pending the Mergers”), INVH and SFR have agreed, among other things, that they will not, and will cause their respective subsidiaries and their respective officers, directors, trustees, employees, consultants, advisors, agents or other representatives not to, directly or indirectly, (i) solicit, initiate, encourage or facilitate any Inquiry (as defined in “The Merger Agreement—Non-Solicitation”) that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined in “The Merger Agreement—Acquisition Proposals; Change in Recommendation”), (ii) engage, continue or otherwise participate in any discussions or negotiations regarding, furnish to any third party any nonpublic information in connection with, or facilitate in any way any effort by, any third party in furtherance of, any Acquisition Proposal or Inquiry, (iii) approve or enter into any Alternative Acquisition Agreement (as defined in “The Merger Agreement—Non-Solicitation”), or (iv) propose or agree to do any of the foregoing.

Acquisition Proposals; Change in Recommendation (Page 109)

At any time prior to obtaining the SFR Shareholder Approval, SFR may, so long as it has not breached its non-solicitation and related obligations under the Merger Agreement, in response to an unsolicited bona fide written Acquisition Proposal by a third party made after the date of the Merger Agreement, furnish non-public information to such third party and engage in discussions or negotiations regarding such Acquisition Proposal, if the SFR Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or is reasonably expected to result in, a Superior Proposal (as defined in “The Merger Agreement—Acquisition Proposals; Change in Recommendation”).

At any time prior to obtaining the SFR Shareholder Approval, the SFR Board may terminate the Merger Agreement (pursuant to the terms of the Merger Agreement) in order to enter into an Alternative Acquisition Agreement providing for implementation of a Superior Proposal, and in connection therewith, make an Adverse Recommendation Change (as defined in “The Merger Agreement—Acquisition Proposals; Change in Recommendation”), if the SFR Board has received an unsolicited bona fide Acquisition Proposal (and SFR has not breached its non-solicitation and related obligations under the Merger Agreement) that, in the good faith determination of the SFR Board, after consultation with its outside legal counsel and financial advisors, constitutes, a Superior Proposal. Prior to terminating the Merger Agreement or making an Adverse Recommendation Change, SFR must offer INVH written notice of the Superior Proposal and in good faith negotiate the terms and conditions of the Merger Agreement in response to the applicable circumstances leading to the SFR Board’s intention to make an Adverse Recommendation Change.

Termination of the Merger Agreement (Page 116)

The Merger Agreement may be terminated under certain circumstances, including (i) by either party if the Mergers have not been consummated on or before May 9, 2018 (the “Outside Date”); (ii) by either party upon entry of a final and non-appealable order prohibiting the transaction; (iii) by either party upon a failure of SFR to obtain the SFR Shareholder Approval; (iv) by SFR, prior to obtaining the SFR Shareholder Approval, upon SFR entering into an Alternative Acquisition Agreement with respect to a Superior Proposal and SFR paying its applicable termination fee and expense amount; (v) by INVH upon the SFR Board changing its recommendation with respect to the transaction or SFR entering into an Alternative Acquisition Agreement; (vi) by SFR upon the INVH Board changing its recommendation with respect to the INVH Stock Issuance or INVH entering into an Alternative Acquisition Agreement; (vii) by either party upon an uncured breach by the other party that would reasonably be expected to cause the closing conditions not to be satisfied and that cannot be cured by the Outside Date; (viii) by SFR if INVH breaches its covenant not to solicit Acquisition Proposals in any material respect; or (ix) by INVH if SFR breaches its covenant to hold the SFR special meeting or its covenant not to solicit Acquisition Proposals in any material respects.

For more information regarding termination of the Merger Agreement, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 116.

Termination Fees and Expense Amounts (Page 118)

In connection with the termination of the Merger Agreement under specified circumstances, INVH may be required to pay to SFR a termination fee of $230 million and/or an expense amount equal to $25 million, or SFR may be required to pay to INVH a termination fee of $161 million and/or an expense amount equal to $25 million.

For more information regarding the termination fee and expense amount, see “The Merger Agreement—Termination Fees and Expense Amounts” beginning on page 118.

The Stockholders Agreement (Page 121)

On August 9, 2017, in connection with the Mergers, INVH entered into an Amended and Restated Stockholders Agreement with the INVH Majority Stockholders listed therein (and with Blackstone Real Estate Advisors L.P. (the “Advisor”) for purposes of the standstill provision only) that will be effective upon the closing of the Mergers. The Stockholders Agreement sets forth various arrangements and restrictions with respect to the governance of INVH and certain rights of the INVH Majority Stockholders with respect to the INVH Common Stock.

A brief summary of some of the material provisions of the Stockholders Agreement is included in “Agreements Related to the Mergers—The Stockholders Agreement” beginning on page 121.

Regulatory Approvals Required to Complete the Mergers (Page 91)

INVH and SFR are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the Mergers or the other transactions contemplated by the Merger Agreement.

Material U.S. Federal Income Tax Consequences (Page 125)

Assuming that the Mergers are completed as currently contemplated, INVH and SFR intend for the REIT Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of INVH to complete the REIT Merger that INVH receive the written opinion of Simpson Thacher (or other INVH counsel reasonably satisfactory to SFR), dated as of the closing date, to the effect that the REIT Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the obligation of SFR to complete the REIT Merger that SFR receive the written opinion of Sidley (or other SFR counsel reasonably satisfactory to INVH), dated as of the closing date, to the effect that the REIT Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, on the basis of the opinions described above, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences”) of SFR Common Share will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of SFR Common Shares for shares of INVH Common Stock in the REIT Merger (other than gain or loss with respect to any cash received in lieu of a fractional share of INVH Common Stock).

You should read “Material U.S. Federal Income Tax Consequences” beginning on page 125 for a more complete discussion of the material U.S. federal income tax consequences of the REIT Merger. The tax consequences of the REIT Merger to you will depend on your particular facts and circumstances. You should consult your tax advisor to determine the particular tax consequences of the REIT Merger to you.

Listing of INVH Common Stock and Deregistration of SFR Common Shares (Page 92)

It is a condition to the completion of the Mergers that the INVH Common Stock issuable in connection with the REIT Merger be authorized for listing on the NYSE, subject to official notice of issuance.

After the Mergers are completed, the SFR Common Shares will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Anticipated Accounting Treatment (Page 92)

INVH prepares its financial statements in accordance with GAAP. The REIT Merger will be accounted for as a business combination by applying the acquisition method, with INVH considered as the acquirer for accounting purposes. For more information, see “The Mergers—Anticipated Accounting Treatment” beginning on page 92.

No Appraisal Rights and Dissenters’ Rights (Page 92)

No dissenters’ or appraisal rights will be available with respect to the REIT Merger, the Partnership Merger, the INVH Stock Issuance or any of the other transactions contemplated by the Merger Agreement.

Comparison of Rights of INVH Stockholders and SFR Shareholders (Page 191)

Holders of SFR Common Shares will have different rights following the effective time of the REIT Merger because they will hold INVH Common Stock instead of SFR Common Shares, and there are differences between the governing documents of INVH and SFR. For more information regarding the differences in rights of INVH stockholders and SFR shareholders, see “Comparison of Rights of INVH Stockholders and SFR Shareholders” beginning on page 191.

Summary of Risk Factors Related to the Mergers (Page 28)

You should carefully consider the following important risks, together with all of the other information included in this joint proxy statement/information statement and prospectus and the risks related to the Mergers and the related transactions described under the section “Risk Factors” beginning on page 28:

•	The Mergers are subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the Mergers or adversely impact INVH’s and SFR’s ability to complete the transactions.

•	Failure to consummate the Mergers as currently contemplated or at all could adversely affect the price of INVH Common Stock or SFR Common Shares and the future business and financial results of INVH and SFR.

•	If the Mergers do not occur, SFR may incur payment obligations to INVH.

•	INVH and SFR and, after the Mergers, the Combined Company, are expected to incur substantial expenses related and unrelated to the Mergers.

•	SFR’s trustees and officers have interests in the Mergers that may be different from, or in addition to, those of SFR’s shareholders more generally.

•	The pendency of the Mergers could adversely affect INVH’s and SFR’s business and operations.

•	The Mergers will result in changes to the board of directors and management that may affect the strategy and operations of the Combined Company.

•	The REIT Merger is subject to SFR Shareholder Approval.

•	INVH’s stockholders and SFR’s shareholders will be diluted by the REIT Merger.

•	If the Mergers are not consummated by May 9, 2018, INVH or SFR may terminate the Merger Agreement.

•	The market price of INVH Common Stock may decline as a result of the Mergers and the market price of INVH Common Stock after the consummation of the Mergers may be affected by factors different from those affecting the price of INVH Common Stock or the SFR Common Shares before the Mergers.

•	An adverse judgment in any litigation challenging the Mergers may prevent the Mergers from becoming effective or from becoming effective within the expected timeframe.

•	Following the REIT Merger, the Combined Company may not pay dividends at or above the rate currently paid by INVH or SFR.

•	The Combined Company will have a significant amount of indebtedness and may need to incur more in the future.

•	The Mergers may not be accretive to the Combined Company’s stockholders.

•	The unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/information statement and prospectus may not be representative of the Combined Company’s results after the Mergers, and accordingly, you have limited financial information on which to evaluate the Combined Company following the Mergers.

•	Following the Mergers, the Combined Company may be unable to integrate INVH’s business and SFR’s business successfully and realize the anticipated synergies and other expected benefits of the Mergers on the anticipated timeframe or at all.

•	Because the number of shares of INVH Common Stock exchanged per SFR Common Share is fixed and will not be adjusted in the event of any change in INVH’s stock price or SFR’s share price, the value of the shares of INVH Common Stock issued by INVH and received by SFR’s shareholders may be higher or lower at the Closing than when the Merger Agreement was executed.

•	The Combined Company would succeed to, and may incur, adverse tax consequences if INVH or SFR has failed or fails to qualify as a REIT.

•	REITs are subject to a range of complex organizational and operational requirements.

Summary Selected Historical and Unaudited Pro Forma Financial Information and Data

Summary Selected Historical Financial Information of INVH

The following summary selected historical financial information for each of the years during the three-year period ended December 31, 2016 and the summary selected balance sheet data as of December 31, 2016 and 2015 have been derived from INVH’s audited combined and consolidated financial statements contained in INVH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “INVH 10-K”) attached as Annex D to this joint proxy statement/information statement and prospectus. The summary selected balance sheet data as of December 31, 2014 have been derived from INVH’s audited combined and consolidated financial statements not included in this joint proxy statement/information statement and prospectus or the INVH 10-K.

The following summary selected historical financial information as of June 30, 2017 and for the six months ended June 30, 2017 and 2016 has been derived from INVH’s unaudited interim condensed consolidated financial statements contained in INVH’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 (the “INVH 10-Q”) attached as Annex E to this joint proxy statement/information statement and prospectus.

You should read the summary selected historical financial information presented below together with (1) the audited combined and consolidated financial statements, the unaudited interim condensed consolidated financial statements and the related notes thereto of INVH and (2) the related management’s discussion and analysis of financial condition and results of operations of INVH, in each case contained in the INVH 10-K and the INVH 10-Q attached as Annex D and Annex E, respectively, to this joint proxy statement/information statement and prospectus.

Summary Selected Statement of Operations Data:

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014
($ in thousands)	(unaudited)
Revenue
Rental revenues	$454,600	$433,677	$877,991	$800,210	$631,115
Other property income	26,366	21,321	44,596	35,839	27,607

Total revenues	480,966	454,998	922,587	836,049	658,722

Operating expenses
Property operating and maintenance	181,008	176,248	360,327	347,962	320,658
Property management expense	20,584	14,923	30,493	39,459	62,506
General and administrative	76,692	30,768	69,102	79,428	88,177
Depreciation and amortization	135,092	131,781	267,681	250,239	215,808
Impairment and other	1,910	363	4,207	4,584	3,396

Total operating expenses	415,286	354,083	731,810	721,672	690,545

Operating income (loss)	65,680	100,915	190,777	114,377	(31,823)

Other income (expenses)
Interest expense	(125,930)	(140,800)	(286,048)	(273,736)	(235,812)
Other, net	(1,095)	32	(1,558)	(3,121)	(1,991)

Total other income (expenses)	(127,025)	(140,768)	(287,606)	(276,857)	(237,803)

Loss from continuing operations	(61,345)	(39,853)	(96,829)	(162,480)	(269,626)
Gain (loss) on sale of property, net of tax	24,483	10,212	18,590	2,272	(235)

Net loss	$(36,862)	$(29,641)	$(78,239)	$(160,208)	$(269,861)

Summary Selected Balance Sheet Data:

	As of June 30, 2017	As of December 31,
		2016	2015	2014
($ in thousands)	(unaudited)
Investments in single-family residential properties, net	$8,915,560	$9,002,515	$9,052,701	$8,488,553
Cash and cash equivalents	158,934	198,119	274,818	285,596
Other assets, net	444,832	531,717	469,459	425,504

Total assets	$9,519,326	$9,732,351	$9,796,978	$9,199,653

Total debt, net	$5,645,195	$7,570,279	$7,725,957	$6,564,643
Total liabilities	5,875,355	7,774,928	7,909,947	6,743,052
Total equity	3,643,971	1,957,423	1,887,031	2,456,601

Total liabilities and equity	$9,519,326	$9,732,351	$9,796,978	$9,199,653

Summary Selected Historical Financial Information of SFR

The following summary selected historical financial information for each of the years during the five-year period ended December 31, 2016 and the summary selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2016 have been derived from SFR’s audited consolidated financial statements.

The following summary selected historical financial information as of June 30, 2017 and for the six months ended June 30, 2017 and 2016 have been derived from SFR’s unaudited interim consolidated financial statements contained in SFR’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, which is incorporated by reference into this joint proxy statement/information statement and prospectus.

You should read the summary selected historical financial information presented below together with (1) the audited consolidated financial statements, the unaudited interim consolidated financial statements and the related notes thereto of SFR and (2) the related management’s discussion and analysis of financial condition and results of operations of SFR, in each case contained in SFR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017, which are incorporated by reference into this joint proxy statement/information statement and prospectus. See also “Where You Can Find More Information and Incorporation by Reference” on page 221.

Summary Selected Statement of Operations Data:

	Six Months Ended June 30,		Year Ended December 31,				Period from March 13, 2012 (inception) through December 31, 2012
	2017	2016	2016	2015	2014	2013
($ in thousands)	(unaudited)
Total revenues	$305,414	$282,099	$575,682	$303,736	$209,354	$82,290	$9,931
Total expenses	$313,409	$336,283	$646,660	$361,149	$290,733	$127,597	$24,995
Total other (expense) income	$(4,583)	$(1,385)	$3,016	$(2,208)	$2,679	$(2,267)	$62
Income tax expense (benefit)	$336	$326	$736	$816	$(695)	$681	$—
Net loss from continuing operations	$(12,914)	$(55,895)	$(68,698)	$(60,437)	$(78,005)	$(48,255)	$(15,002)
Net loss	$(13,135)	$(63,712)	$(86,485)	$(62,015)	$(80,940)	$(48,255)	$(15,002)
Net loss attributable to common shareholders	$(12,396)	$(59,874)	$(81,267)	$(38,879)	$(57,615)	$(38,342)	$(10,748)

Summary Selected Balance Sheet Data:

	June 30, 2017	As of December 31,
		2016	2015	2014	2013	2012
($ in thousands)	(unaudited)
Investment in real estate, net(1)	$6,489,547	$5,749,512	$3,273,320	$3,199,552	$2,318,816	$540,561
Total assets	$7,470,958	$6,615,176	$4,278,818	$3,882,597	$2,712,008	$654,654
Total financing arrangements(2)	$3,841,152	$3,798,725	$2,551,184	$1,790,138	$499,998	$—
Total liabilities	$4,028,433	$3,970,183	$2,627,419	$1,866,152	$559,643	$14,823
Total shareholders’ equity	$3,257,000	$2,438,888	$1,074,888	$1,333,487	$1,418,149	$287,085
Total equity	$3,442,525	$2,644,993	$1,651,399	$2,016,445	$2,152,365	$639,831

(1)	Excludes real estate held for sale, net.
(2)	Includes credit facilities, asset-backed securitizations, net, and convertible senior notes, net but excludes financing arrangements included in discontinued operations.

Summary Selected Unaudited Pro Forma Condensed Combined Financial Information

The following table shows summary unaudited pro forma condensed combined financial information about the combined financial condition and operating results of INVH and SFR after giving effect to the Mergers. The unaudited pro forma financial information assumes that the Mergers are accounted for by applying the acquisition method with INVH as the acquiring entity. The unaudited pro forma condensed combined balance sheet data gives effect to the Mergers as if they had occurred as of June 30, 2017. The unaudited pro forma condensed combined statements of operations data gives effect to the Mergers as if they had occurred as of January 1, 2016. The summary unaudited pro forma condensed combined financial information listed below has been derived from and should be read in conjunction with (1) the more detailed unaudited pro forma condensed combined financial statements, including the notes thereto, appearing elsewhere in this joint proxy statement/information statement and prospectus, (2) the historical consolidated financial statements and related notes thereto of INVH contained in the INVH 10-K and the INVH 10-Q attached as Annex D and Annex E, respectively, to this joint proxy statement/information statement and prospectus and (3) the historical consolidated financial statements and related notes thereto of SFR incorporated by reference into this joint proxy statement/information statement and prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 223 and “Where You Can Find More Information and Incorporation by Reference” beginning on page 221.

Pro Forma Condensed Combined Balance Sheet Data

($ in thousands)	INVH Pro Forma as of June 30, 2017
Total assets	$18,540,375
Total liabilities	$10,032,831
Total shareholders’ equity	$8,355,648
Total equity	$8,507,544

Pro Forma Condensed Combined Statements of Operations Data

	INVH Pro Forma
($ in thousands, except per share information)	Six Months Ended June 30, 2017	Year Ended December 31, 2016
Total revenue	$809,632	$1,541,681
Net loss	$(38,268)	$(169,931)
Net loss attributable to common shareholders	$(37,572)	$(166,842)
Net loss per common share:
Basic and diluted	$(0.07)	$(0.32)

Market Price and Dividend Information

The INVH Common Stock is listed on the NYSE, trading under the symbol “INVH.” The SFR Common Shares are listed on the NYSE, trading under the symbol “SFR.” The following table presents trading information for INVH Common Stock and SFR Common Shares on August 9, 2017, the last trading day before public announcement of the Mergers, and September 18, 2017, the latest practicable trading day before the date of this joint proxy statement/information statement and prospectus.

	INVH Common Stock			SFR Common Shares
Date	High	Low	Close	High	Low	Close
August 9, 2017	$21.10	$20.81	$20.99	$33.91	$33.52	$33.62
September 18, 2017	$22.90	$22.62	$22.69	$36.90	$36.50	$36.62

For illustrative purposes, the following table provides SFR equivalent per share information on each of the specified dates. SFR equivalent per share amounts are calculated by multiplying the per share price of each INVH Common Stock by 1.6140, the Exchange Ratio, and rounded up or down to the nearest cent.

	INVH Common Stock			SFR Common Shares
Date	High	Low	Close	High	Low	Close
August 9, 2017	$21.10	$20.81	$20.99	$34.06	$33.59	$33.88
September 18, 2017	$22.90	$22.62	$22.69	$36.96	$36.51	$36.62

The following tables set forth the high and low prices of INVH Common Stock and SFR Common Shares as reported on the NYSE, and the quarterly cash dividends per share, for the calendar quarters indicated.

INVH

	High	Low	Dividend
2017
First Quarter (beginning February 1, 2017)	$22.15	$19.80	—
Second Quarter	$22.43	$21.01	$0.06
Third Quarter (through September 18, 2017)	$23.56	$20.76	$0.08

SFR

	High	Low	Dividend
2017
First Quarter	$34.51	$28.22	$0.22
Second Quarter	$35.76	$33.09	$0.22
Third Quarter (through September 18, 2017)	$37.94	$33.52	—

2016
First Quarter	$25.11	$19.54	$0.22
Second Quarter	$30.54	$24.22	$0.22
Third Quarter	$33.09	$28.64	$0.22
Fourth Quarter	$30.79	$26.74	$0.22

	High	Low	Dividend

2015
First Quarter	$26.89	$23.82	$0.14
Second Quarter	$26.66	$23.41	$0.14
Third Quarter	$26.59	$22.62	$0.19
Fourth Quarter	$25.69	$21.38	$0.19

2014
First Quarter (beginning February 3, 2014)	$31.04	$25.85	—
Second Quarter	$28.81	$25.50	—
Third Quarter	$28.45	$25.18	$0.14
Fourth Quarter	$26.94	$23.92	$0.14

Because the Exchange Ratio will not be adjusted for changes in the market price of either INVH Common Stock or SFR Common Shares, the market value of the shares of INVH Common Stock that holders of SFR Common Shares will have the right to receive on the date the Mergers are completed may vary significantly from the market value of the INVH Common Stock that holders of SFR Common Shares would receive if the Mergers were completed on the date of this joint proxy statement/information statement and prospectus. As a result, SFR shareholders should obtain recent market prices of INVH Common Stock and SFR Common Shares prior to voting their shares. See “Risk Factors—Risks Related to the Mergers” beginning on page 28.

Unaudited Comparative Per Share Information

The following table sets forth for the six months ended June 30, 2017 and for the year ended December 31, 2016, selected per share information for INVH Common Stock on a historical and pro forma combined basis and for SFR Common Shares on a historical and pro forma equivalent basis. Except for the historical net loss per common share and dividends declared per share as of and for the fiscal year ended December 31, 2016, the information in the table is unaudited. You should read the table below together with the historical consolidated financial statements and related notes thereto of INVH contained in the INVH 10-K and the INVH 10-Q attached as Annex D and Annex E, respectively, to this joint proxy statement/information statement and prospectus and the historical consolidated financial statements and related notes thereto of SFR contained in SFR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, which are incorporated by reference into this joint proxy statement/information statement and prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 221.

The INVH pro forma combined amounts were calculated using the methodology as described above under the heading “Summary Selected Unaudited Pro Forma Condensed Combined Financial Information,” and are subject to all the assumptions, adjustments and limitations described thereunder. The unaudited pro forma condensed combined balance sheet data gives effect to the Mergers as if they had occurred as of June 30, 2017. The unaudited pro forma condensed combined statements of operations data gives effect to the Mergers as if they had occurred as of January 1, 2016. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual financial position and operating results would have been had the Mergers occurred as of June 30, 2017 or January 1, 2016, respectively, nor do they purport to represent INVH’s future financial position or operating results.

The SFR pro forma equivalent per common share amounts were calculated by multiplying the INVH pro forma amounts by the Exchange Ratio.

	INVH				SFR
	Historical		Pro Forma Combined Amounts(1)		Historical	Pro Forma Combined Amounts(2)
As of June 30, 2017 (unaudited)
Net book value per common share	$11.74		$16.38		$25.66	$26.44

For the six months ended June 30, 2017 (unaudited)
Net loss per common share—basic and diluted	$(0.06)		$(0.07)		$(0.11)	$(0.11)
Dividends declared per share	$0.06		N/A	(3)	$0.44	N/A	(3)

For the year ended December 31, 2016
Net loss per common share—basic and diluted	N/A	(4)	$(0.32)		$(0.80)	$(0.52)
Dividends declared per share	N/A	(4)	N/A	(3)	$0.88	N/A	(3)

(1)	Represents per share of INVH Common Stock results based on pro forma number of shares outstanding after the REIT Merger of 519,372,360.
(2)	Represents pro forma equivalent per common share amounts calculated by multiplying the INVH pro forma amounts by the Exchange Ratio.
(3)	Pro forma dividends per common shares is not presented as the dividend policy for the Combined Company will be determined by the INVH Board following completion of the Mergers. It is anticipated that the initial per share quarterly dividend will be $0.11.
(4)	INVH completed its initial public offering (the “INVH IPO”) on February 6, 2017. Prior to that time, INVH conducted business through a series of entities which did not have a common capital structure upon which to compute historical earnings per share or upon which dividends were declared. Accordingly, such information is not reported.

RISK FACTORS

In addition to other information included elsewhere in this joint proxy statement/information statement and prospectus and in the annexes to this joint proxy statement/information statement and prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38, you should carefully consider the following risk factors in deciding whether to vote for the REIT Merger Proposal. You should also read and consider the other information in this joint proxy statement/information statement and prospectus and the other documents incorporated by reference into this joint proxy statement/information statement and prospectus. Please also see “Where You Can Find More Information and Incorporation by Reference” on page 221.

Risks Related to the Mergers

The Mergers are subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the Mergers or adversely impact INVH’s and SFR’s ability to complete the transactions.

The completion of the Mergers is subject to the satisfaction or waiver of a number of conditions. In addition, under circumstances specified in the Merger Agreement, INVH or SFR may terminate the Merger Agreement. In particular, completion of the Mergers requires the approval of the REIT Merger Proposal by the SFR common shareholders. While it is currently anticipated that the Mergers will be completed shortly after the SFR special meeting to approve the REIT Merger Proposal, there can be no assurance that the conditions to closing will be satisfied in a timely manner or at all, or that an effect, event, circumstance, occurrence, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, INVH and SFR cannot provide any assurances with respect to the timing of the Closing, whether the Mergers will be completed at all and when the SFR shareholders would receive the consideration for the Mergers, if at all.

Failure to consummate the Mergers as currently contemplated or at all could adversely affect the price of INVH Common Stock or SFR Common Shares and the future business and financial results of INVH and SFR.

Completion of the Mergers is subject to the satisfaction or waiver of a number of conditions, including approval by the SFR shareholders of the REIT Merger Proposal. INVH and SFR cannot guarantee when or if these conditions will be satisfied or that the Mergers will be successfully completed. The consummation of the Mergers may be delayed, the Mergers may be consummated on terms different than those contemplated by the Merger Agreement, or the Mergers may not be consummated at all. If the Mergers are not completed, or are completed on different terms than as contemplated by the Merger Agreement, INVH and SFR could be adversely affected and subject to a variety of risks associated with the failure to complete the Mergers, or to complete the Mergers as contemplated by the Merger Agreement, including the following:

•	the INVH stockholders and the SFR shareholders may be prevented from realizing the anticipated benefits of the Mergers;

•	the market price of INVH Common Stock or SFR Common Shares could decline significantly;

•	reputational harm due to the adverse perception of any failure to successfully complete the Mergers;

•	INVH and SFR being required, under certain circumstances, to pay to the other party a termination fee and/or expense amount; and

•	the attention of INVH’s and SFR’s management and employees may be diverted from their day-to-day business and operational matters, including the pursuit of other opportunities that could be beneficial to INVH and SFR, may be disrupted as a result of efforts relating to attempting to consummate the Mergers.

Any delay in the consummation of the Mergers or any uncertainty about the consummation of the Mergers on terms other than those contemplated by the Merger Agreement, or if the Mergers are not completed, could materially adversely affect the business, financial results and share price of INVH and SFR.

If the Mergers do not occur, SFR may incur payment obligations to INVH.

In connection with the termination of the Merger Agreement under specified circumstances, SFR may be required to pay to INVH a termination fee of $161 million and/or an expense amount equal to $25 million. For more information, see “The Merger Agreement—Termination of the Merger Agreement.” These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of SFR from considering or proposing a competing acquisition, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than that market value proposed to be received or realized in the Mergers, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee or expense amount that may become payable in certain circumstances under the Merger Agreement. Following the execution of the INVH Written Consent on August 10, 2017, the INVH Stockholder Approval was obtained, obviating the requirement to hold an INVH stockholder meeting, and the INVH Board is not able to terminate the Merger Agreement in connection with an alternative transaction that is more favorable to the INVH’s stockholders.

INVH and SFR and, after the Mergers, the Combined Company, are expected to incur substantial expenses related and unrelated to the Mergers.

INVH and SFR have incurred substantial accounting, financial advisory, legal and other costs, and the management teams of INVH and SFR have devoted considerable time and effort in connection with the Mergers. INVH and SFR may incur significant additional costs in connection with the completion of the Mergers or in connection with any delay in completing the Mergers or termination of the Merger Agreement, in addition to the other costs already incurred. If the Mergers are not completed, INVH and SFR will separately bear certain fees and expenses associated with the Mergers without realizing the benefits of the Mergers. In connection with the termination of the Merger Agreement under specified circumstances, SFR may be required to pay to INVH a termination fee of $161 million and/or an expense amount equal to $25 million or INVH may be required to pay to SFR a termination fee of $230 million and/or an expense amount equal to $25 million. For more information, see “The Merger Agreement—Termination of the Merger Agreement.”

If the Mergers are completed, the Combined Company expects to incur substantial expenses in connection with integrating the business, operations, network, systems, technologies, policies and procedures of the two companies. The fees and expenses may be significant and could have an adverse impact on the Combined Company’s results of operations.

Although INVH and SFR have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond the control of either INVH or SFR that could affect the total amount or the timing of the integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the Mergers could, particularly in the near term, exceed the savings that the Combined Company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the Mergers.

SFR’s trustees and officers have interests in the Mergers that may be different from, or in addition to, those of SFR’s shareholders more generally.

When considering the recommendation of the SFR Board with respect to the REIT Merger Proposal and the SFR Compensation Proposal, SFR’s shareholders should be aware that trustees and executive officers of SFR have interests in the Mergers that may be different from, or in addition to, the interests of SFR’s shareholders generally and that may present actual or potential conflicts of interests. See “The Mergers—Interests of SFR’s Trustees and Executive Officers in the Mergers.” These interests may present such executive officers and trustees with actual or potential conflicts of interest. The SFR Board was aware of, and considered the interests of, its trustees and executive officers in reaching its decision to recommend that SFR’s shareholders vote for the REIT Merger Proposal and the SFR Compensation Proposal.

The pendency of the Mergers could adversely affect INVH’s and SFR’s business and operations.

In connection with the pending Mergers, some of INVH’s or SFR’s current or prospective tenants, operators, borrowers, managers or vendors may delay or defer decisions related to their business dealings with INVH and/or SFR, which could negatively impact INVH’s and/or SFR’s revenues, earnings, cash flows and expenses, regardless of whether the Mergers are completed. In addition, under the Merger Agreement, INVH and SFR are each subject to certain restrictions on the conduct of its respective business prior to completing the Mergers. These restrictions may prevent INVH or SFR from pursuing certain strategic transactions, acquiring and disposing assets, undertaking certain capital projects, undertaking certain financing transactions and otherwise pursuing other actions that are not in the ordinary course of business, even if such actions could prove beneficial. These restrictions may impede INVH’s or SFR’s growth which could negatively impact its respective revenue, earnings and cash flows. Additionally, the pendency of the Mergers may make it more difficult for INVH or SFR to effectively retain and incentivize key personnel.

The Mergers will result in changes to the board of directors and management that may affect the strategy and operations of the Combined Company.

Following the consummation of the Mergers, the board of directors of the Combined Company will consist of eleven members, comprised of Bryce Blair, Frederick C. Tuomi, Richard D. Bronson, Michael D. Fascitelli, Jonathan D. Gray, Robert G. Harper, Jeffrey E. Kelter, John B. Rhea, Janice L. Sears, William J. Stein and Barry S. Sternlicht, with Bryce Blair to be appointed Chairman of the Combined Company’s board of directors and Michael D. Fascitelli to be appointed Chairman of the Investment Committee of the Combined Company’s board of directors. Effective as of the closing of the Mergers, the Combined Company’s executive officers are expected to include Frederick C. Tuomi as Chief Executive Officer, Ernest M. Freedman as Chief Financial Officer, Charles D. Young as Chief Operating Officer, Dallas B. Tanner as Chief Investment Officer, Arik Prawer as Chief Integration Officer and Mark A. Solls as Chief Legal Officer. This new composition of the board of directors and management team may affect the Combined Company’s business strategy and operating decisions following the closing of the Mergers. In addition, there can be no assurances that the new board of directors and management team will function effectively as a team and that there will not be any adverse effects on the Combined Company’s business as a result.

The REIT Merger is subject to SFR Shareholder Approval.

The REIT Merger cannot be completed unless SFR’s common shareholders approve the REIT Merger Proposal by the affirmative vote of the holders of a majority of all outstanding SFR Common Shares. If such approval by SFR’s shareholders is not obtained, the REIT Merger cannot be completed. The INVH Stockholder Approval has already been obtained.

INVH’s stockholders and SFR’s shareholders will be diluted by the REIT Merger.

The REIT Merger will dilute the ownership position of INVH’s stockholders and result in SFR’s shareholders having an ownership stake in the Combined Company that is smaller than their current stake in SFR. Following the INVH Stock Issuance, INVH and SFR estimate that INVH’s current stockholders will own approximately 59.1% of outstanding shares of INVH Common Stock, and SFR’s current shareholders will own approximately 40.9% of outstanding shares of INVH Common Stock immediately after the Mergers. Consequently, INVH’s stockholders and SFR’s shareholders, as a general matter, will have less influence over the Combined Company’s management and policies after the effective time of the REIT Merger than they currently exercise over the management and policies of INVH and SFR, respectively.

If the Mergers are not consummated by May 9, 2018, INVH or SFR may terminate the Merger Agreement.

Either INVH or SFR may terminate the Merger Agreement under certain circumstances, including if the Mergers have not been consummated by May 9, 2018. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the Merger Agreement and that failure was the cause of, or resulted in, the failure to consummate the Mergers.

The market price of INVH Common Stock may decline as a result of the Mergers and the market price of INVH Common Stock after the consummation of the Mergers may be affected by factors different from those affecting the price of INVH Common Stock or the SFR Common Shares before the Mergers.

The market price of INVH Common Stock may decline as a result of the Mergers if the Combined Company does not achieve the perceived benefits of the Mergers or the effect of the Mergers on the Combined Company’s financial results is not consistent with the expectations of financial or industry analysts.

In addition, upon completion of the Mergers, INVH’s stockholders and SFR’s shareholders will own interests in the Combined Company operating an expanded business with a different mix of properties, risks and liabilities. INVH’s current stockholders and SFR’s current shareholders may not wish to continue to invest in the Combined Company, or for other reasons may wish to dispose of some or all of their INVH Common Stock. If, following the effective time of the Mergers, large amounts of INVH Common Stock are sold, the price of INVH Common Stock could decline.

Further, the Combined Company’s results of operations, as well as the market price of INVH Common Stock after the Mergers may be affected by factors in addition to those currently affecting INVH’s or SFR’s results of operations and the market prices of INVH Common Stock and the SFR Common Shares, and other differences in assets and capitalization. Accordingly, INVH’s and SFR’s historical market prices and financial results may not be indicative of these matters for the Combined Company after the Mergers.

An adverse judgment in any litigation challenging the Mergers may prevent the Mergers from becoming effective or from becoming effective within the expected timeframe.

It is possible that SFR shareholders and INVH stockholders may file lawsuits challenging the Mergers or the other transactions contemplated by the Merger Agreement, which may name INVH, the INVH Board, SFR and/or the SFR Board as defendants. The outcome of such lawsuits cannot be assured, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Mergers on the agreed-upon terms, such an injunction may delay the consummation of the Mergers in the expected timeframe, or may prevent the Mergers from being consummated altogether. Whether or not any plaintiff’s claim is successful, this type of litigation may result in significant costs and divert management’s attention and resources, which could adversely affect the operation of SFR’s and INVH’s business.

Risks Related to INVH

INVH is, and will continue to be, subject to the risks described in Part I, Item 1A in the INVH 10-K attached as Annex D to this joint proxy statement/information statement and prospectus.

Risks Related to SFR

SFR is, and will continue to be, subject to the risks described in Part I, Item 1A in SFR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in Item 8.01 in SFR’s Current Report on Form 8-K dated June 5, 2017, each as filed with the SEC and incorporated by reference into this joint proxy statement/information statement and prospectus. See “Where You Can Find More Information and Incorporation by Reference.”

Risks Related to the Combined Company Following the Mergers

Following the REIT Merger, the Combined Company may not pay dividends at or above the rate currently paid by INVH or SFR.

Following the REIT Merger, the Combined Company’s stockholders may not receive dividends at the same rate that they did as INVH’s stockholders or SFR’s shareholders prior to the REIT Merger for various reasons, including the following:

•	the Combined Company may not have enough cash to pay such dividends due to changes in its cash requirements, capital spending plans, cash flow or financial position;

•	decisions on whether, when and in what amounts to make any future dividends will remain at all times entirely at the discretion of the Combined Company’s board of directors, which reserves the right to change its dividend practices at any time and for any reason; and

•	the amount of dividends that the Combined Company’s subsidiaries may distribute to the Combined Company may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

The Combined Company’s stockholders will have no contractual or other legal right to dividends that have not been declared by its board of directors.

The Combined Company will have a significant amount of indebtedness and may need to incur more in the future.

The Combined Company will have substantial indebtedness following completion of the Mergers. In addition, in connection with executing its business strategies following the Mergers, the Combined Company expects to evaluate the possibility of acquiring additional properties and making strategic investments, and it may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Company, including:

•	hindering its ability to adjust to changing market, industry or economic conditions;

•	limiting its ability to access the capital markets to raise additional equity or refinance maturing debt on favorable terms or to fund acquisitions or emerging businesses;

•	limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses;

•	making it more vulnerable to economic or industry downturns, including interest rate increases; and

•	placing it at a competitive disadvantage compared to less leveraged competitors.

Moreover, to respond to competitive challenges, the Combined Company may be required to raise substantial additional capital to execute its business strategy. The Combined Company’s ability to arrange additional financing will depend on, among other factors, its financial position and performance, as well as prevailing market conditions and other factors beyond its control. If the Combined Company is able to obtain additional financing, its credit ratings could be further adversely affected, which could further raise its borrowing costs and further limit its future access to capital and its ability to satisfy its obligations under its indebtedness.

The Mergers may not be accretive to the Combined Company’s stockholders.

Because INVH Common Stock will be issued in the Mergers, it is possible that, although INVH and SFR currently expect the Mergers to be accretive to core funds from operations (“Core FFO”) per share and adjusted funds from operations (“AFFO”) per share, the Mergers may be dilutive to Core FFO per share and AFFO per share, if, among other thing, the Combined Company incurs higher than expected expenses in connection with the Mergers or fails to realize the cost savings and other benefits of the Mergers in a timely manner or at all. The failure of the Mergers to be accretive to the Combined Company’s stockholders could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/information statement and prospectus may not be representative of the Combined Company’s results after the Mergers, and accordingly, you have limited financial information on which to evaluate the Combined Company following the Mergers.

The unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/information statement and prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Mergers been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of the Combined Company following the Mergers. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Mergers. The unaudited pro forma condensed combined financial information presented elsewhere in this joint proxy statement/information statement and prospectus is based in part on certain assumptions regarding the Mergers that INVH and SFR believe are reasonable under the circumstances. Neither INVH nor SFR can assure you that the assumptions will prove to be accurate over time.

Following the Mergers, the Combined Company may be unable to integrate INVH’s business and SFR’s business successfully and realize the anticipated synergies and other expected benefits of the Mergers on the anticipated timeframe or at all.

The Mergers involve the combination of two companies that currently operate as independent public companies. The Combined Company expects to benefit from the elimination of duplicative costs associated with supporting a public company platform and the resulting economies of scale. These savings are not expected to be fully realized until full integration, which is not expected to occur until 2019. The Combined Company will be required to devote significant management attention and resources to the integration of INVH’s and SFR’s business practices and operations. The potential difficulties the Combined Company may encounter in the integration process include the following:

•	the inability to successfully combine INVH’s and SFR’s business in a manner that permits the Combined Company to achieve the cost savings anticipated to result from the Mergers, which would result in the anticipated benefits of the Mergers not being realized in the timeframe currently anticipated or at all;

•	the complexities associated with integrating personnel from the two companies;

•	the complexities of combining two companies with different histories, geographic footprints and rental properties;

•	the complexities in combining two companies with separate technology systems;

•	potential unknown liabilities and unforeseen increased expenses, delays or conditions associated with the Mergers;

•	failure to perform by third party service providers who provide key services for the Combined Company; and

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the Mergers and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the Combined Company’s management, the disruption of the Combined Company’s ongoing business or inconsistencies in its operations, services, standards, controls, policies and procedures, any of which could adversely affect the Combined Company’s ability to maintain relationships with operators, vendors and employees, to achieve the anticipated benefits of the Mergers, or could otherwise materially and adversely affect its business and financial results.

Because the number of shares of INVH Common Stock exchanged per SFR Common Share is fixed and will not be adjusted in the event of any change in INVH’s stock price or SFR’s share price, the value of the shares of INVH Common Stock issued by INVH and received by SFR’s shareholders may be higher or lower at the Closing than when the Merger Agreement was executed.

Upon the consummation of the REIT Merger, each SFR Common Share (other than those owned by any wholly-owned subsidiary of SFR, or by INVH, REIT Merger Sub or any subsidiary of INVH, which will be automatically cancelled and retired and cease to exist) will be converted into the right to receive shares of INVH Common Stock based on the Exchange Ratio. The Exchange Ratio is fixed in the Merger Agreement and will not be adjusted for changes in the market price of either INVH Common Stock or SFR Common Shares. Changes in the market price of INVH Common Stock prior to the REIT Merger will affect the market value of the consideration that SFR’s shareholders will receive on the closing date of the Mergers. Stock price changes may result from a variety of factors (many of which are beyond the control of either INVH or SFR), including the following factors:

•	market reaction to the announcement of the Mergers;

•	changes in INVH’s or SFR’s respective businesses, operations, assets, liabilities and prospects;

•	changes in market assessments of the business, operations, financial position and prospects of either INVH or SFR or the Combined Company;

•	market assessments of the likelihood that the Mergers will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the market prices of INVH Common Stock and the SFR Common Shares;

•	the actual or perceived impact of U.S. monetary policy;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which INVH and SFR operate; and

•	other factors beyond the control of either INVH or SFR, including those described or referred to elsewhere in this “Risk Factors” section.

The market price of INVH Common Stock at the closing of the REIT Merger may vary from its price on the date the Merger Agreement was executed, on the date of this joint proxy statement/information statement and prospectus and on the date of SFR’s special meeting. As a result, the market value of the consideration for the REIT Merger represented by the Exchange Ratio also will vary.

Therefore, while the number of shares of INVH Common Stock to be issued per SFR Common Share is fixed, (i) INVH’s stockholders cannot be sure of the market value of the consideration that will be paid to SFR’s shareholders upon completion of the Mergers and (ii) SFR’s shareholders cannot be sure of the market value of the consideration they will receive upon completion of the Mergers. Neither INVH nor SFR has the right to terminate the Merger Agreement based on an increase or decrease in the market price of INVH Common Stock or SFR Common Shares.

The Combined Company faces other risks.

The foregoing risks are not exhaustive, and you should be aware that, following the Mergers, the Combined Company will face various other risks, including those discussed in reports filed by the Combined Company with the SEC. See “Where You Can Find More Information and Incorporation by Reference.”

Risks Related to Taxes and the Mergers

The Combined Company would succeed to, and may incur, adverse tax consequences if INVH or SFR has failed or fails to qualify as a REIT.

Each of INVH and SFR believes that it has been organized and has operated in a manner that enables it to qualify as a REIT and each company intends to operate so as to qualify as a REIT through the closing date, and in the case of INVH, following the closing date of the Mergers. If either INVH or SFR has failed or fails to qualify as a REIT and the Mergers are completed, the Combined Company generally would succeed to and may incur significant tax liabilities, and the Combined Company could possibly fail to qualify as a REIT.

REITs are subject to a range of complex organizational and operational requirements.

Qualification as a REIT requires each company to satisfy numerous technical and highly complex requirements established under the Code, for which in many cases there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within each company’s control. The complexity of these provisions and of applicable regulations promulgated under the Code (which we refer to as the “Treasury regulations”) is greater in the case of REITs that, like INVH and SFR, intend to hold their assets through partnerships. In order to qualify as a REIT, each of INVH and SFR must satisfy a number of requirements regarding the composition of the assets and the sources of its gross income. The ability to satisfy the asset tests depends on each company’s analysis of the characterization and fair market value of its assets, some of which are not susceptible to precise determination, and for which it will not obtain independent valuations. Also, each of INVH and SFR must make distributions to its shareholders and stockholders, as applicable, aggregating annually at least 90% of its net taxable income (which does not equal net income, as calculated in accordance with GAAP), without regard to the deduction for dividends paid and excluding net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect, possibly retroactively, INVH’s and SFR’s ability to qualify as REITs.

For any taxable year that INVH or SFR fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders or shareholders, as applicable, in computing taxable income and thus would become subject to U.S. federal and state income tax as if it were a regular taxable corporation. In such an event, INVH or SFR, as the case may be, could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, INVH or SFR, as the case may be, would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification. If INVH or SFR failed to qualify as a REIT, the market price of the shares of common stock of the Combined Company may decline and the Combined Company may need to reduce substantially the amount of distributions to its stockholders because of its increased tax liability.

Other Risks

Certain Homes of INVH and SFR Have Been or May Be Adversely Affected by Hurricane Harvey and Hurricane Irma.

Hurricane Harvey made landfall along the coast of Texas on August 25, 2017. Based on SFR’s preliminary assessments of its properties in the Houston, Texas area impacted by Hurricane Harvey, SFR believes that approximately 135 homes, or approximately 0.4% of SFR’s overall portfolio as of June 30, 2017, incurred major flooding, while an additional approximately 625 properties, or approximately 1.8% of SFR’s overall portfolio as of June 30, 2017, incurred some damage related to roofs or water intrusion, with the majority being minor in nature. Although SFR estimates the total cost of repair for homes damaged by Hurricane Harvey to be less than $10 million, SFR cannot assure you that any property damage or any loss of revenue or value experienced by homes affected by Hurricane Harvey will not be materially higher than this estimate. SFR carries insurance for wind damage, flood damage and business interruption, which are subject to deductibles and limits. SFR cannot assure you that insurance will be sufficient to fully compensate for any property damage or any loss of revenue or value experienced by homes affected by Hurricane Harvey. None of INVH’s homes are located in Texas.

Hurricane Irma made landfall in Southern Florida on September 10, 2017, traveled through Florida and was downgraded to a tropical storm before entering Georgia. As of the date of this joint proxy statement/information statement and prospectus, INVH and SFR are aware that a number of their respective homes in Florida and Georgia have experienced varying degrees of damage, with most of the damage reported to date consisting of landscaping, fencing and roofing. At this time, complete estimates of the amount of the damages to these homes or the time required for repairs are not available. INVH and SFR carry insurance for wind damage, flood damage and business interruption, which are subject to deductibles and limits. INVH and SFR cannot assure you that insurance will be sufficient to fully compensate for any property damage or any loss of revenue or value experienced by homes affected by Hurricane Irma.

Continued rain and flooding in the wake of Hurricane Harvey and Hurricane Irma may result in new or further damage to INVH’s and/or SFR’s homes or damage to additional homes located outside such areas of impact. Certain homes, including homes that have not experienced property damage, may also be adversely affected by Hurricane Harvey and/or Hurricane Irma due to their other effects, such as power, telephone and other utility service outages, and scarcity of building materials and labor resources, which could adversely affect residents and increase costs to INVH and SFR related to repairs and maintenance. To the extent residents evacuated any of the affected homes and delay returning to such homes, such homes may be at higher risk for being vandalized in the aftermath of Hurricane Harvey and Hurricane Irma or the conditions of such homes may further deteriorate. Additionally, travel to the region could decline due to Hurricane Harvey and Hurricane Irma, which could adversely affect the local economy. Further, Hurricane Harvey and Hurricane Irma could adversely affect the growth of the rental market in the areas of impact and drive down rents and demand for rental housing as well as property values in such areas.

SEC Investigation “In the Matter of Certain Single Family Rental Securitizations”

Radian Group Inc. (“Radian”), the indirect parent company of Green River Capital LLC (“GRC”), which is a service provider that provides certain broker price opinions (“BPO”) to INVH and SFR, disclosed in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 that GRC had received a letter in March 2017 from the staff of the SEC stating that it is conducting an investigation captioned “In the Matter of Certain Single Family Rental Securitizations” and requesting information from market participants. Radian disclosed that the letter asked GRC to provide information regarding BPOs that GRC provided on properties included in single family rental securitization transactions (“Securitizations”).

In September 2017, INVH and SFR each received a letter from the staff of the SEC stating that it is conducting an investigation captioned “In the Matter of Certain Single Family Rental Securitizations.” Each letter enclosed a subpoena that requests the production of certain documents and communications related to Securitizations of INVH and SFR (and their predecessors), respectively, including, without limitation: transaction documents and offering materials; agreements with providers of BPOs and/or due diligence services for Securitizations; identification of employees primarily responsible for handling BPOs; documents provided to rating agencies or third-party BPO providers regarding capital expenditures and/or renovation costs for properties underlying Securitizations; communications with certain transaction parties regarding BPOs in Securitizations; and documents regarding BPO orders and documents and communications with BPO providers regarding requests that a BPO be reviewed, re-done, analyzed, modified, corrected and/or adjusted. INVH and SFR intend to cooperate with the SEC. INVH and SFR understand that other transaction parties in Securitizations have received requests in this matter.

To the extent that an investigation results in allegations or a determination that INVH and/or SFR failed to comply with applicable laws or regulations (including without limitation, the securities laws and their disclosure requirements), this could lead to: regulatory enforcement actions or other litigation; civil or criminal liability for such party; the imposition of fines, penalties or damages on such party; impairment of such party’s ability to raise capital; and losses on, or decreases in market value of, such party’s shares and securities issued in Securitizations sponsored by such party (and its predecessors). These occurrences could materially and adversely affect such party’s business, reputation, financial condition, liquidity and results of operations and could also materially and adversely affect such party’s ability to make payments, including payments at maturity, under the loans relating to its Securitizations. Additionally, if the SEC determines that the BPO values used by such party were flawed, losses on, or a decrease in market value of, such party’s shares and securities issued in Securitizations sponsored by such party (and its predecessors) could occur.

BPOs are inherently subjective, and variances may occur between valuations of a property for a variety of reasons, including, without limitation: BPO providers are not licensed appraisers, perform less formal evaluations of properties than full appraisals and do not perform physical inspections or evaluate the condition of the interiors or other factors not easily viewed from outside of the properties; differences in the point in time at which an agent examined properties; inherent limitations in the methodologies for estimating property values through the use of BPOs; and differences in the application of methodologies by agents (including selection of different comparable sales properties).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/information statement and prospectus and the annexes to this joint proxy statement/information statement and prospectus contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act.

These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “likely,” or other words, phrases or expressions of similar import, or the negative or other words or expressions of similar meaning, and statements regarding the anticipated consequences and benefits of the Mergers or the other transactions contemplated by the Merger Agreement or the future financial condition, results of operations and business of INVH, SFR or the Combined Company. Without limiting the generality of the preceding sentence, certain information contained in the sections “The Mergers—Background of the Mergers,” “The Mergers—The INVH Board’s Reasons for the Mergers,” “The Mergers—Recommendation of the SFR Board and Its Reasons for the Mergers,” “The Mergers—Certain INVH Unaudited Prospective Financial Information,” and “The Mergers—Certain SFR Unaudited Prospective Financial Information” constitute forward-looking statements.

The management of each of INVH and SFR bases these forward-looking statements on particular assumptions that they have made in light of their industry experience, as well as their perception of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of INVH’s and SFR’s respective management and involve a number of known and unknown risks, uncertainties and other factors, many of which are difficult to predict or beyond INVH’s and SFR’s control, which may cause actual results, performance, or achievements of INVH, SFR or the Combined Company to be materially different from those expressed or implied by the forward-looking statements. In addition to other factors and matters contained in this joint proxy statement/information statement and prospectus, including those disclosed under “Risk Factors” beginning on page 28, these forward-looking statements are subject to risks, uncertainties and other factors, including, among others:

•	the ability of SFR to obtain the required shareholder approval to consummate the REIT Merger;

•	the satisfaction or waiver of other conditions in the Merger Agreement;

•	the risk that the Mergers or the other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and that a termination under certain circumstances could require INVH to pay SFR or SFR to pay INVH a termination fee and/or expense amount, as described under “The Merger Agreement—Termination Fees and Expense Amounts” beginning on page 118;

•	the ability of INVH to effectively acquire and dispose of properties, including properties to be acquired in the SFR;

•	the risk that the pendency of the Mergers could adversely affect INVH’s and SFR’s business and operations;

•	the ability of the Combined Company to successfully integrate INVH’s business and SFR’s business and realize the anticipated synergies and other expected benefits of the Mergers on the anticipated timeframe or at all;

•	the outcome of current and future litigation, including any legal proceedings that may be instituted against INVH, SFR or others related to the Merger Agreement;

•	volatility in the real estate industry, interest rates and spreads, the debt or equity markets, the economy generally or the rental property market specifically, whether the result of market events or otherwise;

•	risks inherent to the single-family rental industry sector and INVH’s or SFR’s business model, including declines in the value of single-family residential properties, and macroeconomic shifts in demand for rental properties;

•	events or circumstances that undermine confidence in the financial markets or otherwise have a broad impact on financial markets, such as the sudden instability or collapse of large financial institutions or other significant corporations, terrorist attacks, natural or man-made disasters, or threatened or actual armed conflicts;

•	risks related to indebtedness, including unanticipated increases in financing and other costs and concentration of credit risks;

•	the availability, terms and ability to effectively deploy short-term and long-term capital;

•	changes in business and growth strategies;

•	the dependence on third parties for key services and the ability to hire and retain highly skilled managerial, investment, financial and operational personnel;

•	competition in identifying and acquiring rental properties and in the leasing market for qualify residents;

•	the availability of attractive investment opportunities in properties that satisfy investment objective and business and growth strategies;

•	risks related to evaluation of properties;

•	performance of information technology systems;

•	the ability to convert any acquired properties into rental properties generating attractive returns and to effectively control the timing and costs relating to the renovation and operation of the properties;

•	the ability to lease or re-lease rental properties to qualified residents on attractive terms or at all;

•	the failure of residents to pay rent when due or otherwise perform their lease obligations;

•	the ability to effectively manage portfolio of rental properties;

•	the rates of default or decreased recovery rates on target assets;

•	the adequacy of cash reserves and working capital;

•	the timing of cash flows, if any, from investments;

•	financial and operating covenants contained in credit facilities and securitizations that could restrict the business and investment activities;

•	effects of derivative and hedging transactions;

•	the ability to maintain effective internal controls as required by the Sarbanes-Oxley Act of 2002 and to comply with other public company regulatory requirements;

•	the ability to maintain exemption from registration as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

•	actions and initiatives of the U.S., state and municipal governments and changes to governments’ policies that impact the economy generally and, more specifically, the housing and rental markets;

•	changes in governmental regulations, tax laws (including changes to laws governing the taxation of REITs) and rates, and similar matters and increases in homeowners’ association and insurance costs;

•	limitations imposed on INVH’s or SFR’s (or the Combined Company’s) business and INVH’s or SFR’s (or the Combined Company’s) ability to satisfy complex rules in order for INVH or SFR (or the Combined Company) and, if applicable, certain of INVH’s or SFR’s (or the Combined Company’s) subsidiaries to qualify as a REIT for U.S. federal income tax purposes and the ability of certain of INVH’s or SFR’s (or the Combined Company’s) subsidiaries to qualify as taxable REIT subsidiaries (“TRSs”) for U.S. federal income tax purposes, and INVH’s or SFR’s (or the Combined Company’s) ability and the ability of INVH’s or SFR’s (or the Combined Company’s) subsidiaries to operate effectively within the limitations imposed by these rules;

•	estimates relating to the ability to pay dividends to stockholders in the future;

•	regulatory proceedings or inquiries; and

•	other risks detailed in filings made by INVH and SFR with the SEC, including (i) SFR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference into this joint proxy statement/information statement and prospectus, (ii) SFR’s Current Report on Form 8-K filed by SFR with the SEC on June 5, 2017, which is incorporated by reference into this joint proxy statement/information statement and prospectus, and (iii) the INVH 10-K, which is attached as Annex D to this joint proxy statement/information statement and prospectus. See also “Where You Can Find More Information and Incorporation by Reference” on page 221 of this joint proxy statement/information statement and prospectus.

Although INVH and SFR believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this joint proxy statement/information statement and prospectus will prove to be accurate. As you read and consider the information in this joint proxy statement/information statement and prospectus, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date of this joint proxy statement/information statement and prospectus, in the case of forward-looking statements contained in this joint proxy statement/information statement and prospectus, or the dates of the documents incorporated by reference or attached as annexes to this joint proxy statement/information statement and prospectus, in the case of forward-looking statements made in those documents. Neither INVH nor SFR undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law.

In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by INVH, SFR or any other person that the results or conditions described in such statements or the objectives and plans of INVH or SFR will be achieved.

All forward-looking statements, expressed or implied, included in this joint proxy statement/information statement and prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that INVH, SFR or persons acting on their behalf may issue.

THE MERGERS

The following is a summary of the material terms of the Mergers. This summary does not purport to be complete and may not contain all of the information about the REIT Merger that is important to you. The summary of the material terms of the Mergers below and elsewhere in this joint proxy statement/information statement and prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this joint proxy statement/information statement and prospectus as Annex A and is incorporated by reference into this joint proxy statement/information statement and prospectus. You are urged to read this joint proxy statement/information statement and prospectus, including the Merger Agreement, carefully and in its entirety for a more complete understanding of the Mergers.

General

Subject to the terms and conditions of the Merger Agreement, the REIT Merger will be consummated whereby SFR will merge with and into REIT Merger Sub, with REIT Merger Sub surviving as a wholly-owned subsidiary of INVH. The Merger Agreement also provides for the Partnership Merger in which, as promptly as practicable following the REIT Merger, SFR LP will merge with and into INVH LP, with INVH LP surviving as a subsidiary of INVH. SFR shareholders will receive the merger consideration described below under “The Merger Agreement—Merger Consideration and Exchange Ratio” beginning on page 94.

Background of the Mergers

SFR and INVH and their respective predecessors were formed to pursue a business strategy of acquiring, renovating, leasing and managing single-family residential homes in select markets throughout the United States. INVH was formed by affiliates of Blackstone. SFR and its predecessors, Starwood Waypoint Residential Trust (“SWAY”) and Colony American Homes, Inc. (“CAH”), were formed respectively by affiliates of Starwood Capital Group Global, L.P. (“Starwood Capital”) and Colony Capital, Inc., which is now known as Colony Northstar, Inc.

The SFR Board and SFR management have regularly reviewed and evaluated a variety of potential strategic opportunities to maximize shareholder value. SFR has built its portfolio of homes through a variety of channels, including acquisitions of homes individually or in bulk, as well as strategic transactions involving the acquisition of larger portfolios of homes. In particular, the merger of CAH and SWAY (the “Colony Starwood merger”), which closed in January 2016, resulted in SFR owning a portfolio of over 30,000 single-family rental homes. That transaction allowed the combined company to achieve over $50 million of cost savings on an annual basis, including by utilizing one platform to serve a larger portfolio. More recently, in June 2017, SFR increased the size and density of its portfolio through the acquisition of a portfolio of 3,106 single-family rental homes from GI/Waypoint Venture LLC. As of June 30, 2017, SFR had built a home portfolio that included 33,571 rental homes in over 14 markets.

Similarly, the INVH Board and INVH management have regularly reviewed and evaluated a variety of potential strategic opportunities, including possible acquisitions and divestitures of non-strategic assets, with the goal of maximizing stockholder value. Since the formation of its predecessor in 2012, INVH has grown primarily through single-asset acquisitions, having acquired more than 90% of the 47,725 homes owned by INVH as of June 30, 2017 through single-asset acquisitions.

On February 6, 2017, INVH completed an initial public offering of INVH Common Stock. As a result of the offering, Blackstone’s ownership was diluted from nearly 100% of INVH’s predecessor to approximately 70.6% of the outstanding shares of INVH Common Stock.

As they have been engaged in the single-family rental business in many of the same markets, INVH and SFR have been familiar with each other’s management teams and general business strategies. Moreover, CAH and the predecessor of INVH had explored a business combination in early 2015, before the Colony Starwood merger. CAH and the predecessor of INVH had entered into a non-disclosure agreement and had conducted preliminary due diligence on each other, but the transaction did not progress beyond a preliminary stage. Following those discussions Mr. John B. Bartling Jr., Chief Executive Officer of INVH, and Mr. Frederick C. Tuomi, Chief Executive Officer of SFR and formerly Co-President and Chief Operating Officer of CAH, have, from time to time, discussed the strategic logic of a possible business combination involving INVH and SFR. In addition, from time to time after the time of the Colony Starwood merger, the SFR Board also discussed the strategic logic of a potential business combination involving INVH and SFR.

In March 2017, Mr. Barry S. Sternlicht, then Co-Chairman of the SFR Board and President and Chief Executive Officer of Starwood Capital, called Mr. Jonathan D. Gray, a member of the INVH Board and the Global Head of Real Estate at Blackstone, to, among other things, determine if SFR and INVH should explore a possible strategic combination. The conversation was high-level and no specific transaction terms were discussed. Mr. Gray indicated he would discuss exploring a possible strategic combination with other members of the INVH Board, and he subsequently informed other INVH Board members of his conversation with Mr. Sternlicht. Management of INVH and members of the INVH Board discussed Mr. Sternlicht’s inquiry with representatives of Deutsche Bank, which had served as a lead underwriter in INVH’s recent initial public offering and as a lender in various financing transactions for INVH.

On April 11, 2017, Mr. Gray called Mr. Sternlicht to respond to Mr. Sternlicht’s inquiry regarding the exploration of a potential strategic transaction. To help determine whether the parties should pursue a strategic transaction, they discussed having the management teams of the two companies meet to better understand the other company’s portfolio and operations. No specific transaction terms were discussed.

On May 3, 2017, at a meeting of the SFR Board, the directors met in executive session with Mr. Tuomi present and without other members of management present. The SFR Board had a discussion regarding the state of the industry and whether to engage in discussions with INVH or other industry participants regarding a potential strategic combination. The SFR Board discussed the advantages and disadvantages of a potential strategic combination, including market overlap between INVH and SFR, the potential scale and density that such market overlap could create to optimize operations and reduce operating costs and the potential cost synergies from a potential strategic combination. The SFR Board authorized Mr. Sternlicht and SFR management to have discussions with INVH. Mr. Sternlicht was to keep the SFR Board updated as to the status of discussions, which he indicated he would do.

On May 17, 2017, at the conclusion of a meeting of the INVH Board, the directors met in executive session with Mr. Bartling initially present and without other members of management present. Mr. Gray described his discussions with Mr. Sternlicht and Mr. Bartling described his discussions with Mr. Tuomi. The INVH Board discussed advantages and disadvantages of a potential strategic combination and authorized INVH management to meet with SFR management. It also decided that Mr. Gray should continue to explore preliminary discussions with Mr. Sternlicht and should keep Mr. Bryce Blair, Executive Chairman and non-employee member of the INVH Board, updated as to the status of discussions. Mr. Gray indicated that he would do so.

On June 8, 2017, Mr. Thomas M. Bowers, a member of the SFR Board and Chief Operating Officer of Starwood Capital, Mr. Tuomi, Mr. Gray, Mr. Robert G. Harper, a member of the INVH Board and a Senior Managing Director in Blackstone’s Real Estate Group, Mr. William J. Stein, a member of the INVH Board and a Senior Managing Director in Blackstone’s Real Estate Group, Mr. Bartling, and other members of SFR and INVH management met to better understand the other company’s portfolio and operations. The meeting was scheduled to coincide with the NAREIT conference in New York, which was being attended by management of both companies.

On June 9, 2017, Mr. Sternlicht called Mr. Gray and expressed SFR’s interest in exploring a strategic transaction with INVH. Mr. Sternlicht noted the strategic rationale for the combination, including the potential for synergies. Mr. Sternlicht suggested the possibility of a merger-of-equals transaction between INVH and SFR in which SFR shareholders would receive a premium for their shares. Although Mr. Gray acknowledged the potential benefits of a transaction for both sets of shareholders, he stated that he did not believe the INVH Board would be interested in pursuing a transaction in which INVH would pay a premium. Mr. Sternlicht indicated he would get back to Mr. Gray.

On June 11, 2017, following up on the June 9 call, Mr. Sternlicht again stated to Mr. Gray that the SFR shareholders should receive a premium. Mr. Gray reiterated that INVH was not interested in paying a premium for SFR and would not pursue a transaction on that basis. Messrs. Gray and Sternlicht also discussed that, if the parties were to pursue a transaction, the parties should identify the best members of the respective management teams of each party to lead the management of the Combined Company and should select the location of the headquarters that would maximize shareholder value.

On July 7, 2017, Mr. Sternlicht called Mr. Gray and stated that SFR remained interested in exploring a transaction and asked whether INVH would reconsider paying a premium. Mr. Gray reiterated that INVH would not pay a premium, and Mr. Sternlicht indicated to Mr. Gray that he would discuss INVH’s position with the SFR Board and would get back to Mr. Gray.

On July 13, 2017, Mr. Sternlicht called Mr. Gray to convey that SFR would consider engaging in discussions of a merger-of-equals transaction on a no premium basis and that he would discuss proceeding on that basis with the SFR Board at its upcoming meeting. They also discussed that Mr. Blair and Mr. Jeffrey E. Kelter, an independent trustee on the SFR Board, could be the lead negotiators for INVH and SFR, respectively, if the boards of each company decided to proceed with a transaction.

On July 14, 2017, the INVH Board met, along with members of INVH’s management and representatives of Simpson Thacher, regular outside counsel to INVH. At the meeting, members of INVH’s management discussed INVH’s financial performance for the second quarter of 2017. Mr. Blair reported to the INVH Board on the discussions with SFR regarding a possible merger-of-equals transaction. Mr. Gray described his discussions with Mr. Sternlicht. The INVH Board discussed the merits of exploring a potential strategic combination, including the similarities between the two companies, the scale of the combined company and the potential for synergies. Assuming a transaction at a market exchange ratio on that date, it was noted that INVH’s stockholders would own approximately 59% of the Combined Company and that the ownership in INVH of the Blackstone affiliates that hold INVH Common Stock (the “Blackstone Stockholders”) would be diluted to approximately 41% from approximately 71%. The INVH Board discussed the importance of moving expeditiously to minimize the potential for a leak and management distraction that a prolonged process could create. To address this, Mr. Blair explained that the parties had discussed a target announcement date of mid-August to coincide with the time each company had planned to announce second quarter earnings. To facilitate the negotiations, the INVH Board decided that four non-management members of the INVH Board would serve as an informal working group (the “INVH Board Working Group”) that would assist more directly in the negotiations with SFR and would update the full INVH Board as the discussions progressed. The INVH Board Working Group consisted of Mr. Blair, Mr. John B. Rhea, an independent member of the INVH Board, and two members of the INVH Board who were Blackstone employees, Mr. Harper and Mr. Stein. As discussed between Messrs. Gray and Sternlicht, Mr. Blair would be the lead negotiator for INVH, interacting with SFR’s lead negotiator. The INVH Board also discussed working with Deutsche Bank as a financial advisor in connection with the transaction given Deutsche Bank’s familiarity with INVH through its engagement as a lead underwriter in INVH’s recent initial public offering and its role as a lender in various financing transactions for INVH, as well as its experience and reputation in mergers and acquisitions and the REIT industry generally and the single-family home rental industry specifically. After discussion, the INVH Board decided to pursue discussions with SFR regarding a potential merger-of-equals transaction and directed Mr. Mark A. Solls, Executive Vice President and Chief Legal Officer of INVH, with the assistance of Simpson Thacher, to send SFR a non-disclosure agreement. The INVH Board continued to meet in executive session, without members of management present, to discuss potential social issues relating to a transaction, including that a group of non-employee members of the two boards should meet with members of senior management of each company to identify the best members of the respective management teams to serve as senior management for the Combined Company.

On July 14, 2017, the SFR Board met, along with members of SFR’s management. At the meeting, members of SFR’s management discussed SFR’s financial performance for the second quarter of 2017. Mr. Sternlicht reported to the SFR Board on the discussions with INVH regarding a possible merger-of-equals transaction. Mr. Sternlicht described Mr. Gray’s repeated assertions that INVH would not be interested in a transaction in which the SFR shareholders received a premium. The SFR Board discussed the merits of exploring a potential strategic combination, including the similarities between the two companies, the scale of the combined company and the potential for synergies. The SFR Board discussed that synergies would likely create value for SFR shareholders even if they did not receive a premium in the proposed transaction. To facilitate the negotiations, the SFR Board decided that four non-management members of the SFR Board would serve as the SFR Transaction Committee that would assist more directly in the negotiations with INVH and would update the full SFR Board as the discussions progressed. The SFR Transaction Committee consisted of Mr. Kelter, Mr. Bowers, Mr. Richard D. Bronson, an independent member of the SFR Board, and Mr. Michael D. Fascitelli, an independent member of the SFR Board and Chairman of the SFR Board’s Compensation Committee. The SFR Board appointed Mr. Kelter as the Chairman of the SFR Transaction Committee. The SFR Board also discussed working with Morgan Stanley & Co. LLC (“Morgan Stanley”) as a financial advisor in connection with the transaction given Morgan Stanley’s familiarity with SFR through its involvement in various financing transactions for SFR, its role as financial advisor to CAH in connection with the Colony Starwood merger, as well as its experience and reputation in the REIT industry generally and the single-family home rental industry specifically. After discussion, the SFR Board decided to pursue discussions with INVH regarding a potential merger-of-equals transaction, including discussions of a potential at-market deal.

Over the next several days, Messrs. Blair and Kelter discussed the scope and timing of management meetings and due diligence sessions that would be attended by managements of both companies and the INVH Board Working Group and the SFR Transaction Committee. They discussed that, as the process progressed, members of the INVH Board Working Group would meet with members of SFR management and members of the SFR Transaction Committee would meet separately with members of INVH management. On July 14, 2017, Mr. Solls sent a draft mutual non-disclosure agreement to Mr. Ryan A. Berry, Executive Vice President, General Counsel and Corporate Secretary of SFR. Following negotiation of the agreement with the assistance of their respective outside counsel, on July 16, 2017, INVH and SFR entered into a non-disclosure agreement that included mutual standstill and confidentiality restrictions. Thereafter, SFR and INVH began providing the other party and its advisors with access to non-public information with respect to financial, property, legal, tax and accounting due diligence information.

On July 17 and July 18, 2017, Messrs. Blair and Harper met with members of SFR management to discuss SFR’s operations and management team and on July 19, 2017, Mr. Bowers met with members of INVH management to discuss INVH’s operations and management team. Thereafter, there were numerous discussions between members of the SFR Transaction Committee and members of INVH management and between members of the INVH Board Working Group and members of SFR management.

On July 20, 2017, the SFR Transaction Committee, the INVH Board Working Group, members of INVH and SFR management and representatives of Deutsche Bank and Morgan Stanley met for an initial reciprocal due diligence session.

On July 21, 2017, SFR and INVH each opened its electronic data room to facilitate the other party’s due diligence review. The parties, with the assistance of their respective advisors, engaged in due diligence on each other through the execution of the Merger Agreement on August 9, 2017.

On July 25, 2017, the INVH Board met, along with members of management and representatives of Simpson Thacher and Venable LLP, INVH’s Maryland counsel (“Venable”), to discuss the potential transaction with SFR. A representative of Venable reviewed for the INVH Board members their duties as directors in connection with a potential transaction. Mr. Solls noted that, in connection with the discussions regarding the composition of the post-closing board, SFR may request changes to the terms of INVH’s existing stockholders agreement with the Blackstone Stockholders, which includes rights to representation on the INVH Board. Although it was likely that any changes resulting from negotiations with SFR would result in a diminution in the existing rights of the Blackstone Stockholders, any changes would need to be reviewed and approved by INVH’s Audit Committee or another body of disinterested directors under INVH’s Policy Regarding Transactions with Related Persons. Mr. Rhea and Ms. Janice Sears, two of the three members of the INVH Audit Committee, each were determined not to have a material relationship with Blackstone and to be disinterested for purposes of evaluating any changes to Blackstone Stockholders’ arrangements. Mr. John Schreiber, the third member of the INVH Audit Committee, had stated that in light of his historic relationship with Blackstone, he would recuse himself from these evaluations. Mr. Rhea informed the INVH Board that the INVH Audit Committee anticipated retaining Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) to assist in connection with these matters. The INVH Audit Committee subsequently determined to form a subcommittee comprised of Mr. Rhea and Ms. Sears (the “INVH Audit Subcommittee”) to review and approve any changes to the Blackstone Stockholders’ arrangements with INVH.

Following discussion, representatives of Deutsche Bank joined the meeting. Mr. Blair provided an update since the last INVH Board meeting. A representative of Deutsche Bank reviewed with the INVH Board information regarding its relationships with SFR, Starwood Capital, INVH, Blackstone and certain of their respective affiliates, which the INVH Board took into account in proceeding with Deutsche Bank’s engagement. Representatives of Deutsche Bank then reviewed with the INVH Board preliminary financial analyses with respect to a potential transaction. The INVH Board, together with members of management and the representatives of Deutsche Bank, discussed the potential benefits of the transaction, including the enhanced scale of the Combined Company, the attractive market mix for the Combined Company, the potential for synergies and the fact that the transaction was anticipated to be accretive for INVH’s stockholders, as well as the risks of achieving these benefits. The INVH Board expressed its belief that there was no other party that would be a better strategic fit for INVH than SFR. The INVH Board also discussed a draft term sheet that had been prepared by the INVH Board Working Group and members of INVH’s management, with the assistance of Simpson Thacher. A representative of Simpson Thacher reviewed the term sheet with the INVH Board. The term sheet contemplated that INVH would issue shares of common stock to the SFR shareholders at a fixed exchange ratio, and that the exchange ratio would be determined prior to signing based on the volume weighted average trading prices of INVH and SFR during the three-month period ending on the second trading day prior to announcement of a transaction. Closing conditions would include approval by SFR’s shareholders of the REIT Merger and approval by INVH’s stockholders of the INVH Stock Issuance. Each party would be prohibited from soliciting alternative proposals, subject to customary exceptions, but each party would have the right to terminate the Merger Agreement to enter into a superior proposal made by another person upon payment to the other party of a termination fee, subject to the other party’s right to match the superior proposal. The term sheet also contemplated other reciprocal closing conditions and termination rights and that each party would be obligated to pay a termination fee and/or an expense reimbursement amount if the agreement were terminated under other circumstances. The term sheet contemplated a target announcement date of August 9 to August 10, 2017. The composition of the Combined Company’s board and senior management and location of the Combined Company’s headquarters were left open for discussion between the parties. Following discussion, the INVH Board determined that the INVH Board Working Group would provide the term sheet to the SFR Transaction Committee at their meeting later that day. Although the termination fee and expense reimbursement amount were not specified in the term sheet, the INVH Board discussed that the INVH Board Working Group should propose to the SFR Transaction Committee reciprocal termination fees of $200 million and expense reimbursement amounts of $40 million which would be deducted from the termination fee.

The INVH Board then met in executive session, without members of management or advisors present, to discuss social issues, including the INVH Board Working Group’s recommendation that the management team of the Combined Company should consist of Mr. Tuomi as Chief Executive Officer of the Combined Company,

Mr. Ernest M. Freedman, Chief Financial Officer of INVH as Chief Financial Officer of the Combined Company, Mr. Charles D. Young, Chief Operating Officer of SFR as Chief Operating Officer of the Combined Company, Mr. Dallas B. Tanner, Chief Investment Officer of INVH as Chief Investment Officer of the Combined Company, and Mr. Solls as Chief Legal Officer of the Combined Company. The INVH Board Working Group also recommended that the board of the Combined Company consist of ten directors, with seven designated by INVH (including three representatives of the Blackstone Stockholders) and three designated by SFR (including Mr. Tuomi as the Chief Executive Officer) and that the headquarters for the Combined Company be in Dallas, Texas. Following discussion, the INVH Board determined that the INVH Board Working Group should make those proposals to the SFR Transaction Committee.

Later that day, members of the SFR Transaction Committee and INVH Board Working Group met to discuss social issues, including the potential composition of the Combined Company’s board and senior management. At the meeting, the INVH Board Working Group proposed the following officers for the Combined Company: Mr. Tuomi as the Chief Executive Officer, Mr. Freedman as the Chief Financial Officer, Mr. Young as the Chief Operating Officer, Mr. Tanner as the Chief Investment Officer and Mr. Solls as Chief Legal Officer. The INVH Board Working Group proposed that the board of the Combined Company consist of ten directors, with seven designated by INVH (including three representatives of the Blackstone Stockholders) and three designated by SFR (including the Chief Executive Officer) and that the headquarters for the Combined Company be in Dallas, Texas. After discussion, the SFR Transaction Committee agreed with the proposals from the INVH Board Working Group, except that it proposed the board should consist of eleven directors, with six designated by INVH (including three representatives of the Blackstone Stockholders) and five designated by SFR (including the Chief Executive Officer). The INVH Board Working Group expressed a preference for ten directors, but said it would consider the position of the SFR Transaction Committee. The SFR Transaction Committee expressed its view that Mr. Arik Prawer, Chief Financial Officer of SFR, should have a senior management role with the Combined Company due to his deep expertise in capital markets transactions and business planning. It was ultimately decided that Mr. Prawer would be appointed Chief Integration Officer of the Combined Company. The INVH Board Working Group also provided the term sheet to the SFR Transaction Committee. Mr. Harper summarized the terms and indicated INVH’s proposal regarding termination fees and expense reimbursement amounts. Although Mr. Kelter stated the SFR Transaction Committee would consider the term sheet and respond with their feedback, Mr. Kelter did express the SFR Transaction Committee’s preference to calculate the exchange ratio using the volume weighted average price for a 30-day pre-signing period, rather than INVH’s proposed 90-day period. He also stated that INVH’s proposed termination fee and expense reimbursement amounts were too high and that the SFR Transaction Committee would like the Blackstone Stockholders to be subject to a lock-up which would prevent them from selling shares from the signing of the Merger Agreement until 60 days after closing.

On July 25 and July 26, 2017, the management teams of both parties, along with representatives of Deutsche Bank and Morgan Stanley, met to conduct reciprocal due diligence and discuss potential synergies from the proposed transaction.

On July 27, 2017, members of the SFR Transaction Committee and INVH Board Working Group met with Mr. Tuomi to discuss social issues. Mr. Tuomi was informed by Mr. Fascitelli of the proposals to appoint him to be Chief Executive Officer of the Combined Company and to locate the headquarters for the Combined Company in Dallas, Texas. Preliminary terms of Mr. Tuomi’s potential appointment were discussed with Mr. Tuomi. Potential synergies from the proposed transaction and the proposed composition of the Combined Company’s senior management were also discussed.

On July 29, 2017, Mr. Kelter called Mr. Blair to provide a preliminary response to the term sheet that the INVH Board Working Group had delivered on July 25, 2017. Mr. Kelter expressed his view that SFR would be comfortable with a fixed exchange ratio that was determined based on the volume weighted average price for a 90-day rather than the 30-day pre-signing period the SFR Transaction Committee had previously proposed. Mr. Kelter proposed a termination fee in an amount equal to 3% of each party’s equity market capitalization.

Acknowledging the amount of the termination fee was an open point, Mr. Blair stated that the draft Merger Agreement that INVH would be providing to SFR shortly would include a $200 million fee for both parties. This amount represented on that date approximately 4.2% of SFR’s equity market capitalization and 2.4% of its total enterprise value and 3.0% of INVH’s equity market capitalization and 1.7% of its total enterprise value. Mr. Blair also relayed the Blackstone Stockholders’ position that they would not agree to a post-closing lock-up on their shares, although they would agree to not sell shares of INVH Common Stock from the signing of the Merger Agreement until closing. Mr. Kelter also expressed SFR’s preference that the Blackstone Stockholders provide INVH’s stockholder approval by delivery of a written consent after signing, rather than holding a stockholders meeting, but recognized INVH’s desire to have the reciprocal ability to terminate the Merger Agreement to accept a superior proposal. Mr. Kelter indicated that SFR would expect the Blackstone Stockholders to enter into a voting agreement to support the transaction. Later that day, Mr. Kelter informed Mr. Blair that the SFR Transaction Committee would agree to a 90-day valuation period for purposes of determining the exchange ratio, that each party would have the ability to terminate the Merger Agreement to accept a superior proposal and that the Blackstone Stockholders should agree to a 30-day post-closing lock-up. Mr. Kelter also proposed a $10 million expense reimbursement amount and noted that, although the SFR Transaction Committee believed that the termination fee should be lower than 3% of its equity market capitalization, it would consider a 3% termination fee.

On July 30, 2017, Simpson Thacher sent an initial draft of the Merger Agreement to SFR and Sidley, regular outside counsel to SFR. The Merger Agreement reflected the terms contemplated by the term sheet and included reciprocal termination fees of $200 million and expense reimbursement amounts of $40 million which would be deducted from the termination fees.

Also on July 30, 2017, representatives of the INVH Board Working Group and Simpson Thacher contacted the SFR Transaction Committee, including Messrs. Kelter and Fascitelli, and Sidley to discuss the terms of employment for Mr. Tuomi as Chief Executive Officer of the Combined Company. On July 31, 2017, Simpson Thacher sent a draft term sheet for Mr. Tuomi’s employment as Chief Executive Officer of the Combined Company to Sidley to be shared with the SFR Transaction Committee.

On August 1, 2017, Messrs. Blair, Stein, Kelter and Fascitelli outlined the draft term sheet for Mr. Tuomi. Following further discussions among Messrs. Blair, Fascitelli and Tuomi, on August 4, 2017, Simpson Thacher sent an updated draft term sheet with respect to Mr. Tuomi’s employment to Sidley to be shared with the SFR Transaction Committee and, if acceptable to the SFR Transaction Committee, with Mr. Tuomi. The draft was subsequently shared with Mr. Tuomi, and Messrs. Blair, Fascitelli and Tuomi thereafter discussed various terms.

Later on August 1, 2017, the SFR Board met, along with members of management and representatives of Morgan Stanley and Sidley. Without Morgan Stanley or members of management other than Mr. Tuomi present, Mr. Kelter updated the SFR Board on the current status of the transaction. A representative of Sidley reviewed for the SFR Board members their duties as directors in connection with a potential transaction. Representatives of Sidley then reviewed with the SFR Board the proposed terms of the Merger Agreement, including the proposed termination fees and expense reimbursement amounts. Following such discussions, the SFR Board discussed Morgan Stanley’s historical relationships with INVH, Blackstone, the Blackstone Stockholders and certain of their respective affiliates. Representatives of Morgan Stanley then updated the SFR Board on the status of the proposed transaction and provided an overview of the transaction rationale and a detailed timeline for the proposed transaction. The Morgan Stanley representatives then proceeded to update the SFR Board on the progress made in various work streams, including due diligence. Representatives of management then reviewed with the SFR Board a presentation that outlined key outstanding diligence items and the findings of a preliminary synergies analysis. At the meeting, the SFR Board also discussed the benefits of retaining a second financial advisor to provide additional valuation information to assist the SFR Board in its evaluation of the potential transaction and to render a fairness opinion in connection with the potential transaction. The SFR Board ultimately decided to engage Evercore as a second financial advisor. On August 1, 2017, Evercore began the due diligence that would be required for it to deliver a fairness opinion.

On August 2, 2017, Sidley sent INVH and Simpson Thacher a revised draft of the Merger Agreement, which proposed, among other things, a termination fee in an amount equal to 3% of each party’s equity market capitalization and an expense reimbursement amount of $15 million which would be deducted from the termination fees and that each company would pay a pro rata dividend in connection with the closing to the extent the closing occurred during its dividend period. The draft indicated that the post-closing board would consist of 11 members, comprised of six INVH members (including three designees of the Blackstone Stockholders) and five SFR members including the Chief Executive Officer of the Combined Company. The draft contemplated that the Blackstone Stockholders would enter into a support agreement that would include an irrevocable agreement to vote in favor of the transaction unless the Merger Agreement was terminated and an agreement not to dispose of any shares from signing through 60 days after closing. It also contemplated that the Blackstone Stockholders’ existing stockholders agreement with INVH would be amended effective as of closing to give effect to the agreed upon governance arrangements and include customary standstill provisions. Although referencing a support agreement from the Blackstone Stockholders, the draft noted for consideration that INVH stockholder approval be provided by written consent in lieu of holding a stockholders meeting. Thereafter, until the Merger Agreement was signed, the parties, assisted by their respective advisors, negotiated the terms of the Merger Agreement. These negotiations covered various aspects of the transaction, including, among other things, the representations and warranties made by the parties, the amount of dividends that either party could pay between signing and closing and other restrictions on the conduct of each party’s business prior to the closing, the conditions to completion of the Mergers, the rights of the parties to negotiate with and provide information to a person who may make an alternative proposal, the rights of the respective boards to change its recommendation in favor of the Mergers in response to a superior proposal or otherwise, the right of each party to match a superior proposal made by another person, the right of each party to terminate the Merger Agreement to accept a superior proposal under certain conditions, other termination provisions and the amount and triggers for payment of the termination fee and/or expense reimbursement amount, the composition of the board of the Combined Company and delivery of a written consent approving the INVH Stock Issuance by the Blackstone Stockholders.

On August 2, 2017, Sidley provided an initial draft of the Stockholders Agreement and a voting and support agreement for the Blackstone Stockholders to INVH and Simpson Thacher, which Simpson Thacher provided to the Blackstone Stockholders’ counsel, Kirkland & Ellis LLP (“Kirkland”). The drafts, among other things, provided that Blackstone Stockholders would vote in favor of the INVH Stock Issuance, could not sell its shares of INVH Common Stock for 60 days after closing of the Mergers, would be entitled to three board seats at the closing and would be subject to standstill restrictions and voting obligations. Over the course of the next week following delivery of these drafts, SFR and Blackstone, with the assistance of Sidley and Kirkland, negotiated the terms of these arrangements. Through the course of negotiations, it was determined, and accepted by the INVH Board, that INVH would agree to seek to obtain the written consent of the Blackstone Stockholders in respect of the Blackstone Stockholders’ consideration and approval of the proposed transaction and, as such, a voting and support agreement would no longer be necessary. Accordingly, SFR and Blackstone, and their respective counsel, negotiated the terms of a lock-up agreement which prohibits sales of shares of INVH Common Stock from signing until closing as the Stockholders Agreement would not be effective until closing. Throughout the negotiations, Paul, Weiss, on behalf of the INVH Audit Subcommittee, was furnished with drafts of these agreements.

On August 3, 2017, Mr. Blair, joined by other members of the INVH Board Working Group and representatives of Simpson Thacher, discussed with Messrs. Kelter and Bowers along with representatives of Sidley, issues raised by SFR’s revisions to the Merger Agreement. The termination fee and expense reimbursement amounts were discussed along with SFR’s desire to increase transaction certainty by eliminating INVH’s ability to terminate the Merger Agreement to accept a superior proposal. Under SFR’s proposal, instead of INVH having the ability (like SFR) to terminate the Merger Agreement to accept a superior proposal through the date of its stockholders meeting, INVH would seek to obtain its stockholder approval by the Blackstone Stockholders’ delivery of a written consent immediately after the signing of the Merger Agreement and INVH would cease to have the ability to terminate the Merger Agreement to accept a superior proposal once the written consent was delivered. Mr. Blair reaffirmed INVH’s position that the Merger Agreement should include the

$200 million termination fee proposed by INVH, but that INVH would be willing to agree to reduce its proposed expense reimbursement amount to $25 million. Messrs. Blair and Harper indicated that INVH and the Blackstone Stockholders would consider SFR’s proposal if SFR were to agree to INVH’s position on the termination fee. Mr. Kelter expressed his willingness to seriously consider INVH’s proposal regarding the termination fees and expenses if the Blackstone Stockholders were to act by written consent.

Later that day on August 3, the INVH Board met, along with members of management and representatives of Deutsche Bank, Simpson Thacher, Venable and Paul, Weiss. Mr. Rhea reported that the INVH Audit Subcommittee had been formed and had engaged Paul, Weiss as counsel. The INVH Audit Subcommittee had met earlier in the week and was prepared to evaluate any potential changes to the Blackstone Stockholders’ arrangements with INVH. Mr. Blair updated the INVH Board on developments since their July 25, 2017 meeting, including the conversation earlier that day relating to the merger agreement issues. After discussion, the INVH Board expressed support for SFR’s request that INVH proceed without the ability to terminate the Merger Agreement to accept a superior proposal so long as SFR were to agree to INVH’s position on the termination fee and expense reimbursement amount. Mr. Gray indicated that the Blackstone Stockholders would be willing to provide a written consent if the parties reached agreement on a merger agreement and that the Blackstone Stockholders were willing to agree to a 30-day post-closing lock-up. INVH Management and representatives of Deutsche Bank discussed the INVH forecasts that had been prepared by the management of INVH and the SFR forecasts that had been prepared by the management of SFR. Representatives of Deutsche Bank presented a preliminary review of potential synergies from the transaction and presented preliminary financial analyses of the transaction based on such forecasts and due diligence discussions between the management teams of INVH and SFR and their respective financial advisors. After discussion, the INVH Board continued the meeting without advisors or management (other than Mr. Bartling) and discussed social issues.

Also on August 3, 2017, Simpson Thacher circulated a draft of the amended and restated limited partnership agreement of INVH LP to SFR and Sidley. INVH had filed a form of limited partnership agreement with the SEC as part of its Registration Statement on Form S-11 in connection with its initial public offering. The amended and restated limited partnership agreement would be formally adopted by INVH LP in connection with the signing of the Merger Agreement in anticipation of the admission of the SFR Partnership’s existing outside limited partner to the INVH LP as a result of the Partnership Merger. Following the delivery of the draft, the parties negotiated the terms of the limited partnership agreement until the signing of the Merger Agreement to, among other things, provide for a distribution to the partners, pro rata in accordance with their ownership interests in the partnership, to meet tax obligations of the partners (calculated at an assumed rate) if distributions otherwise made by the INVH LP are less than the tax obligation amount.

On August 4, 2017, there were communications among members of the SFR Board regarding INVH’s termination fee and expense reimbursement proposal. After consultation with Sidley and Morgan Stanley, the SFR Board considered INVH’s proposal in the context of the overall transaction, taking into account the structure of the potential transaction as a merger-of-equals and the potential consideration provided for SFR shareholders. After these discussions, Mr. Kelter informed Mr. Blair that SFR was not prepared to accept a $200 million termination fee. He proposed a 3.5% fee plus an expense reimbursement amount of $20 million, which he stated would be roughly $180 million. Mr. Blair reaffirmed INVH’s position.

Also on August 4, 2017, the INVH Audit Subcommittee met, along with representatives of Paul, Weiss. Representatives of Paul, Weiss reviewed the terms of the proposed amendments to the Blackstone Stockholders’ existing stockholders agreement and the terms of the proposed voting and support agreement.

On August 5, 2017, following discussions with the INVH Board Working Group, Mr. Gray discussed the termination fee and expense reimbursement amounts with Mr. Sternlicht. They agreed that they could support a termination fee payable by SFR of $161 million plus an expense reimbursement amount payable by SFR of $25 million. The amount of the SFR termination fee represented on that date approximately 3.5% of SFR’s equity market capitalization and 2.0% of its total enterprise value. The amount of the SFR termination fee plus the expense reimbursement amount represented approximately 4.0% of SFR’s equity market capitalization and 2.3% of its total enterprise value. Messrs. Gray and Sternlicht agreed that they could support a termination fee payable by INVH that would be the same percentage of INVH’s equity market capitalization as the fee payable by SFR—i.e., 3.5% of INVH’s equity market capitalization, or $230 million. The amount of the INVH termination fee represented approximately 2.0% of its total enterprise value. The amount of the INVH termination fee plus the $25 million expense reimbursement amount represented approximately 3.9% of INVH’s equity market capitalization and 2.2% of its total enterprise value. Messrs. Gray and Sternlicht separately reported their conversation to the INVH Board Working Group and the SFR Transaction Committee, respectively, which each supported the resolution.

On August 7, 2017, the INVH Board met, along with members of management and representatives of Simpson Thacher, Venable and Paul, Weiss, to discuss the potential transaction with SFR. Prior to the representatives of Deutsche Bank joining the meeting, the INVH Board discussed the formal engagement of Deutsche Bank as INVH’s financial advisor and the terms of such engagement. It was noted that prior to the meeting, Deutsche Bank had provided the INVH Board a letter reflecting, among other things, the fees earned from relationships with SFR, Starwood Capital, INVH, the Blackstone Stockholders and certain of their respective affiliates, and that a representative of Deutsche Bank had previously discussed certain of these relationships with the INVH Board at the July 25, 2017 INVH Board meeting. Following discussion and taking into account the relationship disclosure provided by Deutsche Bank, the INVH Board approved the engagement letter and then representatives of Deutsche Bank joined the meeting. Mr. Blair updated the INVH Board on developments since the August 3, 2017 INVH Board meeting, including with respect to the negotiations regarding the termination fee and expense reimbursement amounts. Members of management updated the INVH Board regarding the due diligence process and the contemplated communications plan for the transaction. Representatives of Simpson Thacher reviewed the terms of proposed Merger Agreement and updated the INVH Board on the status of negotiations on the Merger Agreement and ancillary documents. The INVH Board discussed that the size of the INVH Board would be increased to 11 directors and would consist of six current members of the INVH Board—Messrs. Blair, Gray, Harper, Rhea and Stein and Ms. Sears, which includes three members designated by the Blackstone Stockholders, and five current trustees of the SFR Board—Messrs. Tuomi, Bronson, Fascitelli, Kelter and Sternlicht, that Mr. Tuomi would serve as the Chief Executive Officer, that Mr. Blair would serve as Chairman of the Board, and that the headquarters of the Combined Company would be in Dallas. The INVH Board also discussed that INVH would be required to seek to obtain the INVH Written Consent from the Blackstone Stockholders following execution of the Merger Agreement, that INVH would not have the ability to terminate the Merger Agreement to accept a superior proposal once the INVH Written Consent was delivered and that SFR would have the right to terminate the Merger Agreement if such INVH Written Consent was not delivered within 24 hours after execution of the Merger Agreement.

Representatives of Deutsche Bank reviewed with the INVH Board preliminary financial analyses relating to each of INVH and SFR on a stand-alone basis, of the Combined Company taking into account the proposed transaction, and of a proposed exchange ratio. The INVH Board also discussed the formal engagement of J.P. Morgan Securities LLC (“J.P. Morgan”) as a financial advisor to INVH in connection with the Mergers noting J.P. Morgan’s familiarity with INVH through its engagement as a lead underwriter in INVH’s initial public offering and its role as a lender in various financing transactions for INVH, as well as its experience and reputation in mergers and acquisitions and the REIT industry generally and the single-family home rental industry specifically. Following discussion, the INVH Board met in executive session, without members of management or advisors present, to discuss social issues and severance, retention and other employment matters relating to the current management team of INVH and the prospective management team of the Combined Company, including the employment of Mr. Tuomi as Chief Executive Officer of the Combined Company.

Also on August 7, 2017, the INVH Audit Subcommittee met, along with representatives of Paul, Weiss, to discuss the current status of negotiations on the Stockholders Agreement.

Also on August 7, 2017, the SFR Board met, along with members of management and representatives of Evercore, Morgan Stanley and Sidley, to discuss the potential transaction with INVH. The SFR Board initially engaged in an executive session without members of management other than Mr. Tuomi or representatives of Evercore and Morgan Stanley present. Mr. Kelter updated the SFR Board on developments since the August 1, 2017 SFR Board meeting, including with respect to negotiations regarding the termination fees and expense reimbursement amounts. Specifically, Mr. Kelter reported that Messrs. Gray and Sternlicht had previously agreed that they could support the termination fee and expense reimbursement amounts discussed at the August 5, 2017 meeting, that the SFR Transaction Committee and INVH Board Working Group also supported those amounts and that the latest draft Merger Agreement reflected those amounts. The SFR Board then discussed the formal engagement of Morgan Stanley as a financial advisor to SFR and the terms of such engagement. The SFR Board then discussed the formal engagement of Evercore as a second financial advisor to SFR and the terms of such engagement. It was noted that, prior to the meeting, Evercore had provided the SFR Board with a letter reflecting, among other things, the fees earned from financial advisory services provided to SFR, INVH and Blackstone (including its portfolio companies). The SFR Board approved the engagement letters of each of Morgan Stanley and Evercore. Representatives of Sidley then reviewed for the SFR Board the proposed terms of the Merger Agreement, as well as the proposed lock-up agreement between SFR and the Blackstone Stockholders, the INVH Written Consent and the Stockholders Agreement. Representatives of Evercore then joined the meeting and reviewed for the SFR Board its financial analyses of SFR and INVH and the proposed transaction. Members of Management and representatives of Morgan Stanley joined the meeting and reviewed for the Board the proposed internal and external communications plan for the transaction. Following discussion, members of management and representatives of Morgan Stanley, Evercore and Sidley left the meeting and procedural matters were discussed.

On August 9, 2017, the parties agreed on an exchange ratio of 1.6140, which was based on the volume weighted average prices of shares of INVH and SFR for the 90-day period ending on August 8, 2017. The parties continued to finalize the transaction agreements throughout the day.

On the afternoon of August 9, 2017, the INVH Audit Subcommittee met, along with representatives of Paul, Weiss, to discuss the near-final terms of the Stockholders Agreement. Following that discussion, the INVH Audit Subcommittee agreed to adjourn and reconvene immediately prior to the INVH Board meeting scheduled for later that day to review any additional changes. The INVH Audit Subcommittee reconvened immediately prior to the INVH Board meeting and approved INVH’s entry into the amended Stockholders Agreement and related ancillary matters, conditioned upon INVH’s entry into the Merger Agreement and the consummation of the transactions contemplated thereby.

After the market close on August 9, 2017, the INVH and SFR Boards each met to approve the Merger Agreement and the transactions contemplated thereby.

The SFR Board met, along with members of management and representatives of Evercore, Morgan Stanley and Sidley. The SFR Board initially met in an executive session with representatives of Sidley. Mr. Kelter updated the SFR Board on activities since the last meeting. Mr. Fascitelli then reviewed for the SFR Board a number of compensation-related actions related to the proposed transaction, which had been recommended to the SFR Board by the SFR Board’s compensation committee. The SFR Board unanimously approved the termination of SFR’s employee share purchase plan at closing, as required by the terms of the Merger Agreement, the amendment of performance share grants made in February 2017 to members of management and other employees and the issuance of 5,948, 2,974, 2,974 and 2,974 of SFR Common Shares to Messrs. Kelter, Bowers, Bronson and Fascitelli, respectively, for their service on the SFR Transaction Committee. These arrangements are more fully described in the section entitled “—Interests of SFR’s Directors and Executive Officers in the Mergers.” Representatives of Sidley reviewed the proposed Merger Agreement and the other transaction documents with the SFR Board and updated the SFR Board on the Merger Agreement negotiations. Representatives of Evercore then reviewed their financial analyses relating to SFR on a stand-alone basis, of the Combined Company assuming the consummation of the proposed transaction and of the Exchange Ratio.

Evercore then delivered to the SFR Board its oral opinion, subsequently confirmed by delivery of its written opinion, dated August 9, 2017, that, as of August 9, 2017 and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Evercore’s written opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of SFR Common Shares (other than INVH and its affiliates). The opinion of Evercore is more fully described in the section entitled “—Opinion of SFR’s Financial Advisor.” Following discussion, the SFR Board unanimously approved the Merger Agreement, declared advisable and in the best interests of SFR and its shareholders the Mergers and the other transactions contemplated by the Merger Agreement, and unanimously recommended the SFR shareholders approve the REIT Merger on the terms set forth in the Merger Agreement and the other transactions contemplated by the Merger Agreement. For further information concerning the factors considered by the SFR Board in reaching its decision to approve the Merger Agreement and the other transactions contemplated by the Merger Agreement and in making its recommendation to SFR’s shareholders to approve the REIT Merger, see “—The SFR Board’s Reasons for the Mergers.” Representatives of Morgan Stanley and members of management then described to the SFR Board the planned communication activities for the following day.

The INVH Board met, along with members of management and representatives of Deutsche Bank, Simpson Thacher, Venable and Paul, Weiss. Mr. Blair updated the INVH Board on activities since the last meeting and described the planned communication activities for the following day. Mr. Rhea updated the INVH Board on the activities of the INVH Audit Subcommittee and reported that, after evaluation of the terms and conditions of the Stockholders Agreement and related documents with the assistance of its counsel, the INVH Audit Subcommittee had approved entry by INVH into the Stockholders Agreement in accordance with INVH’s Policy Regarding Transactions with Related Persons. Mr. Rhea stated that the terms of the Stockholders Agreement are more favorable in the aggregate to INVH than the Blackstone Stockholders’ current agreement, noting that the Blackstone Stockholders were not currently subject to any standstill or voting obligations or any transfer restrictions and that the Blackstone Stockholders’ board designation rights under the Stockholders Agreement are less favorable to the Blackstone Stockholders than their current rights. The Stockholders Agreement is more fully described in the section entitled “Agreements Related to the Mergers—The Stockholders Agreement.” Representatives of Simpson Thacher reviewed the proposed Merger Agreement and the other transaction documents with the INVH Board and updated the INVH Board on the Merger Agreement negotiations. The INVH Board also discussed entering into letter agreements with Mr. Bartling, Ernest M. Freedman, Chief Financial Officer of INVH, and Dallas B. Tanner, Chief Investment Officer of INVH, Bruce A. Lavine, Executive Vice President, Operations and Chief Operations Officer, G. Irwin Gordon, Executive Vice President and Chief Revenue Officer, and Mr. Solls with respect to their severance and retention benefits. These agreements are more fully described in the section entitled “—Interests of INVH’s Directors and Executive Officers in the Mergers.” The INVH Board also reviewed the engagement of J.P. Morgan as a financial advisor and after discussion, formally approved J.P. Morgan’s engagement. The representatives of Deutsche Bank then reviewed their financial analyses relating to INVH on a stand-alone basis, of the Combined Company assuming the consummation of the proposed transaction and of the Exchange Ratio. Deutsche Bank then rendered to the INVH Board its oral opinion, confirmed by delivery of its written opinion, dated August 9, 2017, to the effect that, as of such date and based upon and subject to the assumptions, limitations, qualifications and conditions described therein, the Exchange Ratio was fair, from a financial point of view, to INVH. The opinion of Deutsche Bank is more fully described in the section entitled “—Opinion of INVH’s Financial Advisor.” Following discussion, the INVH Board unanimously (i) authorized and approved the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the INVH Stock Issuance, (ii) declared advisable and in the best interests of INVH and its stockholders the Mergers, the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement, and (iii) recommended that the INVH stockholders approve the INVH Stock Issuance and directed that the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement be submitted for consideration by the INVH stockholders. The INVH Board also approved the letter agreements with Mr. Bartling, Mr. Freedman and Mr. Tanner and certain other officers of INVH. Mr. Bartling abstained from the vote as it related to his agreement. The details of such agreements are more fully described in the section entitled “—Interests of INVH’s Directors and Executive Officers in the Mergers.” For further information concerning the factors considered by the INVH Board in reaching its decision to approve the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the INVH Stock Issuance, see “—The INVH Board’s Reasons for the Mergers.” The INVH Board also met in executive session, with representatives of Simpson Thacher and without members of management present, to discuss the management team following the announcement of the Mergers and to approve cash payments of $100,000 each for Messrs. Blair and Rhea as members of the INVH Board Working Group in respect of their work on the transaction. Because they are designees of the Blackstone Stockholders, Messrs. Harper and Stein, the other members of the INVH Working Group, agreed that they would not receive such payments, The details of such compensation are more fully described in the section entitled “—Interests of INVH’s Directors and Executive Officers in the Mergers.”

Following the August 9, 2017 board meetings, each of INVH and SFR executed and delivered the Merger Agreement, SFR and the Blackstone Stockholders executed and delivered the Lock-Up Agreement, INVH and the Blackstone Stockholders executed and delivered the Stockholders Agreement, and INVH and the general partner of the INVH LP executed and delivered the amended and restated limited partnership agreement of the INVH LP. Thereafter, the Blackstone Stockholders executed and delivered the INVH Written Consent to INVH and a copy of the consent was provided to SFR. On the morning of August 10, 2017, before the opening of the NYSE, INVH and SFR issued a joint press release announcing the Mergers.

The INVH Board’s Reasons for the Mergers

At its meeting on August 9, 2017, after careful consideration, the INVH Board unanimously (i) authorized and approved the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the INVH Stock Issuance, (ii) declared advisable and in the best interests of INVH and its stockholders the Mergers, the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement, and (iii) recommended that the INVH stockholders approve the INVH Stock Issuance and directed that the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement be submitted for consideration by the INVH stockholders. The INVH Written Consent was obtained on August 10, 2017.

In reaching its determination, the INVH Board consulted with and received the advice of INVH’s management and its outside financial and legal advisors and, at its August 9, 2017 meeting and at other meetings at which it considered the proposed transaction, carefully considered a number of factors that the INVH Board viewed as supporting its decision, including the following factors:

•	the potential strategic benefits and opportunities that the INVH Board believed will result from the Mergers, including the following:

•	the Combined Company will have a diversified and high quality portfolio of approximately 82,000 homes in high-growth markets nationally (including attractive markets where INVH does not currently operate), and the Combined Company is expected to benefit from this enhanced scale and the 83% market overlap of INVH’s and SFR’s complementary portfolios;

•	the Combined Company is expected to maintain a strong growth profile with a unique focus on high-growth markets, including the western United States and Florida, where it is expected that the Combined Company will derive approximately 70% of its revenue;

•	the transaction is expected to be accretive to Core FFO and AFFO;

•	the transaction is expected to generate substantial synergies, including $45 to $50 million of potential property-related and corporate-related cost synergies on an annual run-rate basis by 2019;

•	the increased breadth, size and diversity of the Combined Company’s portfolio is expected to strengthen the Combined Company’s credit profile and lower the Combined Company’s long-term cost of capital over time;

•	the expected benefits from adopting best practices stemming from the investment, operational, technological and capital markets expertise of both INVH and SFR;

•	after giving effect to the transaction, the INVH Majority Stockholders’ ownership and voting interest in INVH will be reduced from approximately 70.6% to approximately 41.7%, which will create an opportunity for potential future inclusion in various stock market indices; and

•	the Combined Company will provide the opportunity for improved liquidity for INVH stockholders as a result of the increased equity capitalization and the larger stockholder base of the Combined Company;

•	the fact that the Exchange Ratio for INVH Common Stock is fixed and will not adjust to compensate for any decrease in the trading price of INVH Common Stock prior to the completion of the Mergers;

•	the financial presentation of Deutsche Bank and Deutsche Bank’s oral opinion delivered at a meeting of the INVH Board on August 9, 2017, which was subsequently confirmed by delivery to the INVH Board of a written opinion of Deutsche Bank, dated August 9, 2017, to the effect that, subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, Deutsche Bank was of the opinion that, as of such date, the Exchange Ratio was fair, from a financial point of view, to INVH, as more fully described in the section entitled “The Mergers—Opinion of INVH’s Financial Advisor” beginning on page 58;

•	INVH Board’s and management’s knowledge of the business, real estate portfolio, operations, financial condition, earnings and prospects of INVH and SFR, taking into account the results of INVH’s due diligence review of SFR, as well as its and their knowledge of the current and prospective environment in which INVH and SFR operate, including economic and market conditions;

•	the strong track record of both companies’ management teams as experienced acquirers and proven integrators is expected to facilitate an effective and timely integration of the two companies’ operations;

•	the support of the INVH Majority Stockholders, which held approximately 70.6% of the shares of INVH Common Stock outstanding and entitled to vote on such matters as of the date of the Merger Agreement, and their willingness to execute the INVH Written Consent;

•	the limited number and nature of the conditions to the parties’ obligations to complete the Mergers and the belief of the INVH Board of the likelihood of satisfying such conditions; and

•	the transaction is anticipated to qualify as a tax-free transaction to both INVH and its stockholders, as well as SFR and its shareholders, for U.S. federal income tax purposes.

The INVH Board also considered a variety of risks and other potentially negative factors in considering the Mergers, the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement, including the following factors:

•	the ability of SFR, under specified circumstances, to terminate the Merger Agreement in order to enter into an agreement providing for the implementation of a Superior Proposal upon payment by SFR to INVH of a termination fee of $161 million and an expense amount of $25 million; for more information, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 116;

•	following the execution of the INVH Written Consent (which was executed on August 10, 2017), the INVH Stockholder Approval would be obtained, obviating the requirement to hold an INVH stockholder meeting, and the INVH Board would not be able to consider alternative transactions or to terminate the Merger Agreement in connection with an alternative transaction that is more favorable to the INVH’s stockholders; for more information, see “The Merger Agreement—Meeting of SFR Shareholders and Written Consent of INVH Stockholders” beginning on page 112;

•	INVH’s obligation to pay to SFR a termination fee of $230 million and an expense amount of $25 million if the Merger Agreement is terminated under specified circumstances; for more information, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 116;

•	notwithstanding the likelihood of the Mergers being completed, the Mergers may not be completed, or that completion may be unduly delayed, including because SFR shareholders may not approve the Mergers and the other transactions contemplated by the Merger Agreement or because of reasons beyond the control of INVH and/or SFR;

•	the impact that failure to complete or delays in completing the Mergers and the other transactions contemplated by the Merger Agreement could have on the trading price of shares of INVH Common Stock and INVH’s operating results;

•	the cost savings, property-related and corporate-related cost synergies and other benefits to the INVH stockholders that are expected to result from the Mergers might not be fully realized or not realized at all;

•	the challenges of integrating the businesses, management teams, strategies and organizations of INVH and SFR, including the possibility that the Mergers and resulting integration process could result in the disruption of on-going business;

•	the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the Mergers and the costs of integrating the businesses of INVH and SFR;

•	the restrictions on the conduct of INVH’s business during the period between the execution of the Merger Agreement and the consummation of the Mergers; for more information, see “The Merger Agreement—Conduct of Business by INVH and INVH LP Pending the Mergers”;

•	the diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the Mergers;

•	the Combined Company may be unable to retain key employees;

•	the fixed exchange ratio will not adjust to compensate for any increase in the trading price of INVH Common Stock prior to the consummation of the Mergers; and

•	other matters described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the factors considered by the INVH Board is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered in connection with its evaluation of the Mergers, the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the INVH Board did not consider it practicable to, and did not attempt to, qualify, rank or otherwise assign any relative or specific weights or values to the factors considered, and individual directors may have held varied views of the relative importance of the factors considered and given different weights or values to different factors. The INVH Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it, including discussions with INVH’s management and outside financial and legal advisors, and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Mergers, the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement.

The explanation and reasoning of the INVH Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38.

Recommendation of the SFR Board and Its Reasons for the Mergers

At its meeting on August 9, 2017, after careful consideration, the SFR Board unanimously (i) approved the Merger Agreement, (ii) declared advisable and in the best interests of SFR and its shareholders the Mergers and the other transactions contemplated by the Merger Agreement, and (iii) unanimously recommended the SFR shareholders approve the REIT Merger on the terms set forth in the Merger Agreement and the other transactions contemplated by the Merger Agreement. The SFR Board has unanimously directed that the REIT Merger Proposal be submitted for consideration at a special meeting of SFR shareholders. The SFR Board unanimously recommends that SFR common shareholders vote “FOR” the REIT Merger Proposal, “FOR” the SFR Compensation Proposal and “FOR” the SFR Adjournment Proposal, if necessary or appropriate to solicit additional votes for approval of the REIT Merger Proposal.

In reaching its determination, the SFR Board consulted with and received the advice of SFR’s management and its outside financial and legal advisors and, at its August 9, 2017 meeting and at other meetings at which it considered the proposed transaction, carefully considered a number of factors that the SFR Board viewed as supporting its decision, including the following factors:

•	the receipt of shares of INVH Common Stock as merger consideration provides SFR common shareholders the opportunity to continue ownership in the Combined Company, which is expected to provide a number of significant potential strategic benefits and opportunities, including the following:

•	a premier combined portfolio concentrated in strategically selected, high-growth markets with strong fundamentals driving occupancy, retention and rent growth;

•	the scale and density to optimize operations and reduce operating costs, with a combined platform of over 82,000 homes, an average of approximately 4,800 homes in each of the Combined Company’s ten largest markets and over 95% of revenue from markets with greater than 2,000 homes;

•	enhanced leasing experience for residents and continued investments in local communities;

•	substantial cost synergies including anticipated corporate- and property-related expense optimization and consolidation as a result of the implementation of best practices to optimize revenue management and operating efficiency;

•	a preeminent operational and management platform combining (1) the cutting-edge technology and service platforms of INVH and SFR and (2) the premier management teams of INVH and SFR, led by Bryce Blair and Frederick C. Tuomi, respectively, who will be appointed as the Chairman of the board of directors and Chief Executive Officer of the Combined Company, respectively;

•	anticipated enhanced capital markets position as a result of the Combined Company’s enterprise value, scale, liquidity and flexible balance sheet, which puts the Combined Company on a path towards an investment-grade rating and deleveraging with anticipated operational and cost of capital advantages;

•	expected accretive impact on Core FFO; and

•	expected benefit to shareholders with long-term growth potential and shareholder value;

•	the Exchange Ratio in the REIT Merger is fixed and will not fluctuate as a result of changes in the market value of SFR Common Shares or INVH Common Stock, which provides certainty as to the respective pro forma percentage ownership of the Combined Company and limits the impact of external factors on the Mergers;

•	the merger consideration, consisting of shares of INVH Common Stock, which will be listed for trading on the NYSE, continues to provide liquidity for SFR common shareholders desiring to liquidate their investment after the Mergers;

•	the opinion of Evercore, dated August 9, 2017, to the SFR Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio to the holders of SFR Common Shares (other than INVH and its affiliates), as more fully described below in the section entitled “The Mergers—Opinion of SFR’s Financial Advisor” beginning on page 66;

•	the potential for less attractive strategic alternatives being available to SFR on a stand-alone basis in the future as a result of macroeconomic or industry specific trends;

•	the Merger Agreement permits SFR to continue to pay its shareholders regular quarterly dividends of up to $0.22 per SFR Common Share through the consummation of the REIT Merger;

•	the REIT Merger is subject to approval by holders of a majority of the outstanding SFR Common Shares;

•	the Merger Agreement provides SFR with the ability, under specified circumstances, to consider an Acquisition Proposal if the SFR Board determines in good faith that such Acquisition Proposal constitutes, or is reasonably expected to result in, a Superior Proposal and provides the SFR Board with the ability, under specified circumstances, to make a change in recommendation and to terminate the Merger Agreement in connection with such change in recommendation in order to enter into an agreement providing for the implementation of a Superior Proposal upon payment by SFR to INVH of a $161 million termination fee and a $25 million expense amount. For more information, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 116;

•	the commitment on the part of each of SFR and INVH to complete the Mergers, as reflected in their respective obligations under the terms of the Merger Agreement and the absence of any required government consents, and the likelihood that the Mergers will be completed on a timely basis;

•	the support of the INVH Majority Stockholders, which held approximately 70.6% of the outstanding shares of INVH Common Stock as of the date of the Merger Agreement, and their willingness to enter into the INVH Written Consent; and

•	the other terms of the Merger Agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the Merger Agreement.

The SFR Board also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the following factors:

•	that, because the Exchange Ratio is fixed in the Merger Agreement and will not fluctuate as a result of changes in the market value of SFR Common Shares or INVH Common Stock, a decline in the value of INVH Common Stock unmatched by a similar decline in the value of SFR Common Shares, or an increase in the value of SFR Common Shares without a similar increase in the value of INVH Common Stock, would reduce the relative value of the INVH Common Stock received in the Mergers;

•	the risk that a different strategic alternative could prove to be more beneficial to SFR shareholders than the proposed Mergers;

•	that, under the terms of the Merger Agreement, SFR must pay to INVH a $161 million termination fee and a $25 million expense amount if the Merger Agreement is terminated under specified circumstances, which might discourage or deter other parties from proposing an alternative transaction that may be more advantageous to SFR shareholders, or which may become payable in circumstances where no alternative transaction or Superior Proposal is available to SFR. For more information, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 116;

•	the terms of the Merger Agreement place limitations on the ability of SFR to solicit, initiate, encourage or facilitate any inquiry, discussion, proposal, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and to furnish non-public information to any third party interested in making an Acquisition Proposal. For more information, see “The Merger Agreement—Acquisition Proposals; Change in Recommendation” beginning on page 109;

•	the risk that, while the Mergers are expected to be completed, there is no assurance that all of the conditions to the parties’ obligations to complete the Mergers will be satisfied or waived;

•	the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Mergers;

•	provisions in the Merger Agreement restricting operation of SFR’s business during the period between the signing of the Merger Agreement and consummation of the Mergers may delay or prevent SFR from undertaking business opportunities that may arise or other actions it would otherwise take with respect to its operations absent the pending completion of the Mergers. For more information, see “The Merger Agreement—Conduct of Business by SFR and SFR LP Pending the Mergers” beginning on page 105;

•	the risk that the cost savings and operational synergies might not be fully realized or not realized at all, including as a result of possible changes in the single-family real estate market affecting the markets in which the Combined Company will operate;

•	the risk of other potential difficulties in integrating the two companies and their respective operations;

•	the risk that INVH or SFR may be unable to retain key employees;

•	the expenses to be incurred in connection with the Mergers;

•	the absence of appraisal rights for SFR shareholders under Maryland law; and

•	the types and nature of the risks described under the section entitled “Risk Factors” beginning on page 28.

The foregoing discussion of the factors considered by the SFR Board is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered in connection with their respective evaluation of the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the SFR Board did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered and individuals may have given different weights to different factors. The SFR Board conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement.

The explanation and reasoning of the SFR Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38.

Opinion of INVH’s Financial Advisor

Deutsche Bank has acted as one of the financial advisors to INVH in connection with the Merger Agreement. At the August 9, 2017 meeting of the INVH Board, Deutsche Bank rendered its oral opinion to the INVH Board, subsequently confirmed by delivery of a written opinion dated August 9, 2017, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the Exchange Ratio was fair, from a financial point of view, to INVH.

The full text of Deutsche Bank’s written opinion, dated August 9, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken by Deutsche Bank in connection with the opinion, is attached to this joint proxy statement/information statement and prospectus as Annex B and is incorporated herein by reference. The summary of Deutsche Bank’s opinion in this joint proxy statement/information statement and prospectus is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and was for the sole use and benefit of, the INVH Board in connection with and for the purpose of its evaluation of the Mergers. Deutsche Bank’s opinion was limited to the fairness of the Exchange Ratio, from a financial point of view, to INVH as of the date of the opinion. Deutsche Bank’s opinion did not address any other terms of the Mergers or the Merger Agreement. Nor did it address the terms of any other agreement entered into in connection with the Mergers. INVH did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the Mergers, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of INVH, nor did it address the fairness of the contemplated benefits of the Mergers. Deutsche Bank expressed no opinion as to the merits of the underlying decision by INVH to engage in the Mergers or the relative merits of the Mergers as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express an opinion, and Deutsche Bank’s opinion does not constitute a recommendation, as to how any holder of shares of INVH Common Stock should vote with respect to the Mergers. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the REIT Merger, or any class of such persons, in connection with the REIT Merger relative to the Exchange Ratio. Deutsche Bank’s opinion does not in any manner address the prices at which the SFR Common Shares, other SFR securities, INVH Common Stock or other INVH securities will trade following the announcement or consummation of the Mergers.

In connection with its role as a financial advisor to INVH, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning SFR, and certain internal analyses, financial forecasts and other information relating to SFR prepared by management of SFR and approved for Deutsche Bank’s use by INVH. Deutsche Bank also reviewed certain publicly available financial and other information concerning INVH, and certain internal analyses, financial forecasts and other information relating to INVH and the Combined Company prepared by management of INVH and approved for Deutsche Bank’s use by INVH. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of SFR and INVH regarding the businesses and prospects of SFR and INVH, respectively, and the Combined Company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for SFR Common Shares and INVH Common Stock;

•	compared certain financial and stock market information for SFR and INVH with, to the extent publicly available, similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded;

•	reviewed a draft dated August 9, 2017 of the Merger Agreement; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning SFR or INVH, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with the knowledge and permission of the INVH Board, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of SFR or INVH or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of SFR, INVH or any of their respective subsidiaries (or the impact of the REIT Merger thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies and other strategic benefits projected by INVH and SFR to be achieved as a result of the Mergers (collectively, the “Synergies”), made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed, with the knowledge and permission of the INVH Board, that such forecasts, including the Synergies, had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of SFR and INVH as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections, including, without limitation, the Synergies, or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed with the knowledge and permission of the INVH Board that, in all respects material to its analysis, the Mergers would be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed, with the knowledge and permission of the INVH Board, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Mergers will be obtained and that, in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by INVH and its other advisors with respect to such issues.

INVH selected Deutsche Bank as a financial advisor in connection with the REIT Merger based on Deutsche Bank’s familiarity with INVH through its engagement as a lead underwriter in the INVH IPO and its role as a lender in various financing transactions for INVH, as well as its experience and reputation in mergers and acquisitions and the REIT industry generally and the single family home rental industry specifically. Under an engagement letter between INVH and Deutsche Bank, INVH has agreed to pay Deutsche Bank a transaction fee of $11 million for its services as financial advisor to INVH, of which $1 million became payable upon delivery of Deutsche Bank’s opinion (or would have become payable if Deutsche Bank had advised the INVH Board that it was unable to render its opinion) and the remainder of which is contingent upon consummation of the REIT Merger. If the REIT Merger is not consummated, and INVH or its subsidiaries are entitled to any break-up fee, termination fee, topping fee or other payment, INVH will pay Deutsche Bank a fee of $3 million. INVH has also agreed to reimburse Deutsche Bank for its reasonable and documented expenses (provided that any such expenses in excess of $75,000 will only be reimbursed with INVH’s prior written consent) and to indemnify Deutsche Bank against certain liabilities in connection with its engagement.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit), securitization and other financial services to SFR or its affiliates for which they have received, and in the future may receive, compensation, including (i) acting as the sole lender under a $450.0 million secured credit facility with indirect consolidated subsidiaries of SFR, (ii) acting as a joint bookrunner for a $750.0 million follow-on common stock offering of SFR in March 2017 and (iii) a member of the DB Group acted as a lender, with a commitment of $73.0 million, for a revolving credit facility for an affiliate of SFR in April 2017. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit), securitization and other financial services to INVH or its affiliates for which they have received, and in the future may receive, compensation, including (i) acting as lead bookrunner for the $1.8 billion INVH IPO in February 2017, (ii) entering into an interest rate swap agreement in January 2017 with the operating partnership of INVH for a notional amount of $325.0 million and (iii) acting as a lender under INVH’s revolving credit facility in January 2017, with a commitment of $340.0 million. The DB Group may also provide investment banking, commercial banking

(including extension of credit), securitization and other financial services to SFR and INVH and their respective affiliates in the future, for which the DB Group would expect to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of SFR, INVH and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations. During the period from January 1, 2015 through the date of Deutsche Bank’s opinion, members of the DB Group received fees of approximately €14 million in the aggregate for services rendered to INVH (excluding any fees payable upon delivery of Deutsche Bank’s opinion). Additionally, one or more members of the DB Group have, from time to time, provided, and are currently providing, and in the future may provide, investment banking, commercial banking (including extension of credit), securitization and other financial services to Blackstone and certain affiliates and portfolio companies of Blackstone and affiliated investment funds (other than INVH) (collectively, the “Blackstone Entities”) for which the DB Group has received, and in the future may receive, compensation. During the period from January 1, 2015 through the date of Deutsche Bank’s opinion, members of the DB Group received, in the aggregate, approximately €23 million in M&A financial advisory fees and approximately €120 million in other investment banking fees for services rendered to the Blackstone Entities. During the period from January 1, 2015 through the date of Deutsche Bank’s opinion, members of the DB Group received fees of approximately €3 million in the aggregate for services rendered to SFR. Additionally, during the period from January 1, 2015 through the date of Deutsche Bank’s opinion, members of the DB Group received, in the aggregate, approximately €3 million in M&A financial advisory fees and approximately €16 million in other investment banking fees for services rendered to Starwood Capital Group LLC and certain of its affiliates.

Summary of Material Financial Analyses of Deutsche Bank

The following is a summary of the material financial analyses presented by Deutsche Bank to the INVH Board at its meeting held on August 9, 2017, and that were used in connection with rendering its opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 8, 2017, the last trading day before the date of Deutsche Bank’s opinion, and is not necessarily indicative of current market conditions.

Standalone Valuation of INVH

Historical Trading Analysis

Deutsche Bank reviewed the historical prices for INVH Common Stock during the period from the first trading day of INVH Common Stock on February 1, 2017 through August 8, 2017, the last trading day before the date of Deutsche Bank’s opinion, which ranged from an intraday low of $19.80 per share on February 1, 2017 to an intraday high of $22.43 per share on June 12, 2017.

Analyst Price Targets

Deutsche Bank reviewed the stock price targets for INVH Common Stock in nine recently published, publicly available research analysts’ reports, which indicated low and high stock price targets ranging from $24.00 to $26.00 per share.

Selected Public Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for INVH and SFR with corresponding financial information and valuation measurements for the following eight publicly traded companies in the single and multifamily rental home real estate investment trust industry (the “Selected Companies”):

•	American Homes 4 Rent

•	Equity Residential

•	AvalonBay Communities Inc.

•	Essex Property Trust Inc.

•	Mid-America Apartment Communities Inc.

•	UDR, Inc.

•	Apartment Investment and Management Company

•	Camden Property Trust

Although none of the Selected Companies is directly comparable to INVH or SFR, the Selected Companies were chosen because they are publicly traded companies with financial and operating characteristics that, for purposes of analysis, may be considered similar to those of INVH and SFR. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of the common stock of the Selected Companies on August 8, 2017, information contained in the most recent public filings of the selected companies, and estimated growth forecasts included in recently published, publicly available research analysts’ reports, Deutsche Bank calculated for each of the Selected Companies: (i) the closing price of a share of common stock as a multiple of estimated Core FFO for the forward four calendar quarter period (the “Price / NTM Core FFO Multiple”), (ii) the closing price of a share of common stock as a multiple of estimated AFFO for the forward four calendar quarter period (the “Price / NTM AFFO Multiple”) and (iii) the trading capitalization rate based on projected net operating income (“NOI”) for the forward four calendar quarter period (the “NTM Trading Capitalization Rate”), which are collectively referred to in this section of this joint proxy statement/information statement and prospectus as the “NTM Metrics.”

The following table presents the NTM Metrics for the Selected Companies and the mean and median of such multiples for the Selected Companies:

Selected Companies	Price / NTM Core FFO	Price / NTM AFFO	NTM Trading Capitalization Rate
American Homes 4 Rent	20.0x	23.1x	5.2	%(1)
Equity Residential	20.9x	23.3x	4.8%
AvalonBay Communities Inc.	21.1x	22.4x	4.7%
Essex Property Trust Inc.	21.7x	23.7x	4.4%
Mid-America Apartment Communities Inc.	17.1x	19.0x	5.5%
UDR, Inc.	20.2x	22.0x	5.1%
Apartment Investment and Management Company	18.3x	20.9x	5.3%
Camden Property Trust	19.0x	22.2x	5.4%
Mean	19.8x	22.1x	5.0%
Median	20.1x	22.3x	5.1%

(1)	For American Homes 4 Rent, NTM Trading Capitalization Rate is based on estimated NOI calculated by applying the midpoint of Core NOI margin, as obtained from publicly reported management guidance, on estimated rental income for the forward four calendar quarter period (based on currently reported average rent per home and rent growth from the last twelve month period) plus fee income for the forward four calendar quarter period (annualized based on the most recent calendar quarter).

Based in part upon the NTM Metrics of the Selected Companies described above, and taking into account its professional judgment and experience, Deutsche Bank calculated ranges of implied values per share of INVH Common Stock by: (i) applying a Price / NTM Core FFO Multiple range of 17.0x – 22.0x to the publicly available Wall Street analysts’ consensus estimate of Core FFO per share of INVH for the forward four calendar quarter period, (ii) applying a Price / NTM AFFO Multiple range of 20.0x – 24.0x to the publicly available Wall Street analysts’ consensus estimate of NTM AFFO per share of INVH for the forward four calendar quarter period and (iii) applying NTM Trading Capitalization Rates range of 4.7% to 5.4% to the estimate of NOI of INVH for the forward four calendar quarter period based on NOI from the last twelve month period and publicly available Wall Street analysts’ consensus same store NOI growth forecasts, resulting in the ranges of implied values per share of INVH Common Stock set forth in the below table:

NTM Metric	Implied Value Per Share of INVH Common Stock
Price / NTM Core FFO	$18.25 - $23.62 per share
Price / NTM AFFO	$18.36 - $22.03 per share
NTM Trading Capitalization Rate	$19.75 - $25.22 per share

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis of INVH on a standalone basis using financial forecasts, data and other information provided by management of INVH to calculate a range of implied equity values per share of INVH Common Stock as of August 8, 2017.

In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 7.0% to 8.0% to the sum of (i) free cash flows estimated to be generated by INVH for the period from July 1, 2017 through December 31, 2021, as calculated based on financial forecasts and data provided by management of INVH and (ii) a range of terminal values of INVH. The discount rate ranges were selected based upon Deutsche Bank’s professional judgment and experience after performing a weighted average cost of capital analysis of INVH. The range of estimated terminal values was calculated by applying terminal capitalization rates ranging from 4.5% to 5.5%, which was based on Deutsche Bank’s professional judgment and experience, to the estimated NOI of INVH for calendar year 2022, which was based on the estimated NOI growth rate of INVH for calendar year 2021 as applied to the estimated NOI of INVH for calendar year 2021. For purposes of this analysis, Deutsche Bank calculated free cash flow for each calendar year, calculated to be $531 million, $568 million, $601 million and $633 million for the calendar years 2018, 2019, 2020 and 2021, respectively, as (a) adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), less (b) capital expenditures, in each case as provided to Deutsche Bank by management of INVH.

This analysis resulted in a range of implied present values per share of INVH Common Stock of $22.96 to $32.10 per share.

Standalone Valuation of SFR

Historical Trading Analysis

Deutsche Bank reviewed the historical prices for SFR Common Shares during the 52-week period ended August 8, 2017, the last trading day before the date of Deutsche Bank’s opinion, which ranged from an intraday low of $26.74 per share on October 6, 2016 to an intraday high of $35.76 per share on June 5, 2017.

Analyst Price Targets

Deutsche Bank reviewed the stock price targets for SFR Common Shares in nine recently published, publicly available research analysts’ reports, which indicated low and high stock price targets ranging from $33.00 to $41.00 per share.

Selected Public Companies Analysis

Based in part upon the NTM Metrics of the Selected Companies described under “—Standalone Valuation of INVH—Selected Public Companies Analysis” above, and taking into account its professional judgment and experience, Deutsche Bank calculated ranges of implied values per SFR Common Shares by: (i) applying a Price / NTM Core FFO Multiple range of 17.0x – 22.0x to the publicly available Wall Street analysts’ consensus estimate of Core FFO per share of SFR for the forward four calendar quarter period, (ii) applying a Price / NTM AFFO Multiple range of 20.0x – 24.0x to the publicly available Wall Street analysts’ consensus estimate of NTM AFFO per share of SFR for the forward four calendar quarter period and (iii) applying NTM Trading Capitalization Rates range of 4.7% to 5.4% to the estimated NOI of SFR for the forward four calendar quarter period based on NOI from the last twelve month period (pro forma for the acquisition of a portfolio of 3,106 single-family rental homes (the “GI Portfolio”) by SFR from Waypoint/GI Ventures, LLC) and publicly available Wall Street analysts’ consensus same store NOI growth forecasts, resulting in the ranges of implied values per SFR Common Share set forth in the below table:

NTM Metric	Implied Value Per Share of SFR Common Shares
Price / NTM Core FFO	$33.10 - $42.83 per share
Price / NTM AFFO	$31.18 - $37.41 per share
NTM Trading Capitalization Rate	$32.28 - $39.76 per share

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis of SFR on a standalone basis using financial forecasts, data and other information provided by SFR’s management to calculate a range of implied equity values per SFR Common Share as of August 8, 2017 on a standalone basis.

In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 7.0% to 8.0% to the sum of (i) free cash flows estimated to be generated by SFR for the period from July 1, 2017 through December 31, 2021, as calculated by Deutsche Bank based on financial forecasts and data provided by management of SFR and (ii) a range of terminal values of INVH. The discount rate ranges were selected based upon Deutsche Bank’s professional judgment and experience after performing a weighted average cost of capital analysis of SFR. The range of estimated terminal values was calculated by applying terminal capitalization rates ranging from 4.5% to 5.5%, which was based on Deutsche Bank’s professional judgment and experience, to SFR’s estimated NOI for calendar year 2022, which was based on SFR’s estimated NOI growth rate for calendar year 2021 as applied to SFR’s estimated NOI for calendar year 2021. For purposes of this analysis, Deutsche Bank calculated free cash flow for each calendar year, calculated to be $368 million, $390 million, $412 million and $434 million for the calendar years 2018, 2019, 2020 and 2021, respectively, as (a) Adjusted EBITDA, less (b) capital expenditures, in each case as provided to Deutsche Bank by management of SFR.

This analysis resulted in a range of implied present value per SFR Common Share of $36.92 to $51.50 per share.

Relative Value Analysis

Based upon a comparison of the range of implied equity values for each of INVH and SFR calculated in the historical trading analysis, analyst price targets analysis, selected public companies analysis and discounted cash flow analysis described above, Deutsche Bank calculated ranges of implied exchange ratios for the REIT Merger. For any given range of exchange ratios, the higher ratio assumes the maximum implied value per SFR Common Share divided by the minimum implied value per share of INVH Common Stock and the lower ratio assumes the minimum implied value per SFR Common Share divided by the maximum implied value per share of INVH Common Stock. This analysis indicated the following implied ranges of exchange ratios, which Deutsche Bank compared to the Exchange Ratio of 1.6140 shares of INVH Common Stock for each SFR Common Share:

Range of Implied Exchange Ratios
Historical Trading	1.19x – 1.81x
Analyst Price Targets	1.27x – 1.71x
Selected Public Companies Analysis
NTM Trading Capitalization Rate	1.28x – 2.01x
NTM Core FFO Multiple	1.40x – 2.35x
NTM AFFO Multiple	1.41x – 2.04x
Discounted Cash Flow	1.15x – 2.24x

Contribution Analysis

For informational purposes only and not as a valuation methodology constituting part of its financial analyses in connection with rendering its advice, Deutsche Bank also performed a contribution analysis in which it analyzed and compared the relative implied contribution of INVH and SFR to the Combined Company on a percentage basis based on NOI, Adjusted EBITDA, Core FFO and AFFO, in each case as estimated for calendar years 2017 and 2018 and provided to Deutsche Bank by management of INVH and SFR, respectively. The following table summarizes the results of this analysis:

Metric	INVH Contribution Percentage	SFR Contribution Percentage
NOI
2017E	60%	40%
2018E	59%	41%
Adjusted EBITDA
2017E	60%	40%
2018E	59%	41%
Core FFO
2017E	57%	43%
2018E	56%	44%
AFFO
2017E	58%	42%
2018E	57%	43%

Deutsche Bank noted that, based on the Exchange Ratio of 1.6140 shares of INVH Common Stock for each SFR Common Share and after giving effect to the REIT Merger, the implied percentage ownership in the Combined Company of current holders of INVH Common Stock is 59.1%.

Miscellaneous

This summary is not a complete description of Deutsche Bank’s opinion or the underlying analyses and factors considered in connection with Deutsche Bank’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No Selected Company in the analyses described above is identical to INVH or SFR.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the INVH Board as to the fairness of the Exchange Ratio, from a financial point of view, to INVH as of the date of the opinion and do not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by management of INVH with, numerous assumptions about industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, INVH or SFR. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of INVH or SFR or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the REIT Merger, including the Exchange Ratio, were determined through arm’s-length negotiations between INVH and SFR and were approved by the INVH Board. Although Deutsche Bank provided advice to the INVH Board during the course of these negotiations, the decision to enter into the Merger Agreement was solely that of the INVH Board. Deutsche Bank did not recommend any specific consideration to INVH or the INVH Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the REIT Merger. As described above, the opinion of Deutsche Bank and its presentation to the INVH Board were among a number of factors taken into consideration by the INVH Board in making its determination to approve the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the INVH Stock Issuance.

Opinion of SFR’s Financial Advisor

SFR retained Evercore to act as one of its financial advisors in connection with the Mergers. SFR engaged Evercore based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes. As part of this engagement, the SFR Board requested that Evercore evaluate the fairness, from a financial point of view, to the holders of SFR Common Shares (other than INVH and its affiliates) of the Exchange Ratio pursuant to the Merger Agreement. On August 9, 2017, Evercore delivered to the SFR Board its oral opinion, subsequently confirmed by its delivery of a written opinion, that, as of August 9, 2017 and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Evercore’s written opinion, the Exchange Ratio was fair from a financial point of view to the holders of SFR Common Shares (other than INVH and its affiliates).

The full text of Evercore’s written opinion, dated August 9, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Evercore in delivering its opinion, is attached as Annex C to this joint proxy statement/information statement and prospectus and is incorporated by reference in its entirety into this joint proxy statement/information statement and prospectus. The description of Evercore’s written opinion set forth below is qualified in its entirety by reference to the full text of such written opinion. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party, and such opinion was not intended to be, and did not constitute, a recommendation to the SFR Board or to any other person in respect of the Mergers, including as to how any holders of SFR Common Shares should vote or act in respect of the Mergers. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the SFR Board and was delivered to the SFR Board in connection with its evaluation of whether the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of SFR Common Shares (other than INVH and its affiliates), and did not address any other aspects or implications of the Mergers.

Evercore’s opinion necessarily was based upon information made available to Evercore as of August 8, 2017 and financial, economic, market and other conditions as they existed and could be evaluated on such date. Evercore has no obligation to update, revise or reaffirm its opinion based on subsequent developments. Evercore’s opinion did not express any opinion as to the price at which the SFR Common Shares or the shares of INVH Common Stock will trade at any time.

In connection with delivering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to SFR and INVH that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to SFR and INVH prepared by management of SFR and of INVH and furnished to Evercore by management of SFR;

•	reviewed certain non-public projected financial data relating to SFR and INVH prepared by management of SFR and of INVH and furnished to Evercore by management of SFR, which we refer to as the “SFR Management Projections” or “INVH Management Projections,” respectively, or together as the “Management Projections”;

•	reviewed certain information regarding potential cost savings and operational synergies projected by managements of SFR and INVH to result from the Mergers and furnished to Evercore by management of SFR, which we refer to as the “Expected Synergies”;

•	discussed the past and current operations, financial projections and current financial condition of SFR and INVH and the Expected Synergies with management of SFR and of INVH (including their views on the risks and uncertainties of achieving such projections and the Expected Synergies);

•	reviewed the reported prices and the historical trading activity of the SFR Common Shares and the INVH Common Stock;

•	compared the financial performance of SFR and INVH and their stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	performed discounted cash flow analyses on SFR and INVH based on forecasts and other data relating to SFR and INVH prepared by management of SFR and of INVH and provided by management of SFR and compared the results of these analyses;

•	reviewed and compared publicly available research analyst estimates for the net asset value of the assets of SFR and INVH;

•	performed peer group trading analyses on SFR and INVH using publicly available information relating to public issuers that Evercore deemed relevant and compared the results of these analyses;

•	performed a discounted cash flow analysis on the Expected Synergies;

•	compared the results of the discounted cash flow analyses performed on SFR with the combined results of the discounted cash flow analyses performed on SFR, INVH and the Expected Synergies;

•	compared the relative contributions to the pro forma entity by each of SFR and INVH of certain financial metrics Evercore deemed relevant;

•	reviewed a draft of the Merger Agreement, dated August 9, 2017, which Evercore assumed was in substantially final form and from which Evercore assumed the final form would not vary in any respect material to its analysis; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore does not assume any liability therefor.

With respect to the SFR Management Projections and the INVH Management Projections, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of, with respect to SFR Management Projections, management of SFR and, with respect to the INVH Management Projections, management of INVH, as to the future financial performance of SFR and INVH, as applicable, under the assumptions reflected therein. Evercore relied, at the direction of the SFR Board, without independent verification, upon the assessments of managements of SFR and INVH as to the Expected Synergies, and Evercore assumed that the amount of the Expected Synergies was reasonable. Evercore expressed no view as to any projected financial data relating to SFR or INVH or as to the Expected Synergies or the assumptions on which they were based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Mergers would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Mergers would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on SFR or the consummation of the Mergers or materially reduce the benefits to the holders of SFR Common Shares of the Mergers.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of SFR, nor was it furnished with any such appraisals, nor did it evaluate the solvency or fair value of SFR under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of August 8, 2017 and financial, economic, market and other conditions as they existed and as could be evaluated on August 8, 2017. It should be understood that subsequent developments may affect the opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, to the holders of the SFR Common Shares (other than INVH and its affiliates), from a financial point of view, of the Exchange Ratio. Evercore did not express any view on, and its opinion did not address, the fairness of the Mergers, including the Partnership Merger to, or any consideration, including the Partnership Merger Consideration (as defined in the Merger Agreement), received in connection therewith by, the holders of any other securities, creditors or other constituencies of SFR or the holders of any securities, creditors or other constituencies of SFR LP, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, trustees or employees of SFR, or any class of such persons, whether relative to the Exchange Ratio or otherwise. Evercore assumed that any modification to the structure of the Mergers will not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the Mergers as compared to other business or financial strategies that might be available to SFR, nor did it address the underlying business decision of SFR to engage in the Mergers. Evercore also assumed that the Stockholders Agreement will not vary from the form of the draft thereof reviewed by Evercore in a manner that is material to its opinion.

In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the SFR Common Shares or any business combination or other extraordinary transaction involving SFR. Evercore’s opinion letter, and its opinion, did not constitute, a recommendation to the SFR Board or to any other person in respect of the Mergers, including as to how any holders of SFR Common Shares should vote or act in respect of the Mergers. Evercore expressed no opinion as to the price at which shares of SFR Common Shares or INVH Common Stock would trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by SFR and its advisors with respect to legal, regulatory, accounting and tax matters.

Evercore’s opinion was only one of many factors considered by the SFR Board in its evaluation of the Mergers and should not be viewed as determinative of the views of the SFR Board with respect to the Mergers or the Exchange Ratio.

Summary of Material Financial Analysis

The following is a brief summary of the material financial and comparative analyses that Evercore deemed to be appropriate for this type of transaction and that were reviewed with the SFR Board in connection with delivering Evercore’s opinion. The summary of Evercore’s financial analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Evercore’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Evercore’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Evercore’s analyses and reviews.

To the extent that any of the quantitative data used in Evercore’s financial analyses or described in this summary thereof is based on market data, it is based on market data as it existed on or before August 8, 2017, the last trading day before the date of the Merger Agreement, and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analyses

SFR

Evercore performed a discounted cash flow analysis of SFR to calculate a range of estimated present values as of December 31, 2017 of the standalone unlevered, after-tax free cash flows that SFR was projected to generate from January 1, 2018 through December 31, 2021, calculated to be $312 million, $333 million, $353 million and $374 million for the calendar years 2018, 2019, 2020 and 2021, respectively, using information contained in the SFR Management Projections. The standalone unlevered, after-tax free cash flows that SFR is projected to generate from January 1, 2018 through December 31, 2021 were calculated by deducting from the forecasted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for each calendar year as reflected in the SFR Management Projections capital expenditures, leasing commissions, stock based compensation and taxes, all as reflected in the SFR Management Projections. Evercore also calculated terminal values for SFR both by applying multiples of enterprise value (“EV”) ranging from 18.0x to 22.0x (based on Evercore’s analysis of EV/EBITDA multiples of SFR and other selected companies) to projected terminal year (2021) EBITDA as reflected in the SFR Management Projections (the “EBITDA Multiple Method”) and by applying a range of perpetuity growth rates of 2.5% to 3.5% (based on Evercore’s professional judgment given the nature of SFR and its business and the industries in which it operates) to terminal year (2021) standalone unlevered, after-tax free cash flows for SFR, calculated to be $412 million, reflecting projected standalone unlevered, after-tax free cash flows for SFR for 2021 (but without deducting projected 2021 development capital expenditures) as reflected in the SFR Management Projections (the “Perpetuity Growth Rate Method”). The cash flows and the terminal values were discounted to present value using a range of discount rates of 6.5% to 7.5%, taking into account an estimate of SFR’s weighted average cost of capital calculated using the capital asset pricing model, to derive a range of implied enterprise values for SFR. A range of implied equity values for SFR was then calculated by reducing the range of implied enterprise values by the amount of SFR’s projected net debt (calculated as debt less cash and cash equivalents) as of December 31, 2017 as reflected in the SFR Management Projections. Evercore’s analysis indicated an implied per share equity value reference ranges for SFR on a standalone basis of approximately $28.60 to $41.59 (based on terminal values calculated using the EBITDA Multiple Method) and $29.40 to $65.41 (based on terminal values calculated using the Perpetuity Growth Rate Method).

INVH

Evercore performed a discounted cash flow analysis of INVH to calculate a range of estimated present values as of December 31, 2017 of the standalone unlevered, after-tax free cash flows that INVH was projected to generate from January 1, 2018 through December 31, 2021, calculated to be $506 million, $558 million, $591 million and $623 million for the calendar years 2018, 2019, 2020 and 2021, respectively, using information contained in the INVH Management Projections. The standalone unlevered, after-tax free cash flows that INVH is projected to generate from January 1, 2018 through December 31, 2021 were calculated by deducting from the forecasted EBITDA for each calendar year as reflected in the INVH Management Projections capital expenditures and stock based compensation, both as reflected in the INVH Management Projections. Evercore also calculated terminal values for INVH both using the EBITDA Multiple Method by applying multiples of EV ranging from 18.0x to 22.0x (based on Evercore’s analysis of EV/EBITDA multiples of INVH and other selected companies) to projected terminal year (2021) EBITDA as reflected in the INVH Management Projections and using the Perpetuity Growth Rate Method by applying a range of perpetuity growth rates of 2.5% to 3.5% (based on Evercore’s professional judgment given the nature of INVH and its business and the industries in which it operates) to terminal year (2021) standalone unlevered, after-tax free cash flows for INVH equal to projected standalone unlevered, after-tax free cash flows for INVH for 2021 as reflected in the INVH Management Projections. The cash flows and the terminal values were discounted to present value using a range of discount rates of 6.5% to 7.5%, taking into account an estimate of INVH’s weighted average cost of capital calculated using the capital asset pricing model, to derive a range of implied enterprise values for INVH. A range of implied equity values for INVH was then calculated by reducing the range of implied enterprise values by the amount of INVH’s projected net debt (calculated as debt less cash and cash equivalents) as of December 31, 2017 as reflected in the INVH Management Projections. Evercore’s analysis indicated an implied per share equity value reference ranges for INVH on a standalone basis of approximately $23.69 to $31.72 (based on terminal values calculated using the EBITDA Multiple Method) and $25.83 to $49.27 (based on terminal values calculated using the Perpetuity Growth Rate Method).

Implied Exchange Ratio

Evercore calculated an implied exchange ratio reference range by dividing the low end of the implied per share equity value reference range for SFR by the high end of the implied per share equity value reference range for INVH indicated by the discounted cash flow analyses based both on terminal values calculated using the EBITDA Multiple Method and the Perpetuity Growth Rate Method and by dividing the high end of the implied per share equity value reference range for SFR by the low end of the implied per share equity value reference range for INVH indicated by the discounted cash flow analyses based both on terminal values calculated using the EBITDA Multiple Method and the Perpetuity Growth Rate Method. This analysis indicated an implied exchange ratio reference ranges of 0.9018 to 1.7553 shares of INVH Common Stock for each SFR Common Share (based on terminal values calculated using the EBITDA Multiple Method) and of 0.5968 to 2.5321 shares of INVH Common Stock for each SFR Common Share (based on terminal values calculated using the Perpetuity Growth Rate Method), as compared to the Exchange Ratio of 1.6140.

Net Asset Value Analyses

Evercore reviewed research analyst estimates of net asset value (“NAV”) of SFR and INVH on a per share basis, as published by SNL Financial as of August 8, 2017. The observed research analyst NAV per share estimates ranged from $33.28 to $36.46 for SFR and $22.43 to $25.02 for INVH.

Evercore calculated an implied exchange ratio reference range by dividing the low end of the observed research analyst NAV per share estimates for SFR by the high end of the observed research analyst NAV per share estimates for INVH and by dividing the high end of the observed research analyst NAV per share estimates for SFR by the low end of the of the observed research analyst NAV per share estimates for INVH.

This analysis indicated an implied exchange ratio reference range of 1.3301 to 1.6225 shares of INVH Common Stock for each SFR Common Share, as compared to the Exchange Ratio of 1.6140.

Selected Publicly Traded Companies Analyses

In performing a public company trading multiples analysis of SFR and INVH, Evercore reviewed publicly available financial and market information for both SFR and INVH, for the two single-family rental public companies listed in the table below, and for the four select multi-family public companies listed in the table below (the companies together are referred to as the “Selected Publicly Traded Companies”). Evercore deemed the Selected Publicly Traded Companies most relevant to consider in relation to SFR and INVH, respectively, based on Evercore’s professional judgment and experience.

Evercore reviewed, among other things, the total enterprise value of SFR and INVH and of each of the Selected Publicly Traded Companies as a multiple of estimated EBITDA for calendar years 2017 and 2018. Total enterprise value was calculated for purposes of this analysis as total equity value (based on the closing price per share on August 8, 2017 multiplied by the fully diluted number of the applicable company’s outstanding equity securities on such date), plus debt and, where applicable, preferred and minority interests, less cash and cash equivalents. In addition, Evercore reviewed the total equity value of SFR and INVH and each Selected Publicly Traded Company on August 8, 2017 as a multiple of estimated Core FFO and estimated AFFO for calendar years 2017 and 2018.

The financial data for each of the Selected Publicly Traded Companies used by Evercore for this analysis were based on consensus research analyst projections published by SNL Financial or FactSet as of August 8, 2017. Evercore also used for purposes of its analysis (i) in the case of SFR, consensus research analyst projections for SFR as published by SNL Financial as of August 8, 2017 and the SFR Management Projections, and (ii) in the case of INVH, research analyst projections for INVH as published by SNL Financial as of August 8, 2017 and the INVH Management Projections. For purposes of the SFR Management Projections, AFFO was calculated as Core FFO less recurring capital expenditures and leasing commissions. For purposes of the INVH Management Projections, AFFO was calculated as Core FFO less maintenance capital expenditures.

Selected Publicly Traded Companies	Total Enterprise Value / EBITDA		Total Equity Value/ Core FFO		Total Equity Value / AFFO
	2017E	2018E	2017E	2018E	2017E	2018E
SFR Metrics
SFR (Research Analyst Consensus)	24.1x	20.6x	18.6x	16.6x	22.5x	20.6x
SFR (Management Projections)	23.6x	20.4x	18.0x	16.3x	22.8x	19.7x
INVH Metrics
INVH (Research Analyst Consensus)	23.4x	21.1x	21.0x	18.5x	24.2x	21.4x
INVH (Management Projections	22.9x	20.8x	21.1x	18.2x	24.9x	21.0x
Select Single-Family Rental Public Companies
Altisource Residential Corporation	—	20.9x	23.4x	20.1x	—	31.7x
American Homes 4 Rent	22.2x	19.0x	20.9x	18.6x	24.9x	21.8x
Select Multi-Family Rental Public Companies
Apartment Investment and Management Company	20.1x	19.8x	18.9x	18.1x	21.8x	21.2x
Camden Property Trust	20.4x	19.4x	19.6x	18.7x	23.1x	22.1x
Mid-America Apartment Communities, Inc.	19.2x	18.2x	17.7x	16.5x	19.5x	18.3x
UDR, Inc.	23.5x	22.1x	20.7x	19.8x	22.6x	21.7x

Based on its review of the Selected Publicly Traded Companies and its experience and professional judgment, Evercore then applied: (i) a reference range of total enterprise value/EBITDA multiples of 20.0x to 22.5x to the estimated EBITDA for each of SFR and INVH for the calendar year ending 2017 as reflected in the Management Projections, (ii) a reference range of total enterprise value/EBITDA multiples of 19.0x to 21.0x to the estimated EBITDA for SFR and INVH for the calendar year ending 2018 as reflected in the Management Projections, (iii) a reference range of total equity value/Core FFO multiples of 17.0x to 21.5x to the estimated Core FFO for SFR and INVH for the calendar year ending 2017 as reflected in the Management Projections, (iv) a reference range of total equity value/Core FFO multiples of 16.0x to 19.0x to the estimated Core FFO for SFR and INVH for the calendar year ending 2018, (v) a reference range of total equity value/AFFO multiples of 19.0x to 23.0x to the estimated AFFO for SFR and INVH for the calendar year ending 2017, and (vi) a reference range of total equity value/AFFO multiples of 18.0x to 22.0x to the estimated AFFO for SFR and INVH for the calendar year ending 2018. In each case, estimated EBITDA, Core FFO and AFFO for SFR and INVH was based on the Management Projections.

This analysis indicated an implied equity value per share reference range (i) for SFR of approximately $24.33 to $30.86 and $29.60 to $35.65, using the 2017 and 2018 total enterprise value/EBITDA multiples, respectively, and an implied equity value per share reference range for INVH of approximately $15.99 to $20.19 and $17.49 to $21.18, using the 2017 and 2018 total enterprise value/EBITDA multiples, respectively, (ii) for SFR of approximately $29.81 to $37.71 and $33.30 to $39.54, using the 2017 and 2018 total equity value/Core FFO multiples, respectively, and an implied equity value per share reference range for INVH of approximately $16.77 to $21.20 and $18.34 to $21.77, using the 2017 and 2018 total equity value/Core FFO multiples, respectively, and (iii) for SFR of approximately $26.38 to $31.94 and $30.93 to $37.81, using the 2017 and 2018 total equity value/AFFO multiples, respectively, and an implied equity value per share reference range for INVH of approximately $15.91 to $19.26 and $17.84 to $21.81, using the 2017 and 2018 total equity value/AFFO multiples, respectively.

Implied Exchange Ratio

Evercore calculated an implied exchange ratio reference range by dividing the low end of the implied per share equity value reference range for SFR by the high end of the implied per share equity value reference range for INVH indicated by the Selected Publicly Traded Companies analyses and by dividing the high end of the implied per share equity value reference range for SFR by the low end of the implied per share equity value reference range for INVH indicated by the Selected Publicly Traded Companies analyses. This analysis indicated (i) an implied exchange ratio reference range of 1.2052 to 1.9293 shares of INVH Common Stock for each SFR Common Share using 2017 total enterprise value/EBITDA multiples, (ii) an implied exchange ratio reference range of 1.3977 to 2.0385 shares of INVH Common Stock for each SFR Common Share using 2018 total enterprise value/EBITDA multiples, (iii) an implied exchange ratio reference range of 1.4061 to 2.2491 shares of INVH Common Stock for each SFR Common Share using 2017 total equity value/Core FFO multiples, (iv) an implied exchange ratio reference range of 1.5294 to 2.1568 shares of INVH Common Stock for each SFR Common Share using 2018 total equity value/Core FFO multiples, (v) an implied exchange ratio reference range of 1.3701 to 2.0077 shares of INVH Common Stock for each SFR Common Share using 2017 total equity value/AFFO multiples, and (v) an implied exchange ratio reference range 1.4186 to 2.1191 shares of INVH Common Stock for each SFR Common Share using 2018 total equity value/AFFO multiples, as compared to the Exchange Ratio of 1.6140.

Other Factors

Evercore also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were referenced for informational purposes, including, among other things, an illustrative hypothetical discounted cash flow-based value creation analysis, a contribution analysis, an illustrative pro forma accretion/dilution analysis, the 52-week high/low closing share prices, research analyst price targets and historical exchange ratios. Evercore noted that none of the foregoing constituted a valuation methodology, and the foregoing were presented for informational purposes only.

Illustrative Hypothetical Discounted Cash Flow-Based Value Creation Analysis

Evercore calculated on a hypothetical basis an illustration of the potential value creation for the holders of SFR Common Shares as a result of the Mergers. This calculation was not meant to indicate the actual share price impact of the Mergers.

For purposes of this analysis, Evercore derived illustrative discounted cash flow-based equity values for the Combined Company (based on terminal values calculated using both the EBITDA Multiple Method and the Perpetuity Growth Rate Method) by adding implied equity values for SFR on a standalone basis derived by Evercore based on its discounted cash flow analyses of SFR described above, (ii) implied equity value for INVH on a standalone basis derived by Evercore based on its discounted cash flow analysis of INVH described above, and (iii) a net present value of the Expected Synergies (calculated applying a weighted average cost of capital of 7.0%, and based on 75% of the midpoint of the estimated annual run-rate cost synergies of $47.5 million being achieved by the end of 2018 and 100% by the end of 2019 with 3% growth to such cost synergies per year thereafter, $4 million of dis-synergies beginning in 2018 with 2% growth per year thereafter and the midpoint of the one-time estimated transaction costs of $68 million, all as provided by managements of SFR and INVH). Evercore compared the (i) implied per share equity value reference ranges for the Combined Company indicated by the foregoing calculation multiplied by the Exchange Ratio of 1.6140 to (ii) implied per share equity value reference ranges for SFR on a standalone basis indicated by Evercore’s discounted cash flow analyses. This comparison indicated an illustrative hypothetical range of potential value creation with respect to each SFR Common Share of approximately 2.6% to 57.3% (based on terminal values calculated based on the EBITDA Multiple Method) and approximately (16.7)% to 111.0% (based on terminal values calculated based on the Perpetuity Growth Rate Method).

Contribution Analysis

Evercore analyzed the relative contributions of SFR and INVH to the 2018 and 2019 EBITDA, Core FFO and AFFO of the Combined Company, based on the Management Projections. Evercore also derived implied equity value contributions by SFR and INVH based on the 2018 and 2019 EBITDA, Core FFO and AFFO contributions of SFR and INVH to the Combined Company and a weighted average of SFR and INVH’s trading multiples. This analysis indicated the relative contributions of SFR and INVH and the implied exchange ratios of shares of INVH Common Stock for each SFR Common Share based on the metrics set forth in the following table, including the implied exchange ratio reference ranges of 1.6848 to 1.8162 and 1.6468 to 1.7326 shares of INVH Common Stock for each SFR Common Share based on the contribution analysis for calendar years 2018 and 2019, respectively, as compared to the Exchange Ratio of 1.6140:

		SFR Contribution	INVH Contribution	SFR Implied Equity Value	INVH Implied Equity Value	Implied Exchange Ratio
EBITDA	2018E	41.3%	58.7%	$4,668	$6,449	1.6848
	2019E	41.1%	58.9%	$4,621	$6,496	1.6558
Core FFO	2018E	43.8%	56.2%	$4,873	$6,244	1.8162
	2019E	42.7%	57.3%	$4,744	$6,373	1.7326
AFFO	2018E	42.7%	57.3%	$4,746	$6,371	1.7338
	2019E	41.4%	58.6%	$4,607	$6,511	1.6468

Illustrative Pro Forma Accretion/Dilution Analysis

Evercore performed illustrative pro forma analyses of the potential financial impact of the transaction based on the Core FFO and AFFO estimates for SFR and INVH set forth in the management forecasts, taking into account 75% of the midpoint of the estimated annual run-rate cash cost synergies of $39.0 million being achieved by the end of 2018 and 100% by the end of 2019 with 3% growth to such cost synergies per year thereafter, $4 million of dis-synergies beginning in 2018 with 2% growth per year thereafter, as provided by managements of SFR and INVH. For each of the calendar years 2018, 2019 and 2020, Evercore compared the projected Core FFO and AFFO per SFR Common Share on a standalone basis to the projected Core FFO and AFFO of a share of Combined Company common stock multiplied by the Exchange Ratio of 1.6140. Based on these calculations, the Mergers would be (i) 5.0% dilutive to the SFR shareholders in 2018, 0.4% accretive to the SFR shareholders in 2019 and 2.8% accretive to the SFR shareholders in 2020 on a Core FFO basis and (ii) 2.2% dilutive to the SFR shareholders in 2018, 4.1% accretive to the SFR shareholders in 2019 and 6.9% accretive to the SFR shareholders in 2020 on an AFFO basis. In addition, Evercore compared the projected annual dividend per SFR Common Share on a standalone basis of $0.88 to the anticipated annual dividend per share of the Combined Company of $0.44 multiplied by the Exchange Ratio of 1.6140. Based on this calculation, the Mergers would result in (19.3%) dividend dilution to the SFR shareholders.

52-Week High/Low Closing Share Price

Evercore reviewed historical trading prices of SFR Common Shares during the 52-week period ending on August 8, 2017, the last trading day before the date of Evercore’s opinion, and INVH Common Stock for the period commencing February 1, 2017, the first trading day of INVH Common Stock, and ending on August 8, 2017, noting that the low and high closing prices during such period ranged from $27.15 to $35.72 for SFR Common Shares and $20.00 to $21.93 for INVH Common Stock. Evercore calculated a series of implied exchange ratio reference ranges with respect to the Exchange Ratio, by dividing the low end of the historical trading price range for SFR Common Shares by the high end of the historical trading price range for INVH Common Stock and dividing the high end of the historical trading price range for SFR Common Shares by the low end of the historical trading price range for INVH Common Stock. This analysis indicated a reference range of 1.2380 to 1.7860 shares of INVH Common Stock for each SFR Common Share, as compared to the Exchange Ratio of 1.6140.

Research Analyst Price Targets

Evercore reviewed publicly available share price targets of research analysts’ estimates known to Evercore as of August 8, 2017, the last trading day before the date of the Merger Agreement, noting that the low and high share price targets ranged from $26.50 to $41.00 for SFR Common Shares and that the low and high share price targets ranged from $21.50 to $26.00 for INVH Common Stock. Evercore calculated an implied exchange ratio reference range by dividing the low end of the share price target range for SFR Common Shares by the high end of the share price target range for INVH Common Stock and by dividing the high end of the share price target range for SFR Common Shares by the low end of the share price target range for INVH Common Stock. This indicated an implied exchange ratio reference range of 1.0192 to 1.9070 shares of INVH Common Stock for each SFR Common Share, as compared to the Exchange Ratio of 1.6140. The price targets published by equity research analysts do not necessarily reflect current market trading prices for SFR Common Shares and INVH Common Stock and these price targets are subject to numerous uncertainties, including the future financial performance of each company and market conditions.

Historical Share Price Ratio

Evercore reviewed the historical share price ratio of SFR Common Shares to shares of INVH Common Stock for the period commencing on February 1, 2017, the first trading day of INVH Common Stock, and ending on August 8, 2017 by dividing the closing price for SFR Common Shares by the closing price for shares of INVH Common Stock as of the end of each trading day during this period. This indicated an implied exchange ratio reference range of 1.4891 to 1.6502 shares of INVH Common Stock for each SFR Common Share, as compared to the Exchange Ratio of 1.6140.

Miscellaneous

In arriving at its opinion, Evercore did not draw, in isolation, conclusions from or with regard to any factor or analysis considered by it. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. The order of the analyses and reviews described in the summary above and the results thereof do not represent the relative importance or weight given to these analyses and reviews by Evercore. Considering selected portions of the analyses and reviews in the summary set forth above, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Evercore’s opinion. Evercore may have considered various assumptions more or less probable than other assumptions, so the range of valuations and implied exchange ratios resulting from any particular analysis should therefore not be taken to represent Evercore’s view of the value of SFR or INVH.

For purposes of its analyses and reviews, Evercore considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SFR, INVH and their advisors. No company or business used in Evercore’s analyses and reviews as a comparison is identical to SFR or INVH, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Evercore’s analyses and reviews. The estimates contained in Evercore’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results or values are materially different from those forecasted in such estimates.

Under the terms of Evercore’s engagement, Evercore provided SFR with financial advisory services and delivered to the SFR Board an opinion, that, as of August 9, 2017 and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Evercore’s written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of SFR Common Shares (other than INVH and its affiliates). Pursuant to the terms of its engagement letter dated August 7, 2017, SFR has agreed to pay Evercore certain fees for its services in connection with its engagement, including an opinion fee and a success fee. Evercore is entitled to receive an opinion fee of $2.0 million, which Evercore earned upon delivery of its fairness opinion to the SFR Board. Such opinion fee is fully creditable against a success fee of $2.0 million, which Evercore will earn upon the consummation of the Mergers. In addition, Evercore may receive a discretionary fee, which amount, if any, shall be determined by SFR in its sole discretion.

In addition, SFR has agreed to reimburse Evercore for its reasonable and documented expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of Evercore’s engagement, any services performed by Evercore in connection therewith or any transaction contemplated thereby.

Prior to the date of its opinion, Evercore and its affiliates provided certain financial advisory services to SFR, INVH and Blackstone and in the future may provide financial advisory and other services to SFR, INVH and Blackstone and their respective affiliates, for which Evercore has received and may receive compensation, including the reimbursement of expenses.

During the two-year period prior to the date hereof, in addition to its engagement in connection with the Mergers, no material relationship existed between Evercore and its affiliates and SFR pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. During the two-year period prior to the date hereof, Evercore provided capital markets services to INVH for which Evercore received capital markets fees and commissions of less than $1 million. During the two-year period prior to the date hereof, Evercore performed investment banking services for Blackstone and its portfolio companies for which it received advisory fees of approximately $13 million and performed capital markets services to Blackstone and its portfolio companies for which Evercore received capital markets fees and commissions of approximately $2.5 million (including the INVH fees referred to above).

With respect to the Mergers, Evercore did not recommend any specific exchange ratio to the SFR Board or SFR management or that any specific exchange ratio constituted the only appropriate exchange ratio for the holders of SFR Common Shares.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of SFR, INVH, Blackstone and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The issuance of Evercore’s opinion was approved by an opinion committee of Evercore.

Certain INVH Unaudited Prospective Financial Information

Although INVH periodically may issue limited financial guidance to investors, INVH does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Mergers, INVH’s management prepared and provided to the INVH Board in connection with its evaluation of the transaction, and to its financial advisor Deutsche Bank, including in connection with Deutsche Bank’s financial analyses described above under the section entitled “—Opinion of INVH’s Financial Advisor,” and to SFR and

to SFR’s financial advisor Evercore, including in connection with Evercore’s financial analyses described below under the section entitled “—Opinion of SFR’s Financial Advisor,” the INVH Management Projections regarding INVH’s operations for fiscal years 2017 through 2021. The INVH Management Projections were prepared by INVH’s management as part of INVH’s long-range plan for its business for fiscal years 2017 through 2021 and treat INVH on a standalone basis, without giving effect to the Mergers and as if the Mergers had not been contemplated by INVH. The below summary of the INVH Management Projections is included for the purpose of providing INVH stockholders and SFR shareholders access to certain non-public information that was furnished in connection with the Mergers, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any SFR shareholder.

The INVH Management Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial information. The inclusion of the INVH Management Projections should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this joint proxy statement/information statement and prospectus are cautioned not to place undue reliance on the INVH Management Projections. The INVH Management Projections included in this joint proxy statement/information statement and prospectus have been prepared by, and are the responsibility of, INVH’s management. Neither Deutsche Bank nor Evercore has examined, compiled or performed any procedures with respect to the INVH Management Projections and, accordingly, neither Deutsche Bank nor Evercore expresses an opinion or any other form of assurance with respect thereto. The independent registered public accounting firm’s reports, contained in the INVH 10-K, which is attached to this joint proxy statement/information statement and prospectus as Annex D, relate to INVH’s historical financial information. They do not extend to the INVH Management Projections and should not be read to do so. Furthermore, the INVH Management Projections do not take into account any circumstances or events occurring after the date that they were prepared.

While presented with numeric specificity, the INVH Management Projections were based on numerous variables and assumptions (including assumptions related to interest rates, corporate financing activities, annual dividend levels, the amount and timing of asset sales and asset acquisitions, including the return on such investments, the amount of capital expenditures required to ready asset acquisitions for use and to maintain homes for use, occupancy and customer retention levels of INVH’s assets, changes in rent, the amount of property operating and maintenance, property management, and general and administrative costs and additional matters specific to INVH’s business, and the amount of income taxes paid) that are inherently subjective and uncertain and are beyond the control of INVH’s management. Important factors that may affect actual results and cause the INVH Management Projections not to be achieved include, but are not limited to, risks and uncertainties relating to INVH’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The INVH Management Projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the INVH Management Projections. Accordingly, there can be no assurance that the projected results summarized below will be realized. INVH stockholders and SFR shareholders are urged to review the description of the reported and anticipated results of operations and financial condition and capital resources, including the historical financial statements contained in the INVH 10-K and the INVH 10-Q, which are attached as Annex D and Annex E, respectively, to this joint proxy statement/information statement and prospectus.

None of INVH, SFR or their respective officers, trustees, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from the INVH Management Projections.

INVH UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE INVH MANAGEMENT PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THE INVH MANAGEMENT PROJECTIONS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE INVH MANAGEMENT PROJECTIONS COVER MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.

INVH and SFR may calculate certain non-GAAP financial metrics, including Adjusted EBITDA, Core FFO, AFFO, and NOI, using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/information statement and prospectus with respect to the opinions of the financial advisors to INVH and SFR may not be directly comparable to one another.

INVH has not made and makes no representation to SFR or any SFR shareholder, in the Merger Agreement or otherwise, concerning the INVH Management Projections or regarding INVH’s ultimate performance compared to the INVH Management Projections or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the INVH Management Projections, INVH urges all INVH stockholders and SFR shareholders not to place undue reliance on such information and to review the INVH 10-K and the INVH 10-Q, which are attached to this joint proxy statement/information statement and prospectus as Annex D and Annex E, respectively, for a description of INVH’s reported financial results.

INVH Management Projections

The INVH Management Projections were provided to the INVH Board and INVH’s financial advisor, Deutsche Bank, and SFR and SFR’s financial advisor, Evercore. The following table presents a summary of the INVH Management Projections for the calendar years ending 2017 through 2021 for INVH on a standalone basis.

	Year Ended December 31,
	2017E	2018E	2019E	2020E	2021E
($ in millions)
NOI(1)	$607	$658	$695	$730	$765
Adjusted EBITDA(2)	$527	$580	$618	$653	$686
Core FFO(3)	$310	$360	$403	$444	$487
AFFO(4)	$263	$312	$353	$393	$434

(1)	NOI is a non-GAAP measure often used to evaluate the performance of real estate companies. INVH defines NOI for an identified population of homes as rental revenues and other property income less property operating and maintenance expense (which consists primarily of property taxes, insurance, homeowners association fees (when applicable), market-level personnel expenses, repairs and maintenance, leasing costs and marketing). NOI excludes: interest expense; depreciation and amortization; general and administrative expense; property management expense; impairment and other; acquisition costs; (gain) loss on sale of property, net of tax; and interest income and other miscellaneous income and expenses. The GAAP measure most directly comparable to NOI is net income or loss. NOI is not used as a measure of liquidity and should not be considered as an alternative to net income or loss or any other measure of financial performance presented in accordance with GAAP. Because other companies may not compute this non-GAAP measure in the same manner, it may not be comparable among companies.
(2)

Adjusted EBITDA is a non-GAAP financial performance measure that INVH defines as EBITDA before the following items: share-based compensation expense; offering related expenses; impairment and other; acquisition costs; gain (loss) on sale of property; and interest income and other miscellaneous income and expenses. INVH defines EBITDA as net income or loss (computed in accordance with GAAP) before the following items: interest expense; income tax expense; and depreciation and amortization. The GAAP measure most directly comparable to Adjusted EBITDA is net income or loss. Adjusted EBITDA is not used as a measure of liquidity and should not be considered as an alternative to net income or loss or any other measure of financial performance presented in accordance with GAAP. Because other companies may not compute this non-GAAP measure in the same manner, it may not be comparable among companies.
(3)	Core FFO is a non-GAAP financial performance measure. Core FFO is defined as FFO adjusted for noncash interest expense related to amortization of deferred financing costs and discounts related to INVH’s financing arrangements, noncash interest expense for derivatives, share-based compensation expense, offering related expenses, severance expenses, casualty losses, net, and acquisition costs, as applicable. FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss (computed in accordance with GAAP) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation, amortization and impairment of real estate assets, and adjustments for unconsolidated partnerships and joint ventures). The GAAP measure most directly comparable to Core FFO is net income or loss. Core FFO is not used as a measure of liquidity and should not be considered as an alternative to net income or loss or any other measure of financial performance presented in accordance with GAAP. Because other companies may not compute this non-GAAP measure in the same manner, it may not be comparable among companies.
(4)	AFFO is a non-GAAP financial performance measure. As defined by INVH, AFFO is Core FFO less recurring capital expenditures that are necessary to help preserve the value of and maintain functionality of INVH’s homes. The GAAP measure most directly comparable to AFFO is net income or loss. AFFO is not used as a measure of liquidity and should not be considered as an alternative to net income or loss or any other measure of financial performance presented in accordance with GAAP. Because other companies may not compute this non-GAAP measure in the same manner, it may not be comparable among companies.

INVH does not provide a reconciliation of the forward-looking non-GAAP financial measures of Adjusted EBITDA, NOI, Core FFO, and AFFO to the comparable GAAP financial measures because it is unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of INVH’s ongoing operations. Such items include, but are not limited to, impairment on depreciated real estate assets, net (gain)/loss on sale of previously depreciated real estate assets, share-based compensation, casualty loss, non-same store revenues, and non-same store operating expenses. These items are uncertain, depend on various factors, and could have a material impact on INVH’s GAAP results for the applicable period.

Certain SFR Unaudited Prospective Financial Information

In connection with the Mergers, SFR’s management prepared and provided to the SFR Board in connection with its evaluation of the transaction, and to its financial advisor Evercore, including in connection with Evercore’s financial analyses described above under the section entitled “—Opinion of SFR’s Financial Advisor,” and to INVH and to INVH’s financial advisor Deutsche Bank, including in connection with Deutsche Bank’s financial analyses described above under the section entitled “—Opinion of INVH’s Financial Advisor,” the SFR Management Projections regarding SFR’s operations for fiscal years 2017 through 2021. The SFR Management Projections were prepared by SFR’s management as part of SFR’s long-range plan for its business for fiscal years 2017 through 2021 and treat SFR on a standalone basis, without giving effect to the Mergers and as if the Mergers had not been contemplated by SFR. The below summary of the SFR Management Projections is included for the purpose of providing SFR shareholders and INVH stockholders access to certain non-public information that was furnished in connection with the Mergers, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any SFR shareholder.

The SFR Management Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial information. The inclusion of the SFR Management Projections should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this joint proxy statement/information statement and prospectus are cautioned not to place undue reliance on the SFR Management Projections. The SFR Management Projections included in this joint proxy statement/information statement and prospectus have been prepared by, and are the responsibility of, SFR’s management. Neither Evercore nor Deutsche Bank has examined, compiled nor performed any procedures with respect to the SFR Management Projections and, accordingly, neither Evercore nor Deutsche Bank expresses an opinion or any other form of assurance with respect thereto. The independent registered public accounting firm’s report, contained in SFR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference into this joint proxy statement/information statement and prospectus, relates to SFR’s historical financial information. It does not extend to the SFR Management Projections and should not be read to do so. Furthermore, the SFR Management Projections do not take into account any circumstances or events occurring after the date that they were prepared.

While presented with numeric specificity, the SFR Management Projections were based on numerous variables and assumptions (including assumptions related to interest rates, corporate financing activities, annual dividend levels, the amount and timing of asset sales and asset acquisitions, including the return on such investments, the amount of capital expenditures required to ready asset acquisitions for use and to maintain homes for use, occupancy and customer retention levels of SFR’s assets, changes in rent, other property revenues, the amount of property operating and maintenance, property management and general and administrative costs and additional matters specific to SFR’s business and the amount of income taxes paid) that are inherently subjective and uncertain and are beyond the control of SFR’s management. Important factors that may affect actual results and cause the SFR Management Projections not to be achieved include, but are not limited to, risks and uncertainties relating to SFR’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The SFR Management Projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the SFR Management Projections. Accordingly, there can be no assurance that the projected results summarized below will be realized. SFR shareholders and INVH stockholders are urged to review the description of the reported and anticipated results of operations and financial condition and capital resources, including the historical financial statements contained in SFR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarterly period June 30, 2017, which are incorporated by reference into this joint proxy statement/information statement and prospectus.

None of SFR, INVH or their respective officers, trustees, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from the SFR Management Projections.

SFR UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE SFR MANAGEMENT PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THE SFR MANAGEMENT PROJECTIONS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE SFR MANAGEMENT PROJECTIONS COVER MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.

SFR and INVH may calculate certain non-GAAP financial metrics, including NOI, Adjusted EBITDA, Core FFO, and Core AFFO, using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/information statement and prospectus with respect to the opinions of the financial advisors to SFR and INVH may not be directly comparable to one another.

SFR has not made and makes no representation to INVH or any INVH stockholder, in the Merger Agreement or otherwise, concerning the SFR Management Projections or regarding SFR’s ultimate performance compared to the SFR Management Projections or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the SFR Management Projections, SFR urges all SFR shareholders and INVH stockholders not to place undue reliance on such information and to review SFR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarterly period June 30, 2017, which are incorporated by reference into this joint proxy statement/information statement and prospectus, for a description of SFR’s reported financial results.

SFR Management Projections

The SFR Management Projections were provided to the SFR Board and SFR’s financial advisor, Evercore, and INVH and INVH’s financial advisor, Deutsche Bank. The following table presents a summary of the SFR Management Projections for the calendar years ending 2017 through 2021 for SFR on a standalone basis.

	Year Ended December 31,
	2017E	2018E	2019E	2020E	2021E
($ in millions)
NOI(1)	$404	$458	$481	$504	$527
Adjusted EBITDA(2)	$352	$408	$431	$454	$478
Core FFO(3)	$237	$281	$300	$321	$344
Core AFFO(4)	$188	$232	$250	$269	$290

(1)	NOI is a non-GAAP measure often used to evaluate the performance of real estate companies. SFR defines NOI as rental and other property revenues less property operating expenses. The GAAP measure most directly comparable to NOI is net income or loss. NOI is not used as a measure of liquidity and should not be considered as an alternative to net income or loss or any other measure of financial performance presented in accordance with GAAP. Because other companies may not compute this non-GAAP measure in the same manner, it may not be comparable among companies.
(2)	Adjusted EBITDA is a non-GAAP financial performance measure that SFR defines as EBITDA before the following items: non-cash compensation; gain on sale of real estate; impairment of real estate assets; integration costs; transaction-related costs; and loss on extinguishment of debt. SFR defines EBITDA as net income or loss from continuing operations (computed in accordance with GAAP) before the following items: interest expense, income tax expense and depreciation and amortization. The GAAP measure most directly comparable to Adjusted EBITDA is net income or loss. Adjusted EBITDA is not used as a measure of liquidity and should not be considered as an alternative to net income or loss or any other measure of financial performance presented in accordance with GAAP. Because other companies may not compute this non-GAAP measure in the same manner, it may not be comparable among companies.
(3)	Core FFO is a non-GAAP financial performance measure. Core FFO is defined as NAREIT FFO (as defined below) adjusted for amortization of deferred financing costs, debt premium discounts, share-based compensation, loss on derivative financial instruments, amortization of derivative financial instruments, non-cash interest expense and loss on extinguishment of debt. Core FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income (determined in accordance with GAAP) as a performance measure. The GAAP measure most directly comparable to Core FFO is net income or loss. Core FFO is not used as a measure of liquidity and should not be considered as an alternative to net income or loss or any other measure of financial performance presented in accordance with GAAP. Because other companies may not compute this non-GAAP measure in the same manner, it may not be comparable among companies.

NAREIT FFO is defined by the NAREIT as net income or loss (in accordance with GAAP) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation, amortization and impairment of real estate assets, discontinued operations and adjustments for unconsolidated partnerships and joint ventures. NAREIT FFO does not give effect to real estate depreciation and amortization since these amounts are computed to allocate the cost of a property over its useful life.

(4)	Core AFFO is a non-GAAP financial performance measure. As defined by SFR, Core AFFO is Core FFO less recurring capital expenditures and capitalized leasing costs incurred during the period. Core AFFO should not be considered a substitute for net income (loss) per share or net cash flow provided by operating activities, as determined in accordance with GAAP, as a measure of SFR’s operating performance, liquidity or ability to pay dividends as it excludes certain items that require cash settlements in the periods presented. These metrics also are not necessarily indicative of cash available to fund future cash needs. The GAAP measure most directly comparable to Core AFFO is net income or loss. Core AFFO is not used as a measure of liquidity and should not be considered as an alternative to net income or loss or any other measure of financial performance presented in accordance with GAAP. Because other companies may not compute this non-GAAP measure in the same manner, it may not be comparable among companies.

SFR does not provide a reconciliation of the forward-looking non-GAAP financial measures of Adjusted EBITDA, NOI, Core FFO and Core AFFO to the comparable GAAP financial measures because it is unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of SFR’s ongoing operations. Such items include, but are not limited to, impairment on depreciated real estate assets, net (gain)/loss on sale of previously depreciated real estate assets, share-based compensation, casualty loss, non-same store revenues and non-same store operating expenses. These items are uncertain, depend on various factors and could have a material impact on SFR’s GAAP results for the applicable period.

Interests of INVH’s Directors and Executive Officers in the Mergers

In connection with the consummation of the Mergers, INVH’s directors and executive officers have interests in the Mergers that may be different from, or in addition to, those of the stockholders of INVH generally. These interests are described in more detail below. The INVH Board was aware of these interests and considered them, among other things, in reaching its decision to approve the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the INVH Stock Issuance.

In connection with the Merger Agreement, INVH entered into letter agreements, each dated as of August 9, 2017, with John B. Bartling, President and Chief Executive Officer and a director of INVH, Ernest M. Freedman, Executive Vice President and Chief Financial Officer of INVH, Dallas B. Tanner, Executive Vice President and Chief Investment Officer of INVH, G. Irwin Gordon, Executive Vice President and Chief Revenue Officer of INVH, Bruce Lavine, Executive Vice President and Chief Operations Officer of INVH, and Mark A. Solls, Executive Vice President and Chief Legal Officer of INVH, each of which will become effective subject to, and contingent upon, the effective time of the Mergers (the “Letter Agreements”). The Letter Agreements were entered into because the Mergers will not constitute a “change in control” or an “exit event” as defined under any of INVH’s compensatory or benefit plans or arrangements, including the Invitation Homes Inc. Executive Severance Plan (the “INVH Severance Plan”) and the Invitation Homes Inc. 2017 Omnibus Incentive Plan (the “INVH Incentive Plan”), described in “Information about INVH—Executive Compensation” beginning on page 163 and INVH’s supplemental bonus plan established at the time of the INVH IPO. Except as provided in the Letter Agreements, Messrs. Bartling, Freedman, Tanner, Gordon, Lavine and Solls are not entitled to any additional or accelerated payments or benefits as a result of the Mergers.

Under the Letter Agreement with Mr. Bartling, if Mr. Bartling’s employment is terminated by INVH without “cause” or by him upon a “constructive termination” (each as defined in the INVH Severance Plan) within 24 months following (or 90 days prior to) the Mergers’ closing date, he will be entitled to receive benefits under the INVH Severance Plan as though the Mergers constitute a change in control, entitling Mr. Bartling to receive: (i) a lump-sum pro-rata cash bonus for the year of termination based on actual performance; (ii) a cash severance payment in the amount of three times the sum of (1) his base salary and (2) bonus based on target performance (payable over 24 months instead of in a lump-sum); (iii) a cash payment equal to the total amount of monthly COBRA insurance premiums for participation in INVH’s welfare benefit programs for 18 months following his termination; and (iv) accelerated vesting of any outstanding INVH RSUs granted under the INVH Incentive Plan on or prior to February 6, 2017 (which would constitute 421,266 INVH RSUs granted under INVH’s supplemental bonus plan established at the time of the INVH IPO (the “INVH Supplemental RSUs”). For additional information about payments and benefits to which Mr. Bartling is entitled upon qualifying employment termination events see “Information about INVH—Executive Compensation” beginning on page 163.

The Letter Agreements with Messrs. Freedman and Tanner provide that, each of such executive’s 69,061 INVH Retention RSUs, as described in “Information about INVH—Executive Compensation” beginning on page 163, that are scheduled to cliff-vest on June 19, 2022 will instead vest on the date that is 18 months from the closing date of the Mergers, subject to the executive’s continued employment through that date. If the executive’s employment is earlier terminated by INVH without “cause” or by the executive upon a “constructive termination” (each as defined in the applicable Retention Award Agreement), the INVH Retention RSUs will vest on the termination date. In addition, under the Letter Agreements, upon a termination of Mr. Freedman’s or Mr. Tanner’s employment by INVH without “cause” or by the executive upon a “constructive termination” (each as defined in the INVH Severance Plan), Mr. Freedman’s existing 52,584 INVH Supplemental RSUs and Mr. Tanner’s existing 67,548 INVH Supplemental RSUs, each granted pursuant to awards under INVH’s supplemental bonus plan established at the time of the INVH IPO, will vest. For additional information about payments and benefits to which Messrs. Freedman and Tanner are entitled upon qualifying employment termination events see “Information about INVH—Executive Compensation” beginning on page 163.

The Letter Agreements with Messrs. Gordon, Lavine, and Solls provide that upon a termination of Mr. Gordon’s, Mr. Lavine’s or Mr. Solls’ employment by INVH without “cause” or by the executive upon a “constructive termination” (each as defined in the INVH Severance Plan) within 24 months following the Mergers’ closing date, Mr. Gordon’s existing 59,797 INVH Supplemental RSUs, Mr. Lavine’s existing 101,814 INVH Supplemental RSUs and Mr. Solls’ existing 62,921 INVH Supplemental RSUs, each granted pursuant to awards under INVH’s supplemental bonus plan established at the time of the INVH IPO, will vest.

As described above in “The Mergers—Background of the Mergers,” the INVH Board formed the INVH Board Working Group, which consisted of four non-management members of the INVH Board that would be more directly involved in the negotiations with SFR than the full INVH Board and would update the full INVH Board as the transaction progressed. The INVH Board Working Group consisted of Messrs. Blair, Rhea, Harper and Stein. In recognition of the extra time and effort required by such individuals, the INVH Board approved cash payments of $100,000 each for Messrs. Blair and Rhea as members of the INVH Board Working Group on the earlier of completion of the REIT Merger and termination of the Merger Agreement. Because they are designees of the INVH Majority Stockholders, Messrs. Harper and Stein, the other members of the INVH Board Working Group, agreed that they would not receive such payments.

Following the consummation of the Mergers, six of the current INVH directors, Bryce Blair, Jonathan D. Gray, Robert G. Harper, John B. Rhea, Janice L. Sears and William J. Stein will continue as directors of the Combined Company, Bryce Blair will be appointed Chairman of the Combined Company’s board of directors, Ernest M. Freedman, INVH’s Chief Financial Officer, will serve as Chief Financial Officer of the Combined Company, Dallas B. Tanner, INVH’s Chief Investment Officer, will serve as Chief Investment Officer of the Combined Company and Mark A. Solls, INVH’s Chief Legal Officer, will serve as Chief Legal Officer of the Combined Company.

Interests of SFR’s Trustees and Executive Officers in the Mergers

In considering the recommendation of the SFR Board with respect to the REIT Merger Proposal, SFR’s shareholders should be aware that trustees and executive officers of SFR have interests in the Mergers that may be different from, or in addition to, the interests of SFR’s shareholders generally and that may present actual or potential conflicts of interests. The SFR Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the other transactions contemplated by the Merger Agreement and in making its recommendation to the SFR shareholders to approve the REIT Merger.

SFR Performance Share Units

In connection with the Mergers, each SFR Performance Share Unit held by SFR’s executive officers that is outstanding immediately prior to the effective time of the REIT Merger will vest based on actual performance through the effective time of the REIT Merger, subject to the terms and conditions applicable to such SFR Performance Share Unit under the SFR Equity Plan, and at the effective time of the REIT Merger, the shares underlying such vested SFR Performance Share Units (less any SFR Common Shares withheld to satisfy applicable withholding tax obligations) will be converted into the right to receive shares of INVH Common Stock based on the Exchange Ratio, and any accrued but unpaid dividends or dividend equivalents with respect thereto will also be paid (less any applicable withholding tax obligations). The following table shows, for each executive officer: (i) the number of shares subject to SFR Performance Share Units held by such officer as of the date of this joint proxy statement/information statement and prospectus; and (ii) the estimated value of such SFR Performance Share Units.

Name	Shares Subject to Performance Share Units (#)(1)	Value of Shares Subject to Performance Share Units(2)
Frederick C. Tuomi	99,713	$3,634,539
Arik Y. Prawer	35,610	$1,297,985
Charles D. Young	35,610	$1,297,985
Ryan A. Berry	22,790	$830,696
Joshua Swift	14,243	$519,157
Justin M. Iannacone	12,106	$441,264

(1)	As a result of the REIT Merger, unvested SFR Performance Share Units held by the executive officers named above will become vested in accordance with their terms based on actual performance. Assumes actual performance as of September 18, 2017 (175%) of “Target” levels for each of the performance metrics.
(2)	The estimated value of the shares subject to SFR Performance Share Units assumes a price per share of $36.45 for each SFR Common Share, which represents the average of the closing price of SFR Common Shares for the first five business days following the first public announcement of the Mergers on August 10, 2017 (and which does not necessarily reflect the value of the actual number of shares that will be received based on actual performance through the effective time of the REIT Merger and the Exchange Ratio being used to convert the outstanding equity awards).

For additional information, see “The Merger Agreement—Treatment of SFR RSUs, Performance Share Units and SFR LP Units” beginning on page 94.

Trustees’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that, from and after the effective time of the REIT Merger until the sixth anniversary of the effective time of the REIT Merger, INVH will cause the Combined Company to honor and maintain all rights to exculpation, indemnification and advancement of expenses of each person who, prior to the effective time of the REIT Merger, was an officer or trustee of SFR or an officer, director or trustee of any SFR subsidiaries or a fiduciary under any SFR benefit plan (each an “Indemnitee”) who was provided to such Indemnitee under SFR’s declaration of trust or bylaws immediately prior to the REIT Merger effective time or in any indemnification agreement of SFR or similar agreement to which an SFR entity was a party existing on the date of the Merger Agreement, provided that such exculpation, indemnification and advancement of expenses covers actions or omissions at or prior to the effective time of the REIT Merger, including all transactions contemplated by the Merger Agreement.

Without limiting the foregoing paragraph, during the period commencing as of the REIT Merger effective time and ending on the sixth anniversary of the REIT Merger effective time, the Combined Company will (i) indemnify, defend and hold harmless each Indemnitee against and from any costs or expenses, (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any action, whether civil, criminal, administrative or investigative, to the extent such action arises out of or pertains to (x) any action or omission or alleged action or omission prior to the REIT Merger effective time in such Indemnitee’s capacity as a director, officer, partner, member, trustee, employee, fiduciary or agent of any SFR entity or as fiduciary under any SFR benefit plan, or (y) the Merger Agreement or any of the transactions contemplated by the Merger Agreement, including the Mergers, in each case, whether asserted or claimed prior to, at or after the REIT Merger effective time; and (ii) pay in advance of the final disposition of any such action the expenses (including attorneys’ fees and expenses and disbursements and any expenses incurred by any Indemnitee in connection with enforcing any rights with respect to indemnification) of any Indemnitee without the requirement of any bond or other security, in each case to the fullest extent permitted by law, but subject to the Combined Company’s receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding the above, the Combined Company (i) will not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) will not have any obligation under the Merger Agreement to any Indemnitee to the extent that a court of competent jurisdiction determines in a final and non-appealable order that such indemnification is prohibited by applicable law, in which case the Indemnitee shall promptly refund to the Combined Company the amount of all such expenses theretofore advanced pursuant thereto (unless such court orders otherwise) and (iii) will not settle, compromise or consent to the entry of any judgment in any action (in which indemnification could be sought by an Indemnitee), unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such action or such Indemnitee otherwise consents in writing.

In addition, the Merger Agreement requires SFR, or if SFR declines to do so, the Combined Company, to maintain for a period of six years from the effective time of the REIT Merger, “run-off” or “tail” director and officer liability coverage for the benefit of the directors and officers of SFR and its subsidiaries without reduction of existing coverage under, and having terms not less favorable to the insured persons, than the director and officer liability insurance coverage currently maintained by SFR (as long as the annual premium does not exceed 300% of the annual premium under SFR’s existing policies) or INVH will provide, or will cause the Combined Company to provide, for a period of six years from the effective time of the REIT Merger, comparable director and officer liability coverage to the director and officer liability coverage provided by SFR.

SFR Transaction Committee

In connection with their service on the transaction committee of the SFR Board formed in connection with the evaluation and negotiation of the Mergers (the “SFR Transaction Committee”), the SFR Board approved issuances to Jeffrey E. Kelter (chairman of the SFR Transaction Committee), Thomas M. Bowers, Richard D. Bronson and Michael D. Fascitelli of 5,948, 2,974, 2,974 and 2,974 SFR Common Shares, respectively, and, at the effective time of the REIT Merger, such SFR Common Shares will be converted into the right to receive shares of INVH Common Stock based on the Exchange Ratio.

Executive Arrangements

Frederick C. Tuomi

On September 19, 2017 and in contemplation of the Mergers, INVH entered into a binding term sheet (the “CEO Term Sheet”) with Frederick C. Tuomi, SFR’s Chief Executive Officer, to serve as Chief Executive Officer of the Combined Company, subject to and commencing upon the consummation of the Mergers. Under the CEO Term Sheet, Mr. Tuomi is eligible to receive:

•	an annual base salary of $800,000;

•	an annual performance-based bonus with a target bonus percentage equal to 150% of base salary, with a threshold bonus of 75% of his base salary if minimum performance objectives are achieved and a maximum bonus of 225% of his base salary for top performance;

•	an annual long-term incentive award with a target value of $3.5 million, with 25% of the grant consisting of time-vesting awards and 75% of the grant consisting of performance-vesting awards, with the other material terms of such award to be determined; and

•	a special equity incentive award with a value of $7 million, subject to three-year cliff vesting, with 50% of the grant consisting of time-vesting awards and 50% of the grant consisting of performance-vesting awards, with the other material terms of such award to be determined.

Pursuant to the CEO Term Sheet, Mr. Tuomi will be entitled to participate in the Combined Company’s health and benefit plans, including the INVH Severance Plan, on the same terms available to other of the Combined Company’s executive officers.

Under the INVH Severance Plan, in the event of a termination of employment with the Combined Company without “cause” or following a “constructive termination” (each as defined in the INVH Severance Plan, and each a “covered termination”), Mr. Tuomi will be eligible to receive the severance payments and benefits described below, in each case, subject to Mr. Tuomi’s (i) execution and non-revocation of a general release of claims in favor of the Combined Company, and (ii) continued compliance with the restrictive covenants related to post-employment non-solicitation and non-competition for 12 months following any termination of employment and indefinite covenants covering intellectual property and confidentiality.

In the event of a covered termination, in addition to certain accrued obligations, which Mr. Tuomi has earned and to which he is entitled, Mr. Tuomi will be eligible to receive:

•	a lump-sum pro-rata bonus for the year of termination based on actual performance;

•	a cash payment equal to the sum of his (x) annual base salary and (y) bonus based on target performance, such sum times 2.0, payable in equal monthly installments over 24 months; and

•	a cash payment in an amount equal to the total amount of monthly COBRA insurance premiums for continued participation in the welfare benefit programs of the Combined Company, for a period of 12 months.

Notwithstanding the foregoing, in the event a covered termination occurs during the two-year period following a change in control (as defined in the INVH Severance Plan) of the Combined Company, in addition to certain accrued obligations, which Mr. Tuomi has earned and to which he is entitled, Mr. Tuomi will be eligible to receive:

•	a lump-sum pro-rata bonus for the year of termination based on actual performance;

•	a lump-sum cash payment equal to the sum of (x) annual base salary and (y) bonus based on target performance, such sum times 3.0; and

•	a cash payment in an amount equal to the total amount of monthly COBRA insurance premiums for continued participation in the welfare benefit programs of the Combined Company, for a period of 18 months.

In addition, pursuant to the CEO Term Sheet, upon an involuntary termination of employment without “cause,” Mr. Tuomi will be entitled to vesting of any equity grants awarded prior the Mergers that do not vest in connection with the Mergers.

Arik Prawer

On September 19, 2017 and in contemplation of the Mergers, INVH entered into a binding term sheet (the “CIO Term Sheet”) with Arik Prawer, SFR’s Chief Financial Officer, to serve as Chief Integration Officer of the Combined Company, subject to and commencing upon the consummation of the Mergers. The CIO Term Sheet provides for an initial term commencing upon the closing of the Mergers and ending on June 30, 2019 (the “Term”). The Term may be extended by mutual agreement of the Combined Company and Mr. Prawer at any time prior to the original end date and the compensation terms during such extension period would be expected to be consistent with those then in effect. Under the CIO Term Sheet, Mr. Prawer is eligible to receive:

•	For 2017:

•	an annual base salary of $425,000, as in effect on the closing of the Mergers; and

•	an annual performance-based bonus with a target bonus percentage equal to 100% of base salary to be paid in accordance with SFR’s 2017 executive officer cash bonus program and ordinary bonus cycle.

•	For 2018:

•	an annual base salary of $425,000;

•	an annual performance-based bonus as described for 2017; and

•	an annual long-term incentive award with a target value of $1.25 million, with other material terms of such award to be determined.

•	For 2019:

•	an annual base salary of $425,000, prorated for the remainder of the Term;

•	an annual performance-based bonus as described for 2017, prorated for the remainder of the Term; and

•	an annual long-term incentive award as described for 2018.

Pursuant to the CIO Term Sheet, Mr. Prawer will be entitled to participate in the Combined Company’s health and benefit plans on the same terms available to other executive officers. Mr. Prawer will also be eligible for reimbursement for air and ground travel expenses to and from the Combined Company’s offices in performance of his duties.

At the end of the Term, if Mr. Prawer accepts a new position with the Combined Company, Mr. Prawer’s existing equity awards that did not vest in connection with the Mergers and equity awards granted after the consummation of the Mergers will continue to vest in accordance with their terms and no severance will be payable. If Mr. Prawer is not offered a “C-Suite” position with the Combined Company at the end of the Term, his existing equity awards granted by SFR will fully vest on his termination date, his equity awards granted by the Combined Company after the consummation of the Mergers will continue to vest according to their terms, and he will be entitled to severance for a resignation for “good reason” in accordance with the terms of his existing employment agreement with SFR as described in more detail under the heading “—SFR Employment Agreements” below. If Mr. Prawer is offered a “C-Suite” position but declines the position, his existing equity awards granted by SFR will fully vest on his termination date, his equity awards granted by the Combined Company after the consummation of the Mergers will continue to vest according to their terms, and no severance will be payable. If Mr. Prawer voluntarily terminates his employment during the Term, no severance will be payable and all unvested equity awards will be forfeited.

Continued Role at the Combined Company

Five of the current SFR trustees, Barry S. Sternlicht, Michael D. Fascitelli, Jeffrey E. Kelter, Richard D. Bronson and Frederick C. Tuomi, will serve as directors of the Combined Company, Mr. Fascitelli will serve as Chairman of the Investment Committee of the Combined Company’s board of directors, Frederick C. Tuomi, SFR’s Chief Executive Officer, will serve as Chief Executive Officer of the Combined Company, Charles D. Young, SFR’s Chief Operating Officer, will serve as Chief Operating Officer of the Combined Company, and Arik Prawer, SFR’s Chief Financial Officer, will serve as Chief Integration Officer of the Combined Company.

SFR Employment Agreements

In March 2016, SFR entered into employment agreements with each of Messrs. Tuomi, Young, Prawer and Berry. Under the employment agreements with SFR, if the executive’s employment is terminated, whether or not in connection with a change in control, by SFR other than for cause, retirement or due to death or disability or by such executive for “good reason,” then, in addition to any accrued amounts, such executive would be entitled to: (i) an amount equal to the sum of (x) twelve (12) months’ gross base salary (or if Mr. Tuomi is such executive, eighteen (18) months’ gross base salary) (calculated based on the annualized rate in effect on the termination date) and (y) the bonus payable assuming target level performance is achieved for the year in which the termination occurs, payable in one cash lump-sum on the sixtieth (60th) day following the termination date; (ii) an amount equal to a pro-rated portion of the bonus payable assuming target level performance is achieved for the year in which the termination occurs, payable in one cash lump-sum on the sixtieth (60th) day following the termination date; (iii) for a period of twelve (12) months following the termination date, provided that such executive timely elects to receive continuation coverage under SFR’s group health plans pursuant to COBRA, SFR-paid continued healthcare coverage under its group health plans at the same levels and the same cost as would have applied if employment had not been terminated; and (iv) acceleration and vesting in full of all outstanding time-based equity awards held on the termination date (but performance-based equity awards would continue to vest in accordance with their terms). Such executive’s right to receive the severance payments and benefits described above is subject to continued compliance with the restrictive covenants related to post-employment non-solicitation and non-competition for twelve (12) months following any termination of employment and indefinite covenants covering intellectual property and confidentiality and his delivery of an effective general release of claims in favor of SFR. A change of control of SFR does not constitute cause or “good reason” under the employment agreements for Messrs. Tuomi, Young, Prawer and Berry and would not result in payments thereunder.

For purposes of the SFR employment agreements, “good reason” means the occurrence of any one or more of the following events without the applicable executive’s prior written consent: (i) a material diminution in such executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities; (ii) a material reduction of such executive’s base salary or target bonus opportunity; (iii) a change in the geographic location of the principal location of SFR by more than twenty-five (25) miles from its existing location; or (iv) SFR’s material breach of the employment agreement.

“Golden Parachute” Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for SFR’s named executive officers that is based on or otherwise relates to the Mergers. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the compensation payable to SFR’s named executive officers related to the Mergers. The “golden parachute” compensation payable to SFR’s named executive officers is subject to a non-binding advisory vote of SFR common shareholders. The amounts set forth below have been calculated assuming (1) that the Mergers were completed on September 18, 2017, the latest practicable date prior to the filing of this joint proxy statement/information statement and prospectus, and, where applicable, that each named executive officer experienced a qualifying termination of employment as of September 18, 2017, the latest practicable date prior to the filing of this joint proxy statement/information statement and prospectus, and (2) a per share price of SFR Common Shares of $36.45, the average closing price per share of SFR Common Shares over the first five business days following the announcement of the Merger Agreement.

A change of control of SFR does not constitute cause or “good reason” under the employment agreements and would not result in payments thereunder. However, the Mergers will result in a change in the geographic location of the principal location of SFR by more than twenty-five (25) miles from its existing location, which is one of the definitions of “good reason” under the employment agreements; provided that an executive will not receive any payments under the employment agreement unless the executive’s employment is terminated by SFR other than for cause, retirement or due to death or disability or by such executive for “good reason.”

Pursuant to the terms of the applicable SFR Performance Share Unit agreements, such awards will immediately vest based on actual performance on a “single-trigger” basis upon a change in control. As described in more detail under the heading “—SFR Performance Share Units” above, in connection with the Mergers, pursuant to the terms of the applicable SFR Performance Share Units agreements, each SFR Performance Share Unit held by SFR’s executive officers that is outstanding immediately prior to the effective time of the REIT Merger will vest based on actual performance through the effective time of the REIT Merger, subject to the terms and conditions applicable to such SFR Performance Share Unit under the SFR Equity Plan, and at the effective time of the REIT Merger, the shares underlying such vested SFR Performance Share Units (less any SFR Common Shares withheld to satisfy applicable withholding tax obligations) will be converted into the right to receive shares of INVH Common Stock based on the Exchange Ratio, and any accrued but unpaid dividends or dividend equivalents with respect thereto will also be paid (less any applicable withholding tax obligations).

Pursuant to the terms of the applicable SFR RSU agreements, such awards will immediately vest on a “double-trigger” basis upon a change in control and the termination of a named executive officer’s employment by SFR other than for cause or by such executive for “good reason.” Pursuant to the Merger Agreement, at the effective time of the REIT Merger, each outstanding SFR RSU held by SFR’s trustees and executive officers will automatically be converted into an INVH RSU award in respect of a number of shares of INVH Common Stock equal to the product of the total number of SFR Common Shares subject to such award and the Exchange Ratio. For additional information, see “The Merger Agreement—Treatment of SFR RSUs, Performance Share Units and SFR LP Units.”

The amounts indicated below for Mr. Tuomi and Mr. Prawer do not reflect the terms of their respective term sheets with INVH, as described in more detail under the heading “—Executive Arrangements” above. The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and such estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/information statement and prospectus. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by any named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Name	Cash(1)	Equity(2)	Pension and Non-Qualified Deferred Compensation(3)	Perquisites and Benefits(4)	Tax Reimbursement(5)	Other(6)	Total
Frederick C. Tuomi	$2,646,042	$9,082,283	—	$12,000	—	$43,874	$11,784,199
Arik Prawer	$1,153,403	$3,725,154	—	$12,000	—	$15,669	$4,906,226
Charles D. Young	$1,153,403	$3,725,154	—	$12,000	—	$15,669	$4,906,226
Ryan A. Berry	$1,017,708	$1,637,189	—	$12,000	—	$10,028	$2,676,925
Justin M. Iannacone	—	$1,367,604	—	—	—	—	$1,367,604
Douglas R. Brien(7)	—	—	—	—	—	—	—
Nina A. Tran(8)	—	—	—	—	—	—	—

(1)	Amounts reflect the cash severance payments pursuant to each named executive officer’s existing employment agreement with SFR (other than Mr. Iannacone who is not party to such an agreement), all of which are single lump-sum cash payments by SFR that will become payable upon the termination of the named executive officer’s employment by SFR other than for cause, retirement or due to death or disability or by such executive for “good reason” (as described in more detail under the heading “—SFR Employment Agreements” above), subject to such named executive officer’s continued compliance with the restrictive covenants related to post-employment non-solicitation and non-competition for twelve (12) months following any termination of employment and indefinite covenants covering intellectual property and confidentiality and delivery of an effective general release of claims in favor of SFR.

The following table quantifies each such named executive officer’s (a) current base salary (or 1.5 times base salary for Mr. Tuomi) and target bonus, which are included in the aggregate total reported in the “Cash” column above, and (b) pro-rated bonus for the January 1, 2017 to September 18, 2017 period assuming target level of performance achievement, which is included in the aggregate total reported in the “Cash” column above.

Name	Base Salary and Target Bonus	Pro-Rata Target Bonus	Total
Frederick C. Tuomi	$1,950,000	$696,042	$2,646,042
Arik Prawer	$850,000	$303,403	$1,153,403
Charles D. Young	$850,000	$303,403	$1,153,403
Ryan A. Berry	$750,000	$267,708	$1,017,708

(2)	Per the below table, amounts reflect:

(a)	the accelerated vesting of all outstanding SFR RSUs held by each such named executive officer at a per share price of SFR Common Shares of $36.45, the average closing price per share of SFR Common Shares over the first five business days following the announcement of the Merger Agreement, which such vesting could occur either (i) pursuant to the terms of each named executive officer’s existing SFR RSU agreement with SFR on a “double-trigger” basis (upon a change in control and the termination of the named executive officer’s employment by SFR other than for cause or by such executive for “good reason”) or (ii) pursuant to the terms of each named executive officer’s (other than Mr. Iannacone) existing employment agreement with SFR (upon the termination of the named executive officer’s employment by SFR other than for cause, retirement or due to death or disability or by such executive for “good reason” (as described in more detail under the heading “—SFR Employment Agreements” above) subject to such named executive officer’s continued compliance with the restrictive covenants related to post-employment non-solicitation and non-competition for twelve (12) months following any termination of employment and indefinite covenants covering intellectual property and confidentiality and delivery of an effective general release of claims in favor of SFR); and

(b)	pursuant to the terms of each named executive officer’s existing SFR Performance Share Unit agreement with SFR, the accelerated vesting on a “single-trigger” basis (upon a change in control) of all outstanding SFR Performance Share Units held by each such named executive officer at actual performance as of September 18, 2017 (175%).

Name	SFR RSUs (#)	Value of SFR RSUs	Shares Subject to SFR Performance Share Units (#)	Value of Shares Subject to SFR Performance Share Units	Total
Frederick C. Tuomi	149,458	$5,447,744	99,713	$3,634,539	$9,082,283
Arik Prawer	66,589	$2,427,169	35,610	$1,297,985	$3,725,154
Charles D. Young	66,589	$2,427,169	35,610	$1,297,985	$3,725,154
Ryan A. Berry	22,126	$806,493	22,790	$830,696	$1,637,189
Justin M. Iannacone	25,414	$926,340	12,106	$441,264	$1,367,604

(3)	None of the named executive officers are eligible to receive any non-qualified deferred compensation plan enhancements upon a change in control or termination following a change in control. SFR does not maintain any defined benefit pension plans for its employees.
(4)	Amounts (a) reflect the payments by SFR in respect of SFR-paid continued healthcare coverage provided for Messrs. Tuomi, Prawer, Young and Berry pursuant to their respective employment agreements (Mr. Iannacone is not party to such an agreement) and (b) assume blended value of premiums of $1,000 per month across all plans and dependent tiers, regardless of actual benefit plan participation.
(5)	None of the named executive officers will receive an excise tax gross up.
(6)	Amounts reflect dividend equivalent payments based upon $0.22 per share for the quarters ended March 31, 2017 and June 30, 2017, and share count includes vesting of SFR Performance Share Units based upon actual performance as of September 18, 2017 (175%).
(7)	Mr. Brien terminated employment with SFR on January 5, 2016. There are no agreements or understandings, whether written or unwritten, between Mr. Brien and either SFR or INVH concerning any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the Mergers.
(8)	Ms. Tran terminated employment with SFR on May 1, 2016. There are no agreements or understandings, whether written or unwritten, between Ms. Tran and either SFR or INVH concerning any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the Mergers.

Directors and Management of the Combined Company After the Mergers

Following the consummation of the Mergers, the board of directors of the Combined Company will consist of eleven members, comprised of Bryce Blair, Frederick C. Tuomi, Richard D. Bronson, Michael D. Fascitelli, Jonathan D. Gray, Robert G. Harper, Jeffrey E. Kelter, John B. Rhea, Janice L. Sears, William J. Stein and Barry S. Sternlicht, with Bryce Blair to be appointed Chairman of the Combined Company’s board of directors and Michael D. Fascitelli to be appointed Chairman of the Investment Committee of the Combined Company’s board of directors. Effective as of the closing of the Mergers, the Combined Company’s executive officers are expected to include Frederick C. Tuomi as Chief Executive Officer, Ernest M. Freedman as Chief Financial Officer, Charles D. Young as Chief Operating Officer, Dallas B. Tanner as Chief Investment Officer, Arik Prawer as Chief Integration Officer and Mark A. Solls as Chief Legal Officer.

Regulatory Approvals Required to Complete the Mergers

SFR and INVH are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the Mergers or the other transactions contemplated by the Merger Agreement.

Listing of INVH Common Stock and Deregistration of SFR Common Shares

It is a condition to the completion of the Mergers that the INVH Common Stock issuable in connection with the REIT Merger be authorized for listing on the NYSE, subject to official notice of issuance.

After the Mergers are completed, the SFR Common Shares will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Anticipated Accounting Treatment

INVH prepares its financial statements in accordance with GAAP. The REIT Merger will be accounted for as a business combination by applying the acquisition method, which requires the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any non-controlling interests in the consolidated subsidiaries of the acquiree and recognition and measurement of goodwill or a gain from a bargain purchase. The accounting guidance for business combinations, referred to as ASC 805, Business Combinations (“ASC 805”), provides that in a business combination involving the exchange of equity interests, the entity issuing the equity interests is usually the acquirer; however, all pertinent facts and circumstances must be considered in identifying the accounting acquirer, including the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of trustees and senior management of the combined entity, the relative size of the company and the terms of the exchange of equity interests in the business combination, including payment of a premium.

Based on the fact that INVH is the entity issuing the equity securities, that continuing INVH stockholders are expected own approximately 59.1% of the issued and outstanding common stock of the Combined Company, and former SFR shareholders are expected to own approximately 40.9% of the issued and outstanding common stock of the Combined Company, that the current directors of the INVH Board will represent the majority of the board of the Combined Company and that the current executive officers of INVH will represent a majority of the executive officers of the Combined Company, INVH is considered the acquirer for accounting purposes.

Accordingly, SFR’s assets acquired, liabilities assumed and non-controlling interests will be measured at their respective fair values as of the closing date of the REIT Merger. As the REIT Merger is a stock-for-stock exchange, the value of consideration transferred will depend upon the market price of INVH Common Stock at the REIT Merger closing date. To the extent that the fair value of the consideration transferred exceeds the fair value of net assets acquired, the excess will result in goodwill. Alternatively, if the fair value of the net assets acquired exceeds the fair value of the consideration transferred, the transaction could result in a bargain purchase gain that is recognized immediately in earnings. The final fair values of assets acquired, liabilities assumed and non-controlling interests will be determined upon completion of the REIT Merger, with the allocation to be finalized as soon as practicable within the measurement period of no later than one year from the REIT Merger closing date.

No Appraisal Rights and Dissenters’ Rights

No dissenters’ or appraisal rights will be available with respect to the REIT Merger, the Partnership Merger, the INVH Stock Issuance or any of the other transactions contemplated by the Merger Agreement.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this joint proxy statement/information statement and prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this joint proxy statement/information statement and prospectus as Annex A and is incorporated by reference into this joint proxy statement/information statement and prospectus. You are urged to read the Merger Agreement carefully and in its entirety because it, and not the description below or elsewhere in this joint proxy statement/information statement and prospectus, is the legal document that governs the Mergers.

The Merger Agreement has been included in this joint proxy statement/information statement and prospectus to provide you with information regarding the terms of the Mergers. It is not intended to provide you with any other factual or financial information about INVH or SFR or any of their respective affiliates or businesses. Information about INVH and SFR can be found elsewhere in this joint proxy statement/information statement and prospectus and in the other filings each of INVH and SFR has made with the SEC, which are available without charge at http://www.sec.gov. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 221.

The Mergers

The Merger Agreement provides for the merger of (i) SFR with and into REIT Merger Sub, a wholly-owned subsidiary of INVH, and (ii) SFR LP with and into INVH LP, a subsidiary of INVH. At the effective time of the REIT Merger, the separate real estate investment trust existence of SFR will cease and REIT Merger Sub will survive the REIT Merger as a wholly-owned subsidiary of INVH. At the effective time of the Partnership Merger, the separate existence of SFR LP will cease and INVH LP will survive the Partnership Merger as a subsidiary of INVH.

Closing; Effective Time of the Mergers

The Closing will occur:

•	on the third business day following the satisfaction or due waiver of the closing conditions in the Merger Agreement, which are described under “—Conditions to Complete the Mergers” beginning on page 114 (other than those conditions that by their terms are required to be satisfied at the Closing, but subject to the satisfaction or due waiver of such conditions); or

•	on such other date as may be mutually agreed to in writing by the parties.

The REIT Merger will become effective on the date of Closing as of the later of (i) the time that the articles of merger with respect to the REIT Merger (the “Articles of REIT Merger”) are accepted for record by the State Department of Assessments and Taxation of Maryland and (ii) the time that the certificate of merger with respect to the REIT Merger (“Certificate of REIT Merger” and, together with the Articles of REIT Merger, the “REIT Merger Certificates”) has been filed with the Delaware Secretary of State or on such other date and time not to exceed 30 days from the date of filing of the REIT Merger Certificates as shall be agreed to by SFR and INVH and specified in the REIT Merger Certificates, it being understood and agreed that the parties shall cause the effective time of the REIT Merger to occur on the date of the Closing.

The Partnership Merger will become effective at such time as the certificate of merger with respect to the Partnership Merger (the “Partnership Certificate of Merger”) has been filed with the Delaware Secretary of State, or at such later time as shall be agreed to by the parties and specified in the Partnership Certificate of Merger, it being understood and agreed that the parties shall cause the effective time of the Partnership Merger to occur on the date of the Closing and as promptly as practicable following the effective time of the REIT Merger.

Merger Consideration and Exchange Ratio

Pursuant to the terms of the Merger Agreement, at the effective time of the REIT Merger by virtue of the REIT Merger and without any action on the part of any of the parties to the Merger Agreement or the holder of any securities of the parties to the Merger Agreement:

•	each limited liability company interest of REIT Merger Sub issued and outstanding immediately prior to the effective time of the REIT Merger will remain outstanding and be unaffected by the REIT Merger;

•	each SFR Common Share issued and outstanding immediately prior to the effective time of the REIT Merger that is held by any wholly owned subsidiary of SFR, or by INVH, REIT Merger Sub or any subsidiary of INVH (the “Excluded Shares”) will no longer be outstanding and will automatically be cancelled and retired and shall cease to exist, and no payment will be made with respect thereto; and

•	each SFR Common Share issued and outstanding immediately prior to the effective time of the REIT Merger (other than the Excluded Shares) will be converted into the right to receive newly issued, fully paid and nonassessable shares of INVH Common Stock based on the Exchange Ratio.

Pursuant to the terms of the Merger Agreement, at the effective time of the Partnership Merger, by virtue of the Partnership Merger and without any action on the part of any of the parties to the Merger Agreement or the holder of any securities of the parties to the Merger Agreement:

•	each INVH LP Unit issued and outstanding immediately prior to the effective time of the Partnership Merger that is held directly by INVH will remain outstanding and be unaffected by the Partnership Merger; and

•	each SFR LP Unit issued and outstanding immediately prior to the effective time of the Partnership Merger will be converted into the right to receive 1.6140 newly issued and fully paid INVH LP Units representing a limited partner interest in the surviving partnership.

No fractional shares of INVH Common Stock will be issued in the REIT Merger, upon the surrender for exchange of certificates or with respect to book-entry shares or otherwise. Each holder of SFR Common Shares converted pursuant to the REIT Merger who would otherwise have been entitled to receive a fraction of a share of INVH Common Stock (after aggregating all shares evidenced by the certificates and book-entry shares delivered by such holder) will receive from the Exchange Agent (as defined below), in lieu thereof and upon surrender thereof, a cash payment (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of INVH Common Stock that would otherwise be issued. The payment of cash in lieu of fractional shares of INVH Common Stock does not represent separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

Treatment of SFR RSUs, Performance Share Units and SFR LP Units

SFR RSUs and Performance Share Units

Pursuant to the Merger Agreement, at the effective time of the REIT Merger, each outstanding SFR RSU held by SFR’s trustees and executive officers will automatically be converted into an INVH RSU award in respect of a number of shares of INVH Common Stock equal to the product of the total number of SFR Common Shares subject to such award and the Exchange Ratio, and any dividends or dividend equivalents accrued but unpaid with respect thereto will remain accrued with respect to the associated converted INVH RSU and will be treated in accordance with the terms and conditions of such converted INVH RSU.

Pursuant to the Merger Agreement, immediately prior to the effective time of the REIT Merger, each outstanding SFR Performance Share Unit held by SFR’s executive officers that is outstanding immediately prior to the effective time of the REIT Merger will vest based on actual performance through the effective time of the REIT Merger, subject to the terms and conditions applicable to such SFR Performance Share Unit under the applicable SFR Equity Plan, and at the effective time of the REIT Merger, the shares underlying such vested SFR Performance Share Units (less any SFR Common Shares withheld to satisfy applicable withholding tax obligations) will be converted into the right to receive shares of INVH Common Stock based on the Exchange Ratio, and any accrued but unpaid dividends or dividend equivalents with respect thereto will also be paid (less any applicable withholding tax obligations).

SFR LP Units

Pursuant to the terms of the Merger Agreement, at the effective time of the Partnership Merger, each outstanding SFR LP Unit held by a limited partner of SFR LP (other than INVH or a subsidiary of INVH) and issued and outstanding immediately prior to the effective time of the Partnership Merger will automatically be converted into the right to receive 1.6140 newly issued and fully paid INVH LP Units, representing a limited partner interest in the surviving partnership and each holder thereof will be admitted as a limited partner of INVH LP.

Organizational Documents

At the effective time of the REIT Merger, the certificate of formation and the limited liability company agreement of REIT Merger Sub, as in effect immediately prior to the effective time of the REIT Merger, will be the certificate of formation and the limited liability company agreement of the surviving entity, until thereafter amended in accordance with applicable law and the applicable provisions of such limited liability company agreement.

At the effective time of the Partnership Merger, the certificate of limited partnership and the limited partnership agreement of INVH LP, as in effect immediately prior to the effective time of the Partnership Merger, will be the certificate of limited partnership and the limited partnership agreement of the surviving partnership, until thereafter amended in accordance with applicable law and the applicable provisions of such limited partnership agreement.

Tax Withholding

Each party, including the surviving entity and the surviving partnership, and the Exchange Agent will be entitled to deduct and withhold from the REIT Merger consideration, the Partnership Merger consideration and any other amounts or property otherwise payable or distributable to any person pursuant to the Merger Agreement such amounts or property (or portions thereof) as such party or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any other provision of applicable tax law. To the extent that amounts are so deducted or withheld and paid over to the appropriate governmental authority, such deducted or withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made.

No Appraisal Rights and Dissenters’ Rights

No dissenters’ or appraisal rights will be available with respect to the REIT Merger, the Partnership Merger, the INVH Stock Issuance or any of the other transactions contemplated by the Merger Agreement.

Exchange Procedures

Prior to the Closing, INVH will appoint an exchange agent, which will be a bank or trust company reasonably acceptable to SFR (the “Exchange Agent”), for the purpose of exchanging SFR Common Shares for merger consideration and exchanging SFR LP Units for Partnership Merger consideration. Such appointment will be pursuant to an exchange agent agreement entered into prior to the date of Closing, which agreement will be reasonably acceptable to SFR. Prior to or on the date of the Closing, INVH or INVH LP will deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of SFR Common Shares as of immediately prior to the effective time of the REIT Merger, for exchange in accordance with the terms of the Merger Agreement, an aggregate number of duly authorized, validly issued and fully paid and nonassessable shares of INVH Common Stock in book-entry form, evidencing the full number of whole shares of INVH Common Stock issuable in connection with the REIT Merger. On the date of the Closing, INVH LP will deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of SFR LP Units as of immediately prior to the effective time of the Partnership Merger, for exchange in accordance with the terms of the Merger Agreement, INVH LP Units in book-entry form, evidencing the full number of INVH LP Units issuable in connection with the Partnership Merger.

As soon as reasonably practicable after the date of Closing and in any event not later than five business days following the date of Closing, the Exchange Agent will mail to each holder of record of a certificate evidencing (i) SFR Common Shares (other than Excluded Shares) immediately prior to the effective time of the REIT Merger or (ii) SFR LP Units immediately prior to the effective time of the Partnership Merger, a form of letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for the applicable merger consideration, in such form as SFR and INVH may reasonably agree. Upon proper surrender of a certificate for exchange and cancellation to the Exchange Agent, together with a duly completed and validly executed letter of transmittal and such other documents as may be required, the holder of such certificate will be entitled to receive in exchange the applicable merger consideration, and such certificate will be cancelled. No interest will be paid or accrued for the benefit of holders of the certificates on the applicable merger consideration, payable upon the surrender of the certificates.

Any holder of book-entry shares evidencing (i) SFR Common Shares immediately prior to the effective time of the REIT Merger or (ii) SFR LP Units immediately prior to the effective time of the Partnership Merger, will not be required to deliver a certificate or an executed letter of transmittal to the Exchange Agent to receive the applicable merger consideration that such holder is entitled to receive in respect of such book-entry shares. In lieu thereof, each holder of record of one or more book-entry shares will automatically upon the effective time of the REIT Merger or Partnership Merger, as applicable, be entitled to receive, and INVH will cause the Exchange Agent to pay and deliver as promptly as practicable after the effective time of the REIT Merger or Partnership Merger, as applicable, the applicable merger consideration, payable in respect of such shares or units, and the book-entry shares of such holder will be cancelled. No interest will be paid or accrue on any cash payable upon conversion of any book-entry shares.

Representations and Warranties

The Merger Agreement contains representations and warranties of each of the parties to the Merger Agreement to the other parties. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important confidential disclosures and qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Accordingly, neither SFR shareholders nor INVH stockholders should rely on representations and warranties as characterizations of the actual state of facts or circumstances, and they should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, were negotiated for purposes of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts, and may be subject to contractual standards of materiality different from those generally applicable to equityholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in public disclosures by SFR and INVH. This description of the representations and warranties is included to provide SFR shareholders and INVH stockholders with information regarding the terms of the Merger Agreement.

In the Merger Agreement, INVH, REIT Merger Sub and INVH LP made representations and warranties relating to, among other things:

•	due organization, valid existence, good standing and power and authority of INVH, REIT Merger Sub and INVH LP to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted;

•	due organization, valid existence and good standing and power and authority of INVH’s subsidiaries to own, lease and, to the extent applicable, operate their properties and carry on their businesses as now being conducted;

•	capital structure and capitalization of INVH, REIT Merger Sub, INVH LP and INVH’s subsidiaries;

•	requisite organizational power and authority to execute and deliver the Merger Agreement, to perform its respective obligations thereunder and, subject to the receipt of the INVH Written Consent, to consummate the transactions contemplated by the Merger Agreement, including the INVH Stock Issuance;

•	enforceability of the Merger Agreement against INVH, REIT Merger Sub and INVH LP;

•	approval by the INVH Board of the Merger Agreement;

•	absence of conflicts with, violations or breaches of, or defaults under, INVH’s, REIT Merger Sub’s and INVH LP’s organizational documents, certain contracts applicable to it and its subsidiaries, and applicable laws;

•	consents, approvals, authorizations and permits of, or filings with or notifications to, governmental authorities required in connection with executing and delivering the Merger Agreement or the performance of the Merger Agreement;

•	authorizations, licenses, permits, certificates, approvals, variances, exceptions, order, registrations, grants, franchises and clearances of any governmental authority to operate their properties and assets or to carry on their businesses;

•	INVH’s SEC filings since January 31, 2017, financial statements, internal controls, SEC correspondence and accounting or auditing practices and the statements and documents contained therein;

•	the accuracy of the information contained in this joint proxy statement/information statement and prospectus and supplied by or on behalf of INVH, REIT Merger Sub and INVH LP (or any INVH subsidiary) for inclusion or incorporation by reference in this joint proxy statement/information statement and prospectus pursuant to which the INVH Common Stock to be issued under the Merger Agreement are registered;

•	INVH’s, REIT Merger Sub’s, INVH LP’s and each other INVH subsidiary’s compliance with applicable laws (including federal securities laws) since January 1, 2016;

•	INVH’s internal controls over financial reporting and its disclosure controls and procedures and the absence of off-balance sheet arrangements;

•	absence of any material adverse effect, as defined below under the “Material Adverse Effect” section, on INVH, REIT Merger Sub or INVH LP and certain other changes and events since December 31, 2016 through the date of the Merger Agreement;

•	INVH’s employee benefit plans and other labor and employment matters affecting INVH and INVH’s subsidiaries;

•	the material contracts of INVH or INVH’s subsidiaries, the enforceability of such material contracts against INVH or any INVH subsidiary party to such contract and the absence of notice of any violations or defaults under, any such material contract;

•	absence of certain undisclosed litigation or investigations against or affecting INVH, REIT Merger Sub, INVH LP or any other INVH subsidiary by or before any governmental authority;

•	environmental matters affecting INVH, REIT Merger Sub, INVH LP and INVH’s subsidiaries;

•	intellectual property matters affecting INVH, REIT Merger Sub, INVH LP and INVH’s subsidiaries;

•	real property owned or leased by INVH or any INVH subsidiary;

•	tax matters affecting INVH, REIT Merger Sub, INVH LP and INVH’s subsidiaries;

•	compliance with the terms and conditions and validity of INVH’s material insurance policies;

•	receipt by the INVH Board of an opinion from its financial advisor;

•	the vote of INVH stockholders required to approve the Mergers and the other transactions contemplated by the Merger Agreement, including the INVH Stock Issuance;

•	absence of any undisclosed broker’s, finder’s or other similar fees;

•	ownership and prior activities of REIT Merger Sub;

•	the INVH Board’s actions to render any applicable takeover statutes inapplicable to the REIT Merger and the absence of any INVH poison pill or similar arrangements to which INVH is a party or otherwise bound;

•	the ownership of SFR equity by INVH and INVH LP and their affiliates;

•	INVH’s affiliate transactions; and

•	absence and disclaimer of any other representations or warranties made with respect to INVH or any INVH subsidiary.

In the Merger Agreement, SFR and SFR LP made representations and warranties relating to, among other things:

•	due organization, valid existence, good standing and power and authority of SFR and SFR LP to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted;

•	due organization, valid existence and good standing and power and authority of SFR’s subsidiaries to own, lease and, to the extent applicable, operate their properties and carry on their businesses as now being conducted;

•	capital structure and capitalization of SFR, SFR LP and SFR’s subsidiaries;

•	requisite organizational power and authority to execute and deliver the Merger Agreement, to perform its respective obligations thereunder and, subject to SFR common shareholder approval, to consummate the transactions contemplated by the Merger Agreement;

•	enforceability of the Merger Agreement against SFR and SFR LP;

•	approval by the SFR Board of the Merger Agreement;

•	absence of conflicts with, violations or breaches of, or defaults under, SFR’s and SFR LP’s organizational documents, certain contracts applicable to it and its subsidiaries, and applicable laws;

•	consents, approvals, authorizations and permits of, or filings with or notifications to, governmental authorities required in connection with executing and delivering the Merger Agreement or the performance of the Merger Agreement;

•	authorizations, licenses, permits, certificates, approvals, variances, exceptions, order, registrations, grants, franchises and clearances of any governmental authority to operate their properties and assets or to carry on their businesses;

•	SFR’s SEC filings since January 5, 2016, financial statements, internal controls, SEC correspondence and accounting or auditing practices and the statements and documents contained therein;

•	the accuracy of the information contained in this joint proxy statement/information statement and prospectus and supplied by or on behalf of SFR (or any SFR subsidiary) for inclusion or incorporation by reference in this joint proxy statement/information statement and prospectus or the registration statement on Form S-4 pursuant to which the INVH Common Stock to be issued under the Merger Agreement are registered;

•	SFR’s, SFR LP’s and each SFR subsidiary’s compliance with applicable laws (including federal securities laws) since January 5, 2016;

•	SFR’s internal controls over financial reporting and its disclosure controls and procedures and the absence of off-balance sheet arrangements;

•	absence of any material adverse effect, as defined below under the “Material Adverse Effect” section, on SFR or SFR LP and certain other changes and events since December 31, 2016 through the date of the Merger Agreement;

•	SFR’s employee benefit plans and other labor and employment matters affecting SFR, SFR LP and SFR’s subsidiaries;

•	the material contracts of SFR, SFR LP and SFR’s subsidiaries, the enforceability of such material contracts against SFR, SFR LP and SFR’s subsidiaries (as applicable) and the absence of notice of any violations or defaults under, any such material contract;

•	absence of certain undisclosed litigation or investigations against or affecting SFR, SFR LP or any other SFR subsidiary by or before any governmental authority;

•	environmental matters affecting SFR, SFR LP and SFR’s subsidiaries;

•	intellectual property matters affecting SFR, SFR LP and SFR’s subsidiaries;

•	real property owned or leased by SFR, SFR LP and SFR’s subsidiaries;

•	tax matters affecting SFR, SFR LP and SFR’s subsidiaries;

•	compliance with the terms and conditions, and validity, of SFR’s material insurance policies;

•	receipt by the SFR Board of an opinion from its financial advisor;

•	the SFR Board’s actions to render any applicable takeover statutes inapplicable to the REIT Merger and the absence of any SFR poison pill or similar arrangements to which SFR is a party or otherwise bound;

•	the vote of SFR common shareholders required to approve the REIT Merger and the other transactions contemplated by the Merger Agreement;

•	absence of any undisclosed broker’s, finder’s or other similar fees;

•	SFR’s, SFR’s affiliates’ and SFR LP’s ownership of INVH equity;

•	SFR’s affiliate transactions; and

•	absence and disclaimer of any other representations or warranties made with respect to SFR or any SFR subsidiary.

The representations and warranties of all the parties to the Merger Agreement will expire upon the effective time of the Mergers.

Material Adverse Effect

Many of the representations of the parties to the Merger Agreement are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). For the purposes of the Merger Agreement, “material adverse effect” with respect to SFR, SFR LP and SFR’s subsidiaries means any event, circumstance, change, occurrence, development or effect that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, properties, liabilities, financial condition or results of operations of the SFR entities, taken as a whole, or (b) the ability of SFR or SFR LP to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a), “SFR Material Adverse Effect” does not include any event, circumstance, change, occurrence, development or effect, either alone or in combination, to the extent arising out of or resulting from:

•	any change generally affecting the single-family rental home industry or the markets in which the SFR entities operate;

•	any change generally affecting economic, regulatory or political conditions in the United States or the global economy or capital, financial or securities markets, including changes in interest rates;

•	any change in the market price or trading volume of the equity securities of SFR or of the equity or credit ratings or the ratings outlook for any SFR entity by any applicable rating agency (provided, however, that the exception in this bullet shall not prevent the underlying facts giving rise or contributing to such event, circumstance, change, occurrence, development or effect, if not otherwise excluded from the definition of SFR Material Adverse Effect, from being taken into account in determining whether an SFR Material Adverse Effect has occurred);

•	any changes in law or GAAP (or the interpretation of the foregoing);

•	the commencement, escalation or worsening of a war (whether or not declared) or armed hostilities or acts of terrorism;

•	earthquakes, hurricanes, floods or other natural disasters;

•	the execution, announcement, other public disclosure or performance of the Merger Agreement or the transactions contemplated by the Merger Agreement, or the impact of such execution, announcement, public disclosure or performance on relationships, contractual or otherwise, with customers, suppliers, tenants, lenders, employees, unions, licensors, joint venture partners or other persons with business relationships with the SFR entities, or any actions or claims made or brought by any of the current or former shareholders or equityholders of any SFR entity (or on their behalf or on behalf of the SFR entity, but in any event only in their capacities as current or former shareholders or equityholders) arising out of the Merger Agreement or the Mergers (provided that the exception in this bullet does not apply to the no conflict and required filings and consents representations of SFR);

•	any action taken with INVH’s prior written consent;

•	any disclosure by any party regarding its plans with respect to the conduct of the business of INVH following the date of Closing; or

•	any failure of any SFR entity to meet any internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of the Merger Agreement (it being understood and agreed that any event, circumstance, change, occurrence, development or effect giving rise to such failure may be taken into account in determining whether there has been an SFR Material Adverse Effect, unless such event, circumstance, change, occurrence, development or effect is otherwise excluded pursuant to this definition), except the first, second and fourth through sixth bullet points above to the extent that the SFR entities, taken as a whole, are materially disproportionately adversely affected thereby relative to other participants in the single-family rental home industry in the markets in which the SFR entities operate, in which case such event, circumstance, change, occurrence, development or effect may be taken into account to the extent of such disproportionate effect in determining whether an “SFR Material Adverse Effect” has occurred.

For the purposes of the Merger Agreement, “material adverse effect” with respect to INVH, REIT Merger Sub, INVH LP and INVH’s subsidiaries means any event, circumstance, change, occurrence, development or effect that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, properties, liabilities, financial condition or results of operations of the INVH entities, taken as a whole, or (b) the ability of INVH or INVH’s LP to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a), “INVH Material Adverse Effect” does not include any event, circumstance, change, occurrence, development or effect, either alone or in combination, to the extent arising out of or resulting from:

•	any change generally affecting the single-family rental home industry or the markets in which the INVH entities operate;

•	any change generally affecting economic, regulatory or political conditions in the United States or the global economy or capital, financial or securities markets, including changes in interest rates;

•	any change in the market price or trading volume of the equity securities of INVH or of the equity or credit ratings or the ratings outlook for any INVH entity by any applicable rating agency (provided, however, that the exception in this bullet shall not prevent the underlying facts giving rise or contributing to such event, circumstance, change, occurrence, development or effect, if not otherwise excluded from the definition of INVH Material Adverse Effect, from being taken into account in determining whether an INVH Material Adverse Effect has occurred);

•	any changes in law or GAAP (or the interpretation of the foregoing);

•	the commencement, escalation or worsening of a war (whether or not declared) or armed hostilities or acts of terrorism;

•	earthquakes, hurricanes, floods or other natural disasters;

•	the execution, announcement, other public disclosure or performance of the Merger Agreement or the transactions contemplated by the Merger Agreement, or the impact of such execution, announcement, public disclosure or performance on relationships, contractual or otherwise, with customers, suppliers, tenants, lenders, employees, unions, licensors, joint venture partners or other persons with business relationships with the INVH entities, or any actions or claims made or brought by any of the current or former stockholders or equityholders of any INVH entity (or on their behalf or on behalf of the INVH entity, but in any event only in their capacities as current or former stockholders or equityholders) arising out of the Merger Agreement or the Mergers (provided that the exception in this bullet does not apply to the no conflicts and required filings and consents representations of INVH);

•	any action taken with SFR’s prior written consent;

•	any disclosure by any party regarding its plans with respect to the conduct of the business of SFR following the date of Closing; or

•	any failure of any INVH entity to meet any internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of the Merger Agreement (it being understood and agreed that any event, circumstance, change, occurrence, development or effect giving rise to such failure may be taken into account in determining whether there has been an INVH Material Adverse Effect, unless such event, circumstance, change, occurrence, development or effect is otherwise excluded pursuant to this definition), except in the cases of the first, second and fourth through sixth bullet points above, to the extent that the INVH entities, taken as a whole, are materially disproportionately adversely affected thereby relative to other participants in the single-family rental home industry in the markets in which the INVH entities operate, in which case such event, circumstance, change, occurrence, development or effect may be taken into account to the extent of such disproportionate effect in determining whether an “INVH Material Adverse Effect” has occurred.

Conduct of Business by INVH and INVH LP Pending the Mergers

INVH and INVH LP each have agreed that, between the date of the Merger Agreement and the earlier to occur of the effective time of the Partnership Merger and the date, if any, on which the Merger Agreement is terminated (the “Interim Period”), except to the extent required by law, as may be agreed in writing by SFR (such consent not to be unreasonably withheld, conditioned or delayed), or as may be expressly required by the Merger Agreement, INVH will, and will cause each of the other INVH entities to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, and (ii) to the extent consistent with clause (i), use its reasonable best efforts to maintain and preserve its assets and properties in their current condition (normal wear and tear and damage caused by casualty excepted), maintain and preserve intact its current business organization, goodwill, ongoing businesses and relationships with third parties, and maintain the status of INVH as a REIT for U.S. federal income tax purposes and the status of INVH LP as a pass-through entity for U.S. federal income tax purposes.

Without limiting the foregoing, each of INVH and INVH LP has agreed that, during the Interim Period, except to the extent required by law, as may be consented to in writing by SFR (such consent not to be unreasonably withheld, conditioned or delayed), as may be expressly required by the Merger Agreement or as set forth in the INVH disclosure letter, INVH will not, and will cause the other INVH entities not to, do any of the following:

•	amend, supplement or propose to amend or supplement the INVH charter, the INVH bylaws, the limited partnership agreement of INVH LP or the Stockholders Agreement, waive the aggregate stock ownership limit or the common stock ownership limit under INVH’s charter or create an Excepted Holder Limit (as defined in INVH’s charter);

•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of any INVH entity (other than any wholly owned INVH subsidiary);

•	adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by an INVH subsidiary in connection with any acquisitions permitted pursuant to the eighth bullet below;

•	declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of INVH Common Stock or any interests in any INVH subsidiary or other equity securities or ownership interests in any INVH entity, except for:

•	the authorization, declaration and payment by INVH of quarterly dividends at a rate not to exceed $0.08 per share of INVH Common Stock for a dividend with a record date on August 15, 2017 and for dividends with expected record dates on or about November 15, 2017, January 15, 2018 or May 15, 2018 (and, in the case of such dividends with expected record dates on or about January 15, 2018 or May 15, 2018 or a dividend pursuant to special distribution provisions of the Merger Agreement, at a rate of up to $0.11 per share of INVH Common Stock to the extent reasonably necessary for INVH to (x) maintain its status as a REIT for U.S. federal income tax purposes or (y) avoid or reduce the imposition of any entity level income or excise tax under the Code);

•	the declaration and payment by INVH LP of quarterly distributions on the INVH LP Units in the same amount as the dividend per share of INVH Common Stock permitted pursuant to the sub-bullet above;

•	the declaration and payment of dividends or other distributions to INVH or any wholly owned INVH subsidiary by any directly or indirectly wholly owned INVH subsidiary;

•	distributions by any INVH subsidiary that is not wholly owned, directly or indirectly, by INVH, in accordance with the requirements of the organizational documents of such INVH subsidiary; and

•

dividends or dividend equivalents accrued or paid with respect to awards issued under the INVH equity plans (to the extent permitted under the terms of the applicable INVH equity plan and/or an applicable award agreement, each as in effect on the date of the Merger Agreement), provided however, that, notwithstanding the foregoing restrictions on dividends and other distributions, INVH and its subsidiaries will be permitted to make distributions (after consultation with SFR), including under Sections 857, 858 or 860 of the Code, reasonably necessary for INVH to (x) maintain its status as a REIT for U.S. federal income tax purposes or (y) avoid or reduce the imposition of any entity level income or excise tax under the Code);

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of INVH Common Stock or other equity interests of an INVH entity, other than (A) the withholding of shares of INVH Common Stock to satisfy withholding tax obligations with respect to INVH equity awards outstanding as of the date of the Merger Agreement (to the extent permitted under the terms of the applicable INVH equity plan and/or an applicable award agreement, each as in effect on the date of the Merger Agreement), (B) the redemption of equity shares in excess of the Common Stock Ownership Limit or the Excepted Holder Limit (each, as defined in INVH’s charter) pursuant to INVH’s charter or (C) the redemption of INVH LP Units pursuant to the limited partnership agreement of INVH LP;

•	except for (A) issuances by a wholly owned INVH subsidiary to INVH or another wholly owned INVH subsidiary, (B) issuances as a result of exercises of INVH equity awards outstanding as of the date of the Merger Agreement or (C) exchanges of INVH LP Units for shares of INVH Common Stock pursuant to the limited partnership agreement of INVH LP, issue, sell, pledge, dispose of, encumber or grant any shares of INVH Common Stock or any of the INVH subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of INVH Common Stock or any of the INVH subsidiaries’ capital stock or other equity interest;

•	grant, confer, award, or modify the terms of any INVH equity awards, convertible securities, or other rights to acquire, or denominated in, any shares of INVH Common Stock or any of the INVH subsidiaries’ capital stock or other equity securities or amend or modify the INVH equity plans;

•	acquire or agree to acquire (including by merger, consolidation or acquisition of stock, equity interests or assets) any interest in real property, personal property, corporation, partnership, limited liability company, other business organization or any division or assets or equipment thereof, in each case in an amount in excess of $125,000,000 per calendar quarter in the aggregate for all such transactions, except for acquisitions by INVH or any wholly owned INVH subsidiary of or from an existing wholly owned INVH subsidiary;

•	make or commit to make any capital expenditures in excess of $10,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

•	sell, pledge, lease, license, sell and leaseback, assign, transfer, encumber, dispose of or effect a deed in lieu of foreclosure with respect to, any property or assets, in each case in an amount in excess of $100,000,000 per calendar quarter in the aggregate for all such transactions, except for (A) involuntary liens arising by operation of law that would not be material to any INVH property or any assets of any INVH entity and (B) other activities in the ordinary course of business consistent with past practice;

•	make any material change to its methods of accounting in effect at December 31, 2016, except as required by GAAP (or any interpretation or change thereof), any governmental authority or applicable law;

•	incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any Indebtedness for borrowed money of any INVH entity or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person (other than a wholly owned INVH subsidiary), except (A) indebtedness incurred under the INVH credit agreement in the ordinary course of business consistent with past practice not to exceed $350,000,000 in the aggregate, (B) indebtedness of any wholly owned subsidiary of INVH to INVH or any other wholly owned subsidiary of INVH or (C) repayments, replacements or refinancings made using proceeds from borrowings under the INVH credit agreement or available working capital;

•	make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, employees, affiliates, agents or consultants), other than (A) by INVH or a wholly owned INVH subsidiary to INVH or a wholly owned INVH subsidiary, (B) loans or advances required to be made under any of the INVH leases or a ground lease pursuant to which any third party is a lessee or sublessee on any INVH property, or (C) in satisfaction of obligations pursuant to contracts existing as of the date of the Merger Agreement and disclosed to SFR prior to the execution of the Merger Agreement;

•	(A) enter into, renew, materially modify, materially amend or terminate, or waive, release, compromise or assign any material rights or material claims under, any INVH material contract (or any contract that, if existing as of the date of the Merger Agreement, would be an INVH material contract), other than (1) any automatic termination or automatic renewals in accordance with the terms of any existing INVH material contract or (2) the entry into any lender consent or (3) in the ordinary course of business consistent with past practice or as otherwise may be reasonably necessary to comply with the terms of the Merger Agreement; or (B) enter into any contract that has a term of more than two years;

•	waive, release, or assign any material rights or claims or make any payment, direct or indirect, of any liability of any INVH entity before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

•	settle or compromise (A) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against any INVH entity (other than settlements or compromises (1) providing for the payment of money damages to the extent covered by insurance or not exceeding $1,000,000 individually or $5,000,000 in the aggregate and that do not involve the imposition of injunctive or equitable relief against any INVH entity or (2) of real estate property tax appeal claims in the ordinary course of business consistent with past practice); or (B) certain other actions, including the settlement of the shareholder litigation, as set forth in the Merger Agreement;

•	except as required pursuant to the terms of any INVH benefit plan in effect as of the date of the Merger Agreement or as set forth in the INVH disclosure letter, (A) grant to any director, officer, employee, or consultant any increase in compensation, or pay or award any bonuses or incentive compensation (other than salary and incentive compensation adjustments related to promotions in an amount not to exceed 10% per person or other salary and incentive compensation increases (and/or bonuses or retention payments) in aggregate amounts not to exceed 5% per person, in each case, to employees other than executive officers in the ordinary course of business consistent with past practice), (B) grant to any current or former director, officer, employee or consultant whose annual base salary and target bonus opportunity exceeds $300,000 per annum any increase in severance, retention, change in control, or termination pay, (C) take any action to accelerate the vesting or settlement of any rights or benefits under any INVH benefit plan, (D) enter into, amend, adopt, or terminate any benefit plan or any plan that would have been an INVH benefit plan if in effect as of the date of the Merger Agreement, (E) provide any funding for any rabbi trust or similar arrangement or (F) hire any employee or engage any consultant whose annual base salary and target bonus opportunity exceeds $300,000 per annum or who would otherwise be an executive officer of INVH (or terminate the employment of any such employee, consultant or executive officer, except for “cause”);

•	take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause (A) INVH to fail to qualify as a REIT for U.S. federal income tax purposes or (B) any INVH subsidiary to fail to preserve its status as, as the case may be, a partnership or disregarded entity, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary for U.S. federal income tax purposes;

•	enter into, amend or modify any INVH tax protection agreement, or take any action or fail to take any action that would violate or be inconsistent with any INVH tax protection agreement or otherwise give rise to any material liability of any INVH entity with respect thereto;

•	make, change or rescind any election relating to taxes, adopt or change a material method of tax accounting, adopt or change any annual tax accounting period, amend any material tax return, settle or compromise any material tax proceeding or material tax liability, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law), or surrender any right to claim a material refund of taxes, except in each case, to the extent necessary to (x) preserve INVH’s qualification as a REIT for U.S. federal income tax purposes or (y) qualify or preserve the status of any INVH subsidiary as a disregarded entity or partnership, or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary for U.S. federal income tax purposes (provided that prior to taking any action pursuant to clause (x) or (y) above, INVH will inform SFR of such action and will consult with and cooperate with SFR with respect to such action, but nothing in the Merger Agreement will prevent INVH after such consultation from taking such action in its reasonable, good-faith discretion);

•	enter into any new material line of business;

•	recognize any union or other labor organization as the representative of any of the INVH employees except as required by applicable law; or

•	authorize, or enter into any contract or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in the Merger Agreement, but subject to the provisions concerning special distributions, nothing in the Merger Agreement will prohibit INVH from taking or causing to be taken any action, at any time or from time to time, that in the reasonable judgment of the INVH Board, upon advice of counsel to INVH, is reasonably necessary or appropriate for INVH to maintain its qualification as a REIT for U.S. federal income tax purposes or avoid the imposition of any entity level income or excise tax under the Code, including any special distributions.

Conduct of Business by SFR and SFR LP Pending the Mergers

SFR and SFR LP each have agreed that, during the Interim Period, except to the extent required by law, as may be agreed in writing by INVH (such consent not to be unreasonably withheld, conditioned or delayed), or as may be expressly required by the Merger Agreement, SFR will, and will cause each of the other SFR entities to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, (ii) complete the internal restructuring set forth in the SFR disclosure letter to the Merger Agreement, and (iii) to the extent consistent with clause (i), use its reasonable best efforts to maintain and preserve its assets and properties in their current condition (normal wear and tear and damage caused by casualty excepted), maintain and preserve intact its current business organization, goodwill, ongoing businesses and relationships with third parties, and maintain the status of SFR as a REIT for U.S. federal income tax purposes and the status of SFR LP as a partnership for U.S. federal income tax purposes.

Without limiting the foregoing, each of SFR and SFR LP covenants and agrees that, during the Interim Period, except to the extent required by law, as may be consented to in writing by INVH (such consent not to be unreasonably withheld, conditioned or delayed) as may be expressly required by the Merger Agreement or as set forth in the SFR disclosure letter, SFR will not, and will cause the other SFR entities not to, do any of the following:

•	amend, supplement or propose to amend or supplement SFR’s declaration of trust, SFR’s bylaws, or the limited partnership agreement of SFR LP or the certificates evidencing SFR LP Units (if any), waive the share ownership limit under SFR’s declaration of trust or create an excepted holder limit (as defined in SFR’s declaration of trust);

•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of any SFR entity (other than any wholly owned SFR subsidiary);

•	adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by an SFR subsidiary in connection with any acquisitions permitted pursuant to the eighth bullet below;

•	declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to SFR Common Shares or any interests in any SFR subsidiary or other equity securities or ownership interests in any SFR entity, except for:

•	the authorization, declaration and payment by SFR of quarterly dividends on SFR Common Shares in accordance with past practice (including in terms of timing) at a rate not to exceed $0.22 per SFR Common Share per quarter;

•	the declaration and payment by SFR LP of quarterly distributions on SFR LP Units in the same amount as the dividend per SFR Common Share permitted above;

•	the declaration and payment of dividends or other distributions to SFR or any wholly owned SFR subsidiary by any directly or indirectly wholly owned SFR subsidiary;

•	distributions by any SFR subsidiary that is not wholly owned, directly or indirectly, by SFR, in accordance with the requirements of the organizational documents of such SFR subsidiary; and

•	dividends or dividend equivalents accrued or paid with respect to SFR equity awards (to the extent permitted under the terms of the applicable SFR equity plan and/or an applicable award agreement, each as in effect on the date of the Merger Agreement);

provided however, that, notwithstanding the foregoing restrictions on dividends and other distributions, SFR and its subsidiaries will be permitted to make distributions (after consultation with INVH), including under Sections 857, 858 or 860 of the Code, reasonably necessary for SFR to (x) maintain its status as a REIT for U.S. federal income tax purposes or (y) avoid or reduce the imposition of any entity level income or excise tax under the Code;

•	redeem, repurchase or otherwise acquire, directly or indirectly, any SFR Common Shares or other equity interests of an SFR entity, other than (A) the withholding of SFR Common Shares to satisfy withholding tax obligations with respect to SFR equity awards outstanding as of the date of the Merger Agreement (to the extent permitted under the terms of the applicable SFR equity plan and/or an applicable award agreement, each as in effect on the date of the Merger Agreement), (B) the redemption of equity shares in excess of certain limits pursuant to SFR’s declaration of trust or (C) the redemption of SFR LP Units pursuant to the limited partnership agreement of SFR LP;

•	except for (A) issuances by a wholly owned SFR subsidiary to SFR or another wholly owned SFR subsidiary, (B) issuances as a result of vesting of SFR equity awards outstanding as of the date of the Merger Agreement or (C) exchanges of SFR LP Units for SFR Common Shares pursuant to the limited partnership agreement of SFR LP, issue, sell, pledge, dispose of, encumber or grant any SFR Common Shares or any of SFR subsidiaries’ capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any SFR Common Shares or any of SFR subsidiaries’ capital stock or other equity interests;

•	grant, confer, award, or modify the terms of any SFR equity awards, convertible securities, or other rights to acquire, or denominated in, any SFR Common Shares or any of SFR subsidiaries’ capital stock or other equity securities or amend or modify SFR equity plans;

•	acquire or agree to acquire (including by merger, consolidation or acquisition of stock, equity interests or assets) any interest in real property, personal property, corporation, partnership, limited liability company, other business organization or any division or assets or equipment thereof, in each case in an amount in excess of $125,000,000 per calendar quarter in the aggregate for all such transactions, except for acquisitions by SFR or any wholly owned SFR subsidiary of or from an existing wholly owned SFR subsidiary;

•	make or commit to make any capital expenditures in excess of $10,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

•

sell, pledge, lease, license, sell and leaseback, assign, transfer, encumber dispose of or effect a deed in lieu of foreclosure with respect to, any property or assets, in each case in an amount in excess of

$100,000,000 per calendar quarter in the aggregate for all such transactions, except for (A) involuntary liens arising by operation of law that would not be material to any SFR property or any assets of any SFR entity and (B) other activities in the ordinary course of business consistent with past practice;

•	make any material change to its methods of accounting in effect at December 31, 2016, except as required by GAAP (or any interpretation or change thereof), any governmental authority or applicable law;

•	incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any indebtedness for borrowed money of any SFR entity or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other person (other than a wholly owned SFR subsidiary), except (A) Indebtedness incurred under the SFR revolving credit agreement in the ordinary course of business consistent with past practice not to exceed $350,000,000 in the aggregate, (B) indebtedness of any wholly owned subsidiary of SFR to SFR or any other wholly owned subsidiary of SFR, or (C) repayments, replacements or refinancings made using proceeds from borrowings under the SFR revolving credit agreement or available working capital;

•	make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, trustees, employees, affiliates, agents or consultants), other than (A) by SFR or a wholly owned SFR subsidiary to SFR or a wholly owned SFR subsidiary, (B) loans or advances required to be made under any of SFR leases or a ground lease pursuant to which any third party is a lessee or sublessee on any SFR property, or (C) in satisfaction of obligations pursuant to contracts existing as of the date of the Merger Agreement and disclosed to INVH prior to the execution of the Merger Agreement;

•	(A) enter into, renew, materially modify, materially amend or terminate, or waive, release, compromise or assign any material rights or material claims under, any SFR material contract (or any contract that, if existing as of the date of the Merger Agreement, would be an SFR material contract), other than (1) any automatic termination or automatic renewals in accordance with the terms of any existing SFR material contract, (2) the entry into any lender consent and (3) in the ordinary course of business consistent with past practice or as otherwise may be reasonably necessary to comply with the terms of the Merger Agreement; or (B) enter into any contract that has a term of more than two years;

•	waive, release, or assign any material rights or claims or make any payment, direct or indirect, of any liability of any SFR entity before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

•	settle or compromise (A) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against any SFR entity (other than settlements or compromises (1) providing for the payment of money damages to the extent covered by insurance or not exceeding $1,000,000 individually or $5,000,000 in the aggregate and that do not involve the imposition of injunctive or equitable relief against any SFR entity or (2) of real estate property tax appeal claims in the ordinary course of business consistent with past practice), or (B) certain other actions, including the settlement of the shareholder litigation, as set forth in the Merger Agreement;

•

except as required pursuant to the terms of any SFR benefit plan in effect as of the date of the Merger Agreement and disclosed in the SFR disclosure letter, (A) grant to any director, officer, employee, or consultant any increase in compensation, or pay or award any bonuses or incentive compensation (other than salary and incentive compensation adjustments related to promotions in an amount not to exceed 10% per person or other salary and incentive compensation increases (and/or bonuses or retention payments) in aggregate amounts not to exceed 5% per person, in each case, to employees other than executive officers in the ordinary course of business consistent with past practice), (B) grant to any current or former director, officer, employee or consultant whose annual base salary and target bonus opportunity exceeds $300,000 per annum any increase in severance, retention, change in control, or termination pay, (C) take any action to accelerate the vesting or settlement of any rights or benefits under any SFR benefit plan, (D) enter into, amend, adopt, or terminate any benefit plan or any plan that would have been an SFR benefit plan if in effect as of the date of the Merger Agreement, (E) provide any funding for any rabbi trust or similar arrangement, (F) hire any employee or engage any consultant whose annual base salary and target bonus opportunity exceeds $300,000 per annum or who would otherwise be an executive officer of SFR (or terminate the employment of any such employee, consultant or executive officer, except for “cause”), or (G) allow for the commencement of any new offering periods under any employee share purchase plan;

•	take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause (A) SFR to fail to qualify as a REIT for U.S. federal income tax purposes or (B) any SFR subsidiary to fail to preserve its status as, as the case may be, a partnership or disregarded entity, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary for U.S. federal income tax purposes;

•	enter into, amend or modify any SFR tax protection agreement, or take any action or fail to take any action that would violate or be inconsistent with any SFR tax protection agreement or otherwise give rise to any material liability of any SFR entity with respect thereto;

•	make, change or rescind any election relating to taxes, adopt or change a material method of tax accounting, adopt or change any annual tax accounting period, amend any material tax return, settle or compromise any material tax proceeding or material tax liability, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law), or surrender any right to claim a material refund of taxes, except in each case, to the extent necessary to (x) preserve SFR’s qualification as a REIT for U.S. federal income tax purposes or (y) qualify or preserve the status of any SFR subsidiary as a disregarded entity or partnership, or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary for U.S. federal income tax purposes (provided that prior to taking any action pursuant to clause (x) or (y) above, SFR will inform INVH of such action and will consult with and cooperate with INVH with respect to such action, but nothing in the Merger Agreement will prevent SFR after such consultation from taking such action in its reasonable, good-faith discretion);

•	enter into any new material line of business;

•	recognize any union or other labor organization as the representative of any of SFR employees except as required by applicable law; or

•	authorize, or enter into any contract or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in the Merger Agreement, but subject to the provisions concerning special distributions, nothing in the Merger Agreement will prohibit SFR from taking or causing to be taken any action, at any time or from time to time, that in the reasonable judgment of the SFR Board, upon advice of counsel to SFR, is reasonably necessary or appropriate for SFR to maintain its qualification as a REIT for U.S. federal income tax purposes or avoid the imposition of any entity level income or excise tax under the Code, including making a special distribution.

Non-Solicitation

During the Interim Period, each of INVH and SFR will not, and will cause each of their respective subsidiaries, and their respective officers, directors, trustees, employees, consultants, advisors, agents or other representatives not to, directly or indirectly:

•	solicit, initiate, encourage or facilitate any inquiry, discussion, proposal, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (an “Inquiry”);

•	engage, continue or otherwise participate in any discussions or negotiations regarding, furnish to any third party any non-public information in connection with, or facilitate in any way any effort by, any third party in furtherance of, any Acquisition Proposal or Inquiry;

•	approve or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement providing for or relating to an Acquisition Proposal or requiring SFR or SFR LP, on the one hand, or INVH or INVH LP, on the other hand, to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement (any of the foregoing agreements, an “Alternative Acquisition Agreement”); or

•	propose or agree to do any of the foregoing.

Each of SFR and INVH has also agreed to (i) cease, and to cause its respective subsidiaries and representatives to cease, any existing solicitations, discussions, negotiations, communications or activities with any person conducted theretofore with respect to any Acquisition Proposal and (ii) take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which any SFR entity or INVH entity, as applicable, is a party or of which any SFR entity or INVH entity, as applicable, is a beneficiary. The parties will use all reasonable efforts to cause all third parties who have been furnished confidential information regarding either party in connection with the solicitation of or discussions regarding an Acquisition Proposal within the six months prior to the date of the Merger Agreement to promptly return or destroy such information. Moreover, each of INVH and SFR will not, and will not permit any of its subsidiaries to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which it or any of its subsidiaries is a party.

Acquisition Proposals; Change in Recommendation

For purposes of the Merger Agreement, “Acquisition Proposal” means, with respect to a party, any inquiry, proposal or offer, whether in one transaction or a series of related transactions, relating to any of the following:

•	merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving such party or any of its subsidiaries;

•	sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of such party or any of its subsidiaries representing 15% or more of the consolidated assets, net revenue or net income of such party and its subsidiaries, taken as a whole, as determined on a book-value basis (including any indebtedness secured solely by such asset);

•	issuance, sale or other disposition by such party or any of its subsidiaries of (including by way of merger, consolidation, joint venture, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the voting power of such party or the equity interests or general partner interests of SFR LP or INVH LP, as applicable;

•	tender offer or exchange offer in which any person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act ) will acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the votes associated with the outstanding shares of such party;

•	recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to such party in which a third party will acquire beneficial ownership of 15% or more of the outstanding shares of such party; or

•	other transaction or series of related transactions pursuant to which any third party proposes to acquire control of the assets of such party having a fair market value equal to or greater than 15% of the fair market value of all of the assets of such party, taken as a whole.

For purposes of the Merger Agreement, the term “Superior Proposal” means a bona fide written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of

Acquisition Proposal to “15% or more” are replaced with “more than 50%”) on terms that such party’s board of directors or trustees determines in good faith (after consultation with its outside legal counsel and financial advisors) (i) is reasonably likely to be consummated if accepted and (ii) would result, if consummated, in a transaction that is more favorable to such party and its stockholders or shareholders (solely in their capacity as such), as applicable, from a financial point of view than the REIT Merger and the other transactions contemplated by the Merger Agreement after taking into account the likelihood and timing of consummation (as compared to the transactions contemplated by the Merger Agreement (including any changes, revisions, modifications or adjustments to the terms of the Merger Agreement proposed by the other party and any other information provided by the other party)) and such other matters that the SFR Board or the INVH Board, as applicable, deems relevant, including legal, financial (including the financing terms and conditions of any such Acquisition Proposal), regulatory and other aspects of such Acquisition Proposal and the identity of the person making such proposal.

At any time prior to obtaining the SFR Shareholder Approval, so long as it has not breached its non-solicitation and related obligations under the Merger Agreement, SFR may, in response to an unsolicited bona fide written Acquisition Proposal by a third party made after the date of the Merger Agreement:

•	furnish non-public information to such third party (or its representatives), provided, that (i) prior to furnishing such information, SFR receives from the third party an executed confidentiality agreement and provides INVH with a copy of such agreement within 24 hours of execution of such agreement, and (ii) any non-public information concerning SFR that is provided to such third-party will, to the extent not previously provided to INVH, be provided to INVH prior to or simultaneously with such information being provided to such third party; and

•	engage in discussions or negotiations with such third party and its representatives with respect to the Acquisition Proposal if the SFR Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or is reasonably expected to result in, a Superior Proposal.

INVH and SFR will notify the other party promptly, but in no event more than 24 hours, after receipt of any Acquisition Proposal or any request for non-public information relating to such party or any of its subsidiaries by any third party from any person that informs such party or its subsidiaries or any of its representatives that such person is considering making, or has made, an Acquisition Proposal, or any Inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice will be made orally and confirmed in writing, and will indicate the identity of the third party making the Acquisition Proposal or Inquiry and the financial and other material terms and conditions of such Acquisition Proposals or Inquiries (including providing copies of any written Inquiries, requests or Acquisition Proposals and any drafts and final versions of agreements, commitment letters and related documentation and correspondence). INVH and SFR will also promptly notify the other, orally and in writing, if it or any of its subsidiaries or representatives enters into discussions or negotiations concerning any Acquisition Proposal or provides non-public information to any person and keep the other party informed of the status and terms of any such discussions, negotiations or Acquisition Proposals on a current basis (and in any event within 24 hours of any material developments, discussion or negotiations), including by providing copies of any written Inquiries, requests or Acquisition Proposals and any drafts and final versions of agreements, commitment letters and related documentation or correspondence.

Neither the INVH Board nor the SFR Board nor any committee thereof, will:

•	withhold, withdraw, qualify or modify (or publicly propose to do any of the foregoing), in a manner adverse to INVH, on the one hand, or SFR on the other hand, the SFR Board’s recommendation that the SFR common shareholders vote in favor of the REIT Merger (the “SFR Recommendation”) or the INVH Board’s recommendation that the INVH stockholders vote in favor of the approval of the INVH Stock Issuance (the “INVH Recommendation”), as applicable (or make any other public statement in connection therewith that would reasonably be expected to have the same effect as the foregoing);

•	approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Acquisition Proposal;

•	fail to include the INVH Recommendation or the SFR Recommendation, as applicable, in the joint proxy statement/information statement and prospectus or any filing, amendment or supplement relating to the joint proxy statement/information statement and prospectus, as applicable;

•	fail to publicly recommend against a tender or exchange offer that constitutes an Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by SFR’s shareholders or INVH’s stockholders) within 10 business days after it is launched;

•	fail to publicly reaffirm without qualification against any Acquisition Proposal within three business days of the written request of the other party following an Acquisition Proposal that has been publicly announced (any of the actions described in the first, second, third, fourth bullets above this fifth bullet and this fifth bullet, an “Adverse Recommendation Change”); or

•	approve, adopt or recommend (or agree to or propose to approve, adopt or recommend), or cause or permit INVH or SFR, as applicable, to enter into any Alternative Acquisition Agreement.

At any time prior to obtaining the SFR Shareholder Approval, the SFR Board will be permitted to:

•	terminate the Merger Agreement to enter into an Alternative Acquisition Agreement providing for implementation of a Superior Proposal, and in connection therewith, make an Adverse Recommendation Change, if such board has received an unsolicited bona fide Acquisition Proposal (and SFR has not breached its non-solicitation and related obligations under the Merger Agreement) that, in the good faith determination of such board, after consultation with its outside legal counsel and financial advisors, constitutes, a Superior Proposal, after having complied with, and giving effect to all of the changes, revisions, modifications and adjustments which may be offered by INVH.

In connection with an Acquisition Proposal, the SFR Board will not be entitled to terminate the Merger Agreement or effect an Adverse Recommendation Change unless:

•	SFR has provided prior written notice (a “Notice of Adverse Recommendation Change”) to INVH that the SFR Board intends to take such action and describes the material terms and conditions of, and attaches a complete copy of, the Superior Proposal that is the basis of such action, identifies the third party making such Superior Proposal and specifies in reasonable detail the reasons for such action;

•	during the five business day period following INVH’s receipt of the Notice of Adverse Recommendation Change, SFR negotiates with INVH in good faith to make such changes, revisions modifications and adjustments in the terms and conditions of the Merger Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

•	following the end of the five business day period, the SFR Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, taking into account any changes, revisions, modifications and adjustments which may be offered by INVH in response to the Notice of Adverse Recommendation Change or otherwise, that the Superior Proposal giving rise to the Notice of Adverse Recommendation Change continues to constitute a Superior Proposal.

Any change to the financial terms or any change in any material respects to any of the other terms of such Superior Proposal will require a new Notice of Adverse Recommendation Change and the party required to deliver such new Notice of Adverse Recommendation Change must comply with the all of the requirements for a Notice of Adverse Recommendation Change.

Meeting of SFR Shareholders and Written Consent of INVH Stockholders

SFR is obligated under the Merger Agreement, and in accordance with applicable laws and the declaration of trust and the bylaws of SFR, as promptly as practicable following the date of the Merger Agreement, to establish a record date for, duly call, give notice of and hold a meeting of its shareholders for the purposes of voting on the transactions in the Merger Agreement. If on the scheduled date of the SFR special meeting, SFR has not obtained the requisite approval of its shareholders, or if it is necessary to delay the meeting to ensure that any required amendment or supplement be made to this joint proxy statement/information statement and prospectus, SFR will have the right, after consultation with INVH, to postpone or adjourn the special meeting to a later date or dates, such later date or dates not to exceed 30 days from the original date that the special meeting was originally scheduled.

INVH is obligated under the Merger Agreement to immediately seek to obtain, within 24 hours of the execution and delivery of the Merger Agreement, an irrevocable written consent from the majority stockholders of INVH pursuant to which such stockholders will approve the INVH Stock Issuance and the other transactions contemplated by the Merger Agreement in accordance with Section 2-505 of the MGCL and the charter and bylaws of INVH. Such written consent has been executed and delivered by holders of a majority of the outstanding INVH Common Stock.

Shareholder Votes

The SFR Shareholder Approval is the only vote of the holders of any class or series of shares of beneficial interest of SFR necessary to approve the REIT Merger, the Partnership Merger or the other transactions contemplated by the Merger Agreement. No vote of the limited partners of SFR LP is necessary to approve the REIT Merger, the Partnership Merger or the other transactions contemplated by the Merger Agreement.

The INVH Stockholder Approval, which has been obtained, is the only vote of the holder of any class or series of shares of stock of INVH necessary to approve the REIT Merger, the Partnership Merger or the other transactions contemplated by the Merger Agreement, including the INVH Stock Issuance. No vote of the limited partners of INVH LP is necessary to approve the REIT Merger, the Partnership Merger or the other transactions contemplated by the Merger Agreement.

Trustees’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that, from and after the effective time of the REIT Merger, the Combined Company will, for a period of six years from the effective time of the REIT Merger, indemnify all present and former trustees, officers, employees, partners and members of SFR and its subsidiaries to the extent a claim, action, suit, proceeding or investigation arises out of or pertains to (i) any action or omission or alleged action or omission prior to the effective time of the REIT Merger in such person’s capacity as a director, officer, partner, member, trustee, employee, fiduciary or agent of SFR or any of its subsidiaries or as fiduciary under any SFR benefit plan or (ii) the Merger Agreement or transactions contemplated by the Merger Agreement.

In addition, before the effective time of the REIT Merger, either SFR or INVH may cause the Combined Company to obtain and maintain for a period of six years from and after the effective time of the REIT Merger “run-off” or “tail” trustee and officer liability coverage for the benefit of the trustees and officers of SFR and its subsidiaries, without reduction of existing coverage under, and having terms that are no less favorable to the insured persons, than the trustee and officer liability insurance coverage presently maintained by SFR or if substantially equivalent insurance coverage is unavailable, the best available coverage that does not exceed three-hundred percent (300%) of the annual aggregate premium under SFR’s existing policies.

All rights to exculpation and indemnification in the Merger Agreement are in addition to any rights that any such person or employee of any SFR entity might have under SFR’s declaration of trust, any organizational or governing documents, or under any applicable law, contract or otherwise. Further, such rights to exculpation and indemnification in the Merger Agreement will survive the consummation of the Mergers indefinitely.

Dividends

In the event that the date of the closing of the REIT Merger is to occur prior to the end of the then current dividend period of INVH or SFR, as the case may be, then each of INVH and SFR shall declare a dividend to the respective holders of INVH Common Stock and SFR Common Shares entitled to receive such a dividend, the payment date (to the extent practicable) for which shall be the close of business on the date that is five business days prior to the date of the SFR special meeting (as originally determined without regard to any adjournment or postponement thereof) (such meeting date, the “Closing Dividend Date”), in each case, subject to funds being legally available therefor. The record date (to the extent practicable) for such dividends shall be 10 business days before the payment date.

The per share dividend amount payable by SFR with respect to the SFR Common Shares shall be an amount equal to the SFR quarterly dividend, multiplied by a fraction, the numerator of which is the number of days elapsed from the first day following the most recent dividend record date through and including the Closing Dividend Date, and the denominator of which is the actual number of days from the most recent dividend record date until the next expected dividend record date.

The per share dividend amount payable by INVH with respect to shares of INVH Common Stock shall be an amount equal to the INVH quarterly dividend, multiplied by a fraction, the numerator of which is the number of days elapsed from the first day following the most recent dividend record date through and including the Closing Dividend Date, and the denominator of which is the actual number of days from the most recent dividend record date until the next expected dividend record date.

INVH LP or SFR LP, as the case may be, may make a distribution with respect to its then issued and outstanding partnership interests in order to distribute funds sufficient for the foregoing dividend.

Registration Rights

The Merger Agreement provides that:

•	if requested by a party (other than INVH or INVH LP’s sole general partner, a “Resale Party”) prior to the time a shelf registration statement on Form S-3 that covers the resale of the shares of INVH Common Stock issuable upon redemption by Resale Parties of INVH LP Units issued in exchange for SFR LP Units (“Resale Common Stock” and such shelf registration statement, a “Shelf Resale Registration Statement”) is declared effective, INVH will use its reasonable best efforts to (i) file a post-effective amendment to the Form S-4 with a resale prospectus relating to the sale by such Resale Party of the number of shares of Resale Common Stock requested by such Resale Party that are issuable to such Resale Party upon redemption of the applicable INVH LP Units and (ii) cause such post-effective amendment to be declared effective by the SEC as soon as reasonably practicable thereafter;

•	promptly following the date that INVH is first eligible to file a shelf registration statement on Form S-3, INVH shall use its reasonable best reasonable efforts to (i) file a Shelf Resale Registration Statement, (ii) cause such Shelf Resale Registration Statement to be declared effective by the SEC (if not automatically effective) as soon as reasonably practicable thereafter and (iii) keep such Shelf Resale Registration Statement continuously effective until such time as all of the shares of Resale Common Stock have been sold by the Resale Party;

•	at the REIT Merger effective time, REIT Merger Sub will enter into an assignment and assumption agreement with INVH whereby REIT Merger Sub will assign, and INVH will assume, all of REIT Merger Sub’s rights, interests and obligations, as successor to SFR, under the SFR Registration Rights Agreement (as defined below and see “Agreements Related to the Mergers—SFR Registration Rights Agreement”); and

•	INVH agreed that (i) Section 2.4(d) of the Registration Rights Agreement dated as of January 31, 2017, by and among INVH and the other parties thereto (the “INVH Registration Rights Agreement”), will not apply with respect to any registration or offering initiated by a Holder (as defined in the SFR Registration Rights Agreement) and (ii) Section 2(a)(iii) of the SFR Registration Rights Agreement will not apply with respect to any registration or offering initiated by a Holder (as defined in the INVH Registration Rights Agreement).

Treatment of SFR Convertible Notes

Prior to the REIT Merger effective time, SFR will take or cause to be taken all actions required by the indentures (collectively, the “SFR Convertible Notes Indentures”) governing SFR’s outstanding Convertible Senior Notes due 2017, Convertible Senior Notes due 2019 and Convertible Senior Notes due 2022 (collectively, the “SFR Convertible Notes”) and the terms of the SFR Convertible Notes to be performed by SFR as a result of the execution and delivery of the Merger Agreement and the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, including, without limitation, the delivery of certain notices and the execution and delivery of certain supplemental indentures, officer’s certificate and opinions of counsel, in each case required by the SFR Convertible Notes Indentures.

At the REIT Merger effective time, (i) REIT Merger Sub will execute and deliver the supplemental indentures referred to in the immediately preceding paragraph and take certain other actions required by the SFR Convertible Notes Indentures and (ii) INVH will execute and deliver a guarantee of the SFR Convertible Notes to enable the issuance of shares of INVH Common Stock upon conversion of SFR Convertible Notes in reliance on the exemption provided by Section 3(a)(9) of the Securities Act or otherwise will ensure that the issuance of such shares is registered under the Securities Act or that such issuance is otherwise exempt from registration under the Securities Act.

Certain Other Covenants

The Merger Agreement contains certain other covenants of INVH and SFR relating to, among other things:

•	affording each party reasonable access to the other parties’ respective properties, offices, books, contracts, commitments, personnel and records during the Interim Period;

•	consultation regarding any press releases or other public statements with respect to the Mergers or the other transactions contemplated by the Merger Agreement;

•	certain employee benefit matters;

•	certain tax matters, including the preparation, execution and filing of returns, questionnaires or other documents regarding transfer taxes;

•	certain reporting requirements under Section 16(a) of the Exchange Act;

•	the approval for the listing of the INVH Common Stock to be issued in the REIT Merger on the NYSE;

•	the treatment and payoff of certain outstanding indebtedness; and

•	the opportunity for SFR and INVH to participate in the defense or settlement of any stockholder or shareholder litigation against INVH or SFR or their respective directors or trustees relating to the Mergers and the other transactions contemplated by the Merger Agreement.

Conditions to Complete the Mergers

The obligations of each of the parties to the Merger Agreement to effect the Mergers and consummate the other transactions contemplated by the Merger Agreement are subject to the satisfaction or (to the extent permitted by law) waiver by each of the parties to the Merger Agreement prior to the effective time of the REIT Merger of the following conditions:

•	the SFR Shareholder Approval having been obtained;

•	no law, order (whether temporary, preliminary or permanent) or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any governmental authority of competent jurisdiction being in effect which prohibits, makes illegal, enjoins, or otherwise restricts or prevents the consummation of the Merger (provided however that prior to a party to the Merger Agreement asserting this condition, such party must not have failed to perform any of its obligations under the Merger Agreement such that such failure has been a primary cause of, or resulted in, the failure of this condition to be satisfied);

•	the registration statement on Form S-4 having been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 will have been issued by the SEC and will be in effect and no proceedings for that purpose will have been initiated by the SEC that have not been withdrawn; and

•	the shares of INVH Common Stock to be issued in the REIT Merger having been authorized for listing on the NYSE, subject to official notice of issuance.

The obligations of INVH, REIT Merger Sub and INVH LP to complete the Mergers and the other transactions contemplated by the Merger Agreement are further subject to the satisfaction or waiver (to the extent permitted by law) at or prior to the effective time of the REIT Merger of the following conditions:

•	(i) the representations and warranties of SFR and SFR LP regarding organization, qualification, capital structure, authority, opinion of financial advisor, the vote required to approve the REIT Merger, brokerage or finder’s fees and takeover statutes as set forth in the Merger Agreement, must be true and correct in all material respects as of the closing date as though made as of the closing date; (ii) the representation and warranty of SFR and SFR LP regarding the absence of a material adverse effect must be true and correct in all respects as of the closing date as though made as of the closing date and (iii) the other representations and warranties of SFR and SFR LP set forth in the Merger Agreement must be true and correct as of the closing date as though made as of the closing date, except (x) that such representations and warranties that are made as of a specific date will be true and correct in all material respects (in the case of clause (i)), true and correct (in the case of clause (ii)) or true and correct, subject to clause (y) (in the case of clause (iii)), in each case, only on and as of such specified date, and (y) in the case of clause (iii), where the failure of such representations or warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on SFR or SFR LP (without giving effect to any “materiality” or “material adverse effect” qualifications contained therein);

•	SFR and SFR LP having performed or complied in all material respects all agreements and covenants required to be performed or complied with by them under the Merger Agreement on or prior to the closing date;

•	SFR having delivered to INVH an officer’s certificate, dated as of the closing date and signed by an executive officer on behalf of SFR, certifying to the effect that the conditions in the foregoing two bullets have been satisfied;

•	Since the date of the Merger Agreement, there has not occurred and be continuing an SFR Material Adverse Effect;

•	INVH having received an opinion, dated as of the closing date, from Simpson Thacher (or other INVH counsel reasonably satisfactory to SFR), to the effect that, the REIT Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	INVH having received an opinion, dated as of the closing date, from Sidley (or other SFR counsel reasonably satisfactory to INVH), to the effect that, commencing with the taxable year ended

December 31, 2014, SFR has been organized in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes, and its actual and its proposed method of operation, as represented by SFR, has enabled it to meet, through the effective time of the REIT Merger, the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes.

The obligations of SFR and SFR LP to complete the Mergers and the other transactions contemplated by the Merger Agreement are further subject to the satisfaction or waiver (to the extent permitted by law) of the following conditions:

•	(i) the representations and warranties of INVH, INVH LP and REIT Merger Sub regarding organization, qualification, capitalization, required votes, authority and enforceability, no brokerage or finder’s fees and takeover statutes, as set forth in the Merger Agreement, must be true and correct in all material respects as of the closing date as though made as of the closing date, (ii) the representation and warranty of INVH and INVH LP regarding the absence of a material adverse effect must be true and correct in all respects as of the closing date as though made as of the closing date, and (iii) the other representations and warranties of INVH, INVH LP and REIT Merger Sub set forth in the Merger Agreement must be true and correct as of the closing date as though made as of the closing date, except (x) such representations and warranties that are made as of a specific date will be true and correct in all material respects (in the case of clause (i)), true and correct (in the case of clause (ii)) or true and correct, subject to clause (y) (in the case of clause (iii)), in each case, only on and as of such specified date, and (y) in the case of clause (iii), where the failure of such representations or warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on INVH or INVH LP (without giving effect to any “materiality” or “material adverse effect” qualifications contained therein);

•	INVH, INVH LP and REIT Merger Sub having performed or complied in all material respects all agreements and covenants required to be performed or complied with by them under the Merger Agreement on or prior to the closing date;

•	INVH having delivered to SFR an officer’s certificate, dated as of the closing date, certifying to the effect that the conditions in the foregoing two bullets have been satisfied;

•	Since the date of the Merger Agreement, there has not occurred and be continuing an INVH Material Adverse Effect;

•	SFR having received an opinion, dated as of the closing date, from Simpson Thacher (or other INVH counsel reasonably satisfactory to SFR), to the effect that, commencing with the taxable year ended December 31, 2013, INVH has been organized in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes, and its actual and its proposed method of operation, as represented by INVH, has enabled and will continue to enable it to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes; and

•	SFR having received an opinion, dated as of the closing date, from Sidley (or other SFR counsel reasonably satisfactory to INVH), to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the REIT Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letter for INVH and the tax representation letter for SFR.

Termination of the Merger Agreement

Termination by Mutual Agreement

Prior to the effective time of the REIT Merger, whether before or after receipt of the SFR Shareholder Approval or the INVH Stockholder Approval, SFR and INVH may terminate the Merger Agreement by mutual written agreement.

Termination by Either SFR or INVH

In addition, prior to the effective time of the REIT Merger, whether before or after receipt of the SFR Shareholder Approval or the INVH Stockholder Approval, either SFR or INVH may, by written notice to the other party, terminate the Merger Agreement:

•	if the effective time of the REIT Merger has not occurred on or before the Outside Date, provided that a party may not terminate the Merger Agreement as described in this bullet, if the failure of such party to perform any of its obligations under the Merger Agreement has been a primary cause of, or resulted in, the failure of effective date of the REIT Merger to be consummated on or before the Outside Date;

•	if any governmental authority of competent jurisdiction has issued a judgment, order or decree permanently restraining, enjoining or otherwise prohibiting the Mergers and such judgment, order or decree has become final and non-appealable, provided that a party may not terminate the Merger Agreement as described in this bullet (x) if the issuance of such final, non-appealable judgment, order or decree was primarily due to the failure of such party (and, in the case of SFR, including the failure of SFR LP, and, in the case of INVH, including the failure of INVH LP) to perform any of its obligations under the Merger Agreement and (y) unless such party shall have used its reasonable best efforts to oppose any such final, non-appealable judgment, order or decree and to have such judgment, order or decree vacated or made inapplicable to the Mergers; or

•	if the SFR Shareholder Approval has not been obtained at a duly held SFR special meeting (including any adjournment or postponement thereof) at which the REIT Merger has been voted upon, provided, however, that SFR may not terminate the Merger Agreement as described in this bullet if the failure to obtain the SFR Shareholder Approval was primarily due to SFR’s failure to perform any of its obligations under the Merger Agreement.

Termination by INVH

INVH may also terminate the Merger Agreement, by written notice to SFR:

•	if (A) the SFR Board has made an Adverse Recommendation Change, or (B) SFR enters into an Alternative Acquisition Agreement (other than a confidentiality agreement entered into in accordance with the terms of the Merger Agreement);

•	if either SFR or SFR LP has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of INVH’s obligation to complete the Mergers and consummate the other transactions contemplated by the Merger Agreement as described above under the “Conditions to Complete the Mergers” section, and (y) cannot be cured on or before the Outside Date, provided, however, that INVH may not terminate as described in this bullet if any of INVH, INVH LP or REIT Merger Sub has breached any of its respective representations, warranties, covenants or agreements set forth in the Merger Agreement in any material respect; or

•	if SFR has breached or failed to perform its obligations relating to the SFR special meeting or Acquisition Proposals in any material respect.

Termination by SFR

SFR may also terminate the Merger Agreement, by written notice to INVH:

•

if, prior to the receipt of SFR Shareholder Approval, the SFR Board effects an SFR Adverse Recommendation Change in connection with a Superior Proposal and the SFR Board has approved, and concurrently with termination under the Merger Agreement, SFR enters into a definitive agreement providing for the implementation of such Superior Proposal, provided, however, that SFR may not terminate the Merger Agreement as described in this bullet if SFR breached its obligations as described under the “Acquisition Proposals; Change in Recommendations” section, provided, further, that such termination shall not be effective until SFR pays INVH the termination fee of $161 million and, if not previously paid, a $25 million expense amount in accordance with the Merger Agreement;

•	if (A) the INVH Board will have made an Adverse Recommendation Change, or (B) INVH enters into an Alternative Acquisition Agreement (other a confidentiality agreement entered into in accordance with the terms of the Merger Agreement);

•	if any of INVH, INVH LP or REIT Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of SFR’s obligation to complete the Mergers described above under the “Conditions to Complete the Mergers” section, and (y) cannot be cured on or before the Outside Date, provided, however, that SFR may not terminate as described in this bullet if either SFR or SFR LP is then in breach of any of its respective representations, warranties, covenants or agreements set forth in the Merger Agreement in any material respect; or

•	if INVH has breached or failed to perform its obligations relating to the Acquisition Proposals in any material respect.

Termination Fees and Expense Amounts

Termination Fees and Expense Amounts Payable by INVH

INVH will pay to SFR a $230 million termination fee and, if not previously paid, a $25 million expense amount if:

•	(i) SFR terminates because INVH breaches or fails to perform any of its representations, warranties, covenants or other agreements, which breach or failure to perform would, or would be reasonably be expected to, result in failure of a closing condition and cannot be cured on or before May 9, 2018, (ii) after the date of the Merger Agreement, an Acquisition Proposal is received by INVH or any person publicly makes or publicly announces an intention (whether or not conditional) to make an Acquisition Proposal for more than 50% of INVH, and (iii) within 12 months of the termination of the Merger Agreement, INVH enters into a definitive agreement relating to or consummates any Acquisition Proposal (provided that the references to “15% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

•	SFR terminates because the INVH Board withdraws its recommendation of the INVH Stock Issuance or INVH enters into an Alternative Acquisition Agreement; or

•	SFR terminates the Merger Agreement because INVH breaches or fails to perform its obligations relating to the Acquisition Proposals in any material respect.

INVH will pay to SFR a $25 million expense amount if SFR terminates the Merger Agreement because INVH breaches or fails to perform any of its representations, warranties, covenants or other agreements, which breach or failure to perform would, or would be reasonably be expected to, result in failure of a closing condition and cannot be cured on or before May 9, 2018. In no event will INVH be required to pay the termination fee or the expense amount on more than one occasion.

INVH would have been required to pay to SFR a $230 million termination fee and, if not previously paid, a $25 million expense amount if:

•

(i) either SFR or INVH had terminated the Merger Agreement because the REIT Merger did not occur on or before May 9, 2018 and INVH Stockholder Approval had not been obtained, (ii) after the date of the Merger Agreement but before the date of the INVH Stockholder Approval, an Acquisition Proposal for more than 50% of INVH is received by INVH or any person publicly makes or publicly announces an intention (whether or not conditional) to make an Acquisition Proposal and (iii) within 12 months after the termination of the Merger Agreement, INVH enters into a definitive agreement relating to or consummates any Acquisition Proposal (provided that the references to “15% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”); or

•	before INVH Stockholder Approval was obtained, the Merger Agreement had been terminated by INVH because the INVH Board effected an INVH Adverse Recommendation Change in connection with a Superior Proposal and the INVH Board had approved, and concurrently with termination under the Merger Agreement, INVH entered into a definitive agreement providing for the implementation of such Superior Proposal.

Termination Fees and Expense Amounts Payable by SFR

SFR will pay to INVH a $161 million termination fee and, if not previously paid, a $25 million expense amount if:

•	before SFR Shareholder Approval is obtained, the Merger Agreement is terminated by SFR because the SFR Board effects an SFR Adverse Recommendation Change in connection with a Superior Proposal and the SFR Board has approved, and concurrently with termination under the Merger Agreement, SFR enters into a definitive agreement providing for the implementation of such Superior Proposal;

•	(i) either SFR or INVH terminates the Merger Agreement because the REIT Merger does not occur on or before May 9, 2018 and SFR Shareholder Approval has not been obtained, or SFR Shareholder Approval is not obtained at the SFR special meeting, (ii) after the date of the Merger Agreement but before the date of the SFR special meeting, an Acquisition Proposal is received by SFR or any person publicly makes or publicly announces an intention (whether or not conditional) to make an Acquisition Proposal and (iii) within 12 months after the termination of the Merger Agreement, SFR enters into a definitive agreement relating to or consummates any Acquisition Proposal (except for purposes of this definition, the references in the definition of Acquisition Proposal to “15% or more” are replaced with “more than 50%”);

•	(i) INVH terminates because SFR breaches or fails to perform any of its representations, warranties, covenants or other agreements, which breach or failure to perform would, or would reasonably be expected to, result in failure of a closing condition and cannot be cured on or before May 9, 2018, (ii) after the date of the Merger Agreement, an Acquisition Proposal is received by SFR or any person publicly makes or publicly announces an intention (whether or not conditional) to make an Acquisition Proposal, and (iii) within 12 months of the termination of the Merger Agreement, SFR enters into a definitive agreement relating to or consummates any Acquisition Proposal (except for purposes of this definition, the references in the definition of Acquisition Proposal to “15% or more” are replaced with “more than 50%”);

•	INVH terminates because the SFR Board withdraws its recommendation of the REIT Merger or SFR enters into an Alternative Acquisition Agreement; or

•	INVH terminates the Merger Agreement because SFR breaches or fails to perform its obligations relating to the SFR special meeting or Acquisition Proposals in any material respect.

SFR will pay to INVH a $25 million expense amount if (i) either INVH or SFR terminates the Merger Agreement because SFR Shareholder Approval is not obtained at the SFR special meeting or (ii) INVH terminates the Merger Agreement because SFR breaches or fails to perform any of its representations, warranties, covenants or other agreements, which breach or failure to perform would, or would reasonably be expected to, result in failure of a closing condition and cannot be cured on or before May 9, 2018. In no event will SFR be required to pay the termination fee or the expense amount on more than one occasion.

Amendment and Waiver

Subject to compliance with applicable law, the Merger Agreement may be amended in writing by mutual agreement of the parties to the Merger Agreement by action taken or authorized by each party’s respective boards of directors (or similar governing body or entity) at any time before or after receipt of the SFR Shareholder Approval or the INVH Stockholder Approval and prior to the effective time of the REIT Merger; provided, however, that after the SFR Shareholder Approval or the INVH Stockholder Approval has been obtained, there shall not be any amendment of the Merger Agreement that, by applicable law or in accordance with the rules of any stock exchange, requires the further approval of the shareholders of SFR or the stockholders of INVH, as applicable, without obtaining such further approval of such holders.

At any time prior to the effective time of the REIT Merger, subject to applicable law, INVH and INVH LP, on the one hand, and SFR and SFR LP, on the other hand, may in writing (a) extend the time for the performance of any obligation or other act of the others, (b) waive any inaccuracy in the representations and warranties of the others described in the “Representations and Warranties” section or in any document delivered pursuant to the Merger Agreement, and (c) subject to the proviso contained in the foregoing paragraph of this section entitled “Amendment and Waiver”, waive compliance with any agreement of the others or any condition of such parties contained in the Merger Agreement. Except as required by applicable law, no such extension or waiver shall require the approval of the holders of SFR Common Shares.

Specific Performance

Each of the parties to the Merger Agreement will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any other remedies at law or in equity to which each is entitled.

AGREEMENTS RELATED TO THE MERGERS

The Stockholders Agreement

On August 9, 2017, in connection with the Merger Agreement, INVH entered into the Stockholders Agreement with the INVH Majority Stockholders listed therein (and with the Advisor for purposes of the standstill provision only) that will be effective upon the closing of the Mergers. The Stockholders Agreement sets forth various arrangements and restrictions with respect to the governance of INVH and certain rights of the INVH Majority Stockholders with respect to the INVH Common Stock.

Directors

The Stockholders Agreement requires INVH to nominate a number of individuals designated by the INVH Majority Stockholders for election as INVH directors at any meeting of INVH stockholders (each an “INVH Majority Designee”) such that, following the election of any directors and taking into account any director continuing to serve as such without the need for re-election, the number of INVH Majority Designees serving as directors of INVH will be equal to: (1) if the INVH Majority Stockholders collectively beneficially owns at least 30% of the outstanding shares of INVH Common Stock, three; (2) if the INVH Majority Stockholders collectively beneficially owns at least 20% (but less than 30%) of the outstanding shares of INVH Common Stock, two; and (3) if the INVH Majority Stockholders collectively beneficially own at least 5% (but less than 20%) of the outstanding shares of INVH Common Stock, one.

For so long as the INVH Majority Stockholders collectively beneficially own at least 20% of the outstanding shares of INVH Common Stock, subject to the satisfaction by the applicable INVH Majority Designee of certain requirements under the Exchange Act and rules of NYSE, INVH will, if requested in writing by an INVH Majority Stockholder or group of INVH Majority Stockholders collectively holding a majority of INVH Common Stock held by all of the INVH Majority Stockholders (the “Stockholder Designator”), promptly appoint (and/or remove or replace) one INVH Majority Designee then serving on the Board, selected by the Stockholder Designator, to serve on each committee and/or subcommittee of the INVH Board (and for the avoidance of doubt, the Stockholder Designator may select different INVH Stockholder Designees to serve on different committees or subcommittees of the INVH Board and may, upon written notice to INVH, modify such selections which shall be promptly effected by INVH) other than any committee or subcommittee formed for the purpose of evaluating or negotiating any transaction with the Stockholder Designator or any of its affiliates.

Vacancies

For so long as the Stockholders Agreement remains in effect, the INVH Majority Designees may not be removed without the consent of the Stockholder Designator. In the case of a vacancy created by the removal or resignation of an INVH Majority Designee, the Stockholders Agreement requires the INVH Board to nominate an individual designated by the Stockholder Designator for election to fill the vacancy. The Stockholders Agreement and INVH’s charter and bylaws require that certain amendments to INVH’s charter and bylaws, including any change to the number of INVH directors, will require the consent of the Stockholder Designator.

Standstill

During the term of the Stockholders Agreement, the Advisor and the INVH Majority Stockholders will be subject to a customary standstill with respect to equity securities of INVH. In particular, the Advisor and the INVH Majority Stockholders (and certain of their affiliates) must not, without the prior consent of INVH, among other things: (i) acquire, make any proposal to offer to acquire, or propose or facilitate the acquisition of, directly or indirectly, any additional equity securities of INVH, including securities of INVH redeemable or exercisable into such equity securities; (ii) enter into, agree to enter into, commence or submit any merger, consolidation, tender offer, exchange offer, business combination or other similar extraordinary transaction involving INVH;

(iii) tender into a tender or exchange offer (other than a tender or exchange offer for all of the outstanding shares of INVH Common Stock whereby all shareholders are offered the same per share consideration) commenced by a third party other than a tender or exchange offer that the INVH Board has affirmatively publicly recommended to INVH’s stockholders that such stockholders tender into such offer; (iv) (x) make, or in any way participate in, any solicitation of proxies to vote any securities of INVH under any circumstances, (y) seek to advise or influence any person with respect to the voting of any securities of INVH or INVH LP (other than to vote as recommended by the INVH Board), or (z) grant any proxy with respect to any common stock; (v) form, join or in any way participate in a group with respect to any of the securities of INVH (other than a group including solely the INVH Majority Stockholders and their affiliates); (vi) disclose any intention, plan or arrangement to change any of the members of the INVH Board (other than pursuant to the INVH Majority Stockholders’ rights under the Stockholders Agreement), any of the executive officers of INVH, the charter or bylaws of INVH, other than to INVH or the INVH Board or their representatives; (vii) call, request the calling of, or otherwise seek or submit a written request for the calling of a special meeting of, or initiate any stockholder proposal for the election of any director (other than the designation to INVH of an INVH Majority Designee) or any other action by, the stockholders of INVH; (viii) seek to influence or control the management of the INVH Board, or the policies, affairs or strategy of INVH or INVH LP; (ix) publicly disclose any intention, plan or arrangement inconsistent with the foregoing; (x) advise, knowingly assist or knowingly encourage, or enter into any arrangements with, any other persons in connection with any of the foregoing; or (xi) request INVH to amend or waive any of the foregoing provisions (including this clause (xi)).

Voting Agreement

During the term of the Stockholders Agreement, the INVH Majority Stockholders agreed to vote their INVH Common Stock in favor of all persons nominated to serve as directors of INVH by the INVH Board (that otherwise complies with the Stockholders Agreement), except to the extent the INVH Majority Stockholders reasonably determine that the election of any such director would reasonably be expected to cause reputational damage to INVH or its subsidiaries or to the INVH Majority Stockholders or their affiliates or would otherwise reasonably be expected to be materially detrimental to INVH and its subsidiaries.

Lock-Up

The INVH Majority Stockholders will not transfer (except to affiliates or related investment funds or with respect to certain liens or encumbrances) their shares of INVH Common Stock for a 30-day period after the effective date of the Stockholders Agreement.

Term

The Stockholders Agreement will remain in effect until the earlier of: (i) such time as the INVH Majority Stockholders are no longer entitled to nominate an INVH Majority Designee pursuant to the Stockholders Agreement and (ii) such time as the INVH Majority Stockholders beneficially own 10% or less of INVH Common Stock and the INVH Majority Stockholders irrevocably waive their right to designate any INVH Majority Designee under the Stockholders Agreement.

The foregoing description of the Stockholders Agreement and the transactions contemplated by the Stockholders Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Stockholders Agreement.

Lock-Up Agreement

On August 9, 2017, in connection with the Merger Agreement, SFR entered into a Lock-Up Agreement (the “Lock-Up Agreement”) with the INVH Majority Stockholders. Under the Lock-Up Agreement, the INVH Majority Stockholders generally cannot transfer their INVH Common Stock (except to affiliates or related investment funds or with respect to certain liens or encumbrances) from the date of the Merger Agreement until the earlier to occur of: (i) the termination of the Merger Agreement in accordance with its terms and (ii) the closing of the Mergers.

The foregoing description of the Lock-Up Agreement and the transactions contemplated by the Lock-Up Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Lock-Up Agreement.

SFR Registration Rights Agreement

On October 4, 2016, SFR, Starwood Capital and certain other parties entered into an amended and restated registration rights agreement (the “SFR Registration Rights Agreement”). Starwood Capital is an affiliate of Barry S. Sternlicht, who is one of the Co-Chairmen of the SFR Board and will serve as a director of the Combined Company.

Pursuant to the terms of the Merger Agreement, at the REIT Merger effective time, REIT Merger Sub will enter into an assignment and assumption agreement with INVH whereby REIT Merger Sub will assign, and INVH will assume, all of REIT Merger Sub’s rights, interests and obligations, as successor to SFR, under the SFR Registration Rights Agreement. Thereafter, all references to SFR Common Shares and SFR LP Units in the SFR Registration Rights Agreement will be deemed to refer to INVH Common Stock and INVH LP Units, respectively.

Pursuant to the SFR Registration Rights Agreement, Starwood Capital, in respect of any share of INVH Common Stock that it may receive in connection with any request to redeem the INVH LP Units it will hold upon closing of the Mergers, may require INVH from time to time to register those shares of INVH Common Stock under the Securities Act.

Pursuant to the SFR Registration Rights Agreement, Starwood Capital will have certain rights to demand a registration of some or all of its shares of INVH Common Stock (a “Demand Registration”) or to request the inclusion of some or all of its shares of INVH Common Stock in a registration being affected by INVH for itself or on behalf of another person (a “Piggyback Registration”), in each case subject to customary registration procedures and indemnity provisions. INVH will be obligated to use commercially reasonable efforts to prepare and file a registration statement within specified time periods and to cause that registration statement to be declared effective by the SEC as soon as reasonably practicable thereafter.

Starwood Capital’s ability to cause INVH to effect a Demand Registration will be subject to certain conditions. INVH will not be required to effect such registration within 180 days of the effective date of any prior registration statement (other than a registration statement initiated under the registration rights agreement between INVH and the INVH Majority Stockholders) and may delay the filing for up to 60 days under certain circumstances.

If, pursuant to an underwritten Demand Registration or Piggyback Registration, the managing underwriter advises that the number of shares of INVH Common Stock requested to be included in such registration exceeds a maximum number that the underwriter believes can be sold without delaying or jeopardizing the success of the proposed offering, the SFR Registration Rights Agreement specifies the order in which shares of INVH Common Stock will be included.

The foregoing description of the SFR Registration Rights Agreement and the transactions contemplated by the SFR Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the SFR Registration Rights Agreement.

INVH LP Partnership Agreement

On August 9, 2017, simultaneously with the execution of the Merger Agreement, INVH entered into an amended and restated agreement of limited partnership (the “INVH LP Partnership Agreement”) of INVH LP, by and among INVH, as the special limited partner of INVH LP, and Invitation Homes OP GP LLC, a Delaware limited liability company, as the sole general partner of INVH LP and a wholly-owned subsidiary of INVH, and any additional limited partner that is admitted from time to time to INVH LP. The INVH LP Partnership Agreement is substantially in the form previously filed by INVH as exhibit 10.1 to its Registration Statement on Form S-11 filed with the SEC on January 6, 2017, except that the INVH LP Partnership Agreement was modified from the form, among other thing, (i) to provide for a distribution to the partners, pro rata in accordance with their ownership interests in INVH LP, to meet tax obligations of the partners (calculated at an assumed rate) if distributions otherwise made by INVH LP are less than the tax obligation amount so calculated and (ii) following the consummation of the Mergers, to exempt Starwood Capital from the fourteen month transfer restriction period applicable to limited partners. The material terms of the form of INVH LP Partnership Agreement are described more fully in INVH’s final prospectus filed with the SEC on February 2, 2017 pursuant to Rule 424(b) of the Securities Act of 1933.

The foregoing description of the INVH LP Partnership Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the INVH LP Partnership Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following general discussion summarizes the anticipated material U.S. federal income tax consequences of the REIT Merger to U.S. holders (as defined below) of SFR Common Shares, the material U.S. federal income tax consequences generally relating to the Combined Company’s qualification and taxation as a REIT and the ownership and disposition by U.S. holders and non-U.S. holders (as defined below) of INVH Common Stock received in the REIT Merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax nor does it address any tax reporting requirements applicable to the REIT Merger. This discussion is based upon the Code, the Treasury regulations and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/information statement and prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those holders of SFR Common Shares that hold their SFR Common Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a pension plan or other tax-exempt organization (except to the extent discussed below);

•	a partnership or an entity treated as a partnership for U.S. federal income tax purposes, an S corporation or other pass-through entity (or an investor therein);

•	an insurance company;

•	a regulated investment company or REIT;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a person that is subject to the alternative minimum tax provisions of the Code;

•	a holder of SFR Common Shares that received SFR Common Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that holds 10% or more (by vote or value) of SFR Common Shares;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of SFR Common Shares that holds SFR Common Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate or person that has ceased to be a U.S. citizen or lawful permanent resident of the United States.

Determining the actual tax consequences of the REIT Merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of INVH or SFR. You should consult with your own tax advisor as to the tax consequences of the REIT Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of SFR Common Shares or INVH Common Stock received in the REIT Merger, as the case may be, that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “non-U.S. holder” is a beneficial owner of SFR Common Shares or INVH Common Stock received in the REIT Merger that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).

The U.S. federal income tax consequences to a holder that is a partner in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and that holds SFR Common Shares (or, after the REIT Merger, INVH Common Stock) generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding SFR Common Shares (or, after the REIT Merger, INVH Common Stock) should consult their own tax advisors.

Tax Consequences of the REIT Merger to U.S. and Non-U.S. holders

Generally

The parties intend for the REIT Merger to be treated as a reorganization for U.S. federal income tax purposes. It is a condition to the obligation of INVH to complete the Mergers that INVH receive an opinion from Simpson Thacher (or other INVH counsel reasonably satisfactory to SFR), dated as of the closing date, to the effect that the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the obligation of SFR to complete the Mergers that SFR receive an opinion from Sidley (or other SFR counsel reasonably satisfactory to INVH), dated as of the closing date, to the effect that the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by INVH and SFR and on customary factual assumptions. If any of these assumptions, representations or warranties are incorrect, incomplete or inaccurate, or if any of these covenants are violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the REIT Merger could differ from those described in this joint proxy statement/information statement and prospectus. Neither of the opinions described above will be binding on the IRS or any court. INVH and SFR have not sought and will not seek any ruling from the IRS regarding any matters relating to the REIT Merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Provided the REIT Merger is treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, upon exchanging your SFR Common Shares for INVH Common Stock (other than cash received in lieu a fractional share) you generally will not recognize gain or loss. The aggregate tax basis in the INVH Common Stock that you receive in the REIT Merger, including any fractional share interests deemed received and sold as described below, will equal your aggregate adjusted tax basis in the SFR Common Shares you surrender in exchange therefor. Your holding period for the INVH Common Stock that you receive in the REIT Merger (including any fractional share interests deemed received and sold as described below) will include your holding period for the SFR Common Shares that you surrender in the exchange. If you acquired different blocks of SFR Common Shares at different times or at different prices, the INVH Common Stock you receive will be allocated pro rata to each block of SFR Common Shares, and your basis in and holding period for each block of INVH Common Stock you receive will be determined on a block-for-block basis depending on your basis in and holding period for the block of SFR Common Shares you exchange for such block of INVH Common Stock.

Cash Instead of a Fractional Share

If you receive cash instead of a fractional share of INVH Common Stock, you will be treated as having received such fractional share of INVH Common Stock pursuant to the REIT Merger and then as having sold such fractional share of INVH Common Stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of INVH Common Stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the REIT Merger, the holding period for the shares (including the holding period of SFR Common Shares surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate U.S. holder of SFR Common Shares you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive in lieu of a fractional share of INVH Common Stock. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

This summary of anticipated material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

REIT Qualification of INVH and SFR

It is a condition to the obligation of SFR to complete the Mergers that it receive an opinion from Simpson Thacher (or other INVH counsel reasonably satisfactory to SFR) to the effect that, commencing with the taxable year of INVH ended December 31, 2013, INVH has been organized in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes, and its actual and its proposed method of operation, as represented by INVH, has enabled and will continue to enable it to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes.

It is a condition to the obligation of INVH to complete the Mergers that it receives an opinion from Sidley (or other SFR counsel reasonably satisfactory to INVH) to the effect that, commencing with the taxable year ended December 31, 2014 SFR has been organized in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes, and its actual and its proposed method of operation, as represented by SFR, has enabled it to meet, through the effective time of the REIT Merger, the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes.

It must be emphasized that these opinions are based on various assumptions and rely on customary representations made by INVH and SFR, respectively, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this joint proxy statement/information statement and prospectus are completed in a timely fashion and INVH and SFR will at all times operate in accordance with the method of operation described in this joint proxy statement/information statement and prospectus, and is conditioned upon factual representations and covenants made by the management teams, boards of directors and affiliated entities regarding their organization, assets, present and future conduct of business operations, the fair market value of INVH’s and SFR’s investments and other items regarding their ability to meet the various requirements for qualification as a REIT, and assumes that such representations are accurate and complete and they will take no action inconsistent with their qualification as a REIT.

The Combined Company intends to continue to operate in a manner to qualify as a REIT following the REIT Merger, but there is no guarantee that the Combined Company will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, INVH and SFR cannot guarantee that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular tax year. Neither of the opinions described above will be binding on the IRS.

Tax Liabilities and Attributes Inherited from SFR

If SFR failed to qualify as a REIT for any of its taxable years, SFR would be liable for (and the Combined Company would be directly or indirectly obligated to pay) U.S. federal income tax on its taxable income at regular corporate rates. Furthermore, after the REIT Merger, the asset and income tests will apply to all of the assets of the Combined Company, including the assets the Combined Company acquires from SFR, and to all of the income of the Combined Company, including the income derived from the assets the Combined Company acquires from SFR. As a result, the nature of the assets that the Combined Company acquires from SFR and the income the Combined Company derives from those assets may have an effect on the tax qualification of the Combined Company as a REIT. In addition, if SFR failed to qualify as a REIT prior to the Merger, the Combined Company would be subject to U.S. federal income tax if, during the five years following the REIT Merger, the Combined Company disposed of any asset with “built-in gain” that was acquired from SFR in the REIT Merger. In this event, the Combined Company would generally be subject to U.S. federal income tax at the highest regular corporate rate on the built-in-gain (i.e., the excess of the asset’s fair market value over its adjusted tax basis), if any, that existed, with respect to such asset at the time of the REIT Merger.

Qualification as a REIT requires the Combined Company to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described below with respect to the Combined Company. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which will not be entirely within the control of the Combined Company.

U.S. Federal Income Tax Considerations Relating to the Combined Company’s Qualification as a REIT

This section summarizes the material U.S. federal income tax consequences generally relating to the Combined Company’s qualification and taxation as a REIT.

The sections of the Code and the corresponding Treasury regulations that relate to the qualification and taxation as a REIT are highly technical and complex. You are urged to consult your own tax advisor regarding the specific tax consequences to you of ownership of the INVH Common Stock received in the REIT Merger and the Combined Company’s qualification and taxation as a REIT. Specifically, you should consult your own tax advisor regarding the U.S. federal, state, local, foreign and other tax consequences of such ownership and qualification, and regarding potential changes in applicable tax laws.

Generally

For U.S. federal income tax purposes, the Combined Company will be treated as a continuation of INVH. INVH elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 2013. INVH believes that it has been organized and has operated in a manner that allows it to qualify for taxation as a REIT under the Code commencing with its taxable year ended December 31, 2013, and it is intended that the Combined Company will continue to be organized and operated in such a manner. However, the qualification and taxation of the Combined Company as a REIT depend upon the ability of the Combined Company to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, all of the results of which have not been and will not be reviewed by the tax counsel of the Combined Company. Accordingly, the actual results of the operations of the Combined Company during any particular taxable year may not satisfy those requirements, and no assurance can be given that INVH has operated or that the Combined Company will continue to operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

Provided that the Combined Company qualifies as a REIT, generally it will be entitled to a deduction for dividends that it pays and therefore will not be subject to U.S. federal corporate income tax on its net taxable income that is currently distributed to its stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from an investment in a C corporation. A “C corporation” is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. In general, the income that the Combined Company generates is taxed only at the stockholder level upon a distribution of dividends to its stockholders. If the Combined Company qualifies as a REIT, it will nonetheless be subject to U.S. federal tax in the following circumstances:

•	The Combined Company will pay U.S. federal income tax on its taxable income, including net capital gain, that it does not distribute to stockholders during, or within a specified time after, the calendar year in which the income is earned.

•	Under some circumstances, the Combined Company may be subject to the “alternative minimum tax” due to undistributed items of tax preference and alternative minimum tax adjustments.

•	If the Combined Company has net income from “prohibited transactions,” which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.

•	If the Combined Company elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” it may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).

•	If due to reasonable cause and not willful neglect the Combined Company fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, the Combined Company will be subject to a 100% tax on the greater of the amount by which it fails the 75% gross income test or the 95% gross income test, multiplied in either case by a fraction intended to reflect its profitability.

•	If the Combined Company fails to satisfy the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “—Asset Tests”) as long as the failure was due to reasonable cause and not to willful neglect, the Combined Company disposes of the assets or otherwise complies with such asset tests within six months after the last day of the quarter in which it identifies such failure and the Combined Company files a schedule with the IRS describing the assets that caused such failure, the Combined Company will pay a tax equal to the greater of $50,000 or the net income from the nonqualifying assets during the period in which the Combined Company failed to satisfy such asset tests multiplied by the highest corporate tax rate (currently 35%).

•	If the Combined Company fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, the Combined Company will be required to pay a penalty of $50,000 for each such failure.

•	The Combined Company may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet recordkeeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification as a REIT.”

•	If the Combined Company fails to distribute during each calendar year at least the sum of:

•	85% of its ordinary income for such calendar year;

•	95% of its capital gain net income for such calendar year; and

•	any undistributed taxable income from prior taxable years,

the Combined Company will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount it actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•	The Combined Company may elect to retain and pay income tax on its net long-term capital gain. In that case, a U.S. stockholder would include its proportionate share of the Combined Company’s undistributed long-term capital gain (to the extent it makes a timely designation of such gain to the stockholder) in its income, and would receive a credit or a refund for its proportionate share of the tax paid by the Combined Company.

•	The Combined Company will be subject to a 100% excise tax on amounts received by it from a TRS (or on certain expenses deducted by a TRS or understated TRS service income) if certain arrangements between the Combined Company and such TRS, as further described below, are not comparable to similar arrangements among unrelated parties.

•	If the Combined Company acquires any assets from a non-REIT C corporation in a carryover basis transaction, the Combined Company could be liable for specified tax liabilities inherited from that non-REIT C corporation with respect to that corporation’s “built-in gain” in its assets. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time the Combined Company acquires the asset. Applicable Treasury regulations, however, allow the Combined Company to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carryover basis transaction from a non-REIT C corporation unless and until the Combined Company disposes of that built-in gain asset during the five-year period following its acquisition, at which time the Combined Company would recognize, and would be subject to tax at the highest regular corporate rate on, the built-in gain. As discussed below under “—Built-in Gains of Former C Corporation Assets,” as part of a restructuring completed by INVH on January 31, 2017, in connection with the INVH IPO (the “Pre-IPO Transactions”), INVH as the predecessor of the Combined Company, acquired certain assets that will be subject to this tax if the Combined Company disposes of such assets during the five-year period following such Pre-IPO Transactions.

In addition, notwithstanding the status of the Combined Company as a REIT, the Combined Company may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any domestic TRS in which the Combined Company owns an interest will be subject to U.S. federal corporate income tax on its net income.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) after applying certain attribution rules;

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year, which has not been terminated or revoked; and

(8)	that meets other tests, described below, regarding the nature of its income and assets.

Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year but neither conditions (5) nor (6) apply to the first taxable year for which an election to become a REIT is made. For purposes of condition (6), specified tax-exempt entities are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

INVH believes that it has been organized, has operated and has issued sufficient shares of capital stock with sufficient diversity of ownership to allow it to satisfy conditions (1) through (8), inclusive during the relevant time periods. In addition, INVH’s charter provides, and the Combined Company’s charter will provide, for restrictions on the ownership and transfer of the INVH Common Stock received in the REIT Merger intended to assist the Combined Company in continuing to satisfy the stock ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions may not ensure that the Combined Company will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If the Combined Company fails to satisfy these share ownership requirements, except as provided in the next sentence, the status of the Combined Company as a REIT will terminate and the Combined Company could be ineligible to elect to qualify as a REIT until the fifth calendar year following the year of such failure. See “—Failure to Qualify.” If, however, the Combined Company complies with the rules contained in applicable Treasury regulations that require the Combined Company to ascertain the actual ownership of its stock and the Combined Company does not know, or would not have known through the exercise of reasonable diligence, that the Combined Company failed to meet the requirement described in condition (6) above, the Combined Company will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, the Combined Company must satisfy all relevant filing and other administrative requirements established by the IRS to elect and maintain REIT status, use a calendar year for U.S. federal income tax purposes, and comply with the record keeping requirements of the Code and regulations promulgated thereunder.

Ownership of Partnership Interests

In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below (see “—Asset Tests”), the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, the Combined Company’s proportionate share of the assets and items of income of partnerships in which it owns an equity interest, including the operating partnership, as described below, is treated as assets and items of income of the Combined Company for purposes of applying the REIT requirements described below. Consequently, to the extent that the Combined Company directly or indirectly holds a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect the ability of the Combined Company to qualify as a REIT, even though it may have no control or only limited influence over the partnership.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS, all of the stock of which is owned directly or indirectly by the REIT. Other entities that are wholly owned by the Combined Company, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. All assets, liabilities and items of income, deduction and credit of qualified REIT subsidiaries and disregarded subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of the Combined Company is not subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states.

In the event that a qualified REIT subsidiary or a disregarded subsidiary ceases to be wholly owned by the Combined Company (i.e., if any equity interest in the subsidiary is acquired by a person other than the Combined Company or another disregarded subsidiary of the Combined Company), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect the Combined Company’s ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries

A TRS is an entity that is taxable as a corporation in which the Combined Company directly or indirectly owns stock and that elects with the Combined Company to be treated as a TRS. The separate existence of a TRS is not ignored for U.S. federal income tax purposes. Accordingly, a TRS generally is subject to U.S. federal corporate income tax on its earnings, which may reduce the cash flow that the Combined Company and its subsidiaries generate in the aggregate, and may reduce the ability of the Combined Company to make distributions to its stockholders. In addition, if a TRS owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. The Combined Company generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary, unless the Combined Company and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% (and, for taxable years beginning after December 31, 2017, no more than 20%) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

Income earned by a TRS is not attributable to the REIT. Rather, the stock issued by a TRS to the Combined Company is an asset in its hands, and the Combined Company treats dividends paid to it from such TRS, if any, as income. This income can affect the Combined Company’s income and asset tests calculations, as described below. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITs could be earned by a TRS without affecting the Combined Company’s status as a REIT. For example, the

Combined Company may use TRSs to perform services or conduct activities that give rise to certain categories of income such as management fees, or to conduct activities that, if conducted by the Combined Company directly, would be treated in its hands as prohibited transactions.

Several provisions of the Code regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, a TRS is limited in its ability to deduct interest payments made to affiliated REITs. In addition, the Combined Company would be obligated to pay a 100% penalty tax on some payments that it receives from, or on certain expenses deducted by, a TRS if the IRS were to assert successfully that the economic arrangements between the Combined Company and a TRS are not comparable to similar arrangements among unrelated parties.

Income Tests

To qualify as a REIT, the Combined Company must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of its gross income, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, for each taxable year generally must be derived directly or indirectly from:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, stock in other REITs;

•	gain from the sale of real property or mortgage loans;

•	abatements and refunds of taxes on real property;

•	income and gain derived from foreclosure property (as described below);

•	amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); and

•	interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following the receipt of new capital by the Combined Company that it raises through equity offerings or public offerings of debt obligations with at least a five-year term.

Second, at least 95% of the Combined Company’s gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (i) dividends, (ii) interest and (iii) gain from the sale or disposition of stock or securities, which need not have any relation to real property.

If the Combined Company fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, the Combined Company may nevertheless qualify as a REIT for that year if it is entitled to relief under the Code. These relief provisions generally will be available if the Combined Company’s failure to meet the tests is due to reasonable cause and not due to willful neglect, and the Combined Company attaches a schedule of the sources of its income to its U.S. federal income tax return. It is not possible, however, to state whether in all circumstances the Combined Company would be entitled to the benefit of these relief provisions. For example, if the Combined Company fails to satisfy the gross income tests because nonqualifying income that it intentionally recognizes exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, the Combined Company will fail to qualify as a REIT. Even if these relief provisions apply, a penalty tax would be imposed based on the amount of nonqualifying income. See “—U.S. Federal Income Tax Considerations Relating to the Combined Company’s Taxation as a REIT.”

Gross income from the sale of property by the Combined Company that it holds primarily for sale to customers in the ordinary course of a trade or business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from hedging transactions that the Combined Company enters into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of both gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. The Combined Company will monitor the amount of its non-qualifying income and will manage its portfolio to comply at all times with the gross income tests. The following paragraphs discuss some of the specific applications of the gross income tests to the Combined Company.

Dividends

The Combined Company may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of earnings and profits of the distributing corporation. Dividend income of the Combined Company from stock in any corporation (other than any REIT) and from any TRS will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. The dividends that the Combined Company receives from any REITs in which it owns stock and its gain on the sale of the stock in those REITs will be qualifying income for purposes of both gross income tests. However, if a REIT in which the Combined Company owns stock fails to qualify as a REIT in any year, income from such REIT would be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Interest

The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person, however, it generally includes the following: (i) an amount that is received or accrued based on a fixed percentage or percentages of receipts or sales, and (ii) an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the Combined Company agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan. For taxable years beginning after December 31, 2015, all interest earned on a mortgage loan secured by both real property and personal property shall be treated as qualifying income for purposes of the 75% income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan.

Hedging Transactions

The Combined Company and its subsidiaries may enter into hedging transactions with respect to one or more of its assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction entered into by the Combined Company (i) in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as a hedge along with the risk that it hedges within prescribed time periods specified in Treasury regulations, (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as a hedge along with the risk that it hedges within prescribed time periods or (iii) in connection with the effective termination of certain hedging transactions described above, will be excluded from gross income for purposes of both the 75% or 95% gross income tests. To the extent that the Combined Company enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. Moreover, whether or not income from a hedge is excluded for purposes of the income tests, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the asset tests described below. The Combined Company intends to structure any hedging transactions in a manner that does not jeopardize its qualification as a REIT. No assurance can be given, however, that the hedging activities of the Combined Company will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that hedging of the Combined Company will not adversely affect its ability to satisfy the REIT qualification requirements.

The Combined Company may conduct some or all of its hedging activities through a TRS or other corporate entity, the income of which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.

Fee Income

Any fee income that earned by the Combined Company will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Rents from Real Property

Rents received by the Combined Company will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions described below are met. These conditions relate to the identity of the tenant, the computation of the rent payable, the nature of the property leased and any services provided in connection with the property. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled TRS” (i.e., a TRS in which the Combined Company owns directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, or modified, if such modification increases the rents due under such lease. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as “rents from real property” for purposes of the gross income tests, the Combined Company is only allowed to provide services that are both usually or “customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. The Combined Company may, however, render services to its tenants through an “independent contractor” who is adequately compensated and from whom the Combined Company does not derive revenue. The Combined Company may also own a TRS which provides non-customary services to tenants without tainting its rental income from the related properties.

Even if a REIT furnishes or renders services that are non-customary with respect to a property, if the greater of (i) the amounts received or accrued, directly or indirectly, or deemed received by the REIT with respect to such services, or (ii) 150% of the Combined Company’s direct cost in furnishing or rendering the services during a taxable year is not more than 1% of all amounts received or accrued, directly or indirectly by the REIT with respect to the property during the same taxable year, then only the amounts with respect to such non-customary services are not treated as rent for purposes of the REIT gross income tests.

The Combined Company intends to cause any services that are not “usually or customarily rendered,” or that are for the benefit of a particular tenant in connection with the rental of real property, to be provided through a TRS or through an “independent contractor” who is adequately compensated and from which the Combined Company does not derive revenue. However, no assurance can be given that the IRS will concur with the Combined Company’s determination as to whether a particular service is usual or customary, or otherwise in this regard.

Prohibited Transactions Tax

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds as primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset as primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, the Combined Company intends to conduct its operations so that no asset that it owns (or is treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of its business. The Combined Company cannot assure you that it will comply with certain safe harbor provisions or that it will avoid owning property that may be characterized as property that it holds primarily for sale to customers in the ordinary course of a trade or business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of such corporation at regular corporate income tax rates. The Combined Company intends to structure its activities to avoid prohibited transaction characterization.

Foreclosure Property

Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, if more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or through a TRS.

The Combined Company will be subject to tax at the maximum corporate rate on any income from foreclosure property, including gain from the disposition of the foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, income from foreclosure property, including gain from the sale of foreclosure property held for sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.

Asset Tests

At the close of each quarter of the Combined Company’s taxable year, it must satisfy the following tests relating to the nature of its assets:

•	at least 75% of the value of the total assets of the Combined Company must be represented by the following:

•	interests in real property, including leaseholds and options to acquire real property and leaseholds (including, for the avoidance of doubt, personal property leased with real property to the extent rents attributable to such personal property would be treated as rents from real property);

•	interests in mortgages on real property;

•	stock in other REITs;

•	debt instruments issued by publicly offered REITs;

•	cash and cash items (including certain receivables);

•	government securities;

•	investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following the receipt of the Combined Company of new capital raised by the it through equity offerings or public offerings of debt obligations with at least a five-year term; and

•	regular or residual interests in a Real Estate Mortgage Investment Conduit (“REMIC”). However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under U.S. federal income tax laws, determined as if the Combined Company held such assets directly, the Combined Company will be treated as holding directly its proportionate share of the assets of such REMIC.

•	not more than 25% of the total assets of the Combined Company may be represented by securities, other than those in the 75% asset class.

•	except for securities in TRSs and the securities in the 75% asset class described in the first bullet point above, the value of any one issuer’s securities owned by the Combined Company may not exceed 5% of the value of its total assets.

•	except for securities in TRSs and the securities in the 75% asset class described in the first bullet point above, the Combined Company may not own more than 10% of any one issuer’s outstanding voting securities.

•	except for securities of TRSs and the securities in the 75% asset class described in the first bullet point above, the Combined Company may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception discussed below.

•	not more than 25% (and, for taxable years beginning after December 31, 2017, not more than 20%) of the value of the total assets of the Combined Company may be represented by the securities of one or more TRSs.

•	not more than 25% of the value of the total assets of the Combined Company may be represented by nonqualified publicly offered REIT debt instruments.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests the Combined Company is treated as owning its proportionate share of the underlying assets of a subsidiary partnership, if the Combined Company holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Securities, for the purposes of the asset tests, may include debt held by the Combined Company from other issuers. However, debt held by the Combined Company in an issuer that does not qualify for purposes of the 75% asset test will not be taken into account for purposes of the 10% value test if the debt securities meet the straight debt safe harbor. Debt will meet the “straight debt” safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. In the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if the Combined Company, and any of its controlled TRSs, as defined in the Code, hold any securities of the corporate or partnership issuer that (i) are not straight debt or other excluded securities (prior to the application of this rule), and (ii) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, the Combined Company’s interest as a partner in the partnership).

In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership (other than straight debt or any other excluded security) is not taken into account to the extent, if any, of the REIT’s proportionate interest as a partner in that partnership.

The Combined Company believes that any stock that it holds or acquires in other REITs will be a qualifying asset for purposes of the 75% asset test. However, if a REIT in which the Combined Company owns stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, the Combined Company would be subject to the second, third, fourth, and fifth asset tests described above with respect to its investment in such a disqualified REIT. The Combined Company will also be subject to those asset tests with respect to its investments in any non-REIT C corporations for which it does not make a TRS election.

The Combined Company will monitor the status of its assets for purposes of the various asset tests and will seek to manage its portfolio to comply at all times with such tests. There can be no assurances, however, that the Combined Company will be successful in this effort. No independent appraisals have been obtained to support the conclusions as to the value of the total assets of the Combined Company or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that interests of the Combined Company in its subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if the Combined Company should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause the Combined Company to lose its REIT qualification if it (i) satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of its assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of its assets. If the condition described in (ii) were not satisfied, the Combined Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Even if the Combined Company does not qualify for the foregoing relief provisions, one additional provision allows a REIT which fails one or more of the asset requirements for a particular tax quarter to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%) and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, the Combined Company generally must distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to:

•	the sum of (i) 90% of the REIT taxable income of the Combined Company, computed without regard to the dividends paid deduction and its net capital gain and (ii) 90% of the net income of the Combined Company after tax, if any, from foreclosure property; minus

•	the excess of the sum of specified items of non-cash income (including original issue discount on the mortgage loans of the Combined Company) over 5% of the REIT taxable income of the Combined Company, computed without regard to the dividends paid deduction and the net capital gain of the Combined Company.

Distributions generally must be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if the Combined Company declares a dividend in October, November or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, the Combined Company will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before the Combined Company timely files its tax return for the year and if made before the first regular dividend payment made after such declaration. These distributions are taxable to the stockholders of the Combined Company in the year in which paid, even though the distributions relate to the prior taxable year of the Combined Company for purposes of the 90% distribution requirement. To the extent that the Combined Company does not distribute all of its net capital gain or distributes at least 90%, but less than 100% of its REIT taxable income, as adjusted, the Combined Company will be subject to tax on the undistributed amount at regular corporate tax rates.

To the extent that in the future the Combined Company may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that the Combined Company must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to the stockholders of the Combined Company of any distributions that are actually made.

If the Combined Company fails to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year and (iii) any undistributed taxable income from prior years, the Combined Company will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior years) and (y) the amounts of income retained on which the Combined Company has paid corporate income tax.

The Combined Company may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, the Combined Company may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the Combined Company. The stockholders of the Combined Company would then increase the adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that the Combined Company designated and that they include in their taxable income, minus (ii) the tax that the Combined Company paid on their behalf with respect to that income. For purposes of the 4% excise tax described above, any retained amounts for which the Combined Company elects this treatment would be treated as having been distributed.

The Combined Company intends to make timely distributions sufficient to satisfy the distribution requirements and it is expected that the REIT taxable income of the Combined Company will be less than its cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, it is anticipated that the Combined Company generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. However, it is possible that, from time to time, the Combined Company may not have sufficient cash or other liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of items of income and deduction of expenses by the Combined Company for U.S. federal income tax purposes. In addition, the Combined Company may decide to retain its cash, rather than distribute it, in order to repay debt, acquire assets or for other reasons. In the event that such timing differences occur, and in other circumstances, it may be necessary in order to satisfy the distribution requirements to arrange for short-term, or possibly long-term, borrowings, or to pay the dividends in the form of other property (including, for example, shares of the stock of the Combined Company).

Although several types of non-cash income are excluded in determining the annual distribution requirement, the Combined Company will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if it does not distribute those items on a current basis. As a result of the foregoing, the Combined Company may not have sufficient cash to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, the Combined Company may need to borrow funds or issue additional common stock or preferred stock.

If the taxable income of the Combined Company for a particular year is subsequently determined to have been understated, under some circumstances the Combined Company may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Thus, the Combined Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Combined Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Built-in Gains of Former C Corporation Assets

If a REIT acquires an asset (directly or indirectly) from a C corporation in a transaction in which the REIT’s basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation, the REIT may be subject to an entity-level tax (“built-in gains tax”) upon a taxable disposition during a five-year period following the acquisition date. The amount of the tax is determined by applying the highest regular corporate tax rate, which is currently 35%, to the lesser of (i) the excess, if any, of the asset’s fair market value over the REIT’s basis in the asset on the acquisition date, or (ii) the gain recognized by the REIT in the disposition. The amount described in clause (i) is referred to as “built-in gain.”

As part of the Pre-IPO Transactions, INVH acquired assets with built-in gains through contributions by its pre-IPO owners. These transactions, taken together, were intended to qualify as tax-free under Section 351 of the Code, with the result that INVH took a carryover tax basis in the assets acquired. Any such assets acquired by the Combined Company in carryover basis transactions from a C corporation (directly or indirectly) will be subject to built-in gains tax upon a taxable disposition of any such assets during the applicable five-year recognition period.

Like-Kind Exchanges

The Combined Company may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require the Combined Company to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income generated by the Combined Company will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of the tenants of the Combined Company by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to the Combined Company that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents that are received by the Combined Company will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Redetermined TRS service income is income earned by a TRS that is attributable to services provided to the Combined Company, or on its behalf to any of its tenants, that is less than the amounts that would have been charged based upon arms’ length negotiations.

Record Keeping Requirements

The Combined Company is required to comply with applicable record keeping requirements. Failure to comply could result in monetary fines. For example, the Combined Company must request on an annual basis information from its stockholders designed to disclose the actual ownership of its outstanding common stock.

Failure to Qualify

If the Combined Company fails to satisfy one or more requirements of REIT qualification, other than the income tests or asset requirements, then the Combined Company may still retain REIT qualification if the failure is due to reasonable cause and not willful neglect, and the Combined Company pays a penalty of $50,000 for each failure.

If the Combined Company fails to qualify for taxation as a REIT in any taxable year for which the applicable period for assessment has not expired and the relief provisions do not apply, the Combined Company will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. This would significantly reduce both the cash available for distribution to the stockholders of the Combined Company and its earnings. If the Combined Company fails to qualify as a REIT, it will not be required to make any distributions to stockholders and any distributions that are made will not be deductible by it. Moreover, all distributions to stockholders would be taxable as dividends to the extent of its current and accumulated earnings and profits, whether or not attributable to capital gains. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction with respect to those distributions, and individual, trust and estate distributees may be eligible for reduced income tax rates on such dividends. Unless the Combined Company is entitled to relief under specific statutory provisions, it also (i) will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost and (ii) for the five years following its re-election of REIT status, upon a taxable disposition of an asset it owned as of such re-election, will be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Tax Aspects of the Operating Partnership and Subsidiaries of the Combined Company

General

All of the investments of the Combined Company will be held through an operating partnership. In addition, the operating partnership may hold certain investments indirectly through subsidiary partnerships and limited liability companies which are treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. A partner in such entities that is a REIT will include in its income its share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of its REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, the Combined Company will include its pro rata share of assets held by the operating partnership, including the operating partnership’s share of its subsidiary partnerships and limited liability companies, based on the operating partnership’s capital interest in each such entity.

Entity Classification

The interests of the Combined Company in the operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities), as opposed to associations taxable as corporations for U.S. federal income tax purposes. For example, an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury regulations. If the operating partnership or a subsidiary partnership or limited liability company were treated as a publicly traded partnership and did not otherwise satisfy the requirements of an exemption from corporate treatment for certain publicly traded partnerships whose income is derived primarily from certain passive sources, then it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of the assets and items of gross income of the Combined Company would change and could prevent the Combined Company from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of the failure of the Combined Company to meet the REIT asset and income tests. In addition, a change in the tax status of the operating partnership, a subsidiary partnership or limited liability company might be treated as a taxable event. If so, the Combined Company might incur a tax liability without any related cash distributions. It is not anticipated that any subsidiary partnership or limited liability company (including the operating partnership) will be treated as a publicly traded partnership which is taxable as a corporation.

INVH LP is currently disregarded as a separate entity from INVH because INVH owns 100% of the interests in INVH LP directly and through another entity that is disregarded as a separate entity from INVH. Following the Partnership Merger, the operating partnership is expected to be treated as a partnership for U.S. federal income tax purposes. The Combined Company will be treated as contributing its assets to the operating partnership in exchange for interests therein. The remainder of this discussion only applies to the operating partnership following the Partnership Merger.

Legislation was recently enacted that significantly changes the rules for U.S. federal income tax audits of partnerships. Such audits will continue to be conducted at the entity level, but with respect to tax returns for taxable years beginning after December 31, 2017, unless such entity qualifies for and affirmatively elects an alternative procedure, any adjustments to the amount of tax due (including interest and penalties) will be payable by the entity itself. Under an alternative procedure, if elected, a partnership would issue information returns to persons who were partners in the audited year, who would then be required to take the adjustments into account in calculating their own tax liability, and the partnership would not be liable for the adjustments. If any of the subsidiary partnerships or limited liability companies of the Combined Company (including the operating partnership) is able to and in fact elects the alternative procedure for a given adjustment, the amount of taxes for which such persons will be liable will be increased by any applicable penalties and a special interest charge. There can be no assurance that any such entities will be eligible to make such an election or that it will, in fact, make such an election for any given adjustment. Many issues and the overall effect of this new legislation on the Combined Company are uncertain.

Allocations of Income, Gain, Loss and Deduction.

A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) will generally determine the allocation of partnership income and loss among partners. Generally, Section 704(b) of the Code and the Treasury regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Following the Partnership Merger, the operating partnership’s allocations of taxable income and loss will be intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder.

Tax Allocations with Respect to the Properties.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for U.S. federal income tax purposes) in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution, as adjusted from time to time. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a “book-tax difference”), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Similar tax allocations are required with respect to the book-tax differences in the assets owned by a partnership when additional assets (or services) are contributed in exchange for a new partnership interest.

The Combined Company will be deemed to contribute property to the operating partnership at the time of the Partnership Merger. Such properties likely will have book-tax differences at the time of such deemed contribution. Other persons also may contribute property with book-tax differences to the operating partnership in exchange for interests in the operating partnership, and book-tax differences may arise with respect to existing assets whenever the Combined Company issues new interests in the operating partnership. The partnership agreement will require that allocations with respect to book-tax differences be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. It is expected that the operating partnership will account for any book-tax differences using any method approved under Section 704(c) of the Code and the applicable Treasury regulations as chosen by the general partner under the partnership agreement.

In connection with contributions of properties from third parties, the general partner may agree to use the “traditional method” under Section 704(c) of the Code. Under the traditional method, the carryover basis of contributed interests in the properties in the hands of the operating partnership (i) will or could cause the Combined Company to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to it if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause the Combined Company to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to it as a result of such sale, with a corresponding benefit to the other partners in the operating partnership. An allocation described in (ii) above might cause the Combined Company or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect the ability of the Combined Company to comply with the REIT distribution requirements. See “—U.S. Federal Income Tax Considerations Relating to the Combined Company’s Qualification as a REIT—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements Applicable to REITs.”

Any property acquired by the operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Subsidiary REITs.

The Combined Company may hold interests in subsidiaries intended to qualify as REITs for U.S. federal income tax purposes, and, prior to the acquisition of its assets in INVH’s Pre-IPO Transactions, substantially all of the assets of INVH’s predecessor, IH2 Property Holding Inc., consisted of stock of Preeminent Holdings Inc., which intended to qualify as a REIT. If any REIT in which the Combined Company holds (or held) an interest fails to qualify for taxation as a REIT in any taxable year, that failure could, depending on the circumstances, adversely affect the ability of the Combined Company to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a REIT or a TRS, as further described above.

Investments in other REITs may pose additional challenges, such as smaller income and asset bases against which to absorb nonqualifying income and assets and, in the case of subsidiary REITs acquired by purchase, reliance on the seller’s compliance with the REIT requirements for periods prior to acquisition.

Taxation of Holders of INVH Common Stock Received in the REIT Merger

U.S. Holders

Distributions Generally

As long as the Combined Company qualifies as a REIT, distributions made by the Combined Company to its taxable U.S. holders out of current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” will be taken into account by them as ordinary income taxable at ordinary income tax rates and will not qualify for the reduced capital gains rates that currently generally apply to distributions by non-REIT C corporations to certain non-corporate U.S. holders. In determining the extent to which a distribution constitutes a dividend for tax purposes, the earnings and profits of the Combined Company will be allocated first to distributions with respect to preferred stock of the Combined Company, if any, and then to INVH Common Stock. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

Distributions in excess of both current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder’s stock. Rather, such distributions will reduce the adjusted basis of the stock. To the extent that distributions exceed the adjusted basis of a U.S. holder’s stock, the U.S. holder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less.

Distributions will generally be taxable, if at all, in the year of the distribution. However, if the Combined Company declares a dividend in October, November or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, the Combined Company will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

The Combined Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution it pays up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividend, as the case may be, regardless of the earnings and profits of the Combined Company. As a result, U.S. holders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

Capital Gain Dividends

The Combined Company may elect to designate distributions of net capital gain as “capital gain dividends” to the extent that such distributions do not exceed the actual net capital gain of the Combined Company for the taxable year. Capital gain dividends are taxed to U.S. holders of Combined Company stock as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If the Combined Company designates any portion of a dividend as a capital gain dividend, the amount that will be taxable to the stockholder as capital gain will be indicated to U.S. holders on IRS Form 1099-DIV. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations.

Instead of paying capital gain dividends, the Combined Company may elect to require stockholders to include undistributed net capital gains in their income. If the Combined Company makes such an election, U.S.

holders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by the Combined Company on such undistributed capital gains and thereby receive a credit or refund to the extent that the tax paid by the Combined Company exceeds the U.S. holder’s tax liability on the undistributed capital gain. A U.S. holder of Combined Company stock will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. holder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. The earnings and profits of the Combined Company will be adjusted appropriately.

The Combined Company must classify portions of its designated capital gain dividend into the following categories:

•	a 20% gain distribution, which would be taxable to non-corporate U.S. holders of Combined Company stock at a rate of up to 20%; or

•	an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of Combined Company stock at a maximum rate of 25%.

The Combined Company must determine the maximum amounts that it may designate as 20% and 25% capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The IRS currently requires that distributions made to different classes of stock be comprised proportionately of dividends of a particular type.

Passive Activity Loss and Investment Interest Limitation

Distributions that the Combined Company makes and gains arising from the disposition of INVH Common Stock by a U.S. holder will not be treated as passive activity income, and therefore U.S. holders will not be able to apply any “passive activity losses” against such income. Dividends paid by the Combined Company, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation on the deduction of the investment interest.

Qualified Dividend Income

Distributions that are treated as dividends may be taxed at capital gains rates, rather than ordinary income rates, if they are distributed to an individual, trust or estate, are properly designated by the Combined Company as qualified dividend income and certain other requirements are satisfied. Dividends are eligible to be designated by the Combined Company as qualified dividend income up to an amount equal to the sum of the qualified dividend income received by the Combined Company during the year of the distribution from other C corporations such as TRSs, the “undistributed” REIT taxable income of the Combined Company from the immediately preceding year, and any income attributable to the sale of a built-in gain asset from the immediately preceding year (reduced by any U.S. federal income taxes that paid by the Combined Company with respect to such REIT taxable income and built-in gain).

Dividends received by the Combined Company will be treated as qualified dividend income if certain criteria are met. The dividends must be received from a domestic corporation (other than a REIT or a regulated investment company) or a qualifying foreign corporation. A foreign corporation generally will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States which the Secretary of Treasury determines is satisfactory, or the stock on which the dividend is paid is readily tradable on an established securities market in the United States. However, if a foreign corporation is a foreign personal holding company, a foreign investment company or a passive foreign investment company, then it will not be treated as a qualifying foreign corporation and the dividends the Combined Company receives from such an entity would not constitute qualified dividend income.

Furthermore, certain exceptions and special rules apply to determine whether dividends may be treated as qualified dividend income to the Combined Company. These rules include certain holding requirements that the Combined Company would have to satisfy with respect to the stock on which the dividend is paid and special rules with regard to dividends received from regulated investment companies and other REITs.

In addition, even if the Combined Company designates certain dividends as qualified dividend income to its stockholders, the stockholder will have to meet certain other requirements for the dividend to qualify for taxation at capital gains rates. For example, the stockholder will only be eligible to treat the dividend as qualifying dividend income if the stockholder is taxed at individual rates and meets certain holding requirements. In general, in order to treat a particular dividend as qualified dividend income, a stockholder will be required to hold the INVH Common Stock received in the REIT Merger for more than 60 days during the 121-day period beginning on the date which is 60 days before the date on which the stock becomes ex-dividend.

Other Tax Considerations

To the extent that the Combined Company has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that the Combined Company must make in order to comply with the REIT distribution requirements. Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that the Combined Company makes, which are generally subject to tax in the hands of stockholders to the extent that the Combined Company has current or accumulated earnings and profits.

Sales of Combined Company Common Stock

Upon any taxable sale or other disposition of INVH Common Stock received in the REIT Merger, a U.S. holder of such INVH Common Stock will recognize gain or loss for U.S. federal income tax purposes on the disposition of such stock in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. holder’s adjusted basis in such common stock for tax purposes.

Gain or loss will be capital gain or loss if the common stock has been held by the U.S. holder as a capital asset. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket.

In general, any loss upon a sale or exchange of INVH Common Stock by a U.S. holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from the Combined Company received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

Medicare Tax

Certain U.S. holders, including individuals and estates and trusts, are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which includes net gain from a sale or exchange of common stock and income from dividends paid on common stock. U.S. holders are urged to consult their own tax advisors regarding the Medicare tax.

Non-U.S. Holders

The rules governing U.S. federal income taxation of non-U.S. holders are complex. This section is only a summary of such rules. Non-U.S. holders are urged to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of the common stock, including any reporting requirements.

Distributions

Distributions by the Combined Company to a non-U.S. holder on INVH Common Stock that are neither attributable to gain from sales or exchanges by the Combined Company of “United States real property interests” nor designated by the Combined Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of the current or accumulated earnings and profits of the Combined Company. These distributions ordinarily will be subject to U.S. federal withholding tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a holder’s trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. It is expected that Combined Company will withhold U.S. federal income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN or Form W-8BEN-E with the Combined Company evidencing eligibility for that reduced rate; or

•	the non-U.S. holder files an IRS Form W-8ECI with the Combined Company claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of the current or accumulated earnings and profits of the Combined Company that do not exceed the adjusted basis of the non-U.S. holder in INVH Common Stock will reduce the non-U.S. holder’s adjusted basis in its common stock and will not be subject to U.S. federal income tax. Such distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its common stock will be treated as gain from the sale of its stock, the tax treatment of which is described below. See “—Non-U.S. Holders—Sales of INVH Common Stock Received in the REIT Merger.” The Combined Company would be required to withhold at least 15% of any distribution to a non-U.S. holder in excess of the current and accumulated earnings and profits of the Combined Company if INVH Common Stock received in the REIT Merger constitutes a United States real property interest with respect to such non-U.S. holder, as described below under “—Sales of INVH Common Stock Received in the REIT Merger.” This withholding would apply even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. Because The Combined Company generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, the Combined Company normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend (but in the case of a treaty eligible holder will generally not withhold at a rate less than 15%). However, a non-U.S. holder may seek a refund of these amounts from the IRS if the non-U.S. holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. holder that are designated by the Combined Company at the time of the distribution as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to U.S. federal income taxation unless:

•	the investment in the common stock is effectively connected with the non-U.S. holder’s trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

However, notwithstanding that such capital gain dividends should only be subject to U.S. federal income taxation in those two instances, existing Treasury regulations might be construed to require the Combined Company to withhold on such capital gain dividends in the same manner as capital gain dividends that are attributable to gain from the disposition of U.S. real property interests, generally at the rate of 35% of the capital gain dividend, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend (although any amounts withheld generally would be creditable against the non-U.S. holder’s U.S. federal income tax liability).

Under the Foreign Investment in Real Estate Property Tax Act of 1980 (“FIRPTA”), distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by the Combined Company of United States real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. holder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not attributable to a United States real property interest if the Combined Company held an interest in the underlying asset solely as a creditor.

The Combined Company will be required to withhold and remit to the IRS 35% of any distributions to non-U.S. holders that are attributable to gains from sales or exchanges by the Combined Company of United States real property interests. The amount withheld, which for individual non-U.S. holders may exceed the actual tax liability, is creditable against the non-U.S. holder’s U.S. federal income tax liability.

However, the 35% withholding tax on distributions attributable to gains from sales or exchanges by the Combined Company of United States real property interests will not apply to any distribution with respect to any class of INVH Common Stock which is regularly traded on an established securities market located in the United States if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of such distribution. Instead, such distribution will be treated as a distribution subject to the rules discussed above (applied without regard to the provisions dealing with distributions attributable to gains from sales or exchanges by us of United States real property interests). Also, the branch profits tax will not apply to such a distribution. It is expected that INVH Common Stock will be “regularly traded” on an established securities exchange.

Although the law is not clear on the matter, it appears that amounts the Combined Company designates as undistributed capital gains in respect of the stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by the Combined Company of capital gain dividends. Under that approach, the non-U.S. holders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by the Combined Company on the undistributed capital gains, and to receive from the IRS a refund to the extent that their proportionate share of this tax paid by the Combined Company were to exceed their actual U.S. federal income tax liability. If the Combined Company were to designate a portion of its net capital gain as undistributed capital gain, a non-U.S. stockholder is urged to consult its tax advisor regarding the taxation of such undistributed capital gain.

Sales of INVH Common Stock Received in the REIT Merger

Gain recognized by a non-U.S. holder upon the sale or exchange of INVH Common Stock generally would not be subject to U.S. taxation unless:

•	the investment in INVH Common Stock is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as domestic holders with respect to any gain;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	INVH Common Stock constitutes a United States real property interest within the meaning of FIRPTA, as described below.

The INVH Common Stock will constitute a United States real property interest unless it is a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code (a “domestically controlled REIT”). The Combined Company will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. holders.

As described above, the charter of the Combined Company will contain restrictions designed to protect the status of the Combined Company as a domestically controlled REIT, and it is believed that the Combined Company will be and will remain a domestically controlled REIT, and that a sale of INVH Common Stock should not be subject to taxation under FIRPTA. However, because INVH Common Stock is publicly traded no assurance can be given that it is or will be a domestically controlled REIT at any time. Even if the Combined Company were not a domestically controlled REIT, a sale of INVH Common Stock by a non-U.S. holder would nevertheless not be subject to taxation under FIRPTA as a sale of a United States real property interest if:

•	INVH Common Stock were “regularly traded” on an established securities market within the meaning of applicable Treasury regulations; and

•	the non-U.S. holder did not actually, or constructively under specified attribution rules under the Code, own more than 10% of INVH Common Stock at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period.

It is expected that INVH Common Stock will be regularly traded on an established securities market. If gain on the sale or exchange of INVH Common Stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. federal income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In such case, under FIRPTA the purchaser of common stock may be required to withhold 15% of the purchase price and remit this amount to the IRS. In addition, distributions that are treated as gain from the disposition of common stock and are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-U.S. holder that is not entitled to a treaty exemption.

U.S. Federal Income Tax Returns

If a non-U.S. holder is subject to taxation under FIRPTA on proceeds from the sale of INVH Common Stock or on capital gain distributions, the non-U.S. holder will be required to file a U.S. federal income tax return. Prospective non-U.S. holders are urged to consult their tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws on their ownership of INVH Common Stock, including any reporting requirements.

Tax-Exempt Holders

Provided that a tax-exempt holder has not held its common stock as “debt-financed property” within the meaning of the Code, the dividend income from the Combined Company generally will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt holder. Similarly, income from the sale of INVH Common Stock will not constitute UBTI unless the tax-exempt holder has held its common stock as debt-financed property within the meaning of the Code or holds the stock primarily for sale to customers in the ordinary course of a trade or business.

Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in INVH Common Stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

A REIT is a “pension-held REIT” if it meets the following two tests:

•	it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

•	either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT’s stock, collectively owns more than 50% of the value of the REIT’s stock.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension-held REIT” (e.g., if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts).

Backup Withholding Tax and Information Reporting

U.S. Holders

In general, information reporting requirements will apply to payments of dividends and interest on and payments of the proceeds of the sale of INVH Common Stock held by U.S. holders, unless an exception applies. The payor is required to withhold tax on such payments if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect. In addition, a payor of the dividends or interest on INVH Common Stock is required to withhold tax if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. A U.S. holder that does not provide the Combined Company with a correct TIN may also be subject to penalties imposed by the IRS. In addition, the Combined Company may be required to withhold a portion of capital gain distributions to any U.S. holders who fail to certify their U.S. status to the Combined Company. Some U.S. holders of INVH Common Stock, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax and may entitle the stockholder to a refund, provided that the required information is timely furnished to the IRS. The payor will be required to furnish annually to the IRS and to holders of INVH Common Stock information relating to the amount of dividends and interest paid on INVH Common Stock, and that information reporting may also apply to payments of proceeds from the sale of such common stock. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Non-U.S. Holders

Generally, information reporting will apply to payments of interest and dividends on INVH Common Stock to a non-U.S. holder, and backup withholding described above for a U.S. holder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption. The payment of the proceeds from the disposition of INVH Common Stock to or through the U.S. office of a U.S. or foreign broker by a non-U.S. holder will be subject to information reporting and backup withholding as described above for U.S. holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of INVH Common Stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker. Applicable Treasury regulations provide presumptions regarding the status of a holder of INVH Common Stock when payments to such holder cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the stockholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in INVH Common Stock.

State and Local Taxes

The Combined Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which the Combined Company or its stockholders transact business or reside. The state and local tax treatment of the Combined Company and that of its stockholders may not conform to the U.S. federal income tax treatment discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in INVH Common Stock.

Tax Shelter Reporting

If a stockholder recognizes a loss with respect to stock of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not exempt. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Additional FATCA Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on INVH Common Stock, and, for a disposition of INVH Common Stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisors to determine the applicability of this legislation in light of their individual circumstances.

PROPOSALS SUBMITTED TO THE SFR SHAREHOLDERS

REIT Merger Proposal

(Proposal 1 on the SFR Proxy Card)

SFR common shareholders are asked to consider and vote on the REIT Merger Proposal as contemplated by the Merger Agreement. For a summary and detailed information regarding the REIT Merger Proposal, see the information about the Mergers and the Merger Agreement throughout this joint proxy statement/information statement and prospectus, including the information set forth in sections entitled “The Mergers” beginning on page 41 and “The Merger Agreement” beginning on page 93. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/information statement and prospectus.

Pursuant to the Merger Agreement, approval of the REIT Merger Proposal is a condition to the consummation of the Mergers. If the REIT Merger Proposal is not approved, the Mergers will not be completed.

Approval of the REIT Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding SFR Common Shares.

Recommendation of the SFR Board

The SFR Board unanimously recommends that SFR common shareholders vote “FOR” the REIT Merger Proposal.

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SFR Compensation Proposal

(Proposal 2 on the SFR Proxy Card)

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, SFR is seeking shareholder approval of a non-binding advisory proposal to approve the compensation of certain SFR executive officers that is based on or otherwise relates to the Mergers as disclosed in “The Mergers—Interests of SFR’s Trustees and Executive Officers in the Mergers—“Golden Parachute” Compensation.” The non-binding advisory proposal gives SFR common shareholders the opportunity to express their views on the compensation of certain SFR executive officers related to the Mergers. Accordingly, SFR is requesting shareholders to approve the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to SFR’s named executive officers, in connection with the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Proposal 2: SFR Compensation Proposal,” are hereby APPROVED.”

Approval of the non-binding advisory proposal to approve certain compensation arrangements for certain SFR executive officers in connection with the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement requires that a majority of the votes cast are cast in favor of the SFR Compensation Proposal, provided a quorum is present. For purposes of the SFR Compensation Proposal, a failure to vote, a failure to instruct your broker, bank, trust or other nominee to vote or an abstention from voting will have no effect.

The vote on the SFR Compensation Proposal is a vote separate and apart from the vote to approve the REIT Merger Proposal. Accordingly, you may vote in favor of the approval of the REIT Merger Proposal and against the SFR Compensation Proposal, or vice versa. Approval of the SFR Compensation Proposal, on a non-binding advisory basis, is not a condition to the consummation of the transactions contemplated by the Merger Agreement, and it is advisory in nature only, meaning it will not be binding on INVH or SFR. Because there is a contractual obligation to pay the compensation, if the transactions contemplated by the Merger Agreement are completed, the compensation will be payable, subject only to the conditions applicable to such compensation payments, regardless of the outcome of the advisory vote on the SFR Compensation Proposal.

Recommendation of the SFR Board

The SFR Board unanimously recommends that SFR common shareholders vote “FOR” the SFR Compensation Proposal.

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SFR Adjournment Proposal

(Proposal 3 on the SFR Proxy Card)

The SFR common shareholders are being asked to consider and vote on a proposal that will give the SFR Board the authority to adjourn the SFR special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the REIT Merger Proposal if there are not sufficient votes at the time of the SFR special meeting to approve the REIT Merger Proposal. If, at the SFR special meeting, the number of SFR Common Shares present or represented by proxy and voting for the approval of the REIT Merger Proposal is insufficient to approve such proposal, SFR intends to move to adjourn the SFR special meeting to another place, date or time in order to enable the SFR Board to solicit additional proxies for approval of the REIT Merger Proposal. Provided a quorum is present, approval of the SFR Adjournment Proposal requires that a majority of the votes cast are cast in favor of the SFR Adjournment Proposal. For purposes of the SFR Adjournment Proposal, a failure to vote, a failure to instruct your broker, bank, trust or other nominee to vote or an abstention from voting will have no effect. SFR does not intend to call a vote on the SFR Adjournment Proposal if the REIT Merger Proposal considered at the SFR special meeting has been approved at the SFR special meeting. If the SFR special meeting is adjourned for the purpose of soliciting additional proxies, SFR common shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

The SFR Adjournment Proposal relates only to an adjournment of the SFR special meeting for purposes of soliciting additional votes for approval of the REIT Merger Proposal. SFR retains full authority to the extent set forth in its bylaws and Maryland law to adjourn the SFR special meeting for any other purpose, or to postpone the SFR special meeting before it is convened, without the consent of any SFR shareholder.

Recommendation of the SFR Board

The SFR Board unanimously recommends that SFR common shareholders vote “FOR” the SFR Adjournment Proposal, if necessary or appropriate.

Other Business

No other matters will be transacted at the SFR special meeting.

THE SFR SPECIAL MEETING

This joint proxy statement/information statement and prospectus is being furnished in connection with the solicitation of proxies from SFR common shareholders for use at the SFR special meeting. This joint proxy statement/information statement and prospectus and accompanying form of proxy are first being mailed to SFR common shareholders on or about [●], 2017.

Date, Time, Place and Purpose of the SFR Special Meeting

A special meeting of SFR’s shareholders will be held at [●], on [●], 2017 at [●], Eastern Time, for the following purposes:

•	to consider and vote on the REIT Merger Proposal;

•	to consider and vote on the SFR Compensation Proposal; and

•	to consider and vote on the SFR Adjournment Proposal, if necessary or appropriate.

Only business within the purposes described in the Notice of Special Meeting of SFR may be conducted at the SFR special meeting. Any action may be taken on the items of business described above at the SFR special meeting on the date specified above, or on any date or dates to which the SFR special meeting may be postponed or to which, by original or later adjournment, the special meeting may be adjourned.

Recommendation of the SFR Board

After careful consideration, on August 9, 2017, the SFR Board unanimously (i) approved the Merger Agreement, (ii) declared advisable and in the best interests of SFR and its shareholders the Mergers and the other transactions contemplated by the Merger Agreement, and (iii) unanimously recommended the SFR shareholders approve the REIT Merger on the terms set forth in the Merger Agreement and the other transactions contemplated by the Merger Agreement. The SFR Board has unanimously directed that the REIT Merger Proposal be submitted for consideration at a special meeting of SFR shareholders. The SFR Board unanimously recommends that SFR common shareholders vote “FOR” the REIT Merger Proposal, “FOR” the SFR Compensation Proposal and “FOR” the SFR Adjournment Proposal at the SFR special meeting. For a summary of the factors considered by the SFR Board in reaching its decision to approve the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, as well as the SFR Board’s reasons for approving, and certain risks related to, the Mergers, see “The Mergers—Recommendation of the SFR Board and Its Reasons for the Mergers.”

Record Date; Voting Rights; Proxies

SFR has fixed the close of business on [●], 2017 as the record date for determining holders of SFR Common Shares entitled to notice of, and to vote at, the SFR special meeting. Holders of SFR Common Shares at the close of business on the record date will be entitled to notice of the SFR special meeting, unless a new record date is set in connection with any adjournment or postponement of the special meeting. Only holders of SFR Common Shares at the close of business on the record date will be entitled to vote at the SFR special meeting, unless a new record date is set in connection with any adjournment or postponement of the special meeting. As of the record date, there were [●] issued and outstanding SFR Common Shares. Each holder of record of SFR Common Shares on the record date is entitled to one vote per share. Votes may be cast either in person or by properly executed proxy at the SFR special meeting. As of the record date, the issued and outstanding SFR Common Shares was held by approximately [●] beneficial owners.

You may submit your proxy either by telephone, through the Internet or by mailing the enclosed proxy card, or you may vote in person at the SFR special meeting. If you hold your shares in more than one account, please be sure to submit a proxy with respect to each proxy card you receive.

•	To submit your proxy by telephone, dial the toll-free telephone number set forth on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card.

•	To submit your proxy through the Internet, visit the website set forth on the enclosed proxy card. You will be asked to provide the control number from the enclosed proxy card.

•	Your proxy card will indicate the deadline for submitting proxies by telephone or through the Internet.

•	To submit your proxy by mail, complete, date and sign the enclosed proxy card and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the REIT Merger Proposal, “FOR” the SFR Compensation Proposal and “FOR” the SFR Adjournment Proposal.

•	If you intend to vote in person, please bring proper identification, together with proof that you are a record owner of the shares. If your shares are held in “street name,” please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially own such shares on the applicable record date.

•	If you hold your shares in “street name,” please read the question and answer referencing shares held in “street name” above under “Questions and Answers.”

All SFR Common Shares that are entitled to vote and are represented at the SFR special meeting by properly executed proxies received before or at the special meeting and not revoked, will be voted at such special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares will be voted:

•	“FOR” the REIT Merger Proposal.

•	“FOR” the SFR Compensation Proposal.

•	“FOR” the SFR Adjournment Proposal.

Votes cast by proxy or in person at the SFR special meeting will be tabulated by one or more inspectors appointed by the SFR Board for the special meeting (or the chairman of the special meeting) who will determine whether or not a quorum is present.

Any proxy given by a shareholder pursuant to this solicitation may be revoked at any time before the vote is taken at the special meeting in any of the following ways:

•	submitting a later proxy by telephone or through the Internet prior to the telephone or Internet voting deadline indicated on your proxy card;

•	filing with the Corporate Secretary of SFR, before the taking of the vote at the SFR special meeting, a written notice of revocation bearing a later date than the proxy card you wish to revoke;

•	duly executing a later dated proxy card relating to the same shares and delivering it to the Corporate Secretary of SFR before the taking of the vote at the SFR special meeting; or

•	voting in person at the SFR special meeting, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy card should be sent to 8665 East Hartford Drive, Scottsdale, Arizona 85255, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary of SFR before the taking of the vote at the SFR special meeting.

Solicitation of Proxies

SFR is soliciting proxies on behalf of the SFR Board. SFR will bear the costs of soliciting proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of SFR Common Shares held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from SFR common shareholders by trustees, officers and employees of SFR in person or by telephone, by facsimile, on the Internet or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to trustees, officers and employees of SFR in connection with this solicitation. SFR has engaged Innisfree to assist in the solicitation of proxies for the SFR special meeting, and SFR estimates it will pay Innisfree a fee of approximately $20,000, plus reimbursement for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. No portion of the amount that SFR has agreed to pay to Innisfree is contingent upon the Closing. SFR has agreed to indemnify Innisfree against any loss, damage, expense, liability or claim arising out of such services. Any questions or requests for assistance regarding this joint proxy statement/information statement and prospectus and related proxy materials may be directed to Innisfree by telephone at 1-877-456-3463 (toll-free) or 212-750-5833 (collect).

Quorum; Abstentions and Failures to Vote

The holders of a majority of the outstanding SFR Common Shares entitled to vote at the SFR special meeting and present in person or represented by proxy, will constitute a quorum at the SFR special meeting. Shares that abstain from voting will be treated as shares that are present and entitled to vote at the SFR special meeting for purposes of determining whether a quorum exists. Because approval of the REIT Merger Proposal requires the affirmative vote of holders of a majority of the outstanding SFR Common Shares, abstentions and the failure to vote will have the same effect as votes “AGAINST” approval of the REIT Merger Proposal. Approval of the SFR Compensation Proposal requires, provided a quorum is present, that a majority of the votes cast are cast in favor of the SFR Compensation Proposal; therefore, abstentions and the failure to vote will have no effect on the outcome on a vote on the SFR Compensation Proposal. Approval of the SFR Adjournment Proposal requires, provided a quorum is present, that a majority of the votes cast are cast in favor of the SFR Adjournment Proposal; therefore, abstentions and the failure to vote will have no effect on the outcome on a vote on the SFR Adjournment Proposal.

Brokers, banks, trusts and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the SFR special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you hold your shares in “street name” and you fail to provide your broker, bank, trust or other nominee with any instructions regarding how to vote your SFR Common Shares, your SFR Common Shares will not be considered present at the SFR special meeting and will not be voted on any of the proposals.

Required Vote

Approval of the REIT Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding SFR Common Shares. A failure to vote, including a failure to instruct your broker, bank, trust or other nominee to vote, or an abstention from voting will have the same effect as a vote “AGAINST” the REIT Merger Proposal.

Approval of the SFR Compensation Proposal requires, provided a quorum is present, that a majority of the votes cast are cast in favor of the SFR Compensation Proposal. A failure to instruct your broker, bank, trust or other nominee to vote or an abstention from voting will have no effect on the outcome on a vote on the SFR Compensation Proposal (assuming a quorum is present).

Approval of the SFR Adjournment Proposal requires, provided a quorum is present, that a majority of the votes cast are cast in favor of the SFR Adjournment Proposal. A failure to instruct your broker, bank, trust or other nominee to vote or an abstention from voting will have no effect on the outcome on a vote on the SFR Adjournment Proposal (assuming a quorum is present).

Regardless of the number of SFR Common Shares you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote by phone or Internet.

Other Matters

The SFR Board knows of no other business to be brought before the SFR special meeting. Pursuant to the bylaws of SFR, no other business except those matters included in the notice of the special meeting of shareholders may be acted upon by the shareholders at the special meeting.

INFORMATION ABOUT INVH

Business

INVH is a leading owner and operator of single-family homes for lease, offering residents high-quality homes in desirable neighborhoods across the United States. INVH has assembled a portfolio of nearly 50,000 homes for lease in 13 markets across the country. INVH has selected locations with strong demand drivers, high barriers to entry and high rent-growth potential, primarily in the Western United States and Florida. Through disciplined market and asset selection, INVH designed its portfolio to capture the operating benefits of local density as well as economies of scale that INVH believes cannot be readily replicated. Since its founding in 2012, INVH has built a proven, vertically integrated operating platform that allows INVH to effectively and efficiently acquire, renovate, lease, maintain and manage its homes.

INVH invests in markets that it expects will exhibit lower new supply, stronger job and household formation growth and superior NOI growth relative to the broader U.S. housing and rental market. Within its 13 markets, INVH targets attractive neighborhoods in in-fill locations with multiple demand generators, such as proximity to major employment centers, desirable schools and transportation corridors. INVH’s homes average approximately 1,860 square feet with three bedrooms and two bathrooms, appealing to a resident base that INVH believes is less transitory than the typical multifamily resident. INVH has made approximately $1.2 billion of upfront renovation investment in the homes in its portfolio, representing approximately $25,000 per home, in order to address capital needs, reduce ongoing maintenance costs and drive resident demand. As a result, its portfolio benefits from high occupancy and low turnover rates, and INVH is well-positioned to drive strong rent growth, attractive margins and predictable cash flows.

Portfolio

As of June 30, 2017, INVH owned 47,725 single-family homes for lease, generating rental revenue of $228.5 million for the three months ended June 30, 2017. Average occupancy for the total portfolio was 95.0% for the three months ended June 30, 2017. Average rent per occupied home in actual dollars for the three months ended June 30, 2017 was $1,683.

For additional information on INVH’s business and portfolio, see the INVH 10-K and the INVH 10-Q, attached as Annex D and Annex E, respectively, to this joint proxy statement/information statement and prospectus.

Description of Investment Objectives and Policies of INVH

The following is a discussion of INVH’s investment, financing and certain other policies. These policies have been determined by the INVH Board and, in general, may be amended and revised from time to time at the discretion of the INVH Board without notice to or a vote of INVH’s stockholders. No assurance can be given that INVH’s investment objectives will be attained. Since it entered into the Merger Agreement, INVH’s ability to pursue certain of the investment objectives described below may be constrained by certain of the restrictions contained in the covenants of the Merger Agreement. See “The Merger Agreement—Conduct of Business by INVH and INVH LP Pending the Mergers.”

INVH’s Investment Policies

Investment in Real Estate and Interests in Real Estate

INVH conducts substantially all of its investment activities through INVH LP and its subsidiaries. INVH’s investment objectives are to generate attractive, risk-adjusted returns for INVH’s stockholders through dividends and capital appreciation. INVH has not established a specific policy regarding the relative priority of these investment objectives.

INVH pursues its investment objectives primarily through the ownership by INVH LP of single-family rental homes. Future investment activities will not be limited to any geographic area, property type or to a specified percentage of INVH’s assets. While INVH may diversify in terms of property locations, size and market, INVH does not have any limit on the amount or percentage of INVH’s assets that may be invested in any one property or any one geographic area. INVH intends to engage in such future investment activities in a manner that is consistent with the maintenance of INVH’s status as a REIT for U.S. federal income tax purposes. In addition, INVH may purchase or lease other income-producing homes for long-term investment or sell such homes, in whole or in part, when circumstances warrant.

Although INVH has not made such investments historically, INVH may also participate with third parties in property ownership through investment vehicles, including joint ventures, partnership arrangements or other types of co-ownership. These types of investments may permit INVH to own interests in larger portfolios of homes and, therefore, provide INVH with flexibility in structuring its portfolio. INVH may participate in these investment vehicles even if INVH has funds available for investment. INVH will not, however, enter into an investment vehicle that would not otherwise meet INVH’s investment policies, as established or modified by the INVH Board from time to time.

The structure and terms of the investment vehicles may vary and will depend on market conditions. INVH will manage the residences owned by these investment vehicles.

INVH does not have a specific policy to acquire assets primarily for capital gain or primarily for income.

Investments in Real Estate Mortgages

INVH’s business and growth strategies emphasize equity investments in single-family rental homes and INVH has not historically invested in, and has no current intention to invest in, mortgages or to engage in originating, servicing or warehousing mortgages or other mortgage activities. However, INVH’s investment policies will not restrict INVH’s ability to invest in mortgages, whether or not in single-family rental homes, or to engage in mortgage activities, including, without limitation, originating, servicing and warehousing mortgages. Accordingly, INVH may, at the discretion of the INVH Board, invest in mortgages, including non-performing loans, and other types of real estate interests in the future, including, without limitation, participating in convertible mortgages; provided, in each case, that any such investment is consistent with INVH’s qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing such mortgages may not be sufficient to enable INVH to recoup INVH’s full investment.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the gross income and asset tests necessary for REIT qualification, INVH may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities, although INVH has not historically made such investments. INVH does not currently have any policy limiting the types of entities in which INVH may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common shares, limited liability or partnership interests, interests in another REIT or entry into a joint venture. INVH does not intend to underwrite securities of other issuers.

Investments in Other Securities

INVH has made, and in the future may make, investments in a portion of the certificates issued in connection with its securitization transactions. Other than as described above, INVH does not intend to invest in any additional securities such as bonds, preferred shares or common shares.

Purchase and Sale of Investments

INVH expects to invest in INVH’s homes primarily for generation of current rental income and long-term capital appreciation. INVH may deliberately and strategically dispose of certain homes in the future and redeploy funds into new acquisitions that align with INVH’s strategic objectives.

Lending Policies

While INVH does not presently engage in any significant lending, INVH may consider seller financing in the future. INVH does not have a policy limiting INVH’s ability to make loans to other persons, although INVH’s ability to do so may be limited by applicable law, such as the Sarbanes-Oxley Act. Subject to tax rules applicable to REITs, INVH may choose to guarantee debt of certain joint ventures with third parties. The INVH Board may adopt a formal lending policy in the future without notice to or consent of INVH’s stockholders.

Issuance of Additional Securities

If the INVH Board determines that obtaining additional capital would be advantageous to INVH, INVH may, without stockholder approval (unless such approval is required by applicable law, the terms of any other class or series of INVH’s stock or the rules of any stock exchange or automated quotation system on which any of INVH’s stock is traded), issue debt or equity securities, including causing INVH LP to issue INVH LP Units, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes) or pursue a combination of these methods. As long as INVH LP is in existence, the proceeds of all equity capital raised by INVH will be contributed to INVH LP.

INVH may offer shares of INVH Common Stock, INVH LP Units, or other debt or equity securities in exchange for cash, real estate assets or other investment targets, and to repurchase or otherwise re-acquire INVH Common Stock, INVH LP Units or other debt or equity securities. INVH may issue shares of preferred stock from time to time, in one or more classes or series, as authorized by the INVH Board without the need for stockholder approval (unless such approval is required by applicable law, the terms of any other class or series of INVH’s stock or the rules of any stock exchange or automated quotation system on which any of INVH’s stock is traded). INVH has not adopted a specific policy governing the issuance of senior securities at this time.

Reporting Policies

INVH makes available to its stockholders (i) audited annual financial statements and annual reports and (ii) unaudited quarterly financial statements and quarterly reports. INVH is subject to the information reporting requirements of the Exchange Act, pursuant to which INVH files periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Investment Company Act

INVH intends to conduct INVH’s operations so that neither INVH nor any of INVH’s subsidiaries are required to register as an investment company under the Investment Company Act. Investments are also subject to INVH’s policy not to be treated as an investment company under the Investment Company Act.

INVH’s Financing Strategy

INVH expects to employ leverage in INVH’s capital structure in amounts determined from time to time by the INVH Board. Although the INVH Board has not adopted a policy that limits the total amount of indebtedness that INVH may incur, it will consider a number of factors in evaluating INVH’s level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or variable rate. INVH’s charter and bylaws do not limit the amount or percentage of indebtedness that INVH may incur nor do they restrict the form of INVH’s indebtedness (including recourse or non-recourse debt, cross collateralized debt, etc.). The INVH Board may from time to time modify INVH’s debt policy in light of the then-current economic conditions, relative costs of debt and equity capital, market values of INVH’s homes, general market conditions for debt and equity securities, fluctuations in the market price of INVH Common Stock, growth and acquisition opportunities and other factors. To the extent the INVH Board determines to obtain additional capital, INVH may, without stockholder approval, issue debt or equity securities (including, among others additional mortgage loans), retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes) or pursue a combination of these methods. There can be no assurance that INVH will be able to access these financing sources on favorable terms or at all.

Conflict of Interest Policies

INVH has adopted certain policies designed to eliminate or minimize certain potential conflicts of interest. Specifically, INVH has adopted a Code of Business Conduct and Ethics that generally prohibits conflicts of interest between INVH’s officers and employees on the one hand, and INVH on the other hand. INVH’s Code of Business Conduct and Ethics also generally limits INVH’s employees and officers from competing with INVH or taking for themselves opportunities that are discovered through use of property or information of or position with INVH. Waivers of INVH’s Code of Business Conduct and Ethics may be granted by the INVH Board or a committee thereof. However, INVH cannot assure you these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders. In addition, INVH’s charter has, to the maximum extent permitted from time to time by Maryland law, renounced any interest or expectancy that INVH has in, or any right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to or developed by INVH’s directors or their affiliates, other than to those directors who are employed by INVH or INVH’s subsidiaries, unless the business opportunity is expressly offered or made known to such person in his or her capacity as a director.

Policies with Respect to Certain Other Activities

INVH will have authority to offer INVH Common Stock, preferred stock, options to purchase stock or other securities in exchange for property, repurchase or otherwise acquire INVH Common Stock or other securities in the open market or otherwise, and INVH may engage in such activities in the future. The INVH Board has no present intention of causing INVH to repurchase any INVH Common Stock, although INVH may do so in the future. INVH may issue preferred stock from time to time, in one or more series, as authorized by the INVH Board without the need for stockholder approval. INVH has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and does not intend to do so. At all times, INVH intends to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code or the Treasury regulations the INVH Board determines that it is no longer in INVH’s best interest to qualify as a REIT. INVH may make loans to third parties, including, without limitation, to joint ventures in which INVH participates. INVH intends to make investments in such a way that INVH will not be treated as an investment company under the Investment Company Act.

Legal Proceedings

INVH currently is not subject to any material litigation nor, to management’s knowledge, is any material litigation currently threatened against INVH other than routine litigation and administrative proceedings arising in the ordinary course of business.

Executive Compensation

For information on INVH’s historical executive and director compensation, see Part III. Item 11. “Executive Compensation” in the INVH 10-K attached as Annex D to this joint proxy statement/information statement and prospectus.

In connection with the Mergers, INVH entered into a term sheet with each of Messrs. Tuomi and Prawer, who are expected to be the Chief Executive Officer and the Chief Integration Officer of the Combined Company, respectively, following the completion of the Mergers; for more information on the terms of their term sheets, see “The Mergers—Interests of SFR’s Trustees and Executive Officers in the Mergers—Executive Arrangements.”

Except as agreed pursuant to the term sheets entered into with Messrs. Tuomi and Prawer, the form and amount of compensation to be paid to the directors and executive officers of the Combined Company following the Mergers will be determined by the board and the compensation committee, as applicable, of the Combined Company in accordance with the Combined Company’s compensation policy.

The following description provides a summary of compensation decisions made subsequent to December 31, 2016 and which supplements the information described in the INVH 10-K. In addition, in connection with the Mergers, INVH entered into letter agreements with INVH’s named executive officers (“INVH NEOs”), pursuant to which the INVH NEOs will receive compensation and benefits, which are described under “The Mergers—Interests of INVH’s Directors and Executive Officers in the Mergers.”

Base Salary and Annual Award Opportunity; 2017 AIP

As part of INVH’s annual compensation-setting process, and in connection with INVH’s transition from being privately held to publicly traded, at a regularly scheduled meeting of INVH’s Compensation and Management Development Committee (the “INVH Compensation Committee”) held on March 14, 2017, the INVH Compensation Committee approved several compensation matters applicable to members of management, including the INVH NEOs, as described below.

Base Salary and Annual Award Opportunity

The INVH Compensation Committee adjusted the annual base salary of Mr. John B. Bartling, INVH’s President and Chief Executive Officer, from $875,000 to $800,000 effective as of April 1, 2017. In addition, the INVH Compensation Committee adjusted the target annual bonus award opportunity that each of Mr. Bartling and Mr. Ernest M. Freedman, INVH’s Executive Vice President and Chief Financial Officer, could earn under the 2017 AIP (described below). Mr. Bartling’s target annual bonus award opportunity was increased from 100% to 125% of his eligible earnings (as defined below) for 2017, and Mr. Freedman’s target annual bonus award opportunity was decreased from 150% to 125% of his eligible earnings. There were no changes made to the base salary or target annual bonus opportunity for Mr. Dallas B. Tanner, INVH’s Executive Vice President and Chief Investment Officer.

2017 Annual Cash Incentive Compensation Plan

Similar to INVH’s previously disclosed annual cash incentive compensation plan for the fiscal year ended December 31, 2016 (the “2016 AIP”), the INVH Compensation Committee approved an annual cash incentive plan for the fiscal year ending December 31, 2017 (the “2017 AIP”) to reward successful achievement of financial and non-financial goals aligned with INVH’s goals and approved a mix of corporate financial objectives, business unit and operational objectives, corporate priorities and individual performance goals.

The corporate financial objectives under the 2017 AIP consist of: AFFO per Share (“AFFO/Share,” where AFFO is defined as Core FFO less recurring capital expenditures that are necessary to help preserve the value of and maintain functionality of INVH’s homes; where Core FFO is defined as FFO adjusted for noncash interest expense related to amortization of deferred financing costs and discounts related to INVH’s financing arrangements, noncash interest expense for derivatives, share-based compensation expense, offering related expenses, severance expenses, casualty losses, net, and acquisition costs, as applicable; and where FFO is the same as defined by the NAREIT as net income or loss (computed in accordance with GAAP) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation, amortization and impairment of real estate assets, and adjustments for unconsolidated partnerships and joint ventures); NOI Growth (“NOI Growth”) calculated in the same manner as under the 2016 AIP, as set forth in the INVH 10-K; Relative Net Effective Rental Growth (based on renewal and new lease growth for the fourth fiscal quarter of 2016 through the third fiscal quarter of 2017, relative to INVH’s two largest single-family rental peer companies); and a resident satisfaction score (derived from resident surveys based on Net Promoter Score methodology).

Each of the INVH NEO’s total award opportunity under the 2017 AIP is based on the financial, corporate and individual objectives as set forth below:

	John B. Bartling (President and Chief Executive Officer)	Ernest M. Freedman (Executive Vice President and Chief Financial Officer)	Dallas B. Tanner (Executive Vice President and Chief Investment Officer)
AFFO/Share	30%	22%	11%
NOI Growth	25%	19%	9%
Relative Net Effective Rental Growth	17%	13%	7%
Resident Satisfaction Score	8%	6%	3%
Corporate Priorities	10%	10%	10%
Business Unit and Operational Objectives	—	20%	50%
Individual Goals	10%	10%	10%

Similar to the 2016 AIP, each INVH NEO is eligible to receive a payout under the 2017 AIP based on the level of the actual achievement of the above-described performance measures, and payouts are expressed as a percentage of the INVH NEO’s base salary earned for 2017 (“eligible earnings”) and are based on the actual achievement of the performance measures.

Similar to the 2016 AIP, each performance measure under the 2017 AIP has been assigned a scale that, based on actual achievement at the end of the performance period, will yield a bonus score, ranging from 50% for threshold performance, 100% for target performance and 150% for maximum performance, with interpolation on a straight line basis based on actual achievement between the threshold, target and maximum levels and no payout for any performance measure that does not achieve the threshold level. The resulting bonus score for each performance measure will then be multiplied by the percentage of the total award opportunity that performance measure represented to arrive at an achievement factor, and the sum of the achievement factors will be multiplied by the executive’s award opportunity to determine the payout amount, if any, that such executive is entitled to receive under the 2017 AIP.

Equity-Based Awards

Annual Equity-Based Awards

On June 23, 2017, as part of INVH’s post-initial public offering annual compensation review and award process, the INVH Board, upon recommendation of the INVH Compensation Committee, approved a new long-term incentive stock program (the “LTIP”) and a form of award agreement (the “LTIP Agreement”) and granted under the INVH Incentive Plan equity-based awards in the form of time-vesting INVH RSUs and performance-vesting INVH RSUs (collectively, the “LTIP RSUs” and, such awards, the “LTIP RSU Awards”).

Each LTIP RSU Award is divided into three tranches (“Tranche 1,” “Tranche 2” and “Tranche 3”) and, within each tranche, 25% of the LTIP RSU Award consists of time-vesting INVH RSUs, and 75% of the LTIP RSU Award consists of performance-vesting INVH RSUs. The material terms of the LTIP RSUs are described below.

Time-Vesting INVH RSUs

The Tranche 1 time-vesting INVH RSUs are scheduled to vest in full on the first anniversary of March 1, 2017, the Tranche 2 time-vesting INVH RSUs are scheduled to vest in two equal installments on each of the first and second anniversaries of March 1, 2017, and the Tranche 3 time-vesting INVH RSUs are scheduled to vest in equal annual installments on each of the first four anniversaries of March 1, 2017, in each case, subject to the executive’s continued employment through the applicable vesting date. If the executive’s employment terminates for any reason other than as described below, all unvested time-vesting INVH RSUs will be forfeited.

Upon a termination of the executive’s employment by INVH without “cause” (as defined in the INVH Incentive Plan) or, if the executive resigns from employment following a “constructive termination” (as defined in the award agreement applicable to the LTIP RSUs, and together, with a termination without cause, a “qualifying involuntary termination”), the next installment of time-vesting INVH RSUs that would have vested on the next scheduled vesting date will vest as of the date of termination. Time-vesting INVH RSUs that are eligible to vest upon a qualifying involuntary termination are subject to the executive’s execution and non-revocation of a release of claims in favor of INVH. Upon an executive’s death or a termination of the executive’s employment by INVH following the executive’s “disability” (as defined in the INVH Incentive Plan), any unvested time-vesting INVH RSUs will vest as of the date of termination. Time-vesting INVH RSUs will also continue to vest according to the original vesting schedule following the executive’s “retirement” (as defined below) and will be subject to forfeiture if the executive violates specified restrictive covenants agreed to with INVH and described below.

Upon a change in control, if the time-vesting INVH RSUs are assumed by the successor or acquiror and a qualifying involuntary termination occurs during the two-year period following a change in control, any then-unvested time-vesting INVH RSUs will vest. Upon a change in control, if the time-vesting INVH RSUs are not assumed by the successor or acquiror, any then-unvested time-vesting INVH RSUs will immediately vest.

“Retirement” is generally defined as a voluntary resignation of employment at such time that the executive is at least 55 years old (60 years old in the case of Mr. Bartling), the participant has at least 10 years of continuous service (no minimum in the case of Mr. Bartling) and the sum of the executive’s age and years of service equals at least 65, provided that the executive has given at least six months’ prior notice of the executive’s retirement.

On June 23, 2017, the INVH Board granted time-vesting INVH RSUs to the INVH NEOs in the following amounts: Mr. Bartling was granted 62,157 time-vesting INVH RSUs; Mr. Freedman was granted 25,324; and Mr. Tanner was granted 25,324.

Performance-Vesting INVH RSUs

The performance-vesting INVH RSUs may be earned based on the achievement of performance measures over an approximate one-, two- or three-year performance period, which performance periods correspond, respectively, to the Tranche 1, Tranche 2 and Tranche 3 LTIP RSU Awards. The number of performance-vesting INVH RSUs that may be earned will be determined based on performance achieved during the specified performance period. Within each tranche, the performance-vesting INVH RSUs may be earned based on three equally weighted performance measures: (1) the compounded annual growth rate of INVH’s shareholder return (“Absolute TSR”); (2) the compounded annual growth rate of INVH’s same store net operating income (“Same Store NOI Growth CAGR”); and (3) the compounded annual growth in INVH’s AFFO (“AFFO CAGR”), with each of the three types of performance-vesting INVH RSUs composing 25% of the LTIP RSU Award.

The respective performance periods are summarized in the table below:

Performance Condition	Tranche 1 Performance Period	Tranche 2 Performance Period	Tranche 3 Performance Period
Absolute TSR(1)	January 31, 2017 – December 31, 2017	January 31, 2017 – December 31, 2018	January 31, 2017 – December 31, 2019
Same Store NOI Growth CAGR	January 1, 2017 – December 31, 2017	January 1, 2017 – December 31, 2018	January 1, 2017 – December 31, 2019
AFFO Growth CAGR	January 1, 2017 – December 31, 2017	January 1, 2017 – December 31, 2018	January 1, 2017 – December 31, 2019

(1)	The INVH Common Stock began trading on the NYSE on February 1, 2017. Accordingly, the commencement of the performance period for the performance-vesting INVH RSUs that vest based on Absolute TSR reflects the period following which Absolute TSR can be measured.

Under the terms of the LTIP Agreement, each executive is eligible to earn, in respect of each tranche, a threshold, target and maximum number of performance-vesting INVH RSUs based on whether the performance criteria are achieved at threshold, target or maximum levels. The total number of performance-vesting INVH RSUs earned with respect to each performance measure is based on an achievement factor which, in each case, ranges from a 0% payout for below threshold performance, to 50% for threshold performance, to 100% for target performance, up to 200% for performance at maximum levels or above. For actual performance between the specified threshold, target and maximum levels, the resulting achievement percentage will be adjusted on a linear basis.

In general, performance-vesting INVH RSUs are earned on the date after the end of the performance period on which the INVH Compensation Committee certifies the extent to which the performance criteria have been achieved (the “Certification Date”). The Tranche 1 and Tranche 2 performance-vesting INVH RSUs will vest on the Certification Date, subject to the executive’s continued employment through such Certification Date except in the event of a qualifying involuntary termination as described below. The Tranche 3 performance-vesting INVH RSUs will vest, as to 50% of such performance-vesting INVH RSUs, on the applicable Certification Date, subject to the executive’s continued employment through such Certification Date except in the event of a qualifying involuntary termination as described below, and the remaining 50% of such earned performance-vesting INVH RSUs will vest on December 31, 2020, subject to the executive’s continued employment through such applicable anniversary date except in the event of a qualifying involuntary termination as described below. Any unearned performance-vesting INVH RSUs will be forfeited without consideration.

Notwithstanding the foregoing, upon a qualifying involuntary termination prior to the last day of any performance period, a prorated portion of the performance-vesting INVH RSUs will remain outstanding and eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed. Any performance-vesting INVH RSUs that are earned based on actual performance will vest on, and settle as soon as practicable following, the applicable Certification Date. Upon a qualifying involuntary termination following the last day of any performance period but prior to the Certification Date, any unearned and unvested performance-vesting INVH RSUs will vest on the applicable Certification Date based on actual performance as of the end of the performance period. Upon a qualifying involuntary termination following the Certification Date where such performance-vesting INVH RSUs are subject to continued service-vesting conditions, such earned but unvested INVH RSUs will vest on the executive’s termination date. Performance-vesting INVH RSUs that are eligible to vest upon a qualifying involuntary termination are subject to the executive’s execution and non-revocation of a release of claims in favor of INVH.

Upon a change in control, the number of performance-vesting INVH RSUs that become earned will be calculated based on actual performance through the date of the change in control (or, with respect to AFFO CAGR and Same Store NOI Growth CAGR, through the date of the most recently completed fiscal quarter prior to the change in control) without proration. Any earned performance-vesting INVH RSUs will vest as to 50% of such earned performance-vesting INVH RSUs on the date of the change in control and, as to the remaining 50% on the first anniversary of the change in control (or, in each case, upon a qualifying involuntary termination that occurs within the two-year period following the change in control). If the awards are not assumed by the successor or acquiror, or are unable to be measured in a consistent manner, any earned performance-vesting INVH RSUs (including the LTIP RSUs that become earned in connection with the change in control) will immediately vest as of the change in control.

On June 23, 2017, the INVH Board granted performance-vesting INVH RSUs to the INVH NEOs in the following amounts, which amounts assume that target level of performance is achieved (with the actual number of shares to be earned based on the actual achievement of the performance criteria described above): Mr. Bartling was granted 182,030 performance-vesting INVH RSUs; Mr. Freedman was granted 74,164; and Mr. Tanner was granted 74,164.

Dividends

Under the terms of the LTIP Agreement, holders of time-vesting INVH RSUs (whether or not settled) and earned performance-vesting INVH RSUs (whether unvested or vested and not yet settled) are entitled to receive dividends or dividend equivalent payments, as applicable, to the extent dividends are declared on INVH Common Stock. Such dividends or dividend equivalent payments, as applicable, are payable on the same date and in the same form (cash or additional shares of INVH Common Stock) as are paid to holders of INVH Common Stock. Unearned performance-vesting INVH RSUs accrue dividend equivalents, but such dividends will only be paid to the extent the underlying performance-vesting INVH RSUs are earned and, once earned, are payable on the same date and in the same form as that paid to the holders of INVH Common Stock.

Covenants and Clawback

Each of the foregoing executive grantees of LTIP RSUs is subject to restrictive covenants related to post-employment non-solicitation and non-competition for twelve months following any termination of employment and indefinite covenants covering trade secrets, confidentiality and non-disparagement. Under the LTIP Agreement, if there is a restrictive covenant violation or the executive grantee engages in a detrimental activity (as defined in the LTIP Agreement) in the four-year period following the grant date, the executive will be required to pay INVH an amount equal to the after-tax proceeds received upon the sale or disposition of the equity award and any shares issued in respect thereof. In addition, the LTIP RSU Awards are subject to clawback in the event of a restatement of INVH’s financial results due to the executive’s fraud or intentional illegal conduct where such restatement results in fewer earned performance-vesting INVH RSUs, as well as any additional INVH clawback policy.

Retention Equity-Based Awards

On June 23, 2017, the INVH Board, upon recommendation of the INVH Compensation Committee, also approved a form of award agreement (the “Retention Award Agreement”) and granted to each of Messrs. Freedman and Tanner 138,122 time-vesting INVH RSUs (collectively, the “INVH Retention RSUs”). The INVH Retention RSUs granted to Messrs. Freedman and Tanner will generally vest in two equal installments on June 19, 2021 and June 19, 2022, subject to the executive’s continued employment through the applicable vesting date. If the executive’s employment terminates for any reason other than as described below, all unvested INVH Retention RSUs will be forfeited.

Upon a qualifying involuntary termination of the executive’s employment, a prorated portion of the total number of INVH Retention RSUs originally granted to the executive will vest as of the date of termination, based on the total number days the executive was employed during the five-year vesting period, subject to the executive’s execution and non-revocation of a release of claims in favor of INVH.

Upon a change in control, if the INVH Retention RSUs are assumed by the successor or acquiror, then the INVH Retention RSUs will vest on the scheduled vesting dates and, if a qualifying involuntary termination occurs during the two-year period following the change in control, all of the INVH Retention RSUs will vest. If the INVH Retention RSUs are not assumed by the successor or acquiror, any then-unvested INVH Retention RSUs will immediately vest.

The other terms of the INVH Retention RSUs, including the terms related to dividends or dividend equivalent payments, as applicable, restrictive covenants and clawback are substantially the same as with those applicable to the time-vesting LTIP RSUs.

INVH Severance Plan

Executive Severance Plan

On June 23, 2017, the INVH Board, upon recommendation of the INVH Compensation Committee, approved and adopted the INVH Severance Plan for employees of INVH at the level of Senior Vice President and above and selected by the INVH Compensation Committee, who include the INVH NEOs. As a condition to becoming eligible for benefits under the INVH Severance Plan, each participant must agree to terminate and cancel such other employment, severance protection or other individual prior agreement relating to severance or termination benefits. As a result, Mr. Bartling’s employment agreement, dated as of November 25, 2014, Mr. Freedman’s employment agreement, dated as of September 4, 2015, and Mr. Tanner’s employment agreement, dated as of November 9, 2015, terminate effective with such executive’s participation in the INVH Severance Plan, and the covenants set forth in each of Messrs. Bartling’s, Freedman’s and Tanner’s employment agreement are incorporated into the INVH Severance Plan for purposes of the covenants respectively applicable to such executives under the INVH Severance Plan.

The INVH Severance Plan provides for payment of severance and other benefits to eligible executives in the event of a termination of employment with INVH without cause or following a constructive termination (each as defined in the INVH Severance Plan and each, a “covered termination”), or for a limited number of individuals, including the INVH NEOs, the event of a termination with INVH as a result of death or disability (as such terms are defined in the INVH Severance Plan), in each case, subject to the (i) executive’s execution and non-revocation of a general release of claims in favor of INVH and (ii) continued compliance with the restrictive covenants related to post-employment non-solicitation and non-competition for 12 months following any termination of employment and indefinite covenants covering trade secrets, confidentiality and non-disparagement.

In the event of a covered termination, in addition to certain accrued obligations, which the INVH NEO has earned and to which he is entitled, the INVH Severance Plan provides for the following additional payments and benefits:

•	a lump-sum pro-rata cash bonus for the year of termination based on actual performance;

•	a cash payment equal to the sum of the executive’s (x) annual base salary and (y) bonus based on target performance (the “cash severance amount”) times the multiplier applicable to such executive (which is 2.0 for Mr. Bartling and 1.5 for Messrs. Freedman and Tanner), payable in equal monthly installments over the applicable severance period (which is 24 months for Mr. Bartling and 18 months for Messrs. Freedman and Tanner); and

•	a cash payment in an amount equal to the total amount of monthly COBRA insurance premiums for continued participation in the welfare benefit programs of INVH, for a period of 12 months.

Notwithstanding the foregoing, in the event such covered termination occurs during the two-year period following a change in control (as defined in the INVH Severance Plan), in addition to certain accrued obligations, which the INVH NEO has earned and to which he is entitled, the INVH Severance Plan provides for the following payments and benefits:

•	a lump-sum pro-rata cash bonus for the year of termination based on actual performance;

•	a lump-sum cash payment equal to the sum of the executive’s (x) annual base salary and (y) bonus based on target performance (the “cash severance amount”) times the multiplier applicable to such executive (which is 3.0 for Mr. Bartling and 2.25 for Messrs. Freedman and Tanner);

•	a cash payment in an amount equal to the total amount of monthly COBRA insurance premiums for continued participation in the welfare benefit programs of INVH, for a period of 18 months; and

•	any INVH RSUs in respect of awards granted on or prior to February 6, 2017, which are unvested at the time of termination, shall vest and settle.

In the event of a termination with INVH as a result of the INVH NEO’s death or disability (as defined in the INVH Incentive Plan), in addition to certain accrued obligations, which the INVH NEO has earned and to which he is entitled, the INVH Severance Plan provides for a lump-sum pro-rata bonus for the year of termination, calculated based on the greater of (i) target bonus for the year of termination and (ii) the actual annual bonus paid in respect of the year prior to the year of termination.

In addition, Mr. Tanner is entitled to reimbursement of reasonable relocation expenses consistent with INVH’s relocation policy then in effect if he experiences a qualifying involuntary termination prior to November 9, 2018, and Mr. Freedman is entitled to reimbursement of reasonable relocation expenses if his employment is terminated by INVH without cause following specified circumstances involving a sale or liquidation of INVH. Each such executive is also entitled to the payment of any taxes he incurs with these relocation reimbursements.

The foregoing summaries are qualified in their entirety by reference to the LTIP Agreement, the Retention Award Agreement and the INVH Severance Plan, copies of which are filed as exhibits to INVH’s registration statement on Form S-4 of which this joint proxy statement/information statement and prospectus forms a part.

Impact of the Mergers

In connection with the letter agreements entered into with the INVH NEOs, the INVH NEOs will be entitled to receive compensation and benefits subject to and contingent upon consummation of the Mergers. These benefits are described under “The Mergers—Interests of INVH’s Directors and Executive Officers in the Mergers.”

Other Information

For information on the various covenants, laws and ordinances to which INVH’s properties are subject, see Part I. Item 1. “Business—Regulation” in the INVH 10-K, attached as Annex D to this joint proxy statement/information statement and prospectus.

For information on management’s discussion and analysis of financial condition and results of operations of INVH, see Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the INVH 10-K, and Part I. Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the INVH 10-Q, attached as Annex D and Annex E, respectively, to this joint proxy statement/information statement and prospectus.

For information on compensation committee interlocks and insider participation, see Part III. Item 11 “Executive Compensation—Compensation Committee Interlocks and Insider Participation” in the INVH 10-K, attached as Annex D to this joint proxy statement/information statement and prospectus.

For information on certain relationships and related person transactions involving INVH not otherwise described in this joint proxy statement/information statement and prospectus, see Part III. Item 13. “Certain Relationships and Related Transactions, and Director Independence” in the INVH 10-K, attached as Annex D to this joint proxy statement/information statement and prospectus.

INFORMATION ABOUT SFR

Business

SFR is an internally managed Maryland real estate investment trust that has elected to be taxed as a REIT under the Code. SFR commenced operations in March 2012 primarily to acquire, renovate, lease and manage residential assets in select markets throughout the United States. SFR’s objective is to generate attractive risk-adjusted returns for its shareholders over the long term through dividends and capital appreciation. SFR’s primary strategy is to acquire single-family rental properties through a variety of channels, renovate these properties to the extent necessary and lease them to qualified residents. SFR seeks to take advantage of macroeconomic trends in favor of leasing properties by acquiring, owning, renovating and managing properties that it believes will generate substantial current rental revenue, which it expects to grow over time.

When pursuing property acquisitions, SFR focuses on markets that it believes present the greatest opportunities for home price appreciation that have strong rental demand and where SFR can attain property operating efficiencies as a result of geographic concentration of assets in its portfolio. SFR identifies and pursues individual property acquisition opportunities through a number of sources including multiple-listing services listings, foreclosure auctions and short sales. In addition, SFR may opportunistically identify and pursue bulk portfolios of properties from other single-family rental companies, government sponsored enterprises, private investors, banks, mortgage servicers and other financial institutions. SFR also has acquired, and expect to continue to acquire, newly constructed homes through build-to-rent arrangements with home builders.

Portfolio

As of June 30, 2017, SFR’s portfolio consisted of 34,379 owned properties, including 33,571 rental properties and 808 properties that SFR does not intend to hold for the long term. In June 2017, SFR completed a transaction to purchase the GI Portfolio from Waypoint/GI Ventures, LLC for approximately $814.9 million. As of June 30, 2017, approximately 94.1% of SFR’s rental properties were occupied, including occupied properties in the GI Portfolio, and approximately 95.3% of SFR’s stabilized rental properties were occupied, exclusive of properties in the GI Portfolio.

For additional information on SFR’s business and portfolio, see the documents filed by SFR with the SEC and incorporated by reference into this joint proxy statement/information statement and prospectus. See “Where You Can Find More Information and Incorporation by Reference.”

INFORMATION ABOUT THE COMBINED COMPANY FOLLOWING THE MERGERS

Business and Portfolio

The Combined Company will retain the name “Invitation Homes Inc.” and will continue to be a Maryland corporation, which has elected to be taxed as a REIT under the Code. The Combined Company is expected to have a pro forma equity market capitalization of approximately $12 billion and a total enterprise value (including debt) of approximately $21 billion based on INVH’s closing price of $22.19 per share and SFR’s closing price of $35.80 per share on September 13, 2017. As of June 30, 2017, the portfolio of homes expected to be owned by the Combined Company consisted of a portfolio of approximately 82,000 single-family homes. The business of the Combined Company will be operated through INVH LP and its subsidiaries, which will include SFR LP’s subsidiaries.

The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol “INVH.”

The Combined Company’s principal executive offices will be located at 1717 Main Street, Suite 2000, Dallas, Texas 75201.

Directors and Management Following the Mergers

The following table sets forth certain information as of September 18, 2017 concerning the individuals who will serve as the Combined Company’s directors and executive officers:

Name	Age	Position(s)
Bryce Blair	58	Chairman and Director
Frederick C. Tuomi	62	Chief Executive Officer and Director
Richard D. Bronson	72	Director
Michael D. Fascitelli	60	Director
Jonathan D. Gray	47	Director
Robert G. Harper	39	Director
Jeffrey E. Kelter	62	Director
John B. Rhea	52	Director
Janice L. Sears	57	Director
William J. Stein	55	Director
Barry S. Sternlicht	56	Director
Ernest M. Freedman	46	Executive Vice President and Chief Financial Officer
Dallas B. Tanner	37	Executive Vice President and Chief Investment Officer
Charles D. Young	48	Executive Vice President and Chief Operating Officer
Arik Prawer	51	Executive Vice President and Chief Integration Officer
Mark A. Solls	61	Executive Vice President and Chief Legal Officer

Biographical Summaries of Directors

The following individuals will serve as the directors of the Combined Company:

Bryce Blair will serve as the Combined Company’s Chairman of the board of directors. Mr. Blair has served on the boards of directors of Invitation Homes L.P., Preeminent Holdings Inc., Invitation Homes 3 L.P., Invitation Homes 4 L.P., Invitation Homes 5 L.P. and Invitation Homes 6 L.P. (collectively, “IH Holding Entities”) since September 2013 and as Executive Chairman thereof since November 2014, and joined the INVH Board in January 2017. Mr. Blair also serves as the Chairman of the board of Pulte Homes, one of the largest home builders in the U.S. Additionally, he serves on the board of Regency Centers, one of the largest owners of shopping centers in the U.S., where he chairs the Nominating and Governance Committee. Mr. Blair also serves on the Advisory Board of the MIT Center for Real Estate, the Advisory Board of the Boston College Center for Real Estate and Urban Action and the Advisory Board of Home Start, a non-profit focused on ending homelessness in the greater Boston area. Mr. Blair is the former Chairman and Chief Executive Officer of AvalonBay Communities, a REIT focused on the development, acquisition and management of multifamily apartments throughout the United States, where he served as Chief Executive Officer from 2001 to 2012 and Chairman from 2002 through 2013. Prior to his role as Chief Executive Officer and Chairman, he had previously served as President, Chief Operating Officer, Chief Investment Officer and Senior Vice President of Development, Acquisitions and Construction. Prior to the formation of Avalon Properties in 1993, Mr. Blair was a Partner with Trammell Crow Residential. Mr. Blair also previously served as a Senior Advisor to McKinsey and Co. and previously served as a part time faculty member at Boston College. Mr. Blair is the past chairman of NAREIT, where he also served on the Executive Committee and on the Board of Governors. He is a past member of the Urban Land Institute (“ULI”), where he served as a Trustee and was past chairman of the Multi-Family Council. Mr. Blair is a past member of the Young Presidents Organization and a former member of the World Presidents Organization. Mr. Blair’s experience in real estate development and investment, including his having spent over 10 years as chairman and chief executive officer of a public real estate investment trust, experience managing day to day operations and review of complex financial reporting statements as chief executive officer of AvalonBay Communities, Inc., and his prior director positions provides the Combined Company’s board of directors with valuable insight and experience.

Frederick C. Tuomi will serve as the Chief Executive Officer and director of the Combined Company. Mr. Tuomi has been the Chief Executive Officer of SFR since January 2016 and has served as a trustee of SFR since March 2017. Mr. Tuomi served as co-president of CAH from March 2015 and chief operating officer from July 2013 until the closing of the internalization of SWAY Management LLC, SFR’s previous external manager, and SFR’s merger with CAH. He was responsible for setting CAH’s strategic direction and leading the operations of CAH’s single-family rental operations including construction/renovations, marketing, leasing, property management, asset management, human resources and information technology. Prior to joining CAH, Mr. Tuomi was executive vice president and president—property management for Equity Residential, which he joined in 1994. He led the development of Equity Residential’s property management group through years of rapid growth and expansion to become the largest multi-family REIT in the United States, while helping to pioneer its leading operational platform. Prior to Equity Residential, he was president of Residential Asset Management Group, a subsidiary of Post Properties. Throughout his 35-year career, he has served on numerous multi-family industry boards and executive committees, including the National Multi-Housing Council, California Housing Council, California Apartment Association and the USC Lusk Center for Real Estate. Since September 2014, Mr. Tuomi also serves as a director and on the Audit and Compensation Committees of Tejon Ranch Co. (NYSE: TRC), a diversified real estate development and agribusiness company. Mr. Tuomi serves on the board of directors and as treasurer of the National Rental Housing Council. Mr. Tuomi’s real estate background and understanding of the single-family housing market provides the Combined Company’s board of directors with valuable insight into potential investments and the current state of the real estate markets.

Richard D. Bronson will serve as a director of the Combined Company. Mr. Bronson has served as an independent trustee of SFR since January 2016. He served as a member of the board of Starwood Waypoint Residential Trust, SFR’s predecessor company, from January 2014 to January 2016. Mr. Bronson has been the chief executive officer of The Bronson Companies, LLC, a real estate development company, based in Beverly Hills, California since 2000. Mr. Bronson has been involved in the development of several shopping centers and office buildings throughout the United States. Mr. Bronson serves as a director of Starwood Property Trust and previously was a director of TRI Pointe Homes, Inc. and Mirage Resorts. He was president of New City Development, an affiliate of Mirage Resorts, where he oversaw many of the company’s new business initiatives and activities outside Nevada. Mr. Bronson is on the board of the Neurosurgery Division at UCLA Medical Center. He is a member of the Western Real Estate Business Editorial Board. Mr. Bronson has also served as vice president of the International Council of Shopping Centers, an association representing 50,000 industry professionals in more than 80 countries. Mr. Bronson’s experience and knowledge in the real estate industry provides the Combined Company’s board of directors with valuable insight into potential investments and the current state of the real estate markets.

Michael D. Fascitelli will serve as a director of the Combined Company. Mr. Fascitelli has served as an independent trustee of SFR since January 2016. Mr. Fascitelli was a member of the Starwood Waypoint Residential Trust board from January 2014 to January 2016. Mr. Fascitelli has been a managing member of MDF Capital LLC, an investment firm, since April 2013. Mr. Fascitelli has served as a member of the board of trustees of Vornado Realty Trust, an NYSE-listed REIT, since December 1996. He served as Vornado Realty Trust’s president since December 1996 and as its chief executive officer since May 2009 until his resignation from both positions effective April 15, 2013. From December 1992 to December 1996, Mr. Fascitelli was a partner at Goldman, Sachs & Co. in charge of its real estate practice and was a vice president prior thereto. From 2004 until 2013 he also served as a director of Toys “R” Us, Inc. In addition, from August 2005 through June 2008, Mr. Fascitelli was a member of the board of trustees of GMH Communities Trust, a REIT. Mr. Fascitelli’s executive experience as president and chief executive officer of Vornado Realty Trust and his extensive knowledge of and experience in the real estate industry provide the Combined Company’s board of directors with valuable experience and insight.

Jonathan D. Gray will serve as a director of the Combined Company. Mr. Gray has served on the boards of directors of IH Holding Entities since October 2012 and joined the INVH Board in January 2017. Mr. Gray has served as global head of real estate for Blackstone since January 2012 and a member of the board of directors of Blackstone since February 2012. He also sits on Blackstone’s management committee. Prior to being named global head of real estate at Blackstone, Mr. Gray served as global co-head of real estate from January 2005 to December 2011. Since joining Blackstone in 1992, Mr. Gray has helped build the largest private equity real estate platform in the world with $102 billion in investor capital under management as of December 31, 2016. He currently serves as chairman of the board and a director of Hilton Worldwide Holdings Inc. and as a director of Nevada Property 1 LLC (The Cosmopolitan of Las Vegas). He also serves on board of Trinity School and Harlem Village Academies. He previously served as a board member of Brixmor Property Group Inc. and La Quinta Holdings Inc. Mr. Gray and his wife, Mindy, have established the Basser Research Center at the University of Pennsylvania School of Medicine, which focuses on the prevention and treatment of certain genetically caused breast and ovarian cancers. Mr. Gray’s affiliation with Blackstone, significant experience in working with companies controlled by private equity sponsors, particularly in the real estate industry, experience in working with the management of various other companies owned by Blackstone’s funds, and experience with real estate investing and extensive financial background provide the Combined Company’s board of directors with valuable experience and insight.

Robert G. Harper will serve as a director of the Combined Company. Mr. Harper joined the INVH Board in January 2017. Mr. Harper currently serves as the head of U.S. asset management for Blackstone. Since joining Blackstone in 2002, Mr. Harper has been involved in analyzing Blackstone’s real estate equity and debt investments in all property types. Mr. Harper has previously worked for Blackstone in Los Angeles and London, where he served as Head of Europe for the Blackstone Real Estate Debt Strategies business. Mr. Harper also currently serves as a director of Park Hotels & Resorts Inc. following its spin-off from Hilton Worldwide Holdings Inc. Prior to joining Blackstone, Mr. Harper worked for Morgan Stanley’s real estate private equity group in Los Angeles and San Francisco. Mr. Harper’s affiliation with Blackstone, significant experience in working with companies controlled by private equity sponsors, particularly in the real estate industry, experience with real estate investing and extensive financial background provide the Combined Company’s board of directors with valuable experience and insight.

Jeffrey E. Kelter will serve as a director of the Combined Company. Mr. Kelter has served as an Independent Trustee of SFR since January 2016. Mr. Kelter was a member of the Starwood Waypoint Residential Trust board from January 2014 to January 2016. Mr. Kelter is a partner of KSH Capital. Prior to founding KSH Capital, Mr. Kelter was the founding partner and chief executive officer of KTR Capital Partners (“KTR”), a leading private equity real estate investment and operating company focused on industrial properties throughout North America. KTR and its commingled investment funds were sold in May 2015 to a joint venture of Prologis Inc. and Norges Bank Investment Management. From 1997 to 2004, Mr. Kelter was president and chief executive officer and a trustee of Keystone Property Trust (“Keystone”) (NYSE: KTR), an industrial REIT. Mr. Kelter founded the predecessor to Keystone in 1982, and took the company public in 1997, where he and the management team directed its operations until its sale in 2004. Prior to forming Keystone, he served as president and chief executive officer of Penn Square Properties, Inc. (“Penn Square”) in Philadelphia, Pennsylvania, a real estate company which he founded in 1982. Mr. Kelter serves on the Board of Directors of Gramercy Property Trust (NYSE: GPT), and he is a trustee of The Urban Land Institute, Cold Spring Harbor Laboratory, Westminster School, and Trinity College. Mr. Kelter’s qualifications to serve on the Combined Company’s board of directors include his executive experience as president and chief executive officer of Keystone and Penn Square and his extensive experience of over 20 years in commercial real estate.

John B. Rhea will serve as a director of the Combined Company. Mr. Rhea has served on the boards of directors of IH Holding Entities since October 2015 and joined the INVH Board in January 2017. Mr. Rhea is President, Capital Markets and Corporate Finance at Siebert Cisneros Shank & Co., LLC, a full-service investment banking firm. Mr. Rhea is also Managing Partner of RHEAL Capital Management, LLC, a real estate development and investment firm he founded in March 2014, specializing in multifamily rental housing and mixed-use projects. Mr. Rhea served as a Senior Advisor to The Boston Consulting Group, a worldwide management consulting firm from July 2014 to September 2017. From May 2009 to January 2014, Mr. Rhea was a senior appointee of Michael R. Bloomberg, Mayor of the City of New York, where he served as Chairman and Chief Executive Officer of the New York City Housing Authority. Prior to the Bloomberg Administration, Mr. Rhea was Managing Director and Co-Head of Consumer and Retail investment banking at Barclays Capital (and its predecessor firm Lehman Brothers) from May 2005 to April 2009. Previously, Mr. Rhea served as Managing Director at JPMorgan Chase & Co. from May 1997 to April 2005. Earlier in his career, Mr. Rhea worked at PepsiCo, Inc. and The Boston Consulting Group. Mr. Rhea has served on and chaired several non-profit boards and is currently a director of Wesleyan University, Red Cross Greater New York and University of Detroit Jesuit High School. Mr. Rhea’s significant experience in the real estate industry, including in development and regulation and his prior senior positions at real estate companies and regulatory bodies, including as Chairman and CEO of the New York City Housing Authority, and other companies provide the Combined Company’s board of directors with valuable experience and insight.

Janice L. Sears will serve as a director of the Combined Company. Ms. Sears joined the INVH Board in January 2017. Ms. Sears serves as a Director and Audit Committee Chair of Essex Property Trust Inc., a fully integrated REIT, and as the Board Chair of The Swig Company, a corporate owner of office properties nationwide. Previously, Ms. Sears served as a Director and as the Audit Committee Chair of BioMed Realty Trust, Inc. and held the position of Managing Director, Western Region Head in the Real Estate, Gaming & Lodging Investment Banking Group at Banc of America Securities. She was concurrently the San Francisco Market President for Bank of America. Prior to 1999, Ms. Sears was Head of Client Management for Bank of America’s Commercial Real Estate Group in California, where she oversaw client relationships with REITs, homebuilders and opportunity funds. Prior to 1988, Ms. Sears was a Real Estate Economist at both Chemical Bank and Citicorp in New York. Her professional activities have included the NAREIT, ULI and the National Association of Corporate Directors. Ms. Sears is the Past President and Past Treasurer of the San Francisco Chapter of the National Charity League and most recently sat on the boards of the San Francisco Chamber of Commerce, the San Francisco Economic Development Council and Leadership San Francisco. She acts as an advisor to the Audit Committee of the education non-profit San Francisco Art Institute. Ms. Sears’ knowledge of capital markets and accounting methods and principles, as well as her extensive financial background and experience working in the commercial real estate and REIT industry provide the Combined Company’s board of directors with valuable experience and insight.

William J. Stein will serve as a director of the Combined Company. Mr. Stein has served on the boards of directors of IH Holding Entities since October 2012 and joined the INVH Board in January 2017. Mr. Stein has been a senior managing director of Blackstone since January 2006 and serves as global co-head of asset management in Blackstone’s real estate group. Since joining Blackstone in 1997, Mr. Stein has been involved in the direct asset management and asset management oversight of Blackstone’s global real estate assets. Mr. Stein also serves as a director of Nevada Property 1 LLC (The Cosmopolitan of Las Vegas), where he serves on the audit committee. He previously served as a board member of Hilton Worldwide Holdings Inc., Extended Stay America, Inc., La Quinta Holdings Inc. and Brixmor Property Group Inc. Before joining Blackstone, Mr. Stein was a Vice President at Heitman Real Estate Advisors and JMB Realty Corp. Mr. Stein’s tenure with Blackstone involving the direct asset management oversight of Blackstone’s global real estate assets, extensive financial background and experience as an asset manager focusing on real estate investments provide the Combined Company’s board of directors with valuable experience and insight.

Barry S. Sternlicht will serve as a director of the Combined Company. Mr. Sternlicht has served as one of the two Co-Chairmen of the SFR Board since January 2016. From 2012 until January 2016, he served as the chairman of the board of trustees of Starwood Waypoint Residential Trust. Mr. Sternlicht has been the president and chief executive officer of Starwood Capital since its formation in 1991. Over the past 26 years, Mr. Sternlicht has structured investment transactions with an asset value of more than $84 billion. He was the Chairman of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood Hotels”), a NYSE-listed company, from September 1997 to May 2005 and the chief executive officer of Starwood Hotels from January 1999 to October 2004. He has been the chairman of the board of directors and the chief executive officer of Starwood Property Trust since its inception in 2009. Since January 2013, Mr. Sternlicht has served as chairman of the board of TRI Pointe Homes, a position he resigned on March 27, 2017. Mr. Sternlicht is the Chairman of the Board of Baccarat, S.A. He also serves on the Board of Directors of The Estée Lauder Companies, Inc. (NYSE: EL). From 2012 to 2014, Mr. Sternlicht served as a director of Restoration Hardware Holdings, Inc. (NYSE: RH). Mr. Sternlicht is a former Trustee of Brown University on whose Board he served for 12 years. He is also on the boards of The Robin Hood Foundation, the Real Estate Roundtable, the Dreamland Film & Performing Arts Center and the Executive Advisory Board of Americans for the Arts. Mr. Sternlicht is a member of the U.S. Olympic and Paralympic Foundation Trustee Council, the World Presidents Organization and the Urban Land Institute. Mr. Sternlicht’s extensive experience in both the real estate markets and as a senior executive and director of other publicly traded corporations enables him to provide the Combined Company’s board of directors with leadership and financial expertise as well as insight into the current status of the global financial markets.

Biographical Summaries of Executive Officers

The following individuals will serve as executive officers of the Combined Company:

Ernest M. Freedman will serve as the Executive Vice President and Chief Financial Officer of the Combined Company. Mr. Freedman has served as INVH’s Executive Vice President and Chief Financial Officer since October 2015. Mr. Freedman previously served as Executive Vice President and Chief Financial Officer of Apartment Investment and Management Company (“Aimco”) from 2009 to 2015. Mr. Freedman joined Aimco in 2007 as Senior Vice President of Financial Planning and Analysis and served as Senior Vice President of Finance from February 2009 to November 2009, where he was responsible for financial planning, tax, accounting and related areas. From 2004 to 2007, Mr. Freedman served as Chief Financial Officer of HEI Hotels and Resorts. From 2000 to 2004, Mr. Freedman was at GE Real Estate in a number of capacities, including operations controller and finance manager for investments and acquisitions. From 1993 to 2000, Mr. Freedman was with Ernst & Young, LLP, including one year as a senior manager in the real estate practice. Mr. Freedman is a certified public accountant.

Dallas B. Tanner will serve as the Executive Vice President and Chief Investment Officer of the Combined Company. Mr. Tanner was a founding member of INVH’s business and has served as INVH’s Executive Vice President and Chief Investment Officer and on the INVH Board since April 2012. Mr. Tanner stepped down from the INVH Board following completion of the INVH IPO. He has over 15 years of real estate experience through the establishment of numerous real estate platforms prior to INVH. In 2005, he founded Treehouse Group, for which he privately sourced funds for platform investments, including single-family homes, multifamily properties, manufactured housing, residential land, bridge financing and property management. In addition, Mr. Tanner was a partner in a successful acquisition of First Scottsdale Bank of Arizona. He continues to represent Treehouse Group’s interest in Pathfinder Ventures, a Southwest-focused commercial real estate fund established in 2011. Mr. Tanner served on the Maricopa County Flood Control board in Phoenix, Arizona and on the advisory board of First Scottsdale Bank. He is actively involved in American Indian Services and served as a missionary in the Netherlands and Belgium.

Charles D. Young will serve as the Executive Vice President and Chief Operations Officer of the Combined Company. Mr. Young has been SFR’s Chief Operating Officer since March 2015. He was also the senior vice president–west division of SWAY Management LLC, SFR’s previous external manager, until the closing of the internalization of SWAY Management LLC. He has also served as regional vice president, eastern region of Waypoint Real Estate Group HoldCo, LLC (the “Waypoint Manager”) since February 2013. He joined the Waypoint Manager as regional director for Chicago in 2012. Mr. Young brings 20 years of real estate development, investment and management experience to his role. Prior to joining the Waypoint Manager, Mr. Young was executive vice president at Mesa Development from 2003 to 2012, a national real estate developer, investor and service provider with a focus on complex mixed-use residential opportunities. Before Mesa, Mr. Young worked for Goldman, Sachs & Co. in their Real Estate Principal Investment Area (Whitehall) and Goldman’s Investment Banking Division, in mergers and acquisitions. Mr. Young also created and managed two entrepreneurial ventures. He co-founded and was a managing director of The Kaleidoscope Group, L.L.C., a strategic diversity and management consulting firm, and he managed K.G. Holdings, LLC, a real estate holding and management firm. Before starting his career in real estate and investment banking, Mr. Young spent several years as a professional football player in the National Football League and the World Football league. He is an independent board member of Federal Home Bank of Chicago and a management board member of Stanford Graduate School of Business.

Arik Prawer will serve as the Executive Vice President and Chief Integration Officer of the Combined Company. Mr. Prawer has been SFR’s Chief Financial Officer since January 2016. Mr. Prawer was at CAH since its inception in March 2012 and served as co-president from March 2015 and chief financial officer since December 2012 until the closing of the internalization of SWAY Management LLC, SFR’s previous external manager, and SFR’s merger with CAH. Mr. Prawer was responsible for all of CAH’s financial, capital raising and treasury functions. Prior to being appointed chief financial officer of CAH, Mr. Prawer devoted his efforts to acquisitions, developing third-party affiliate partner relationships and capital markets activities. Prior to joining CAH in 2012, Mr. Prawer spent 12 years at Credit Suisse Securities, LLC where he led the West Coast Real Estate investment banking practice focusing on capital formation and mergers and acquisitions for public and private real estate companies. Mr. Prawer also has nine years of private equity and corporate experience in the real estate and energy sectors.

Mark A. Solls will serve as the Executive Vice President and Chief Legal Officer of the Combined Company. Mr. Solls has served as INVH’s Executive Vice President and Chief Legal Officer since August 2015. Mr. Solls previously served as Senior Vice President and General Counsel of DentalOne Partners, Inc., a dental service management organization, from August 2012 to July 2015. From April 2011 to July 2012, Mr. Solls served as a Legal Consultant to Susan G. Komen for the Cure Breast Cancer Foundation. Mr. Solls served as Executive Vice President and General Counsel of Concentra Inc., a healthcare management company, from August 2006 to January 2011. From September 2002 to May 2006, Mr. Solls served as Executive Vice President and General Counsel for Wyndham International, Inc., a leading hotel company. From 1998 to 2002, Mr. Solls served as Vice President and General Counsel of DalTile International Inc., a leading manufacturer and distributor of ceramic tile.

DESCRIPTION OF INVH CAPITAL STOCK

The following summary of the terms of INVH Common Stock is a summary and is qualified in its entirety by reference to the INVH charter and bylaws and the MGCL. See “Where You Can Find More Information and Incorporation by Reference.”

General

The INVH charter authorizes INVH to issue up to 9,000,000,000 shares of INVH Common Stock and up to 900,000,000 shares of preferred stock, $0.01 par value per share. The INVH charter authorizes a majority of the INVH Board, without stockholder approval, to amend the INVH charter to increase or decrease the aggregate number of shares of stock that INVH is authorized to issue or the number of authorized shares of any class or series. Under Maryland law, a stockholder generally is not liable for a corporation’s debts or obligations solely as a result of the stockholder’s status as a stockholder.

Common Stock

Common Stock

Subject to the restrictions on ownership and transfer of INVH stock discussed below under the caption “—Restrictions on Ownership and Transfer” and the voting rights of holders of outstanding shares of any other class or series of INVH stock, holders of INVH Common Stock are entitled to vote on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of INVH Common Stock do not have cumulative voting rights in the election of directors.

Holders of INVH Common Stock are entitled to receive dividends and other distributions as and when authorized by the INVH Board and declared by INVH out of assets legally available for the payment of dividends and other distributions. Upon INVH’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of outstanding shares of any other class or series of INVH stock having liquidation preferences senior to those of the INVH common stockholders, if any, the holders of INVH Common Stock will be entitled to receive pro rata INVH’s remaining assets available for distribution. Holders of INVH Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to the INVH Common Stock. Holders of INVH Common Stock generally have no appraisal rights. All shares of INVH Common Stock that will be outstanding at the time of the completion of the Mergers will be fully paid and nonassessable and have equal dividend and liquidation rights. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of INVH Common Stock are subject to those of the holders of any shares of INVH preferred stock or any other class or series of stock INVH may authorize and issue in the future.

Voting Rights

Under Maryland law, a Maryland corporation generally cannot amend its charter, consolidate, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. As permitted by Maryland law, the INVH charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, although, for so long as the Stockholders Agreement remains in effect, certain amendments to the INVH charter inconsistent with the rights of the INVH Majority Stockholders under the Stockholders Agreement or the INVH charter or bylaws also require the INVH Majority Stockholders’ consent. See “—Certain Provisions of Maryland Law and of INVH’s Charter and Bylaws.” In addition, because many of INVH’s operating assets may be held by subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of INVH stockholders.

Power to Reclassify and Issue Stock

The INVH Board may, without any action by the holders of INVH Common Stock, classify and reclassify any unissued shares of INVH stock into other classes or series of stock, including one or more classes or series of stock that have priority over INVH Common Stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the holders of INVH Common Stock, and authorize INVH to issue the newly-classified shares. Before authorizing the issuance of shares of any new class or series, the INVH Board must set, subject to the provisions in the INVH charter relating to the restrictions on ownership and transfer of shares of INVH stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series of stock. These actions may be taken without the approval of holders of INVH Common Stock unless such approval is required by applicable law, the terms of any other class or series of INVH stock or the rules of any stock exchange or automated quotation system on which any of INVH stock is listed or traded.

Restrictions on Ownership and Transfer

In order for INVH to qualify as a REIT for U.S. federal income tax purposes, the INVH stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of INVH stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

The INVH charter contains restrictions on the ownership and transfer of INVH stock. Subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of outstanding INVH Common Stock or 9.8% in value of INVH outstanding stock. These restrictions are referred to, collectively, as the “ownership limit.” The INVH Board granted an exemption from the ownership limit to the INVH Majority Stockholders and their affiliates.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of outstanding INVH Common Stock or 9.8% of INVH outstanding stock, or the acquisition of an interest in an entity that owns INVH stock, could, nevertheless, cause the acquiror or another individual or entity to own INVH stock in excess of the ownership limit.

The INVH Board may, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, waive the ownership limit and may establish or increase a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would (or, in the sole judgment of the INVH Board, could) not result in INVH being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT or would (or, in the sole judgment of the INVH Board, could) not result in INVH failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code. As a condition of granting a waiver of the ownership limit or creating an excepted holder limit, the INVH Board may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to the INVH Board as it may deem necessary or advisable to determine or ensure INVH’s status as a REIT and may impose such other conditions or restrictions as it deems appropriate.

In connection with granting a waiver of the ownership limit or creating or modifying an excepted holder limit, or at any other time, the INVH Board may increase or decrease the ownership limit unless, after giving effect to any increased or decreased ownership limit, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in value of the shares of INVH stock then outstanding or INVH would otherwise fail to qualify as a REIT. A decreased ownership limit will not apply to any person or entity whose percentage of ownership of INVH stock is in excess of the decreased ownership limit until the person or entity’s ownership of INVH stock equals or falls below the decreased ownership limit, but any further acquisition of INVH stock will be subject to the decreased ownership limit.

The INVH charter also prohibits:

•	any person from beneficially or constructively owning shares of INVH stock that would (or, in the sole judgment of the INVH Board, could) result in INVH being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause INVH to fail to qualify as a REIT, including such ownership that would (or, in the sole judgment of the INVH Board, could) result in INVH owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by INVH from such tenant would (or, in the sole judgment of the INVH Board, could) cause INVH to fail to satisfy any of the gross income requirements of Section 856(c) of the Code;

•	any person from transferring shares of INVH stock if the transfer would (or, in the sole judgment of the INVH Board, could) result in shares of INVH stock being beneficially owned by fewer than 100 persons; and

•	any person from beneficially owning shares of INVH stock to the extent such ownership would (or, in the sole judgment of the INVH Board, could) result in INVH failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

The INVH charter provides that any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of INVH stock that will or may violate the ownership limit or any of the other restrictions on ownership and transfer of INVH stock, and any person who is the intended transferee of shares of INVH stock that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, will be required to give immediate written notice to INVH of such an event or, in the case of a proposed or attempted transfer, give at least 15 days’ prior written notice to INVH and provide INVH with such other information as INVH may request in order to determine the effect of the transfer on INVH’s status as a REIT. The provisions of the INVH charter that relate to the restrictions on ownership and transfer of INVH’s stock will not apply if the INVH Board determines in its sole and absolute discretion that it is no longer in INVH’s best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance is no longer required in order for INVH to qualify as a REIT.

The INVH charter provides that any attempted transfer of INVH stock that, if effective, would result in INVH stock being beneficially owned by fewer than 100 persons will be null and void, and the intended transferee shall acquire no rights in such shares. The INVH charter provides that any attempted transfer of INVH stock that, if effective, would (or, in the sole judgment of the INVH Board, could) result in a violation of the ownership limit (or other limit established by the INVH charter or the INVH Board), INVH being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or INVH otherwise failing to qualify as a REIT (including such ownership that would (or, in the sole judgment of the INVH Board, could) result in INVH owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by INVH from such tenant would (or, in the sole judgment of the INVH Board, could) cause INVH to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) or as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code will cause the number of shares causing the violation (rounded up to the nearest whole share) to be transferred automatically to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of INVH stock, then the attempted transfer that, if effective, would (or, in the sole judgment of the INVH Board, could) have resulted in a violation of the ownership limit (or other limit established by the INVH charter or the INVH Board), INVH being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or INVH otherwise failing to qualify as a REIT (including such ownership that would (or, in the sole judgment of the INVH Board, could) result in INVH owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by INVH from such tenant would (or, in the sole judgment of the INVH Board, could) cause INVH to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) or as a “domestically controlled qualified investment entity” will be null and void.

Shares of INVH stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of INVH stock held in the trust and will have no rights to dividends and no rights to vote or other rights attributable to the shares of INVH stock held in the trust. The INVH charter provides that the trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid before INVH discovers that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a proposed transferee before INVH’s discovery that the shares have been transferred to the trust and to recast the vote in the sole and absolute discretion of the trustee. However, if INVH has already taken irreversible corporate action, then the trustee may not rescind or recast the vote.

Within 20 days of receiving notice from INVH of a transfer of shares to the trust, the trustee must sell the shares to a person that would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of INVH’s stock in the INVH charter. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the proposed transferee an amount equal to the lesser of:

•	the price paid by the proposed transferee for the shares or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price (i.e., in the case of a devise or gift), the market price on the last trading day before the day of the event that resulted in the transfer of such shares to the trust; and

•	the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares.

The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and distributions which have been paid to the proposed transferee and are owed by the proposed transferee to the trust pursuant to the terms of the INVH charter. The trustee must distribute any remaining funds held by the trust with respect to the shares to the charitable beneficiary. If the shares are sold by the proposed transferee before INVH discovers that they have been transferred to the trust, the shares will be deemed to have been sold on behalf of the trust and the proposed transferee must pay to the trustee, upon demand, the amount, if any, that the proposed transferee received in excess of the amount that the proposed transferee would have received had the shares been sold by the trustee.

Shares of INVH stock held in the trust will be deemed to be offered for sale to INVH, or INVH’s designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price (i.e., in the case of a devise or gift), the market price on the last trading day before the day of the event that resulted in the transfer of such shares to the trust; and

•	the market price on the date INVH accepts, or INVH’s designee accepts, such offer.

INVH may accept the offer until the trustee has otherwise sold the shares of INVH stock held in the trust. Upon a sale to INVH, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary. INVH may reduce the amount payable to the proposed transferee by the amount of dividends and distributions which have been paid to the proposed transferee and are owed by the proposed transferee to the trust pursuant to the terms of the INVH charter.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of INVH stock, within 30 days after the end of each taxable year, must give INVH written notice stating the person’s name and address, the number of shares of each class and series of INVH stock that the person beneficially owns and a description of the manner in which the shares are held; provided, that a stockholder of record who holds outstanding shares of INVH stock as nominee for another person, which other person is required to include in gross income the dividends or distributions received on such shares (an “Actual Owner”), shall give written notice to INVH stating the name and address of such Actual Owner and the number of shares of INVH stock of such Actual Owner with respect to which the stockholder of record is the nominee. Each such owner also must promptly provide INVH with any additional information that INVH requests in order to determine the effect, if any, of the person’s beneficial ownership on INVH’s status as a REIT and to ensure compliance with the ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of INVH stock and any person or entity (including the stockholder of record) who is holding shares of INVH stock for a beneficial owner or constructive owner must, on request, disclose to INVH in writing such information as INVH may request in order to determine INVH’s status as a REIT or to comply, or determine INVH’s compliance, with the requirements of any governmental or taxing authority.

If the INVH Board authorizes any of INVH’s shares to be represented by certificates, the certificates will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of INVH stock could delay, defer or prevent a transaction or a change of control of INVH that might involve a premium price for INVH Common Stock or otherwise be in the best interests of INVH stockholders.

Certain Provisions of Maryland Law and of INVH’s Charter and Bylaws

The following summary of certain provisions of Maryland law and of INVH’s charter and bylaws is a summary and is qualified in its entirety by reference to INVH’s charter and bylaws and by the MGCL. See “Where You Can Find More Information and Incorporation by Reference.”

Election and Removal of Directors

The INVH charter and bylaws provide that the number of INVH directors may be established only by the INVH Board but may not be more than 15 or fewer than the minimum number permitted by the MGCL, which is one. As provided in the Stockholders Agreement, dated as of January 31, 2017 (the “Original Stockholders Agreement”), by and among INVH and the stockholders listed therein, for so long as the Original Stockholders Agreement remains in effect, any action by the INVH Board to increase or decrease the size of the INVH Board requires the consent of the INVH Majority Stockholders. The Stockholders Agreement retains this requirement. For so long as the Original Stockholders Agreement remains in effect, the INVH bylaws require that, in order for an individual to qualify to be nominated or to serve as a director of INVH, the individual must have been nominated and elected in accordance with the Original Stockholders Agreement, including the requirement that INVH must nominate a certain number of INVH Majority Designees. The Stockholders Agreement retains this provision. There is no cumulative voting in the election of directors, and directors are elected by a plurality of the votes cast in the election of directors.

The INVH charter provides that any vacancy on the INVH Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum of the INVH Board.

The INVH charter provides that a director may be removed with or without cause by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast generally in the election of directors, except that, for so long as the Original Stockholders Agreement remains in effect, the removal of an INVH Majority Designee requires the consent of the INVH Majority Stockholders and the consent of the INVH Majority Stockholders will also be required for any amendment to the INVH charter to amend this consent requirement.

Amendment to Charter and Bylaws

Except as described below and as provided in the MGCL, amendments to the INVH charter must be advised by the INVH Board and approved by the affirmative vote of INVH’s stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. The INVH bylaws may be amended by the INVH Board or by the affirmative vote of INVH stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter by stockholders entitled to vote generally in the election of directors. Certain amendments to the provisions of the INVH charter, as described in this section, require the consent of the INVH Majority Stockholders. In addition, the provisions of the INVH bylaws prohibiting the INVH Board from (i) revoking, altering or amending its resolution exempting any business combination from the “business combination” provisions of the MGCL or (ii) amending the INVH bylaw provision exempting any acquisition of INVH stock by any person from the “control share” provisions of the MGCL, in each case, requires the approval of the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Under the Original Stockholders Agreement, as amended and restated by the Stockholders Agreement, amendments to certain provisions of INVH’s bylaws require the consent of the INVH Majority Stockholders.

Business Combinations

Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period immediately before the date in question, was the beneficial owner of 10% or more of the voting power of the corporation’s then outstanding voting stock.

A person is not an interested stockholder under the MGCL if the corporation’s board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and the interested stockholder generally must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, INVH Board adopted a resolution exempting any transactions between INVH and any other person. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations involving INVH. The INVH bylaws provide that this resolution or any other resolution of the INVH Board exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and the INVH Board may only adopt any resolution inconsistent with this resolution, with the affirmative vote of a majority of the votes cast on the matter by INVH stockholders entitled to vote generally in the election of directors. In the event that the INVH Board amends or revokes this resolution, business combinations between INVH and an interested stockholder or an affiliate of an interested stockholder that are not exempted by the INVH Board would be subject to the five-year prohibition and the super-majority vote requirements.

Control Share Acquisitions

The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third of all voting power;

•	one-third or more but less than a majority of all voting power; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if the corporation holds a meeting of stockholders at which the voting rights of the shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The INVH bylaws contain a provision exempting any acquisition of INVH stock by any person from the foregoing provisions on control shares, and the INVH Board is not be permitted to amend this provision of the INVH bylaws without the affirmative vote of a majority of the votes cast on the matter by the INVH stockholders entitled to vote generally in the election of directors. In the event that the INVH bylaws are amended to modify or eliminate this provision, acquisitions of INVH Common Stock may constitute a control share acquisition.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:

•	a classified board;

•	a two-thirds vote of outstanding shares to remove a director;

•	a requirement that the number of directors be fixed only by vote of the board of directors;

•	a requirement that a vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors and that such director filling the vacancy serve for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is duly elected and qualifies; and

•	a provision that a special meeting of stockholders must be called upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

INVH, in the INVH charter, elected to be subject to the provision of Subtitle 8 that provides that vacancies on the INVH Board may be filled only by the remaining directors. INVH will not elect to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit INVH to classify the INVH Board or increase the vote required to remove a director, without stockholder approval. Moreover, the INVH charter provides that, without the affirmative vote of a majority of the votes cast on the matter by the INVH stockholders entitled to vote generally in the election of directors, INVH may not elect to be subject to any of these additional provisions of Subtitle 8. INVH does not have a classified board and, subject to the right of the INVH Majority Stockholders to consent to the removal of any INVH Majority Designee, a director may be removed with or without cause by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors.

Through provisions in the INVH charter and bylaws unrelated to Subtitle 8, INVH (1) vests in the INVH Board the exclusive power to fix the number of directors, subject to the INVH Majority Stockholders’ right under the Original Stockholders Agreement (which INVH Majority Stockholders’ right is retained in the Stockholders Agreement) to consent to any change in the number of directors (subject to the rights of any class or series of preferred stock), and (2) requires the request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting to call a special meeting (unless the special meeting is called either by the INVH Board, the chairman of the INVH Board or INVH’s president, chief executive officer or secretary or at the request of the INVH Majority Stockholders as described below under the caption “—Special Meetings of Stockholders”).

Special Meetings of Stockholders

The INVH Board, the chairman of the INVH Board or INVH’s president, chief executive officer or secretary may call a special meeting of stockholders. The INVH charter and bylaws provide that a special meeting of INVH stockholders to act on any matter that may properly be considered at a meeting of INVH stockholders must also be called by the INVH secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by the INVH bylaws, or, for so long as the INVH Majority Stockholders and their affiliates together continue to beneficially own at least 35% of the shares of INVH Common Stock entitled to vote generally in the election of directors, the INVH Majority Stockholders, and, for so long as the Original Stockholders Agreement remains in effect, a special meeting to act on the removal of one or more INVH Majority Designees must be called by the INVH secretary upon written request by the INVH Majority Stockholders. The Stockholders Agreement retains this requirement.

Stockholder Action by Written Consent

The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given by all stockholders entitled to vote on the matter. The INVH charter authorizes and the INVH bylaws provide that stockholder action may be taken without a meeting if a consent, setting forth the action so taken, is given by the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of INVH stock entitled to vote thereon were present and voted. All stockholders not consenting to an action taken without a meeting must receive notice of the action within 10 days of the effective date of the action.

Competing Interests and Activities of INVH’s Non-Employee Directors

The INVH charter, to the maximum extent permitted from time to time by Maryland law, renounces any interest or expectancy that INVH has in, or any right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to or developed by INVH’s directors or their affiliates, other than business opportunities presented to or developed by those directors who are employed by INVH or INVH’s subsidiaries, unless the business opportunity is expressly offered or made known to such person in his or her capacity as a director.

The INVH charter provides that, to the maximum extent permitted from time to time by Maryland law, none of the INVH Majority Stockholders or any of their affiliates, or any director who is not employed by INVH or any of his, her or its affiliates, has any duty to refrain from (1) engaging in similar lines of business in which INVH or INVH’s affiliates now engage or propose to engage or (2) otherwise competing with INVH or INVH’s affiliates, and the INVH Majority Stockholders and each of INVH’s non-employee directors (including those designated by the INVH Majority Stockholders), and any of their respective affiliates, may (a) acquire, hold and dispose of shares of INVH stock or other equity interests, including INVH LP Units, for his, her or its own account or for the account of others, and exercise all of the rights of a stockholder of INVH or a limited partner of INVH LP, to the same extent and in the same manner as if he, she or it were not a director or stockholder of INVH, and (b) in his, her or its personal capacity, or in his or her capacity as a director, officer, trustee, stockholder, partner, member, equity owner, manager, advisor or employee of any other person, have business interests and engage, directly or indirectly, in business activities that are similar to INVH or compete with INVH, that INVH could seize and develop or that include the acquisition, syndication, holding, management, development, operation or disposition of interests in mortgages, real property or persons engaged in the real estate business. In addition, the INVH charter provides that, to the maximum extent permitted from time to time by Maryland law, in the event that the INVH Majority Stockholders, any non-employee director or any of their respective affiliates acquires knowledge of a potential transaction or other business opportunity, no such person has any duty to communicate or offer such transaction or business opportunity to INVH or any INVH’s affiliates and such person may take any such opportunity for himself, herself or itself or offer it to another person or entity unless the business opportunity is expressly offered to such person in his or her capacity as an INVH director. Furthermore, the INVH charter contains a provision intended to eliminate the liability of the INVH Majority Stockholders, any director who is not employed by INVH or any of their affiliates to INVH or INVH’s stockholders for money damages in connection with any benefit received, directly or indirectly, from any transaction or business opportunity that INVH has renounced in the INVH charter or otherwise and permit INVH’s directors and officers to be indemnified and advanced expenses, notwithstanding his, her or its receipt, directly or indirectly, of a personal benefit from any such transaction or opportunity. The INVH charter provides that, for so long as the Stockholders Agreement remains in effect, this provision of the charter may not be amended without the consent of the INVH Majority Stockholders.

Advance Notice of Director Nomination and New Business

The INVH bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to the notice of the meeting, (2) by or at the direction of the INVH Board or (3) by any stockholder who was a stockholder of record at the record date set by the INVH Board for the purposes of determining stockholders entitled to vote at the annual meeting, at the time of provision of notice and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of the INVH bylaws. Stockholders generally must provide notice to INVH’s secretary not earlier than the 150th day or later than 5:00 p.m., Eastern Time, on the 120th day before the first anniversary of the date of INVH’s proxy statement for the preceding year’s annual meeting provided, that for notice of any nomination or other business to be properly brought before the first annual meeting of INVH’s stockholders, to be timely, a stockholder’s notice shall set forth all information required by, and be delivered in accordance with, the INVH bylaws, with the period to be calculated as though the date of the proxy statement for the preceding year’s annual meeting had been April 1, and the date of such meeting had been June 1, of the preceding calendar year.

The INVH bylaws provide that only the business specified in the notice of the meeting may be brought before a special meeting of stockholders. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) by or at the direction of the INVH Board or (2) if the special meeting has been called in accordance with the INVH bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by the INVH Board for the purposes of determining stockholders entitled to vote at the special meeting, at the time of provision of notice and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of the INVH bylaws. Stockholders generally must provide notice to INVH’s secretary not earlier than the 120th day before such special meeting or later than 5:00 p.m., Eastern Time, on the later of the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of the INVH Board to be elected at the meeting.

A stockholder’s notice must contain certain information specified by the INVH bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in INVH.

Effect of Certain Provisions of Maryland Law and INVH’s Charter and Bylaws

The restrictions on ownership and transfer of INVH stock discussed under the caption “Description of INVH Capital Stock—Restrictions on Ownership and Transfer” prevent any person from acquiring more than 9.8% (in value or by number of shares, whichever is more restrictive) of outstanding INVH Common Stock or 9.8% in value of INVH outstanding stock without the approval of the INVH Board. These provisions, as well as the right of the INVH Majority Stockholders to designate certain individuals whom INVH must nominate for election as directors, may delay, defer or prevent a change in control of INVH. Further, a majority of the entire INVH Board (without any action by INVH’s stockholders) has the power to increase the aggregate number of authorized shares and classify and reclassify any unissued shares of INVH stock into other classes or series of stock, and to authorize INVH to issue the newly-classified shares, as discussed under the captions “Description of INVH Capital Stock—Common Stock” and “—Power to Reclassify and Issue Stock,” and could authorize the issuance of shares of INVH Common Stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of INVH. INVH believes that the power to increase the aggregate number of authorized shares and to classify or reclassify unissued shares of common or preferred stock, without approval of holders of INVH Common Stock, provides INVH with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

The INVH charter and bylaws also provide that the number of directors may be established only by the INVH Board (subject to the right of the INVH Majority Stockholders to consent to changes in the number of INVH’s directors pursuant to the Original Stockholders Agreement, and which right is retained in the Stockholders Agreement), which prevents INVH’s stockholders from increasing the number of INVH’s directors and filling any vacancies created by such increase with their own nominees. The provisions of the bylaws discussed above under the captions “—Special Meetings of Stockholders,” “—Stockholder Action by Written Consent” and “—Advance Notice of Director Nomination and New Business” require stockholders (other than the INVH Majority Stockholders, to the extent described above) seeking to call a special meeting, act by written consent, nominate an individual for election as a director or propose other business at an annual meeting to comply with certain notice and information requirements. INVH believes that these provisions will help to assure the continuity and stability of INVH’s business strategies and policies as determined by the INVH Board and promote good corporate governance by providing INVH with clear procedures for calling special meetings, acting by written consent, obtaining information about a stockholder proponent’s interest in INVH and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for INVH’s stockholders to remove incumbent directors or fill vacancies on the INVH Board with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for INVH Common Stock or otherwise be in the best interest of INVH’s stockholders.

Exclusive Forum

The INVH bylaws provide that, unless INVH consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on INVH’s behalf, (b) any action asserting a claim of breach of any duty owed by any of INVH’s directors, officers or other employees to INVH or to INVH’s stockholders, (c) any action asserting a claim against INVH or any of INVH’s directors, officers or other employees arising pursuant to any provision of the MGCL or INVH’s charter or bylaws or (d) any action asserting a claim against INVH or any of INVH’s directors, officers or other employees that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of INVH stock will be deemed to have notice of and consented to the provisions of the INVH charter and bylaws, including the exclusive forum provisions in the INVH bylaws.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits INVH to include a provision in its charter eliminating the liability of its directors and officers to INVH and INVH’s stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The INVH charter contains a provision that eliminates INVH’s directors’ and officers’ liability to INVH and INVH’s stockholders for money damages to the maximum extent permitted by Maryland law.

The MGCL requires INVH (unless the INVH charter were to provide otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party to, or witness in, by reason of his or her service in that capacity. The MGCL permits INVH to indemnify INVH’s present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party to, or witness in, by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The MGCL prohibits INVH from indemnifying a director or officer who has been adjudged liable in a suit by INVH or on INVH’s behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by INVH or on INVH’s behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits INVH to advance reasonable expenses to a director or officer upon INVH’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, the INVH charter authorizes INVH to indemnify any person who serves or has served, and the INVH bylaws obligate INVH to indemnify any individual who is made or threatened to be made a party to or witness in a proceeding by reason of his or her service:

•	as a director or officer of INVH; or

•	while a director or officer and at INVH’s request, as a director, officer, partner, manager, member or trustee of another corporation, REIT, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, in each case, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The INVH charter and bylaws also permit INVH, with the approval of the INVH Board, to indemnify and advance expenses to any individual who served any of INVH’s predecessors in any of the capacities described above and any employee or agent of INVH or any of INVH’s predecessors.

Indemnification Agreements

INVH entered into indemnification agreements with its directors and executive officers. These agreements require INVH to indemnify these individuals to the fullest extent permitted under Maryland law and INVH’s charter and bylaws against liabilities that may arise by reason of their service to INVH, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, INVH has been informed that, in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

COMPARISON OF RIGHTS OF INVH STOCKHOLDERS AND SFR SHAREHOLDERS

Both INVH and SFR are organized under Maryland law. The rights of INVH stockholders are governed by the MGCL, INVH’s charter and bylaws, and the Original Stockholders Agreement, which will be amended and restated as set forth in the Stockholders Agreement effective upon the Closing of the Mergers. The rights of SFR shareholders are governed by the Maryland REIT Law, SFR’s declaration of trust and bylaws, and certain provisions of the MGCL that are incorporated in the Maryland REIT Law. Upon the consummation of the REIT Merger, the rights of the former SFR shareholders who receive shares of INVH Common Stock will be governed by, and will be subject to, the MGCL, INVH’s charter and bylaws, and the Stockholders Agreement.

The following comparison is a summary of certain material differences as of the date of this joint proxy statement/information statement and prospectus between the rights of INVH stockholders and the rights of SFR shareholders under the governing documents of INVH and SFR and the above-described laws which govern INVH and SFR. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the MGCL, (ii) the Maryland REIT Law, (iii) INVH’s charter and bylaws, (iv) the Original Stockholders Agreement, as amended and restated by the Stockholders Agreement, and (v) SFR’s declaration of trust and bylaws.

As a general matter, the laws relating to entities governed by the MGCL and entities governed by the Maryland REIT Law are comparable, although there are some differences, and as a general matter the Maryland REIT Law grants fewer express statutory rights to shareholders and provides greater flexibility to the entity to establish rights, provisions and terms in the entity’s declaration of trust. Pursuant to SFR’s declaration of trust, SFR has elected to be subject to certain provisions of the MGCL.

This section does not include a complete description of all of the differences between the rights of INVH stockholders and SFR shareholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing documents of each of INVH and SFR, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person, including any beneficial owner of INVH Common Stock and SFR Common Shares to whom this joint proxy statement/information statement and prospectus is delivered, by following the instructions listed under “Where You Can Find More Information and Incorporation by Reference” in this joint proxy statement/information statement and prospectus.

	INVH	SFR
Corporate Governance

INVH is a Maryland corporation, incorporated pursuant to the MGCL, that has elected to be taxed as a REIT.

The rights of INVH’s stockholders are governed by the MGCL, INVH’s charter and bylaws and the Original Stockholders Agreement, which will be amended and restated as set forth in the Stockholders Agreement effective upon the Closing of the Mergers.

SFR is a Maryland real estate investment trust, formed pursuant to the Maryland REIT Law, that has elected to be taxed as a REIT.

The rights of SFR’s shareholders are governed by the Maryland REIT Law and SFR’s declaration of trust and bylaws and certain provisions of the MGCL that are incorporated in the Maryland REIT Law.

Authorized Capital Stock	INVH is authorized to issue 9,900,000,000 shares of stock, consisting of (i) 9,000,000,000 shares of common stock, $0.01 par value per share, and (ii) 900,000,000 shares of preferred stock, $0.01 par value per share.	SFR is authorized to issue 600,000,000 shares of beneficial interest, consisting of (i) 500,000,000 common shares of beneficial interest, $0.01 par value per share, and (ii) 100,000,000 preferred shares of beneficial interest, $0.01 par value per share.

	INVH	SFR
	As of September 18, 2017, there were 311,354,290 shares of INVH Common Stock outstanding. INVH has no shares of preferred stock outstanding.	As of September 18, 2017, there were 128,307,181 SFR Common Shares outstanding. SFR has no preferred shares outstanding.

Voting Rights

Subject to the transfer and ownership restrictions set forth in INVH’s charter and the provisions of any class or series of shares of stock then outstanding, (i) each share of INVH Common Stock entitles the holder thereof to one vote on all matters upon which the stockholders are entitled to vote, and (ii) the holders of INVH Common Stock possess all of the voting power of the capital stock of INVH and have the exclusive right to vote upon, authorize and approve any and all matters which may properly come before the stockholders.

INVH’s charter provides that, except as provided in INVH’s bylaws, notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, but subject to the provisions of INVH’s charter requiring Stockholder Consent (as defined in INVH’s charter), any such actions shall be effective and valid if declared advisable by the INVH Board and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Subject to the transfer and ownership restrictions set forth in SFR’s declaration of trust and the provisions of any class or series of shares then outstanding, each holder of SFR Common Shares is entitled to one vote per share on each matter presented to the shareholders.

Subject to the provisions of any class or series of shares then outstanding, the shareholders are entitled to vote only on the following matters: (i) election and removal of trustees; (ii) certain amendments of SFR’s declaration of trust; (iii) termination of SFR; (iv) merger or consolidation of SFR, or the sale or disposition of substantially all of the assets of SFR; and (v) such other matters with respect to which the SFR Board has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Except with respect to the matters described in clauses (i) through (v) above, no action taken by the shareholders at any meeting shall in any way bind the SFR Board. The shareholders shall also be entitled to vote on any matter properly brought before a meeting of shareholders pursuant to SFR’s bylaws.

SFR’s declaration of trust provides that the submission of any action of SFR to the shareholders for their consideration must first be approved by the SFR Board.

SFR’s declaration of trust further provides that, except with respect to the removal of trustees, the termination of SFR and certain amendments to the declaration of trust (each of which must

	INVH	SFR
be approved by the affirmative vote of shareholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter), notwithstanding any provision of law permitting or requiring any action to be taken or authorized by a greater number of votes, any such action shall be effective and valid if advised by a majority of the entire SFR Board and taken or approved by the affirmative vote of shareholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Size of Board	The number of directors, which must be between one and fifteen, may be established, increased or decreased by the INVH Board. Currently, the INVH Board consists of 11 directors. As provided in the Original Stockholders Agreement, any action taken by the INVH Board to increase or decrease the size of the INVH Board requires the consent of the INVH Majority Stockholders. The Stockholders Agreement retains this requirement.	The number of trustees, which must be between one and fifteen, may be established, increased or decreased by the SFR Board. Currently, the SFR Board consists of nine trustees.

Election of Trustees and Directors

INVH’s bylaws provide that a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director.

INVH’s bylaws provide that, for so long as the Original Stockholders Agreement remains in effect, in order for an individual to be qualified to be nominated for election as a director, or to serve as a director, the nomination and election of such individual, when considered together with all other individuals nominated by the same person or body, must not cause INVH to violate, and must meet all other requirements specified in, the Original Stockholders Agreement. The Original Stockholders Agreement requires that individuals nominated for election as directors be nominated and elected in accordance with the Original

SFR’s bylaws provide that a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present is sufficient to elect a trustee.

	INVH	SFR
Stockholders Agreement, including the requirement that INVH must nominate a certain number of INVH Majority Designees, and the Stockholders Agreement retains these requirements. Furthermore, subject to the qualifications and limitations set forth in the Stockholders Agreement, and in accordance with the terms and conditions thereof, the INVH Majority Stockholders will have certain committee representation rights with respect to committees and/or subcommittees of the INVH Board and certain consent rights with respect to the adoption, amendment or other modification of qualifications of directors or members of committees and/or subcommittees of the INVH Board to be imposed upon an INVH Majority Designee.

Removal of Trustees and Directors

Subject to the rights of holders of shares of one or more classes or series of preferred stock to elect or remove one or more directors, any director or the entire INVH Board may be removed from office at any time, with or without cause, but only by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast generally in the election of directors.

INVH’s charter provides that, for so long as the Original Stockholders Agreement is in effect, the removal of an INVH Majority Designee will require the consent of the INVH Majority Stockholders and that the consent of the INVH Majority Stockholders will also be required to amend this consent requirement.

Subject to the rights of holders of one or more classes of preferred shares to elect or remove one or more trustees, any trustee may be removed at any time, but only for cause (as defined in SFR’s declaration of trust) and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees.

Filling Vacancies on Board	INVH’s charter provides that INVH has elected to be subject to Section 3-804(c) of the MGCL so that, except as may be provided by the INVH Board in setting the terms of any class or series of stock, any and all	Except as may be provided by the SFR Board in setting the terms of any class or series of preferred shares, SFR’s bylaws provide that any vacancy on the SFR Board may be filled only by a majority of the remaining trustees, even

	INVH	SFR

vacancies on the INVH Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum (or, if only one director remains, by the sole director), and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is elected and qualifies.

In the case of a vacancy on the INVH Board created by the removal or resignation of an INVH Majority Designee, the Original Stockholders Agreement requires INVH to nominate an individual designated by the INVH Majority Stockholders for election to fill the vacancy. The Stockholders Agreement retains this requirement.

if the remaining trustees do not constitute a quorum, or if no trustees remain, by a plurality of the votes cast by the shareholders at a meeting of the shareholders, and any individual elected to fill a vacancy on the SFR Board shall serve for the remainder of the full term of the trusteeship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Amendment of INVH’s Charter and SFR’s Declaration of Trust

Under the MGCL, a Maryland corporation generally cannot amend its charter unless declared advisable by the board of directors and approved by the affirmative vote of the stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of a charter amendment by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.

INVH’s charter provides that, except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the charter, and subject to such additional requirements as may be expressly set forth in the charter, any amendment to the charter will be valid only if declared advisable by the INVH Board and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

Under the Maryland REIT Law, a Maryland REIT generally cannot amend its declaration of trust unless declared advisable by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland REIT may provide in its declaration of trust for approval of an amendment to the declaration of trust by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.

SFR’s declaration of trust generally may be amended only if advised by the SFR Board and approved by the affirmative vote of shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter, except that an amendment to the provisions of the declaration of trust relating to the removal of trustees, the restrictions on transfer and ownership of shares, the termination of SFR and the section of

	INVH	SFR
Amendments to certain provisions of INVH’s charter require the consent of the INVH Majority Stockholders.

the declaration of trust relating to such amendments to the declaration of trust is valid only if advised by the SFR Board and approved by the affirmative vote of shareholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter.

The SFR Board may amend SFR’s declaration of trust from time to time without any action by the shareholders to, among other things, qualify SFR as a REIT under the Code or as a real estate investment trust under the Maryland REIT Law.

Amendment of Bylaws

INVH’s bylaws may be altered, amended or repealed, in whole or in part, and new bylaws may be adopted by the INVH Board, provided that any amendment to the provisions of the bylaws regarding the Maryland Control Share Acquisition Act and the Maryland Business Combination Act must also be approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors. In addition, the bylaws may be altered, amended or repealed, in whole or in part, and new bylaws may be adopted by the stockholders, without the approval of the INVH Board, by the affirmative vote of a majority of the votes entitled to be cast on the matter by stockholders entitled to vote generally in the election of directors.

Under the Original Stockholders Agreement, as amended and restated by the Stockholders Agreement, amendments to certain provisions of INVH’s bylaws require the consent of the INVH Majority Stockholders.

The SFR Board has the exclusive power to adopt, alter or repeal any provision of SFR’s bylaws and to make new bylaws.

Special Meetings of Shareholders / Stockholders	INVH’s bylaws provide that special meetings of the stockholders may be called by the chairman of the INVH Board, the chief executive officer, the president, the secretary and the INVH	SFR’s bylaws provide that special meetings of shareholders may be called only by (i) the Chairman of the SFR Board, (ii) any Chief Executive Officer, (iii) the President or (iv) one-third of the total authorized number of trustees.

	INVH	SFR

Board, and that a special meeting shall also be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting and who comply with the stockholder requested special meeting provisions set forth in the bylaws.

INVH’s charter provides that (i) for so long as the Original Stockholders Agreement, as amended and restated by the Stockholders Agreement, remains in effect, a special meeting of stockholders shall be called by INVH’s secretary for the purpose of removing an INVH Majority Designee upon the written request of the INVH Majority Stockholders, and (ii) for so long as certain stockholders and their affiliates and respective successors collectively beneficially own at least 35% of the outstanding shares of INVH Common Stock, a special meeting of stockholders shall be called by INVH’s secretary to act on any matter that may properly be considered at such a meeting upon the written request of the INVH Majority Stockholders. INVH’s bylaws contain a substantially similar provision.

Stockholder/Shareholder Consent in Lieu of Meeting

The MGCL generally provides that, unless the charter of a corporation authorizes stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given by all stockholders entitled to vote on the matter.

INVH’s charter authorizes and INVH’s bylaws provide that stockholder action may be taken without a meeting if a consent, setting forth the action is given, in writing or by electronic transmission, by stockholders entitled

Any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each shareholder entitled to vote on the matter and filed with the minutes of proceedings of the shareholders, or (b) if the action is advised, and submitted to the shareholders for approval, by the SFR Board, and a consent in writing or by electronic transmission of shareholders entitled to cast not less than the minimum number of votes that

	INVH	SFR

to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all stockholders entitled to vote thereon were present and voted is delivered to INVH in accordance with the MGCL and INVH’s bylaws.

INVH’s bylaws set forth certain written consent procedures and notice and information requirements. INVH’s bylaws further provide that, notwithstanding such consent procedures and notice and information requirements, for so long as the Stockholders Agreement (as defined in the bylaws) remains in effect the INVH Majority Stockholders shall not be subject to such written consent procedures and notice and information requirements with respect to any action by written or electronic consent initiated by such INVH Majority Stockholders.

would be necessary to authorize or take the action at a meeting of shareholders is delivered to SFR in accordance with the Maryland REIT Law.

Limits on Ownership and Transfer of Shares	INVH’s charter contains certain restrictions on the ownership and transfer of shares of INVH’s stock. No person, other than a person exempted from the Aggregate Stock Ownership Limit (which means 9.8% in value of the aggregate of the outstanding shares of INVH’s capital stock) or an excepted holder, may beneficially own or constructively own shares of INVH’s capital stock in excess of the Aggregate Stock Ownership Limit; no person, other than a person exempted from the Common Stock Ownership Limit (which means 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of INVH Common Stock) or an excepted holder, may beneficially own or constructively own shares of INVH Common Stock in excess of the Common Stock Ownership Limit; and no excepted holder may beneficially own or	SFR’s declaration of trust contains certain restrictions on the ownership and transfer of shares of beneficial interest of SFR, except with regard to any person exempted by the SFR Board, (i) no person, other than an excepted holder, may beneficially own or constructively own equity shares of SFR of any class or series in excess of the Share Ownership Limit (which means, with respect to any class or series of equity shares of SFR, 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of such class or series) applicable to such class or series of shares, and no excepted holder may beneficially own or constructively own equity shares of any class or series in excess of the excepted holder limit for such excepted holder; (ii) no person may beneficially own or constructively own equity shares of any class or series to the extent that such beneficial

	INVH	SFR
	constructively own shares of INVH’s capital stock in excess of the excepted holder limit for such excepted holder. In addition, no person may beneficially own or constructively own shares of INVH’s capital stock to the extent such ownership would result in INVH being “closely held” within the meaning of Section 856(h) of the Code or otherwise fail to qualify as a REIT, including such ownership that would (or, in the sole judgment of the INVH Board, could) result in INVH owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by INVH from such tenant would (or, in the sole judgment of the INVH Board, could) cause INVH to fail to satisfy any of the gross income requirements of Section 856(c) of the Code. Any transfer of shares of INVH capital stock that, if effective, would result in the INVH capital stock being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of capital stock. Moreover, no person may beneficially own or constructively own shares of capital stock to the extent such ownership would result in INVH failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 879(h) of the Code.	ownership or constructive ownership of equity shares would result in SFR being “closely held” within the meaning of Section 856(h) of the Code; (iii) any transfer of equity shares of any class or series that, if effective, would result in equity shares being beneficially owned by less than 100 persons (determined under the principles of Section 856(h) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such equity shares; and (iv) no person may beneficially own or constructively own equity shares of any class or series to the extent such beneficial ownership or constructive ownership would cause SFR to constructively own 10% or more of the ownership interests in a tenant (other than a taxable REIT subsidiary) of SFR’s real property within the meaning of Section 856(d)(2)(B) of the Code. Moreover, no person may beneficially own or constructively own equity shares of any class or series to the extent that such beneficial ownership or constructive ownership would otherwise cause SFR to fail to qualify as a REIT under the Code.

Limitation of Liability and Indemnification of Trustees or Directors and Officers

INVH’s charter provides that, to the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of INVH shall be liable to INVH or its stockholders for money damages.

INVH’s charter provides that INVH will have the power to obligate itself to, and INVH’s bylaws provide that INVH will, to the maximum extent permitted

SFR’s declaration of trust provides that, to the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no present or former shareholder, trustee or officer of SFR shall be liable to SFR or to any shareholder for money damages.

SFR’s declaration of trust provides that SFR will have the power to obligate itself to, and SFR’s bylaws provide that

	INVH	SFR
	by Maryland law in effect from time to time, indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of INVH or (b) any individual who, while a director or officer of INVH and at the request of INVH, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. In addition, INVH’s charter and bylaws provide that INVH has the power, with the approval of the INVH Board, to provide such indemnification and advancement of expenses to a person who served a predecessor of INVH in any of the capacities described in (a) or (b) above and to any employee or agent of INVH or a predecessor of INVH.	SFR will, to the maximum extent permitted by Maryland law in effect from time to time, indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former trustee or officer of SFR or (b) any individual who, while a trustee or officer of SFR and at the request of SFR, serves or has served as a trustee, director, officer, partner, member, manager, employee or agent of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. In addition, SFR’s declaration of trust and bylaws provide that SFR has the power, with the approval of the SFR Board, to provide such indemnification and advancement of expenses to a person who served a predecessor of SFR in any of the capacities described in (a) or (b) above and to any employee or agent of SFR or a predecessor of SFR.

Maryland Business Combination Act	As permitted by the MGCL, the INVH Board has adopted a resolution exempting INVH from the provisions of Subtitle 6 of Title 3 of the MGCL (the “Maryland Business Combination Act”) relating to business combinations with interested stockholders or affiliates of interested stockholders. INVH’s bylaws provide that the approval by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors will be required in order for the INVH Board to revoke, alter or amend such resolution or otherwise adopt any resolution that is inconsistent with the applicable section of the bylaws or with a prior resolution of the INVH Board that exempts any business	As permitted by the MGCL, the SFR Board has by resolution exempted business combinations between SFR and any person from the provisions of the Maryland Business Combination Act, provided that the business combination is first approved by the SFR Board (including a majority of trustees who are not affiliates or associates of such persons). However, the SFR Board may repeal or modify this resolution at any time.

	INVH	SFR
combination between INVH and any other person from the provisions of the Maryland Business Combination Act.

Subtitle 8 of Title 3 of the MGCL

Under Subtitle 8, a Maryland corporation or Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent directors/trustees may elect to be subject, by provision in its charter or declaration of trust, as applicable, or bylaws or by resolution of its board of directors/trustees, and notwithstanding any contrary provision in the charter or declaration of trust, as applicable, or bylaws, to any or all of five following provisions: (i) a classified board (Section 3-803 of the MGCL), (ii) a two-thirds vote requirement for removing a director/trustee (Section 3-804(a) of the MGCL), (iii) a requirement that the number of directors/trustees be fixed only by vote of the director/trustees (Section 3-804(b) of the MGCL), (iv) that any and all vacancies on the board of directors/trustees may be filled only by the remaining directors/trustees, even if the remaining directors/trustees do not constitute a quorum, and for the remainder of the full term of the class of directors/trustees in which the vacancy occurred (Section 3-804(c) of the MGCL) and (v) a majority requirement for the calling of a stockholder-requested special meeting of stockholders (Section 3-805 of the MGCL).

INVH’s charter provides that INVH has elected to be subject to Section 3-804(c) of the MGCL so that, except as may be provided by the INVH Board in setting the terms of any class or series of stock, any and all vacancies on the INVH Board may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy

SFR has not elected to be subject to any of the provisions of Subtitle 8.

Through provisions in SFR’s declaration of trust and bylaws unrelated to Subtitle 8, SFR already (i) requires the affirmative vote of at least two-thirds of the votes entitled to be cast by shareholders generally in the election of trustees in order to remove a trustee, (ii) vests in the SFR Board the exclusive power to fix the number of trustees, and (iii) provides that any vacancy on the SFR Board may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred. Moreover, SFR’s bylaws provide that special meetings of shareholders may be called only by the Chairman of the SFR Board, any Chief Executive Officer, the President or one-third of the total authorized number of trustees.

	INVH	SFR

occurred. INVH’s charter provides that INVH is prohibited from electing to be subject to the provisions of Sections 3-803, 3-804(a)-(b) or 3-805 of the MGCL, unless such election is approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Through provisions in INVH’s charter and bylaws unrelated to Subtitle 8, INVH already (i) vests in the INVH Board the exclusive power to fix the number of directors, subject to the INVH Majority Stockholders right under the Original Stockholders Agreement, as amended and restated as set forth in the Stockholders Agreement, to consent to any change in the number of directors (subject to the rights of any class or series of preferred stock), and (ii) requires the request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting to call a special meeting.

Maryland Control Share Acquisition Act	INVH’s bylaws provide that Subtitle 7 of Title 3 of the MGCL (the “Maryland Control Share Acquisition Act”) will not apply to any acquisition by any person of shares of stock of INVH, and that any amendment to such provision must be approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.	SFR’s bylaws provide that the Maryland Control Share Acquisition Act will not apply to any acquisition by any person of shares of SFR. The SFR Board has the exclusive power to alter such provision.

Distributions	Subject to certain exceptions, the MGCL provides that no distribution may be made by a Maryland corporation if, after giving effect to the distribution, the corporation would be unable to pay its indebtedness as the indebtedness becomes due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus, unless its charter permits otherwise, the amount	The Maryland REIT law contains no restrictions on the payment of distributions by a Maryland REIT.

	INVH	SFR
that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

REIT Qualification	INVH’s charter provides that the INVH Board must use reasonable efforts to take such actions as it may determine to be necessary or appropriate to preserve the status of INVH as a REIT for U.S. federal income tax purposes. INVH’s charter further provides that, if the INVH Board determines that it is no longer in the best interests of INVH to attempt to, or continue to, qualify as a REIT, the INVH Board may revoke or otherwise terminate INVH’s REIT election.	SFR’s declaration of trust provides that the SFR Board may revoke or otherwise terminate SFR’s REIT election if the SFR Board determines that it is no longer in the best interests of SFR to continue to be qualified as a REIT.

Corporate Opportunities

INVH’s charter, to the maximum extent permitted from time to time by Maryland law, renounces any interest or expectancy that INVH has in, or any right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to or developed by INVH’s directors or their affiliates, other than business opportunities presented to or developed by those directors who are employed by INVH or its subsidiaries, unless the business opportunity is expressly offered or made known to such person in his or her capacity as a director.

INVH’s charter provides that, to the maximum extent permitted from time to time by Maryland law, none of Blackstone or any of its affiliates, or any director who is not employed by INVH or any of his, her or its affiliates, will have any duty to refrain from (1) engaging in similar lines of business in which INVH or its affiliates now engage or propose to engage or (2) otherwise competing with INVH or its

SFR’s declaration of trust and bylaws do not contain any provisions relating to corporate opportunities. The SFR Code of Business Conduct and Ethics provide that SFR personnel and trustees owe a duty to SFR to advance its legitimate interests when the opportunity to do so arises, and SFR personnel and trustees may not take for themselves personally opportunities that are discovered through the use of SFR property, information or position or use SFR property, information or position for personal gain, nor may they compete with SFR in any manner if doing so would breach their fiduciary obligations to SFR. Further, the SFR Code of Ethics for Principal Executive Officers and Senior Financial Officers requires SFR’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, before participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interests, that they make full disclosure of all facts and circumstances to the chairman

INVH	SFR

affiliates, and Blackstone and each of INVH’s non-employee directors (including those designated by the INVH Majority Stockholders), and any of their respective affiliates, may (a) acquire, hold and dispose of shares of INVH’s stock or other equity interests, including operating partnership units, for his, her or its own account or for the account of others, and exercise all of the rights of a stockholder of INVH or a limited partner of INVH’s operating partnership, to the same extent and in the same manner as if he, she or it were not INVH’s director or stockholder, and (b) in his, her or its personal capacity, or in his or her capacity as a director, officer, trustee, stockholder, partner, member, equity owner, manager, advisor or employee of any other person, have business interests and engage, directly or indirectly, in business activities that are similar to those of INVH or compete with INVH, that INVH could seize and develop or that include the acquisition, syndication, holding, management, development, operation or disposition of interests in mortgages, real property or persons engaged in the real estate business.

In addition, INVH’s charter provides that, to the maximum extent permitted from time to time by Maryland law, in the event that Blackstone, any non-employee director or any of their respective affiliates acquires knowledge of a potential transaction or other business opportunity, no such person will have any duty to communicate or offer such transaction or business opportunity to INVH or any of its affiliates and such person may take any such opportunity for himself, herself or itself or offer it to another person or entity unless the business opportunity is expressly offered to such person in his or her capacity as a director of INVH. Furthermore, INVH’s charter contains a provision intended to eliminate the of the SFR Audit Committee and obtain the prior written approval of the Audit Committee.

	INVH	SFR
liability of Blackstone, any director who is not employed by INVH or any of their affiliates to INVH or its stockholders for money damages in connection with any benefit received, directly or indirectly, from any transaction or business opportunity that INVH has renounced in its charter or otherwise and permit INVH’s directors and officers to be indemnified and advanced expenses, notwithstanding his, her or its receipt, directly or indirectly, of a personal benefit from any such transaction or opportunity. INVH’s charter provides that this provision of the charter may not be amended without the consent of the INVH Majority Stockholders for so long as the Original Stockholders Agreement, as amended and restated by the Stockholders Agreement, is in effect.

Dissolution / Termination	Under the MGCL and the INVH charter, the dissolution of INVH must be advised by a majority of the entire INVH Board and approved by the stockholders by the affirmative vote of a majority of all of the votes entitled to be cast on the matter.	SFR’s declaration of trust provides that the termination of SFR must be approved by a majority of the entire SFR Board and by the affirmative vote of shareholders entitled to cast two-thirds of all of the votes entitled to be cast on the matter.

Stockholders Agreement / Shareholders Agreement	For more information regarding the Stockholders Agreement, which will become effective upon the Closing of the Mergers, see “Agreements Related to the Mergers—The Stockholders Agreement” in this joint proxy statement/information statement and prospectus.	No shareholders agreement among SFR and any of its shareholders is in effect.

MARKET PRICE AND DIVIDEND INFORMATION

The INVH Common Stock is listed on the NYSE, trading under the symbol “INVH.” The SFR Common Shares are listed on the NYSE, trading under the symbol “SFR.” The following table presents trading information for INVH Common Stock and SFR Common Shares on August 9, 2017, the last trading day before public announcement of the Mergers, and September 18, 2017, the latest practicable trading day before the date of this joint proxy statement/information statement and prospectus.

	INVH Common Stock			SFR Common Shares
Date	High	Low	Close	High	Low	Close
August 9, 2017	$21.10	$20.81	$20.99	$33.91	$33.52	$33.62
September 18, 2017	$22.90	$22.62	$22.69	$36.90	$36.50	$36.62

For illustrative purposes, the following table provides SFR equivalent per share information on each of the specified dates. SFR equivalent per share amounts are calculated by multiplying the per share price of INVH Common Stock by 1.6140, the Exchange Ratio, and rounded up or down to the nearest cent.

	INVH Common Stock			SFR Common Shares
Date	High	Low	Close	High	Low	Close
August 9, 2017	$21.10	$20.81	$20.99	$34.06	$33.59	$33.88
September 18, 2017	$22.90	$22.62	$22.69	$36.96	$36.51	$36.62

The following tables set forth the high and low prices of INVH Common Stock and SFR Common Shares as reported on the NYSE, and the quarterly cash dividends per share, for the calendar quarters indicated.

INVH

	High	Low	Dividend
2017
First Quarter (beginning February 1, 2017)	$22.15	$19.80	—
Second Quarter	$22.43	$21.01	$0.06
Third Quarter (through September 18, 2017)	$23.56	$20.76	$0.08

SFR

	High	Low	Dividend
2017
First Quarter	$34.51	$28.22	$0.22
Second Quarter	$35.76	$33.09	$0.22
Third Quarter (through September 18, 2017)	$37.94	$33.52	—

2016
First Quarter	$25.11	$19.54	$0.22
Second Quarter	$30.54	$24.22	$0.22
Third Quarter	$33.09	$28.64	$0.22
Fourth Quarter	$30.79	$26.74	$0.22

2015
First Quarter	$26.89	$23.82	$0.14
Second Quarter	$26.66	$23.41	$0.14
Third Quarter	$26.59	$22.62	$0.19
Fourth Quarter	$25.69	$21.38	$0.19

2014
First Quarter (beginning February 3, 2014)	$31.04	$25.85	—
Second Quarter	$28.81	$25.50	—
Third Quarter	$28.45	$25.18	$0.14
Fourth Quarter	$26.94	$23.92	$0.14

Because the Exchange Ratio will not be adjusted for changes in the market price of either INVH Common Stock or SFR Common Shares, the market value of the INVH Common Stock that holders of SFR Common Shares will have the right to receive on the date the Mergers are completed may vary significantly from the market value of the INVH Common Stock that holders of SFR Common Shares would receive if the Mergers were completed on the date of this joint proxy statement/information statement and prospectus. As a result, you should obtain recent market prices of INVH Common Stock and SFR Common Shares prior to voting your shares. See “Risk Factors—Risks Related to the Mergers” beginning on page 28.

UNAUDITED COMPARATIVE PER SHARE INFORMATION

The following table sets forth for the six months ended June 30, 2017 and for the year ended December 31, 2016, selected per share information for INVH Common Stock on a historical and pro forma combined basis and for SFR Common Shares on a historical and pro forma equivalent basis. Except for the historical net loss per common share and dividends declared per share as of and for the fiscal year ended December 31, 2016, the information in the table is unaudited. You should read the table below together with the historical consolidated financial statements and related notes thereto of INVH contained in the INVH 10-K and the INVH 10-Q attached as Annex D and Annex E, respectively, to this joint proxy statement/information statement and prospectus and the historical consolidated financial statements and related notes thereto of SFR contained in SFR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, which are incorporated by reference into this joint proxy statement/information statement and prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 221.

The SFR pro forma equivalent per common share amounts were calculated by multiplying the INVH pro forma amounts by the Exchange Ratio.

	INVH				SFR
	Historical		Pro Forma Combined Amounts(1)		Historical	Pro Forma Combined Amounts(2)
As of June 30, 2017
Net book value per common share (unaudited)	$11.74		$16.38		$25.66	$26.44

For the six months ended June 30, 2017 (unaudited)
Net loss per common share—basic and diluted	$(0.06)		$(0.07)		$(0.11)	$(0.11)
Dividends declared per share	$0.06		N/A	(3)	$0.44	N/A	(3)

For the year ended December 31, 2016
Net loss per common share—basic and diluted	N/A	(4)	$(0.32)		$(0.80)	$(0.52)
Dividends declared per share	N/A	(4)	N/A	(3)	$0.88	N/A	(3)

(1)	Represents per share of INVH Common Stock results based on pro forma number of shares outstanding after the REIT Merger of 519,372,360.
(2)	Represents pro forma equivalent per common share amounts calculated by multiplying the INVH pro forma amounts by the Exchange Ratio.
(3)	Pro forma dividends per common shares is not presented as the dividend policy for the Combined Company will be determined by the INVH Board following completion of the Mergers. It is anticipated that the initial per share quarterly dividend will be $0.11.
(4)	INVH completed the INVH IPO on February 6, 2017. Prior to that time, INVH conducted business through a series of entities which did not have a common capital structure upon which to compute historical earnings per share or upon which dividends were declared. Accordingly, such information is not reported.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF INVH

The following table sets forth information regarding the beneficial ownership of INVH Common Stock as of September 18, 2017 held by (1) each person known to INVH to beneficially own more than 5% of INVH’s outstanding INVH Common Stock, (2) each of INVH’s current directors and named executive officers and (3) all of INVH’s directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise noted, the address of each beneficial owner is 1717 Main Street, Suite 2000, Dallas, Texas 75201.

Name of Beneficial Owner	Number of Shares of INVH Common Stock Beneficially Owned	Percentage of All Shares of INVH Common Stock(1)
Blackstone(2)	219,945,349	70.64%
John B. Bartling Jr	188,092	*
Bryce Blair	102,940	*
Nicholas C. Gould(4)	786,982	*
Kenneth A. Caplan(3)	—	—
Jonathan D. Gray(3)	—	—
Robert G. Harper(3)	—	—
John B. Rhea	—	*
David A. Roth(3)	—	—
John G. Schreiber	—	*
Janice L. Sears(5)	5,000	*
William J. Stein(3)	—	—
Ernest M. Freedman	132,988	*
Dallas B. Tanner	111,982	*
All directors and executive officers as a group (16 persons)	1,429,362	0.46%

*	Less than 1%
(1)	Based on 311,354,290 shares of INVH Common Stock outstanding as of September 18, 2017.
(2)	Amounts beneficially owned reflect 80,382,041 shares directly held by IH1 Holdco L.P., 43,797,131 shares directly held by IH PP Holdco L.P., 8,619,746 shares directly held by IH2-A Holdco L.P., 33,908,708 shares directly held by IH3 Holdco L.P., 19,938,109 shares directly held by IH4-Holdco L.P., 15,250,871 shares directly held by IH5 Holdco L.P. and 18,048,743 shares directly held by IH6 Holdco L.P.

The general partner of IH1 Holdco L.P. is IH1 Holdco GP LLC. Invitation Homes Parent L.P. is the sole limited partner of IH1 Holdco L.P. and the sole member of IH1 Holdco GP LLC.

The general partner of Invitation Homes Parent L.P. is Invitation Homes GP Parent LLC. The sole member of Invitation Homes GP Parent LLC is THR Investor LLC. THR Investor LLC is owned by Blackstone Family Real Estate Partnership VII-SMD L.P., Blackstone Real Estate Holdings VII-NQ L.P., Blackstone Real Estate Holdings VII-NQ-ESC L.P., Blackstone Real Estate Partners VII-NQ L.P., Blackstone Real Estate Partners VII.F-NQ (AV) L.P., Blackstone Real Estate Partners VII.TE.1-NQ L.P., Blackstone Real Estate Partners VII.TE.2-NQ L.P., Blackstone Real Estate Partners VII.TE.3-NQ L.P., Blackstone Real Estate Partners VII.TE.4-NQ L.P., Blackstone Real Estate Partners VII.TE.5-NQ L.P., Blackstone Real Estate Partners VII.TE.6-NQ L.P., Blackstone Real Estate Partners VII.TE.7-NQ L.P. and Blackstone Real Estate Partners VII.TE.8-NQ L.P. The general partner of Blackstone Family Real Estate Partnership VII-SMD L.P. is Blackstone Family GP L.L.C., which is, in turn, wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The general partner of Blackstone Real Estate Holdings VII-NQ L.P. and Blackstone Real Estate Holdings VII-NQ-ESC L.P. is BREP VII-NQ Side-by-Side GP L.L.C. The general partner of Blackstone Real Estate Partners VII-NQ L.P., Blackstone Real Estate Partners VII.F-NQ (AV) L.P., Blackstone Real Estate Partners VII.TE.1-NQ L.P.,

Blackstone Real Estate Partners VII.TE.2-NQ L.P., Blackstone Real Estate Partners VII.TE.3-NQ L.P., Blackstone Real Estate Partners VII.TE.4-NQ L.P., Blackstone Real Estate Partners VII.TE.5-NQ L.P., Blackstone Real Estate Partners VII.TE.6-NQ L.P., Blackstone Real Estate Partners VII.TE.7-NQ L.P. and Blackstone Real Estate Partners VII.TE.8-NQ L.P. is Blackstone Real Estate Associates VII-NQ L.P. The general partner of Blackstone Real Estate Associates VII-NQ L.P. is BREA VII-NQ L.L.C. The managing member of BREA VII-NQ L.L.C. and the sole member of BREP VII-NQ Side-by-Side GP L.L.C. is Blackstone Holdings II L.P. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The sole shareholder of Blackstone Holdings I/II GP Inc. is Blackstone.

The general partner of IH PP Holdco L.P. is IH PP Holdco GP LLC. Preeminent Parent L.P. is the sole limited partner of IH PP Holdco L.P. and the sole member of IH PP Holdco GP LLC.

The general partner of IH2-A Holdco L.P. is IH2-A Holdco GP LLC. Invitation Homes 2-A L.P. is the sole limited partner of IH2-A Holdco L.P. and the sole member of IH2-A Holdco GP LLC. The general partner of Preeminent Parent L.P. and Invitation Homes 2-A L.P. is Invitation Homes 2 GP LLC. The sole member of Invitation Homes 2 GP LLC is IH2 Investor L.P. The general partner of IH2 Investor L.P. is Blackstone Real Estate Associates VII L.P. The general partner of Blackstone Real Estate Associates VII L.P. is BREA VII L.L.C. The managing member of BREA VII L.L.C. is Blackstone Holdings III L.P.

The general partner of IH3 Holdco L.P. is IH3 Holdco GP LLC. Invitation Homes 3 Parent L.P. is the sole limited partner of IH3 Holdco L.P. and the sole member of IH3 Holdco GP LLC. The general partner of Invitation Homes 3 Parent L.P. is Invitation Homes 3 GP Parent LLC. Invitation Homes 3 GP Parent LLC is owned by BREP IH3 Holdings LLC and BTO IH3 Holdings L.P.

The general partner of IH4 Holdco L.P. is IH4 Holdco GP LLC. Invitation Homes 4 Parent L.P. is the sole limited partner of IH4 Holdco L.P. and the sole member of IH4 Holdco GP LLC. The general partner of Invitation Homes 4 Parent L.P. is Invitation Homes 4 GP Parent LLC. Invitation Homes 4 GP Parent LLC is owned by BREP IH4 Holdings LLC and BTO IH3 Holdings L.P.

The general partner of IH5 Holdco L.P. is IH5 Holdco GP LLC. Invitation Homes 5 Parent L.P. is the sole limited partner of IH5 Holdco L.P. and the sole member of IH5 Holdco GP LLC. The general partner of Invitation Homes 5 Parent L.P. is Invitation Homes 5 GP Parent LLC. The sole member of Invitation Homes 5 GP Parent LLC is BREP IH5 Holdings LLC.

The general partner of IH6 Holdco L.P. is IH6 Holdco GP LLC. Invitation Homes 6 Parent L.P. is the sole limited partner of IH6 Holdco L.P. and the sole member of IH6 Holdco GP LLC. The general partner of Invitation Homes 6 Parent L.P. is Invitation Homes 6 GP Parent LLC. The sole member of Invitation Homes 6 GP Parent LLC is BREP IH6 Holdings LLC.

The managing member of BREP IH3 Holdings LLC, BREP IH4 Holdings LLC, BREP IH5 Holdings LLC and BREP IH6 Holdings LLC, is Blackstone Real Estate Partners VII L.P. The general partner of Blackstone Real Estate Partners VII L.P. is Blackstone Real Estate Associates VII L.P. The general partner of Blackstone Real Estate Associates VII L.P. is BREA VII L.L.C. The managing member of BREA VII L.L.C. is Blackstone Holdings III L.P.

The general partner of BTO IH3 Holdings L.P. is BTO IH3 Manager L.L.C. The managing member of BTO IH3 Manager L.L.C. is BTOA L.L.C. The managing member of BTOA L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is Blackstone. The general partner of Blackstone is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such shares. The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

As of August 9, 2017, Blackstone entities have pledged, hypothecated or granted security interests in substantially all of the shares of INVH Common Stock held by them pursuant to a margin loan agreement with customary default provisions. In the event of a default under the margin loan agreement, the secured parties may foreclose upon any and all shares of INVH Common Stock pledged to them and may seek recourse against the borrower.

(3)	Messrs. Caplan, Gray, Harper, Roth and Stein are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by Blackstone.
(4)	Includes 116,351 shares of INVH Common Stock, which are held by a trust of which Mr. Gould serves as a trustee.
(5)	Represents shares of INVH Common Stock, which are held by a trust for the benefit of Ms. Sears’ family, for which she serves as trustee.

PRINCIPAL AND MANAGEMENT SHAREHOLDERS OF SFR

The following table sets forth the beneficial ownership of SFR Common Shares as of September 18, 2017 with respect to:

•	each of SFR’s trustees and trustee nominees;

•	each of SFR’s named executive officers; and

•	all of SFR’s trustees, trustee nominees and executive officers as a group.

Unless otherwise indicated, all shares set forth in the tables below are owned directly, and the indicated person has sole voting and investment power with respect thereto. The percentage of beneficial ownership is calculated based on 128,307,181 SFR Common Shares outstanding as of September 18, 2017. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the person actually owns beneficially or of record;

•	all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the person has the right to acquire within 60 days (such as SFR RSUs which are scheduled to vest within 60 days).

Unless otherwise indicated, the business address of the shareholders listed below is the address of SFR’s principal executive offices at 8665 East Hartford Drive, Scottsdale, Arizona 85255.

Trustees and Named Executive Officers	Amount and Nature of Beneficial Ownership	Percent of Class
Barry S. Sternlicht(1)	814,082	*
Ryan A. Berry	24,202	*
Thomas M. Bowers	38,676	*
Richard D. Bronson	14,350	*
Michael D. Fascitelli	19,195	*
Renee Lewis Glover	2,300	*
Justin M. Iannacone	139,516	*
Jeffrey E. Kelter	19,750	*
Thomas W. Knapp	6,781	*
Arik Prawer	80,958	*
Joshua Swift	27,062	*
J. Ronald Terwilliger	102,394	*
Frederick C. Tuomi	177,727	*
Charles D. Young	95,249	*
All trustees and executive officers, as a group (15 persons)	1,567,126	1.22%

*	Less than 1%
(1)	Business address is 591 West Putnam Avenue, Greenwich, Connecticut 06830. Excludes 5,849,824 SFR LP Units issued to Starwood Capital (an entity of which Mr. Sternlicht is the controlling partner) in the internalization of SWAY Management LLC, SFR’s previous external manager.

The following table sets forth certain information relating to the beneficial ownership of SFR Common Shares by each person, entity or group known to SFR to be the beneficial owner of more than five percent of SFR Common Shares based on a review of publicly available statements of beneficial ownership filed with the SEC on Schedules 13D and 13G through September 13, 2017. The below table assumes 128,307,181 SFR Common Shares outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group(1)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355	19,334,329	15.07%

(1)	Based on information set forth in the Schedule 13G/A filed with the SEC on July 10, 2017 by The Vanguard Group, which reported that it has sole voting power with respect to 257,870 of SFR Common Shares, shared voting power with respect to 135,810 of SFR Common Shares, sole dispositive power with respect to 19,084,062 of SFR Common Shares and shared dispositive power with respect to 250,267 of SFR Common Shares.

SELLING STOCKHOLDERS; PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, offer and resell pursuant to this joint proxy statement/information statement and prospectus any or all of their shares of INVH Common Stock covered by this joint proxy statement/information statement and prospectus. When we refer to the “selling stockholders” in this joint proxy statement/information statement and prospectus, we mean those persons specifically identified in the table below, as well as, if applicable, the permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling stockholders’ interests other than through a sale pursuant to this joint proxy statement/information statement and prospectus.

Because the selling stockholders may offer all, some or none of their shares of INVH Common Stock pursuant to this joint proxy statement/information statement and prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these shares of INVH Common Stock, no definitive estimate can be given as to the amount of shares of INVH Common Stock that will be held by the selling stockholders after the completion of the Mergers. The table below has been prepared assuming that the selling stockholders sell all of the shares of INVH Common Stock beneficially owned by them that are covered by this joint proxy statement/information statement and prospectus and do not acquire any additional shares of INVH Common Stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of INVH Common Stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement or (d) the automatic termination of a trust, discretionary account or similar arrangement; provided, however, that if the person has the purpose or effect of changing or influencing the control of the issuer, such person may be deemed to be the beneficial owner of any securities that such person has the right to acquire at any time. In computing the number of shares beneficially owned by a person and the percentage ownership of that person for purposes of the below table, (a) shares of INVH Common Stock subject to options or other rights (as set forth above) held by that person that are exercisable as of September 18, 2017 or will become exercisable within 60 days thereafter and (b) shares of INVH Common Stock that INVH has the option, at INVH’s sole discretion, to provide instead of cash if that person holds INVH LP Units and elects to redeem its INVH LP Units, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

The following table sets forth certain information about the selling stockholders at September 18, 2017.

Name and Address of Selling Stockholder	Beneficial Ownership Prior to this Offering(1)		Number of Shares of INVH Common Stock Received in the Mergers (Maximum Number That May Be Received)(2)	Number of Shares of INVH Common Stock Being Offered Hereby (Maximum Number That May Be Sold)(2)	Beneficial Ownership After this Offering(1)
	Number	Percent			Number	Percent
Barry S. Sternlicht(3)	—	*	10,755,397	10,755,397	—	—

*	Less than 1%
(1)	Includes outstanding INVH LP Units, which if the holder elects to redeem, INVH has the option, at INVH’s sole discretion, to purchase any such INVH LP Units for cash or shares of INVH Common Stock, on a one-for-one basis, subject to adjustment.
(2)

Gives effect to the Exchange Ratio of 1.6140 shares of INVH Common Stock per SFR Common Share. This joint proxy statement/information statement and prospectus also covers any additional shares of INVH Common Stock that become issuable in connection with the selling stockholders’ shares of INVH Common

Stock covered by this joint proxy statement/information statement and prospectus because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of INVH Common Stock.
(3)	Barry S. Sternlicht will be one of the Combined Company’s directors and has been a Chairman of the SFR Board since 2012. He is also the president and chief executive officer of Starwood Capital. For a description of the relationships between SFR and this entity, refer to the information contained in the documents incorporated by reference into this joint proxy statement/information statement and prospectus, including the information set forth under the caption “Certain Relationships and Related Transactions” in SFR’s most recent Definitive Proxy Statement on Schedule 14A. Upon completion of the Mergers, Mr. Sternlicht will own directly 1,110,475 shares of INVH’s Common Stock. He also has indirect beneficial ownership of 9,441,470 INVH LP Units held by Starwood Capital and 203,452 shares of INVH Common Stock held by Starwood Capital and SFIP, L.P. Mr. Sternlicht is the controlling partner of SFIP, L.P. The address of Mr. Sternlicht and each entity referred to in this footnote is 591 West Putnam Avenue, Greenwich, Connecticut 06830.

INVH has registered the shares of INVH Common Stock listed in the table above for resale to provide the selling stockholders with freely tradable securities. This joint proxy statement/information statement and prospectus does not necessarily mean that the selling stockholders will offer or sell any of their shares of INVH Common Stock covered by this joint proxy statement/information statement and prospectus. INVH will not receive any proceeds from the sale of the INVH Common Stock by the selling stockholders from time to time pursuant to this joint proxy statement/information statement and prospectus.

From time to time, the selling stockholders may transfer, pledge, donate, grant a security interest in or assign their shares of INVH Common Stock to lenders or others, and, if applicable, each of such persons will be deemed to be “selling stockholders” for purposes of this joint proxy statement/information statement and prospectus. Any donees, pledgees, transferees, secured parties, or other successors that intend to offer or resell shares of INVH Common Stock pursuant to this joint proxy statement/information statement and prospectus will be named in a supplement to this joint proxy statement/information statement and prospectus covering the sales of those shares, if required.

Any selling stockholder may at any time and from time to time, in one or more transactions, sell all or a portion of their shares of INVH Common Stock covered by this joint proxy statement/information statement and prospectus on the NYSE, in the over-the-counter market, on any other national securities exchange on which the shares of INVH Common Stock are then listed or traded, in negotiated transactions, in underwritten transactions, ordinary broker transactions or transactions in which a broker solicits purchases or otherwise, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The offering prices of each selling stockholder’s shares of INVH Common Stock covered by this joint proxy statement/information statement and prospectus from time to time will be determined by the applicable selling stockholder and, at the time of determination, may be higher or lower than the market price of the shares of INVH Common Stock on the NYSE.

A selling stockholder’s shares of INVH Common Stock covered by this joint proxy statement/information statement and prospectus may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of shares of INVH Common Stock covered by this joint proxy statement/information statement and prospectus for whom they may act as agents, and underwriters may sell shares of INVH Common Stock covered by this joint proxy statement/information statement and prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. In compliance with the Financial Industry Regulatory Authority, Inc. (“FINRA”), guidelines, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the selling stockholders’ shares of Common Stock offered pursuant to this joint proxy statement/information statement and prospectus.

The methods by which selling stockholders’ shares of INVH Common Stock covered by this joint proxy statement/information statement and prospectus may be sold include: (1) a block trade in which the broker-dealer so engaged will attempt to sell shares of INVH Common Stock covered by this joint proxy statement/information statement and prospectus as agent but may position and resell a portion of the block as principal to facilitate the transaction; (2) a purchase by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this joint proxy statement/information statement and prospectus or through broker-dealers acting as agents; (3) an ordinary brokerage transaction and a transaction in which the broker solicits purchasers; (4) on the NYSE or the over-the-counter market; (5) privately negotiated transactions, including direct sales to one or more purchasers; (6) an underwritten transaction; (7) through short sale transactions following which shares of INVH Common Stock are delivered to close out the short positions; (8) through the writing of options relating to such shares of INVH Common Stock; (9) through transfers of such shares of INVH Common Stock; and (10) through a combination of the above methods of sale.

Additionally, the selling stockholders may enter into sale, forward sale and derivative or hedging transactions with broker-dealers or other third parties, or sell securities not covered by this joint proxy statement/information statement and prospectus to third parties in privately negotiated transactions. In connection with those sales, forward sales or derivative or hedging transactions, the third parties may sell shares of INVH Common Stock covered by this joint proxy statement/information statement and prospectus, including in short sale transactions and by issuing securities that are not covered by this joint proxy statement/information statement and prospectus but are exchangeable for or represent beneficial interests in shares of INVH Common Stock. If so, the broker-dealer or other third party may use shares of INVH Common Stock received under those sales, forward sales or derivative or hedging arrangements or shares of INVH Common Stock pledged by the selling stockholders or borrowed from the selling stockholders or others to settle such third party sales or to close out any related open borrowings of shares. The broker-dealers and third parties may deliver this joint proxy statement/information statement and prospectus in connection with any such transactions. The broker-dealer or third party in such sale transactions may be deemed to be an underwriter and, if so, will be identified in a supplement to this joint proxy statement/information statement and prospectus covering the sale of those shares of INVH Common Stock.

Any selling stockholder and any broker-dealer that participates with the selling stockholders or any third party to a derivative transaction in the sale of the shares of INVH Common Stock covered by this joint proxy statement/information statement and prospectus may be deemed to be an “underwriter” under the Securities Act, and any profits on the sale of the shares of INVH Common Stock by such selling stockholder and any discounts, commissions or concessions received by any such broker-dealer might be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers or agents may be entitled, under agreements entered into with INVH, to indemnification against and contribution toward certain liabilities, including liabilities under the Securities Act.

Selling stockholders who are registered broker-dealers or affiliate(s) of registered broker-dealers may be deemed to be “underwriters” under the Securities Act.

To the extent required, upon being notified by a selling stockholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of the shares of INVH Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer(s), the name(s) of the selling stockholder(s) and of the participating agent, underwriter or broker-dealer(s), specific shares of INVH Common Stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this joint proxy statement/information statement and prospectus covering the sale of those shares of INVH Common Stock.

In order to comply with state securities laws, if applicable, the selling stockholders’ shares of INVH Common Stock covered by this joint proxy statement/information statement and prospectus may be sold only through registered or licensed brokers or dealers. In addition, in specific states, the selling stockholders’ shares of INVH Common Stock covered by this joint proxy statement/information statement and prospectus may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

Pursuant to SFR Registration Rights Agreement, the selling stockholders will pay all underwriting or broker fees, discounts and selling commissions or similar fees or arrangements, fees of counsel to the selling stockholders (other than as provided in (2) below) and transfer taxes relating to the sale or disposition of the shares of INVH Common Stock covered by this joint proxy statement/information statement and prospectus. INVH will pay all other costs, fees and expenses incurred in effecting the registration of the INVH Common Stock covered by this joint proxy statement/information statement and prospectus, including (1) all fees of the SEC, the NYSE and FINRA; (2) all fees and expenses incurred in connection with compliance with federal or state securities or blue sky laws (including any registration, listing and filing fees and reasonable fees and disbursements of counsel in connection with blue sky qualification of any of the shares of INVH Common Stock covered by this joint proxy statement/information statement and prospectus); (3) all expenses of any persons in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any prospectus supplement, the accompanying prospectus, any amendments or supplements hereto, securities sales agreements, certificates and any other documents relating to the performance under and compliance with the SFR Registration Rights Agreement; (4) all fees and expenses incurred in connection with the listing or inclusion of any of the shares of INVH Common Stock covered by this joint proxy statement/information statement and prospectus on the NYSE; (5) the fees and disbursements of INVH’s counsel and of INVH’s independent public accountants (including the expenses of any special audit, agreed upon procedures and “cold comfort” letters required by or incident to such performance); and (6) any fees and disbursements customarily paid in issues and sales of securities; provided, however, that registration expenses will exclude brokers’ or underwriters’ discounts and commissions and transfer taxes, if any, relating to the sale or disposition of shares of INVH Common Stock by a holder and the fees and disbursements of any counsel to the holders other than as provided for in (2) above.

Pursuant to the SFR Registration Rights Agreement, INVH will indemnify each selling stockholder, each person who controls a selling stockholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and each of the officers, directors, members, managers, stockholders, partners, limited partners, agents and employees of each of them, to the fullest extent permitted by applicable law, from and against certain losses, claims, damages, liabilities, costs and expenses, including certain liabilities under the Securities Act.

EXPERTS

INVH

The balance sheet of Invitation Homes Inc. as of December 31, 2016 included in the INVH 10-K attached as Annex D to this joint proxy statement/information statement and prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing in the INVH 10-K. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined and consolidated financial statements of Invitation Homes as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, and the related financial statement schedule included in the INVH 10-K attached as Annex D to this joint proxy statement/information statement and prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing in the INVH 10-K. Such financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SFR

The consolidated financial statements of SFR (formerly Colony Starwood Homes) appearing in SFR’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2016 (including schedules appearing therein), and the effectiveness of SFR’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CAH and Subsidiaries included in the Current Report on Form 8-K/A of SFR (formerly Colony Starwood Homes) filed on October 11, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements of Waypoint/GI Venture, LLC and Subsidiaries included in SFR’s Current Report on Form 8-K filed on June 5, 2017 have been so incorporated in reliance on the report of Novogradac & Company LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

All economic and demographic data included in SFR’s current Report on Form 8-K filed on February 28, 2017 is derived from information prepared for SFR by John Burns Real Estate Consulting (“JBREC”) and is incorporated by reference in this joint proxy statement/information statement and prospectus in reliance on JBREC’s authority as an expert in such matters.

LEGAL MATTERS

The validity of the INVH Common Stock to be issued in the REIT Merger will be passed upon by Venable LLP, Baltimore, Maryland. It is a condition to the REIT Merger that INVH and SFR receive opinions from Simpson Thacher & Bartlett LLP, New York, New York (or other counsel reasonably satisfactory to SFR) and Sidley Austin llp, New York, New York (or other counsel reasonably satisfactory to INVH), respectively, concerning the qualification of INVH and SFR as REITs under the Code. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with Blackstone.

SHAREHOLDER OR STOCKHOLDER PROPOSALS

2018 INVH Annual Meeting of Stockholders

If the Mergers are completed, the SFR shareholders will become stockholders of INVH. INVH’s first regularly scheduled annual meeting of stockholders following the completion of the Mergers will occur in 2018. A date has not been set for INVH’s 2018 annual meeting of stockholders. Any INVH stockholder who wishes to propose a nominee to the INVH Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in INVH’s proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 11 of INVH’s bylaws, which are on file with the SEC and may be obtained by any stockholder who sends a written request to such effect to Investor Relations, Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201. These notice provisions require that nominations of persons for election to the INVH Board and the proposal of business to be considered by the stockholders of INVH for the 2018 annual meeting of stockholders must be received no earlier than November 2, 2017 and no later than December 2, 2017.

2018 SFR Annual Meeting of Shareholders

SFR will not hold an annual meeting of shareholders in 2018 if the Mergers are completed because SFR will have been merged out of existence in the REIT Merger. However, if the Merger Agreement is terminated for any reason, SFR expects to hold an annual meeting of shareholders in 2018. A date has not been set for SFR’s 2018 annual meeting.

Proposals received from shareholders are given careful consideration by SFR in accordance with Rule 14a-8 under the Exchange Act. Shareholder proposals are eligible for consideration for inclusion in SFR’s proxy statement for the 2018 annual meeting of shareholders if they are received by SFR on or before December 1, 2017. Any proposal should be directed to the attention of SFR’s Corporate Secretary at Starwood Waypoint Homes, 8665 East Hartford Drive, Scottsdale, Arizona 85255. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be delivered to SFR’s Corporate Secretary at SFR’s principal executive offices not later than the last date for submission of shareholder proposals under SFR’s bylaws. SFR’s bylaws currently provide that, in order for a proposal to be “timely,” it must be received not earlier than 5:00 p.m., Eastern time on the 150th day (i.e., November 1, 2017) nor later than 5:00 p.m., Eastern time on the 120th day (i.e., December 1, 2017) prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting of shareholders. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, in order for notice by the shareholder to be timely, such notice must be so delivered not earlier than 5:00 p.m., Eastern time, on the 150th day prior to the date of such annual meeting of shareholders and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting of shareholders, as originally convened, or the 10th day after the day on which public announcement of the date of such meeting is first made.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

INVH and SFR each files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. INVH’s and SFR’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. INVH and SFR will each provide free copies of their respective reports, proxy statements and other information, including this joint proxy statement/information statement and prospectus, filed with the SEC by INVH and SFR at the SEC’s website at www.sec.gov. Copies of documents filed by INVH with the SEC will be available free of charge on INVH’s website at www.invitationhomes.com or by contacting INVH Investor Relations at ir@invitationhomes.com or at 844-456-4684. Copies of the documents filed by SFR with the SEC will be available free of charge on SFR’s website at www.starwoodwaypoint.com or by contacting SFR Investor Relations at ir@starwoodwaypoint.com or at 480-800-3490. The information provided on INVH’s and SFR’s websites is not part of this joint proxy statement/information statement and prospectus, and is not incorporated by reference into this joint proxy statement/information statement and prospectus.

INVH has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/information statement and prospectus forms a part. The registration statement registers the INVH Common Stock to be issuable, or subject to options or other equity-based awards that are assumed by INVH, upon the completion of the Mergers. The registration statement, including the exhibits and schedules thereto, contains additional information about INVH Common Stock. The rules and regulations of the SEC allow SFR to omit certain information included in the registration statement from this joint proxy statement/information statement and prospectus.

The SEC allows SFR to “incorporate by reference” into this joint proxy statement/information statement and prospectus the information SFR files with the SEC, which means SFR can disclose important information to you by referring you to those documents. Information incorporated by reference is deemed to be part of this joint proxy statement/information statement and prospectus. Later information filed with the SEC will update and supersede this information.

This joint proxy statement/information statement and prospectus incorporates by reference the SFR documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by SFR with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	Definitive Proxy Statement on Schedule 14A, filed on March 31, 2017;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017; and

•	Current Reports on Form 8-K filed with the SEC on January 3, 2017, January 5, 2017, January 10, 2017, February 8, 2017, February 21, 2017, February 28, 2017, March 7, 2017, March 31, 2017, April 7, 2017, May 1, 2017, May 16, 2017, June 5, 2017, June 9, 2017, July 5, 2017, July 28, 2017, August 10, 2017, August 14, 2017, August 15, 2017 and September 19, 2017 and Current Report on Form 8-K/A filed on October 11, 2016.

SFR also incorporates by reference into this joint proxy statement/information statement and prospectus additional documents that it may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this joint proxy statement/information statement and prospectus and prior to the date of the SFR special meeting; provided, however that it is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

MULTIPLE SHAREHOLDERS OR STOCKHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements, information statements and annual reports with respect to two or more shareholders or stockholders sharing the same address by delivering a single proxy statement, information statement or annual report, as applicable, addressed to those shareholders or stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders or stockholders and cost savings for companies.

INVH and SFR and some brokers may be householding proxy materials or information materials by delivering proxy materials or information materials to multiple shareholders or stockholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders or stockholders. Once you have received notice from your broker or INVH or SFR that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, information statement or annual report, please notify your broker if your shares are held in a brokerage account or, if you are a stockholder of record of INVH or shareholder of record of SFR, notify either INVH’s investor relations department at 1717 Main Street, Suite 2000, Dallas, Texas 75201, Telephone: 844-456-4684 or SFR’s investor relations department at 8665 East Hartford Drive, Scottsdale, Arizona 85255, Telephone: 480-800-3490, as applicable. INVH stockholders or SFR shareholders who share a single address, but receive multiple copies of INVH’s information statement or SFR’s proxy statement may request that in the future they receive a single copy by notifying INVH or SFR, as applicable, at the telephone and address set forth in the preceding sentences. In addition, INVH or SFR, as applicable, will promptly deliver, upon written or oral request made to the address or telephone number above, a separate copy of the proxy statement or information statement, as applicable, to a shareholder or a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of June 30, 2017 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 present the combination of the historical consolidated financial statements of INVH and SFR adjusted to give effect to (i) the REIT Merger, (ii) the INVH IPO and (iii) the GI Portfolio acquisition by SFR (collectively, the “Pro Forma Transactions”). The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations are collectively referred to as the unaudited pro forma condensed combined financial statements.

The REIT Merger

The REIT Merger will be accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805. INVH is the acquirer in the REIT Merger for accounting purposes. Accordingly, SFR’s assets acquired, liabilities assumed and non-controlling interests will be measured at their respective fair values as of the closing date of the REIT Merger. The estimates of fair value included in these unaudited pro forma condensed combined financial statements are dependent on certain third-party valuation studies and other studies that have not been finalized, and the estimates will consider events and circumstances occurring subsequent to the date of the unaudited pro forma condensed combined balance sheet through the closing date of the REIT Merger. A final determination of the fair value of SFR’s assets acquired, liabilities assumed and non-controlling interests, which cannot be made prior to the completion of the REIT Merger, will be based on the actual net tangible and intangible assets of SFR that exist as of the closing date of the REIT Merger, with the allocation to be finalized as soon as practicable within the measurement period of no later than one year from the REIT Merger closing date. Accordingly, the pro forma adjustments are preliminary, subject to future adjustments, and have been made solely for the purpose of providing the unaudited pro forma financial information presented herein. Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and INVH’s future results of operations and financial position.

INVH IPO

The INVH IPO was completed on February 6, 2017, the results of which are reflected in INVH’s historical condensed consolidated balance sheet as of June 30, 2017. However, certain events that occurred concurrently with the completion of the INVH IPO have a continuing impact on INVH’s results of operations and are not reflected in the INVH historical consolidated statements of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016. The following occurred in connection with the INVH IPO and are given pro forma effect in the accompanying unaudited pro forma condensed combined statements of operations: (i) changes in interest expense resulting from changes in INVH’s debt structure; (ii) issuance of restricted stock awards; and (iii) estimated increases in property taxes related to a potential change in the tax assessment value of certain INVH assets. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 have been adjusted to reflect the INVH IPO as if it had occurred on January 1, 2016. See Note 3 (J) through Note 3 (L) for additional information about the pro forma adjustments related to these items reflected in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 related to the INVH IPO.

GI Portfolio Acquisition

On June 29, 2017, SFR completed the GI Portfolio acquisition for approximately $814.9 million. The acquisition of the GI Portfolio is included in SFR’s historical condensed consolidated balance sheet as of June 30, 2017 and was accounted for as an asset acquisition with total consideration paid allocated to the related assets acquired and liabilities assumed based on their relative fair values at the date of acquisition. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 have been adjusted to reflect the GI Portfolio acquisition as if it had occurred on January 1, 2016. See Note 3 (N) for additional information about these adjustments.

Additional Information

Adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements have been made as if the REIT Merger had occurred as of June 30, 2017 for purposes of the unaudited pro forma condensed combined balance sheet as of June 30, 2017 and as if the Pro Forma Transactions had occurred as of January 1, 2016 for purposes of the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are based on information and assumptions considered appropriate and reasonable as set forth in the notes to the unaudited pro forma condensed combined financial statements. These unaudited pro forma condensed combined financial statements do not purport to (i) represent the financial position of the Combined Company had the REIT Merger occurred on June 30, 2017, (ii) represent the results of operations of the Combined Company had the Pro Forma Transactions occurred on January 1, 2016, or (iii) project or forecast the financial position or results of operations of the Combined Company as of any future date or for any future period, as applicable. The unaudited pro forma condensed combined financial statements do not consider or adjust for any synergies or cost savings that may be realized as a result of the REIT Merger.

The unaudited pro forma financial information should be read in conjunction with INVH’s historical consolidated financial statements and related notes thereto contained in the INVH 10-K and INVH 10-Q attached as Annex D and Annex E, respectively, to this joint proxy statement/information statement and prospectus and with SFR’s historical consolidated financial statements and related notes thereto incorporated by reference into this joint proxy statement/information statement and prospectus.

Invitation Homes Inc. Unaudited Pro Forma Condensed Combined Balance Sheet As of June 30, 2017
($ in thousands, except share information)	INVH Historical	SFR Historical Reclassified (A)	REIT Merger Pro Forma Adjustments			INVH Pro Forma
Assets:
Investments in single-family residential properties:
Land	$2,716,934	$1,703,603	$607,932	(B	)	$5,028,469
Building and improvements	7,116,587	5,233,545	651,853	(B	)	13,001,985

	9,833,521	6,937,148	1,259,785			18,030,454
Less: accumulated depreciation	(917,961)	(447,600)	447,600	(B	)	(917,961)

Investments in single-family residential properties, net	8,915,560	6,489,548	1,707,385			17,112,493
Cash and cash equivalents	158,934	174,407	—			333,341
Restricted cash	138,264	129,326	—			267,590
Investment in unconsolidated joint venture	—	33,709	22,813	(C	)	56,522
Assets held for sale	—	26,271	—			26,271
Goodwill	—	260,230	(225,221)	(D	)	35,009
Other assets, net	306,568	357,468	45,113	(E	)	709,149

Total assets	$9,519,326	$7,470,959	$1,550,090			$18,540,375

Liabilities:
Mortgage loans, net	$4,158,666	$2,689,478	$38,653	(F	)	$6,886,797
Term loan facility, net	1,486,529	450,000	—			1,936,529
Credit facility	—	180,000	—			180,000
Convertible senior notes, net	—	521,674	37,056	(G	)	558,730
Accounts payable and accrued expenses	110,919	115,799	53,333	(H	)	280,051
Resident security deposits	88,781	56,526	—			145,307
Liabilities related to assets held for sale	—	533	—			533
Other liabilities	30,460	14,424	—			44,884

Total liabilities	5,875,355	4,028,434	129,042			10,032,831

Equity:
Preferred stock $0.01 par value, 900,000,000 shares authorized; none issued and outstanding as of June 30, 2017	—	—	—			—
Preferred shares $0.01 par value, 100,000,000 shares authorized; none issued and outstanding as of June 30, 2017	—	—	—			—
Common stock, par value $0.01 per share; 9,000,000,000 shares authorized; 310,376,634 shares issued and outstanding as of June 30, 2017 (actual); 519,372,360 shares issued and outstanding as of June 30, 2017 (pro forma)	3,104	—	2,081	(I	)	5,185
Common shares, par value $0.01 per share; 500,000,000 shares authorized; 128,301,702 shares issued and outstanding as of June 30, 2017 (actual); 0 shares issued and outstanding as of June 30, 2017 (pro forma)	—	1,277	(1,277)	(I	)	—
Additional paid-in capital	3,675,094	3,625,423	1,144,187	(I	)	8,444,704
Accumulated deficit	(38,799)	(388,255)	328,241	(I	)	(98,813)
Accumulated other comprehensive income (loss)	4,572	18,555	(18,555)	(I	)	4,572

Total shareholders’ equity	3,643,971	3,257,000	1,454,677			8,355,648
Non-controlling interests	—	185,525	(33,629)	(I	)	151,896

Total equity	3,643,971	3,442,525	1,421,048			8,507,544

Total liabilities and equity	$9,519,326	$7,470,959	$1,550,090			$18,540,375

Invitation Homes Inc. Unaudited Pro Forma Condensed Combined Statement of Operations For the Six Months Ended June 30, 2017
($ in thousands, except per share data)
	INVH Historical	INVH IPO Adjustments		INVH Historical Adjusted	SFR Historical Reclassified (M)	GI Portfolio Adjusted (N)	REIT Merger Pro Forma Adjustments		INVH Pro Forma
Revenues:
Rental revenues	$454,600	$—		$454,600	$275,133	$29,452	$—		$759,185
Other property income	26,366	—		26,366	20,865	1,749	—		48,980
Other income	—	—		—	5,554	(4,087)	—		1,467

Total revenues	480,966	—		480,966	301,552	27,114	—		809,632

Operating expenses:
Property operating and maintenance	181,008	400	(J)	181,408	113,806	13,012	1,300	(O)	309,526
Property management expenses	20,584	(1,225)	(K)	19,359	10,207	543	—		30,109
General and administrative	76,692	(4,865)	(K)	71,827	20,382	—	583	(P)	92,792
Depreciation and amortization	135,092	—		135,092	89,605	6,509	7,789	(Q)	238,995
Impairment and other	1,910	—		1,910	657	—	—		2,567

Total operating expenses	415,286	(5,690)		409,596	234,657	20,064	9,672		673,989

Operating income	65,680	5,690		71,370	66,895	7,050	(9,672)		135,643

									—
Other income (expenses):
Interest expense	(125,930)	11,247	(L)	(114,683)	(76,140)	(9,236)	6,366	(R)	(193,693)
Equity in income from unconsolidated joint venture	—	—		—	370	—	—		370
Loss on extinguishment of debt	—	—		—	(10,690)	—	—		(10,690)
Other expense, net	(1,095)	—		(1,095)	(1,500)	63	—		(2,532)

Total other income (expenses)	(127,025)	11,247		(115,778)	(87,960)	(9,173)	6,366		(206,545)

				—					—
Income (loss) from continuing operations	(61,345)	16,937		(44,408)	(21,065)	(2,123)	(3,306)		(70,902)
Gain on sale of property, net of tax	24,483	—		24,483	8,487	—	—		32,970
Income tax expense	—	—		—	(336)	—	—		(336)

Net income (loss)	(36,862)	16,937		(19,925)	(12,914)	(2,123)	(3,306)		(38,268)
Loss attributable to non-controlling interests	—	—		—	739	—	(43)	(S)	696

Net income (loss) attributable to common stockholders	$(36,862)	$16,937		$(19,925)	$(12,175)	$(2,123)	$(3,349)		$(37,572)

Net loss per common share:
Basic and diluted	$(0.06)			$(0.06)	$(0.11)				$(0.07	)(T)

Weighted average number of common shares outstanding:
Basic and diluted	311,723			311,723	110,330				519,372

Invitation Homes Inc. Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2016
($ in thousands, except per share data)
	INVH Historical	INVH IPO Adjustments		INVH Historical Adjusted	SFR Historical Reclassified (M)	GI Portfolio Adjusted (N)	REIT Merger Pro Forma Adjustments		INVH Pro Forma
Revenues:
Rental revenues	$877,991	$—		$877,991	$520,453	$56,839	$—		$1,455,283
Other property income	44,596	—		44,596	34,509	3,620	—		82,725
Other income	—	—		—	11,647	(7,974)	—		3,673

Total revenues	922,587	—		922,587	566,609	52,485	—		1,541,681

Operating expenses:
Property operating and maintenance	360,327	4,706	(J)	365,033	226,625	21,694	2,600	(O)	615,952
Property management expenses	30,493	4,842	(K)	35,335	22,199	334	—		57,868
General and administrative	69,102	21,279	(K)	90,381	38,210	—	1,167	(P)	129,758
Depreciation and amortization	267,681	—		267,681	171,063	15,841	65,348	(Q)	519,933
Impairment and other	4,207	—		4,207	750	—	—		4,957
Merger and transaction-related	—	—		—	29,496	—	—		29,496

Total operating expenses	731,810	30,827		762,637	488,343	37,869	69,115		1,357,964

Operating income	190,777	(30,827)		159,950	78,266	14,616	(69,115)		183,717

Other income (expenses):
Interest expense	(286,048)	63,234	(L)	(222,814)	(152,167)	(18,473)	17,254	(R)	(376,200)
Equity in income from unconsolidated joint venture	—	—		—	738	—	—		738
Other expense, net	(1,558)	—		(1,558)	528	317	—		(713)

Total other income (expenses)	(287,606)	63,234		(224,372)	(150,901)	(18,156)	17,254		(376,175)

Income (loss) from continuing operations	(96,829)	32,407		(64,422)	(72,635)	(3,540)	(51,861)		(192,458)
Gain on sale of property, net of tax	18,590	—		18,590	4,673	—	—		23,263
Income tax expense	—	—		—	(736)	—	—		(736)

Net income (loss)	(78,239)	32,407		(45,832)	(68,698)	(3,540)	(51,861)		(169,931)
Loss attributable to non-controlling interests	—	—		—	5,218	—	(2,129)	(S)	3,089

Net income (loss) attributable to common stockholders	$(78,239)	$32,407		$(45,832)	$(63,480)	$(3,540)	$(53,990)		$(166,842)

Net loss per common share:
Basic and diluted					$(0.62)				$(0.32	)(T)
Weighted average number of common shares outstanding:
Basic and diluted					101,633				519,372

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Presentation

On August 9, 2017, INVH and SFR entered into the Merger Agreement pursuant to which SFR will merge with and into REIT Merger Sub, with REIT Merger Sub surviving as a wholly-owned subsidiary of INVH, and as promptly as practicable thereafter, SFR LP will merge with and into INVH LP, with INVH LP surviving as a subsidiary of INVH. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the REIT Merger, each SFR Common Share (other than those owned by any wholly-owned subsidiary of SFR, or by INVH, REIT Merger Sub or any subsidiary of INVH, which will be automatically cancelled and retired and cease to exist) will be converted into the right to receive 1.6140 newly issued, fully paid and nonassessable shares of INVH Common Stock (see Note 2).

The unaudited pro forma financial information is prepared and presented pursuant to the rules and regulations of the SEC regarding pro forma financial information, and they reflect adjustments associated with the Pro Forma Transactions. The unaudited pro forma condensed combined balance sheet as of June 30, 2017 includes financial information from INVH’s and SFR’s respective historical condensed consolidated balance sheets as of June 30, 2017 and has been prepared to illustrate the effect of the REIT Merger as if it had occurred on June 30, 2017. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 includes financial information from INVH’s and SFR’s respective audited historical consolidated statements of operations for the year ended December 31, 2016. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2017 includes financial information from INVH’s and SFR’s respective historical consolidated statements of operations for the six months ended June 30, 2017. The unaudited pro forma condensed combined statements of operations have been prepared to illustrate the effect of the Pro Forma Transactions as if they had occurred on January 1, 2016. INVH’s and SFR’s historical financial statements have been prepared in accordance with GAAP and have been adjusted in the accompanying unaudited pro forma condensed combined financial statements to give effect to events that are (i) directly attributable to the transactions, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The accompanying unaudited pro forma condensed combined financial statements do not reflect the cost of any integration activities (except as identified in Note 3 (H)) or benefits that may result from realization of future cost savings due to general and administrative and property level operating efficiencies or synergies expected to result from the REIT Merger, including, without limitation, those costs and benefits resulting from reducing workforce, severance expenses, modification of equity incentives, information technology efficiencies and consolidation of office space and operations. Although it is anticipated that there will be additional costs and benefits identified at a future date resulting from the REIT Merger, the accompanying unaudited pro forma condensed combined financial statements reflect only those costs and benefits that are (i) directly attributable to the REIT Merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. Accordingly, there may be costs and benefits resulting from the REIT Merger in addition to those reflected in the accompanying unaudited pro forma condensed combined financial statements that may be material to the Combined Company.

Certain amounts in the historical consolidated financial statements of SFR have been reclassified to conform to INVH’s basis of presentation in the accompanying unaudited pro forma condensed combined financial statements as more fully described in Note 3 (A) and Note 3 (M). Discontinued operations reported in SFR’s historical consolidated statements of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 have been excluded from the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016.

The REIT Merger will be accounted for using the acquisition method of accounting with INVH considered the acquirer of SFR. Accordingly, SFR’s assets acquired, liabilities assumed and non-controlling interests will be measured at their respective fair values as of the closing date of the REIT Merger. Because the consideration in the REIT Merger is INVH Common Stock, the value of consideration transferred will depend upon the market price of INVH Common Stock on the REIT Merger closing date. To the extent that the fair value of the consideration transferred exceeds the fair value of net assets acquired, the excess will result in goodwill. Alternatively, if the fair value of the net assets acquired exceeds the fair value of the consideration transferred, the transaction could result in a bargain purchase gain that is recognized immediately in earnings. The final fair values of assets acquired, liabilities assumed and non-controlling interests will be determined upon completion of the REIT Merger, with the allocation to be finalized as soon as practicable within the measurement period of no later than one year from the REIT Merger closing date. The final acquisition accounting may vary significantly from the preliminary acquisition accounting reflected in the accompanying unaudited pro forma condensed combined financial statements.

The unaudited pro forma financial information for the REIT Merger reflects a preliminary assessment of fair values in accordance with the provisions of ASC 805 with respect to the assets acquired, liabilities assumed and non-controlling interests. Fair value estimates were determined based on preliminary valuation data and due diligence, information available in public filings, and discussions between management of INVH and SFR. The final determination of fair values of significant assets and liabilities, including investments in single-family residential properties, certain identifiable intangible assets and debt obligations, will take into account the results of third-party valuation studies and other studies that are currently ongoing and will not be finalized prior to the closing date of the REIT Merger.

2. Allocation of Purchase Price and Calculation of Goodwill

The total preliminary estimated purchase price of approximately $4.8 billion was determined based on the number of SFR Common Shares outstanding as of September 11, 2017, the number of SFR Performance Share Units outstanding as of September 11, 2017 that contractually vest as a result of the REIT Merger, the closing price of INVH Common Stock as of September 11, 2017 (which was $22.91) and the Exchange Ratio of 1.6140. The exact number of shares of INVH Common Stock to be issued in the REIT Merger will be calculated by multiplying each SFR Common Share outstanding immediately before the REIT Merger by the Exchange Ratio. INVH currently estimates it will issue approximately 207.6 million shares in the acquisition of outstanding SFR Common Shares, including certain SFR Performance Share Units that contractually vest as a result of the REIT Merger. Pursuant to the Partnership Merger, INVH LP will issue INVH LP Units that will not be held directly or indirectly by INVH having an aggregate value of approximately $216.3 million, with the exact number of units to be calculated by multiplying each SFR LP Unit outstanding immediately before the Partnership Merger by a fixed exchange ratio of 1.6140 units. INVH LP Units issued in connection with the Partnership Merger represent an obligation assumed by the Combined Company that is reflected in the unaudited pro forma condensed combined balance sheet at fair value as non-controlling interests.

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the estimated fair values of the identifiable assets acquired, liabilities assumed and non-controlling interests, and the excess of the consideration paid over these fair values is recorded as goodwill. The fair value of consideration paid, or purchase price, in the unaudited pro forma financial information is calculated as follows:

($ amounts in thousands, except per share price)
Estimated SFR Common Shares outstanding(1)	128,595,611
Exchange Ratio	1.6140

Total INVH Common Stock issued	207,553,316
INVH share price(2)	$22.91

Equity portion of purchase price	$4,755,046
Equity attributable to the SFR RSUs(3)	9,964

Total purchase price	$4,765,010

(1)	As of September 11, 2017, represents outstanding SFR Common Shares and outstanding SFR Performance Share Units that contractually vest as a result of the REIT Merger.
(2)	Represents the closing share price of INVH Common Stock on September 11, 2017.
(3)	Represents portion of SFR RSUs exchanged for INVH RSUs attributable to precombination services; see further explanation in Note 3 (I).

The actual number of shares issued to SFR shareholders and units issued to SFR unitholders upon closing of the Mergers will be based on the actual number of SFR Common Shares and SFR LP Units outstanding at the time the Mergers close, and the valuation of such shares and units will be based on the trading price of INVH Common Stock at that time. The Exchange Ratio is fixed and will not be adjusted to reflect stock price changes prior to closing. Accordingly, the implied value of merger consideration and resulting goodwill, or bargain purchase gain, may vary significantly from what is presented in the accompanying unaudited pro forma condensed combined financial statements due to changes in the price of INVH Common Stock. For example, the following illustrates the impact of a 10% increase (decrease) in the price of INVH Common Stock relative to the price per share assumed in the accompanying unaudited pro forma condensed combined financial statements:

($ in thousands)	Purchase Price	Estimated Goodwill (Bargain Purchase)
As presented in the pro forma financial statements	$4,765,010	$35,009
10% increase in INVH Common Stock price	5,241,510	511,509
10% decrease in INVH Common Stock price	4,288,510	(441,491)

In accordance with the guidelines for preparing pro forma financial statements and ASC 805, the total purchase price has been allocated in the accompanying unaudited pro forma condensed combined financial statements based upon (i) the amounts reported in SFR’s historical consolidated financial statements for any assets that are reported at fair value in accordance with SFR’s historical accounting policies or (ii) management’s preliminary estimates of fair value. Management’s preliminary estimates of fair value for SFR’s investments in real estate properties are based upon a progressive method which incorporated the use of automated valuation model values and broker price opinions. Third party valuation studies are still ongoing as of the date of preparation of the accompanying unaudited pro forma condensed combined financial statements.

The fair value of SFR’s debt was determined by comparison of the contractual terms of SFR’s existing debt obligations to the then current market rates on a risk-adjusted basis. The future cash flows related to SFR’s existing debt obligations were then discounted back to present value to arrive at an estimated fair value of SFR’s debt. Factors that influence the estimates of fair value of SFR’s debt are subject to market conditions that may change subsequent to the date of preparation of the accompanying unaudited pro forma condensed combined financial statements.

The aggregate preliminary purchase price was allocated to SFR’s tangible and intangible assets acquired, liabilities assumed and non-controlling interests, based on management’s preliminary estimate of their respective fair values, as if the Pro Forma Transactions occurred as of June 30, 2017, as follows ($ in thousands):

Consideration transferred	$4,765,010

Assets acquired:
Land	2,311,535
Buildings and improvements	5,885,398
Cash and cash equivalents	174,407
Restricted cash	129,326
Investment in unconsolidated joint venture	56,522
Assets held for sale	26,271
Other assets	402,581
Liabilities assumed:
Mortgage loans, net	(2,728,131)
Term loan facility, net	(450,000)
Secured credit facility	(180,000)
Convertible senior notes, net	(558,730)
Accounts payable and accrued expenses	(115,799)
Resident security deposits	(56,526)
Liabilities related to assets held for sale	(533)
Other liabilities	(14,424)
Non-controlling interests	(151,896)

Net assets acquired	4,730,001

Goodwill	$35,009

Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets acquired, liabilities assumed and non-controlling interests. The determination of goodwill for the purposes of the accompanying unaudited pro forma condensed combined financial statements is preliminary and is subject to change when the evaluation is complete.

3. Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the REIT Merger had occurred as of June 30, 2017 for purposes of the unaudited pro forma condensed combined balance sheet as of June 30, 2017 and as if the Pro Forma Transactions had occurred as of January 1, 2016 for purposes of the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 and reflect the following pro forma adjustments:

(A)	Reclassification of SFR’s historical consolidated balance sheet to conform to INVH’s basis of presentation as presented below:

($ in thousands)	SFR Historical	Reclassifications(1)	SFR Historical Reclassified
Assets:
Investments in single-family residential properties:
Land	$1,847,410	$(143,807)	$1,703,603
Building and improvements	4,930,542	303,003	5,233,545
Furniture, fixtures and equipment	159,196	(159,196)	—

	6,937,148	—	6,937,148
Less: accumulated depreciation	(447,600)	—	(447,600)

Investments in single-family residential properties, net	6,489,548	—	6,489,548
Real estate assets held for sale, net	144,070	(144,070)	—
Cash and cash equivalents	174,407	—	174,407
Restricted cash	129,326	—	129,326
Investment in unconsolidated joint venture	33,709	—	33,709
Asset-backed securitization certificates	114,550	(114,550)	—
Assets held for sale	26,271	—	26,271
Goodwill	260,230	—	260,230
Other assets, net	98,848	258,620	357,468

Total assets	$7,470,959	$—	$7,470,959

Liabilities:
Mortgage loans, net	$2,689,478	$—	$2,689,478
Term loan facility, net	450,000	—	450,000
Credit facility	180,000	—	180,000
Convertible senior notes, net	521,674	—	521,674
Accounts payable and accrued expenses	115,799	—	115,799
Resident security deposits	—	56,526	56,526
Resident prepaid rent and security deposits	65,253	(65,253)	—
Liabilities related to assets held for sale	533	—	533
Other liabilities	5,697	8,727	14,424

Total liabilities	4,028,434	—	4,028,434

Equity:
Common Stock	1,277	—	1,277
Additional paid-in capital	3,625,423	—	3,625,423
Accumulated deficit	(388,255)	—	(388,255)
Accumulated other comprehensive income (loss)	18,555	—	18,555

Total shareholders’ equity	3,257,000	—	3,257,000
Non-controlling interests	185,525	—	185,525

Total equity	3,442,525	—	3,442,525

Total liabilities and equity	$7,470,959	$—	$7,470,959

(1)	Reclassification adjustments within SFR asset and liability balances to conform to INVH’s basis of presentation include the following: (i) land improvements and furniture, fixtures and equipment into building and improvements; (ii) real estate assets held for sale, net, and asset-backed securitization certificates into other assets, net; and (iii) SFR resident security deposits and prepaid rent were reclassified into separate liability accounts (resident security deposits and other liabilities).

(B)	Reflects estimated fair value of SFR’s investment in single-family residential properties. Reflects the preliminary allocation of the preliminary purchase price of SFR’s land and building and improvements and the elimination of historical accumulated depreciation on these assets.

(C)	Reflects the estimated fair value of SFR’s equity interest in its joint venture with Fannie Mae based on the estimated fair value of the underlying investments in single-family residential properties after giving consideration to the terms and conditions of the related joint venture agreement.

(D)	Records goodwill resulting from the REIT Merger, as described in Note 2. Goodwill is subject to change based on the final estimates of fair value of consideration transferred, net assets acquired, liabilities assumed and valuation of non-controlling interests at the closing date of the REIT Merger.

(E)	Adjustments to (i) eliminate $8.8 million of unamortized deferred financing costs related to SFR’s revolving credit facility as this intangible asset is considered in the valuation of the related debt, (ii) eliminate $4.2 million of other intangible assets with no value post-closing of the REIT Merger, (iii) record a $7.1 million increase in the value of single-family residential properties held for sale based on the preliminary estimate of fair value and (iv) record the estimated fair value of intangible assets acquired by INVH in the REIT Merger in the amount of $51.0 million, comprised of $44.5 million of in-place leases and $6.5 million of internal use software.

(F)	Reflects SFR mortgage loans assumed by INVH in the REIT Merger at fair value, including the elimination of SFR’s unamortized deferred financing costs, which are reflected as a deduction from the related historical debt balance in SFR’s historical consolidated balance sheet. See Note 2 for a description of the methodology and assumptions used in estimating the fair value of SFR’s debt obligations.

(G)	Reflects the fair value of SFR Convertible Notes, including elimination of any unamortized deferred financing costs. See Note 2 for a description of the methodology and assumptions used in estimating the fair value of SFR’s debt obligations.

(H)	Records accruals for (i) estimated transaction costs directly attributable to the REIT Merger in the amount of $47.6 million and (ii) estimated severance and other costs of $5.7 million that are contractually due as a result of the REIT Merger. Although it is anticipated there will be additional costs resulting from the REIT Merger, the accompanying unaudited pro forma condensed combined balance sheet reflects only those costs that are (i) directly attributable to the REIT Merger and (ii) factually supportable.

(I)	Represent the following:

•	Common Stock: (i) exchange of SFR Common Shares and other equity interests of employees that contractually vest as a result of the REIT Merger for 207.6 million shares of INVH Common Stock; (ii) one-time contractual vesting of INVH RSUs triggered by the REIT Merger resulting in the issuance of 0.5 million shares of INVH Common Stock; and (iii) elimination of the historical account balance of SFR Common Shares;

•	Additional Paid-in Capital: net adjustment to reflect the difference between the historical account balance of SFR’s additional paid-in capital and the sum of (i) $4.8 billion of additional paid-in capital in connection with the issuance of the 208.1 million shares of INVH Common Stock noted above, (ii) $6.7 million related to one-time vesting of INVH RSUs triggered by the REIT Merger and (iii) $10.0 million of additional paid-in capital related to the exchange of SFR RSUs to INVH RSUs to recognize precombination service that was included in merger consideration;

•	Accumulated Deficit: reversal of the historical account balance of SFR’s accumulated deficit, net of recognition of additional compensation expense of $6.7 million related to contractual one-time vesting of INVH RSUs resulting from the REIT Merger and $53.3 million of transaction and other costs described in Note 3 (H);

•	Accumulated Other Comprehensive Income (Loss): reversal of the historical account balance of SFR’s accumulated other comprehensive income; and

•	Non-Controlling Interests: fair value of net assets attributable to the non-controlling interests, based upon the 1.8% pro forma ownership of INVH LP by non-controlling parties.

(J)	Reflects incremental property tax expense related to the potential change in assessed property tax values of certain of INVH’s real estate assets as a result of the INVH IPO. Estimated incremental property taxes related to the potential change in assessed values result in pro forma adjustments of $0.4 million and $4.7 million for the six months ended June 30, 2017 and for the year ended December 31, 2016, respectively. These adjustments are estimates of changes, if any, in assessed values, and the resulting incremental impact on property taxes will not be known until subsequent to the closing date of the REIT Merger.

(K)	In connection with the INVH IPO, INVH RSUs were issued that result in incremental share-based compensation expense with a continuing impact on the statements of operations. Such expense is reflected in the INVH historical statements of operations since the February 1, 2017 reorganization that preceded the INVH IPO utilizing graded vesting pursuant to INVH’s accounting policies. As such, the pro forma adjustment for incremental costs for the six months ended June 30, 2017 resulted in a decrease of $(1.2) million and $(4.9) million to ongoing property management expenses and general and administrative expenses, respectively, and an increase of $4.8 million and $21.3 million for property management expenses and general and administrative expenses, respectively, for the year ended December 31, 2016, as a portion of the awards that vested during the six months ended June 30, 2017 would have vested during the year ended December 31, 2016 had the INVH IPO occurred on January 1, 2016.

After giving pro forma effect to these adjustments, INVH historical adjusted amounts include: (i) share-based compensation expense for equity awards issued or vested in connection with the INVH IPO of $44.7 million and $26.1 million for the six months ended June 30, 2017 and year ended December 31, 2016, respectively (of which $3.9 million is reflected in property management expenses and $40.8 million is reflected in general and administrative for the six months ended June 30, 2017, and $4.8 million is reflected in property management expenses and $21.3 million is reflected in general and administrative for the year ended December 31, 2016); and (ii) other offering related costs of $8.3 million and $13.0 million for the six months ended June 30, 2017 and year ended December 31, 2016, respectively.

(L)	INVH utilized $1.7 billion of net proceeds from the INVH IPO, borrowings on the $1.5 billion term loan facility that closed in connection with the INVH IPO and cash balances to repay approximately $3.3 billion of existing indebtedness. Additionally, INVH entered into $1.5 billion of interest rate swaps whereby the interest rate on the term loan facility was effectively fixed at 3.77%. The following table summarizes the impact to interest expense related to these items:

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
(in thousands)	Pro Forma Interest Expense Increase / (Decrease)	Pro Forma Interest Expense Increase / (Decrease)
Repayment of existing indebtedness	$(12,612)	$(113,166)
Elimination of deferred financing cost amortization related to the repayment of existing indebtedness	(6,048)	(15,470)
Borrowing on term loan facility, including interest rate swaps	6,939	60,050
Amortization of new deferred financing costs for the term loan facility	474	5,352

Net adjustment to pro forma interest expense	$(11,247)	$(63,234)

(M)	While the nature of certain revenues and expenses are alike and have recognized historically by INVH and SFR in a materially consistent manner, in some instances those revenues and expenses have been classified on INVH’s and SFR’s respective statements of operations in different line items. These presentation differences generally result from management preferences and have no impact on net loss. The table below summarizes reclassifications required to conform SFR’s historical consolidated statements of operations to INVH’s basis of presentation:

Six Months Ended June 30, 2017 (in thousands)

	SFR Historical	SFR Reclassifications	SFR Historical Reclassified
Revenues:
Rental revenues	$280,894	$(5,761)	$275,133
Other property income	18,966	1,899	20,865
Other income	5,554	—	5,554

Total revenues	305,414	(3,862)	301,552

Operating expenses:
Property operating and maintenance	98,374	15,432	113,806
Property management expenses	18,892	(8,685)	10,207
General and administrative	25,047	(4,665)	20,382
Depreciation and amortization	94,299	(4,694)	89,605
Impairment and other	657	—	657

Total operating expenses	237,269	(2,612)	234,657

Operating income	68,145	(1,250)	66,895

Other income (expenses):
Interest expense	(76,140)	—	(76,140)
Equity in income from unconsolidated joint venture	370	—	370
Loss on extinguishment of debt	(10,690)	—	(10,690)
Other expense, net	(2,750)	1,250	(1,500)

Total other income (expenses)	(89,210)	1,250	(87,960)

Income (loss) from continuing operations	(21,065)	—	(21,065)
Gain on sale of property, net of tax	8,487	—	8,487
Income tax expense	(336)	—	(336)

Net income (loss)	(12,914)	—	(12,914)
Loss attributable to non-controlling interests	739	—	739

Net income (loss) attributable to common stockholders	$(12,175)	$—	$(12,175)

Year Ended December 31, 2016 (in thousands)

	SFR Historical	SFR Reclassifications	SFR Historical Reclassified
Revenues:
Rental revenues	$538,191	$(17,738)	$520,453
Other property income	25,844	8,665	34,509
Other income	11,647	—	11,647

Total revenues	575,682	(9,073)	566,609

Operating expenses:
Property operating and maintenance	193,563	33,062	226,625
Property management expenses	34,736	(12,537)	22,199
General and administrative	57,185	(18,975)	38,210
Depreciation and amortization	178,763	(7,700)	171,063
Impairment and other	750	—	750
Merger and transaction-related	29,496	—	29,496

Total operating expenses	494,493	(6,150)	488,343

Operating income	81,189	(2,923)	78,266

Other income (expenses):
Interest expense	(152,167)	—	(152,167)
Equity in income from unconsolidated joint venture	738	—	738
Other expense, net	(2,395)	2,923	528

Total other income (expenses)	(153,824)	2,923	(150,901)

Income (loss) from continuing operations	(72,635)	—	(72,635)
Gain on sale of property, net of tax	4,673	—	4,673
Income tax expense	(736)	—	(736)

Net income (loss)	(68,698)	—	(68,698)
Loss attributable to non-controlling interests	5,218	—	5,218

Net income (loss) attributable to common stockholders	$(63,480)	$—	$(63,480)

(N)	Reflects the GI Portfolio acquisition as if the transaction had occurred as of January 1, 2016, as set forth below:

Six Months Ended June 30, 2017 (in thousands)

	Historical Waypoint/GI Venture(1)	Reclassifications(2)	Pro Forma Adjustments		GI Portfolio Adjusted
Revenues:
Rental income	$30,136	$(684)	$—		$29,452
Other property income	1,573	176	—		1,749
Management fees	—	—	(4,087)	(3)	(4,087)

Total revenues	31,709	(508)	(4,087)		27,114

Expenses:
Property operating and maintenance	10,488	(445)	2,969	(3)	13,012
Property management expenses	1,791	—	(1,248)	(4)	543
Depreciation and amortization	—	—	6,509	(5)	6,509

Total operating expenses	12,279	(445)	8,230		20,064

Operating income	19,430	(63)	(12,317)		7,050
Interest expense	—	—	(9,236)	(6)	(9,236)
Other expense, net	—	63	—		63

Income (loss) from continuing operations	$19,430	$—	$(21,553)		$(2,123)

Year Ended December 31, 2016 (in thousands)

	Historical Waypoint/GI Venture(1)	Reclassifications(2)	Pro Forma Adjustments		GI Portfolio Adjusted
Revenues:
Rental income	$58,932	$(2,093)	$—		$56,839
Other property income	3,327	293	—		3,620
Management fees	—	—	(7,974)	(3)	(7,974)

Total revenues	62,259	(1,800)	(7,974)		52,485

Expenses:
Property operating and maintenance	20,380	(1,483)	2,797	(3)	21,694
Property management expenses	2,717	—	(2,383)	(4)	334
Depreciation and amortization	—	—	15,841	(5)	15,841

Total operating expenses	23,097	(1,483)	16,255		37,869

Operating income	39,162	(317)	(24,229)		14,616
Interest expense	—	—	(18,473)	(6)	(18,473)
Other expense, net	—	317	—		317

Income (loss) from continuing operations	$39,162	$—	$(42,702)		$(3,540)

(1)	Reflects property-level net operating income of the GI Portfolio and is derived from the unaudited historical consolidated statement of revenues and certain expenses of the Waypoint/GI Venture, LLC and Subsidiaries for the six months ended June 30, 2017 and the audited historical consolidated statement of operations of Waypoint/GI Venture, LLC and Subsidiaries for the year ended December 31, 2016.
(2)	Reflects reclassification of the GI Portfolio’s property-level historical net operating income to conform to INVH’s presentation. See information in Note 3 (M) regarding the nature of such reclassifications.

(3)	Reflects the following adjustments: (i) recognition of amortization of deferred leasing commissions totaling $2.1 million and $1.3 million for the six months ended June 30, 2017 and for the year ended December 31, 2016, respectively; (ii) reversal of amounts paid to SFR under the terms of the management agreement between SFR and Waypoint Real Estate Group, LLC, which was terminated at the closing of the GI Portfolio acquisition, resulting in a decrease in property operating and maintenance of $0.4 million and $1.2 million for the six months ended June 30, 2017 and for the year ended December 31, 2016, respectively; and (iii) additional accruals for property taxes of $1.3 million and $2.7 million, respectively, for such periods. The incremental property tax expense represents the estimated change in assessed property tax values as a result of SFR’s acquisition of the GI Portfolio. These adjustments are estimates of changes, if any, in assessed values, and the resulting incremental impact on property taxes will not be known until subsequent to the closing date of the REIT Merger.
(4)	Reflects reversal of amounts paid to SFR under the terms of the management agreement between SFR and Waypoint Real Estate Group, LLC, which was terminated at the closing of the GI Portfolio acquisition, resulting in a decrease in property management expenses of $1.2 million and $2.4 million for the six months ended June 30, 2017 and for the year ended December 31, 2016, respectively.
(5)	Reflects depreciation expense for the six months ended June 30, 2017 and year ended December 31, 2016, which has been calculated and presented based on the preliminary estimated fair values of the real estate, exclusive of acquired properties that SFR classified as held for sale as the homes are anticipated to be sold within one year of closing.
(6)	Reflects interest expense related to debt assumed as part of the GI Portfolio acquisition, calculated using the average contractual interest rate of 2.875% over the London Interbank Offered Rate (“LIBOR”) (calculated based on one-month LIBOR of 1.23% as of September 5, 2017).

(O)	Reflects incremental property tax expense related to the estimated change in assessed property tax values for certain of SFR’s real estate assets as a result of the REIT Merger. Estimated incremental property taxes related to the potential change in assessed values are $1.3 million and $2.6 million for the six months ended June 30, 2017 and for the year ended December 31, 2016, respectively. These adjustments are estimates of changes, if any, in assessed values, and the resulting incremental impact on property taxes will not be known until subsequent to the closing date of the REIT Merger.

(P)	Reflects incremental share-based compensation expense related to the time vesting INVH RSUs expected to be issued to the Chief Executive Officer of the Combined Company in connection with the REIT Merger (see “The Mergers—Interests of SFR’s Trustees and Executive Officers in the Mergers”).

(Q)	Reflects an increase in depreciation expense related to the new basis of SFR’s real estate assets, based upon the preliminary estimated purchase price allocation summarized in Note 2 and described in Note 3 (B). Pro forma depreciation expense adjustments total $7.1 million and $19.6 million for the six months ended June 30, 2017 and for the year ended December 31, 2016, respectively. For purposes of pro forma depreciation, useful lives of 28.5 years have been assigned to SFR’s assets. Adjustments also include a pro forma increase in amortization expense of $0.7 million and $45.7 million for the six months ended June 30, 2017 and for the year ended December 31, 2016, respectively, related to intangible assets identified in connection with the REIT Merger. For purposes of pro forma amortization expense, the following useful lives have been assigned to these assets: one year for in-place leases and five years for internal use software.

(R)	Reflects a pro forma decrease in interest expense of $6.4 million and $17.3 million for the six months ended June 30, 2017 and for the year ended December 31, 2016, respectively, for the estimated change between the par value and estimated fair value of the SFR Convertible Notes, which is amortized over the term of the SFR Convertible Notes.

(S)

Reflects the portion of the pro forma income attributable to the 9.4 million INVH LP Units issued in connection with the Partnership Merger that are not held directly or indirectly by INVH, which are considered a non-controlling interest. The total non-controlling interest shown in the unaudited pro forma condensed combined statements of operations was calculated based on the proportion of INVH LP Units not held directly or indirectly by INVH relative to the total fully diluted share count after the closing date of the REIT Merger (equating to an estimated pro forma ownership interest of 1.8% in the Combined Company) multiplied by the Combined Company’s net loss for each respective period.

(T)	Represents the pro forma combined earnings (loss) per share (“EPS”), giving pro forma effect to INVH Common Stock and INVH LP Units issued in the Mergers, calculated as follows:

Pro Forma Combined Company
Basic and Diluted EPS (in thousands, except per share information)(1):
Six Months Ended June 30, 2017
Net loss attributable to common stockholders	$(37,572)
Number of shares(2)	519,372

Six months ended June 30, 2017—basic and diluted	$(0.07)

Year Ended December 31, 2016
Net loss attributable to common stockholders	$(166,842)
Number of shares(2)	519,372

Year ended December 31, 2016—basic and diluted	$(0.32)

(1)	The Combined Company’s pro forma net loss attributable to common shareholders would cause any INVH RSUs to be anti-dilutive. As such, the number of shares used in basic and diluted EPS calculations are the same. Per share amounts are calculated based on the estimated post-REIT Merger share-count of 519.4 million, which excludes operating partnership units as income/loss attributable to the INVH LP Units considered non-controlling interests as described in Note 3 (S).
(2)	Comprised of the following as of September 11, 2017 (in thousands):

INVH Common Stock outstanding	311,354
INVH Common Stock issued in exchange for SFR Common Shares	207,553
INVH RSUs that vest in connection with the REIT Merger	465

Total pro forma number of shares outstanding	519,372

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

INVITATION HOMES INC.,

INVITATION HOMES OPERATING PARTNERSHIP LP,

IH MERGER SUB, LLC,

STARWOOD WAYPOINT HOMES,

and

STARWOOD WAYPOINT HOMES PARTNERSHIP, L.P.

Dated as of August 9, 2017

A-i

A-ii

Exhibit A         Form of Stockholder Written Consent

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2017 (this “Agreement”), is made by and among Invitation Homes Inc., a Maryland corporation (“Invitation Homes”), Invitation Homes Operating Partnership LP, a Delaware limited partnership and a subsidiary of Invitation Homes (“Invitation Homes LP”), IH Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Invitation Homes (“Merger Sub”), Starwood Waypoint Homes, a Maryland real estate investment trust (“Starwood Waypoint”) and Starwood Waypoint Homes Partnership, L.P., a Delaware limited partnership and a subsidiary of Starwood Waypoint (“Starwood Waypoint LP”) (each of Invitation Homes, Invitation Homes LP, Merger Sub, Starwood Waypoint and Starwood Waypoint LP is a “Party” and collectively are the “Parties”).

W I T N E S S E T H:

WHEREAS, Starwood Waypoint is a Maryland real estate investment trust operating as a REIT for U.S. federal income tax purposes;

WHEREAS, Invitation Homes is a Maryland corporation operating as a REIT for U.S. federal income tax purposes;

WHEREAS, the Parties wish to effect a business combination transaction in which (a) Starwood Waypoint will merge with and into Merger Sub, with Merger Sub being the surviving entity (the “REIT Merger”), pursuant to which each outstanding common share of beneficial interest, par value $0.01 per share, of Starwood Waypoint (each, a “Starwood Waypoint Common Share”), other than the Excluded Shares, will be converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland REIT Law and the DLLCA and (b) following the REIT Merger, Starwood Waypoint LP will merge with and into Invitation Homes LP, with Invitation Homes LP being the surviving entity (the “Partnership Merger” and together with the REIT Merger, the “Mergers”), pursuant to which each outstanding Partnership Unit (as defined in the Starwood Waypoint LP Agreement) of Starwood Waypoint LP (any such Partnership Unit, a “Starwood Waypoint LP Unit”), will be converted into the right to receive the Partnership Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DRULPA;

WHEREAS, the Starwood Waypoint Board has approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and declared that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of Starwood Waypoint and the holders of Starwood Waypoint Common Shares;

WHEREAS, the board of directors of the Starwood Waypoint LP General Partner has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Starwood Waypoint LP and its partners;

WHEREAS, the Invitation Homes Board has approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and declared that the Invitation Homes Stock Issuance and the other transactions contemplated by this Agreement are advisable and in the best interests of Invitation Homes and the holders of Invitation Homes Common Stock;

WHEREAS, the Starwood Waypoint Board has directed that the REIT Merger and the other transactions contemplated by this Agreement, be submitted for consideration at the Starwood Waypoint Shareholder Meeting and has resolved to recommend that Starwood Waypoint’s shareholders vote to approve the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Invitation Homes Board has directed that the Invitation Homes Stock Issuance and the other transactions contemplated by this Agreement be submitted for approval by the stockholders of Invitation

Homes and has resolved to recommend that the stockholders of Invitation Homes approve the Invitation Homes Stock Issuance and the other transactions contemplated by this Agreement;

WHEREAS, following the execution and delivery of this Agreement, Invitation Homes has agreed to seek to obtain a written consent from the Majority Stockholders pursuant to which such stockholders will approve the Invitation Homes Stock Issuance and the other transactions contemplated by this Agreement in accordance with Section 2-505 of the MGCL, Section 6.5 of the Invitation Homes Charter and Section 14 of Article II of the Invitation Homes Bylaws;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Majority Stockholders have entered into an amended and restated stockholders agreement with Invitation Homes, which will become effective at the Closing (the “Invitation Homes Stockholders Agreement”);

WHEREAS, Starwood Waypoint LP has taken all actions required for the execution of this Agreement by Starwood Waypoint LP and to adopt and approve this Agreement and to approve the consummation of the Partnership Merger and the other transactions contemplated by this Agreement;

WHEREAS, Invitation Homes LP has taken all actions required for the execution of this Agreement by Invitation Homes LP and to adopt and approve this Agreement and to approve the consummation of the Partnership Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the REIT Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the REIT Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Partnership Merger and the receipt by the holders of Starwood Waypoint LP Units of Invitation Homes LP Units in exchange for Starwood Waypoint LP Units in the Partnership Merger shall be treated as a transaction that is generally tax-free to such holders for U.S. federal income tax purposes; and

WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1. Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement containing terms that are not less favorable to Starwood Waypoint or Invitation Homes, as the case may be, than the terms contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement (i) shall not prohibit compliance by Starwood Waypoint or Invitation Homes, as the case may be, with any of the provisions of Section 6.5 and (ii) shall not be required to prohibit the making of an Acquisition Proposal to the board of the applicable Party on a confidential, non-public basis or such board’s ability to disclose such Acquisition Proposal.

“Action” shall mean any claim, action, suit, charge, demand, directive, inquiry, subpoena, proceeding, arbitration, mediation or other investigation.

“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. Notwithstanding the foregoing, for purposes of Section 5.21 and Section 6.10, none of the Majority Stockholders or any of their Affiliates (other than Invitation Homes and its Subsidiaries) shall be deemed to be an Affiliate of Invitation Homes or any of its Subsidiaries.

“Benefit Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, equity-based incentive, stock option, restricted stock, profits interest, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close (provided that, with respect to filings to be made with the SEC, a day on which such a filing is to be made is a Business Day only if the SEC is open to accept filings).

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the Mutual Confidentiality Agreement, dated July 16, 2017, between Starwood Waypoint and Invitation Homes.

“Contract” shall mean any agreement, contract, indenture, note, bond, loan, evidence of Indebtedness, lease, sublease, conditional sales contract, mortgage, deed of trust, license, sublicense, franchise agreement, undertaking, commitment or other binding arrangement, to which a Person is a party or to which the properties or assets of such Person are subject, whether written or oral, including without limitation, all amendments, modifications, supplements, renewals, extensions and guarantees relating thereto.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Delaware Secretary of State” shall mean the Secretary of State of the State of Delaware.

“Disclosure Document shall mean the Proxy Statement/Information Statement or, in the event the Stockholder Written Consent is not obtained and Starwood Waypoint does not terminate this Agreement, in each case, as provided in Section 8.1(c)(v), the Joint Proxy Statement.

“DLLCA” shall mean the Delaware Limited Liability Company Act, as amended.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, as amended.

“Environmental Law” shall mean any Law relating to the pollution or protection of the environment (including air, surface water, groundwater, drinking water supply, land surface, subsurface land, plant and animal life or any other natural resource), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to any exposure to, the use, handling, presence, transportation, treatment, storage, recycling, generation, processing, labeling, production disposal, release or discharge of Hazardous Substances.

“Environmental Permit” shall mean any permit, approval, license or other authorization under any applicable Environmental Law.

“Equity Award Withholding Amount” shall mean the amount of applicable Tax required to be withheld as a result of the delivery of the Merger Consideration in respect of the Starwood Waypoint Vesting Equity Awards pursuant to Section 3.11.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Amount” shall mean $25,000,000.

“Expenses” shall mean all costs, fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Disclosure Document, and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Disclosure Document, the solicitation of stockholder approvals, engaging the services of the Exchange Agent, obtaining any Third Party consents, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“GAAP” shall mean the U.S. generally accepted accounting principles.

“Governmental Authority” shall mean any U.S. (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission (including the IRS and any other U.S. federal authority, board, bureau, agency, commission or other body and any state, local and/or foreign Tax authority, board, bureau, agency, commission or other body) or self-regulatory organization.

“Hazardous Substances” shall mean any substance or material, whether solid, liquid or gas, defined in or regulated under any Environmental Law as hazardous or toxic or as a pollutant, contaminant, waste, or term of similar meaning, including, for the avoidance of doubt, mold, asbestos and asbestos-containing materials, urea formaldehyde insulation, lead-based paint, and radon.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) all indebtedness evidenced by a note, bond, debenture or other similar instrument or debt security, (c) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (d) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (e) all obligations under capital leases, (f) all obligations in respect of bankers acceptances or letters of credit, (g) all obligations under interest rate cap, swap, collar, forward, option agreement or similar transaction or currency hedging transactions (valued at the fair market value thereof), and (h) any indebtedness or obligations of another Person of the type referred to in the foregoing clauses (a) through (g) (A) that is guaranteed by such Person or (B) in respect of which such Person pledges its assets or provides any other credit support, together, in the case of each of the foregoing, with all accrued and unpaid interest, premiums, penalties, breakage costs, make-whole amounts and other fees and expenses (if any) relating thereto.

“Indemnitee” shall mean any individual who, at or at any time prior to the REIT Merger Effective Time, was an officer or trustee, of Starwood Waypoint or an officer, director or trustee of any of the Starwood Waypoint Subsidiaries or a fiduciary under any Starwood Waypoint Benefit Plan.

“Intellectual Property” shall mean any and all U.S. and foreign rights in, arising out of, or associated with: (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (c) copyrightable works and copyrights, (d) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (e) all rights in the foregoing and in other similar intangible assets, and (f) all applications, reversions, extensions, renewals and registrations for the foregoing.

“Invitation Homes Bylaws” shall mean the Bylaws of Invitation Homes, adopted as of February 6, 2017.

“Invitation Homes Charter” shall mean the charter of Invitation Homes as in effect on the date hereof.

“Invitation Homes Credit Agreement” shall mean the Revolving Credit and Term Loan Agreement, dated as of February 6, 2017, by and among Invitation Homes LP, as borrower, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other parties party thereto.

“Invitation Homes Entities” shall mean Invitation Homes and all of the Invitation Homes Subsidiaries (including Invitation Homes LP).

“Invitation Homes Equity Awards” means all awards granted or issued under the Invitation Homes Equity Plan.

“Invitation Homes Equity Plan” shall mean (i) the compensatory equity plans set forth in Section 5.2 of the Invitation Homes Disclosure Letter and (ii) any other compensatory equity plans of Invitation Homes.

“Invitation Homes LP Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Invitation Homes LP dated as of the date hereof.

“Invitation Homes LP Units” shall mean all Limited Partner Interests (as defined in the Invitation Homes LP Agreement) of Invitation Homes LP.

“Invitation Homes Material Adverse Effect” shall mean any event, circumstance, change, occurrence, development or effect that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, properties, liabilities, financial condition or results of operations of the Invitation Homes Entities, taken as a whole, or (b) the ability of Invitation Homes or Invitation Homes LP to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a), “Invitation Homes Material Adverse Effect” shall not include any event, circumstance, change, occurrence, development or effect, either alone or in combination, to the extent arising out of or resulting from (i) any change generally affecting the single-family rental home industry or the markets in which the Invitation Homes Entities operate, (ii) any change generally affecting economic, regulatory or political conditions in the United States or the global economy or capital, financial or securities markets, including changes in interest rates, (iii) any change in the market price or trading volume of the equity securities of Invitation Homes or of the equity or credit ratings or the ratings outlook for any Invitation Homes Entity by any applicable rating agency (provided, however, that the exception in this clause (iii) shall not prevent the underlying facts giving rise or contributing to such event, circumstance, change, occurrence, development or effect, if not otherwise excluded from the definition of Invitation Homes Material Adverse Effect, from being taken into account in determining whether an Invitation Homes Material Adverse Effect has occurred), (iv) any changes after the date hereof in Law or GAAP (or the interpretation of the foregoing), (v) the commencement, escalation or worsening of a war (whether or not declared) or armed hostilities or acts of terrorism, (vi) earthquakes, hurricanes, floods or other natural disasters, (vii) the execution, announcement, other public disclosure or performance of this Agreement or the transactions contemplated hereby, or the impact of such execution, announcement, public disclosure or performance on relationships, contractual or otherwise, with customers, suppliers, tenants, lenders, employees, unions, licensors, joint venture partners or other Persons with business relationships with the Invitation Homes Entities, or any actions or claims made or brought by any of the current or former stockholders or equityholders of any Invitation Homes Entity (or on their behalf or on behalf of the Invitation Homes Entity, but in any event only in their capacities as current or former stockholders or equityholders) arising out of this Agreement or the Mergers (provided that this clause (vii) shall not apply with respect to Section 5.4 of this Agreement), (viii) any action taken with Starwood Waypoint’s prior written consent, (ix) any disclosure by any Party regarding its plans with respect to the conduct of the business of Starwood Waypoint following the Closing or (x) any failure of any Invitation Homes Entity to meet any internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement (it being understood and agreed that any event, circumstance, change, occurrence, development or effect giving rise to such failure may be taken into account in determining whether there has been an Invitation Homes Material Adverse Effect, unless such event, circumstance, change, occurrence, development or effect is otherwise excluded pursuant to this definition), except in the cases of clauses (i), (ii) and (iv) through (vi), to the extent that the Invitation Homes Entities, taken as a whole, are materially disproportionately adversely affected thereby relative to other participants in the single-family rental home industry in the markets in which the Invitation Homes Entities operate, in which case such event, circumstance, change, occurrence, development or effect may be taken into account to the extent of such disproportionate effect in determining whether a “Invitation Homes Material Adverse Effect” has occurred.

“Invitation Homes Parties” shall mean Invitation Homes, Invitation Homes LP and Merger Sub.

“Invitation Homes Partnership Common Units” shall mean Partnership Common Units (as defined in the Invitation Homes LP Agreement) of Invitation Homes LP.

“Invitation Homes Stockholder Approval” shall mean the approval of the Invitation Homes Stock Issuance and the other transactions contemplated by this Agreement by the holders of a majority of the outstanding shares of Invitation Homes Common Stock.

“Invitation Homes Stockholder Meeting” shall mean the meeting of the holders of Invitation Homes Common Stock for the purpose of seeking the Invitation Homes Stockholder Approval, including any postponement or adjournment thereof.

“Invitation Homes Subsidiary” shall mean a Subsidiary of Invitation Homes.

“Invitation Homes Subsidiary Partnership” means Invitation Homes LP or any other Invitation Homes Subsidiary that is a partnership for U.S. federal income tax purposes.

“Invitation Homes Tax Protection Agreement” shall mean any agreement to which any Invitation Homes Entity is a party and pursuant to which (a) any liability to any direct or indirect holder of partnership interests in Invitation Homes LP or any other partnership interest in any Invitation Homes Subsidiary Partnership (“Relevant Invitation Homes Partnership Interest”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a direct or indirect holder of a Relevant Invitation Homes Partnership Interest, a party to such agreement has agreed to (1) maintain a minimum level of debt or continue a particular debt, (2) retain or not dispose of assets for a period of time that has not since expired, (3) make or refrain from making any Tax elections, (4) operate (or refrain from operating) in a particular manner, (5) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (6) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code, and/or (7) only dispose of assets in a particular manner; (c) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of any Invitation Homes Subsidiary Partnership or any direct or indirect subsidiary of any Invitation Homes Subsidiary Partnership or is so guarantying or indemnifying, or has so assumed, such debt; and/or (d) any Invitation Homes Subsidiary Partnership or the general partner, manager, managing member or other similarly-situated Person of such Invitation Homes Subsidiary Partnership or any direct or indirect subsidiary of such Invitation Homes Subsidiary Partnership is required to consider separately the interests of the limited partners, members or other beneficial owners of such Invitation Homes Subsidiary Partnership or the holder of interests in such Invitation Homes Subsidiary Partnership in connection with any transaction or other action.

“IRS” shall mean the U.S. Internal Revenue Service.

“Joint Proxy Statement” shall mean a joint proxy statement relating to the Starwood Waypoint Shareholder Meeting and the Invitation Homes Stockholder Meeting together with any amendments or supplements thereto.

“knowledge” shall mean the knowledge of the following officers of Starwood Waypoint Parties and Invitation Homes Parties, as applicable, after due inquiry: (a) for Starwood Waypoint: each person identified on Section 1.1(b) of the Starwood Waypoint Disclosure Letter; and (b) for any of the Invitation Homes Parties: each person identified on Section 1.1(b) of the Invitation Homes Disclosure Letter.

“Law” shall mean any federal, state, local or foreign law (including common law), statute, regulation, ordinance, rule, judgment, order, decree, award, approval, concession, grant, franchise, directive, requirement, permit, or other governmental restriction or any similar form of decision or approval of, or determination by, any Governmental Authority, including the United States Foreign Corrupt Practices Act of 1977, as amended, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended, and any directives or requirements of the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Lender Consents” shall mean the consents and approvals required pursuant to the terms of any Indebtedness of any Starwood Waypoint Entity or Invitation Homes Entity as a result of the execution and delivery of this Agreement by Starwood Waypoint or Invitation Homes or the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by Starwood Waypoint or Invitation Homes, which consents and approvals shall be in form and substance reasonably satisfactory to Invitation Homes and Starwood Waypoint.

“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, conditional or installment sale agreement, encroachment, community property interest, option or other Third Party right (including rights of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Majority Stockholders” shall mean IH1 Holdco L.P., IH2-A Holdco L.P., IH PP Holdco L.P., IH3 Holdco L.P., IH4 Holdco L.P., IH5 Holdco L.P., IH6 Holdco L.P. collectively.

“Maryland REIT Law” shall mean Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended.

“MGCL” shall mean the Maryland General Corporation Law, as amended.

“NYSE” shall mean the New York Stock Exchange.

“Order” shall mean a judgment, order or decree of a Governmental Authority.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Proxy Statement/Information Statement” shall mean a proxy statement relating to the Starwood Waypoint Shareholder Meeting and an information statement relating to the Invitation Homes Stockholder Approval together with any amendments or supplements thereto.

“REIT” shall mean a real estate investment trust within the meaning of and under the provisions of Sections 856 et seq. of the Code.

“Representative” shall mean, with respect to any Person, such Person’s directors, trustees, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Starwood Waypoint Bylaws” shall mean the Bylaws of Starwood Waypoint, adopted as of July 28, 2017.

“Starwood Waypoint Continuing Equity Awards” shall mean Starwood Waypoint Equity Awards that do not vest in accordance with their terms (as set forth in an applicable Starwood Waypoint Equity Plan, the agreement evidencing such Starwood Waypoint Equity Award thereunder, or an applicable Benefit Plan) as a result of or in connection with the Mergers.

“Starwood Waypoint Convertible Notes” shall mean Starwood Waypoint’s 3.00% Convertible Senior Notes due 2019, 4.50% Convertible Notes due 2017 and 3.50% Convertible Senior Notes due 2022.

“Starwood Waypoint Entities” shall mean Starwood Waypoint and all of the Starwood Waypoint Subsidiaries (including Starwood Waypoint LP).

“Starwood Waypoint Equity Awards” shall mean each outstanding right of any kind, contingent or accrued, to receive or retain Starwood Waypoint Common Shares or receive a cash payment equal to or based on, in whole or in part, the value of Starwood Waypoint Common Shares, in each case, granted pursuant to any of the Starwood Waypoint Equity Plans (including performance shares, performance-based units, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents).

“Starwood Waypoint Equity Plans” shall mean (i) the compensatory equity plans set forth in Section 4.2 of the Starwood Waypoint Disclosure Letter and (ii) any other compensatory equity plans of Starwood Waypoint.

“Starwood Waypoint LP Agreement” shall mean the Second Amended and Restated Limited Partnership Agreement of Starwood Waypoint LP, dated as of January 5, 2016.

“Starwood Waypoint LP General Partner” shall mean Starwood Waypoint Homes GP, Inc., a direct wholly owned subsidiary of Starwood Waypoint, as the general partner of Starwood Waypoint LP, or any successor general partner of Starwood Waypoint LP.

“Starwood Waypoint Material Adverse Effect” shall mean any event, circumstance, change, occurrence, development or effect that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, properties, liabilities, financial condition or results of operations of the Starwood Waypoint Entities, taken as a whole, or (b) the ability of Starwood Waypoint or Starwood Waypoint LP to consummate the

Mergers before the Outside Date; provided, however, that for purposes of clause (a), “Starwood Waypoint Material Adverse Effect” shall not include any event, circumstance, change, occurrence, development or effect, either alone or in combination, to the extent arising out of or resulting from (i) any change generally affecting the single-family rental home industry or the markets in which the Starwood Waypoint Entities operate, (ii) any change generally affecting economic, regulatory or political conditions in the United States or the global economy or capital, financial or securities markets, including changes in interest rates, (iii) any change in the market price or trading volume of the equity securities of Starwood Waypoint or of the equity or credit ratings or the ratings outlook for any Starwood Waypoint Entity by any applicable rating agency (provided, however, that the exception in this clause (iii) shall not prevent the underlying facts giving rise or contributing to such event, circumstance, change, occurrence, development or effect, if not otherwise excluded from the definition of Starwood Waypoint Material Adverse Effect, from being taken into account in determining whether a Starwood Waypoint Material Adverse Effect has occurred), (iv) any changes after the date hereof in Law or GAAP (or the interpretation of the foregoing), (v) the commencement, escalation or worsening of a war (whether or not declared) or armed hostilities or acts of terrorism, (vi) earthquakes, hurricanes, floods or other natural disasters, (vii) the execution, announcement, other public disclosure or performance of this Agreement or the transactions contemplated hereby, or the impact of such execution, announcement, public disclosure or performance on relationships, contractual or otherwise, with customers, suppliers, tenants, lenders, employees, unions, licensors, joint venture partners or other Persons with business relationships with the Starwood Waypoint Entities, or any actions or claims made or brought by any of the current or former shareholders or equityholders of any Starwood Waypoint Entity (or on their behalf or on behalf of the Starwood Waypoint Entity, but in any event only in their capacities as current or former shareholders or equityholders) arising out of this Agreement or the Mergers (provided that this clause (vii) shall not apply with respect to Section 4.4 of this Agreement), (viii) any action taken with Invitation Homes’ prior written consent, (ix) any disclosure by any Party regarding its plans with respect to the conduct of the business of Invitation Homes following the Closing or (x) any failure of any Starwood Waypoint Entity to meet any internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement (it being understood and agreed that any event, circumstance, change, occurrence, development or effect giving rise to such failure may be taken into account in determining whether there has been a Starwood Waypoint Material Adverse Effect, unless such event, circumstance, change, occurrence, development or effect is otherwise excluded pursuant to this definition), except in the cases of clauses (i), (ii) and (iv) through (vi), to the extent that the Starwood Waypoint Entities, taken as a whole, are materially disproportionately adversely affected thereby relative to other participants in the single-family rental home industry in the markets in which the Starwood Waypoint Entities operate, in which case such event, circumstance, change, occurrence, development or effect may be taken into account to the extent of such disproportionate effect in determining whether a “Starwood Waypoint Material Adverse Effect” has occurred.

“Starwood Waypoint Parties” shall mean Starwood Waypoint and Starwood Waypoint LP.

“Starwood Waypoint Performance Share Units” shall mean any performance share units granted pursuant to Starwood Waypoint Equity Plans.

“Starwood Waypoint Restricted Share Units” shall mean any time-vesting restricted share units granted pursuant to Starwood Waypoint Equity Plans.

“Starwood Waypoint Revolving Credit Agreement” shall mean the Credit Agreement, dated as of April 27, 2017, among Starwood Waypoint, Starwood Waypoint LP, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties and lenders thereto.

“Starwood Waypoint Shareholder Meeting” shall mean the meeting of the holders of Starwood Waypoint Common Shares for the purpose of seeking the Starwood Waypoint Shareholder Approval, including any postponement or adjournment thereof.

“Starwood Waypoint Subsidiary” shall mean a Subsidiary of Starwood Waypoint.

“Starwood Waypoint Subsidiary Partnership” shall mean Starwood Waypoint LP or any other Starwood Waypoint Subsidiary that is a partnership for U.S. federal income tax purposes.

“Starwood Waypoint Tax Protection Agreement” shall mean any agreement to which any Starwood Waypoint Entity is a party and pursuant to which (i) any liability to any direct or indirect holder of partnership interests in Starwood Waypoint LP or any other partnership interest in any Starwood Waypoint Subsidiary Partnership (“Relevant Starwood Waypoint Partnership Interest”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of a Relevant Starwood Waypoint Partnership Interest, a party to such agreement has agreed to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making any Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code, and/or (G) only dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of any Starwood Waypoint Subsidiary Partnership or any direct or indirect subsidiary of any Starwood Waypoint Subsidiary Partnership or is so guarantying or indemnifying, or has so assumed, such debt; and/or (iv) any Starwood Waypoint Subsidiary Partnership or the general partner, manager, managing member or other similarly-situated Person of such Starwood Waypoint Subsidiary Partnership or any direct or indirect subsidiary of such Starwood Waypoint Subsidiary Partnership is required to consider separately the interests of the limited partners, members or other beneficial owners of such Starwood Waypoint Subsidiary Partnership or the holder of interests in such Starwood Waypoint Subsidiary Partnership in connection with any transaction or other action.

“Starwood Waypoint Vesting Equity Awards” shall mean all Starwood Waypoint Equity Awards that are not Starwood Waypoint Continuing Equity Awards.

“Subsidiary” shall mean with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business.

“Tax” or “Taxes” shall mean any and all federal, state, local or foreign or other taxes of any kind, including income, profits, gains, franchise, gross receipts, gross income, property, sales, use, transfer, value added, capital stock, escheat, payroll, employment, unemployment, alternative or add on minimum, estimated, net worth, excise, withholding, backup withholding, social security (or similar), environmental, and documentary taxes, customs duties and other like charges, fees and assessments imposed by any Governmental Authority, together with all interest, penalties and additional amounts imposed with respect thereto.

“Tax Proceeding” shall mean any dispute, audit, examination, investigation, claim or other administrative, judicial or other proceeding by or with any tax authority or otherwise in respect of Taxes.

“Tax Return” shall mean any return, declaration, election, claim for refund, report, statement or other document provided or required to be provided to any Governmental Authority with respect to Taxes, including any attachment thereto and any amendment thereof.

“Termination Fee” shall mean (i) if payable by Starwood Waypoint, $161,000,000 and (ii) if payable by Invitation Homes, $230,000,000.

“Termination Payment” shall mean the Expense Amount or the Termination Fee, as the context may require.

“Third Party” shall mean any Person or group of Persons other than the Parties and their respective Affiliates.

(b) The following terms shall have the respective meanings set forth in the Section indicated below opposite such term:

Acceptable Confidentiality Agreement	Section 1.1(a)
Acquisition Proposal	Section 6.5(h)(i)
Action	Section 1.1(a)
Affiliate	Section 1.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.5(a)
Articles of REIT Merger	Section 2.3(a)
Benefit Plan	Section 1.1(a)
Book-Entry Share	Section 3.1(b)
Business Day	Section 1.1(a)
Certificate	Section 3.1(b)
Certificate of REIT Merger	Section 2.3(a)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Dividend Date	Section 6.18(a)
Code	Section 1.1(a)
Collective Bargaining Agreement	Section 4.10(a)
Confidentiality Agreement	Section 1.1(a)
Continuing Employees	Section 6.13(a)
Contract	Section 1.1(a)
control	Section 1.1(a)
D&O Insurance	Section 6.9(c)
Delaware Secretary of State	Section 1.1(a)
Disclosure Document	Section 1.1(a)
DLLCA	Section 1.1(a)
DRULPA	Section 1.1(a)
Environmental Law	Section 1.1(a)
Environmental Permit	Section 1.1(a)
Equity Award Withholding Amount	Section 1.1(a)
ERISA	Section 1.1(a)
ESPP	Section 3.11(d)
Exchange Act	Section 1.1(a)
Exchange Agent	Section 3.5(a)
Exchange Agent Agreement	Section 3.5(a)
Exchange Fund	Section 3.5(b)
Exchange Ratio	Section 3.1(a)(iii)
Excluded Shares	Section 3.1(a)(ii)
Expense Amount	Section 1.1(a)
Expenses	Section 1.1(a)
Form S-4	Section 4.4(b)
GAAP	Section 1.1(a)

Governmental Authority	Section 1.1(a)
Hazardous Substances	Section 1.1(a)
Indebtedness	Section 1.1(a)
Indemnitee	Section 1.1(a)
Indentures	Section 6.14(b)
Inquiry	Section 6.5(a)
Intellectual Property	Section 1.1(a)
Intended Tax Treatment	Section 6.10(a)
Interim Period	Section 6.1(a)
Invitation Homes	Preamble
Invitation Homes Adverse Recommendation Change	Section 6.5(d)
Invitation Homes Benefit Plans	Section 5.9(a)
Invitation Homes Board	Section 5.3(a)
Invitation Homes Bylaws	Section 1.1(a)
Invitation Homes Charter	Section 1.1(a)
Invitation Homes Common Stock	Section 3.1(a)(iii)
Invitation Homes Converted Restricted Share Unit Award	Section 3.11(b)
Invitation Homes Credit Agreement	Section 1.1(a)
Invitation Homes Designees	Section 3.16(a)
Invitation Homes Disclosure Letter	Article V
Invitation Homes Employees	Section 5.10(a)
Invitation Homes Entities	Section 1.1(a)
Invitation Homes Equity Awards	Section 1.1(a)
Invitation Homes Equity Plan	Section 1.1(a)
Invitation Homes Insurance Policies	Section 5.16
Invitation Homes Leases	Section 5.14(d)
Invitation Homes LP	Preamble
Invitation Homes LP Agreement	Section 1.1(a)
Invitation Homes LP General Partner	Section 5.1(f)
Invitation Homes LP Units	Section 1.1(a)
Invitation Homes Material Adverse Effect	Section 1.1(a)
Invitation Homes Material Contracts	Section 5.21
Invitation Homes Parties	Section 1.1(a)
Invitation Homes Partnership Common Units	Section 1.1(a)
Invitation Homes Permits	Section 5.5(a)
Invitation Homes Permitted Liens	Section 5.14(b)
Invitation Homes Properties	Section 5.14(a)
Invitation Homes Property	Section 5.14(a)
Invitation Homes Provided Information	Section 9.14(a)
Invitation Homes Quarterly Dividend	Section 6.2(b)(iv)
Invitation Homes Recommendation	Section 5.3(a)
Invitation Homes Registration Rights Agreement	Section 6.19(c)
Invitation Homes REIT Tax Representation Letter	Section 6.16(b)
Invitation Homes Reorganization Tax Representation Letter	Section 6.16(b)
Invitation Homes SEC Filings	Section 5.6(a)
Invitation Homes Stock Issuance	Section 5.3(a)
Invitation Homes Stockholder Approval	Section 1.1(a)
Invitation Homes Stockholder Meeting	Section 1.1(a)
Invitation Homes Stockholders Agreement	Recitals
Invitation Homes Subsidiary	Section 1.1(a)
Invitation Homes Subsidiary Partnership	Section 1.1(a)
Invitation Homes Tax Protection Agreement	Section 1.1(a)

Invitation Homes Title Insurance Policy	Section 5.14(e)
IRS	Section 1.1(a)
Joint Proxy Statement	Section 1.1(a)
knowledge	Section 1.1(a)
Law	Section 1.1(a)
Lender Consents	Section 1.1(a)
Lien	Section 1.1(a)
Majority Stockholders	Section 1.1(a)
Maryland REIT Law	Section 1.1(a)
MD Courts	Section 9.11(a)
Merger Consideration	Section 3.1(a)(iii)
Merger Sub	Preamble
Mergers	Recitals
MGCL	Section 1.1(a)
Notice of Adverse Recommendation Change	Section 6.5(e)
notifying party	Section 6.5(e)
NYSE	Section 1.1(a)
Order	Section 1.1(a)
Outside Date	Section 8.1(b)(i)
Parties	Preamble
Partnership Certificate of Merger	Section 2.3(b)
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.2(a)(ii)
Partnership Merger Effective Time	Section 2.3(b)
Party	Preamble
Person	Section 1.1(a)
Proxy Statement/Information Statement	Section 1.1(a)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying Income	Section 8.3(e)(i)
recipient party	Section 6.5(e)
REIT	Section 1.1(a)
REIT Merger	Recitals
REIT Merger Certificates	Section 2.3(a)
REIT Merger Effective Time	Section 2.3(a)
Relevant Invitation Homes Partnership Interest	Section 1.1(a)
Relevant Starwood Waypoint Partnership Interest	Section 1.1(a)
Representative	Section 1.1(a)
Resale Common Stock	Section 6.3(a)
Resale Parties	Section 6.3(a)
SDAT	Section 2.3(a)
SEC	Section 1.1(a)
Securities Act	Section 1.1(a)
Shelf Resale Registration Statement	Section 6.19(c)
Special Invitation Homes Distribution	Section 6.2(b)(iv)
Special Starwood Waypoint Distribution	Section 6.1(b)(iv)
Starwood Waypoint	Preamble
Starwood Waypoint Adverse Recommendation Change	Section 6.5(d)
Starwood Waypoint Benefit Plans	Section 4.9(a)
Starwood Waypoint Board	Section 4.3(a)
Starwood Waypoint Bylaws	Section 1.1(a)
Starwood Waypoint Common Share	Recitals
Starwood Waypoint Continuing Equity Awards	Section 1.1(a)

Starwood Waypoint Convertible Notes	Section 1.1(a)
Starwood Waypoint Declaration of Trust	Section 4.1(e)
Starwood Waypoint Designees	Section 3.16(a)
Starwood Waypoint Disclosure Letter	Article IV
Starwood Waypoint Employees	Section 4.10(a)
Starwood Waypoint Entities	Section 1.1(a)
Starwood Waypoint Equity Awards	Section 1.1(a)
Starwood Waypoint Equity Plans	Section 1.1(a)
Starwood Waypoint Insurance Policies	Section 4.16
Starwood Waypoint Leases	Section 4.14(d)
Starwood Waypoint LP	Preamble
Starwood Waypoint LP Agreement	Section 1.1(a)
Starwood Waypoint LP General Partner	Section 1.1(a)
Starwood Waypoint LP Unit	Recitals
Starwood Waypoint Material Adverse Effect	Section 1.1(a)
Starwood Waypoint Material Contracts	Section 4.21(a)
Starwood Waypoint Parties	Section 1.1(a)
Starwood Waypoint Performance Share Units	Section 1.1(a)
Starwood Waypoint Permits	Section 4.5(a)
Starwood Waypoint Permitted Liens	Section 4.14(b)
Starwood Waypoint Properties	Section 4.14(a)
Starwood Waypoint Property	Section 4.14(a)
Starwood Waypoint Provided Information	Section 9.14(b)
Starwood Waypoint Quarterly Dividend	Section 6.1(b)(iv)
Starwood Waypoint Recommendation	Section 4.3(a)
Starwood Waypoint Registration Rights Agreement	Section 6.19(a)
Starwood Waypoint REIT Tax Representation Letter	Section 6.16(a)
Starwood Waypoint Reorganization Tax Representation Letter	Section 6.16(a)
Starwood Waypoint Restricted Share Units	Section 1.1(a)
Starwood Waypoint Revolving Credit Agreement	Section 1.1(a)
Starwood Waypoint SEC Filings	Section 4.6(a)
Starwood Waypoint Shareholder Approval	Section 4.18
Starwood Waypoint Shareholder Meeting	Section 1.1(a)
Starwood Waypoint Subsidiary	Section 1.1(a)
Starwood Waypoint Subsidiary Partnership	Section 1.1(a)
Starwood Waypoint Tax Protection Agreement	Section 1.1(a)
Starwood Waypoint Title Insurance Policies	Section 4.14(e)
Starwood Waypoint Title Insurance Policy	Section 4.14(e)
Starwood Waypoint Vesting Equity Awards	Section 1.1(a)
Stockholder Consent Delivery Period	Section 6.3(f)
Stockholder Written Consent	Section 6.3(f)
Subsidiary	Section 1.1(a)
Superior Proposal	Section 6.5(h)(ii)
Surviving Entity	Section 2.1(a)
Surviving Partnership	Section 2.1(b)
Takeover Statutes	Section 4.20
Tax	Section 1.1(a)
Tax Proceeding	Section 1.1(a)
Tax Return	Section 1.1(a)
Taxable REIT Subsidiary	Section 4.1(c)
Taxes	Section 1.1(a)
Termination Fee	Section 1.1(a)

Termination Payee	Section 8.3(e)(i)
Termination Payment	Section 1.1(a)
Termination Payor	Section 8.3(e)(i)
Third Party	Section 1.1(a)
Transfer Taxes	Section 6.10(b)

Article II

THE MERGERS

Section 2.1. The Mergers.

(a) REIT Merger. On the Closing Date, upon the terms and subject to the conditions of this Agreement, and in accordance with the Maryland REIT Law and the DLLCA, at the REIT Merger Effective Time, in the REIT Merger, Starwood Waypoint shall merge with and into Merger Sub, whereupon the separate existence of Starwood Waypoint shall cease, and Merger Sub shall continue as the surviving entity in the REIT Merger (the “Surviving Entity”) and shall be governed by the laws of the State of Delaware. The REIT Merger shall have the effects specified in the Maryland REIT Law, the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the REIT Merger Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of Starwood Waypoint and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Starwood Waypoint and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

(b) Partnership Merger. On the Closing Date, as promptly as practicable following the REIT Merger Effective Time, upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, in the Partnership Merger, Starwood Waypoint LP shall merge with and into Invitation Homes LP, whereupon the separate existence of Starwood Waypoint LP shall cease, and Invitation Homes LP shall continue as the surviving entity in the Partnership Merger (the “Surviving Partnership”) and shall be governed by the laws of the State of Delaware. The Partnership Merger shall have the effects specified in the DRULPA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Partnership Merger Effective Time, the Surviving Partnership shall possess all properties, rights, privileges, powers and franchises of Starwood Waypoint LP and Invitation Homes LP, and all of the claims, obligations, liabilities, debts and duties of Starwood Waypoint LP and Invitation Homes LP shall become the claims, obligations, liabilities, debts and duties of the Surviving Partnership.

Section 2.2. Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY, 10017, at 10:00 a.m., local time, on the third (3rd) Business Day following the satisfaction or due waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied at the Closing, but subject to the satisfaction or due waiver of such conditions) or on such other date and/or time as is mutually agreed in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3. Effective Time.

(a) On the Closing Date, the applicable Starwood Waypoint Parties and the applicable Invitation Homes Parties shall (i) cause articles of merger with respect to the REIT Merger (the “Articles of REIT Merger”) to be duly executed and filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) in such form as required by, and executed in accordance with the relevant provisions of, the Maryland REIT Law, (ii) cause a certificate of merger with respect to the REIT Merger (the “Certificate of REIT Merger” and, together with the Articles of REIT Merger, the “REIT Merger Certificates”) to be

executed and filed with the Delaware Secretary of State as provided under the DLLCA and (iii) make any other filings, recordings or publications required to be made by the applicable Starwood Waypoint Parties and the applicable Invitation Homes Parties under the Maryland REIT Law, the DLLCA or the MGCL in connection with the REIT Merger. The REIT Merger shall become effective on the Closing Date as of the later of the time that the Articles of REIT Merger are accepted for record by the SDAT or the time that the Certificate of REIT Merger has been filed with the Delaware Secretary of State or on such other date and time not to exceed 30 days from the date of filing of the REIT Merger Certificates as shall be agreed to by Starwood Waypoint and Invitation Homes and specified in the REIT Merger Certificates (the date and time the REIT Merger becomes effective being the “REIT Merger Effective Time”), it being understood and agreed that the Parties shall cause the REIT Merger Effective Time to occur on the Closing Date.

(b) On the Closing Date, as promptly as practicable following the REIT Merger Effective Time, the applicable Starwood Waypoint Parties and the applicable Invitation Homes Parties shall (i) cause a certificate of merger with respect to the Partnership Merger (the “Partnership Certificate of Merger”) to be duly executed and filed with the Delaware Secretary of State as provided under the DRULPA, and (ii) make any other filings, recordings or publications required to be made under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at such time as the Partnership Certificate of Merger has been filed with the Delaware Secretary of State, or at such later time as shall be agreed to by the Parties and specified in the Partnership Certificate of Merger (the date and time the Partnership Merger becomes effective being the “Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date and as promptly as practicable following the REIT Merger Effective Time.

Section 2.4. Organizational Documents of the Surviving Entity and Surviving Partnership. At the REIT Merger Effective Time, the certificate of formation and the limited liability company agreement of Merger Sub as in effect immediately prior to the REIT Merger Effective Time shall be the certificate of formation and the limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such limited liability company agreement. At the Partnership Merger Effective Time, the certificate of limited partnership and limited partnership agreement of Invitation Homes LP as in effect immediately prior to the Partnership Merger Effective Time shall be the certificate of limited partnership and limited partnership agreement of the Surviving Partnership, until thereafter amended in accordance with applicable Law and the applicable provisions of such limited partnership agreement.

Section 2.5. Subsequent Actions.

(a) If, at any time after the REIT Merger Effective Time, the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of Starwood Waypoint or Merger Sub acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the REIT Merger or otherwise to carry out this Agreement, then the members, officers and managers of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

(b) If, at any time after the Partnership Merger Effective Time, the Surviving Partnership shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, title or interest in, to or under any of the rights or properties of Starwood Waypoint LP or Invitation Homes LP acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger or otherwise to carry out this Agreement, then the general partner of the Surviving Partnership shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Partnership or otherwise to carry out this Agreement.

Article III

EFFECT OF THE MERGERS

Section 3.1. Effect of the REIT Merger.

(a) At the REIT Merger Effective Time, by virtue of the REIT Merger and without any action on the part of any of the Parties or the holder of any securities of the Parties:

(i) each limited liability company interest of Merger Sub issued and outstanding immediately prior to the REIT Merger Effective Time shall remain outstanding and be unaffected by the REIT Merger;

(ii) each Starwood Waypoint Common Share issued and outstanding immediately prior to the REIT Merger Effective Time that is held by any wholly owned Subsidiary of Starwood Waypoint, Invitation Homes, Merger Sub or any Subsidiary of Invitation Homes (the “Excluded Shares”) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto; and

(iii) each Starwood Waypoint Common Share issued and outstanding immediately prior to the REIT Merger Effective Time (other than the Excluded Shares) shall be converted into the right to receive 1.6140 (the “Exchange Ratio”) newly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Invitation Homes (“Invitation Homes Common Stock”) (the “Merger Consideration”);

(b) All Starwood Waypoint Common Shares to be converted pursuant to Section 3.1(a)(iii), when so converted pursuant to Section 3.1(a)(iii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share or interest registered in the transfer books of Starwood Waypoint (a “Book-Entry Share”) that immediately prior to the REIT Merger Effective Time evidenced Starwood Waypoint Common Shares shall cease to have any rights with respect to such Starwood Waypoint Common Shares other than the right to receive the Merger Consideration in accordance with Section 3.6, including the right, if any, to receive, pursuant to Section 3.15, cash in lieu of fractional shares of Invitation Homes Common Stock into which such Starwood Waypoint Common Shares have been converted pursuant to Section 3.1(a)(iii), together with the amounts, if any, payable pursuant to Section 3.8.

(c) Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the REIT Merger Effective Time, Starwood Waypoint should split, combine or otherwise reclassify the Starwood Waypoint Common Shares, or make a dividend or other distribution in Starwood Waypoint Common Shares (including any dividend or other distribution of securities convertible into Starwood Waypoint Common Shares), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Invitation Homes Parties hereunder), the Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the REIT Merger Effective Time, Invitation Homes should split, combine or otherwise reclassify the shares of Invitation Homes Common Stock, or make a dividend or other distribution in shares of Invitation Homes Common Stock (including any dividend or other distribution of securities convertible into Invitation Homes Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change.

Section 3.2. Effect of the Partnership Merger.

(a) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any of the Parties or the holder of any securities of the Parties:

(i) each Invitation Homes LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time that is held directly by Invitation Homes shall remain outstanding and be unaffected by the Partnership Merger; and

(ii) each Starwood Waypoint LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall be converted into the right to receive 1.6140 newly issued and fully paid Invitation Homes Partnership Common Units representing a limited partner interest in the Surviving Partnership (the “Partnership Merger Consideration”).

(b) All Starwood Waypoint LP Units converted pursuant to Section 3.2(a)(ii) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or book-entry share registered in the transfer books of Starwood Waypoint LP that immediately prior to the Partnership Merger Effective Time evidenced Starwood Waypoint LP Units shall cease to have any rights with respect to such Starwood Waypoint LP Units other than the right to receive the Partnership Merger Consideration in accordance with Section 3.6.

(c) Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Partnership Merger Effective Time, Starwood Waypoint LP should split, combine or otherwise reclassify the Starwood Waypoint LP Units, or make a dividend or other distribution in Starwood Waypoint LP Units (including any dividend or other distribution of securities convertible into Starwood Waypoint LP Units), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Invitation Homes Parties hereunder), the Partnership Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Partnership Merger Effective Time, Invitation Homes LP should split, combine or otherwise reclassify the Invitation Homes LP Units, or make a dividend or other distribution in Invitation Homes LP Units (including any dividend or other distribution of securities convertible into Invitation Homes LP Units), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Partnership Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change.

(d) Simultaneously with the delivery to a holder of Starwood Waypoint LP Units of the Partnership Merger Consideration pursuant to Section 3.6, such holder shall automatically, and without any other action of any Person, be admitted to the Surviving Partnership as a limited partner of the Surviving Partnership.

Section 3.3. Issuances by Merger Sub to Invitation Homes. Immediately prior to the REIT Merger Effective Time, Merger Sub shall issue to Invitation Homes, in consideration for the contribution by Invitation Homes of the shares of Invitation Homes Common Stock to be issued in the REIT Merger, a number of limited liability company interests in Merger Sub equal to the aggregate number of shares of Invitation Homes Common Stock to be issued in the REIT Merger (including the cumulative number of shares of Invitation Homes Common Stock sold pursuant to Section  3.15 to satisfy fractional interests).

Section 3.4. Tax Characterization of the Mergers. The Parties hereby confirm, covenant and agree that, for U.S. federal (and applicable state and local) income tax purposes, (a) the REIT Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code, and (b) the Partnership Merger and the receipt by the holders of Starwood Waypoint LP Units of Invitation Homes LP Units in exchange for Starwood Waypoint LP Units in the Partnership Merger shall be treated as a transaction that is generally tax-free to such holders for U.S. federal income tax purposes.

Section 3.5. Exchange Agent; Deposit of Consideration.

(a) Prior to the Closing, Invitation Homes shall appoint an exchange agent, which shall be a bank or trust company reasonably acceptable to Starwood Waypoint (the “Exchange Agent”), for the purpose of exchanging Starwood Waypoint Common Shares for Merger Consideration and exchanging Starwood Waypoint LP Units for Partnership Merger Consideration. Such appointment shall be pursuant to an exchange agent agreement entered into prior to the Closing Date, which agreement shall be reasonably acceptable to Starwood Waypoint (the “Exchange Agent Agreement”).

(b) Prior to or on the Closing Date, Invitation Homes or Invitation Homes LP shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Starwood Waypoint Common Shares as of immediately prior to the REIT Merger Effective Time, for exchange in accordance with this Article III, an aggregate number of duly authorized, validly issued and fully paid and nonassessable shares of Invitation Homes Common Stock in book-entry form evidencing the full number of whole shares of Invitation Homes Common Stock issuable pursuant to Section 3.1(a) (the “Exchange Fund”).

(c) In the event of a transfer of ownership of Starwood Waypoint Common Shares that are not registered in the transfer records of Starwood Waypoint, it shall be a condition of payment that any Certificate surrendered in accordance with the procedures set forth in this Section 3.5 shall be properly endorsed or shall be otherwise in proper form for transfer, or any Book-Entry Share shall be properly transferred, and that the Person requesting such payment shall have paid any Transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Invitation Homes that such Tax either has been paid or is not applicable.

(d) On the Closing Date, Invitation Homes LP shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Starwood Waypoint LP Units as of immediately prior to the Partnership Merger Effective Time, for exchange in accordance with this Article III, Invitation Homes LP Units in book-entry form evidencing the full number of Invitation Homes LP Units issuable pursuant to Section 3.2.

Section 3.6. Delivery of Consideration.

(a) As soon as reasonably practicable after the Closing Date and in any event not later than the fifth (5th) Business Day following the Closing Date, the Exchange Agent shall mail to each holder of record of a Certificate evidencing (i) Starwood Waypoint Common Shares (other than Excluded Shares) immediately prior to the REIT Merger Effective Time or (ii) Starwood Waypoint LP Units immediately prior to the Partnership Merger Effective Time, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for (A) the Merger Consideration, in the case of Certificates formerly evidencing Starwood Waypoint Common Shares (other than Excluded Shares) and (B) the Partnership Merger Consideration, in the case of Certificates formerly evidencing Starwood Waypoint LP Units, in such form as Starwood Waypoint and Invitation Homes may reasonably agree. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Partnership Merger Consideration, as applicable, and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration or Partnership Merger Consideration, as applicable, payable upon the surrender of the Certificates.

(b) Notwithstanding Section 3.6(a), any holder of Book-Entry Shares evidencing (i) Starwood Waypoint Common Shares immediately prior to the REIT Merger Effective Time or (ii) Starwood Waypoint LP Units immediately prior to the Partnership Merger Effective Time, shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration or Partnership Merger Consideration, as applicable, that such holder is entitled to receive in respect of such Book-Entry Shares pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares shall automatically upon the REIT Merger Effective Time or Partnership Merger Effective Time, as applicable, be entitled to receive, and Invitation Homes shall cause the Exchange Agent to pay and deliver as promptly as practicable after the REIT Merger Effective Time or Partnership Merger Effective Time, as applicable, the Merger Consideration or the Partnership Merger Consideration, as applicable, payable in respect of such shares or units, and the Book-Entry Shares of such holder shall forthwith be cancelled. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

Section 3.7. Transfer Books.

(a) At the REIT Merger Effective Time, the share transfer books of Starwood Waypoint shall be closed, and thereafter there shall be no further registration of transfers of Starwood Waypoint Common Shares. From and after the REIT Merger Effective Time, Persons who held Starwood Waypoint Common Shares immediately prior to the REIT Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the REIT Merger Effective Time, any Certificates formerly evidencing Starwood Waypoint Common Shares presented to the Exchange Agent or the Surviving Entity for any reason shall be cancelled and in accordance with Section 3.6(a) exchanged for the Merger Consideration with respect to the Starwood Waypoint Common Shares formerly evidenced thereby.

(b) At the Partnership Merger Effective Time, the equity transfer books of Starwood Waypoint LP shall be closed, and thereafter there shall be no further registration of transfers of Starwood Waypoint LP Units. From and after the Partnership Merger Effective Time, Persons who held Starwood Waypoint LP Units immediately prior to the Partnership Merger Effective Time shall cease to have rights with respect to such units, except as otherwise provided for herein. On or after the Partnership Merger Effective Time, any Certificates formerly evidencing Starwood Waypoint LP Units presented to the Exchange Agent or the Surviving Partnership for any reason shall be cancelled and in accordance with Section 3.6(a) exchanged for the Partnership Merger Consideration with respect to the Starwood Waypoint LP Units formerly evidenced thereby.

Section 3.8. Dividends with Respect to Invitation Homes Common Stock and Invitation Homes LP Units.

(a) No dividends or other distributions with respect to Invitation Homes Common Stock with a record date after the REIT Merger Effective Time or Invitation Homes LP Units with a record date after the Partnership Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Invitation Homes Common Stock or Invitation Homes LP Units, as applicable, issuable with respect to the Starwood Waypoint Common Shares or Starwood Waypoint LP Units, as applicable, represented by such Certificate in accordance with this Agreement, and all such dividends and other distributions shall be paid by Invitation Homes or Invitation Homes LP, as applicable, to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the record holder of the shares of Invitation Homes Common Stock or Invitation Homes LP Units, if any, issued in exchange therefor, without interest, (i) all dividends or other distributions payable in respect of any such shares of Invitation Homes Common Stock or Invitation Homes LP Units with a record date after the REIT Merger Effective Time or the Partnership Merger Effective Time, as applicable, and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the REIT Merger Effective Time or the Partnership Merger Effective Time, as applicable, but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Invitation Homes Common Stock and Invitation Homes LP Units.

(b) There shall be paid to the holder of the shares of Invitation Homes Common Stock and Invitation Homes LP Units issued in exchange for Book-Entry Shares in accordance with this Article III, without interest, (A) at the time of delivery of such shares of Invitation Homes Common Stock, or Invitation Homes LP Units by the Exchange Agent pursuant to Section 3.6(b), the amount of dividends or other distributions with a record date after the REIT Merger Effective Time or the Partnership Merger Effective Time, as applicable, theretofore paid with respect to such shares or units and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the REIT Merger Effective Time or the Partnership Merger Effective Time, as applicable, but prior to the time of such delivery by the Exchange Agent pursuant to Section 3.6(b), and a payment date subsequent to the time of such delivery by the Exchange Agent pursuant to Section 3.6(b), payable with respect to such shares of Invitation Homes Common Stock or Invitation Homes LP Units.

Section 3.9. Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of Starwood Waypoint Common Shares or Starwood Waypoint LP Units on the first (1st) anniversary of the Closing Date shall be delivered to Invitation Homes or Invitation Homes LP, as applicable, upon demand, and any former holders of Starwood Waypoint Common Shares or Starwood Waypoint LP Units who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Invitation Homes Common Stock) or Partnership Merger Consideration (including any applicable dividends or other distributions with respect to Invitation Homes LP Units) to which they are entitled under this Article III shall thereafter look only to Invitation Homes or Invitation Homes LP, as the case may be, for payment of their claims with respect thereto.

Section 3.10. No Liability. None of the Parties (including the Surviving Entity and the Surviving Partnership) or the Exchange Agent, or any employee, officer, director, trustee, agent or Affiliate of any of them, shall be liable to any holder of Starwood Waypoint Common Shares in respect of any cash that would have otherwise been payable in respect of any Certificate or Book-Entry Share from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.11. Starwood Waypoint Equity Awards.

(a) Each Starwood Waypoint Vesting Equity Award that is a Starwood Waypoint Restricted Share Unit that is outstanding immediately prior to the REIT Merger Effective Time shall, effective immediately prior to the REIT Merger Effective Time, by virtue of the occurrence of the Closing and without any action on the part of any holder of any such Starwood Waypoint Restricted Share Unit, vest in full in accordance with the terms of the applicable award agreement, and the restrictions and forfeiture conditions with respect thereto shall lapse and expire, and the holder of such Starwood Waypoint Restricted Share Unit shall be entitled to receive the Merger Consideration in respect of the number of Starwood Waypoint Common Shares subject to such Starwood Waypoint Restricted Share Unit in accordance with Section 3.1 of this Agreement, plus any accrued but unpaid dividends (if any) thereon and less the Equity Award Withholding Amount.

(b) Each Starwood Waypoint Continuing Equity Award that is a Starwood Waypoint Restricted Share Unit award and that is outstanding immediately prior to the REIT Merger Effective Time shall, by virtue of the occurrence of the Closing and without any action on the part of any holder of any such Starwood Waypoint Restricted Share Unit, be converted, at the REIT Merger Effective Time, into a restricted share unit award in respect of a number of shares of Invitation Homes Common Stock (a “Invitation Homes Converted Restricted Share Unit Award”) equal to the product of the total number of Starwood Waypoint Common Shares subject to such award and the Exchange Ratio (and rounded, as applicable, to the nearest whole share, with 0.50 being rounded upward). Each Invitation Homes Converted Restricted Share Unit Award shall otherwise be subject to the same terms and conditions applicable to the Starwood Waypoint Restricted Share Unit award under the applicable Starwood Waypoint Equity Plan and the agreements evidencing grants thereunder, including as to vesting. All dividends, if any, accrued but unpaid as of the REIT Merger Effective Time with respect to any Starwood Waypoint Common Shares subject to such Starwood Waypoint Restricted Share Unit award, shall remain accrued with respect to the associated Invitation Homes Converted Restricted Share Unit Award and be treated in accordance with the terms and conditions of such Invitation Homes Converted Restricted Share Unit Award.

(c) Each Starwood Waypoint Vesting Equity Award that is a Starwood Waypoint Performance Share Unit that is outstanding immediately prior to the REIT Merger Effective Time shall, effective immediately prior to the REIT Merger Effective Time, by virtue of the occurrence of the Closing and without any action on the part of any holder of any such Starwood Waypoint Performance Share Unit, vest subject to the same terms and conditions applicable to the Starwood Waypoint Performance Share Unit award under the applicable Starwood Waypoint Equity Plan and the agreements evidencing grants thereunder. The holder of each Starwood Waypoint Performance Share Unit that vests in accordance with this Section 3.11(c), shall be entitled to receive an amount equal to the Merger Consideration, less the Equity Award Withholding Amount, in respect of the number of Starwood Waypoint Common Shares subject to the vested portion of such Starwood Waypoint Performance Share Unit.

(d) With respect to Starwood Waypoint’s 2017 Employee Share Purchase Plan (the “ESPP”), as soon as practicable following the date of this Agreement, the Starwood Waypoint Board (or a committee thereof) will adopt resolutions or take other actions as may be required to provide that (i) each individual participating in the Offering Period (as defined in the ESPP) in progress on the date of this Agreement will not be permitted to (A) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect when that Offering Period commenced; or (B) make separate non-payroll contributions to the ESPP on or following the date of this Agreement, except as may be required by applicable law and (ii) no further Offering Period or purchase period will commence pursuant to the ESPP after the date hereof. Except as otherwise agreed by the Parties before the REIT Merger Effective Time, immediately prior to and effective as of the REIT Merger Effective Time (but subject to the consummation of the REIT Merger), Starwood Waypoint will terminate the ESPP.

(e) Notwithstanding anything to the contrary contained herein, prior to the REIT Merger Effective Time, Starwood Waypoint shall take all actions necessary to effectuate the provisions of this Section 3.11.

(f) Before the REIT Merger Effective Time, Invitation Homes shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Invitation Homes Common Stock for delivery upon exercise of the Invitation Homes Converted Restricted Share Unit Awards. On the Closing Date, Invitation Homes shall register the shares of Invitation Homes Common Stock subject to Invitation Homes Converted Restricted Share Unit Awards by filing an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Invitation Homes shall maintain the effectiveness of such registration statement or registration statements with respect thereto for so long as such awards remain outstanding. Invitation Homes shall take all actions reasonably required to be taken under any applicable state securities Laws in connection with the issuance of shares of Invitation Homes Common Stock subject to Invitation Homes Converted Restricted Share Unit Awards.

Section 3.12. Withholding Rights. Each Party (including the Surviving Entity and the Surviving Partnership) and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration, the Partnership Merger Consideration and any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement such amounts or property (or portions thereof) as such Party or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any other provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.13. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or Surviving Partnership, as applicable, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Entity or Surviving Partnership, as applicable, may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or Partnership Merger Consideration, as applicable, to which the holder thereof is entitled pursuant to this Article III.

Section 3.14. Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the REIT Merger, the Partnership Merger or any of the other transactions contemplated by this Agreement.

Section 3.15. Fractional Shares. No fractional shares of Invitation Homes Common Stock shall be issued in the REIT Merger upon the surrender for exchange of Certificates or with respect to Book-Entry Shares or otherwise. Each holder of Starwood Waypoint Common Shares converted pursuant to the REIT Merger who would otherwise have been entitled to receive a fraction of a share of Invitation Homes Common Stock (after aggregating all shares evidenced by the Certificates and Book-Entry Shares delivered by such holder) shall receive from the Exchange Agent, in lieu thereof and upon surrender thereof, a cash payment (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of Invitation Homes Common Stock that would otherwise be issued. The payment of cash in lieu of fractional shares of Invitation Homes Common Stock does not represent separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

Section 3.16. Certain Governance Matters.

(a) Invitation Homes shall take all requisite action prior to the REIT Merger Effective Time to cause (i) the Invitation Homes Board as of the REIT Merger Effective Time to consist of eleven (11) members, comprised of (A) Barry S. Sternlicht, Michael D. Fascitelli, Jeffrey E. Kelter, Richard D. Bronson, and Frederick C. Tuomi, (the “Starwood Waypoint Designees”) and (B) Bryce Blair, Jonathan D. Gray, Robert G. Harper, John B. Rhea, Janice L. Sears, William J. Stein (the “Invitation Homes Designees”), (ii) Bryce Blair to be appointed Chairman of the Invitation Homes Board and (iii) Michael D. Fascitelli, to be appointed Chairman of the Investment Committee of the Invitation Homes Board. In the event that (i) any Starwood Waypoint Designee is unable or unwilling to serve, for any reason, as a director on the Invitation Homes Board at the REIT Merger Effective Time, Starwood Waypoint shall have the right to designate another individual who is then serving as a member of the Starwood Waypoint Board to become a Starwood Waypoint Designee in place of such unavailable Starwood Waypoint Designee, provided that such replacement director shall be reasonably acceptable to Invitation Homes, and (ii) any Invitation Homes Designee is unable or unwilling to serve, for any reason, as a director on the Invitation Homes Board at the REIT Merger Effective Time, Invitation Homes shall have the right to designate another individual who is then serving as a member of the Invitation Homes Board to become an Invitation Homes Designee in place of such unavailable Invitation Homes Designee, provided that such replacement director shall be reasonably acceptable to Starwood Waypoint. Notwithstanding the foregoing, if any of Jonathan D. Gray, Robert G. Harper or William J. Stein is unable or unwilling to serve, for any reason, as a director on the Invitation Homes Board at the REIT Merger Effective Time, the Majority Shareholders shall have the right to designate another individual to become an Invitation Homes Designee in the place of such unavailable Invitation Homes Designee.

(b) Following the Closing, the corporate headquarters and operations for the Invitation Homes Entities will be in Dallas, Texas.

Article IV

REPRESENTATIONS AND WARRANTIES

OF THE STARWOOD WAYPOINT PARTIES

Except (a) as set forth in the disclosure letter delivered by Starwood Waypoint to Invitation Homes contemporaneously with the execution and delivery of this Agreement (the “Starwood Waypoint Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Starwood Waypoint Disclosure Letter with respect to any Section or subsection of this Agreement shall be deemed disclosed with respect to any other Section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, provided that nothing in the Starwood Waypoint Disclosure Letter is intended to broaden the scope of any representation or warranty of the Starwood Waypoint Parties made herein), or (b) as disclosed in publicly available Starwood Waypoint SEC Filings, filed with, or furnished to, as applicable, the SEC on or after January 1, 2017 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Starwood Waypoint Parties hereby jointly and severally represent and warrant to the Invitation Homes Parties as follows:

Section 4.1. Organization and Qualification; Subsidiaries.

(a) Starwood Waypoint is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and assets and to carry on its business as it is now being conducted. Starwood Waypoint is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect.

(b) Each Starwood Waypoint Subsidiary is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and assets and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have such power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect. Each Starwood Waypoint Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect.

(c) Section 4.1(c) of the Starwood Waypoint Disclosure Letter sets forth a true and complete list of Starwood Waypoint Subsidiaries, including a list of each Starwood Waypoint Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”) for U.S. federal income tax purposes, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Starwood Waypoint Subsidiary, (ii) the type of and percentage of voting, equity, profits, capital and other beneficial interest held, directly or indirectly, by Starwood Waypoint in and to each Starwood Waypoint Subsidiary, (iii) the names of and the type of and percentage of voting, equity, profits, capital and other beneficial interest held by any Person other than Starwood Waypoint or a Starwood Waypoint Subsidiary in each Starwood Waypoint Subsidiary and (iv) the classification for U.S. federal income tax purposes of each Starwood Waypoint Subsidiary.

(d) Except as set forth in Section 4.1(d) of the Starwood Waypoint Disclosure Letter, no Starwood Waypoint Entity, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than equity interests in Starwood Waypoint Subsidiaries, loans to any Taxable REIT Subsidiary of Starwood Waypoint, investments in bank time deposits and money market accounts).

(e) Except as set forth in Section 4.1(e) of the Starwood Waypoint Disclosure Letter, Starwood Waypoint has not exempted any “Person” from the “Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Declaration of Trust of Starwood Waypoint (the “Starwood Waypoint Declaration of Trust”), which exemption or Excepted Holder Limit is currently in effect.

(f) There are no partners of Starwood Waypoint LP other than as set forth on Section 4.1(f) of the Starwood Waypoint Disclosure Letter. Section 4.1(f) of the Starwood Waypoint Disclosure Letter sets forth the number of partnership units held by each partner in Starwood Waypoint LP. Starwood Waypoint GP, Inc., a Delaware corporation and a wholly owned subsidiary of Starwood Waypoint, is the sole general partner of Starwood Waypoint LP.

(g) Starwood Waypoint has made available to Invitation Homes complete and correct copies of (i) the Starwood Waypoint Declaration of Trust and the Starwood Waypoint Bylaws, each as amended or supplemented to date, and (ii) the Starwood Waypoint LP Agreement, as in effect on the date of this Agreement.

Section 4.2. Capital Structure.

(a) The authorized beneficial interests in Starwood Waypoint consist of (1) 500,000,000 Starwood Waypoint Common Shares, and (2) 100,000,000 preferred shares of beneficial interest, par value $0.01 per share, without designation as to class or series. At the close of business on August 9, 2017, (A) 128,307,181 Starwood Waypoint Common Shares were issued and outstanding, (B) 588,447 Starwood Waypoint Common Shares (and $0.00 in accrued but unpaid cash dividends) were subject to Starwood Waypoint Restricted Share Units, (C) 164,817 Starwood Waypoint Common Shares (and $72,521 in accrued but unpaid cash dividends) were subject to Starwood Waypoint Performance Share Units (at “target” performance) and 288,450 Starwood Waypoint Common Shares were subject to Starwood Waypoint Performance Share Units (at maximum performance), (D) 4,370,396 Starwood Waypoint Common Shares were available for grant under Starwood Waypoint Equity Plans, and (E) 16,954,299 Starwood Waypoint Common Shares issuable upon conversion of the Starwood Waypoint Convertible Notes, consisting of Starwood Waypoint’s 3.00% Convertible Senior Notes due 2019, which has an aggregate amount of $230,000,000 outstanding thereunder and a current conversion price of $30.76, 4.50% Convertible Notes due 2017, which has an aggregate amount of $3,602,000 outstanding thereunder and a current conversion price of $29.43, and 3.50% Convertible Senior Notes due 2022, which has an aggregate amount of $345,000,000 outstanding thereunder and a current conversion price of $36.88, (F) 5,849,824 Starwood Waypoint Common Shares issuable upon the redemption of the Starwood Waypoint LP Units; and (G) no preferred shares were issued and outstanding. All issued and outstanding Starwood Waypoint Common Shares are duly authorized, validly issued, fully paid and nonassessable, and no class of equity of Starwood Waypoint is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Starwood Waypoint Entities having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Starwood Waypoint Common Shares or Starwood Waypoint LP Units may vote, except that Starwood Waypoint Convertible Notes are convertible into Starwood Waypoint Common Shares. Section 4.2(a) of the Starwood Waypoint Disclosure Letter sets forth a list with respect to each Starwood Waypoint Equity Award outstanding as of the date of this Agreement, including (A) the name of the holder of such Starwood Waypoint Equity Award, (B) the type of Starwood Waypoint Equity Award, (C) the number of Starwood Waypoint Common Shares subject to such Starwood Waypoint Equity Award, (D) the date of grant of such Starwood Waypoint Equity Award, and (E) the vesting schedule for such Starwood Waypoint Equity Award (including applicable performance metrics). As of the date hereof, there are no other rights, options, stock or unit appreciation rights, phantom stock or units, restricted stock units, dividend equivalents or similar rights with respect to or any payments or rights to payments in respect of Starwood Waypoint Common Shares other than as disclosed on Section 4.2(a) of the Starwood Waypoint Disclosure Letter. Each Starwood Waypoint Equity Award has been granted in accordance in all material respects with the terms of the applicable Starwood Waypoint Equity Plan and the applicable agreement(s) evidencing grants thereunder, and with applicable Law. Section 4.2(a) of the Starwood Waypoint Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of Starwood Waypoint LP Units held by, each partner in Starwood Waypoint LP. Except as set forth in Section 4.2(a) of the Starwood Waypoint Disclosure Letter, there are no other partnership interests or other equity or ownership interests in Starwood Waypoint LP and there are no existing options, profits interests, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the partnership interests or other equity or ownership interests in Starwood Waypoint LP or other securities which would require Starwood Waypoint LP to issue or sell any partnership interests or other equity or ownership interests in Starwood Waypoint LP. Since the close of business on August 9, 2017 through the date hereof, no Starwood Waypoint Common Shares have been issued, and no Starwood Waypoint Restricted Share Units or Starwood Waypoint Performance Share Units have been granted, other than the issuance of Starwood Waypoint Common Shares upon the exercise of options and the issuance of Starwood Waypoint Common Shares upon vesting of Starwood Waypoint Restricted Share Unit awards, in each case in accordance with the Starwood Waypoint Equity Plans.

(b) All of the issued and outstanding shares of capital stock of each of the Starwood Waypoint Subsidiaries that is a corporation is duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Starwood Waypoint Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Starwood Waypoint Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, if it is a corporation, nonassessable. Except as set forth in Section 4.2(b) of the Starwood Waypoint Disclosure Letter, Starwood Waypoint owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other ownership interests of each of the Starwood Waypoint Subsidiaries, free and clear of all Liens other than (i) statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, (ii) transfer and other restrictions under applicable federal and state securities Laws and (iii) in the case of Starwood Waypoint Subsidiaries that are immaterial to the Starwood Waypoint Entities, taken as a whole, immaterial Liens, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Starwood Waypoint Entity or which would require any Starwood Waypoint Entity to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

(c) Except as set forth in this Section 4.2(c) or in Section 4.2(c) of the Starwood Waypoint Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which any Starwood Waypoint Entity is a party or by which any of them is bound, obligating any Starwood Waypoint Entity to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Starwood Waypoint Common Shares or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of any Starwood Waypoint Entity or obligating any Starwood Waypoint Entity to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 4.2(c) of the Starwood Waypoint Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of any Starwood Waypoint Entity to repurchase, redeem or otherwise acquire any Starwood Waypoint Common Shares or other equity securities of any Starwood Waypoint Entity (other than in satisfaction of withholding Tax obligations pursuant to Starwood Waypoint Equity Awards to the extent permitted on the date of this Agreement by the applicable Starwood Waypoint Equity Plan and the applicable agreement evidencing the grant of such Starwood Waypoint Equity Award thereunder or pursuant to arrangements among any Starwood Waypoint Entities). No Starwood Waypoint Entity is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock or other ownership interest of any Starwood Waypoint Entity.

(d) All dividends or other distributions on the Starwood Waypoint Common Shares and any material dividends or other distributions on any securities of any Starwood Waypoint Subsidiary that is not wholly owned by Starwood Waypoint that have been authorized or declared prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.3. Authority.

(a) Each Starwood Waypoint Party has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Starwood Waypoint Shareholder Approval with respect to the REIT Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Starwood Waypoint Parties and the consummation by the Starwood Waypoint Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action, and the Starwood Waypoint LP General Partner and its board of directors have approved this Agreement and the Partnership Merger as the sole general partner of Starwood Waypoint LP, and no other proceedings on the part of any Starwood Waypoint Entity are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject to receipt of the Starwood Waypoint Shareholder Approval, the filing of the Articles of REIT Merger with and acceptance for record of the Articles of REIT Merger by the SDAT, the filing of the Certificate of REIT Merger with the Delaware Secretary of State and the filing of the Partnership Certificate of Merger with the Delaware Secretary of State. Starwood Waypoint’s board of trustees (the “Starwood Waypoint Board”), at a duly held meeting, has, by unanimous vote of the Starwood Waypoint Board members, (i) approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and declared that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of Starwood Waypoint and the holders of Starwood Waypoint Common Shares, (ii) directed that the REIT Merger and the other transactions contemplated hereby be submitted for consideration at the Starwood Waypoint Shareholder Meeting, and (iii) resolved to recommend that the shareholders of Starwood Waypoint vote in favor of the approval of the REIT Merger and the other transactions contemplated hereby (the “Starwood Waypoint Recommendation”) and to include such recommendation in the Disclosure Document, subject to Section 6.5.

(b) This Agreement has been duly executed and delivered by each Starwood Waypoint Party and, assuming due authorization, execution and delivery by each of the Invitation Homes Parties, constitutes a legally valid and binding obligation of the Starwood Waypoint Parties, enforceable against the Starwood Waypoint Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 4.4. No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.4(a) of the Starwood Waypoint Disclosure Letter, the execution and delivery of this Agreement by the Starwood Waypoint Parties does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by the Starwood Waypoint Parties (i) assuming receipt of the Starwood Waypoint Shareholder Approval, will not conflict with or violate any provision of (A) the Starwood Waypoint Declaration of Trust, the Starwood Waypoint Bylaws, Starwood Waypoint LP’s certificate of limited partnership or the Starwood Waypoint LP Agreement or (B) any equivalent organizational or governing documents of any other Starwood Waypoint Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained, all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, will not conflict with or violate any Law applicable to any Starwood Waypoint Entity or by which any property or asset of any Starwood Waypoint Entity is bound, and (iii) will not require any consent or approval (except as contemplated by Section 4.4(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of any Starwood Waypoint Entity under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, cancellation or payment (including disposition or similar fees) (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or sale under, or result in the triggering of any payment or creation of a Lien on any property or asset of any Starwood Waypoint Entity pursuant to, any Starwood Waypoint Material Contract, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Starwood Waypoint Parties does not, and the performance of this Agreement by the Starwood Waypoint Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Disclosure Document and a registration statement on Form S-4 pursuant to which the offer and sale of shares of Invitation Homes Common Stock in the REIT Merger will be registered pursuant to the Securities Act and in which the Disclosure Document will be included as a prospectus (together with any amendments or supplements thereto, the “Form S-4”), and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Articles of REIT Merger with and the acceptance for record of the Articles of REIT Merger by the SDAT in such form as required by, and executed in accordance with, the relevant provisions of Maryland REIT Law and the filing of the Certificate of REIT Merger with the Delaware Secretary of State in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA, (iii) the filing of the Partnership Certificate of Merger with the Delaware Secretary of State in such form as required by, and executed in accordance with, the relevant provisions of the DRULPA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) such filings as may be required in connection with state and local transfer Taxes, (vi) as may be required under the rules and regulations of the NYSE, or (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect.

Section 4.5. Permits; Compliance with Law.

(a) Each Starwood Waypoint Entity is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, registrations, grants, franchises, certifications and clearances of any Governmental Authority necessary for the Starwood Waypoint Entities to own, lease and, to the extent applicable, operate their properties and assets or to carry on their businesses as they are being conducted as of the date of this Agreement (the “Starwood Waypoint Permits”), and all such Starwood Waypoint Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Starwood Waypoint Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect. All applications required to have been filed for the renewal of the Starwood Waypoint Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Starwood Waypoint Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect. Since January 5, 2016 through the date hereof, no Starwood Waypoint Entity has received any claim or notice from a Governmental Authority nor has any knowledge indicating that any Starwood Waypoint Entity is currently not in compliance with the terms of any such Starwood Waypoint Permits, except where the failure to be in compliance with the terms of any such Starwood Waypoint Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect.

(b) Since January 5, 2016, no Starwood Waypoint Entity is or has been in conflict with, or in default or violation of (i) any Law applicable to any Starwood Waypoint Entity or its businesses and activities, or by which any property or asset of any Starwood Waypoint Entity is bound or (ii) any Starwood Waypoint Permits, except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect.

Section 4.6. SEC Filings; Financial Statements.

(a) Starwood Waypoint has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities

Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 5, 2016 (collectively, the “Starwood Waypoint SEC Filings”). Each Starwood Waypoint SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Starwood Waypoint Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements contained or incorporated by reference in the Starwood Waypoint SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Starwood Waypoint and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments).

(c) The Starwood Waypoint Entities have devised and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization and (2) transactions are recorded as necessary to permit preparation of the financial statements of the Starwood Waypoint Entities and to maintain accountability for the assets of the Starwood Waypoint Entities. Since January 5, 2016, Starwood Waypoint has disclosed to Starwood Waypoint’s auditors and the Starwood Waypoint Board or the audit committee of the Starwood Waypoint Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Starwood Waypoint’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Starwood Waypoint’s internal controls, and Starwood Waypoint has made available to Invitation Homes copies of any material written materials relating to the foregoing. The disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Starwood Waypoint are reasonably designed to ensure that material information required to be disclosed by Starwood Waypoint in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Starwood Waypoint to allow timely decisions regarding required disclosure and to enable Starwood Waypoint’s principal executive officer and its principal financial officer to make the certifications required under the Exchange Act with respect to such reports.

(d) Except as set forth in Section 4.6(d) of the Starwood Waypoint Disclosure Letter or as and to the extent disclosed or reserved against on Starwood Waypoint’s most recent balance sheet (or in the notes thereto) included in the Starwood Waypoint SEC Filings, none of Starwood Waypoint or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected or reserved against in a consolidated balance sheet (or in the notes thereto), except for liabilities or obligations (i) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Starwood Waypoint SEC Filings, (ii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect or (iii) incurred in connection with this Agreement or the transactions contemplated hereunder.

(e) Except as set forth in Section 4.6(e) of the Starwood Waypoint Disclosure Letter, to the knowledge of Starwood Waypoint, none of the Starwood Waypoint SEC Filings is as of the date of this Agreement the subject of ongoing SEC review and Starwood Waypoint has not received any comments from the SEC with respect to any of the Starwood Waypoint SEC Filings which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Starwood Waypoint which has not been adequately addressed.

Section 4.7. Disclosure Documents.

(a) None of the information supplied or to be supplied in writing by or on behalf of any Starwood Waypoint Entity for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Disclosure Document will, at the date it is first mailed to the shareholders of Starwood Waypoint and the stockholders of Invitation Homes and at the time of the Starwood Waypoint Shareholder Meeting and, if applicable, the Invitation Homes Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b) Notwithstanding anything to the contrary in this Section 4.7 or this Agreement, Starwood Waypoint makes no representation or warranty with respect to statements made or incorporated or any omissions in the Form S-4 or the Disclosure Document to the extent such statements or omissions are based upon information supplied to Starwood Waypoint by or on behalf of an Invitation Homes Party.

Section 4.8. Absence of Certain Changes or Events. Between December 31, 2016 and the date of this Agreement, except as contemplated by this Agreement or as set forth in Section 4.8 of the Starwood Waypoint Disclosure Letter, (a) each Starwood Waypoint Entity has conducted its business in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any event, circumstance, change, occurrence, development or effect that, individually or in the aggregate with all other events, circumstances, changes, occurrences, developments or effects, would reasonably be expected to result in a Starwood Waypoint Material Adverse Effect.

Section 4.9. Employee Benefit Plans.

(a) Section 4.9(a) of the Starwood Waypoint Disclosure Letter sets forth all material Benefit Plans sponsored, maintained or contributed to by any Starwood Waypoint Entity as of the date of this Agreement (the “Starwood Waypoint Benefit Plans”). With respect to each Starwood Waypoint Benefit Plan set forth on such schedule, as of the date hereof, Starwood Waypoint has made available to Invitation Homes a true, correct, and complete copy of (i) each writing constituting a part of such Starwood Waypoint Benefit Plan, including all plan documents, trust agreements, insurance contracts, and other funding vehicles, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any, (iii) the current summary plan description, if any, (iv) the most recent annual financial report, if any, and (v) the most recent annual actuarial report, if any.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect: (i) none of the Starwood Waypoint Entities has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy, or other arrangement under which any current or former officer, employee, director, agent or consultant has any present or future right to benefits), which has created or will create any obligation with respect to, or has resulted in or will result in any liability to any Invitation Homes Entity and (ii) each Starwood Waypoint Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is so qualified, and no circumstances exist and no events have occurred that could adversely affect the qualified status of any such plan.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect: (i) each Starwood Waypoint Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, to the extent applicable thereto; (ii) all contributions or other amounts required to be made to any Starwood Waypoint Benefit Plan by applicable Law or regulation or by any Starwood Waypoint Benefit Plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Starwood Waypoint Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been accrued in accordance with GAAP; and (iii) as of the date hereof, there are no pending, threatened or, to the knowledge of Starwood Waypoint, anticipated claims (other than ordinary claims for benefits in accordance with the terms of Starwood Waypoint Benefit Plans and appeals of such claims) by, on behalf of or against any of the Starwood Waypoint Benefit Plans or any trusts related thereto that could reasonably be expected to result in any liability of any Starwood Waypoint Entity. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect, no Starwood Waypoint Entity and no other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Starwood Waypoint Benefit Plans or their related trusts, any Starwood Waypoint Entity or any Person that any Starwood Waypoint Entity has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(d) None of the Starwood Waypoint Entities maintains, contributes to or participates in, or otherwise has any obligations or liability, or has within the last six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability, in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(e) No Starwood Waypoint Entity has any material liability for life, health, medical, or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to any Starwood Waypoint Entity.

(f) Except as set forth in Section 4.9(f) of the Starwood Waypoint Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to (either alone or in combination with any other event) result in, cause the accelerated vesting, funding, or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, or director of any Starwood Waypoint Entity, or result in any limitation on the right of any Starwood Waypoint Entity to amend, merge, terminate, or receive a reversion of assets from any Starwood Waypoint Benefit Plan or related trust. Without limiting the generality of the foregoing, except as set forth on Section 4.9(f) of the Starwood Waypoint Disclosure Letter, no amount paid or payable (whether in cash, in property, or in the form of benefits) by any Starwood Waypoint Entity in connection with the transactions contemplated hereby (either alone or in combination with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(g) Except as set forth in Section 4.9(g) of the Starwood Waypoint Disclosure Letter, no Starwood Waypoint Entity has any gross-up or indemnity obligation under any Starwood Waypoint Benefit Plan for any Taxes imposed under Section 4999, 409A or 105(h) of the Code.

(h) The Starwood Waypoint Benefit Plans are not mandated by a government other than the United States and are not subject to the Laws of a jurisdiction outside of the United States.

Section 4.10. Labor and Other Employment Matters.

(a) Except as disclosed in Section 4.10 of the Starwood Waypoint Disclosure Letter, (i) no Starwood Waypoint Entity is a party to or bound by any collective bargaining or similar agreement (a “Collective Bargaining Agreement”) or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of any Starwood Waypoint Entity, (ii) as of the date hereof, there are no strikes or lockouts with respect to any employees of any Starwood Waypoint Entity (“Starwood Waypoint Employees”), (iii) to the knowledge of Starwood Waypoint, as of the date hereof, there is no union organizing effort pending or threatened against any Starwood Waypoint Entity, (iv) as of the date hereof, there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Starwood Waypoint, threatened with respect to Starwood Waypoint Employees, and (v) as of the date hereof, there is no slowdown, work stoppage or similar labor activity in effect or, to the knowledge of Starwood Waypoint, threatened with respect to Starwood Waypoint Employees; except, with respect to clauses (ii) through (v) hereof, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Starwood Waypoint Material Adverse Effect.

(b) Except for such matters as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Starwood Waypoint Material Adverse Effect, the Starwood Waypoint Entities are, and have been, in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment, (iii) wages and hours, (iv) the proper classification of employees as exempt or non-exempt from laws requiring the payment of overtime; (v) the proper classification of individuals as non-employee contractors, (vi) unfair labor practices, and (vii) occupational safety and health and immigration. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect, each Starwood Waypoint Employee has been properly classified as “exempt” or “non-exempt” under applicable Law.

(c) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Starwood Waypoint Material Adverse Effect, as of the date hereof, there have been no written claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer, trustee or director of any Starwood Waypoint Entity at any time since January 5, 2016 and, to the knowledge of Starwood Waypoint, no facts exist that could reasonably be expected to give rise to such claims or actions.

Section 4.11. Litigation. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect, or as set forth in Section 4.11 of the Starwood Waypoint Disclosure Letter, (a) there is no Action pending or, to the knowledge of Starwood Waypoint, threatened, nor, to the knowledge of Starwood Waypoint, is there any investigation pending or threatened by any Governmental Authority, in each case, against any Starwood Waypoint Entity, and (b) no Starwood Waypoint Entity, and no property of any Starwood Waypoint Entity, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

Section 4.12. Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect, or as set forth in Section 4.12 of the Starwood Waypoint Disclosure Letter:

(i) To the knowledge of Starwood Waypoint, each Starwood Waypoint Entity is in compliance with all, and has not violated any, applicable Environmental Laws;

(ii) To the knowledge of Starwood Waypoint, each Starwood Waypoint Entity has all Environmental Permits necessary to conduct its current operations and is in compliance with its Environmental Permits, and there is no reasonable basis for any such Environmental Permits to be revoked, adversely modified, or not renewed;

(iii) To the knowledge of Starwood Waypoint, as of the date hereof, no Starwood Waypoint Entity has received any written notice, demand, letter or claim alleging that any such Starwood Waypoint Entity is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against any Starwood Waypoint Entity which remains unresolved, and there is no litigation, request for information or other proceeding pending against, or, to the knowledge of Starwood Waypoint, threatened against or affecting, any Starwood Waypoint Entity under any Environmental Law or regarding any Hazardous Substances, and to the knowledge of Starwood Waypoint there is no investigation pending or threatened against any Starwood Waypoint Entity under any Environmental Law;

(iv) Except with respect to conditions included in “no further action letters” made available to Invitation Homes prior to the date of this Agreement, no Starwood Waypoint Entity has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances;

(v) No Starwood Waypoint Entity has assumed, by contract or, to the knowledge of Starwood Waypoint, by operation of Law, any liability under any Environmental Law or regarding any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or regarding any Hazardous Substances;

(vi) No Starwood Waypoint Entity has caused, and, to the knowledge of Starwood Waypoint, no Third Party has caused, any release of a Hazardous Substance, and to the knowledge of Starwood Waypoint, Hazardous Substances are not otherwise present, at any location that would be required to be investigated or remediated by any Starwood Waypoint Entity; and

(vii) No Starwood Waypoint Entity has been adversely affected by droughts or water rationing measures or by restrictions or prohibitions on water use arising out of water quality concerns, and to the knowledge of Starwood Waypoint no such rationing measures, restrictions or prohibitions are proposed or contemplated by any Governmental Authority; and no Starwood Waypoint Entity has been adversely affected by flooding or other extreme precipitation events.

Section 4.13. Intellectual Property. Except as set forth in Section 4.13 of the Starwood Waypoint Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect, (i) the Starwood Waypoint Entities own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of the Starwood Waypoint Entities as it is currently conducted, (ii) the conduct of the business of the Starwood Waypoint Entities as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) as of the date hereof, there are no pending or, to the knowledge of Starwood Waypoint, threatened claims with respect to any of the Intellectual Property rights owned by any Starwood Waypoint Entity, and (iv) to the knowledge of Starwood Waypoint, as of the date hereof, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Starwood Waypoint Entities. The Starwood Waypoint Entities are taking all actions that are reasonably necessary to maintain and protect each material item of Intellectual Property that they own.

Section 4.14. Properties.

(a) Section 4.14(a) (Part I) of the Starwood Waypoint Disclosure Letter sets forth a list of the address of each real property owned or leased (as lessee or sublessee), including ground leased, by any Starwood Waypoint Entity as of August 9, 2017 (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Starwood Waypoint Property” and collectively referred to herein as the “Starwood Waypoint Properties”). Section 4.14(a) (Part II) of the Starwood Waypoint Disclosure Letter sets forth a list of the address of each real property which, as of August 9, 2017, is under contract or signed letter of intent by a Starwood Waypoint Entity for purchase or sale by such Starwood Waypoint Entity or which is required under a binding contract to be leased or subleased by a Starwood Waypoint Entity (as lessee or sublessee) after the date of this Agreement. Except as set forth in Section 4.14(a) (Part II) of the Starwood Waypoint Disclosure Letter, as of the date hereof, there are no real properties that any Starwood Waypoint Entity is obligated to buy, lease or sublease (as lessee or sublessee) at some future date.

(b) A Starwood Waypoint Entity owns good and marketable fee simple or leasehold title (as applicable) to each of the Starwood Waypoint Properties, in each case, free and clear of Liens, except for Starwood Waypoint Permitted Liens or Liens that would not reasonably be expected to have, individually or in the aggregate, a Starwood Waypoint Material Adverse Effect. For the purposes of this Agreement, “Starwood Waypoint Permitted Liens” shall mean any (i) Liens securing any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) statutory Liens for Taxes or assessments by any Governmental Authority that are not yet subject to penalty or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Starwood Waypoint (if such reserves are required pursuant to GAAP) or that are otherwise not material, (iii) Liens imposed or promulgated by applicable Law or any Governmental Authority, including zoning regulations, permits, and licenses, other than such Liens that would reasonably be expected to have, individually or in the aggregate, a Starwood Waypoint Material Adverse Effect, (iv) Liens that are disclosed on the existing Starwood Waypoint Title Insurance Policies made available by or on behalf of any Starwood Waypoint Entity to Invitation Homes prior to the date of this Agreement that, individually or in the aggregate, do not, and would not reasonably be expected to, (x) materially impair the existing use, operation or value, of the applicable property or asset affected by the applicable Lien or (y) constitute a Starwood Waypoint Material Adverse Effect, (v) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP or that are otherwise not material, (vi) Liens arising under any Starwood Waypoint Material Contracts or any other service contracts, management agreements, leasing commission agreements, or other similar agreements or obligations, (vii) any Starwood Waypoint Leases, (viii) Liens imposed by any homeowners’ association, including in connection with unpaid assessments or fines, or uncured violations of applicable homeowners’ association covenants, other than such Liens that would reasonably be expected to have, individually or in the aggregate, a Starwood Waypoint Material Adverse Effect, and (ix) any other non-monetary Liens that, individually or in the aggregate, do not, or would not reasonably be expected to, materially impair the value of the applicable Starwood Waypoint Property or the continued use and operation of the applicable Starwood Waypoint Property as currently used and operated as of the date hereof or are being contested in the ordinary course of business in good faith.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect, Starwood Waypoint Properties are supplied with utilities and other services as are reasonably necessary for their intended use.

(d) Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect, the rent rolls for each of the Starwood Waypoint Properties, as of August 9, 2017, which rent rolls have previously been made available by or on behalf of the Starwood Waypoint Entities to Invitation Homes, correctly reference each lease or sublease that was in effect as of August 9, 2017, and to which the Starwood Waypoint Entities are parties as lessors or sublessors with respect to each of the applicable Starwood Waypoint Properties (all leases or subleases, together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “Starwood Waypoint Leases”).

(e) Except where the failure to have such policies, individually or in the aggregate, would not be material to the Starwood Waypoint Entities or except as provided in Section 4.14(e) of the Starwood Waypoint

Disclosure Letter, each Starwood Waypoint Entity is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Starwood Waypoint Property owned in fee simple (each, a “Starwood Waypoint Title Insurance Policy” and, collectively, the “Starwood Waypoint Title Insurance Policies”). To the knowledge of Starwood Waypoint, as of the date hereof, no written claim has been made against any Starwood Waypoint Title Insurance Policy, which, individually or in the aggregate, has had or would be reasonably expected to have a Starwood Waypoint Material Adverse Effect.

(f) To the knowledge of Starwood Waypoint, Section 4.14(f) of the Starwood Waypoint Disclosure Letter lists each Starwood Waypoint Property which is (i) under development as of the date of this Agreement, and (ii) which as of the date of this Agreement is subject to a binding agreement for development or commencement of construction by a Starwood Waypoint Entity, in each case other than those pertaining to obligations of a Starwood Waypoint Entity under executed Starwood Waypoint Leases and other than those pertaining to capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business consistent with past practice being performed by a Starwood Waypoint Entity that are individually in the amount of $250,000 or less.

(g) A Starwood Waypoint Entity has good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by it as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect. None of the Starwood Waypoint Entities’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Starwood Waypoint Permitted Liens and Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect.

(h) As of the date of this Agreement, no Starwood Waypoint Entity has received any written notice of any condemnation or eminent domain proceeding or zoning change nor, to the knowledge of Starwood Waypoint, has any condemnation or eminent domain proceeding been threatened with respect to any owned Starwood Waypoint Property or Starwood Waypoint Lease, in each case, except for condemnation, eminent domain proceedings or zoning change that have not had and would not reasonably be expected to have, individually or in the aggregate, a Starwood Waypoint Material Adverse Effect.

(i) Except as would not, individually or in the aggregate, reasonably be expected to result in a Starwood Waypoint Material Adverse Effect, (i) as of the date hereof, no Starwood Waypoint Entity has received any written notice of any violation of any municipal, state, federal or homeowners’ association law, rule or regulation concerning any Starwood Waypoint Property, and (ii) to Starwood Waypoint’s knowledge, the Starwood Waypoint Properties comply with all applicable zoning laws, ordinances, regulations and deed restrictions and other recorded covenants.

(j) Except as set forth in Section 4.14(j) of the Starwood Waypoint Disclosure Letter, for Starwood Waypoint Permitted Liens or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Starwood Waypoint Material Adverse Effect, there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or binding letter of intent to sell or ground lease any Starwood Waypoint Property or any portion thereof that is owned by any Starwood Waypoint Subsidiary, which, in each case, is in favor of any party other than a Starwood Waypoint Entity.

(k) Section 4.14(k) of the Starwood Waypoint Disclosure Letter lists the parties currently providing third party property management services as of the date hereof, for properties owned by a Starwood Waypoint Entity and the number of Starwood Waypoint Properties currently managed by each such party.

Section 4.15. Taxes. Except as set forth in Section 4.15 of the Starwood Waypoint Disclosure Letter:

(a) Each Starwood Waypoint Entity has (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Authority all U.S. federal income and all other material Tax Returns required to be filed by it (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on its behalf) all material Taxes required to be paid by it, whether or not shown (or required to be shown) on any Tax Return (other than such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the consolidated financial statements contained in the Starwood Waypoint SEC Filings in accordance with GAAP).

(b) The financial statements contained in the Starwood Waypoint SEC Filings reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by the Starwood Waypoint Entities for all taxable periods and portions thereof through the date of such financial statements. To the knowledge of Starwood Waypoint, the Taxes payable by the Starwood Waypoint Entities since the date of the financial statements contained in the last Starwood Waypoint SEC filings through the Closing Date with respect to all taxable periods and portions thereof through the Closing Date will not materially exceed such reserve as adjusted through the Closing Date for the passage of time and ordinary course business operations of the Starwood Waypoint Entities.

(c) Starwood Waypoint (i) for its taxable years commencing with Starwood Waypoint’s initial taxable year that ended on December 31, 2014 and through and including its taxable year ended December 31, 2016 has qualified to be taxed as a REIT for U.S. federal income tax purposes for all such years; (ii) has operated since January 1, 2017 to the date of this Agreement in such a manner so as to qualify as a REIT for U.S. federal income tax purposes; (iii) intends to continue to operate in such a manner so as to qualify as a REIT for U.S. federal income tax purposes for its taxable year ending on the Closing Date; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status or qualification as a REIT for U.S. federal income tax purposes, and no such challenge to its status or qualification as a REIT for U.S. federal income tax purposes is pending, being threatened in writing or, to Starwood Waypoint’s knowledge, otherwise threatened or asserted.

(d) Each Starwood Waypoint Subsidiary has been at all times since the later of its acquisition by Starwood Waypoint or formation through the date hereof, and at all times through the REIT Merger or the Partnership Merger, as applicable (and the consummation thereof) will be, treated for U.S. federal and state income tax purposes as (i) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, (iii) a Taxable REIT Subsidiary or (iv) a REIT.

(e) No Starwood Waypoint Entity holds, directly or indirectly, any asset the disposition of which would be subject to Section 1374 of the Code.

(f) As of the date hereof, (i) there are no Tax Proceedings pending, threatened in writing or, to Starwood Waypoint’s knowledge, otherwise threatened or asserted, for and/or in respect of any material Taxes or material Tax Returns of any Starwood Waypoint Entity and no Starwood Waypoint Entity is a party to any litigation or administrative proceeding relating to material Taxes; (ii) no deficiency for Taxes of any Starwood Waypoint Entity has been claimed, proposed or assessed in writing or, to the knowledge of Starwood Waypoint, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect; (iii) no Starwood Waypoint Entity has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material Tax that has not since expired; (iv) no Starwood Waypoint Entity currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (v) no Starwood Waypoint Entity has received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction; and (vi) no Starwood Waypoint Entity has entered into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) that would have any material effect in a post-Closing Tax period.

(g) Since its formation, no Starwood Waypoint Entity that is subject to taxation as a REIT for U.S. federal income tax purposes has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code.

(h) Each Starwood Waypoint Entity has complied in all material respects with all applicable Laws relating to the collection, withholding (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or any corresponding or similar provisions of state, local or foreign Laws) and remittance of Taxes and has duly and timely collected and withheld and, in each case, paid over to the appropriate Governmental Authorities on or prior to the due date therefor, all material amounts required to be so collected or withheld. To the knowledge of Starwood Waypoint, no Starwood Waypoint Entity has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. To the knowledge of Starwood Waypoint, no Starwood Waypoint Entity has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code.

(i) There are no Starwood Waypoint Tax Protection Agreements currently in force, and no Person has raised, threatened to raise in writing or, to the knowledge of Starwood Waypoint, otherwise threatened to raise, a material claim against any Starwood Waypoint Entity for any breach of any Starwood Waypoint Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Starwood Waypoint Tax Protection Agreement.

(j) Each Starwood Waypoint Subsidiary Partnership has made, or will have made prior to the Closing, a valid election under Section 754 of the Code, which election shall be in effect for the taxable year of such Starwood Waypoint Subsidiary Partnership that ends on or includes the Closing Date.

(k) There are no Tax Liens for material Taxes upon any property or assets of any Starwood Waypoint Entity except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(l) No Starwood Waypoint Entity has received or is subject to any ruling of a Governmental Authority that is still in effect or has any request for such ruling pending with any Governmental Authority. No Starwood Waypoint Entity has entered into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or any other agreement with a Governmental Authority, in each case, with respect to any Taxes which agreement will be binding or have effect in a post-Closing Tax period.

(m) There are no Tax allocation, Tax sharing or similar agreements or arrangements with respect to or involving any Starwood Waypoint Entity, and after the Closing Date no Starwood Waypoint Entity shall be bound by any such Tax allocation, Tax sharing or similar agreements or arrangements or have any liability thereunder, in each case, other than agreements solely between or among Starwood Waypoint and/or any Starwood Waypoint Subsidiary, customary tax indemnification provisions of commercial or credit agreements entered into in the ordinary course of business and any Starwood Waypoint Tax Protection Agreements.

(n) No Starwood Waypoint Entity (A) is or has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any other unitary, combined, consolidated or similar Tax group or (B) has any liability for the Taxes of any Person (other than any Starwood Waypoint Entity) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of any state, local, or foreign Law), as a transferee or successor, or otherwise.

(o) No Starwood Waypoint Entity has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(p) No Starwood Waypoint Entity (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(q) No Starwood Waypoint Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) that is a part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) with the transactions contemplated by this Agreement.

(r) Starwood Waypoint is not aware of any fact or circumstance that could reasonably be expected to prevent the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.16. Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Starwood Waypoint Material Adverse Effect, the insurance policies (including title insurance policies, fidelity bonds or other insurance service contracts) covering the Starwood Waypoint Properties (the “Starwood Waypoint Insurance Policies”) are sufficient in order for the Starwood Waypoint Entities to comply with all applicable Laws and the requirements of any Starwood Waypoint Lease. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect, as of the date hereof, there is no claim for coverage by any Starwood Waypoint Entity pending under any of the Starwood Waypoint Insurance Policies that has been denied by the insurer. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect, all premiums payable under all Starwood Waypoint Insurance Policies have been paid, and the Starwood Waypoint Entities have otherwise complied in all material respects with the terms and conditions of any material Starwood Waypoint Insurance Policies. To the knowledge of Starwood Waypoint, such Starwood Waypoint Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect and as of the date hereof, no written notice of cancellation or termination has been received by any Starwood Waypoint Entity with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation, except for such failure to be in full force and effect or replace such policy that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Starwood Waypoint Material Adverse Effect.

Section 4.17. Opinion of Financial Advisor. The Starwood Waypoint Board has received the written opinion of Evercore Group L.L.C, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to holders of Starwood Waypoint Common Shares (other than Invitation Homes and its Affiliates).

Section 4.18. Vote Required. The affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Starwood Waypoint Common Shares on the matter (the “Starwood Waypoint Shareholder Approval”) is the only vote of the holders of any class or series of shares of beneficial interest of Starwood Waypoint necessary to approve the REIT Merger, the Partnership Merger or the other transactions contemplated hereby. No vote of the limited partners of Starwood Waypoint LP is necessary to approve the REIT Merger, the Partnership Merger or the other transactions contemplated hereby.

Section 4.19. Brokers. Except as set forth in Section 4.19 of the Starwood Waypoint Disclosure Letter, no broker, finder or investment banker (other than Evercore Group L.L.C, and Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any other transaction contemplated by this Agreement based upon arrangements made by or on behalf of any Starwood Waypoint Entity. Starwood Waypoint has made available to Invitation Homes a true and correct copy of its engagement letter with Evercore Group L.L.C. and its engagement letter with Morgan Stanley & Co. Incorporated.

Section 4.20. Takeover Statutes. None of the Starwood Waypoint Entities nor any of their respective affiliates or associates (each as defined in the Maryland Business Combination Act) is the beneficial owner (as defined in the Maryland Business Combination Act), directly or indirectly, of, nor at any time during the last two (2) years has been the beneficial owner, directly or indirectly, of 10% or more of the then outstanding shares of Invitation Homes Common Stock. Starwood Waypoint and the Starwood Waypoint Board have taken all action necessary to render inapplicable to the Mergers the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Mergers. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

Section 4.21. Material Contracts.

(a) Except as set forth in Section 4.21 of the Starwood Waypoint Disclosure Letter or as filed as exhibits to the Starwood Waypoint SEC Filings, as of the date of this Agreement no Starwood Waypoint Entity is a party to or bound by the following (the term “Starwood Waypoint Material Contracts” shall mean, collectively, the documents listed in Section 4.21 of the Starwood Waypoint Disclosure Letter (or required to be so listed or filed)):

(i) any Contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act, other than any such Contract that is not required to be filed under clause (iii)(C) thereof;

(ii) any partnership, joint venture, limited liability company or other similar agreements or arrangements with a Third Party;

(iii) any Contract or executed letter of intent involving or providing for the future disposition or acquisition of assets or properties with a fair market value or purchase price in excess of $10,000,000, or any merger, consolidation, or similar business combination transaction;

(iv) any Contract relating to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than in the ordinary course of business consistent with past practice) in each case requiring aggregate payments by a Starwood Waypoint Entity in excess of $5,000,000 during their remaining term and that is not terminable by such Starwood Waypoint Entity without penalty within ninety (90) days;

(v) any Collective Bargaining Agreement;

(vi) any agreement or indenture relating to any Indebtedness (including any guarantee thereof) in an amount in excess of $10,000,000 or any letters of credit or similar instruments issued for the account of any Starwood Waypoint Entity or to mortgaging, pledging or otherwise placing a Lien securing obligations in excess of $10,000,000 on any portion of the assets of the Starwood Waypoint Entity, other than any such agreement, indenture, letter of credit or instrument solely between or solely among Starwood Waypoint and wholly owned Starwood Waypoint Subsidiaries;

(vii) any lease or Contract with Third Parties under which it is lessee of, or holds or operates any personal property or real property owned by any other party, for which the annual rental exceeds $1,000,000;

(viii) any Contract relating to any interest rate, foreign exchange, derivatives or hedging transactions;

(ix) any Contract governing the sale, disposition or licensing of any Intellectual Property, or the provision of any information technology related services, by or to the Starwood Waypoint Entities, in each case to the extent material to the business of the Starwood Waypoint Entities, taken as a whole, and outside of the ordinary course of business consistent with past practice, other than licenses for the use of commercially available software;

(x) any Contract that (A) restricts a Starwood Waypoint Entity or its Affiliates from engaging in any line of business or obligates a Starwood Waypoint Entity or its Affiliates not to compete with another Person or in any geographic area or during any period of time or that would otherwise limit the freedom of Starwood Waypoint and its Affiliates (including the Invitation Homes Entities after the Closing Date) from engaging in any line of business after the Closing Date or (B) prohibits any Starwood Waypoint Entity or its Affiliates from hiring or soliciting for hire any group of employees or customers, in each case in clauses (A) and (B) that is material to the Starwood Waypoint Entities or would reasonably be expected to be material to Starwood Waypoint and its Affiliates (including the Invitation Homes Entities after the Closing Date);

(xi) any Contract pursuant to which a Starwood Waypoint Entity has an obligation to make an investment in or loan to any other Person, other than another Starwood Waypoint Entity, in excess of $1,000,000;

(xii) any Contract that prohibits the payment of dividends or distributions in respect of Starwood Waypoint Common Shares or shares or other equity interests of any Starwood Waypoint Entity, prohibit the pledging of the Starwood Waypoint Common Shares or shares or other equity interests of any Starwood Waypoint Entity or prohibit the issuance of guarantees by a Starwood Waypoint Entity, in each case that will not be terminated at or prior to the Closing Date; or

(xiii) any Contract (A) granting most favored nations pricing rights to any Person that is not a Starwood Waypoint Entity or (B) granting to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Starwood Waypoint Properties that, individually or in the aggregate, is material to the Starwood Waypoint Entities, taken as a whole.

(b) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Starwood Waypoint Material Adverse Effect, each Starwood Waypoint Material Contract constitutes a legally valid and binding obligation of each Starwood Waypoint Entity that is a party thereto, as applicable, on the one hand, and, to the knowledge of the Starwood Waypoint Parties, each other party thereto, on the other hand, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(c) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Starwood Waypoint Material Adverse Effect, (i) no Starwood Waypoint Entity has violated or breached, or committed any default (or, to the knowledge of the Starwood Waypoint Parties, as of the date hereof, has received notice alleging any violation, breach, or default) under any Starwood Waypoint Material Contract; (ii) to the knowledge of the Starwood Waypoint Parties, as of the date hereof, no other Person that is a party to any Starwood Waypoint Material Contract has violated or breached, or committed any default (or has received written notice alleging any violation, breach or default) under such Starwood Waypoint Material Contract; and (iii) to the knowledge of the Starwood Waypoint Parties, as of the date of this Agreement, no other event or circumstance has occurred that, with or without notice or lapse of time or both, would result in or give any party to any Starwood Waypoint Material Contract a right of acceleration or early termination thereof.

Section 4.22. Affiliate Transactions. Except as set forth in Section 4.22 of the Starwood Waypoint Disclosure Letter or in Starwood Waypoint SEC Filings, from January 5, 2016 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between any Starwood Waypoint Entity, on the one hand, and any Affiliates (other than Starwood Waypoint Subsidiaries) of Starwood

Waypoint or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Article V

REPRESENTATIONS AND WARRANTIES

OF THE INVITATION HOMES PARTIES

Except (a) as set forth in the disclosure letter delivered by Invitation Homes to Starwood Waypoint contemporaneously with the execution and delivery of this Agreement (the “Invitation Homes Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Invitation Homes Disclosure Letter with respect to any Section or subsection of this Agreement shall be deemed disclosed with respect to any other Section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, provided that nothing in the Invitation Homes Disclosure Letter is intended to broaden the scope of any representation or warranty of the Invitation Homes Parties made herein), or (b) as disclosed in publicly available Invitation Homes SEC Filings, filed with, or furnished to, as applicable, the SEC on or after January 1, 2017 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Invitation Homes Parties hereby jointly and severally represent and warrant to the Starwood Waypoint Parties as follows:

Section 5.1. Organization and Qualification; Subsidiaries.

(a) Invitation Homes is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and assets and to carry on its business as it is now being conducted. Invitation Homes is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect.

(b) Invitation Homes LP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and assets and to carry on its business as it is now being conducted. Invitation Homes LP is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect.

(c) Section 5.1(c) of the Invitation Homes Disclosure Letter sets forth a true and complete list of Invitation Homes Subsidiaries, including a list of each Invitation Homes Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary for U.S. federal income tax purposes, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Invitation Homes Subsidiary, (ii) the type of and percentage of voting, equity, profits, capital and other beneficial interest held, directly or indirectly, by Invitation Homes in and to each Invitation Homes Subsidiary, (iii) the names of and the type of and percentage of voting, equity, profits, capital and other beneficial interest held by any Person other than Invitation Homes or an Invitation Homes Subsidiary in each Invitation Homes Subsidiary and (iv) the classification for U.S. federal income tax purposes of each Invitation Homes Subsidiary.

(d) Except as set forth in Section 5.1(d) of the Invitation Homes Disclosure Letter, no Invitation Homes Entity, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than equity interests in Invitation Homes Subsidiaries, loans to any Taxable REIT Subsidiary of Invitation Homes, investments in bank time deposits and money market accounts).

(e) Except as set forth in Section 5.1(e) of the Invitation Homes Disclosure Letter, Invitation Homes has not exempted any “Person” from the “Aggregate Stock Ownership Limit” and the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Invitation Homes Charter, which exemption or Excepted Holder Limit is currently in effect.

(f) There are no partners of Invitation Homes LP other than as set forth on Section 5.1(f) of the Invitation Homes Disclosure Letter. Section 5.1(f) of the Invitation Homes Disclosure Letter sets forth the number of units of limited partner interest held by each partner in Invitation Homes LP. Invitation Homes OP GP LLC, a Delaware limited liability company, is the sole general partner of Invitation Homes LP (the “Invitation Homes LP General Partner”).

(g) Each Invitation Homes Subsidiary (other than Invitation Homes LP) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and assets and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have such power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect. Each Invitation Homes Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect.

(h) Invitation Homes has made available to Starwood Waypoint complete and correct copies of (i) the Invitation Homes Charter and the Invitation Homes Bylaws, (ii) the Invitation Homes LP Agreement, and (iii) the Invitation Homes Stockholders Agreement, in each case, as in effect immediately prior to the execution of this Agreement and any amendments or supplements thereto.

Section 5.2. Capital Structure.

(a) The authorized capital stock of Invitation Homes consist of (i) 9,000,000,000 shares of Invitation Homes Common Stock and (ii) and 900,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on August 4, 2017, (A) 310,376,634 shares of Invitation Homes Common Stock were issued and outstanding (including 7,800 shares of restricted Invitation Homes Common Stock subject to vesting under the Invitation Homes Equity Plan), (B) no shares of preferred stock of Invitation Homes were issued and outstanding, and (C) 5,029,773 shares of Invitation Homes Common Stock were reserved for issuance in respect of outstanding restricted stock units and performance stock units (at maximum performance) granted pursuant to the Invitation Homes Equity Plan. All of the issued and outstanding shares of Invitation Homes Common Stock are duly authorized, validly issued, fully paid and nonassessable, and no class or series of capital stock of Invitation Homes is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Invitation Homes Entities having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Invitation Homes Common Stock may vote. Each Invitation Homes Equity Award has been granted in accordance in all material respects with the terms of the applicable Invitation Homes Equity Plan and the applicable agreement(s) evidencing grants thereunder, and with applicable Law. Since the close of business on August 4, 2017 through the date hereof, no shares of Invitation Homes Common Stock have been issued, and no restricted stock units or performance stock units have been granted, other than the Invitation Homes Common Shares upon vesting of restricted stock units or performance stock unit awards, in accordance with the Invitation Homes Equity Plans.

(b) All of the issued and outstanding Invitation Homes LP Units are owned directly or indirectly by Invitation Homes. Section 5.1(f) of the Invitation Homes Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of Invitation Homes LP Units held by, each partner in Invitation Homes LP. Except as set forth Section 5.2(b) of the Invitation Homes Disclosure Letter, there are no other partnership interests or other equity or ownership interests in Invitation Homes LP and there are no existing options, profits interests, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the partnership interests or other equity or ownership interests in Invitation Homes LP or other securities which would require Invitation Homes LP to issue or sell any partnership interests or other equity or ownership interests in Invitation Homes LP.

(c) All of the issued and outstanding shares of capital stock of each of the Invitation Homes Subsidiaries that is a corporation is duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Invitation Homes Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Invitation Homes Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, if it is a corporation, nonassessable. Except as set forth in Section 5.2(c) of the Invitation Homes Disclosure Letter, Invitation Homes owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Invitation Homes Subsidiaries, free and clear of all Liens other than (i) statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, (ii) transfer and other restrictions under applicable federal and state securities Laws and (iii) in the case of Invitation Homes Subsidiaries that are immaterial to the Invitation Homes Entities, taken as a whole, immaterial Liens, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Invitation Homes Entity or which would require any Invitation Homes Entity to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

(d) Except as set forth in this Section 5.2(d) or in Section 5.2(d) of the Invitation Homes Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which any Invitation Homes Entity is a party or by which any of them is bound, obligating any Invitation Homes Entity to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Invitation Homes Common Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of any Invitation Homes Entity or obligating any Invitation Homes Entity to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 5.2(d) of the Invitation Homes Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of any Invitation Homes Entity to repurchase, redeem or otherwise acquire any shares of Invitation Homes Common Stock or other equity securities of any Invitation Homes Entity (other than in satisfaction of withholding Tax obligations pursuant to Invitation Homes Equity Awards to the extent permitted on the date of this Agreement by the applicable Invitation Homes Equity Plan and the applicable agreement evidencing the grant of such Invitation Homes Equity Award thereunder or pursuant to arrangements among any Invitation Homes Entities). No Invitation Homes Entity is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock or other ownership interest of any Invitation Homes Entity.

(e) All dividends or other distributions on the shares of Invitation Homes Common Stock and any material dividends or other distributions on any securities of any Invitation Homes Subsidiary that is not wholly owned by Invitation Homes that have been authorized or declared prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.3. Authority.

(a) Each Invitation Homes Party has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Invitation Homes Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each Invitation Homes Party and the consummation by each Invitation Homes Party of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action, and the Invitation Homes LP General Partner has approved this Agreement and the Partnership Merger as the sole general partner of Invitation Homes LP, and no other proceedings on the part of any Invitation Homes Party are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject to receipt of the Invitation Homes Stockholder Approval, the filing of the Articles of REIT Merger with and acceptance for record of the Articles of REIT Merger by the SDAT, the filing of the Certificate of REIT Merger with the Delaware Secretary of State and the filing of the Partnership Certificate of Merger with the Delaware Secretary of State. Invitation Homes’ board of directors (the “Invitation Homes Board”), at a duly held meeting, has, by unanimous vote of the Invitation Homes Board members, (i) approved the Mergers and the other transactions contemplated by this Agreement, (ii) duly authorized the issuance of the requisite number of shares of Invitation Homes Common Stock as the Merger Consideration subject to receipt of the Invitation Homes Stockholder Approval (the “Invitation Homes Stock Issuance”), (iii) directed that the Invitation Homes Stock Issuance be submitted for the Invitation Homes Stockholder Approval, which shares, when issued as the Merger Consideration, shall be duly authorized, validly issued, fully paid and nonassessable, and (iv) resolved to recommend that the stockholders of Invitation Homes vote in favor of the Invitation Homes Stock Issuance (the “Invitation Homes Recommendation”). The execution and delivery of the Stockholder Written Consent will constitute the Invitation Homes Stockholder Approval. The Invitation Homes LP General Partner has duly and validly authorized the issuance by Invitation Homes LP of Invitation Homes LP Units as part of the Partnership Merger Consideration, which units, when issued, shall be validly issued.

(b) This Agreement has been duly executed and delivered by each Invitation Homes Party and, assuming due authorization, execution and delivery by the Starwood Waypoint Parties, constitutes a legally valid and binding obligation of each Invitation Homes Party, enforceable against such Invitation Homes Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 5.4. No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 5.4(a) of the Invitation Homes Disclosure Letter, the execution and delivery of this Agreement by each Invitation Homes Party does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each Invitation Homes Party (i) assuming receipt of the Invitation Homes Stockholder Approval, will not conflict with or violate any provision of (A) the Invitation Homes Charter, the Invitation Homes Bylaws, Invitation Homes LP’s certificate of limited partnership or Invitation Homes LP’s limited partnership agreement or (B) any equivalent organizational or governing documents of any other Invitation Homes Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.4(a) have been obtained, all filings and notifications described in Section 5.4(a) have been made and any waiting periods thereunder have terminated or expired, will not conflict with or violate any Law applicable to any Invitation Homes Entity or by which any property or asset of any Invitation Homes Entity is bound, and (iii) will not require any consent or approval (except as contemplated by Section 5.4(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of any Invitation Homes Entity under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, cancellation or payment (including disposition or similar fees) (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or sale under, or result in the triggering of any payment or creation of a Lien on any property or asset of any Invitation Homes Entity pursuant to, any Invitation Homes Material Contract, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect.

(b) The execution and delivery of this Agreement by each Invitation Homes Party does not, and the performance of this Agreement by each Invitation Homes Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Disclosure Document and the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the Articles of REIT Merger with and the acceptance for record of the Articles of REIT Merger by the SDAT in such form as required by, and executed in accordance with, the relevant provisions of Maryland REIT Law, (iv) the filing of the Certificate of REIT Merger with the Delaware Secretary of State in such form as required by, and executed in accordance with the relevant provisions of the DLLCA, (v) the filing of the Partnership Certificate of Merger with the Delaware Secretary of State in such form as required by, and executed in accordance with the relevant provisions of the DRULPA, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vii) such filings as may be required in connection with state and local transfer Taxes, or (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect.

Section 5.5. Permits; Compliance with Law.

(a) Each Invitation Homes Entity is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, registrations, grants, franchises, certifications and clearances of any Governmental Authority necessary for the Invitation Homes Entities to own, lease and, to the extent applicable, operate their properties and assets or to carry on their businesses as they are being conducted as of the date of this Agreement (the “Invitation Homes Permits”), and all such Invitation Homes Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Invitation Homes Permits, individually or in the aggregate, has not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect. All applications required to have been filed for the renewal of Invitation Homes Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Invitation Homes Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect. Since January 1, 2016 through the date hereof, no Invitation Homes Entity has received any claim or notice from a Governmental Authority nor has any knowledge indicating that any Invitation Homes Entity is currently not in compliance with the terms of any such Invitation Homes Permits, except where the failure to be in compliance with the terms of any such Invitation Homes Permits, individually or in the aggregate, has not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect.

(b) Since January 1, 2016, none of the Invitation Homes Entities is or has been in conflict with, or in default or violation of (i) any Law (x) applicable to any Invitation Homes Entity or its businesses and activities, or (y) by which any property or asset of any Invitation Homes Entity is bound or (ii) any Invitation Homes Permits, except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect.

Section 5.6. SEC Filings; Financial Statements.

(a) Invitation Homes has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 31, 2017 (collectively, the “Invitation Homes SEC Filings”). Each Invitation Homes SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, neither Invitation Homes LP nor any other Invitation Homes Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements contained or incorporated by reference in the Invitation Homes SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Invitation Homes and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments).

(c) The Invitation Homes Entities have devised and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization and (2) transactions are recorded as necessary to permit preparation of the financial statements of the Invitation Homes Entities and to maintain accountability for the assets of the Invitation Homes Entities. Since January 1, 2016, Invitation Homes has disclosed to Invitation Homes’ auditors and the Invitation Homes Board or the audit committee of the Invitation Homes Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Invitation Homes’ ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Invitation Homes’ internal controls, and Invitation Homes has made available to Starwood Waypoint copies of any material written materials relating to the foregoing. The disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Invitation Homes are reasonably designed to ensure that material information required to be disclosed by Invitation Homes in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Invitation Homes to allow timely decisions regarding required disclosure and to enable Invitation Homes’ principal executive officer and its principal financial officer to make the certifications required under the Exchange Act with respect to such reports.

(d) Except as set forth in Section 5.6(d) of the Invitation Homes Disclosure Letter or as and to the extent disclosed or reserved against on Invitation Homes’ most recent balance sheet (or in the notes thereto) included in the Invitation Homes SEC Filings, none of Invitation Homes or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected or reserved against in a consolidated balance sheet (or in the notes thereto), except for liabilities or obligations (i) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Invitation Homes SEC Filings, (ii) that, individually or in the aggregate, have not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect or (iii) incurred in connection with this Agreement or the transactions contemplated hereunder.

(e) Except as set forth in Section 5.6(e) of the Invitation Homes Disclosure Letter, to the knowledge of Invitation Homes, none of the Invitation Homes SEC Filings is as of the date of this Agreement the subject of ongoing SEC review and Invitation Homes has not received any comments from the SEC with respect to any of the Invitation Homes SEC Filings which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Invitation Homes which has not been adequately addressed.

Section 5.7. Disclosure Documents.

(a) None of the information supplied or to be supplied in writing by or on behalf of any Invitation Homes Entity for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Disclosure Document will, at the date it is first mailed to the shareholders of Starwood Waypoint and the stockholders of Invitation Homes and at the time of the Starwood Waypoint Shareholder Meeting and, if applicable, the Invitation Homes Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b) Notwithstanding anything to the contrary in this Section 5.7(b) or this Agreement, neither Invitation Homes nor Invitation Homes LP makes any representation or warranty with respect to statements made or incorporated or any omissions in the Form S-4 or the Disclosure Document to the extent such statements or omissions are based upon information supplied to Invitation Homes by or on behalf of a Starwood Waypoint Party.

Section 5.8. Absence of Certain Changes or Events. Between December 31, 2016 and the date of this Agreement, except as contemplated by this Agreement or as set forth in Section 5.8 of the Invitation Homes Disclosure Letter, (a) each Invitation Homes Entity has conducted its business in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any event, circumstance, change, occurrence, development or effect that, individually or in the aggregate with all other events, circumstances, changes, occurrences, developments or effects, would reasonably be expected to result in an Invitation Homes Material Adverse Effect.

Section 5.9. Employee Benefit Plans.

(a) Section 5.9(a) of the Invitation Homes Disclosure Letter sets forth all material Benefit Plans sponsored, maintained or contributed to by any Invitation Homes Entity as of the date of this Agreement (the “Invitation Homes Benefit Plans”). With respect to each Invitation Homes Benefit Plan set forth on such schedule, as of the date hereof, Invitation Homes has made available to Starwood Waypoint a true, correct, and complete copy of (i) each writing constituting a part of such Invitation Homes Benefit Plan, including all plan documents, trust agreements, insurance contracts, and other funding vehicles, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any, (iii) the current summary plan description, if any, (iv) the most recent annual financial report, if any, and (v) the most recent annual actuarial report, if any.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect: (i) none of the Invitation Homes Entities has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy, or other arrangement under which any current or former officer, employee, director, agent or consultant has any present or future right to benefits), which has created or will create any obligation with respect to, or has resulted in or will result in any liability to any Starwood Waypoint Entity and (ii) each Invitation Homes Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is so qualified, and no circumstances exist and no events have occurred that could adversely affect the qualified status of any such plan.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect: (i) each Invitation Homes Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, to the extent applicable thereto; (ii) all contributions or other amounts required to be made to any Invitation Homes Benefit Plan by applicable Law or regulation or by any Invitation Homes Benefit Plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Invitation Homes Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been accrued in accordance with GAAP; and (iii) as of the date hereof, there are no pending, threatened or, to the knowledge of Invitation Homes, anticipated claims (other than ordinary claims for benefits in accordance with the terms of Invitation Homes Benefit Plans and appeals of such claims) by, on behalf of or against any of the Invitation Homes Benefit Plans or any trusts related thereto that could reasonably be expected to result in any liability of any Invitation Homes Entity. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect, no Invitation Homes Entity and no other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Invitation Homes Benefit Plans or their related trusts, any Invitation Homes Entity or any Person that any Invitation Homes Entity has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(d) None of the Invitation Homes Entities maintains, contributes to or participates in, or otherwise has any obligations or liability, or has within the last six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability, in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(e) No Invitation Homes Entity has any material liability for life, health, medical, or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to any Invitation Homes Entity.

(f) Except as set forth in Section 5.9(f) of the Invitation Homes Disclosure Letter, no Invitation Homes Entity has any gross-up or indemnity obligation under any Invitation Homes Benefit Plan for any Taxes imposed under Section 4999, 409A or 105(h) of the Code.

(g) The Invitation Homes Benefit Plans are not mandated by a government other than the United States and are not subject to the Laws of a jurisdiction outside of the United States.

Section 5.10. Labor and Other Employment Matters.

(a) Except as disclosed in Section 5.10 of the Invitation Homes Disclosure Letter, (i) no Invitation Homes Entity is a party to or bound by any Collective Bargaining Agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of any Invitation Homes Entity, (ii) as of the date hereof, there are no strikes or lockouts with respect to any employees of any

Invitation Homes Entity (“Invitation Homes Employees”), (iii) to the knowledge of Invitation Homes, as of the date hereof, there is no union organizing effort pending or threatened against any Invitation Homes Entity, (iv) as of the date hereof, there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Invitation Homes, threatened with respect to Invitation Homes Employees, and (v) as of the date hereof, there is no slowdown, work stoppage or similar labor activity in effect or, to the knowledge of Invitation Homes, threatened with respect to Invitation Homes Employees; except, with respect to clauses (ii) through (v) hereof, as would not have, or would not reasonably be expected to have, individually or in the aggregate, an Invitation Homes Material Adverse Effect.

(b) Except for such matters as would not have, or would not reasonably be expected to have, individually or in the aggregate, an Invitation Homes Material Adverse Effect, the Invitation Homes Entities are, and have been, in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment, (iii) wages and hours, (iv) the proper classification of employees as exempt or non-exempt from laws requiring the payment of overtime; (v) the proper classification of individuals as non-employee contractors, (vi) unfair labor practices, and (vii) occupational safety and health and immigration. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect, each Invitation Homes Employee has been properly classified as “exempt” or “non-exempt” under applicable Law.

(c) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, an Invitation Homes Material Adverse Effect, as of the date hereof, there have been no written claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer, or director of any Invitation Homes Entity at any time since January 1, 2016 and, to the knowledge of Invitation Homes, no facts exist that could reasonably be expected to give rise to such claims or actions.

Section 5.11. Litigation. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect or as set forth in Section 5.11 of the Invitation Homes Disclosure Letter, (a) there is no Action pending or, to the knowledge of Invitation Homes, threatened, nor, to the knowledge of Invitation Homes, is there any investigation pending or threatened by any Governmental Authority, in each case, against any Invitation Homes Entity, and (b) none of the Invitation Homes Entities, and no property of any of the Invitation Homes Entities, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

Section 5.12. Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect, or as set forth in Section 5.12 of the Invitation Homes Disclosure Letter:

(i) To the knowledge of Invitation Homes, each Invitation Homes Entity is in compliance with all, and has not violated any, applicable Environmental Laws;

(ii) To the knowledge of Invitation Homes, each Invitation Homes Entity has all Environmental Permits necessary to conduct its current operations and is in compliance with its respective Environmental Permits, and there is no reasonable basis for any such Environmental Permits to be revoked, adversely modified, or not renewed;

(iii) To the knowledge of Invitation Homes, as of the date hereof, no Invitation Homes Entity has received any written notice, demand, letter or claim alleging that any such Invitation Homes Entity is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against any Invitation Homes Entity which remains unresolved, and there is no litigation, request for information or other proceeding pending against, or, to the knowledge of Invitation Homes, threatened against or affecting, any Invitation Homes Entity under any

Environmental Law or regarding any Hazardous Substances, and to the knowledge of Invitation Homes there is no investigation pending or threatened against any Invitation Homes Entity under any Environmental Law;

(iv) Except with respect to conditions included in “no further action letters” made available to Starwood Waypoint prior to the date of this Agreement, no Invitation Homes Entity has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances;

(v) No Invitation Homes Entity has assumed, by contract or, to the knowledge of Invitation Homes, by operation of Law, any liability under any Environmental Law or regarding any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or regarding any Hazardous Substances;

(vi) No Invitation Homes Entity has caused, and, to the knowledge of Invitation Homes, no Third Party has caused, any release of a Hazardous Substance, and to the knowledge of Invitation Homes, Hazardous Substances are not otherwise present, at any location that would be required to be investigated or remediated by any Invitation Homes Entity; and

(vii) No Invitation Homes Entity has been adversely affected by droughts or water rationing measures or by restrictions or prohibitions on water use arising out of water quality concerns, and to the knowledge of Invitation Homes no such rationing measures, restrictions or prohibitions are proposed or contemplated by any Governmental Authority; and no Invitation Homes Entity has been adversely affected by flooding or other extreme precipitation events.

Section 5.13. Intellectual Property. Except as set forth in Section 5.13 of the Invitation Homes Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect, (i) the Invitation Homes Entities own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of the Invitation Homes Entities as it is currently conducted, (ii) the conduct of the business of the Invitation Homes Entities as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) as of the date hereof, there are no pending or, to the knowledge of Invitation Homes, threatened claims with respect to any of the Intellectual Property rights owned by any Invitation Homes Entity, and (iv) to the knowledge of Invitation Homes, as of the date hereof, no Third Party is currently infringing or misappropriating Intellectual Property owned by any Invitation Homes Entity. The Invitation Homes Entities are taking all actions that are reasonably necessary to maintain and protect each material item of Intellectual Property that they own.

Section 5.14. Properties.

(a) Section 5.14(a) (Part I) of the Invitation Homes Disclosure Letter sets forth a list of the address of each real property owned or leased (as lessee or sublessee), including ground leased, by any Invitation Homes Entity as of August 7, 2017 (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Invitation Homes Property” and collectively referred to herein as the “Invitation Homes Properties”). Section 5.14(a) (Part II) of the Invitation Homes Disclosure Letter sets forth a list of the address of each real property which, as of August 7, 2017, is under contract or signed letter of intent by an Invitation Homes Entity for purchase or sale such Invitation Homes Entity or which is required under a binding contract to be leased or subleased by an Invitation Homes Entity (as lessee or sublessee) after the date of this Agreement. Except as set forth in Section 5.14(a) (Part II) of the Invitation Homes Disclosure Letter, as of the date hereof, there are no real properties that any Invitation Homes Entity is obligated to buy, lease or sublease (as lessee or sublessee) at some future date.

(b) An Invitation Homes Entity owns good and marketable fee simple or leasehold title (as applicable) to each of the Invitation Homes Properties, in each case, free and clear of Liens, except for Invitation Homes Permitted Liens or Liens that would not reasonably be expected to have, individually or in the aggregate, an Invitation Homes Material Adverse Effect. For the purposes of this Agreement, “Invitation Homes Permitted Liens” shall mean any (i) Liens securing any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) statutory Liens for Taxes or assessments by any Governmental Authority that are not yet subject to penalty or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Invitation Homes (if such reserves are required pursuant to GAAP) or that are otherwise not material, (iii) Liens imposed or promulgated by applicable Law or any Governmental Authority, including zoning regulations, permits, and licenses other than such Liens that would reasonably be expected to have, individually or in the aggregate, an Invitation Homes Material Adverse Effect, (iv) Liens that are disclosed on the existing Invitation Homes Title Insurance Policies made available by or on behalf of any Invitation Homes Entity to Starwood Waypoint prior to the date of this Agreement that, individually or in the aggregate, do not, and would not reasonably be expected to, (x) materially impair the existing use, operation or value of the applicable property or asset affected by the applicable Lien or (y) constitute an Invitation Homes Material Adverse Effect, (v) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP or that are otherwise not material, (vi) Liens arising under any Invitation Homes Material Contracts or any other service contracts, management agreements, leasing commission agreements, or other similar agreements or obligations, (vii) any Invitation Homes Leases, (viii) Liens imposed by any homeowners’ association, including in connection with unpaid assessments or fines, or uncured violations of applicable homeowners’ association covenants, other than such Liens that would reasonably be expected to have, individually or in the aggregate, an Invitation Homes Material Adverse Effect, and (ix) any other non-monetary Liens that, individually or in the aggregate, do not, or would not reasonably be expected to, materially impair the value of the applicable Invitation Homes Property or the continued use and operation of the applicable Invitation Homes Property as currently used and operated as of the date hereof or are being contested in the ordinary course of business in good faith.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect, Invitation Homes Properties are supplied with utilities and other services as are reasonably necessary for their intended use.

(d) Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect, the rent rolls for each of the Invitation Homes Properties, as of August 7, 2017, which rent rolls have previously been made available by or on behalf of the Invitation Homes Entities to Starwood Waypoint, correctly reference each lease or sublease that was in effect as of August 7, 2017 and to which the Invitation Homes Entities are parties as lessors or sublessors with respect to each of the applicable Invitation Homes Properties (all leases or subleases, together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “Invitation Homes Leases”).

(e) Except where the failure to have such policies, individually or in the aggregate, would not be material to the Invitation Homes Entities or except as provided in Section 5.14(e) of the Invitation Homes Disclosure Letter, each Invitation Homes Entity is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Invitation Homes Property owned in fee simple (each, a “Invitation Homes Title Insurance Policy”). To the knowledge of Invitation Homes, as of the date hereof, no written claim has been made against any Invitation Homes Title Insurance Policy, which, individually or in the aggregate, has had or would be reasonably expected to have an Invitation Homes Material Adverse Effect.

(f) To the knowledge of Invitation Homes, Section 5.14(f) of the Invitation Homes Disclosure Letter lists each Invitation Homes Property which is (i) under development as of the date of this Agreement, and

(ii) which as of the date of this Agreement is subject to a binding agreement for development or commencement of construction by an Invitation Homes Entity, in each case other than those pertaining to obligations of an Invitation Homes Entity under executed Invitation Homes Leases and other than those pertaining to capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business consistent with past practice being performed by an Invitation Homes Entity that are individually in the amount of $250,000 or less.

(g) An Invitation Homes Entity has good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by it as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect. None of the Invitation Homes Entities’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Invitation Homes Permitted Liens and Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect.

(h) As of the date of this Agreement, no Invitation Homes Entity has received any written notice of any condemnation, eminent domain proceeding or zoning change nor, to the knowledge of Invitation Homes, has any condemnation or eminent domain proceeding been threatened with respect to any owned Invitation Homes Property or Invitation Homes Lease, in each case, except for condemnation, eminent domain proceedings or zoning change that have not had and would not reasonably be expected to have, individually or in the aggregate, an Invitation Homes Material Adverse Effect.

(i) Except as would not, individually or in the aggregate, reasonably be expected to result in an Invitation Homes Material Adverse Effect, (i) as of the date hereof, no Invitation Homes Entity has received any written notice of any violation of any municipal, state, federal or homeowners’ association law, rule or regulation concerning any Invitation Homes Property, and (ii) to Invitation Homes’ knowledge, the Invitation Homes Properties comply with all applicable zoning laws, ordinances, regulations and deed restrictions and other recorded covenants.

(j) Except as set forth in Section 5.14(j) of the Invitation Homes Disclosure Letter, for Invitation Homes Permitted Liens or as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Invitation Homes Material Adverse Effect, there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or binding letter of intent to sell or ground lease any Invitation Homes Property or any portion thereof that is owned by any Invitation Homes Subsidiary, which, in each case, is in favor of any party other than an Invitation Homes Entity.

(k) Section 5.14(k) of the Invitation Homes Disclosure Letter lists the parties currently providing third party property management services as of the date hereof, for properties owned by an Invitation Homes Entity and the number of Invitation Homes Properties currently managed by each such party.

Section 5.15. Taxes. Except as set forth in Section 5.15 of the Invitation Homes Disclosure Letter:

(a) Each Invitation Homes Entity has (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Authority all U.S. federal income and all other material Tax Returns required to be filed by it (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on its behalf) all material Taxes required to be paid by it, whether or not shown (or required to be shown) on any Tax Return (other than such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the consolidated financial statements contained in the Invitation Homes SEC Filings in accordance with GAAP).

(b) The financial statements contained in the Invitation Homes SEC Filings reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by the Invitation Homes Entities for all taxable periods and portions thereof through the date of such financial statements. To the knowledge of Invitation Homes, the Taxes payable by the Invitation Homes Entities since the date of the financial statements contained in the last Invitation Homes SEC filings through the Closing Date with respect to all taxable periods and portions thereof through the Closing Date will not materially exceed such reserve as adjusted through the Closing Date for the passage of time and ordinary course business operations of the Invitation Homes Entities.

(c) Invitation Homes (i) for its taxable years commencing with Invitation Homes’ initial taxable year that ended on December 31, 2013 and through and including its taxable year ended December 31, 2016 has qualified to be taxed as a REIT for U.S. federal income tax purposes, (ii) has operated since January 1, 2017 to the date of this Agreement in such a manner so as to qualify as a REIT for U.S. federal income tax purposes, (iii) intends to continue to operate in such a manner so as to qualify as a REIT for U.S. federal income tax purposes for its taxable year ending on December 31, 2017, and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status or qualification as a REIT for U.S. federal income tax purposes, and no such challenge to its status or qualification as a REIT for U.S. federal income tax purposes is pending, being threatened in writing or, to Invitation Homes’ knowledge, otherwise threatened or asserted. For purposes of this Section 5.15(c), references to Invitation Homes include references to IH2 Property Holdings Inc. for all periods prior to January 31, 2017.

(d) Each Invitation Homes Subsidiary has been at all times since the later of its acquisition by Invitation Homes or formation through the date hereof, and at all times through the REIT Merger or the Partnership Merger, as applicable (and the consummation thereof) will be, treated for U.S. federal and state income tax purposes as (i) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, (iii) a Taxable REIT Subsidiary or (iv) a REIT.

(e) No Invitation Homes Entity holds, directly or indirectly, any asset the disposition of which would be subject to Section 1374 of the Code.

(f) As of the date hereof, (i) there are no Tax Proceedings pending, threatened in writing or, to Invitation Homes’ knowledge, otherwise threatened or asserted, for and/or in respect of any material Taxes or material Tax Returns of any Invitation Homes Entity and no Invitation Homes Entity is a party to any litigation or administrative proceeding relating to material Taxes; (ii) no deficiency for Taxes of any Invitation Homes Entity has been claimed, proposed or assessed in writing or, to the knowledge of Invitation Homes, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect; (iii) no Invitation Homes Entity has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material Tax that has not since expired; (iv) no Invitation Homes Entity currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (v) no Invitation Homes Entity has received a written claim by any Governmental Authority in any jurisdiction; where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction and (vi) no Invitation Homes Entity has entered into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) that would have any material effect in a post-Closing Tax period.

(g) Since its formation, no Invitation Homes Entity that is subject to taxation as a REIT for U.S. federal income tax purposes has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code.

(h) Each Invitation Homes Entity has complied in all material respects with all applicable Laws relating to the collection, withholding (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or any corresponding or similar provisions of state, local or foreign Laws) and remittance of Taxes and has duly and timely collected and withheld and, in each case, paid over to the appropriate Governmental Authorities on or prior to the due date therefor, all material amounts required to be so collected or withheld. To the knowledge of Invitation Homes, no Invitation Homes Entity has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. To the knowledge of Invitation Homes, no Invitation Homes Entity has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code.

(i) There are no Invitation Homes Tax Protection Agreements currently in force, and no Person has raised, threatened to raise in writing or, to the knowledge of Invitation Homes, otherwise threatened to raise, a material claim against any Invitation Homes Entity for any breach of any Invitation Homes Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Invitation Homes Tax Protection Agreement.

(j) Each Invitation Homes Subsidiary Partnership has made, or will have made prior to the Closing, a valid election under Section 754 of the Code, which election shall be in effect for the taxable year of such Invitation Homes Subsidiary Partnership that ends on or includes the Closing Date.

(k) There are no Tax Liens for material Taxes upon any property or assets of any Invitation Homes Entity except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(l) No Invitation Homes Entity has received or is subject to any ruling of a Governmental Authority that is still in effect or has any request for such ruling pending with any Governmental Authority. No Invitation Homes Entity has entered into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or any other agreement with a Governmental Authority, in each case, with respect to any Taxes which agreement will be binding or have effect in a post-Closing Tax period.

(m) There are no Tax allocation, Tax sharing or similar agreements or arrangements with respect to or involving any Invitation Homes Entity, and after the Closing Date no Invitation Homes Entity shall be bound by any such Tax allocation, Tax sharing or similar agreements or arrangements or have any liability thereunder, in each case, other than agreements solely between or among Invitation Homes and/or any Invitation Homes Subsidiary, customary tax indemnification provisions of commercial or credit agreements entered into in the ordinary course of business and any Invitation Homes Tax Protection Agreements.

(n) No Invitation Homes Entity (A) is or has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any other unitary, combined, consolidated or similar Tax group or (B) has any liability for the Taxes of any Person (other than any Invitation Homes Entity) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of any state, local, or foreign Law), as a transferee or successor, or otherwise.

(o) No Invitation Homes Entity has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(p) No Invitation Homes Entity (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(q) No Invitation Homes Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) that is a part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) with the transactions contemplated by this Agreement.

(r) Invitation Homes is not aware of any fact or circumstance that could reasonably be expected to prevent the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.16. Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Invitation Homes Material Adverse Effect, the insurance policies (including title insurance policies, fidelity bonds or other insurance service contracts) covering the Invitation Homes Properties (the “Invitation Homes Insurance Policies”) are sufficient in order for the Invitation Homes Entities to comply with all applicable Laws and the requirements of any Invitation Homes Lease. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect, as of the date hereof, there is no claim for coverage by any Invitation Homes Entity pending under any of the Invitation Homes Insurance Policies that has been denied by the insurer. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have an Invitation Homes Material Adverse Effect, all premiums payable under all Invitation Homes Insurance Policies have been paid, and the Invitation Homes Entities have otherwise complied in all material respects with the terms and conditions of any material Invitation Homes Insurance Policies. To the knowledge of Invitation Homes, such Invitation Homes Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect and as of the date hereof, no written notice of cancellation or termination has been received by any Invitation Homes Entity with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation, except for such failure to be in full force and effect or replace such policy that has not had, and would not reasonably be expected to have, individually or in the aggregate, an Invitation Homes Material Adverse Effect.

Section 5.17. Opinion of Financial Advisor. The Invitation Homes Board has received the written opinion of Deutsche Bank Securities Inc. to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the Exchange Ratio is fair, from a financial point of view, to Invitation Homes.

Section 5.18. Vote Required. The Invitation Homes Stockholder Approval is the only vote of the holders of any class or series of shares of stock of Invitation Homes necessary to approve the REIT Merger, the Partnership Merger or the other transactions contemplated hereby, including the Invitation Homes Stock Issuance. No vote of the limited partners of Invitation Homes LP is necessary to approve the REIT Merger, the Partnership Merger or the other transactions contemplated hereby.

Section 5.19. Brokers. Except as set forth in Section 5.19 of the Invitation Homes Disclosure Letter, no broker, finder or investment banker (other than Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers (or any other transaction contemplated by this Agreement) based upon arrangements made by or on behalf of any Invitation Homes Entity. Invitation Homes has made available to Starwood Waypoint a true and correct copies of its engagement letters with Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC) .

Section 5.20. Takeover Statutes. None of the Invitation Homes Entities nor any of their respective affiliates or associates (each as defined in the Maryland Business Combination Act) is the beneficial owner (as defined in the Maryland Business Combination Act), directly or indirectly, of, nor at any time during the last two (2) years has been the beneficial owner, directly or indirectly, of 10% or more of the then outstanding Starwood Waypoint Common Shares. Invitation Homes and the Invitation Homes Board have taken all action necessary to render inapplicable to the Mergers the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Mergers. No other Takeover Statutes are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

Section 5.21. Material Contracts.

(a) Except as set forth in Section 5.21 of the Invitation Homes Disclosure Letter or as filed as exhibits to the Invitation Homes SEC Filings, as of the date of this Agreement, no Invitation Homes Party is a party to or bound by the following (the term “Invitation Homes Material Contracts” shall mean, collectively, the documents listed in Section 5.21 of the Invitation Homes Disclosure Letter (or required to be so listed or filed)):

(i) any Contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act, other than any such Contract that is not required to be filed under clause (iii)(C) thereof;

(ii) any partnership, joint venture, limited liability company or other similar agreements or arrangements with a Third Party;

(iii) any Contract or executed letter of intent involving or providing for the future disposition or acquisition of assets or properties with a fair market value or purchase price in excess of $10,000,000, or any merger, consolidation, or similar business combination transaction;

(iv) any Collective Bargaining Agreement;

(v) any Contract relating to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than in the ordinary course of business consistent with past practice) in each case requiring aggregate payments by an Invitation Homes Entity in excess of $5,000,000 during their remaining term and that is not terminable by such Invitation Homes Entity without penalty within ninety (90) days;

(vi) any agreement or indenture relating to any Indebtedness (including any guarantee thereof) in an amount in excess of $10,000,000 or any letters of credit or similar instruments issued for the account of any Invitation Homes Entity or to mortgaging, pledging or otherwise placing a Lien securing obligations in excess of $10,000,000 on any portion of the assets of the Invitation Homes Entities, other than any such agreement, indenture, letter of credit or instrument solely between or solely among Invitation Homes and wholly owned Invitation Homes Subsidiaries;

(vii) any lease or Contract with Third Parties under which it is lessee of, or holds or operates any personal property or real property owned by any other party, for which the annual rental exceeds $1,000,000;

(viii) any Contract relating to any interest rate, foreign exchange, derivatives or hedging transactions;

(ix) any Contract governing the sale, disposition or licensing of any Intellectual Property, or the provision of any information technology related services, by or to the Invitation Homes Entities, in each case to the extent material to the business of the Invitation Homes Entities, taken as a whole, and outside of the ordinary course of business consistent with past practice, other than licenses for the use of commercially available software;

(x) any Contract that (A) restricts an Invitation Homes Entity or its Affiliates from engaging in any line of business or obligates an Invitation Homes Entity or its Affiliates not to compete with another Person or in any geographic area or during any period of time or that would otherwise limit the freedom of the Invitation Homes Entities and its Affiliates (including the Starwood Waypoint Entities after the Closing Date) from engaging in any line of business after the Closing Date or (B) prohibits any Invitation Homes Entity or its Affiliates from hiring or soliciting for hire any group of employees or customers, in each case in clauses (A) and (B) that is material to the Invitation Homes Entities, or would reasonably be expected to be material to Invitation Homes and its Affiliates (including the Starwood Waypoint Entities after the Closing Date);

(xi) any Contract pursuant to which an Invitation Homes Entity has an obligation to make an investment in or loan to any other Person, other than another Invitation Homes Entity, in excess of $1,000,000;

(xii) any Contract that prohibits the payment of dividends or distributions in respect of shares of Invitation Homes Common Stock or shares or other equity interests of any Invitation Homes Entity, prohibit the pledging of the shares of Invitation Homes Common Stock or shares or other equity interests of any Invitation Homes Entity or prohibit the issuance of guarantees by an Invitation Homes Entity, in each case that will not be terminated at or prior to the Closing Date; or

(xiii) any Contract (A) granting most favored nations pricing rights to any Person that is not an Invitation Homes Entity or (B) granting to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Invitation Homes Properties that, individually or in the aggregate, is material to the Invitation Homes Entities, taken as a whole.

(b) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, an Invitation Homes Material Adverse Effect, each Invitation Homes Material Contract is a legally valid and binding obligation of each Invitation Homes Entity that is a party thereto, as applicable, on the one hand, and, to the knowledge of the Invitation Homes Parties, each other party thereto, on the other hand, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(c) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, an Invitation Homes Material Adverse Effect, (i) no Invitation Homes Entity has violated or breached, or committed any default (or, to the knowledge of the Invitation Homes Parties, as of the date hereof, has received written notice alleging any violation, breach or default) under any Invitation Homes Material Contract; (ii) to the knowledge of the Invitation Homes Parties, as of the date hereof, no other Person that is a party to any Invitation Homes Material Contract has violated or breached, or committed any default (or has received written notice alleging any violation, breach or default) under such Invitation Homes Material Contract and (iii) to the knowledge of the Invitation Homes Parties, as of the date of this Agreement, no other event or circumstance has occurred that, with or without notice or lapse of time or both, would result in or give any party to any Invitation Homes Material Contract a right of acceleration or early termination thereof.

Section 5.22. Affiliate Transactions. Except as set forth in Section 5.22 of the Invitation Homes Disclosure Letter or in Invitation Homes SEC Filings, from January 1, 2016 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between any Invitation Homes Entity, on the one hand, and any Affiliates (other than Invitation Homes Subsidiaries) of Invitation Homes or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.23. Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the equity interests of Merger Sub are owned by Invitation Homes.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the REIT Merger

Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Article VI

COVENANTS AND AGREEMENTS

Section 6.1. Conduct of Business by Starwood Waypoint and Starwood Waypoint LP.

(a) Each Starwood Waypoint Party covenants and agrees that, between the date of this Agreement and the earlier to occur of the Partnership Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except to the extent required by Law, as may be agreed in writing by Invitation Homes (such consent not to be unreasonably withheld, conditioned or delayed), or as may be expressly required by this Agreement, Starwood Waypoint shall, and shall cause each of the other Starwood Waypoint Entities to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, (ii) complete the internal restructuring set forth in Section 6.1(a) of the Starwood Waypoint Disclosure Letter, and (iii) to the extent consistent with clause (i), use its reasonable best efforts to maintain and preserve its assets and properties in their current condition (normal wear and tear and damage caused by casualty excepted), maintain and preserve intact its current business organization, goodwill, ongoing businesses and relationships with Third Parties, and maintain the status of Starwood Waypoint as a REIT for U.S. federal income tax purposes and the status of Starwood Waypoint LP as a partnership for U.S. federal income tax purposes.

(b) Without limiting the foregoing, each Starwood Waypoint Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Invitation Homes (such consent not to be unreasonably withheld, conditioned or delayed), as may be expressly required by this Agreement, or as set forth in Section 6.1(b) of the Starwood Waypoint Disclosure Letter, Starwood Waypoint shall not, and shall cause the other Starwood Waypoint Entities not to, do any of the following:

(i) amend, supplement or propose to amend or supplement the Starwood Waypoint Declaration of Trust, the Starwood Waypoint Bylaws, the Starwood Waypoint LP Agreement or the certificates evidencing Starwood Waypoint LP Units (if any), waive the share ownership limit under the Starwood Waypoint Declaration of Trust or create an Excepted Holder Limit (as defined in the Starwood Waypoint Declaration of Trust);

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of any Starwood Waypoint Entity (other than any wholly owned Starwood Waypoint Subsidiary);

(iii) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by a Starwood Waypoint Subsidiary in connection with any acquisitions permitted pursuant to clause (viii) below;

(iv) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to Starwood Waypoint Common Shares or any interests in any Starwood Waypoint Subsidiary or other equity securities or ownership interests in any Starwood Waypoint Entity, except for (A) the authorization, declaration and payment by Starwood Waypoint of quarterly dividends on the Starwood Waypoint Common Shares in accordance with past practice (including in terms of timing) at a rate not to exceed $0.22 per Starwood Waypoint Common Share per quarter (the “Starwood Waypoint Quarterly Dividend ”), (B) the declaration and payment by Starwood Waypoint LP of quarterly distributions on the Starwood Waypoint LP Units in the same amount as the dividend per Starwood Waypoint Common Share permitted pursuant to (A), (C) the declaration and payment of dividends or other distributions to Starwood Waypoint or any wholly owned Starwood Waypoint Subsidiary by any directly or indirectly wholly owned Starwood Waypoint Subsidiary, (D) distributions by any Starwood Waypoint Subsidiary that is not wholly owned, directly or indirectly, by Starwood Waypoint, in accordance with the requirements of the organizational documents of such Starwood Waypoint Subsidiary and (E) dividends or dividend equivalents accrued or paid with respect to Starwood Waypoint Equity Awards(to the extent permitted under the terms of the applicable Starwood Waypoint Equity Plan and/or an applicable award agreement, each as in effect on the date of this Agreement); provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iv), the Starwood Waypoint Entities shall be permitted to make distributions (after consultation with Invitation Homes), including under Sections 857, 858 or 860 of the Code, reasonably necessary for Starwood Waypoint to (x) maintain its status as a REIT for U.S. federal income tax purposes or (y) avoid or reduce the imposition of any entity level income or excise Tax under the Code (any such distribution described in this proviso, a “Special Starwood Waypoint Distribution”);

(v) redeem, repurchase or otherwise acquire, directly or indirectly, any Starwood Waypoint Common Shares or other equity interests of a Starwood Waypoint Entity, other than (A) the withholding of Starwood Waypoint Common Shares to satisfy withholding Tax obligations with respect to the Starwood Waypoint Equity Awards outstanding as of the date of this Agreement (to the extent permitted under the terms of the applicable Starwood Waypoint Equity Plan and/or an applicable award agreement, each as in effect on the date of this Agreement), (B) the redemption of equity shares in excess of the Share Ownership Limit or the Excepted Holder Limit (each, as defined in the Starwood Waypoint Declaration of Trust) pursuant to the Starwood Waypoint Declaration of Trust or (C) the redemption of Starwood Waypoint LP Units pursuant to the Starwood Waypoint LP Agreement;

(vi) except for (A) issuances by a wholly owned Starwood Waypoint Subsidiary to Starwood Waypoint or another wholly owned Starwood Waypoint Subsidiary, (B) issuances as a result of vesting of Starwood Waypoint Equity Awards outstanding as of the date of this Agreement or (C) exchanges of Starwood Waypoint LP Units for Starwood Waypoint Common Shares pursuant to the Starwood Waypoint LP Agreement, issue, sell, pledge, dispose of, encumber or grant any Starwood Waypoint Common Shares or any of the Starwood Waypoint Subsidiaries’ capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any Starwood Waypoint Common Shares or any of the Starwood Waypoint Subsidiaries’ capital stock or other equity interests;

(vii) grant, confer, award, or modify the terms of any Starwood Waypoint Equity Awards, convertible securities, or other rights to acquire, or denominated in, any Starwood Waypoint Common Shares or any of the Starwood Waypoint Subsidiaries’ capital stock or other equity securities or amend or modify the Starwood Waypoint Equity Plans;

(viii) acquire or agree to acquire (including by merger, consolidation or acquisition of stock, equity interests or assets) any interest in real property, personal property, corporation, partnership, limited liability company, other business organization or any division or assets or equipment thereof, in each case in an amount in excess of $125,000,000 per calendar quarter in the aggregate for all such transactions, except for acquisitions by Starwood Waypoint or any wholly owned Starwood Waypoint Subsidiary of or from an existing wholly owned Starwood Waypoint Subsidiary;

(ix) make or commit to make any capital expenditures in excess of $10,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(x) sell, pledge, lease, license, sell and leaseback, assign, transfer, encumber, dispose of or effect a deed in lieu of foreclosure with respect to, any property or assets, in each case in an amount in excess of $100,000,000 per calendar quarter in the aggregate for all such transactions, except for (A) involuntary liens arising by operation of law that would not be material to any Starwood Waypoint

Property or any assets of any Starwood Waypoint Entity and (B) other activities in the ordinary course of business consistent with past practice;

(xi) make any material change to its methods of accounting in effect at December 31, 2016, except as required by GAAP (or any interpretation or change thereof), any Governmental Authority or applicable Law;

(xii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any Indebtedness for borrowed money of any Starwood Waypoint Entity or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Starwood Waypoint Subsidiary), except (A) Indebtedness incurred under the Starwood Waypoint Revolving Credit Agreement in the ordinary course of business consistent with past practice not to exceed $350,000,000 in the aggregate, (B) Indebtedness of any wholly owned Subsidiary of Starwood Waypoint to Starwood Waypoint or any other wholly owned Subsidiary of Starwood Waypoint, or (C) repayments, replacements or refinancings made using proceeds from borrowings under the Starwood Waypoint Revolving Credit Agreement or available working capital;

(xiii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, trustees, employees, Affiliates, agents or consultants), other than (A) by Starwood Waypoint or a wholly owned Starwood Waypoint Subsidiary to Starwood Waypoint or a wholly owned Starwood Waypoint Subsidiary, (B) loans or advances required to be made under any of the Starwood Waypoint Leases or a ground lease pursuant to which any Third Party is a lessee or sublessee on any Starwood Waypoint Property, or (C) in satisfaction of obligations pursuant to Contracts existing as of the date of this Agreement and disclosed to Invitation Homes prior to the execution of this Agreement;

(xiv) (A) enter into, renew, materially modify, materially amend or terminate, or waive, release, compromise or assign any material rights or material claims under, any Starwood Waypoint Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Starwood Waypoint Material Contract), other than (1) any automatic termination or automatic renewals in accordance with the terms of any existing Starwood Waypoint Material Contract, (2) the entry into any Lender Consent or (3) in the ordinary course of business consistent with past practice or as otherwise may be reasonably necessary to comply with the terms of this Agreement; or (B) enter into any Contract that has a term of more than two years;

(xv) waive, release, or assign any material rights or claims or make any payment, direct or indirect, of any liability of any Starwood Waypoint Entity before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

(xvi) settle or compromise (A) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against any Starwood Waypoint Entity (other than settlements or compromises (1) providing for the payment of money damages to the extent covered by insurance or not exceeding $1,000,000 individually or $5,000,000 in the aggregate and that do not involve the imposition of injunctive or equitable relief against any Starwood Waypoint Entity or (2) of real estate property Tax appeal claims in the ordinary course of business consistent with past practice), or (B) any Action that is the subject of Section 6.7(d) other than in accordance with Section 6.7(d);

(xvii) except as required pursuant to the terms of any Starwood Waypoint Benefit Plan in effect as of the date of this Agreement and disclosed under Section 4.9(a) of the Starwood Waypoint Disclosure Letter, (A) grant to any director, officer, employee, or consultant any increase in compensation, or pay or award any bonuses or incentive compensation (other than salary and incentive compensation adjustments related to promotions in an amount not to exceed 10% per Person or other salary and incentive compensation increases (and/or bonuses or retention payments) in aggregate amounts not to exceed 5% per Person, in each case, to employees other than executive officers in the ordinary course of business consistent with past practice), (B) grant to any current or former director, officer, employee or consultant whose annual base salary and target bonus opportunity exceeds $300,000 per annum any increase in severance, retention, change in control, or termination pay, (C) take any action to accelerate the vesting or settlement of any rights or benefits under any Starwood Waypoint Benefit Plan, (D) enter into, amend, adopt, or terminate any Benefit Plan or any plan that would have been a Starwood Waypoint Benefit Plan if in effect as of the date of this Agreement, (E) provide any funding for any rabbi trust or similar arrangement, (F) hire any employee or engage any consultant whose annual base salary and target bonus opportunity exceeds $300,000 per annum or who would otherwise be an executive officer of Starwood Waypoint (or terminate the employment of any such employee, consultant or executive officer, except for “cause”), or (G) allow for the commencement of any new offering periods under any employee share purchase plan;

(xviii) take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause (A) Starwood Waypoint to fail to qualify as a REIT for U.S. federal income tax purposes or (B) any Starwood Waypoint Subsidiary to fail to preserve its status as, as the case may be, a partnership or disregarded entity, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary for U.S. federal income tax purposes;

(xix) enter into, amend or modify any Starwood Waypoint Tax Protection Agreement, or take any action or fail to take any action that would violate or be inconsistent with any Starwood Waypoint Tax Protection Agreement or otherwise give rise to any material liability of any Starwood Waypoint Entity with respect thereto;

(xx) make, change or rescind any election relating to Taxes, adopt or change a material method of Tax accounting, adopt or change any annual Tax accounting period, amend any material Tax Return, settle or compromise any material Tax Proceeding or material Tax liability, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law), or surrender any right to claim a material refund of Taxes, except in each case, to the extent necessary to (x) preserve Starwood Waypoint’s qualification as a REIT for U.S. federal income tax purposes or (y) qualify or preserve the status of any Starwood Waypoint Subsidiary as a disregarded entity or partnership, or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary for U.S. federal income tax purposes (provided that prior to taking any action pursuant to clause (x) or (y) above, Starwood Waypoint shall inform Invitation Homes of such action and shall consult with and cooperate with Invitation Homes with respect to such action, but nothing herein shall prevent Starwood Waypoint after such consultation from taking such action in its reasonable, good-faith discretion);

(xxi) enter into any new material line of business;

(xxii) recognize any union or other labor organization as the representative of any of the Starwood Waypoint Employees except as required by applicable Law; or

(xxiii) authorize, or enter into any Contract or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.17, nothing in this Agreement shall prohibit Starwood Waypoint from taking or causing to be taken any action, at any time or from time to time, that in the reasonable judgment of the Starwood Waypoint Board, upon advice of counsel to Starwood Waypoint, is reasonably necessary or appropriate for Starwood Waypoint to maintain its qualification as a REIT for U.S. federal income tax purposes or avoid the imposition of any entity level income or excise Tax under the Code, including making a Special Starwood Waypoint Distribution.

Section 6.2. Conduct of Business by Invitation Homes and Invitation Homes LP.

(a) Invitation Homes and Invitation Homes LP each covenants and agrees that during the Interim Period, except to the extent required by Law, as may be agreed in writing by Starwood Waypoint (such consent not to be unreasonably withheld, conditioned or delayed), or as may be expressly required by this Agreement,

Invitation Homes shall, and shall cause each of the other Invitation Homes Entities to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, and (ii) to the extent consistent with clause (i), use its reasonable best efforts to maintain and preserve its assets and properties in their current condition (normal wear and tear and damage caused by casualty excepted), maintain and preserve intact its current business organization, goodwill, ongoing businesses and relationships with Third Parties, and maintain the status of Invitation Homes as a REIT for U.S. federal income tax purposes and the status of Invitation Homes LP as a pass-through entity for U.S. federal income tax purposes.

(b) Without limiting the foregoing, each of Invitation Homes and Invitation Homes LP covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Starwood Waypoint (such consent not to be unreasonably withheld, conditioned or delayed), as may be expressly required by this Agreement, or as set forth in Section 6.2(b) of the Invitation Homes Disclosure Letter, Invitation Homes shall not, and shall cause the other Invitation Homes Entities not to, do any of the following:

(i) amend, supplement or propose to amend or supplement the Invitation Homes Charter or Invitation Homes Bylaws, the Invitation Homes LP Agreement or the Invitation Homes Stockholders Agreement, waive the aggregate stock ownership limit or the common stock ownership limit under the Invitation Homes Charter or create an Excepted Holder Limit (as defined in the Invitation Homes Charter);

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of any Invitation Homes Entity (other than any wholly owned Invitation Homes Subsidiary);

(iii) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by an Invitation Homes Subsidiary in connection with any acquisitions permitted pursuant to clause (viii) below;

(iv) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of Invitation Homes Common Stock or any interests in any Invitation Homes Subsidiary or other equity securities or ownership interests in any Invitation Homes Entity, except for (A) the authorization, declaration and payment by Invitation Homes of quarterly dividends at a rate not to exceed $0.08 per share of Invitation Homes Common Stock for a dividend with a record date on August 15, 2017 and for dividends with expected record dates on or about November 15, 2017, January 15, 2018 or May 15, 2018 (and, in the case of such dividends with expected record dates on or about January 15, 2018 or May 15, 2018 or a dividend pursuant to Section 6.18, at a rate of up to $0.11 per share of Invitation Homes Common Stock to the extent reasonably necessary for Invitation Homes to (x) maintain its status as a REIT for U.S. federal income tax purposes or (y) avoid or reduce the imposition of any entity level income or excise Tax under the Code) (the “Invitation Homes Quarterly Dividend”), (B) the declaration and payment by Invitation Homes LP of quarterly distributions on the Invitation Homes LP Units in the same amount as the dividend per share of Invitation Homes Common Stock permitted pursuant to (A),(C) the declaration and payment of dividends or other distributions to Invitation Homes or any wholly owned Invitation Homes Subsidiary by any directly or indirectly wholly owned Invitation Homes Subsidiary, (D) distributions by any Invitation Homes Subsidiary that is not wholly owned, directly or indirectly, by Invitation Homes, in accordance with the requirements of the organizational documents of such Invitation Homes Subsidiary and (E) dividends or dividend equivalents accrued or paid with respect to Invitation Homes Equity Awards (to the extent permitted under the terms of the applicable Invitation Homes Equity Plan and/or an applicable award agreement, each as in effect on the date of this Agreement); provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iv), the Invitation Homes Entities shall be permitted to make distributions (after consultation with Starwood Waypoint), including under Sections 857, 858 or 860 of the Code, reasonably necessary for Invitation Homes to (x) maintain its status as a REIT for U.S.

federal income tax purposes or (y) avoid or reduce the imposition of any entity level income or excise Tax under the Code (any such distribution described in this proviso but excluding any dividend referenced in clause (A), a “Special Invitation Homes Distribution”);

(v) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Invitation Homes Common Stock or other equity interests of an Invitation Homes Entity, other than (A) the withholding of shares of Invitation Homes Common Stock to satisfy withholding Tax obligations with respect to the Invitation Homes Equity Awards outstanding as of the date of this Agreement (to the extent permitted under the terms of the applicable Invitation Homes Equity Plan and/or an applicable award agreement, each as in effect on the date of this Agreement), (B) the redemption of equity shares in excess of the Common Stock Ownership Limit or the Excepted Holder Limit (each, as defined in the Invitation Homes Charter) pursuant to the Invitation Homes Charter or (C) the redemption of Invitation Homes LP Units pursuant to the Invitation Homes LP Agreement;

(vi) except for (A) issuances by a wholly owned Invitation Homes Subsidiary to Invitation Homes or another wholly owned Invitation Homes Subsidiary, (B) issuances as a result of exercises of Invitation Homes Equity Awards outstanding as of the date of this Agreement or (C) exchanges of Invitation Homes LP Units for shares of Invitation Homes Common Stock pursuant to the Invitation Homes LP Agreement, issue, sell, pledge, dispose of, encumber or grant any shares of Invitation Homes Common Stock or any of the Invitation Homes Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Invitation Homes Common Stock or any of the Invitation Homes Subsidiaries’ capital stock or other equity interests;

(vii) grant, confer, award, or modify the terms of any Invitation Homes Equity Awards, convertible securities, or other rights to acquire, or denominated in, any shares of Invitation Homes Common Stock or any of the Invitation Homes Subsidiaries’ capital stock or other equity securities or amend or modify the Invitation Homes Equity Plans;

(viii) acquire or agree to acquire (including by merger, consolidation or acquisition of stock, equity interests or assets) any interest in real property, personal property, corporation, partnership, limited liability company, other business organization or any division or assets or equipment thereof, in each case in an amount in excess of $125,000,000 per calendar quarter in the aggregate for all such transactions, except for acquisitions by Invitation Homes or any wholly owned Invitation Homes Subsidiary of or from an existing wholly owned Invitation Homes Subsidiary;

(ix) make or commit to make any capital expenditures in excess of $10,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(x) sell, pledge, lease, license, sell and leaseback, assign, transfer, encumber, dispose of or effect a deed in lieu of foreclosure with respect to, any property or assets, in each case in an amount in excess of $100,000,000 per calendar quarter in the aggregate for all such transactions, except for (A) involuntary liens arising by operation of law that would not be material to any Invitation Homes Property or any assets of any Invitation Homes Entity and (B) other activities in the ordinary course of business consistent with past practice;

(xi) make any material change to its methods of accounting in effect at December 31, 2016, except as required by GAAP (or any interpretation or change thereof), any Governmental Authority or applicable Law;

(xii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any Indebtedness for borrowed money of any Invitation Homes Entity or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Invitation Homes Subsidiary), except (A) Indebtedness incurred under the Invitation Homes Credit Agreement in the ordinary course of business consistent with past practice not to exceed $350,000,000 in the aggregate, (B) Indebtedness of any wholly owned Subsidiary of Invitation Homes to Invitation Homes or any

other wholly owned Subsidiary of Invitation Homes or (C) repayments, replacements or refinancings made using proceeds from borrowings under the Invitation Homes Credit Agreement or available working capital;

(xiii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), other than (A) by Invitation Homes or a wholly owned Invitation Homes Subsidiary to Invitation Homes or a wholly owned Invitation Homes Subsidiary, (B) loans or advances required to be made under any of the Invitation Homes Leases or a ground lease pursuant to which any Third Party is a lessee or sublessee on any Invitation Homes Property, or (C) in satisfaction of obligations pursuant to Contracts existing as of the date of this Agreement and disclosed to Starwood Waypoint prior to the execution of this Agreement;

(xiv) (A) enter into, renew, materially modify, materially amend or terminate, or waive, release, compromise or assign any material rights or material claims under, any Invitation Homes Material Contract (or any Contract that, if existing as of the date of this Agreement, would be an Invitation Homes Material Contract), other than (1) any automatic termination or automatic renewals in accordance with the terms of any existing Invitation Homes Material Contract, (2) the entry into any Lender Consent or (3) in the ordinary course of business consistent with past practice or as otherwise may be reasonably necessary to comply with the terms of this Agreement; or (B) enter into any Contract that has a term of more than two years;

(xv) waive, release, or assign any material rights or claims or make any payment, direct or indirect, of any liability of any Invitation Homes Entity before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

(xvi) settle or compromise (A) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against any Invitation Homes Entity (other than settlements or compromises (1) providing for the payment of money damages to the extent covered by insurance or not exceeding $1,000,000 individually or $5,000,000 in the aggregate and that do not involve the imposition of injunctive or equitable relief against any Invitation Homes Entity or (2) of real estate property Tax appeal claims in the ordinary course of business consistent with past practice), or (B) any Action that is the subject of Section 6.7(d) other than in accordance with Section 6.7(d);

(xvii) except as required pursuant to the terms of any Invitation Homes Benefit Plan in effect as of the date of this Agreement and disclosed under Section 5.9(a) of the Invitation Homes Disclosure Letter, (A) grant to any director, officer, employee, or consultant any increase in compensation, or pay or award any bonuses or incentive compensation (other than salary and incentive compensation adjustments related to promotions in an amount not to exceed 10% per Person or other salary and incentive compensation increases (and/or bonuses or retention payments) in aggregate amounts not to exceed 5% per Person, in each case, to employees other than executive officers in the ordinary course of business consistent with past practice), (B) grant to any current or former director, officer, employee or consultant whose annual base salary and target bonus opportunity exceeds $300,000 per annum any increase in severance, retention, change in control, or termination pay, (C) take any action to accelerate the vesting or settlement of any rights or benefits under any Invitation Homes Benefit Plan, (D) enter into, amend, adopt, or terminate any Benefit Plan or any plan that would have been an Invitation Homes Benefit Plan if in effect as of the date of this Agreement, (E) provide any funding for any rabbi trust or similar arrangement or (F) hire any employee or engage any consultant whose annual base salary and target bonus opportunity exceeds $300,000 per annum or who would otherwise be an executive officer of Invitation Homes (or terminate the employment of any such employee, consultant or executive officer, except for “cause”);

(xviii) take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause (A) Invitation Homes to fail to qualify as a REIT for U.S. federal income tax purposes or (B) any Invitation Homes Subsidiary to fail to preserve its status as, as the case may be, a partnership or disregarded entity, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary for U.S. federal income tax purposes;

(xix) enter into, amend or modify any Invitation Homes Tax Protection Agreement, or take any action or fail to take any action that would violate or be inconsistent with any Invitation Homes Tax Protection Agreement or otherwise give rise to any material liability of any Invitation Homes Entity with respect thereto;

(xx) make, change or rescind any election relating to Taxes, adopt or change a material method of Tax accounting, adopt or change any annual Tax accounting period, amend any material Tax Return, settle or compromise any material Tax Proceeding or material Tax liability, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law), or surrender any right to claim a material refund of Taxes, except in each case, to the extent necessary to (x) preserve Invitation Homes’ qualification as a REIT for U.S. federal income tax purposes or (y) qualify or preserve the status of any Invitation Homes Subsidiary as a disregarded entity or partnership, or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary for U.S. federal income tax purposes (provided that prior to taking any action pursuant to clause (x) or (y) above, Invitation Homes shall inform Starwood Waypoint of such action and shall consult with and cooperate with Starwood Waypoint with respect to such action, but nothing herein shall prevent Invitation Homes after such consultation from taking such action in its reasonable, good-faith discretion);

(xxi) enter into any new material line of business;

(xxii) recognize any union or other labor organization as the representative of any of the Invitation Homes Employees except as required by applicable Law; or

(xxiii) authorize, or enter into any Contract or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.17, nothing in this Agreement shall prohibit Invitation Homes from taking or causing to be taken any action, at any time or from time to time, that in the reasonable judgment of the Invitation Homes Board, upon advice of counsel to Invitation Homes, is reasonably necessary or appropriate for Invitation Homes to maintain its qualification as a REIT for U.S. federal income tax purposes or avoid the imposition of any entity level income or excise Tax under the Code, including making a Special Invitation Homes Distribution.

Section 6.3. Preparation of Form S-4 and Disclosure Document; Shareholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Parties shall jointly prepare and cause to be filed with the SEC the Form S-4, which (1) will include the Proxy Statement/Information Statement and a prospectus and (2) will include in the Calculation of Registration Fee table, among other things, the maximum number of shares of Invitation Homes Common Stock (the “Resale Common Stock”) issuable upon redemption by parties (other than Invitation Homes or the Invitation Homes LP General Partner) (“Resale Parties”) of Invitation Homes LP Units issued in exchange for Starwood Waypoint LP Units. In the event the Stockholder Written Consent is not obtained and Starwood Waypoint does not terminate this Agreement, in each case, as provided in Section 8.1(c)(v), then Invitation Homes shall, as promptly as reasonably practicable following the date of the Stockholder Consent Delivery Period, prepare and file with the SEC the Form S-4, which will include the Joint Proxy Statement and a prospectus and the information described in clause (2) of the prior sentence. Each of Starwood Waypoint and Invitation Homes shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Mergers and until a Shelf Resale Registration Statement is declared effective. Each of Starwood Waypoint and Invitation Homes shall cooperate in connection with the preparation, filing and distribution of the Form S-4 and the Disclosure

Document, including by furnishing all information concerning itself and its Affiliates to the other Parties and providing such other Party such assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Disclosure Document. Each of Starwood Waypoint and Invitation Homes shall promptly notify the other Parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Disclosure Document, and shall, as promptly as practicable after receipt thereof, provide the other Parties with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Disclosure Document or the Form S-4 received from the SEC and advise the other Parties of any oral comments with respect to the Disclosure Document or the Form S-4 received from the SEC. Each of Starwood Waypoint and Invitation Homes shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Disclosure Document and the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Disclosure Document (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of Starwood Waypoint and Invitation Homes shall cooperate and provide the other Parties a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Invitation Homes shall advise Starwood Waypoint, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Invitation Homes Common Stock issuable in connection with the REIT Merger for offering or sale in any jurisdiction, and Starwood Waypoint and Invitation Homes shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Invitation Homes shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Invitation Homes Common Stock in the REIT Merger, and the Starwood Waypoint Entities shall cooperate with Invitation Homes in connection therewith and furnish all information concerning the Starwood Waypoint Entities and the holders of Starwood Waypoint Common Shares as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Starwood Waypoint Shareholder Approval and the Invitation Homes Stockholder Approval, any information relating to Starwood Waypoint or Invitation Homes, or any of their respective Affiliates, should be discovered by Starwood Waypoint or Invitation Homes which, in the reasonable judgment of Starwood Waypoint or Invitation Homes, as applicable, should be set forth in an amendment of, or a supplement to, either of the Form S-4 or the Disclosure Document, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and Starwood Waypoint and Invitation Homes shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Disclosure Document or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to the shareholders of Starwood Waypoint and the stockholders of Invitation Homes. Nothing in this Section 6.3(b) shall limit the obligations of any Party under Section 6.3(a). For purposes of Section 4.7, Section 5.7 and this Section 6.3, any information concerning or related to Starwood Waypoint, its Affiliates or the Starwood Waypoint Shareholder Meeting will be deemed to have been provided by Starwood Waypoint, and any information concerning or related to Invitation Homes, its Affiliates or the Invitation Homes Stockholder Meeting will be deemed to have been provided by Invitation Homes.

(c) As promptly as practicable following the date of this Agreement, Starwood Waypoint shall, in accordance with applicable Law and the Starwood Waypoint Declaration of Trust and Starwood Waypoint Bylaws, establish a record date for, duly call, give notice of, convene and hold the Starwood Waypoint Shareholder Meeting; provided, however, Starwood Waypoint will have the right, after consultation with Invitation Homes, to make one or more successive postponements or adjournments of the Starwood Waypoint Shareholder Meeting (i) if on a date on which the Starwood Waypoint Shareholder Meeting is scheduled, Starwood Waypoint has not received proxies representing a sufficient number of Starwood Waypoint Common Shares to obtain the Starwood Waypoint Shareholder Approval, whether or not a quorum is present or (ii) to the extent necessary to ensure that any required amendment or supplement to the Disclosure Document or Form S-4 is timely provided to the holders of Starwood Waypoint Common Shares; provided, further, that, without the prior written consent of Invitation Homes, in no event shall the Starwood Waypoint Shareholder Meeting (as postponed or adjourned) be held on a date that is more than thirty (30) days after the date for which the Starwood Waypoint Shareholder Meeting was originally scheduled. Starwood Waypoint shall use its reasonable best efforts to cause the Disclosure Document to be mailed to the shareholders of Starwood Waypoint entitled to vote at the Starwood Waypoint Shareholder Meeting and to hold the Starwood Waypoint Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, subject to the immediately prior sentence. Starwood Waypoint shall, through the Starwood Waypoint Board, recommend to its shareholders that they give Starwood Waypoint Shareholder Approval, include such recommendation in the Disclosure Document and solicit and use its reasonable best efforts to obtain the Starwood Waypoint Shareholder Approval (including by soliciting proxies from Starwood Waypoint’s shareholders), unless the Starwood Waypoint Board shall have made a Starwood Waypoint Adverse Recommendation Change in accordance with Section 6.5(d); provided, however, Starwood Waypoint’s obligation to duly call, give notice of, convene and hold the Starwood Waypoint Shareholder Meeting and mail the Disclosure Document (and any amendment or supplement thereto that may be required by Law) shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Starwood Waypoint Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to Starwood Waypoint of any Superior Proposal. Unless this Agreement is terminated in accordance with its terms, Starwood Waypoint shall not submit to the vote of the holders of Starwood Waypoint Common Shares any Acquisition Proposal. Starwood Waypoint shall keep Invitation Homes updated with respect to proxy solicitation results as reasonably requested by Invitation Homes.

(d) In the event the Stockholder Written Consent is not obtained and Starwood Waypoint does not terminate this Agreement, in each case, as provided in Section 8.1(c)(v), as promptly as practicable following the date of this Agreement, Invitation Homes shall, in accordance with applicable Law and the Invitation Homes Charter and the Invitation Homes Bylaws, establish a record date for, duly call, give notice of, convene and hold the Invitation Homes Stockholder Meeting; provided, however, Invitation Homes will have the right, after consultation with Starwood Waypoint, to make one or more successive postponements or adjournments of the Invitation Homes Stockholder Meeting (i) if on a date on which the Invitation Homes Stockholder Meeting is scheduled, Invitation Homes has not received proxies representing a sufficient number of shares of Invitation Homes Common Stock to obtain the Invitation Homes Stockholder Approval, whether or not a quorum is present or (ii) to the extent necessary to ensure that any required amendment or supplement to the Joint Proxy Statement or Form S-4 is timely provided to the holders of Invitation Homes Common Stock; provided, further, that, without the prior written consent of Starwood Waypoint, in no event shall the Invitation Homes Stockholder Meeting (as postponed or adjourned) be held on a date that is more than thirty (30) days after the date for which the Invitation Homes Stockholder Meeting was originally scheduled. Invitation Homes shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Invitation Homes entitled to vote at the Invitation Homes Stockholder Meeting and to hold the Invitation Homes Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, subject to the immediately prior sentence. Invitation Homes shall, through the Invitation Homes Board, recommend to its stockholders that they give the Invitation Homes Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Invitation Homes Stockholder Approval (including by soliciting proxies from Invitation Homes’ stockholders), unless the Invitation Homes Board shall have made an Invitation Homes Adverse Recommendation Change in accordance with Section 6.5(d); provided, however, Invitation Homes’ obligation to duly call, give notice of, convene and hold the Invitation Homes Stockholder Meeting and mail the Joint Proxy Statement (and any amendment or supplement thereto that may be required by Law) shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Invitation Homes Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to Invitation Homes of any Superior Proposal. Unless this Agreement is terminated in accordance with its terms, Invitation Homes shall not submit to the vote of the holders of shares of Invitation Homes Common Stock any Acquisition Proposal. Invitation Homes shall keep Starwood Waypoint updated with respect to proxy solicitation results as reasonably requested by Starwood Waypoint.

(e) In the event the Stockholder Written Consent is not obtained and Starwood Waypoint does not terminate this Agreement, as provided in Section 8.1(c)(v), Starwood Waypoint and Invitation Homes will use their respective reasonable best efforts to hold the Starwood Waypoint Shareholder Meeting and the Invitation Homes Stockholder Meeting on the same date and at the same time.

(f) Immediately after the execution of this Agreement and in lieu of calling a meeting of Invitation Homes’ stockholders, Invitation Homes shall seek to obtain as promptly as practicable, and in any event, within 24 hours following the execution and delivery of this Agreement by the Parties (the “Stockholder Consent Delivery Period”), an irrevocable written consent in the form attached as Exhibit A hereto from the Majority Stockholders (such written consent, as duly executed and delivered, the “Stockholder Written Consent ”). In connection with the Stockholder Written Consent, Invitation Homes shall take all actions necessary to comply with the MGCL, including Section 2-505 thereof, the Invitation Homes Charter and the Invitation Homes Bylaws. As soon as practicable upon receipt of the Stockholder Written Consent by Invitation Homes and, in any event, prior to the expiration of the Stockholder Consent Delivery Period, if the Stockholder Written Consent is duly executed and delivered to Invitation Homes, Invitation Homes will provide Starwood Waypoint with a copy thereof (including by facsimile or other electronic image scan transmission).

Section 6.4. Access to Information; Confidentiality.

(a) During the Interim Period, to the extent permitted by applicable Law, each Party shall, and shall cause each of its Subsidiaries to, (x) afford to the other Parties and to their Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their properties, offices, books, contracts, commitments, personnel and records and, during such period, each Party shall and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other Parties (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as the other Parties may reasonably request and (y) afford to the other Parties and to any nationally recognized accounting firm selected by such other Parties access to all of their properties, offices, books, contracts, commitments, personnel and records, and any other items as such other Parties or such accounting firm may reasonably request. Notwithstanding the foregoing, neither Starwood Waypoint nor Invitation Homes or their respective Subsidiaries shall be required by this Section 6.4 to provide the other Parties or their Representatives with access to or to disclose information (x) if such access or disclosure would result in a breach of an agreement with a Third Party entered into prior to the date of this Agreement (provided, however, that the disclosing Party shall use its reasonable best efforts to obtain the required consent of such Third Party to such access or disclosure), (y) if such disclosure would violate any Law or legal duty of the disclosing Party or any of its Representatives (provided, however, that the disclosing Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or legal duty), or (z) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the disclosing Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).

(b) Any non-public information exchanged pursuant to this Section 6.4 shall be subject to the terms of the Confidentiality Agreement.

(c) No investigation by any of the Parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of any other Party set forth herein.

Section 6.5. Acquisition Proposals.

(a) Except as otherwise expressly provided in Section 6.5, during the Interim Period, each of Starwood Waypoint and Invitation Homes agrees that it shall not, and shall cause each of its Subsidiaries and its and their Representatives not to, directly or indirectly, (i) solicit, initiate, encourage or facilitate any inquiry, discussion, proposal, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (an “Inquiry”), (ii) engage, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Third Party any non-public information in connection with, or facilitate in any way any effort by, any Third Party in furtherance of, any Acquisition Proposal or Inquiry or (iii) approve or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement or option agreement or similar agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5) providing for or relating to an Acquisition Proposal or requiring Starwood Waypoint or Starwood Waypoint LP, on the one hand, or Invitation Homes or Invitation Homes LP, on the other hand, to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (any of the foregoing agreements referred to in this clause (iii), an “Alternative Acquisition Agreement”) or (iv) propose or agree to do any of the foregoing.

(b) Notwithstanding Section 6.5(a), so long as such Party has not breached its obligations under this Section 6.5, at any time prior to obtaining the Starwood Waypoint Shareholder Approval or the Invitation Homes Stockholder Approval, as applicable, each of Starwood Waypoint or Invitation Homes may, directly or indirectly through any Representative, in response to an unsolicited bona fide written Acquisition Proposal by a Third Party made after the date of this Agreement, (i) furnish non-public information to such Third Party (or its Representatives) making an Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, Starwood Waypoint or Invitation Homes, as applicable, receives from the Third Party an executed Acceptable Confidentiality Agreement and provides the other with a copy of such agreement within twenty-four (24) hours of execution of such agreement and (B) any non-public information concerning the Starwood Waypoint Entities or the Invitation Homes Entities, as applicable, that is provided to such Third Party shall, to the extent not previously provided to the other Parties, be provided to the other Parties prior to or simultaneously with such information being provided to such Third Party), and (ii) engage in discussions or negotiations with such Third Party and its Representatives with respect to the Acquisition Proposal if, in the case of each of clauses (i) and (ii), the Starwood Waypoint Board or the Invitation Homes Board, as applicable, determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or is reasonably expected to result in, a Superior Proposal.

(c) Each of Starwood Waypoint and Invitation Homes shall notify the other Party promptly (but in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any request for non-public information relating to such Party or its Subsidiaries from any Person that informs any Starwood Waypoint Entity or Invitation Homes Entity, as applicable, or any of its Representatives that such Person is considering making, or has made, an Acquisition Proposal, or any Inquiry from any Person seeking to have discussions or negotiations with any Starwood Waypoint Entity or Invitation Homes Entity, as applicable, or any of its Representatives relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Third Party making the Acquisition Proposal or such Inquiry and the financial and other material terms and conditions of any such Acquisition Proposals or Inquiries (including providing copies of any written Inquiries, requests or Acquisition Proposals and any drafts and final versions of agreements, commitment letters and related documentation and correspondence). Each of Starwood Waypoint and Invitation Homes shall also promptly, and in any event within twenty-four (24) hours, notify the other orally and in writing, (x) if any Starwood Waypoint Entity or Invitation Homes Entity, as applicable, or any of such Party’s Representatives enters into discussions or negotiations concerning any Acquisition Proposal or provides non-public information to any Person in accordance with Section 6.5(b) and (y) of any change to the financial or other terms of any Acquisition Proposal. Each of Starwood Waypoint and Invitation Homes shall otherwise keep the other reasonably informed of the status and terms of any such discussions, negotiations or Acquisition Proposals on a current basis (and in any event within twenty-four (24) hours of any material developments, discussions or negotiations), including by providing copies of any written Inquiries, requests or Acquisition Proposals and any drafts and final versions of agreements, commitment letters and related documentation or correspondence. No Starwood Waypoint Entity or Invitation Homes Entity shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing any of the foregoing information to the other Parties.

(d) Except as permitted by this Section 6.5(d), neither the Starwood Waypoint Board, the Invitation Homes Board, nor any committee of either such board, shall (i) withhold, withdraw, modify or qualify (or publicly propose to withhold, withdraw, modify or qualify), in a manner adverse to the other Party, the Starwood Waypoint Recommendation or the Invitation Homes Recommendation, as applicable, or make any other public statement in connection with the Starwood Waypoint Shareholder Meeting or Invitation Homes Stockholder Meeting, as applicable, by or on behalf of such Party’s board or a committee thereof that would reasonably be expected to have the same effect as the foregoing, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Acquisition Proposal, (iii) fail to include the Starwood Waypoint Recommendation or the Invitation Homes Recommendation, as applicable, in the Disclosure Document or any filing, amendment or supplement relating to the Disclosure Document, (iv) fail to publicly recommend against any tender or exchange offer that constitutes an Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by Starwood Waypoint’s shareholders or Invitation Homes’ stockholders) within ten (10) Business Days after it is launched (or such fewer number of days as remain prior to the Starwood Waypoint Shareholder Meeting or the Invitation Homes Stockholder Meeting, as applicable, as it may be adjourned or postponed), or (v) fail to publicly reaffirm without qualification the Starwood Waypoint Recommendation or the Invitation Homes Recommendation, as applicable, in each case, within three (3) Business Days after the written request of the other Party following an Acquisition Proposal that has been publicly announced (or such fewer number of days as remain prior to the Starwood Waypoint Shareholder Meeting or the Invitation Homes Stockholder Meeting, as applicable, as it may be adjourned or postponed) (any of the actions described in clauses (i), (ii), (iii), (iv), or (v) of this Section 6.5(d), a “Starwood Waypoint Adverse Recommendation Change” or a “Invitation Homes Adverse Recommendation Change”, respectively), or (vi) approve, adopt or recommend (or agree to or propose to approve, adopt or recommend), or cause or permit Starwood Waypoint or Invitation Homes, as applicable, or any of their respective Subsidiaries to enter into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Starwood Waypoint Shareholder Approval or the Invitation Homes Stockholder Approval, as applicable, if the Starwood Waypoint Board or the Invitation Homes Board, as applicable, has received an unsolicited bona fide Acquisition Proposal (and Starwood Waypoint or Invitation Homes, as applicable, has not breached Section 6.5) that, in the good-faith determination of the applicable board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied with Section 6.5(e), and giving effect to all of the changes, revisions, modifications and adjustments which may be offered by Starwood Waypoint or Invitation Homes, as applicable, pursuant to Section 6.5(e) or otherwise , then in such case, Starwood Waypoint or Invitation Homes, as applicable, may terminate this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(d)(i) in order to enter into an Alternative Acquisition Agreement providing for implementation of such Superior Proposal and, in connection therewith, the Starwood Waypoint Board or the Invitation Homes Board, as applicable, may make an Invitation Homes Adverse Recommendation Change or a Starwood Waypoint Adverse Recommendation Change, as applicable, provided (x) the terminating Party shall pay or cause to be paid to Starwood Waypoint or Invitation Homes, as applicable, the Termination Fee and Expense Amount required to be paid pursuant to Section 8.3 in connection with such termination and (y) neither such terminating Party nor any Subsidiary or Representative thereof shall enter into any such Alternative Acquisition Agreement unless this Agreement has been or is concurrently terminated in accordance with its terms.

(e) No Invitation Homes Entity shall be entitled to effect an Invitation Homes Adverse Recommendation Change and no Starwood Waypoint Entity shall be entitled to effect a Starwood Waypoint Adverse Recommendation Change pursuant to Section 6.5(d) or to terminate this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(d)(i), respectively, unless (i) such Party (the “notifying party”) has provided prior written notice (a “Notice of Adverse Recommendation Change”) to Starwood Waypoint or Invitation Homes, as applicable (the “recipient party”) that the Starwood Waypoint Board or the Invitation Homes Board, as applicable, intends to take such action, identifying the Person making such Superior Proposal and specifying in reasonable detail the reasons therefor and, in the case of a Starwood Waypoint Adverse Recommendation Change or an Invitation Homes Adverse Recommendation Change, as applicable, describing the material terms and conditions of, and attaching a complete copy of, the Superior Proposal that is the basis of such action (including copies of the current drafts of all agreements, commitment letters and other documentation and correspondence that relate to such Superior Proposal), (ii) during the five (5) Business Day period following the recipient party’s receipt of the Notice of Adverse Recommendation Change, the notifying party shall, and shall cause its Representatives to, negotiate with the recipient party (and its Representatives) in good faith (to the extent the recipient party requests to negotiate) to make such changes, revisions, modifications and adjustments in the terms and conditions of this Agreement, so that such Superior Proposal ceases to constitute a Superior Proposal, and (iii) following the end of such five (5) Business Day period, the Starwood Waypoint Board or the Invitation Homes Board, as applicable, shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes, revisions, modifications and adjustments which may be offered by the recipient party in response to the Notice of Adverse Recommendation Change or otherwise, that the Superior Proposal giving rise to the Notice of Adverse Recommendation Change continues to constitute a Superior Proposal. Any change to the financial terms or any change in any material respect to any of the other terms of such Superior Proposal shall require a new Notice of Adverse Recommendation Change, the Party required to deliver such new Notice of Adverse Recommendation Change shall again comply with the provisions of this Section 6.5(e), and the provisions of this Section 6.5(e) shall apply to such amended Superior Proposal.

(f) Nothing contained in this Section 6.5 or elsewhere in this Agreement shall prohibit Starwood Waypoint or the Starwood Waypoint Board, or Invitation Homes or the Invitation Homes Board, from (i) taking and disclosing to Starwood Waypoint’s shareholders or to Invitation Homes’ stockholders, as applicable, a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making a “stop, look and listen” or similar communication to the holders of Starwood Waypoint Common Shares or Invitation Homes Common Stock of the type contemplated by Rule 14d-9(f) under the Exchange Act, so long as in the case of clauses (i) and (ii) (A) any such disclosure includes the Starwood Waypoint Board Recommendation or Invitation Homes Board Recommendation, as applicable, without any modification or qualification thereof or continues the prior recommendation of the Starwood Waypoint Board or Invitation Homes Board, as the case may be, and (B) any such disclosure does not contain either an express Starwood Waypoint Adverse Recommendation Change or an Invitation Homes Adverse Recommendation Change, as applicable, or any other statements by or on behalf of the Starwood Waypoint Board or the Invitation Homes Board, as the case may be, which would reasonably be expected to have the same effect as a Starwood Waypoint Adverse Recommendation Change or an Invitation Homes Adverse Recommendation Change, as applicable; provided, however, the foregoing Section 6.5(f) shall not permit the Starwood Waypoint Board or the Invitation Homes Board to make any Starwood Waypoint Adverse Recommendation Change or Invitation Homes Adverse Recommendation Change, respectively, except as permitted by Section 6.5(d) and Section 6.5(e); provided, further, that neither Starwood Waypoint or the Starwood Waypoint Board or Invitation Homes or the Invitation Homes Board shall be permitted to recommend that the shareholders of Starwood Waypoint or the stockholders of Invitation Homes, as the case may be, tender any securities in connection with any tender offer or exchange offer that is an Acquisition Proposal or effect a Starwood Waypoint Adverse Recommendation Change or an Invitation Homes Adverse Recommendation Change, as applicable, with respect thereto, except as permitted by Section 6.5(d).

(g) Upon execution of this Agreement, each of Starwood Waypoint and Invitation Homes shall, and shall cause each of its Subsidiaries, and its and their Representatives to (i) immediately cease any solicitations, discussions, negotiations, communications or other activities with any Person conducted heretofore with respect to any Acquisition Proposal and (ii) take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which any Starwood Waypoint Entity or Invitation Homes Entity, as applicable, is a party or of which any Starwood Waypoint Entity or Invitation Homes Entity, as applicable, is a beneficiary. Each of Starwood Waypoint and Invitation Homes shall use reasonable best efforts to cause all Third Parties who have been furnished confidential information regarding any Starwood Waypoint Entity or Invitation Homes Entity, as applicable, in connection with the solicitation of or discussions regarding an Acquisition Proposal within the six (6) months prior to the date of this Agreement to promptly return or destroy such information.

Each Party shall not, and shall not permit any of its Subsidiaries to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which such Party or such Party’s Subsidiaries is a party. Neither Starwood Waypoint or the Starwood Waypoint Board or Invitation Homes or the Invitation Homes Board shall take any actions to exempt any person from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or establish or increase an “Excepted Holder Limit,” as such terms are defined in the Starwood Waypoint Declaration of Trust or Invitation Homes Charter, as applicable, unless such actions are taken concurrently with the termination of this Agreement in accordance with Section 8.1(c)(i) or Section 8.1(d)(i), as applicable.

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” shall mean any inquiry, proposal or offer made by any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), whether in one transaction or a series of related transactions, relating to (a) any merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving any of the Starwood Waypoint Parties or Invitation Homes Parties, as applicable, (b) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of any Starwood Waypoint Entity or Invitation Homes Entity, as applicable, representing fifteen percent (15%) or more of the consolidated assets, net revenue or net income of the Starwood Waypoint Entities or the Invitation Homes Entities, as applicable, taken as a whole as determined on a book-value basis (including any Indebtedness secured solely by such asset), (c) any issuance, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing fifteen percent (15%) or more of the voting power of Starwood Waypoint or Invitation Homes, as applicable, or the equity interests or general partner interests of Starwood Waypoint LP or Invitation Homes LP, as applicable, (d) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of fifteen percent (15%) or more of the outstanding shares of any class of voting securities of Starwood Waypoint or Invitation Homes, as applicable, or the equity interests or general partner interests of Starwood Waypoint LP or Invitation Homes LP, as applicable, (e) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Starwood Waypoint, Starwood Waypoint LP, Invitation Homes or Invitation Homes LP, as applicable, in which a Third Party shall acquire beneficial ownership of fifteen percent (15%) or more of the outstanding shares of any class of voting securities of Starwood Waypoint or Invitation Homes, as applicable, or (f) any other transaction or series of related transactions pursuant to which any Third Party proposes to acquire control of assets of the Starwood Waypoint Entities or the Invitation Homes Entities, as applicable, having a fair market value equal to or greater than fifteen percent (15%) of the fair market value of all of the assets of the Starwood Waypoint Entities or the Invitation Homes Entities, taken as a whole; provided, however, that the term “Acquisition Proposal” shall not include the Mergers or the other transactions contemplated by this Agreement.

(ii) “Superior Proposal” shall mean a bona fide written Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “fifteen percent (15%) or more” shall be replaced by “more than fifty percent (50%)”) made by a Third Party on terms that the Starwood Waypoint Board or the Invitation Homes Board, as applicable, determines in good faith, after consultation with such Party’s outside legal counsel and financial advisors, (A) is reasonably likely to be consummated if accepted and (B) would result, if consummated, in a transaction that is more favorable from a financial point of view to the holders of Starwood Waypoint Common Shares or Invitation Homes Common Stock (solely in their capacity as such), as applicable, than the REIT Merger and the other transactions contemplated hereby after taking into account the likelihood and timing of consummation (as compared to the transactions contemplated hereby (including any changes, revisions, modifications or adjustments to the terms of this Agreement proposed by the other Party and any other information provided by the other Party)) and such other matters that the Starwood Waypoint Board or the Invitation Homes Board, as applicable, deems relevant, including legal, financial (including the financing terms and conditions of any such Acquisition Proposal), regulatory and other aspects of such Acquisition Proposal and the identity of the Person making such proposal.

Section 6.6. Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Starwood Waypoint Parties and each of the Invitation Homes Parties shall and shall cause the other Starwood Waypoint Entities and the other Invitation Homes Entities, respectively, to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement (including promptly responding to all requests by a Governmental Authority or other Person for additional information in support of any such filing or request for approval or waiver), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably practicable, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the foregoing, each of the Starwood Waypoint Parties and the Invitation Homes Parties shall give (or shall cause the other Starwood Waypoint Entities or the other Invitation Homes Entities, respectively, to give) any notices to Third Parties, and each of the Starwood Waypoint Parties and the Invitation Homes Parties shall use, and cause each of the other Starwood Waypoint Entities or the other Invitation Homes Entities, respectively, to use, its reasonable best efforts to obtain any Third Party consents not covered by Section 6.6(a) that are necessary, proper or advisable to consummate the Mergers. Each of the Parties will furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. The Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other Parties and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the Parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, approval, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c) Notwithstanding anything in this Section 6.6 to the contrary, the Parties shall not be required pursuant to this Section 6.6 to propose, commit to or effect any action that is not conditioned on the consummation of the Mergers.

Section 6.7. Notification of Certain Matters; Transaction Litigation.

(a) Starwood Waypoint shall give prompt notice to Invitation Homes, and Invitation Homes shall give prompt notice to Starwood Waypoint, of any notice or other communication received by such Party or its Subsidiaries from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b) Starwood Waypoint shall give prompt notice to Invitation Homes, and Invitation Homes shall give prompt notice to Starwood Waypoint, if (i) any representation or warranty made by it or its Subsidiaries contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it or one or more of its Subsidiaries fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement and the failure to comply with this Section 6.7 will not constitute a breach or noncompliance of a covenant by such Party for determining the satisfaction of the conditions set forth in Section 7.2(b) or Section 7.3(b). Without limiting the foregoing, Starwood Waypoint shall give prompt notice to Invitation Homes, and Invitation Homes shall give prompt notice to Starwood Waypoint, if, to the knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed.

(c) Each of the Parties agrees to give prompt written notice to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other Starwood Waypoint Entities or the other Invitation Homes Entities, respectively, which could reasonably be expected to have, individually or in the aggregate, a Starwood Waypoint Material Adverse Effect or an Invitation Homes Material Adverse Effect, as the case may be.

(d) Starwood Waypoint shall give prompt notice to Invitation Homes, and Invitation Homes shall give prompt notice to Starwood Waypoint, of any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving such Party or any of the other Starwood Waypoint Entities or the other Invitation Homes Entities, respectively, which relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. Starwood Waypoint shall give the Invitation Homes Parties the opportunity to reasonably participate, subject to a customary joint defense agreement, in (but not control) the defense and settlement of any shareholder litigation against any Starwood Waypoint Entity and/or its trustees or directors relating to this Agreement or the transactions contemplated hereby, and no such settlement shall be agreed to without Invitation Homes’ prior written consent (such consent not to be unreasonably withheld). The Invitation Homes Parties shall give Starwood Waypoint the opportunity to reasonably participate, subject to a customary joint defense agreement, in (but not control) the defense and settlement of any stockholder litigation against the Invitation Homes Parties and/or their trustees or directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Starwood Waypoint’s prior written consent (such consent not to be unreasonably withheld).

Section 6.8. Public Announcements. Except to the extent disclosed in or consistent with the Disclosure Document and Form S-4, for so long as this Agreement is in effect, the Parties shall to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings (and the Parties shall cooperate as to the timing and contents of any such press release or public statement or filing) with respect to this Agreement or any of the transactions contemplated hereby, and none of the Parties shall issue any such press release or make any such public statement or filing prior to such consultation; provided, however, that a Party may, without consulting with the other Parties, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any Party hereto.

Section 6.9. Trustees’ and Officers’ Indemnification and Insurance.

(a) From and after the REIT Merger Effective Time, the Surviving Entity and its Subsidiaries shall, and Invitation Homes shall cause the Surviving Entity and its Subsidiaries to, (i) honor and maintain in effect for a period of six (6) years from the REIT Merger Effective Time all rights to exculpation, indemnification and advancement of expenses of each Indemnitee provided to such Indemnitee by the Starwood Waypoint Entities immediately prior to the REIT Merger Effective Time in the Starwood Waypoint Declaration of Trust and the Starwood Waypoint Bylaws or each of the Starwood Waypoint Subsidiaries’ respective articles, certificates of incorporation, declaration of trust or bylaws (or comparable organizational or governing documents) as the case may be, as in effect on the date of this Agreement and (ii) honor all rights to exculpation, indemnification and advancement of expenses of each Indemnitee as provided in any indemnification or other similar agreement to which any Starwood Waypoint Entity is a party as of the date of this Agreement; provided that such exculpation, indemnification and advancement of expenses covers actions or omissions at or prior to the REIT Merger Effective Time, including all transactions contemplated by this Agreement.

(b) Without limiting or being limited by the provisions of Section 6.9(a), during the period commencing as of the REIT Merger Effective Time and ending on the sixth (6th) anniversary of the REIT Merger Effective Time, the Surviving Entity shall (and Invitation Homes shall cause the Surviving Entity to), to the fullest extent permitted by applicable Law: (i) indemnify, defend and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, whether civil, criminal, administrative or investigative, to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission prior to the REIT Merger Effective Time in such Indemnitee’s capacity as a director, officer, partner, member, trustee, employee, fiduciary or agent of any Starwood Waypoint Entity or as fiduciary under any Starwood Waypoint Benefit Plan, or (y) this Agreement or any of the transactions contemplated hereby, including the Mergers, in each case, whether asserted or claimed prior to, at or after the REIT Merger Effective Time; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and expenses and disbursements and any expenses incurred by any Indemnitee in connection with enforcing any rights with respect to indemnification) of any Indemnitee without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to Invitation Homes’ and the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, Invitation Homes and the Surviving Entity (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) shall not have any obligation under this Agreement to any Indemnitee to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnitee shall promptly refund to Invitation Homes or the Surviving Entity the amount of all such expenses theretofore advanced pursuant thereto (unless such court orders otherwise) and (iii) shall not settle, compromise or consent to the entry of any judgment in any Action (in which indemnification could be sought by an Indemnitee hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Action or such Indemnitee otherwise consents in writing.

(c) Prior to the REIT Merger Effective Time, Starwood Waypoint may in its discretion, in consultation with Invitation Homes, or, if Starwood Waypoint declines to do so, Invitation Homes may in its discretion cause the Surviving Entity as of the REIT Merger Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the coverage afforded by Starwood Waypoint’s existing trustees’ and officers’ liability insurance policies and Starwood Waypoint’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the REIT Merger Effective Time with respect to any claim arising from facts, acts, events or omissions that occurred during any period of time at or prior to the REIT Merger Effective Time from one or more insurance carriers with the same or better Best’s credit rating as Starwood Waypoint’s current insurance carrier with respect to D&O Insurance with retentions and levels of coverage that are no less favorable than, and with other terms and conditions that are no less favorable in the aggregate than, the coverage provided under Starwood Waypoint’s existing policies and with limits of liability that are no lower than the limits on Starwood Waypoint’s existing policies as long as the annual premium in the aggregate does not exceed, in any one year, three-hundred percent (300%) of the annual aggregate premium(s) under Starwood Waypoint’s existing policies. If Starwood Waypoint or the Surviving Entity for any reason fails to obtain such “tail” insurance policies as of the REIT Merger Effective Time, (i) the Surviving Entity shall continue to maintain, and Invitation Homes shall cause to be maintained, in effect, for a period of at least six (6) years from and after the REIT Merger Effective Time, the D&O Insurance in place as of the date of this Agreement with Starwood Waypoint’s current insurance carrier or with an insurance carrier with the same or better Best’s credit rating as Starwood Waypoint’s current insurance carrier with respect to D&O Insurance with retentions and levels of coverage that are no less favorable than, and with other terms and conditions that are no less favorable in the aggregate than, the coverage provided under Starwood Waypoint’s existing policies as of the date of this Agreement, or (ii) Invitation Homes shall provide, or shall cause the Surviving Entity to provide, for a period of not less than six (6) years after the REIT Merger Effective Time, the Indemnitees who are insured under Starwood Waypoint’s D&O Insurance with comparable D&O Insurance that provides coverage for facts, events, acts or omissions occurring at or prior to the REIT Merger Effective Time from an insurance carrier with the same or better credit rating as Starwood Waypoint’s current insurance carrier and with retentions and levels of coverage that are no less favorable than, and with other terms and conditions that are no less favorable in the aggregate than, the existing policy of Starwood Waypoint (which may be provided under Invitation Homes’ D&O Insurance policy) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Invitation Homes and the Surviving Entity shall not be required to pay an annual premium for the D&O Insurance in excess of (for any one year) three-hundred percent (300%) of the annual premium paid by Starwood Waypoint for such insurance as of the date of this Agreement; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Invitation Homes or the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to facts, acts, events or omissions occurring prior to the REIT Merger Effective Time, for a cost not exceeding such amount.

(d) The Indemnitees are third-party beneficiaries of this Section 6.9. The provisions of this Section 6.9 shall be for the benefit of, and shall be enforceable by, each Indemnitee and his or her successors or heirs. Invitation Homes shall pay all reasonable expenses, including reasonable out-of-pocket attorneys’ fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 6.9.

(e) The rights of each Indemnitee under this Section 6.9 shall be in addition to any rights such Person or any employee of any Starwood Waypoint Entity may have under the Starwood Waypoint Declaration of Trust, the Starwood Waypoint Bylaws or the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of any of the Starwood Waypoint Subsidiaries, or the Surviving Entity or any of its subsidiaries, or under any applicable Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to trustees’ and officers’ insurance claims under any policy that is or has been in existence with respect to Starwood Waypoint or its officers, trustees and employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.

(f) Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.9 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on all successors and assigns of Invitation Homes, the Surviving Entity and its subsidiaries, and shall be enforceable by the Indemnitees and their successors or heirs. In the event that Invitation Homes or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, Invitation Homes shall, and shall cause the Surviving Entity to, cause proper provision to be made so that the successors and assigns of Invitation Homes or the Surviving Entity, as applicable, shall succeed to the obligations set forth in this Section 6.9.

Section 6.10. Certain Tax Matters.

(a) Each of the Parties shall, and shall cause their respective Affiliates to, (i) prepare all Tax Returns in a manner consistent with the tax treatment and consequences contemplated by Section 3.4 (the “Intended Tax Treatment”), (ii) except to the extent otherwise required pursuant to a “final determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law) not take any position on any Tax Return, in connection with any Tax Proceeding or otherwise that is inconsistent with the Intended Tax Treatment, (iii) not take any action (or fail to take any action) if such action (or failure to act) could reasonably be expected to cause the REIT Merger or the Partnership Merger not to have the Intended Tax Treatment and (iv) otherwise use their reasonable efforts to cause the REIT Merger, and the Partnership Merger to have the Intended Tax Treatment.

(b) Starwood Waypoint and Invitation Homes shall reasonably cooperate to prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer, recording, registration stamp or similar Taxes that become payable in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and Starwood Waypoint and Invitation Homes shall cooperate to minimize the amount of Transfer Taxes to the extent permitted by applicable Law.

(c) On the Closing Date, prior to the REIT Merger Effective Time, Starwood Waypoint shall deliver to Invitation Homes a duly executed certificate of non-foreign status, dated as of the Closing Date, substantially in the form of the sample certification set forth in Treasury Regulations Section  1.1445-2(b)(2)(iv)(B).

Section 6.11. Section 16 Matters. Prior to the REIT Merger Effective Time, Starwood Waypoint and Invitation Homes shall, as applicable, take all such steps to cause any dispositions or acquisitions of Starwood Waypoint Common Shares or Invitation Homes Common Stock (including derivative securities related to Starwood Waypoint Common Shares or Invitation Homes Common Stock, as applicable) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Starwood Waypoint as of immediately prior to the REIT Merger Effective Time or will become subject to such reporting requirements with respect to Invitation Homes, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law. Upon request, Starwood Waypoint shall promptly furnish Invitation Homes with all requisite information for Invitation Homes to take the actions contemplated by this Section  6.11.

Section 6.12. Stock Exchange Listing. Invitation Homes shall use its reasonable best efforts to cause the shares of Invitation Homes Common Stock to be issued in the REIT Merger to be approved for listing on the NYSE, and any shares of Invitation Homes Common Stock to be reserved for issuance upon conversion or exchange of the Starwood Waypoint Convertible Notes, subject to official notice of issuance, prior to the REIT Merger Effective Time.

Section 6.13. Employee Matters.

(a) For one (1) year following the REIT Merger Effective Time, Invitation Homes shall provide, or shall cause the Invitation Homes Subsidiaries to provide, the employees of Starwood Waypoint or Invitation

Homes and their respective Subsidiaries as of the REIT Merger Effective Time who continue employment with any Invitation Homes Entity following the REIT Merger Effective Time (the “Continuing Employees”), total compensation opportunities and employee benefits (excluding equity-based compensation) that are substantially comparable in the aggregate to those provided to such Continuing Employees by Starwood Waypoint or Invitation Homes, as applicable, immediately prior to the REIT Merger Effective Time.

(b) Invitation Homes shall, or shall cause the Invitation Homes Subsidiaries to, cause its Benefit Plans to take into account, for purposes of eligibility, vesting, levels of benefits and benefit accrual thereunder, the service of the Continuing Employees with the Starwood Waypoint Entities (including any predecessor entities) as if such service were with Invitation Homes, to the same extent that such service was credited under a comparable Starwood Waypoint Benefit Plan (except to the extent it would result in a duplication of benefits for the same period of service).

(c) From and after the REIT Merger Effective Time, with respect to each Continuing Employee (and their respective beneficiaries), Invitation Homes shall use reasonable commercial efforts to cause each disability, medical, dental, or health plan of Invitation Homes or the Invitation Homes Subsidiaries to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable disability, medical, dental, or health plans of Starwood Waypoint or the Starwood Waypoint Subsidiaries, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such Continuing Employees and their respective beneficiaries during the portion of the calendar year prior to commencement of participation in such Invitation Homes Benefit Plan, and (iii) waive any waiting period limitation, evidence of insurability requirement or actively-at-work requirement which would otherwise be applicable to such Continuing Employee and their respective beneficiaries on or after the REIT Merger Effective Time to the extent such Continuing Employee or beneficiary had satisfied any similar limitation or requirement under an analogous plan prior to the REIT Merger Effective Time.

(d) All fiscal year 2017 bonus amounts under annual bonus, sales and other cash incentive plans of Starwood Waypoint and Invitation Homes will be calculated and paid (both in terms of timing and amount) in the ordinary course of business consistent with past practice (including as to timing of determination of achievement of applicable performance targets and as to timing of payment); provided, that, the applicable performance targets may be adjusted, as reasonably determined by the Invitation Homes Board (or a committee thereof), to reflect (i) any non-recurring charges incurred or accrued during the 2017 fiscal year (whether prior to or following the REIT Merger Effective Time) that arise as a direct result of the transactions contemplated by this Agreement and that would not reasonably be expected to have been incurred by Starwood Waypoint or Invitation Homes had the transactions contemplated by this Agreement not taken place and (ii) any other equitable adjustments deemed appropriate in light of the combination of the Starwood Waypoint and Invitation Homes businesses, assets, and liabilities.

(e) In the event that Starwood Waypoint and Invitation Homes reasonably determine that the REIT Merger Effective Time will not occur prior to December 31, 2017, to the extent reasonably requested by Invitation Homes, the Starwood Waypoint Entities shall, in order to mitigate the impact of Sections 280G and 4999 of the Code, make or deliver payments or awards in 2017 that (i) are earned in 2017 and payable in the ordinary course of business in 2018, or (ii) would be earned or eligible to be earned in the ordinary course of business in 2018, but that Starwood Waypoint and Invitation Homes reasonably determine in 2017 are substantially certain to be earned in whole or in part.

(f) Nothing herein shall (i) be treated as an amendment to any Benefit Plan, (ii) limit the ability of Invitation Homes to amend or terminate any Benefit Plan in accordance with its terms at any time, (iii) limit the ability of Invitation Homes to retain or terminate the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any current or former director, officer, employee, or independent contractor of Starwood Waypoint or the Starwood Waypoint Subsidiaries, or any beneficiary or dependent thereof, with respect to the compensation, terms, and conditions of employment and/or benefits that may be provided to any

Continuing Employee by Invitation Homes or the Invitation Homes Subsidiaries or under any Benefit Plan which Invitation Homes or the Invitation Homes Subsidiaries may maintain or otherwise.

Section 6.14. Treatment of Outstanding Indebtedness; Payoff Letter.

(a) Starwood Waypoint and Invitation Homes shall reasonably cooperate (i) to obtain customary payoff letters from the holders of any Indebtedness which the Parties reasonably determine to be necessary or advisable to repay in connection with the Mergers and (ii) to make arrangements for such holders of Indebtedness to deliver to Invitation Homes, subject to the prior receipt of the applicable payoff amounts, releases of all related Liens and terminations of all related guarantees at, and subject to the occurrence of, the Closing.

(b) Starwood Waypoint shall take or cause to be taken all actions required by the indentures for the Starwood Waypoint Convertible Notes (the “Indentures”) and the terms of the Starwood Waypoint Convertible Notes to be performed by Starwood Waypoint and/or any Starwood Waypoint Entity prior to the REIT Merger Effective Time as a result of the execution and delivery of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement, including, without limitation, the giving of any required notices or announcements and the delivery of any required certificates, opinions, documents and/or instruments in connection with such transactions or otherwise required pursuant to the terms of the Indentures or the Starwood Waypoint Convertible Notes. Without limiting the generality of the foregoing, prior to the REIT Merger Effective Time, Starwood Waypoint agrees to (i) deliver the notices required by Sections 10.01(b)(v), 10.04(l) and 10.07, as applicable, of the Indentures and (ii) execute and deliver, at the REIT Merger Effective Time, the supplemental indentures, officer’s certificates and opinions of counsel required pursuant to Sections 8.01, 9.03, 10.04(l) and 10.07, as applicable, of the Indentures. Merger Sub shall execute and deliver, at the REIT Merger Effective Time, the supplemental indentures referred to in the immediately preceding sentence and take the actions required of it by Section 10.07 of the Indentures. Invitation Homes shall execute and deliver, at the REIT Merger Effective Time, a guarantee of the Starwood Waypoint Convertible Notes to enable the issuance of shares of Invitation Homes Common Stock upon conversion of Starwood Waypoint Convertible Notes in reliance on the exemption provided by Section 3(a)(9) of the Securities Act or otherwise shall ensure that the issuance of such shares is registered under the Securities Act or that such issuance is otherwise exempt from registration under the Securities Act.

(c) Prior to taking any of the foregoing actions, Starwood Waypoint shall consult with and reasonably cooperate with Invitation Homes with respect to the action and the intended manner and form thereof. Invitation Homes shall be given at least three Business Days to review any notice, announcement, certificate, document, instrument or legal opinion before such document is provided or delivered pursuant to the Indentures and the Starwood Waypoint Convertible Notes, and Starwood Waypoint shall give reasonable and good faith consideration to any comments made by Invitation Homes. Starwood Waypoint will not make any settlement election under or make any change to the terms of the Indentures or the Starwood Waypoint Convertible Notes without the prior written consent of Invitation Homes. Starwood Waypoint shall, and shall cause its Subsidiaries to, and each shall cause their respective representatives to, cooperate with Invitation Homes in connection with the fulfillment of Starwood Waypoint’s obligations under the terms of the Starwood Waypoint Convertible Notes and the Indentures at any time after the date of this Agreement as reasonably requested by Invitation Homes.

Section 6.15. Name of Surviving Entity. Following the Closing, Invitation Homes shall conduct business under the name “Invitation Homes Inc.” and shall use such name for all purposes, except as otherwise required by Law or contract or as to the extent legally required to use the corporate legal name of “Invitation Homes Inc.”.

Section 6.16. Tax Representation Letters.

(a) Starwood Waypoint shall (i) use its reasonable best efforts to obtain the opinions of counsel described in Section 7.2(e) and Section 7.3(f), (ii) deliver to Sidley Austin LLP, or such other counsel as applicable, an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Starwood Waypoint, containing representations of Starwood Waypoint as shall be reasonably necessary or appropriate to enable Sidley Austin LLP, or such other counsel, as applicable, to render the opinion described in Section 7.2(e) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) (each, a “Starwood Waypoint REIT Tax Representation Letter”), and (iii) deliver to Sidley Austin LLP and Simpson Thacher & Bartlett LLP, or such other counsel, as applicable, officer’s certificates, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), substantially in the form set forth in Section 6.16(a) of the Starwood Waypoint Disclosure Letter, and signed by an officer of Starwood Waypoint (each, a “Starwood Waypoint Reorganization Tax Representation Letter”), containing representations of Starwood Waypoint as shall be reasonably necessary or appropriate to enable Sidley Austin LLP and Simpson Thacher & Bartlett LLP, or such other counsel, as applicable, to render the opinions described in Section 7.3(f) and Section 7.2(f), respectively, on the Closing Date (and if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).

(b) Invitation Homes shall (i) use its reasonable best efforts to obtain the opinions of counsel described in Section 7.2(f) and Section 7.3(e), (ii) deliver to Simpson Thacher & Bartlett LLP, or such other counsel, as applicable, an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Invitation Homes, containing representations of Invitation Homes as shall be reasonably necessary or appropriate to enable Simpson Thacher & Bartlett LLP, or such other counsel, as applicable, to render the opinion described in Section 7.3(e) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) (each, a “Invitation Homes REIT Tax Representation Letter”), and (iii) deliver to Simpson Thacher & Bartlett LLP and Sidley Austin LLP, or such other counsel, as applicable, officer’s certificates, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), substantially in the form set forth in Section 6.16(b) of the Invitation Homes Disclosure Letter, and signed by an officer of Invitation Homes (each, a “Invitation Homes Reorganization Tax Representation Letter”), containing representations of Invitation Homes as shall be reasonably necessary or appropriate to enable Simpson Thacher & Bartlett LLP and Sidley Austin LLP, or such other counsel, as applicable, to render the opinions described in Section 7.2(f) and Section 7.3(f), respectively, on the Closing Date (and if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).

Section 6.17. Special Distributions. If Starwood Waypoint determines that it is necessary to authorize, declare or pay a Special Starwood Waypoint Distribution in accordance with Section 6.1(b)(iv), Starwood Waypoint shall notify Invitation Homes in writing at least 20 Business Days prior to the Starwood Waypoint Shareholder Meeting or if Invitation Homes determines that it is necessary to authorize, declare or pay a Special Invitation Homes Distribution in accordance with Section 6.2(b)(iv), Invitation Homes shall notify Starwood Waypoint in writing at least 20 Business Days prior to the record date for such Special Invitation Homes Distribution or as soon as reasonably practicable, and such other Party, as the case may be, shall be entitled to declare a dividend per share payable (i) in the case of Starwood Waypoint, to holders of Starwood Waypoint Common Shares, in an amount per share equal to the product of (A) the Special Invitation Homes Distribution authorized by the Invitation Homes Board and declared by Invitation Homes with respect to each share of Invitation Homes Common Stock and (B) the Exchange Ratio and (ii) in the case of Invitation Homes, to holders of shares of Invitation Homes Common Stock, in an amount per share equal to the quotient obtained by dividing (x) the Special Starwood Waypoint Distribution authorized by the Starwood Waypoint Board and declared by Starwood Waypoint with respect to each Starwood Waypoint Common Share by (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 6.17 shall be the close of business on the last Business Day prior to the Closing Date.

Section 6.18. Dividends.

(a) In the event that the Closing Date is to occur prior to the end of the then current dividend period of Invitation Homes or Starwood Waypoint, as the case may be, then each of Invitation Homes and Starwood

Waypoint shall declare a dividend to the respective holders of Invitation Homes Common Stock and Starwood Waypoint Common Shares entitled to receive such a dividend, the payment date (to the extent practicable) for which shall be the close of business on the date that is five (5) Business Days prior to the date of the Starwood Waypoint Shareholder Meeting (as originally determined without regard to any adjournment or postponement thereof) (such meeting date, the “Closing Dividend Date”), in each case, subject to funds being legally available therefor. The record date (to the extent practicable) for such dividends shall be ten (10) Business Days before the payment date.

(b) The per share dividend amount payable by Starwood Waypoint with respect to the Starwood Waypoint Common Shares shall be an amount equal to the Starwood Waypoint Quarterly Dividend, multiplied by a fraction, the numerator of which is the number of days elapsed from the first day following the most recent dividend record date through and including the Closing Dividend Date, and the denominator of which is the actual number of days from the most recent dividend record date until the next expected dividend record date.

(c) The per share dividend amount payable by Invitation Homes with respect to shares of Invitation Homes Common Stock shall be an amount equal to the Invitation Homes Quarterly Dividend, multiplied by a fraction, the numerator of which is the number of days elapsed from the first day following the most recent dividend record date through and including the Closing Dividend Date, and the denominator of which is the actual number of days from the most recent dividend record date until the next expected dividend record date.

(d) Invitation Homes LP or Starwood Waypoint LP, as the case may be, may make a distribution with respect to its then issued and outstanding partnership interests in order to distribute funds sufficient for the foregoing dividend.

Section 6.19. Registration Rights.

(a) At the REIT Merger Effective Time, Merger Sub shall enter into an assignment and assumption agreement whereby Merger Sub shall assign, and Invitation Homes shall assume, all of Merger Sub’s rights, interests and obligations, as successor to Starwood Waypoint, under the Amended and Restated Registration Rights Agreement dated as of October 4, 2016, among Starwood Waypoint and the other parties named therein (the “Starwood Waypoint Registration Rights Agreement”).

(b) If requested by a Resale Party prior to the time a Shelf Resale Registration Statement is declared effective, Invitation Homes shall use its reasonable best efforts to (i) file a post-effective amendment to the Form S-4 with a resale prospectus relating to the sale by such Resale Party of the number of shares of Resale Common Stock requested by such Resale Party that are issuable to such Resale Party upon redemption of the applicable Invitation Homes LP Units and (ii) cause such post-effective amendment to be declared effective by the SEC as soon as reasonably practicable thereafter.

(c) Promptly following the date that Invitation Homes is first eligible to file a shelf registration statement on Form S-3, Invitation Homes shall use its reasonable best reasonable efforts to (i) file a shelf registration statement on Form S-3 that covers the resale of the shares of Resale Common Stock (a “Shelf Resale Registration Statement”), (ii) cause such Shelf Resale Registration Statement to be declared effective by the SEC (if not automatically effective) as soon as reasonably practicable thereafter and (iii) keep such Shelf Resale Registration Statement continuously effective until such time as all of the shares of Resale Common Stock has been sold by the Resale Party.

(d) Invitation Homes hereby agrees that (i) Section 2.4(d) of the Registration Rights Agreement dated as of January 31, 2017, by and among Invitation Homes and the other parties thereto (the “Invitation Homes Registration Rights Agreement”), shall not apply with respect to any registration or offering initiated by a Holder (as defined in the Starwood Waypoint Registration Rights Agreement) and (ii) Section 2(a)(iii) of the Starwood Waypoint Registration Rights Agreement shall not apply with respect to any registration or offering initiated by a Holder (as defined in the Invitation Homes Registration Rights Agreement).

Article VII

CONDITIONS

Section 7.1. Conditions to the Obligations of Each Party. The respective obligations of each Party to effect the Mergers and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the Parties, at or prior to the REIT Merger Effective Time, of the following conditions:

(a) Shareholder Approval. The Starwood Waypoint Shareholder Approval and the Invitation Homes Stockholder Approval shall have been obtained.

(b) No Restraints. No Law, Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal, enjoins, or otherwise restricts or prevents the consummation of the Mergers; provided, however, that prior to a Party asserting this condition, such Party must not have failed to perform any of its obligations under this Agreement such that such failure has been the primary cause of, or resulted in, the failure of this condition to be satisfied.

(c) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act; no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and shall be in effect; and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

(d) Listing. The shares of Invitation Homes Common Stock to be issued in the REIT Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 7.2. Conditions to the Obligations of Invitation Homes and Invitation Homes LP. The respective obligations of the Invitation Homes Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Invitation Homes, at or prior to the REIT Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.2(a) (Capital Structure), Section 4.3 (Authority), Section 4.17 (Opinion of Financial Advisor), Section 4.18 (Vote Required), Section 4.19 (Brokers) and Section 4.20 (Takeover Statutes) shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date, (ii) the representations and warranties set forth in clause (b) of Section 4.8 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of the Starwood Waypoint Parties contained in this Agreement shall be true and correct as of the Closing Date as though made as of the Closing Date, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct in all material respects (in the case of clause (i)), true and correct (in the case of clause (ii)) or true and correct, subject to clause (y) (in the case of clause (iii)), in each case, only on and as of such specified date, and (y) in the case of clause (iii), where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Starwood Waypoint Material Adverse Effect” qualifications set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have a Starwood Waypoint Material Adverse Effect.

(b) Agreements and Covenants. The Starwood Waypoint Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate. Starwood Waypoint shall have delivered to Invitation Homes a certificate, dated the date of the Closing and signed by an executive officer on behalf of Starwood Waypoint, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Absence of a Starwood Waypoint Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Starwood Waypoint Material Adverse Effect.

(e) REIT Opinion. Invitation Homes shall have received a written opinion of Starwood Waypoint’s counsel, Sidley Austin LLP (or other Starwood Waypoint counsel reasonably satisfactory to Invitation Homes), dated as of the Closing Date and substantially in the form set forth in Section 7.2(e) of the Starwood Waypoint Disclosure Letter (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard REIT opinion reasonably satisfactory to Invitation Homes), to the effect that, commencing with the taxable year ended December 31, 2014, Starwood Waypoint has been organized in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes, and its actual and its proposed method of operation, as represented by Starwood Waypoint, has enabled it to meet, through the REIT Merger Effective Time, the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the Starwood Waypoint REIT Tax Representation Letter.

(f) Reorganization Opinion. Invitation Homes shall have received the written opinion of its counsel, Simpson Thacher & Bartlett LLP (or other Invitation Homes counsel reasonably satisfactory to Starwood Waypoint), dated as of the Closing Date and substantially in the form set forth in Section 7.2(f) of the Invitation Homes Disclosure Letter (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard reorganization opinion reasonably satisfactory to Invitation Homes), to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the Invitation Homes Reorganization Tax Representation Letter and the Starwood Waypoint Reorganization Tax Representation Letter.

Section 7.3. Conditions to the Obligations of Starwood Waypoint. The respective obligations of the Starwood Waypoint Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Starwood Waypoint, at or prior to the REIT Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 5.1(a) (Organization and Qualification; Subsidiaries), Section 5.2(a) (Capital Structure), Section 5.3 (Authority), Section 5.17 (Opinion of Financial Advisor), Section 5.18 (Vote Required), Section 5.19 (Brokers) and Section 5.20 (Takeover Statutes) shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date, (ii) the representations and warranties set forth in clause (b) of Section 5.8 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date and (iii) each of the other representations and warranties of the Invitation Homes Parties contained in this Agreement shall be true and correct as of the Closing Date as though made as of the Closing Date, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct in all material respects (in the case of clause (i)), true and correct (in the case of clause (ii)) or true and correct, subject to clause (y) (in the case of clause (iii)), in each case, only on and as of such specified date, and (y) in the case of clause (iii), where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Invitation Homes Material Adverse Effect” qualifications set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have an Invitation Homes Material Adverse Effect.

(b) Agreements and Covenants. The Invitation Homes Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate. Invitation Homes shall have delivered to Starwood Waypoint a certificate, dated the date of the Closing and signed by an executive officer on behalf of Invitation Homes, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Absence of an Invitation Homes Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing an Invitation Homes Material Adverse Effect.

(e) REIT Opinion. Starwood Waypoint shall have received a written opinion of Invitation Homes’ counsel, Simpson Thacher & Bartlett LLP (or other Invitation Homes counsel reasonably satisfactory to Starwood Waypoint), dated as of the Closing Date and substantially in the form set forth in Section 7.3(e) of the Invitation Homes Disclosure Letter (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard REIT opinion reasonably satisfactory to Starwood Waypoint), to the effect that, commencing with the taxable year ended December 31, 2013, Invitation Homes has been organized in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes, and its actual and its proposed method of operation, as represented by Invitation Homes, has enabled and will continue to enable it to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the Invitation Homes REIT Tax Representation Letter. For purposes of this Section 7.3(e), references to Invitation Homes include references to IH2 Property Holdings Inc. for all periods prior to January 31, 2017. Solely for purposes of rendering the opinion in this Section 7.3(e), Simpson Thacher & Bartlett LLP may rely on the opinion set forth in Section 7.2(e).

(f) Reorganization Opinion. Starwood Waypoint shall have received the written opinion of its counsel, Sidley Austin LLP (or other Starwood Waypoint counsel reasonably satisfactory to Invitation Homes), dated as of the Closing Date and substantially in the form set forth in Section 7.3(f) of the Starwood Waypoint Disclosure Letter (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard reorganization opinion reasonably satisfactory to Starwood Waypoint), to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the Invitation Homes Reorganization Tax Representation Letter and the Starwood Waypoint Reorganization Tax Representation Letter.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1. Termination. This Agreement may be terminated at any time prior to the REIT Merger Effective Time, whether before or after receipt of the Starwood Waypoint Shareholder Approval or the Invitation Homes Stockholder Approval (except as otherwise expressly noted), as follows:

(a) by mutual written agreement of each of Starwood Waypoint and Invitation Homes; or

(b) by either Starwood Waypoint or Invitation Homes by written notice to the other, if:

(i) the REIT Merger Effective Time shall not have occurred on or before May 9, 2018 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this

Section 8.1(b)(i) shall not be available to any Party if the failure of such Party (and in the case of Starwood Waypoint, including the failure of the other Starwood Waypoint Parties, and in the case of Invitation Homes, including the failure of the other Invitation Homes Parties) to perform any of its obligations under this Agreement has been the primary cause of, or resulted in, the failure of the REIT Merger Effective Time to be consummated on or before such date;

(ii) any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Mergers, and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party (x) if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and in the case of Starwood Waypoint, including the failure of the other Starwood Waypoint Parties, and in the case of Invitation Homes, including the failure of the other Invitation Homes Parties) to perform any of its obligations under this Agreement, including pursuant to Section 6.6 and (y) unless such Party shall have used its reasonable best efforts to oppose any such Order and to have such Order vacated or made inapplicable to the Mergers;

(iii) the Starwood Waypoint Shareholder Approval shall not have been obtained at a duly held Starwood Waypoint Shareholder Meeting (including any adjournment or postponement thereof) at which the REIT Merger has been voted upon; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to Starwood Waypoint if the failure to obtain such Starwood Waypoint Shareholder Approval was primarily due to Starwood Waypoint’s failure to perform any of its obligations under this Agreement; or

(iv) the Invitation Homes Stockholder Approval shall not have been obtained at a duly held Invitation Homes Stockholder Meeting (including any adjournment or postponement thereof) at which the Invitation Homes Stock Issuance has been voted upon; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to Invitation Homes if the failure to obtain such Invitation Homes Stockholder Approval was primarily due to Invitation Homes’ failure to perform any of its obligations under this Agreement; or

(c) by Starwood Waypoint, by written notice to Invitation Homes:

(i) if prior to the receipt of the Starwood Waypoint Shareholder Approval, the Starwood Waypoint Board effects a Starwood Waypoint Adverse Recommendation Change in accordance with Section 6.5(d) in connection with a Superior Proposal and the Starwood Waypoint Board has approved, and concurrently with the termination hereunder, Starwood Waypoint enters into, a definitive agreement providing for the implementation of such Superior Proposal; provided, however, that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to Starwood Waypoint if Starwood Waypoint has breached Section 6.5; provided, further, that such termination shall not be effective until Starwood Waypoint has paid the Termination Fee and the Expense Amount in accordance with Section 8.3;

(ii) if (A) the Invitation Homes Board shall have made an Invitation Homes Adverse Recommendation Change or (B) Invitation Homes enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5);

(iii) if any Invitation Homes Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Outside Date; provided, however, that Starwood Waypoint shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(iii) if any Starwood Waypoint Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect;

(iv) if Invitation Homes shall have breached or failed to perform its obligations under Section 6.3(d) or Section 6.5 in any material respect; or

(v) if a copy of the Stockholder Written Consent evidencing the Invitation Homes Stockholder Approval has not been delivered to Starwood Waypoint prior to the expiration of the Stockholder Consent Delivery Period; or

(d) by Invitation Homes, by written notice to Starwood Waypoint:

(i) if prior to the receipt of the Invitation Homes Stockholder Approval, the Invitation Homes Board effects an Invitation Homes Adverse Recommendation Change in accordance with Section 6.5(d) in connection with a Superior Proposal and the Invitation Homes Board has approved, and concurrently with the termination hereunder, Invitation Homes enters into, a definitive agreement providing for the implementation of such Superior Proposal, provided, however, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Invitation Homes if Invitation Homes has breached Section 6.5; provided, further, that such termination shall not be effective until Invitation Homes has paid the Termination Fee and the Expense Amount in accordance with Section 8.3;

(ii) if (A) the Starwood Waypoint Board shall have made a Starwood Waypoint Adverse Recommendation Change or (B) Starwood Waypoint enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5);

(iii) if any Starwood Waypoint Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) cannot be cured on or before the Outside Date; provided, however, that Invitation Homes shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(iii) if any Invitation Homes Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect; or

(iv) if Starwood Waypoint shall have breached or failed to perform its obligations under Section 6.3(c) or Section 6.5 in any material respect.

Section 8.2. Effect of Termination. In the event that this Agreement is terminated and the Merger and the other transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any Party (or any of the other Starwood Waypoint Entities, the other Invitation Homes Entities or any of Starwood Waypoint’s or Invitation Homes’ respective Representatives or Affiliates), and all rights and obligations of any Party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary, (a) no such termination shall relieve any Party of any liability or damages resulting from or arising out of any intentional fraud arising out of the representations and warranties contained herein or willful and material breach of any covenant or other agreement set forth in this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity and (b) the Confidentiality Agreement, this Section 8.2, Section 8.3, Section 8.6, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1.

Section 8.3. Fees and Expenses.

(a) If this Agreement is terminated:

(i) by Starwood Waypoint pursuant to Section 8.1(c)(i), then Starwood Waypoint shall pay to Invitation Homes the Termination Fee and the Expense Amount, by wire transfer of same day funds to an account designated by Invitation Homes as a condition to the effectiveness of such termination;

(ii) by either Starwood Waypoint or Invitation Homes pursuant to Section 8.1(b)(i) and the Starwood Waypoint Shareholder Approval has not been obtained or Section 8.1(b)(iii), and (x) after the date of this Agreement but prior to the date of the Starwood Waypoint Shareholder Meeting, an Acquisition Proposal shall have been received by Starwood Waypoint or any of its Representatives or any Person shall have publicly made or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and (y) Starwood Waypoint, within twelve (12) months of the termination of this Agreement, enters into a definitive agreement relating to, or consummates, any Acquisition Proposal, then Starwood Waypoint shall pay to Invitation Homes the Termination Fee and, if this Agreement has been terminated pursuant to Section 8.1(b)(i), the Expense Amount, by wire transfer of same day funds to an account designated by Invitation Homes, not later than two Business Days after the earlier of the execution of such definitive agreement and the consummation of such transaction; provided that, for purposes of this Section 8.3(a)(ii), the references to “fifteen percent (15%) or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than fifty percent (50%)”;

(iii) by Invitation Homes pursuant to Section 8.1(d)(iii), and (x) after the date of this Agreement, an Acquisition Proposal shall have been received by Starwood Waypoint or any of its Representatives or any Person shall have publicly made or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and (y) Starwood Waypoint, within twelve (12) months of the termination of this Agreement, enters into a definitive agreement relating to or consummates any Acquisition Proposal, then Starwood Waypoint shall pay to Invitation Homes the Termination Fee, by wire transfer of same day funds to an account designated by Invitation Homes, not later than two Business Days after the earlier of the execution of such definitive agreement and the consummation of such transaction; provided that, for purposes of this Section 8.3(a)(iii), the references to “fifteen percent (15%) or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than fifty percent (50%)”;

(iv) by Invitation Homes pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iv), then Starwood Waypoint shall pay to Invitation Homes the Termination Fee and the Expense Amount, by wire transfer of same day funds to an account designated by Invitation Homes, not later than two Business Days after such termination; and

(v) by either Starwood Waypoint or Invitation Homes pursuant to Section 8.1(b)(iii) or by Invitation Homes pursuant to Section 8.1(d)(iii), then Starwood Waypoint shall pay to Invitation Homes the Expense Amount, by wire transfer of same day funds to an account designated by Invitation Homes, not later than two (2) Business Days after such termination.

(b) If this Agreement is terminated:

(i) by Invitation Homes pursuant to Section 8.1(d)(i), then Invitation Homes shall pay to Starwood Waypoint the Termination Fee and the Expense Amount, by wire transfer of same day funds to an account designated by Starwood Waypoint as a condition to the effectiveness of such termination;

(ii) by either Starwood Waypoint or Invitation Homes pursuant to Section 8.1(b)(i) and the Invitation Homes Stockholder Approval has not been obtained or Section 8.1(b)(iv), and (x) after the date of this Agreement but prior to the date of the Invitation Homes Stockholder Meeting, an Acquisition Proposal shall have been received by Invitation Homes or any of its Representatives or any Person shall have publicly made or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and (y) Invitation Homes, within twelve (12) months of the termination of this Agreement, enters into a definitive agreement relating to or consummates any Acquisition Proposal, then Invitation Homes shall pay to Starwood Waypoint the Termination Fee and, if this Agreement has been terminated pursuant to Section 8.1(b)(i), the Expense Amount, by wire transfer of same day funds to an account designated by Starwood Waypoint, not later than two Business Days after the earlier of the execution of such definitive agreement and the consummation of such transaction; provided that, for purposes of this Section 8.3(b)(ii), the references to “fifteen percent (15%) or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than fifty percent (50%)”;

(iii) by Starwood Waypoint pursuant to Section 8.1(c)(iii), and (x) after the date of this Agreement, an Acquisition Proposal shall have been received by Invitation Homes or any of its Representatives or any Person shall have publicly made or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and (y) Invitation Homes, within twelve (12) months of the termination of this Agreement, enters into a definitive agreement relating to or consummates any Acquisition Proposal, then Invitation Homes shall pay to Starwood Waypoint the Termination Fee, by wire transfer of same day funds to an account designated by Starwood Waypoint, not later than two Business Days after the earlier of the execution of such definitive agreement and the consummation of such transaction; provided that, for purposes of this Section 8.3(b)(iii), the references to “fifteen percent (15%) or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than fifty percent (50%)”;

(iv) by Starwood Waypoint pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iv), then Invitation Homes shall pay to Starwood Waypoint the Termination Fee and the Expense Amount, by wire transfer of same day funds to an account designated by Starwood Waypoint, not later than two Business Days after such termination; and

(v) by either Starwood Waypoint or Invitation Homes pursuant to Section 8.1(b)(iv) or by Starwood Waypoint pursuant to Section 8.1(c)(iii), then Invitation Homes shall pay to Starwood Waypoint the Expense Amount, by wire transfer of same day funds to an account designated by Starwood Waypoint, not later than two (2) Business Days after such termination.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that under no circumstances shall Starwood Waypoint or Invitation Homes be required to pay the Termination Fee or the Expense Amount on more than one occasion, and that in no event shall the aggregate payments by a Party pursuant to Section 8.3(a) or Section 8.3(b), as applicable, be greater than the Termination Fee plus the Expense Amount, in each case except as set forth in clause (a) of Section 8.2 or in Section 8.3(d).

(d) Each of the Parties acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Termination Fee nor the Expense Amount is a penalty, but is liquidated damages, in a reasonable amount that will compensate such Party in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Parties would not enter into this Agreement; accordingly, if the Termination Payor (as defined below) fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, the Termination Payee commences a suit that results in a judgment against such Termination Payor for the payment of any amount set forth in this Section 8.3, such Termination Payor shall pay the Termination Payee (or its designee) its costs and expenses in connection with such suit, together with interest on such amount at the prime lending rate as published in The Wall Street Journal (on the date such payment was required to be made) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(e) Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 8.3(e) shall apply with respect to any Termination Payment required to be made hereunder.

(i) If Starwood Waypoint or Invitation Homes (the “Termination Payor”) is required to pay the other Party (the “Termination Payee”) a Termination Payment, such Termination Payment shall be paid into escrow on the date such payment is required to be paid by the Termination Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.3(e). In the event that the Termination Payor is obligated to pay the Termination Payee the Termination Payment, the amount payable to the Termination Payee in any tax year of the Termination Payee shall not exceed the lesser of (i) the Termination Payment payable to the Termination Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Termination Payee’s independent accountants, plus (B) in the event the Termination Payee receives either (x) a letter from the Termination Payee’s counsel indicating that the Termination Payee has received a ruling from the IRS as described below in this Section 8.3(e) or (y) an opinion from the Termination Payee’s outside counsel as described below in this Section 8.3(e), an amount equal to the excess of the Termination Payment less the amount payable under clause (A) above.

(ii) To secure the Termination Payor’s obligation to pay these amounts, the Termination Payor shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent selected by the Termination Payor on such terms (subject to this Section 8.3(e)) as shall be mutually agreed upon by the Termination Payor, the Termination Payee and the escrow agent. The payment or deposit into escrow of the Termination Payment pursuant to this Section 8.3(e) shall be made at the time the Termination Payor is obligated to pay the Termination Payee such amount pursuant to Section 8.3 by wire transfer. The escrow agreement shall provide that the Termination Payment in escrow or any portion thereof shall not be released to the Termination Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Termination Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Termination Payee, or (ii) a letter from the Termination Payee’s counsel indicating that (A) the Termination Payee received a ruling from the IRS holding that the receipt by the Termination Payee of the Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Termination Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Termination Payee of the Termination Payment should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Payment to the Termination Payee. The Termination Payor agrees to amend this Section 8.3(e) at the reasonable request of the Termination Payee in order to (i) maximize the portion of the Termination Payment that may be distributed to the Termination Payee hereunder without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, or (ii) assist the Termination Payee in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 8.3(e). Any amount of the Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.3(e).

Section 8.4. Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by their respective boards of directors (or similar governing body or entity) at any time before or after receipt of the Starwood Waypoint Shareholder Approval or the Invitation Homes Stockholder Approval and prior to the REIT Merger Effective Time; provided, however, that after the Starwood Waypoint Shareholder Approval or the Invitation Homes Stockholder Approval has been obtained, there shall not be any amendment of this Agreement that, by applicable Law or in accordance with the rules of any stock exchange, requires the further approval of the shareholders of Starwood Waypoint or the stockholders of Invitation Homes, as applicable, without obtaining such further approval of such holders. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 8.5. Waiver. At any time prior to the REIT Merger Effective Time, subject to applicable Law, the Invitation Homes Parties, on the one hand, and the Starwood Waypoint Parties, on the other hand, may (a) extend the time for the performance of any obligation or other act of the others, (b) waive any inaccuracy in the representations and warranties of the others contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.4, waive compliance with any agreement of the others or any condition of such Parties contained herein. Except as required by applicable Law, no such extension or waiver shall require the approval of the holders of Starwood Waypoint Common Shares. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any Starwood Waypoint Party or Invitation Homes Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.6. Transaction Expenses. Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such Expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that Starwood Waypoint and Invitation Homes shall share equally all Expenses related to the printing and filing of the Form S-4 and the printing, filing and distribution of the Disclosure Document, other than attorneys’ and accountants’ fees.

Section 8.7. Transfer Taxes. From and after the REIT Merger Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Starwood Waypoint Common Shares or Starwood Waypoint LP Units except, in each case, as otherwise provided by Section 3.5(c), all Transfer Taxes imposed in connection with the REIT Merger or the Partnership Merger.

Article IX

GENERAL PROVISIONS

Section 9.1. Non-Survival of Representations and Warranties. None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the earlier of (a) the REIT Merger Effective Time and (b) termination of this Agreement (except, in the case of termination, as set forth in Section 8.2), and after such time there shall be no liability in respect thereof (except, in the case of termination, as set forth in Section 8.2), whether such liability has accrued prior to or after such expiration of the representations and warranties. This Section 9.1 does not limit any covenant or agreement of the Parties which by its terms contemplates performance after the REIT Merger Effective Time or the termination of this Agreement. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.2. Notices. Except for any notice that is specifically required by the terms of this Agreement to be delivered orally, any notice, request, claim, demand and other communication hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if personally delivered to an authorized representative of the recipient, when actually delivered to such authorized representative; (b) if sent by facsimile transmission (providing confirmation of transmission), when transmitted, or if sent by e-mail of a pdf attachment, upon acknowledgement of receipt of such notice by the intended recipient; (c) if sent by reliable overnight delivery service (such as DHL or Federal Express) with proof of service, upon receipt of proof of delivery; and (d) if sent by certified or registered mail (return receipt requested and first-class postage prepaid), upon receipt;

provided, in each case, such notice, request, claim, demand or other communication is addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

if to Starwood Waypoint or Starwood Waypoint LP prior to the Closing:

Starwood Waypoint Homes, Inc.

8665 E. Hartford Drive, Suite 210

Scottsdale, Arizona 85255

Phone: (480) 800-3497

Fax: (480) 800-3702

Attention: Executive Vice President, General Counsel & Secretary

Email: ryan.berry@colonystarwood.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Phone: (212) 839-5300

Fax: (212) 839-5399

Attention:	Michael Gordon; Jason A. Friedhoff; Gabriel Saltarelli
Email:	mgordon@sidley.com; jfriedhoff@sidley.com; gsaltarelli@sidley.com if to the Invitation Homes Parties:

Invitation Homes Inc.

1717 Main Street, Suite 2000

Dallas, Texas 75201

Phone: (972) 421-3600

Attention: Executive Vice President & Chief Legal Officer

Email: msolls@invitationhomes.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Phone: 1-212-455-2000

Fax: 1-212-455-2502

Attention: Brian M. Stadler and Patrick J. Naughton

Email: BStadler@stblaw.com

   PNaughton@stblaw.com

Section 9.3. Interpretation; Certain Definitions. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. References to “this Agreement” shall include the Starwood Waypoint Disclosure Letter and the Invitation Homes Disclosure Letter. When a reference is made in this Agreement to an Article, Section, Appendix, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,”

“includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America (unless otherwise expressly provided herein).

Section 9.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance here from so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect promptly the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.5. Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Invitation Homes. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.6. Entire Agreement. This Agreement (including the Exhibits, Annexes and Appendices hereto) constitutes, together with the Confidentiality Agreement, the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.7. No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except (i) for the provisions of Section 6.9 (from and after the REIT Merger Effective Time), which shall be to the benefit of the Person referred to in such section and (ii) for the provisions of Section 6.19, which are for the benefit of the Holders (as defined in the Starwood Waypoint Registration Rights Agreement or the Invitation Homes Registration Rights Agreement, as applicable), as applicable. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. The Parties acknowledge and agree that a Party’s measure of damages for any breach of this Agreement by another Party may include the loss of the economic benefits of the transactions contemplated by this Agreement to the holders of such Party’s common stock, common shares or partnership interests, as applicable.

Section 9.8. Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Mergers and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.9. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10. Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland; provided, however, that the Mergers shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 9.11. Consent to Jurisdiction.

(a) Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Circuit Court for Baltimore City (Maryland) and to the jurisdiction of the United States District Court for the State of Maryland (the “MD Courts”), for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any MD Court.

(b) Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided by Section 9.2 and nothing in this Section 9.11 shall affect the right of any Party to serve legal process in any other manner permitted by Law, (ii) irrevocably and unconditionally agrees to request and/or consent to the assignment of any dispute arising out of this Agreement or the transactions contemplated by this Agreement to the MD Court’s Business and Technology Case Management Program, (iii) consents to submit itself to the personal jurisdiction of the MD Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iv) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such MD Court, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the MD Courts. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS

AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the Parties, such consent or approval must be in writing.

Section 9.14. No Other Representations or Warranties.

(a) Each of the Starwood Waypoint Parties acknowledges that in making the determination to proceed with the transactions contemplated by this Agreement, it has relied solely on the results of its own independent investigation and the representations and warranties expressly set forth in Article V. None of the Invitation Homes Entities or their respective Affiliates or Representatives or any other Person makes any other express or implied representation or warranty, at law or in equity, with respect to the Invitation Homes Entities or any of their respective Affiliates or as to the accuracy or completeness of any information regarding their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other information provided to the Starwood Waypoint Parties or their Affiliates or Representatives (any such information described in this Section 9.14(a), the “Invitation Homes Provided Information”), notwithstanding the delivery or disclosure to the Starwood Waypoint Parties or its Affiliates or Representatives of any documentation, estimates, projections, forecasts or other information by the Invitation Homes Parties or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing, including any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Invitation Homes Parties or any of their respective Representatives or Affiliates or the future business, operations or affairs of the Invitation Homes Parties or any of their respective Representatives or Affiliates heretofore or hereafter delivered to or made available to the Starwood Waypoint Parties or its Representatives or Affiliates. To the fullest extent permitted by applicable Law and subject to Section 9.8, except with respect to the representations and warranties contained in Article V or any breach of any covenant or other agreement of the Invitation Homes Parties contained herein, none of the Invitation Homes Parties, their Affiliates or any of their respective Affiliates or Representatives shall have any liability to the Starwood Waypoint Parties or any of their respective Affiliates or Representatives on any basis (whether based on contract, tort, equity or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any laws, including any applicable federal or state securities laws, or otherwise and whether by or through attempted piercing of the corporate veil) based upon any Invitation Homes Provided Information or statements (or any omissions therefrom) provided or made available by the Invitation Homes Parties or their Affiliates and Representatives to the Starwood Waypoint Parties or their Affiliates and Representatives in connection with the transactions contemplated by this Agreement.

(b) Each of the Invitation Homes Parties acknowledges that in making the determination to proceed with the transactions contemplated by this Agreement, it has relied solely on the results of its own independent investigation and the representations and warranties expressly set forth in Article IV. None of the Starwood Waypoint Entities or their respective Affiliates or Representatives or any other Person makes any other express or implied representation or warranty, at law or in equity, with respect to the Starwood Waypoint Entities or any of their respective Affiliates or as to the accuracy or completeness of any information regarding their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other information provided to the Invitation Homes Parties or their Affiliates or Representatives (any such information described in this Section 9.14(b), the “Starwood Waypoint Provided Information”), notwithstanding the delivery or disclosure to the Invitation Homes Parties or their Affiliates or Representatives of any documentation, estimates, projections, forecasts or other information by the Starwood Waypoint Parties or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing, including any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Starwood Waypoint Parties or any of their respective Representatives or Affiliates or the future business, operations or affairs of the Starwood Waypoint Parties or any of their respective Representatives or Affiliates heretofore or hereafter delivered to or made available to the Invitation Homes Parties or their Representatives or Affiliates. To the fullest extent permitted by applicable Law and subject to Section 9.8, except with respect to the representations and warranties contained in Article IV or any breach of any covenant or other agreement of the Starwood Waypoint Parties contained herein, none of the Starwood Waypoint Parties or any of their respective Affiliates or Representatives shall have any liability to Invitation Homes Parties or any of their respective Affiliates or Representatives on any basis (whether based on contract, tort, equity or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any laws, including any applicable federal or state securities laws, or otherwise and whether by or through attempted piercing of the corporate veil) based upon any Starwood Waypoint Provided Information or statements (or any omissions therefrom) provided or made available by the Starwood Waypoint Parties or their Affiliates and Representatives to the Invitation Homes Parties or their Affiliates and Representatives in connection with the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

INVITATION HOMES INC., a Maryland corporation

By:	/s/ Mark A. Solls
Name:	Mark A. Solls
Title:	Executive Vice President and Chief Legal Officer

INVITATION HOMES OPERATING PARTNERSHIP LP, a Delaware limited partnership By: Invitation Homes OP GP LLC, its general partner

By:	/s/ Mark A. Solls
Name:	Mark A. Solls
Title:	Executive Vice President

IH MERGER SUB, LLC, a Delaware limited liability company

By:	/s/ Mark A. Solls
Name:	Mark A. Solls
Title:	Secretary

STARWOOD WAYPOINT HOMES, a Maryland real estate investment trust

By:	/s/ Ryan Berry
Name:	Ryan Berry
Title:	Executive Vice President

STARWOOD WAYPOINT HOMES PARTNERSHIP, L.P., a Delaware limited partnership By: Starwood Waypoint Homes GP, Inc., its general partner

By:	/s/ Ryan Berry
Name:	Ryan Berry
Title:	Executive Vice President

[Signature Page to Agreement and Plan of Merger]

Annex B

August 9, 2017

Board of Directors Invitation Homes Inc. 1717 Main Street, Suite 2000 Dallas, Texas 75201-4657

Ladies and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Invitation Homes Inc. (“Invitation Homes”) in connection with the Agreement and Plan of Merger, dated as of August 9, 2017 (the “Merger Agreement”), by and among Invitation Homes, Invitation Homes Operating Partnership LP, a Delaware limited partnership and a subsidiary of Invitation Homes (“Invitation Homes LP”), IH Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Invitation Homes (“Merger Sub”), Starwood Waypoint Homes, a Maryland real estate investment trust (“Starwood Waypoint”) and Starwood Waypoint Homes Partnership, L.P., a Delaware limited partnership and a subsidiary of Starwood Waypoint (“Starwood Waypoint LP”), which provides for, among other things:

1.	the merger of Starwood Waypoint with and into Merger Sub, whereupon the separate existence of Starwood Waypoint shall cease, and Merger Sub shall continue as the surviving entity (the “REIT Merger”); and

2.	as promptly as practicable following the REIT Merger, the merger of Starwood Waypoint LP with and into Invitation Homes LP, whereupon the separate existence of Starwood Waypoint LP shall cease, and Invitation Homes LP shall continue as the surviving entity (the “Partnership Merger,” and, together with the REIT Merger, the “Transaction”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

As set forth more fully in the Merger Agreement, as a result of the REIT Merger, each share of common stock, par value $0.01 per share (the “Starwood Waypoint Common Stock”), of Starwood Waypoint issued and outstanding immediately prior to the REIT Merger, other than shares held by any wholly owned subsidiary of Starwood Waypoint, Invitation Homes, Merger Sub or any subsidiary of Invitation Homes, will be converted into the right to receive 1.6140 (the “Exchange Ratio”) newly issued, fully paid and nonassessable common shares of par value $0.01 per share of Invitation Homes (“Invitation Homes Common Stock”). As a result of the Partnership Merger, each Starwood Waypoint LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall be converted into the right to receive 1.6140 newly issued and fully paid Invitation Homes Common Units representing limited partner interests in the Surviving Partnership.

You have requested our opinion, as investment bankers, as to the fairness of the Exchange Ratio, from a financial point of view, to Invitation Homes.

In connection with our role as financial advisor to Invitation Homes, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning Starwood Waypoint, and certain internal analyses, financial forecasts and other information relating to Starwood Waypoint prepared by management of

Board of Directors of Invitation Homes Inc.	August 9, 2017

Starwood Waypoint and approved for our use by Invitation Homes. We have also reviewed certain publicly available financial and other information concerning Invitation Homes, and certain internal analyses, financial forecasts and other information relating to Invitation Homes and the combined company prepared by management of Invitation Homes and approved for our use by Invitation Homes. We have also held discussions with certain senior officers and other representatives and advisors of Starwood Waypoint and Invitation Homes regarding the businesses and prospects of Starwood Waypoint and Invitation Homes, respectively, and the combined company. In addition, we have (i) reviewed the reported prices and trading activity for the Starwood Waypoint Common Stock and Invitation Homes Common Stock, (ii) compared certain financial and stock market information for Starwood Waypoint and Invitation Homes with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed a draft dated August 9, 2017 of the Merger Agreement and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning Starwood Waypoint or Invitation Homes, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Starwood Waypoint or Invitation Homes or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of Starwood Waypoint, Invitation Homes or any of their respective subsidiaries (or the impact of the Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies and other strategic benefits, projected by Invitation Homes and Starwood Waypoint to be achieved as a result of the Transaction (collectively, the “Synergies”), made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts, including the Synergies, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Starwood Waypoint and Invitation Homes as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections, including, without limitation, the Synergies, or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Invitation Homes and its other advisors with respect to such issues. Representatives of Invitation Homes have informed us, and we have further assumed with your knowledge and permission, that the final terms of the Merger Agreement will not differ materially from the terms set forth in the draft we have reviewed.

Board of Directors of Invitation Homes Inc.	August 9, 2017

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the sole use and benefit of, the Board of Directors of Invitation Homes in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Exchange Ratio, from a financial point of view, to Invitation Homes as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement. Nor does it address the terms of any other agreement entered into in connection with the Transaction. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Invitation Homes, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by Invitation Homes to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of Invitation Homes Common Stock should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transaction, or any class of such persons, in connection with the Transaction relative to the Exchange Ratio. This opinion does not in any manner address the prices at which the Starwood Waypoint Common Stock, other Starwood Waypoint securities, Invitation Homes Common Stock, or other Invitation Homes securities will trade following the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to Invitation Homes in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. Invitation Homes has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit), securitization and other financial services to Starwood Waypoint or its affiliates for which they have received, and in the future may receive, compensation, including (i) acting as the sole lender under a $450 million secured credit facility with indirect consolidated subsidiaries of Starwood Waypoint, (ii) acting as a joint bookrunner for a $750 million follow-on common stock offering of Starwood Waypoint in March 2017 and (iii) acting as a lender, with a commitment of $73.0 million, for a revolving credit facility for an affiliate of Starwood Waypoint in April 2017. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit), securitization and other financial services to Invitation Homes or its affiliates for which they have received, and in the future may receive, compensation, including (i) acting as lead bookrunner for the $1.8 billion initial public offering of Invitation Homes in January 2017, (ii) entering into an interest rate swap agreement in January 2017 with the operating partnership of Invitation Homes for a notional amount of $325.0 million and (iii) acting as a lender under Invitation Homes’ revolving credit facility in January 2017, with a commitment of $340.0 million. The DB Group may also provide investment banking, commercial banking (including extension of credit), securitization and other financial services to Starwood Waypoint and Invitation Homes and their respective affiliates in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Starwood Waypoint, Invitation Homes and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Board of Directors of Invitation Homes Inc.	August 9, 2017

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Invitation Homes.

Very truly yours,

/s/ Deutsche Bank Securities Inc.
DEUTSCHE BANK SECURITIES INC.

Annex C

CONFIDENTIAL

August 9, 2017

The Board of Directors of

Starwood Waypoint Homes

2665 E Hartford Drive, Suite 200

Scottsdale, AZ 85255

Members of the Board of Directors:

We understand that Starwood Waypoint Homes, a Maryland real estate investment trust (the “Company”), proposes to enter into an Agreement and Plan of Merger, expected to be dated August 9, 2017 (the “Merger Agreement”), with Invitation Homes Inc., a Maryland corporation (“IHI”), Invitation Homes Operating Partnership L.P., a Delaware limited partnership and a subsidiary of IHI (“IH LP”), IH Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of IHI (“Merger Sub,” and together with IHI and IH LP, the “Counterparties”)), and Starwood Waypoint Homes Partnership, L.P., a Delaware limited partnership and a subsidiary of the Company (“SWH LP”). The Merger Agreement provides, among other things, that, at the REIT Merger Effective Time (as defined in the Merger Agreement), the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of IHI, and each outstanding common share of beneficial interest, par value $0.01 per share, of the Company (each, a “Company Common Share”) (other than the Excluded Shares (as defined in the Merger Agreement)) will be converted into the right to receive 1.6140 (the “Exchange Ratio”) of a newly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of IHI (“IHI Common Stock”), together with cash in lieu of fractional shares of IHI Common Stock, without interest (the “Merger”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In connection with the proposed Merger, IHI will enter into an amended and restated stockholders agreement with certain stockholders of IHI who are affiliates of The Blackstone Group L.P. (“Blackstone”) (the “Amended Stockholders Agreement”).

The Board of Directors has asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than IHI and its affiliates).

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company and IHI that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company and IHI prepared by management of the Company and of IHI and furnished to us by management of the Company;

(iii)	reviewed certain non-public projected financial data relating to the Company and IHI prepared by management of the Company and of IHI and furnished to us by management of the Company;

(iv)	reviewed certain information regarding potential cost savings and operational synergies projected by management of the Company and IHI to result from the Merger and furnished to us by management of the Company (the “Expected Synergies”);

EVERCORE    55 EAST 52ND STREET    NEW YORK, NY 10055    TEL: 212.857.3100    FAX: 212.857.3101

Letter to the Board of Directors of Starwood Waypoint Homes
August 9, 2017
Page 2

(v)	discussed the past and current operations, financial projections and current financial condition of the Company and IHI and the Expected Synergies with management of the Company and of IHI (including their views on the risks and uncertainties of achieving such projections and the Expected Synergies);

(vi)	reviewed the reported prices and the historical trading activity of the Company Common Stock and the IHI Common Stock;

(vii)	compared the financial performance of the Company and IHI and their stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(viii)	performed discounted cash flow analyses on the Company and IHI based on forecasts and other data relating to the Company and IHI prepared by management of the Company and of IHI and provided by management of the Company and compared the results of these analyses;

(ix)	reviewed and compared publicly available research analyst estimates for the net asset value of the assets of the Company and IHI;

(x)	performed peer group trading analyses on the Company and IHI using publicly available information relating to public issuers that we deemed relevant and compared the results of these analyses;

(xi)	performed a discounted cash flow analysis on the Expected Synergies;

(xii)	compared the results of the discounted cash flow analyses performed on the Company with the combined results of the discounted cash flow analyses performed on the Company, IHI and the Expected Synergies;

(xiii)	compared the relative contributions to the pro forma entity by each of the Company and IHI of certain financial metrics we deemed relevant;

(xiv)	reviewed a draft of the Merger Agreement, dated August 9, 2017, which we have assumed is in substantially final form and from which we assume the final form will not vary in any respect material to our analysis; and

(xv)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company and IHI referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of, with respect to the Company projected financial data, management of the Company and, with respect to the IHI projected financial data, management of IHI, as to the future financial performance of the Company and IHI, as applicable, under the assumptions reflected therein. We have relied, at your direction, without independent verification, upon the assessments of managements of the Company and IHI as to the Expected Synergies, and we have assumed that the amount of the Expected Synergies is reasonable. We express no view as to any projected financial data relating to the Company or IHI or as to the Expected Synergies or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each

Letter to the Board of Directors of Starwood Waypoint Homes
August 9, 2017
Page 3

party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits to the holders of the Company Common Stock of the Merger.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock (other than IHI and its affiliates), from a financial point of view, of the Exchange Ratio. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction, including the Partnership Merger (as defined in the Merger Agreement), or any consideration, including the Partnership Merger Consideration (as defined in the Merger Agreement), received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company or the holders of any securities, creditors or other constituencies of SWP LP, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. We also have assumed that the Amended Stockholders Agreement will not vary from the form of the draft thereof reviewed by us in any manner that is material to our opinion. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of the Company Common Stock or the IHI Common Stock will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We also will be entitled to receive a success fee if the Merger is consummated and may be entitled to an additional fee at the discretion of the Company. Prior to this engagement, we, Evercore Group L.L.C., and its affiliates provided financial advisory services to the Company and had received fees for the rendering of these services including the reimbursement of expenses. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and the Company, the Counterparties or Blackstone and its affiliates pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Company, the Counterparties or Blackstone or its affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, IHI, Blackstone and their respective

Letter to the Board of Directors of Starwood Waypoint Homes
August 9, 2017
Page 4

affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the shares of Company Common Stock (other than IHI and its affiliates).

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Martin J. Cicco
Martin J. Cicco Senior Managing Director

ANNEX D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                  to

Commission File Number 001-38004

Invitation Homes Inc.

(Exact name of registrant as specified in governing instruments)

Maryland	90-0939055
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1717 Main Street, Suite 2000 Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

(972) 421-3600

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Common stock, par value $0.01	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    YES  ☐    NO  ☒

Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.    YES  ☐    NO    ☒

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    YES  ☐    NO  ☒

Indicate by check mark whether the Registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit and post such files).    YES  ☒    NO  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405) is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    YES  ☐    NO  ☒

As of June 30, 2016, the last day of the registrant’s most recently completed second quarter, the registrant’s common stock was not publicly traded. The registrant’s common stock, $0.01 par value per share, began trading on the New York Stock Exchange on February 1, 2017. As of March 29, 2017, the aggregate market value of the registrant’s common stock held by non-affiliates of the registrant was approximately $1,920.6 million (based upon the closing sale price of the common stock on that date on the New York Stock Exchange).

The number of shares of common stock outstanding on March 30, 2017 was 310,376,634.

DOCUMENTS INCORPORATED BY REFERENCE

None.

INVITATION HOMES INC.

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FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, and other non-historical statements. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent to the single-family rental industry sector and our business model, macroeconomic factors beyond our control, competition in identifying and acquiring our properties, competition in the leasing market for quality residents, increasing property taxes, homeowners’ association (“HOA”) and insurance costs, our dependence on third parties for key services, risks related to evaluation of properties, poor resident selection and defaults and non-renewals by our residents, performance of our information technology systems, and risks related to our indebtedness. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under Part I. Item 1A. “Risk Factors,” as such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at http://www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this in this Annual Report and in our other periodic filings. The forward-looking statements speak only as of the date of this Annual Report, and we expressly disclaim any obligation or undertaking to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except to the extent otherwise required by law.

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DEFINED TERMS

Prior to the completion of our initial public offering, our business was owned by six holding entities: Invitation Homes L.P., Preeminent Holdings Inc., Invitation Homes 3 L.P., Invitation Homes 4 L.P., Invitation Homes 5 L.P. and Invitation Homes 6 L.P. We refer to these six holding entities collectively as the “IH Holding Entities.” Unless the context suggests otherwise, references to “IH1,” “IH2,” “IH3,” “IH4,” “IH5” and “IH6” refer to Invitation Homes L.P., Preeminent Holdings Inc., Invitation Homes 3 L.P., Invitation Homes 4 L.P., Invitation Homes 5 L.P. and Invitation Homes 6 L.P., respectively, in each case including any wholly owned subsidiaries, if applicable. The IH Holding Entities were under the common control of Blackstone Real Estate Partners VII L.P., an investment fund sponsored by The Blackstone Group L.P., and its general partner and certain affiliated funds and investment vehicles. Investment funds and vehicles associated with or designated by The Blackstone Group L.P. are referred to herein as “Blackstone” or “our Sponsor.” We refer to Blackstone, together with our management and other equity holders, collectively as our “pre-IPO owners.” Unless the context suggests otherwise, references in this Annual Report on Form 10-K to “Invitation Homes,” the “Company,” “we,” “our” and “us” refer (1) prior to the consummation of the reorganization transactions described in Part I. Item 1. “Business” (the “Pre-IPO Transactions”), to the combined IH Holding Entities and their consolidated subsidiaries (including Invitation Homes Operating Partnership LP (our “Operating Partnership”)) and (2) after the consummation of the Pre-IPO Transactions, to Invitation Homes Inc. and its consolidated subsidiaries (including the Operating Partnership and the IH Holding Entities).

In this Annual Report on Form 10-K:

•	“average monthly rent” represents the average of the contracted monthly rent for occupied properties in an identified population of homes for the relevant period and reflects rent concessions amortized over the life of the related lease;

•	“average occupancy” for an identified population of homes represents (i) the number of days that the homes available for lease in such population were occupied, divided by (ii) the total number of available days in the measurement period for the homes in that population;

•	“days to re-resident” for an individual home represents the number of days a home is unoccupied between residents, calculated as the number of days between (i) the date the prior resident moves out of a home, and (ii) the date the next resident is granted access to the same home, which is deemed to be the earlier of (x) the next resident’s contractual lease start date and (y) the next resident’s move-in date;

•	“in-fill” refers to markets, MSAs, submarkets, neighborhoods or other geographic areas that are typified by significant population densities and low availability of land suitable for being developed into competitive properties, resulting in limited opportunities for new construction;

•	“Metropolitan Statistical Area” or “MSA” is defined by the U.S. Office of Management and Budget as a region associated with at least one urbanized area that has a population of at least 50,000 and comprises the central county or counties containing the core, plus adjacent outlying counties having a high degree of social and economic integration with the central county or counties as measured through commuting;

•	“net effective rental rate growth” for any home represents the difference between the monthly rent from an expiring lease and the monthly rent from the next lease, in each case, net of any amortized concessions. Leases are either renewal leases, where our current resident chooses to stay for a subsequent lease term, or a new lease, where our previous resident moves out and a new resident signs a lease to occupy the same home;

•	“Northern California” includes Modesto, CA, Napa, CA, Oakland-Fremont-Hayward, CA, Sacramento-Arden-Arcade-Roseville, CA, San Jose-Sunnyvale-Santa Clara, CA, Stockton-Lodi, CA, Vallejo-Fairfield, CA and Yuba City, CA;

•	“PSF” means per square foot;

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•	“Same Store” or “Same Store portfolio” includes, for a given reporting period, homes that have been stabilized (defined as homes that have (i) completed an upfront renovation and (ii) entered into at least one post-renovation Invitation Homes lease) for at least 90 days prior to the first day of the prior-year measurement period and excludes homes that have been sold and homes that have been designated for sale but have not yet entered into a written sale agreement during such reporting period. Same Store portfolios are established as of January 1st of each calendar year. Therefore, any home included in the Same Store portfolio will have satisfied the conditions described in clauses (i) and (ii) above prior to October 3rd of the year prior to the first year of the comparison period. We believe presenting information about the portion of our portfolio that has been fully operational for the entirety of a given reporting period and its prior year comparison period provides investors with meaningful information about the performance of our comparable homes across periods and about trends in our organic business;

•	“South Florida” includes Fort Lauderdale-Pompano Beach-Deerfield Beach, FL, Key West, FL, Miami-Miami Beach-Kendall, FL and West Palm Beach-Boca Raton-Delray Beach, FL;

•	“Southern California” includes Anaheim-Santa Ana-Irvine, CA, Los Angeles-Long Beach-Glendale, CA, Oxnard-Thousand Oaks-Ventura, CA, Riverside-San Bernardino-Ontario, CA and San Diego-Carlsbad-San Marcos, CA;

•	“total homes” or “total portfolio” refers to the total number of homes we own, whether or not stabilized, and excludes any properties previously acquired in purchases that have been subsequently rescinded or vacated. Unless the context otherwise requires, all measures in this prospectus are presented on a total portfolio basis;

•	“turnover rate” represents the number of instances that homes in an identified population become unoccupied in a given period, divided by the number of homes in such population. To the extent the measurement period shown is less than 12 months, the turnover rate will be reflected on an annualized basis; and

•	“Western United States” includes our Southern California, Northern California, Seattle, Phoenix and Las Vegas markets.

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PART I

ITEM 1. BUSINESS

Overview

Invitation Homes is a leading owner and operator of single-family homes for lease, offering residents high-quality homes in desirable neighborhoods across America. With nearly 50,000 homes for lease in 13 markets across the country, Invitation Homes is meeting changing lifestyle demands by providing residents access to updated homes with features they value, such as close proximity to jobs and access to good schools. Our mission, “Together with you, we make a house a home,” reflects our commitment to high-touch service that continuously enhances residents’ living experiences and provides homes where individuals and families can thrive.

We have selected locations with strong demand drivers, high barriers to entry and high rent-growth potential, primarily in the Western United States and Florida. Through disciplined market and asset selection, we designed our portfolio to capture the operating benefits of local density as well as economies of scale that we believe cannot be readily replicated. Since our founding in 2012, we have built a proven, vertically integrated operating platform that allows us to effectively and efficiently acquire, renovate, lease, maintain and manage our homes.

We invest in markets that we expect will exhibit lower new supply, stronger job and household formation growth and superior NOI growth relative to the broader U.S. housing and rental market. Within our 13 markets, we target attractive neighborhoods in in-fill locations with multiple demand generators, such as proximity to major employment centers, desirable schools and transportation corridors. Our homes average approximately 1,850 square feet with three bedrooms and two bathrooms, appealing to a resident base that we believe is less transitory than the typical multifamily resident. We have made approximately $1.2 billion of upfront renovation investment in the homes in our portfolio, representing approximately $25,000 per home, in order to address capital needs, reduce ongoing maintenance costs and drive resident demand. As a result, our portfolio benefits from high occupancy and low turnover rates, and we are well positioned to drive strong rent growth, attractive margins and predictable cash flows.

Our Platform

Our vertically integrated, scalable platform allows greater influence over the experience of our residents while enabling us to better control operating costs and continuously share best practices across functional areas of the business. Our differentiated platform is built upon:

•	Resident-centric focus. Our high-touch business model enables us to continuously solicit and integrate resident feedback into our operations and tailor our approach to address their preferences, providing a superior living experience and fostering customer loyalty. We believe this, in turn, drives rent growth, occupancy and low turnover rates and will enable us to develop significant brand equity in the longer term.

•	Local presence and expertise. We employ a differentiated “Community Model” whereby in-market managers oversee the operations of local leasing management, property management and maintenance teams, enabling us to provide outstanding resident service, leverage local expertise in managing rental, occupancy rates and turnover rates, and improve cost and oversight over renovations and ongoing maintenance. As a result of our concentrated footprint within our markets, our regional managers and in-market teams are able to realize local-operator advantages, while still benefiting from significant economies of scale.

•

Scalable, centralized infrastructure. We support local market operations with national strategy, infrastructure and standards to drive efficiency, consistency and cost savings. We utilize our extensive scale to ensure the consistent quality of our resident experience and maximize cost efficiencies and

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purchasing power. On a national level we are also able to standardize resident leases, employ a consistent approach to resident screening and leasing operations, and utilize dynamic, rules-based pricing tools informed by local market conditions.

Our approach to investment and asset management similarly combines local presence and expertise with national oversight. Our investment and asset management teams are located in-market and apply their local market knowledge within the framework of a proprietary and consistent underwriting methodology. Through the integration of investment and asset management and property management functions, our platform enables our teams to incorporate real time information regarding leasing activity, property operations, maintenance and capital spending into asset selection. We believe the advantages of our integrated acquisition platform and local market expertise have driven the quality of our existing portfolio of 48,298 homes as of December 31, 2016, over 94% of which were acquired in single-asset transactions. We believe that employing experienced, in-house acquisitions teams at the local level gives us a competitive advantage in selectively acquiring homes that will maximize risk-adjusted total return.

Our Business Activities

Since our founding in 2012, we have built a proven, vertically integrated operating platform that allows us to effectively and efficiently acquire, renovate, lease, maintain and manage our homes. Our differentiated approach, which combines a resident-centric focus, local market presence and expertise, and national strategy, infrastructure and standards, informs all areas of our operations.

Investment and Asset Management

Acquisition Strategy

We have a disciplined acquisition platform that assembled our current portfolio and is capable of deploying capital across multiple acquisition channels and markets simultaneously. We selected our 13 current markets based on a robust market selection process utilizing an analysis of housing and rental market supply and demand fundamentals, macroeconomic and demographic trends and risk-adjusted total return potential. Specifically, the process we use to select our markets ranks these markets based on relative weightings of factors that include, but are not limited to, forecast population and employment growth, household formation, historical and forecast deliveries of new residential housing supply, discounts to replacement cost for single-family residential housing, size of the addressable market, volume of new and existing home sales, potential yields implied by the relationship between market rental rates and the price of single-family residential housing, forecast home price appreciation and forecast rental rate growth.

We have amassed significant scale within our 13 markets. In these markets, our acquisition strategy has been and will continue to be focused on buying, renovating and operating high quality single-family homes for lease that we believe will appeal to and attract a high quality resident base, experience robust long-term demand and benefit from capital appreciation. In evaluating acquisitions, we analyze 64 factors, including neighborhood desirability, proximity to employment centers, schools, transportation corridors, community amenities, construction type and required ongoing capital needs, among others.

We target submarkets and neighborhoods in undersupplied high-growth markets, and leverage our in-house acquisition and operations teams’ local market expertise to acquire homes in in-fill locations that we believe will experience above average rental rate growth and home price appreciation. Our in-house acquisition teams comprise dedicated professionals located in our 13 markets and professionals located at our corporate headquarters in Dallas, Texas, who provide strategic direction and overall oversight. Our acquisition teams have significant local market experience and expertise in single-family investments and sales, which enables us to target specific submarkets, neighborhoods, individual streets and homes that meet our selection and underwriting criteria. To date, we have underwritten over one million individual homes which gives us a substantial,

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proprietary database on which we can draw as we evaluate future acquisition opportunities in our markets. The number of homes underwritten represents the total number of acquisition opportunities that we have considered and conducted preliminary analysis of, including acquisition opportunities that were ultimately not pursued or completed. As a result of our selective and disciplined investment approach, we have analyzed and considered a far greater number of potential acquisitions than the number of homes we have actually acquired. As a result of our large existing portfolio and volume of acquisitions to date, we believe we have a high degree of visibility into rental rates and fixed and controllable operating expenses, which allows us to more accurately underwrite expected net yields of homes prior to acquisition. We also collaborate with local real estate brokers and others, and leverage these relationships to source off-market acquisition opportunities. Within our markets, our approach allows us to screen broadly and rapidly to identify potential acquisitions in highly targeted submarkets at the neighborhood and street levels. Our in-house team of acquisition professionals coordinate with our in-house renovation, maintenance and property management teams to ensure that feedback from historical acquisitions is shared across functions so that our ongoing investment activities are informed by, and benefit from, insight from prior experience.

Property Renovations

We have an in-house team of dedicated personnel located in our markets who oversee our upfront property renovation process and the ongoing maintenance of our homes. This team works in collaboration with our in-house investment and property management teams to maximize the total return of our upfront investment and minimize ongoing maintenance costs. To this end, our professionals evaluate: the structural needs of a property (e.g., examining roofs, HVAC systems and siding); other maintenance-reducing improvements and repairs (e.g., installing durable hard-surface flooring, removing carpet from high-traffic areas, and testing plumbing and pipes both in the home and out to the street); and the level of fit and finish required to maintain consistency with our brand standards and maximize rental demand (e.g., selecting cabinet and countertop finishes and appliances designed to improve resident demand).

In general, before a home is acquired or when an acquired home first becomes vacant, our in-house teams begin the renovation process by preparing a detailed renovation budget and scope of work based on an assessment of each property’s major systems and structural features. These include HVAC, roofs, pools, and plumbing and electrical systems. In addition, we also evaluate other features of our homes’ fit and finish, including appliances, landscaping, decks and/or patios and fixtures. During our initial assessment we also determine the potential for, and potential return on, any value-additive upgrades that may reduce future operating costs or enhance rental demand and, by extension, our ability to realize more attractive rental rates, occupancy or turnover rates.

Through local oversight by in-house personnel of the entire process of renovating our homes, we are able to drive cost efficiencies. Each property’s detailed budget and scope of work prepared by our in-house team of renovation professionals is reviewed and vetted by our in-house asset management and operations teams, and in the case of work we contract directly, presented for bid to one or more of our pre-approved vendor partners in each of our markets. In the case of work for which we rely upon general contractors, we set prices based on the scope of work involved. By establishing and enforcing best practices and quality consistency, and through a constant process of evaluating and grading our vendor partners, we believe that we are able to reduce the costs of both materials and labor. For example, we have negotiated discounts and extended warranties for products that we regularly use during the renovation process, including appliances, HVAC systems and components, carpet and flooring, and paint, among others. We are also able to reduce general contractor fees by working directly with vendors. We believe this approach results in both a larger proportion of our upfront renovation expenditures going toward actual investment in our homes as well as lower overall expenditures than if we were to outsource all elements of vendor selection and oversight to third party general contractors.

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Portfolio Optimization

We maintain a sophisticated process to identify and efficiently dispose of homes that no longer fit our investment objectives. We believe we have a proven ability to optimize sales prices while reducing time to sale and selling costs by utilizing multiple distribution channels, including bulk portfolio sales, our new “Resident First Look” program, which facilitates home sales to our current residents, direct-to-market sales and MLS. We believe the significant local density of our portfolio, which averages over 3,715 homes per market as of December 31, 2016, allows us to selectively sell properties without sacrificing the operating efficiency of our concentrated scale.

Property Operations

Property operations encompasses the in-house local market management and execution of marketing, leasing, resident relations, and maintenance functions. We have developed and employ a highly scalable, vertically integrated, resident-centric property management platform. All of our property management functions have been internally managed since our founding in 2012, and we have developed an extensive property management infrastructure, including systems, dedicated in-market personnel and local offices in each of our markets. All of our local market personnel are supported by our centralized national infrastructure, which allows us to deploy best practices and standardization where appropriate. The combination of our local market presence and national infrastructure enables us to exercise greater control over our property management platform, allowing us to enhance the experience of our residents, better manage operating costs and share best practices across various functional areas of our business.

We have organized our in-house property management personnel and operating structure according to a “Community Model” whereby Vice Presidents of Operations in each of our markets are responsible for the operations of local leasing management, property management and maintenance teams. We believe our “Community Model” differentiates our approach to local market operations and enables us to provide superior, high-touch resident service, maximize the effectiveness of our in-market personnel in managing rental rates, occupancy and turnover rates, and improve our cost management and oversight over both upfront renovations and ongoing maintenance.

Marketing and Leasing

Our in-house personnel are responsible for establishing rental rates, marketing and leasing properties and collecting and processing rent. We establish rental rates based on a dynamic, rules-based pricing tool that is informed by local market conditions, including a competitive analysis of market rents for institutional single-family rental properties, growth in single-family and multifamily market rents since a specific home’s last lease commenced, the size, fit and finish, and location of the home, the number of applications received and/or showings a property has experienced since becoming available and the number of days a home has been available on the market, as well as qualitative factors, such as neighborhood characteristics, community amenities and proximity to employment centers, desirable schools, transportation corridors and local services.

We typically begin pre-marketing properties 30 to 60 days in advance of their becoming vacant to maintain high occupancy rates and reduce vacancy losses. We advertise available properties through multiple channels, including our website, RENTCafé, internet listing services (such as Zillow, Trulia and HotPads) syndicated through RENTCafé, MLS, yard signs, social media and local brokers. We own internal brokerages to serve each state in which we operate and utilize leasing agents who work with us to lease our homes. In some markets, we also utilize a network of local real estate agents to show homes to prospective residents and offer those agents limited co-broker fees.

Prospective residents may submit an application through our website, the RENTCafé platform or in person. In order to maintain brand consistency and better track compliance with leasing requirements, we utilize a

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standardized online application, national lease agreement, move-in and move-out documents, resident communications and other ancillary documents. We evaluate prospective residents in a standardized manner through the use of a third party resident screening vendor partner. Our resident screening process includes obtaining appropriate identification, a thorough evaluation of credit history and household income, a review of the applicant’s rental history, and a background check for criminal activity. Although we require a minimum income to rent ratio, many additional factors are also taken into consideration during the resident evaluation process, including eviction history, criminal history and rental and other payment history.

Our disciplined investment strategy and local, in-market approach have given us scale and density of homes in desirable neighborhoods, enabling us to execute demographic and geo-targeted digital advertising. We believe this will increase our likelihood of capturing and retaining qualified residents whose lifestyle and purchasing power enhance our opportunity to develop and market other programs and services.

Digital Marketing Initiatives and Branding

We encourage meaningful community interaction across our digital platforms by continuously refreshing the content of our website, blog and social media accounts with articles, home maintenance advice, contests and incentives designed to enrich the lives of our residents and protect our homes. For example, we alert our residents to prepare for storms, incentivize them to pay their rent online and encourage them to submit photos of their family events and pets.

Resident Relations and Property Maintenance

Our in-house personnel in each of our markets are also responsible for property repairs and maintenance and resident relations. We offer a 24/7 emergency line to handle after hours maintenance issues on an expedited basis as needed, and our residents can also contact us through our online resident portal, our call centers or our local property management office. As part of our ongoing property management process, we seek to conduct routine repairs and maintenance in a timely manner as appropriate by appointment at the resident’s convenience. We seek to utilize quality materials to minimize the recurrence of maintenance requests and maximize long-term rental income and cash flows from our portfolio.

We typically utilize our in-house maintenance personnel in each of our markets to provide ordinary course, “handyman” services, and outsource more complex or extensive repairs, such as roofing, HVAC, and plumbing and electrical work to vetted, pre-approved third party vendor partners. A majority of our maintenance calls are addressed by our in-house maintenance technicians, but in cases where we outsource more complex or extensive repairs, our in-house maintenance personnel provide oversight to ensure quality control and cost effectiveness. In addition, our in-house property management personnel conduct periodic visits to our properties to help foster positive, long-term relationships with our residents, track and report maintenance needs effectively, conduct preventative maintenance, and ensure compliance with lease terms, local laws, and HOA rules and regulations.

We have developed a number of policies and programs designed to improve the efficiency of our property maintenance practices and maximize resident satisfaction with our service model. When a new resident moves into one of our homes, our in-house personnel conduct a resident orientation, during which we revisit the terms of the lease, outline what aspects of the home’s upkeep are the resident’s responsibility, walk through all of the home’s major systems in order to familiarize the resident with their safe and proper operation and inform the resident that we will be conducting a 45-day post move-in maintenance visit. During the move-in orientation each resident is provided with a “refrigerator list” and encouraged to keep a record of any non-emergency service items noted after moving into the home. At the time of the 45-day post move-in maintenance visit, our in-house property maintenance personnel will address any service needs the resident has noted. We believe this process has a number of benefits. First, by conducting an in-person move-in orientation, we are able to ensure that residents understand their obligations under the terms of their lease, as well as how to safely and properly operate the home’s systems, reducing both the likelihood of misaligned expectations and unnecessary wear and tear on

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the property. Second, by scheduling a 45-day post move-in maintenance visit, we are able to address multiple service requests in a single visit, improving the resident experience by avoiding the inconvenience of multiple service appointments and improving the efficiency and productivity of our in-house property maintenance personnel. Finally, the 45-day post move-in maintenance visit allows us to more quickly identify residents who may not be adhering to the terms of their lease or may be subjecting the home to undue wear and tear and/or damages as a result of their treatment of the property.

Following the regularly scheduled 45-day post move-in maintenance visit described above, our in-house property maintenance personnel in each of our markets also conduct preventative maintenance visits, which are scheduled approximately every six months. During preventative maintenance visits, our in-house property maintenance personnel inspect the home’s systems, paying particular attention to potential safety hazards as well as potential causes of damage that could cause us to incur significant maintenance costs if left unaddressed. Examples of areas of focus for preventative maintenance visits include smoke and radon detectors, air filters, hot water heaters, toilet valves, under-sink plumbing and garbage disposals, among others.

We also conduct pre move-out inspections 15 to 30 days prior to scheduled resident move-outs. These inspections allow us to notify residents of any repairs they may need to undertake prior to moving out of the property, such as carpet cleaning or landscaping maintenance, in order to avoid forfeiture of part or all of their security deposit. In addition, these inspections allow our in-house property maintenance personnel to begin preparing a scope of work and budget for the turnover work we undertake between residents to prepare our homes to be re-leased to a new resident. These inspections also increase our ability to pre-market our homes.

Regardless of the purpose or timing of the visit, our in-house property maintenance personnel are required to conduct a general property condition assessment (“GPCA”) every time they visit one of our homes. The GPCA requires our in-house property maintenance personnel to assess and document interior and exterior condition, whether the resident is adhering to the terms of their lease, as well as any potential safety hazards or potential causes of damage that could cause us to incur significant maintenance costs if left unaddressed.

Corporate Responsibility

Our mission statement is, “Together with you, we make a house a home.” We recognize that the vitality of our business is directly linked to the vitality of the communities in which we operate. To date, we have invested over $1.2 billion in the upfront renovation of our properties, or an average of $25,000 per home. We believe that the investments we make and the high standards to which we renovate and maintain our homes benefit our communities, creating jobs and improving the overall quality of life for our residents and their neighbors. We believe such investments improve our relationships with local communities and HOAs and enhance our brand recognition and loyalty. By offering quality homes in attractive neighborhoods, we believe we give residents the choice to rent a home in a community that may not have otherwise been attainable.

We believe in doing business with a purpose. Since our beginning, we have operated to benefit our residents, our employees, and our communities by deeply embedding our values, ethics and integrity into all that we do. The way we think, act, partner, and execute is guided by our values. Our Code of Business Conduct and Ethics is posted on our corporate website and explains how we integrate our purpose, mission and values into our daily decisions. It demonstrates our commitment to our stakeholders to be a responsible corporate citizen and a good business partner.

We support social and environmental initiatives, particularly in our operations and communities. We strive to manage and minimize negative impacts throughout the value chain where possible and work on developing sustainable business practices through our organization. We believe that we can respond to local and global environmental challenges by combining our strengths in sustainability, innovation, and partnership.

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Pre-IPO Transactions

On January 31, 2017, we and our pre-IPO owners effected certain transactions (the “Pre-IPO Transactions”) that resulted in the Operating Partnership holding, directly or indirectly, all of the assets, liabilities, and results of operations reflected in our combined and consolidated financial statements, including the full portfolio of homes held by the IH Holding Entities. As a result of the Pre-IPO Transactions, the Operating Partnership is wholly owned by Invitation Homes Inc. directly and through its wholly owned subsidiary, Invitation Homes OP GP LLC, which serves as the Operating Partnership’s sole general partner.

The Pre-IPO Transactions will be accounted for as a reorganization of entities under common control utilizing historical cost basis in our 2017 financial statements. Accordingly after January 31, 2017, the consolidated financial statements of Invitation Homes Inc. will recognize the assets and liabilities received in conjunction with the Pre-IPO Transactions at their historical carrying amounts, as reflected in the combined and consolidated financial statements of the IH Holding Entities.

On February 6, 2017, Invitation Homes Inc. changed its jurisdiction of incorporation to Maryland. The Pre-IPO Transactions also included amendments to the Invitation Homes Inc. charter which provide for the issuance of up to 9,000,000,000 shares of common stock.

On February 6, 2017, Invitation Homes Inc. completed an initial public offering of 88,550,000 shares of common stock at a price to the public of $20.00 per share (the “IPO”). An additional 225,116,760 shares of common stock were issued to the Pre-IPO Owners, including shares held by directors, officers, and employees as part of the Pre-IPO Transactions.

Risk Management

We face various forms of risk in our business ranging from broad economic, housing market and interest rate risks, to more specific factors, such as credit risk related to our residents, re-leasing of properties and competition for properties. We believe that the systems and processes developed by our experienced executive team since commencing our operations allow us to monitor, manage and ultimately navigate these risks. For example, we seek to minimize bad debt expense through our robust, standardized resident screening process (which includes credit checks, evaluations of household income and criminal background checks), as well as by utilizing Automated Clearing House, which includes an auto-pay feature, to facilitate the collection of the majority of our rental payments. In addition, we track resident delinquency on a daily basis and assess any late fees promptly in accordance with the terms of our lease (typically between the third and fifth calendar day of the month).

Insurance

We maintain property, liability and corporate-level insurance coverage related to our business, including crime and fidelity, directors’ and officers’ liability and fiduciary liability, cyber liability, employment practice liability and workers’ compensation insurance. We believe the policy specifications and insured limits under our insurance program are appropriate and adequate for our business and properties given the relative risk of loss, the cost of the coverage and industry practice. However, our insurance coverage is subject to deductibles and carve-outs, and we are self-insured up to the amount of such deductibles and carve-outs. See Part I. Item 1A. “Risk Factors—Risks Related to Our Business and Industry—We may suffer losses that are not covered by insurance.”

Systems and Technology

Effective systems and technology are essential components of our business. We have made significant investments in our lease management, property and corporate accounting and asset management systems. These systems have been designed to be scalable to accommodate continued growth in our portfolio of single-family

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homes for lease. Our website is fully integrated into our resident accounting and leasing system. From our website, which is accessible from mobile devices, prospective residents can browse homes available for rent, request additional information and apply to rent a specific home. Through our online resident portal, existing residents can set up automatic payments. Our system is designed to handle the accounting requirements of residential property accounting, including accounting for security deposits and paying property-level expenses. The system also interfaces with our third party resident screening vendor partner to expedite evaluations of prospective resident rental applications. We have worked with a search engine optimization firm to ensure we place high in search engine lists and will continue to monitor our placement on search engines. In addition, sponsored key words are generally purchased in selected markets as needed.

Competition

We face competition from different sources in each of our two primary activities: acquiring properties and renting our properties. We believe our competitors in acquiring properties are individual investors, small private investment partnerships looking for one-off acquisitions of investment properties that can either be rented or restored and sold, and larger investors, including private equity funds and other REITs, that are seeking to capitalize on the same market opportunity that we have identified. Our primary competitors in acquiring portfolios include large and small private equity investors, public and private REITs and other sizable private institutional investors. These same competitors may also compete with us for residents. Competition may increase the prices for properties that we would like to purchase, reduce the amount of rent we may charge for our properties, reduce the occupancy of our portfolio and adversely impact our ability to achieve attractive total returns. However, we believe that our acquisition platform, our extensive in-market property operations infrastructure and local expertise in our markets provide us with competitive advantages.

Regulation

General

Our properties are subject to various covenants, laws and ordinances. We believe that we are in material compliance with such covenants, laws, ordinances and rules, and we also require that our residents agree to comply with such covenants, laws, ordinances and rules in their leases with us.

Fair Housing Act

The Fair Housing Act (“FHA”) and its state law counterparts, and the regulations promulgated by the U.S. Department of Housing and Urban Development and various state agencies, prohibit discrimination in housing on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under the age of 18), handicap or, in some states, financial capability. We train our associates on a regular basis regarding such laws and regulations and we believe that our properties are in compliance with the FHA and other such regulations.

Homeowners’ Associations

Certain of our properties are subject to the rules of the various HOAs where such properties are located. HOA rules and regulations are commonly referred to as “covenants, conditions and restrictions,” or CC&Rs, and typically consist of various restrictions or guidelines regarding use and maintenance of the property, including, among others, noise restrictions or guidelines as to how many cars may be parked on the property.

Broker Licensure

We own internal brokerages to serve each state in which we operate, and utilize leasing agents who work with us to lease our homes. Our internal brokerages are subject to numerous federal, state and local laws and

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regulations that govern the licensure of real estate brokers and affiliate brokers and set forth standards for and prohibitions on the conduct of real estate brokers. Such standards and prohibitions include, among others, those relating to fiduciary and agency duties, administration of trust funds, collection of commissions, and advertising and consumer disclosures, as well as compliance with federal, state and local laws and programs for providing housing to low-income families. Under applicable state law, we generally have a duty to supervise and are responsible for the conduct of our internal brokerages.

Environmental Matters

As a current or prior owner of real estate, we are subject to various federal, state and local environmental laws, regulations and ordinances, and we could be liable to third parties as a result of environmental contamination or noncompliance at our properties, even if we no longer own such properties. We are not aware of any environmental matters that would have a material adverse effect on our financial position. See Part I. Item 1A. “Risk Factors—Risks Related to Our Business and Industry—Contingent or unknown liabilities could adversely affect our financial condition, cash flows and operating results.”

Segment Reporting

Operating segments are defined as components of an enterprise for which discrete financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. Our CODM is the Chief Executive Officer.

Under the provision of ASC 280, Segment Reporting, we have determined that we have one reportable segment related to acquiring, renovating, leasing, and operating single-family homes as rental properties, including single-family homes in planned unit developments. The CODM evaluates operating performance and allocates resources on a total portfolio basis. The CODM utilizes net operating income as the primary measure to evaluate performance of the total portfolio. The aggregation of individual homes constitutes the total portfolio. Decisions regarding acquisitions and dispositions of homes are made at the individual home level.

Employees

As of December 31, 2016, we had 884 dedicated full-time personnel, which we supplement with temporary and contract resources. None of our personnel are covered by a collective bargaining agreement.

REIT Qualification

We have elected to qualify as a REIT for U.S. federal income tax purposes. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on net taxable income that we distribute annually to our stockholders. In order to qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the real estate qualification of sources of our income, the composition and values of our assets, the amounts we distribute to our stockholders and the diversity of ownership of our stock. In order to comply with REIT requirements, we may need to forego otherwise attractive opportunities and limit our expansion opportunities and the manner in which we conduct our operations.

History

Invitation Homes Inc., a Maryland corporation, was incorporated in Delaware on October 4, 2016, and changed its jurisdiction of incorporation to Maryland on February 6, 2017. Through certain of the IH Holding Entities, we commenced operations in 2012. Our principal executive offices are located at 1717 Main Street, Suite 2000, Dallas, Texas 75201 and our telephone number is (972) 421-3600.

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Website and Availability of SEC filings

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. Our SEC filings are also available on our website at http://www.InvitationHomes.com as soon as reasonably practicable after they are filed with or furnished to the SEC. You may also read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about public reference rooms.

We maintain an internet site at http://www.InvitationHomes.com. Our website and the information contained on or through that site are not incorporated into this Annual Report on Form 10-K. We use our website IR.InvitationHomes.com as a channel of distribution of material company information. For example, financial and other material information regarding our company is routinely posted on and accessible at www.InvitationHomes.com. Accordingly, investors should monitor the website, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about Invitation Homes when you enroll your email address by visiting the Email Notification section at IR.InvitationHomes.com under the Investor Resources tab. The contents of our website and social media channels are not, however, a part of this Annual Report on Form 10-K and are not incorporated by reference herein.

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ITEM 1A.	RISK FACTORS

The risk factors noted in this section and other factors noted throughout this Annual Report, describe certain risks and uncertainties that could cause our actual results to differ materially from those contained in any forward-looking statement and should be considered carefully in evaluating our company and our business.

Risks Related to Our Business and Industry

Our operating results are subject to general economic conditions and risks associated with our real estate assets.

Our operating results are subject to risks generally incident to the ownership and rental of residential real estate, many of which are beyond our control, including, without limitation:

•	changes in national, regional or local economic, demographic or real estate market conditions;

•	changes in job markets and employment levels on a national, regional and local basis;

•	declines in the value of residential real estate;

•	overall conditions in the housing market, including:

•	macroeconomic shifts in demand for rental homes;

•	inability to lease or re-lease homes to residents on a timely basis, on attractive terms or at all;

•	failure of residents to pay rent when due or otherwise perform their lease obligations;

•	unanticipated repairs, capital expenditures or other costs;

•	uninsured damages; and

•	increases in property taxes, HOA fees and insurance costs;

•	level of competition for suitable rental homes;

•	terms and conditions of purchase contracts;

•	costs and time period required to convert acquisitions to rental homes;

•	changes in interest rates and availability of financing that may render the acquisition of any homes difficult or unattractive;

•	the liquidity of real estate investments, generally;

•	the short-term nature of most residential leases and the costs and potential delays in re-leasing;

•	changes in laws, including those that increase operating expenses or limit our ability to increase rental rates;

•	the impact of potential reforms relating to government-sponsored enterprises involved in the home finance and mortgage markets;

•	rules, regulations and/or policy initiatives by government and private actors, including HOAs, to discourage or deter the purchase of single-family properties by entities owned or controlled by institutional investors;

•	disputes and potential negative publicity in connection with eviction proceedings;

•	construction of new supply;

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•	costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems, such as indoor mold;

•	casualty or condemnation losses;

•	the geographic mix of our properties;

•	the cost, quality and condition of the properties we are able to acquire; and

•	our ability to provide adequate management, maintenance and insurance.

Any one or more of these factors could adversely affect our business, financial condition and results of operations.

We are employing a business model with a limited track record, which may make our business difficult to evaluate.

Until recently, the single-family rental business consisted primarily of private and individual investors in local markets and was managed individually or by small, non-institutional owners and property managers. Our business strategy involves purchasing, renovating, maintaining and managing a large number of residential properties and leasing them to qualified residents. Entry into this market by large, well-capitalized investors is a relatively recent trend, so few peer companies exist and none have yet established long-term track records that might assist us in predicting whether our business model and investment strategy can be implemented and sustained over an extended period of time. It may be difficult for you to evaluate our potential future performance without the benefit of established long-term track records from companies implementing a similar business model. We may encounter unanticipated problems as we continue to refine our business model, which may adversely affect our results of operations and ability to make distributions to our stockholders and cause our share price to decline significantly.

We have a limited operating history and may not be able to operate our business successfully or generate sufficient cash flows to make or sustain distributions to our stockholders.

We have a limited operating history. As a result, an investment in our common stock may entail more risk than an investment in the common stock of a real estate company with a substantial operating history. If we are unable to operate our business successfully, we would not be able to generate sufficient cash flow to make or sustain distributions to our stockholders, and you could lose all or a portion of the value of your ownership in our common stock. Our ability to successfully operate our business and implement our operating policies and investment strategy depends on many factors, including:

•	our ability to effectively manage renovation, maintenance, marketing and other operating costs for our properties;

•	economic conditions in our markets, including changes in employment and household earnings and expenses, as well as the condition of the financial and real estate markets and the economy, in general;

•	our ability to maintain high occupancy rates and target rent levels;

•	the availability of, and our ability to identify, attractive acquisition opportunities consistent with our investment strategy;

•	our ability to compete with other investors entering the sector for single-family properties;

•	costs that are beyond our control, including title litigation, litigation with residents or tenant organizations, legal compliance, real estate taxes, HOA fees and insurance;

•	judicial and regulatory developments affecting landlord-tenant relations that may affect or delay our ability to dispossess or evict occupants or increase rental rates;

•	reversal of population, employment or homeownership trends in our markets; and

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•	interest rate levels and volatility, such as the accessibility of short-term and long-term financing on desirable terms.

In addition, we face significant competition in acquiring attractive properties on advantageous terms, and the value of the properties that we acquire may decline substantially after we purchase them.

We may not be able to effectively manage our growth, and any failure to do so may have an adverse effect on our business and operating results.

Since commencing operations in 2012, we have grown rapidly, assembling a portfolio of nearly 50,000 homes as of December 31, 2016. Our future operating results may depend on our ability to effectively manage our growth, which is dependent, in part, upon our ability to:

•	stabilize and manage an increasing number of properties and resident relationships across our geographically dispersed portfolio while maintaining a high level of resident satisfaction, and building and enhancing our brand;

•	identify and supervise a number of suitable third parties on which we rely to provide certain services outside of property management to our properties;

•	attract, integrate and retain new management and operations personnel; and

•	continue to improve our operational and financial controls and reporting procedures and systems.

We can provide no assurance that we will be able to manage our properties or grow our business efficiently or effectively, or without incurring significant additional expenses. Any failure to do so may have an adverse effect on our business and operating results.

A significant portion of our costs and expenses are fixed and we may not be able to adapt our cost structure to offset declines in our revenue.

Many of the expenses associated with our business, such as real estate taxes, HOA fees, personal and property taxes, insurance, utilities, acquisition, renovation and maintenance costs, and other general corporate expenses are relatively inflexible and will not necessarily decrease with a reduction in revenue from our business. Some components of our fixed assets depreciate more rapidly and require ongoing capital expenditures. Our expenses and ongoing capital expenditures are also affected by inflationary increases and certain of our cost increases may exceed the rate of inflation in any given period or market. By contrast, our rental income is affected by many factors beyond our control, such as the availability of alternative rental housing and economic conditions in our markets. In addition, state and local regulations may require us to maintain properties that we own, even if the cost of maintenance is greater than the value of the property or any potential benefit from renting the property, or pass regulations that limit our ability to increase rental rates. As a result, we may not be able to fully offset rising costs and capital spending by increasing rental rates, which could have a material adverse effect on our results of operations and cash available for distribution.

Increasing property taxes, HOA fees and insurance costs may negatively affect our financial results.

As a result of our substantial real estate holdings, the cost of property taxes and insuring our properties is a significant component of our expenses. Our properties are subject to real and personal property taxes that may increase as tax rates change and as the real properties are assessed or reassessed by taxing authorities. As the owner of our properties, we are ultimately responsible for payment of the taxes to the applicable government authorities. If real property taxes increase, our expenses will increase. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale.

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In addition, a significant portion of our properties are located within HOAs and we are subject to HOA rules and regulations. HOAs have the power to increase monthly charges and make assessments for capital improvements and common area repairs and maintenance. Property taxes, HOA fees, and insurance premiums are subject to significant increases, which can be outside of our control. If the costs associated with property taxes, HOA fees and assessments or insurance rise significantly and we are unable to increase rental rates due to rent control laws or other regulations to offset such increases, our results of operations would be negatively affected.

We have recorded net losses in the past and we may experience net losses in the future.

We have recorded combined and consolidated net losses in the years ended December 31, 2016, 2015 and 2014. These net losses were inclusive in each period of significant non-cash charges, consisting primarily of depreciation and amortization expense. We expect such non-cash charges to continue to be significant in future periods and, as a result, we may likely continue to record net losses in future periods.

We are dependent on our executive officers and dedicated personnel, and the departure of any of our key personnel could materially and adversely affect us. We also face intense competition for the employment of highly skilled managerial, investment, financial and operational personnel.

We rely on a small number of persons to carry out our business and investment strategies, and the loss of the services of any of our key management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

In addition, the implementation of our business plan may require that we employ additional qualified personnel. Competition for highly skilled managerial, investment, financial and operational personnel is intense. As additional large real estate investors enter into and expand their scale within the single-family rental business, we have faced increased challenges in hiring and retaining personnel, and we cannot assure our stockholders that we will be successful in attracting and retaining such skilled personnel. If we are unable to hire and retain qualified personnel as required, our growth and operating results could be adversely affected.

Our investments are and will continue to be concentrated in our markets and in the single-family properties sector of the real estate industry, which exposes us to seasonal fluctuations in rental demand and downturns in our markets or in the single-family properties sector.

Our investments in real estate assets are and will continue to be concentrated in our markets and in the single-family properties sector of the real estate industry. A downturn or slowdown in the rental demand for single-family housing caused by adverse economic, regulatory or environmental conditions, or other events, in our markets may have a greater impact on the value of our properties or our operating results than if we had more fully diversified our investments. We believe that there are seasonal fluctuations in rental demand with demand higher in the spring and summer than in the late fall and winter. Such seasonal fluctuations may impact our operating results.

In addition to general, regional, national and international economic conditions, our operating performance will be impacted by the economic conditions in our markets. We base a substantial part of our business plan on our belief that property values and operating fundamentals for single-family properties in our markets will continue to improve over the near to intermediate term. However, these markets have experienced substantial economic downturns in recent years and could experience similar or worse economic downturns in the future. We can provide no assurance as to the extent property values and operating fundamentals in these markets will improve, if at all. If the recent economic downturn in these markets returns or if we fail to accurately predict the timing of economic improvement in these markets, the value of our properties could decline and our ability to execute our business plan may be adversely affected to a greater extent than if we owned a real estate portfolio that was more geographically diversified, which could adversely affect our financial condition, operating results and ability to make distributions to our stockholders.

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We may not be able to effectively control the timing and costs relating to the renovation and maintenance of our properties, which may adversely affect our operating results and ability to make distributions to our stockholders.

Nearly all of our properties require some level of renovation either immediately upon their acquisition or in the future following expiration of a lease or otherwise. We may acquire properties that we plan to extensively renovate. We may also acquire properties that we expect to be in good condition only to discover unforeseen defects and problems that require extensive renovation and capital expenditures. To the extent properties are leased to existing residents, renovations may be postponed until the resident vacates the premises, and we will pay the costs of renovating. In addition, from time to time, we may perform ongoing maintenance or make ongoing capital improvements and replacements and perform significant renovations and repairs that resident deposits and insurance may not cover. Because our portfolio consists of geographically dispersed properties, our ability to adequately monitor or manage any such renovations or maintenance may be more limited or subject to greater inefficiencies than if our properties were more geographically concentrated.

Our properties have infrastructure and appliances of varying ages and conditions. Consequently, we routinely retain independent contractors and trade professionals to perform physical repair work and are exposed to all of the risks inherent in property renovation and maintenance, including potential cost overruns, increases in labor and materials costs, delays by contractors in completing work, delays in the timing of receiving necessary work permits, certificates of occupancy and poor workmanship. If our assumptions regarding the costs or timing of renovation and maintenance across our properties prove to be materially inaccurate, our operating results and ability to make distributions to our stockholders may be adversely affected.

We face significant competition in the leasing market for quality residents, which may limit our ability to lease our single-family homes on favorable terms.

We depend on rental income from residents for substantially all of our revenues. As a result, our success depends in large part upon our ability to attract and retain qualified residents for our properties. We face competition for residents from other lessors of single-family properties, apartment buildings and condominium units. Competing properties may be newer, better located and more attractive to residents. Potential competitors may have lower rates of occupancy than we do or may have superior access to capital and other resources, which may result in competing owners more easily locating residents and leasing available housing at lower rental rates than we might offer at our homes. Many of these competitors may successfully attract residents with better incentives and amenities, which could adversely affect our ability to obtain quality residents and lease our single- family properties on favorable terms. Additionally, some competing housing options may qualify for government subsidies that may make such options more accessible and therefore more attractive than our properties. This competition may affect our ability to attract and retain residents and may reduce the rental rates we are able to charge.

In addition, increases in unemployment levels and other adverse changes in economic conditions in our markets may adversely affect the creditworthiness of potential residents, which may decrease the overall number of qualified residents for our properties within such markets. We could also be adversely affected by overbuilding or high vacancy rates of homes in our markets, which could result in an excess supply of homes and reduce occupancy and rental rates. Continuing development of apartment buildings and condominium units in many of our markets will increase the supply of housing and exacerbate competition for residents.

In addition, improving economic conditions, along with the availability of low residential mortgage interest rates and government sponsored programs to promote home ownership, have made home ownership more accessible for potential renters who have strong credit. These factors may encourage potential renters to purchase residences rather than lease them, thereby causing a decline in the number and quality of potential residents available to us.

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No assurance can be given that we will be able to attract and retain suitable residents. If we are unable to lease our homes to suitable residents, we would be adversely affected and the value of our common stock could decline.

We intend to continue to acquire properties from time to time consistent with our investment strategy even if the rental and housing markets are not as favorable as they have been in the recent past, which could adversely impact anticipated yields.

We intend to continue to acquire properties from time to time consistent with our investment strategy, even if the rental and housing markets are not as favorable as they have been in the recent past. Future acquisitions of properties may be more costly than those we have acquired previously. The following factors, among others, may make acquisitions more expensive:

•	improvements in the overall economy and employment levels;

•	greater availability of consumer credit;

•	improvements in the pricing and terms of mortgages;

•	the emergence of increased competition for single-family properties from private investors and entities with similar investment objectives to ours; and

•	tax or other government incentives that encourage homeownership.

We plan to continue acquiring properties as long as we believe such properties offer an attractive total return opportunity. Accordingly, future acquisitions may have lower yield characteristics than recent past and present opportunities and, if such future acquisitions are funded through equity issuances, the yield and distributable cash per share will be reduced, and the value of our common stock may decline.
Competition in identifying and acquiring our properties could adversely affect our ability to implement our business and growth strategies, which could materially and adversely affect us.

In acquiring our properties, we compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds, savings and loan associations, banks, mortgage bankers, insurance companies, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities. We also compete with individual private home buyers and small scale investors.

Certain of our competitors may be larger in certain of our markets and may have greater financial or other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us. In addition, any potential competitor may have higher risk tolerances or different risk assessments and may not be subject to the operating constraints associated with qualification for taxation as a REIT, which could allow them to consider a wider variety of investments. Competition may result in fewer investments, higher prices, a broadly dispersed portfolio of properties that does not lend itself to efficiencies of concentration, acceptance of greater risk, lower yields and a narrower spread of yields over our financing costs. In addition, competition for desirable investments could delay the investment of our capital, which could adversely affect our results of operations and cash flows. As a result, there can be no assurance that we will be able to identify and finance investments that are consistent with our investment objectives or to achieve positive investment results, and our failure to accomplish any of the foregoing could have a material adverse effect on us and cause the value of our common stock to decline.

Compliance with governmental laws, regulations and covenants that are applicable to our properties or that may be passed in the future, including permit, license and zoning requirements, may adversely affect our ability to make future acquisitions or renovations, result in significant costs or delays, and adversely affect our growth strategy.

Rental homes are subject to various covenants and local laws and regulatory requirements, including permitting, licensing and zoning requirements. Local regulations, including municipal or local ordinances,

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restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our properties, including prior to acquiring any of our properties or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to fire and safety, seismic, asbestos-cleanup or hazardous material abatement requirements. Additionally, such local regulations may cause us to incur additional costs to renovate or maintain our properties in accordance with the particular rules and regulations. We cannot assure you that existing regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that would increase such delays or result in additional costs. Our business and growth strategies may be materially and adversely affected by our ability to obtain permits, licenses and approvals. Our failure to obtain such permits, licenses and approvals could have a material adverse effect on us and cause the value of our common stock to decline.

Tenant relief laws, including laws regulating evictions, rent control laws and other regulations that limit our ability to increase rental rates may negatively impact our rental income and profitability.

As the landlord of numerous properties, we are involved from time to time in evicting residents who are not paying their rent or who are otherwise in material violation of the terms of their lease. Eviction activities impose legal and managerial expenses that raise our costs and expose us to potential negative publicity. The eviction process is typically subject to legal barriers, mandatory “cure” policies, our internal policies and procedures and other sources of expense and delay, each of which may delay our ability to gain possession and stabilize the property. Additionally, state and local landlord-tenant laws may impose legal duties to assist residents in relocating to new housing, or restrict the landlord’s ability to remove the resident on a timely basis or to recover certain costs or charge residents for damage residents cause to the landlord’s premises. Because such laws vary by state and locality, we must be familiar with and take all appropriate steps to comply with all applicable landlord-tenant laws, and need to incur supervisory and legal expenses to ensure such compliance. To the extent that we do not comply with state or local laws, we may be subjected to civil litigation filed by individuals, in class actions or actions by state or local law enforcement and our reputation and financial results may suffer. We may be required to pay our adversaries’ litigation fees and expenses if judgment is entered against us in such litigation or if we settle such litigation.

Furthermore, state and local governmental agencies may introduce rent control laws or other regulations that limit our ability to increase rental rates, which may affect our rental income. Especially in times of recession and economic slowdown, rent control initiatives can acquire significant political support. If rent controls unexpectedly became applicable to certain of our properties, our revenue from and the value of such properties could be adversely affected.

We may become a target of legal demands, litigation (including class actions) and negative publicity by tenant and consumer rights organizations, which could directly limit and constrain our operations and may result in significant litigation expenses and reputational harm.

Numerous tenant rights and consumer rights organizations exist throughout the country and operate in our markets, and we may attract attention from some of these organizations and become a target of legal demands, litigation and negative publicity. While we intend to conduct our business lawfully and in compliance with applicable landlord-tenant and consumer laws, such organizations might work in conjunction with trial and pro bono lawyers in one or multiple states to attempt to bring claims against us on a class action basis for damages or injunctive relief and to seek to publicize our activities in a negative light. We cannot anticipate what form such legal actions might take, or what remedies they may seek.

Additionally, such organizations may lobby local county and municipal attorneys or state attorneys general to pursue enforcement or litigation against us, may lobby state and local legislatures to pass new laws and regulations to constrain or limit our business operations, adversely impact our business or may generate negative

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publicity for our business and harm our reputation. If they are successful in any such endeavors, they could directly limit and constrain our operations and may impose on us significant litigation expenses, including settlements to avoid continued litigation or judgments for damages or injunctions.

Our evaluation of properties involves a number of assumptions that may prove inaccurate, which could result in us paying too much for properties we acquire and/or overvaluing our properties or our properties failing to perform as we expect.

We are authorized to follow a broad investment policy established by our board of directors and subject to implementation by our management. Our board of directors periodically reviews and updates the investment policy and also reviews our portfolio of residential real estate, but it generally does not review or approve specific property acquisitions. Our success depends on our ability to acquire properties that can be quickly renovated, repaired, upgraded and rented with minimal expense and maintained in quality condition. In determining whether a particular property meets our investment criteria, we make a number of assumptions, including, among other things, assumptions related to estimated time of possession and estimated renovation costs and time frames, annual operating costs, market rental rates and potential rent amounts, time from purchase to leasing and resident default rates. These assumptions may prove inaccurate, particularly since the properties that we acquire vary materially in terms of renovation, quality and type of construction, geographic location and hazards. As a result, we may pay too much for properties we acquire and/or overvalue our properties, or our properties may fail to perform as anticipated. Adjustments to the assumptions we make in evaluating potential purchases may result in fewer properties qualifying under our investment criteria, including assumptions related to our ability to lease properties we have purchased.

Our dependence upon third parties for key services may have an adverse effect on our operating results or reputation if the third parties fail to perform.

Though we are internally managed, we use local and national third party vendors and service providers to provide certain services for our properties. For example, we typically engage third party home improvement professionals with respect to certain maintenance and specialty services, such as heating, ventilation and air conditioning systems (“HVAC”), roofing, painting and floor installations. Selecting, managing and supervising these third party service providers requires significant resources and expertise, and because our portfolio consists of geographically dispersed properties, our ability to adequately select, manage and supervise such third parties may be more limited or subject to greater inefficiencies than if our properties were more geographically concentrated. We generally do not have exclusive or long-term contractual relationships with these third party providers, and we can provide no assurance that we will have uninterrupted or unlimited access to their services. If we do not select, manage and supervise appropriate third parties to provide these services, our reputation and financial results may suffer. Notwithstanding our efforts to implement and enforce strong policies and practices regarding service providers, we may not successfully detect and prevent fraud, misconduct, incompetence or theft by our third party service providers. In addition, any removal or termination of third party service providers would require us to seek new vendors or providers, which would create delays and adversely affect our operations. Poor performance by such third party service providers will reflect poorly on us and could significantly damage our reputation among desirable residents. In the event of fraud or misconduct by a third party, we could also be exposed to material liability and be held responsible for damages, fines or penalties and our reputation may suffer.

We have in the past and may from time to time in the future acquire some of our homes through the auction process, which could subject us to significant risks that could adversely affect us.

We have in the past and may from time to time in the future acquire some of our homes through the auction process, including auctions of homes that have been foreclosed upon by third party lenders. Of the 48,298 homes in our portfolio as of December 31, 2016, approximately 29% were acquired at auction on an “as is” basis. Such auctions may occur simultaneously in a number of markets, including monthly auctions on the same day of the

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month in certain markets. As a result, we may only be able to visually inspect properties from the street and will purchase these homes without a contingency period and in “as is” condition with the risk that unknown defects in the property may exist. Upon acquiring a new home, we may have to evict residents who are in unlawful possession before we can secure possession and control of the home. The holdover occupants may be the former owners or residents of a property, or they may be squatters or others who are illegally in possession. Securing control and possession from these occupants can be both costly and time-consuming or generate negative publicity for our business and harm our reputation.

Allegations of deficiencies in auction practices could result in claims challenging the validity of some auctions, potentially placing our claim of ownership to the properties at risk. Since we do not obtain title insurance policies for properties we acquire through the auction process until we place the property into a securitization facility in connection with a mortgage loan financing, such instances or such proceedings may result in a complete loss without compensation.

Title defects could lead to material losses on our investments in our properties.

Our title to a property may be challenged for a variety of reasons, and in such instances title insurance may not prove adequate. For example, while we do not lend to homeowners and accordingly do not foreclose on a home, our title to properties we acquire at foreclosure auctions may be subject to challenge based on allegations of defects in the foreclosure process undertaken by other parties. In addition, we have in the past, and may from time to time in the future, acquire a number of our properties on an “as is” basis, at auctions or otherwise. Of the 48,298 homes in our portfolio as of December 31, 2016 approximately 29% were acquired at auction on an “as is” basis. When acquiring properties on an “as is” basis, title commitments are often not available prior to purchase and title reports or title information may not reflect all senior liens, which may increase the possibility of acquiring houses outside predetermined acquisition and price parameters, purchasing residences with title defects and deed restrictions, HOA restrictions on leasing, or purchasing the wrong residence without the benefit of title insurance prior to closing. Although we use various policies, procedures, and practices to assess the state of title prior to purchase and obtain title insurance once an acquired property is placed into a securitization facility in connection with a mortgage loan financing, there can be no assurance that these policies and procedures will be effective, which could lead to a material if not complete loss on our investment in such properties.

For properties we acquire at auction, we similarly do not obtain title insurance prior to purchase, and we are not able to perform the type of title review that is customary in acquisitions of real property. As a result, our knowledge of potential title issues will be limited, and no title insurance protection will be in place. This lack of title knowledge and insurance protection may result in third parties having claims against our title to such properties that may materially and adversely affect the values of the properties or call into question the validity of our title to such properties. Without title insurance, we are fully exposed to, and would have to defend ourselves against, such claims. Further, if any such claims are superior to our title to the property we acquired, we risk loss of the property purchased.

Increased scrutiny of title matters could lead to legal challenges with respect to the validity of the sale. In the absence of title insurance, the sale may be rescinded and we may be unable to recover our purchase price, resulting in a complete loss. Title insurance obtained subsequent to purchase offers little protection against discoverable defects because they are typically excluded from such policies. In addition, any title insurance on a property, even if acquired, may not cover all defects or the significant legal costs associated with obtaining clear title.

Any of these risks could adversely affect our operating results, cash flows, and ability to make distributions to our stockholders.

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We are subject to certain risks associated with bulk portfolio acquisitions and dispositions.

We have acquired and disposed of, and may continue to acquire and dispose of, properties we acquire or sell in bulk from or to other owners of single-family homes, banks and loan servicers. When we purchase properties in this manner, we often do not have the opportunity to conduct interior inspections or conduct more than cursory exterior inspections on a portion of the properties. Such inspection processes may fail to reveal major defects associated with such properties, which may cause the amount of time and cost required to renovate and/or maintain such properties to substantially exceed our estimates. Moreover, to the extent the management and leasing of such properties has not been consistent with our property management and leasing standards, we may be subject to a variety of risks, including risks relating to the condition of the properties, the credit quality and employment stability of the residents and compliance with applicable laws, among others. In addition, financial and other information provided to us regarding such portfolios during our due diligence may be inaccurate and we may not discover such inaccuracies until it is too late to seek remedies against such sellers. To the extent we pursue such remedies, we may not be able to successfully prevail against the seller in an action seeking damages for such inaccuracies. If we conclude that certain individual properties purchased in bulk portfolio sales do not fit our target investment criteria, we may decide to sell, rather than renovate and rent, such properties, which could take an extended period of time and may not result in a sale at an attractive price.

From time to time we engage in bulk portfolio dispositions of properties consistent with our business and investment strategy. With respect to any such disposition, the purchaser may default on payment or otherwise breach the terms of the relevant purchase agreement, and it may be difficult for us to pursue remedies against such purchaser or retain or resume possession of the relevant properties. To the extent we pursue such remedies, we may not be able to successfully prevail against the purchaser.

Contingent or unknown liabilities could adversely affect our financial condition, cash flows and operating results.

Assets and entities that we have acquired or may acquire in the future may be subject to unknown or contingent liabilities for which we may have limited or no recourse against the sellers. Unknown or contingent liabilities might include liabilities for or with respect to liens attached to properties, unpaid real estate tax, utilities, or HOA charges for which a subsequent owner remains liable, clean-up or remediation of environmental conditions or code violations, claims of customers, vendors, or other persons dealing with the acquired entities, and tax liabilities. Purchases of single-family properties acquired at auction, in short sales, from lenders, or in portfolio purchases typically involve few or no representations or warranties with respect to the properties and may allow us limited or no recourse against the sellers. Such properties also often have unpaid tax, utility, and HOA liabilities for which we may be obligated but fail to anticipate. As a result, the total amount of costs and expenses that we may incur with respect to liabilities associated with acquired properties and entities may exceed our expectations, which may adversely affect our operating results and financial condition. Additionally, such properties may be subject to covenants, conditions, or restrictions that restrict the use or ownership of such properties, including prohibitions on leasing. We may not discover such restrictions during the acquisition process and such restrictions may adversely affect our ability to operate such properties as we intend.

In particular, under a Florida statutory framework implemented by certain Florida jurisdictions, a violation of the relevant building codes, zoning codes or other similar regulations applicable to a property may result in a lien on that property and all other properties owned by the same violator and located in the same county as the property with the code violation, even though the other properties might not be in violation of any code. Until a municipal inspector verifies that the violation has been remedied and any applicable fines have been paid, additional fines accrue on the amount of the lien and lien may not be released, in each case even at those properties that are not in violation. As a practical matter, it might be possible to obtain a release of these liens without remedying the property in violation through other methods, such as payment of an amount to the relevant county, although no assurance can be given that this will necessarily be an available option or how long such a process would take.

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A significant number of our residential properties are part of HOAs and we and our residents are subject to the rules and regulations of such HOAs, which are subject to change and which may be arbitrary or restrictive, and violations of such rules may subject us to additional fees and penalties and litigation with such HOAs, which would be costly.

A significant number of our properties are located within HOAs, which are private entities that regulate the activities of owners and occupants of, and levy assessments on, properties in a residential subdivision. The HOAs in which we own our properties may have enacted or may from time to time enact onerous or arbitrary rules that restrict our ability to restore, market, lease or operate our properties in accordance with our investment strategy or require us to restore or maintain such properties at standards or costs that are in excess of our planned budgets. Some HOAs impose limits on the number of property owners who may rent their homes, which, if met or exceeded, would cause us to incur additional costs to sell the property and opportunity costs of lost rental revenue. Furthermore, we may have residents who violate HOA rules and incur fines for which we may be liable as the property owner and for which we may not be able to obtain reimbursement from the resident. Additionally, the governing bodies of the HOAs in which we own property may not make important disclosures about the properties or may block our access to HOA records, initiate litigation, restrict our ability to sell our properties, impose assessments or arbitrarily change the HOA rules. We may be unaware of or unable to review or comply with HOA rules before purchasing a property, and any such excessively restrictive or arbitrary regulations may cause us to sell such property at a loss, prevent us from renting such property or otherwise reduce our cash flow from such property, which would have an adverse effect on our returns on these properties.

Environmentally hazardous conditions may adversely affect us.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by applicable environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the acquisition and ownership of our properties, we may be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially and adversely affect us.

Compliance with new or more stringent environmental laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We may be subject to environmental laws or regulations relating to our properties, such as those concerning lead-based paint, mold, asbestos, proximity to power lines or other issues. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability or that the current environmental condition of our properties will not be affected by the activities of residents, existing conditions of the land, operations in the vicinity of the properties or the activities of unrelated third parties. In addition, we may be required to comply with various local, state and federal fire, health, life-safety and similar regulations. Failure to comply with applicable laws and regulations could result in fines and/or damages, suspension of personnel, civil liability or other sanctions.

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Vacant properties could be difficult to lease, which could adversely affect our revenues.

The properties we acquire may often be vacant at the time of closing and we may not be successful in locating residents to lease the individual properties that we acquire as quickly as we had expected or at all. Even if we are able to place residents as quickly as we had expected, we may incur vacancies in the future and may not be able to re-lease those properties without longer-than-assumed delays, which may result in increased renovation and maintenance costs. In addition, the value of a vacant property could be substantially impaired. As a result, if vacancies continue for a longer period of time than we expect or indefinitely, we may suffer reduced revenues, which may have a material adverse effect on us.

We rely on information supplied by prospective residents in managing our business.

We make leasing decisions based on our review of rental applications completed by the prospective resident. While we may seek to confirm or build on information provided in such rental applications through our own due diligence, including by conducting background checks, we rely on the information supplied to us by prospective residents to make leasing decisions, and we cannot be certain that this information is accurate. These applications are submitted to us at the time we evaluate a prospective resident and we do not require residents to provide us with updated information during the terms of their leases, notwithstanding the fact that this information can, and frequently does, change over time. For example, increases in unemployment levels or adverse economic conditions in certain of our markets may adversely affect the creditworthiness of our residents in such markets. Even though this information is not updated, we will use it to evaluate the characteristics of our portfolio over time. If resident-supplied information is inaccurate or our residents’ creditworthiness declines over time, we may make poor or imperfect leasing decisions and our portfolio may contain more risk than we believe.

We depend on our residents and their willingness to meet their lease obligations and renew their leases for substantially all of our revenues. Poor resident selection and defaults and nonrenewals by our residents may adversely affect our reputation, financial performance and ability to make distributions to our stockholders.

We depend on rental income from residents for substantially all of our revenues. As a result, our success depends in large part upon our ability to attract and retain qualified residents for our properties. Our reputation, financial performance and ability to make distributions to our stockholders would be adversely affected if a significant number of our residents fail to meet their lease obligations or fail to renew their leases. For example, residents may default on rent payments, make unreasonable and repeated demands for service or improvements, make unsupported or unjustified complaints to regulatory or political authorities, use our properties for illegal purposes, damage or make unauthorized structural changes to our properties that are not covered by security deposits, refuse to leave the property upon termination of the lease, engage in domestic violence or similar disturbances, disturb nearby residents with noise, trash, odors or eyesores, fail to comply with HOA regulations, sublet to less desirable individuals in violation of our lease or permit unauthorized persons to live with them.

Damage to our properties may delay re-leasing after eviction, necessitate expensive repairs or impair the rental income or value of the property resulting in a lower than expected rate of return. Increases in unemployment levels and other adverse changes in economic conditions in our markets could result in substantial resident defaults. In the event of a resident default or bankruptcy, we may experience delays in enforcing our rights as landlord at that property and will incur costs in protecting our investment and re-leasing the property.

Our leases are relatively short-term, exposing us to the risk that we may have to re-lease our properties frequently, which we may be unable to do on attractive terms, on a timely basis or at all.

Substantially all of our new leases have a duration of one to two years. As such leases permit the residents to leave at the end of the lease term, we anticipate our rental revenues may be affected by declines in market rental rates more quickly than if our leases were for longer terms. Short-term leases may result in high turnover, which involves costs such as restoring the properties, marketing costs and lower occupancy levels. Our resident

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turnover rate and related cost estimates may be less accurate than if we had more operating data upon which to base such estimates. If the rental rates for our properties decrease or our residents do not renew their leases, our operating results and ability to make distributions to our stockholders could be adversely affected.

Declining real estate valuations and impairment charges could adversely affect our financial condition and operating results.

We periodically review the value of our properties to determine whether their value, based on market factors, projected income and generally accepted accounting principles, has permanently decreased such that it is necessary or appropriate to take an impairment loss in the relevant accounting period. Such a loss would cause an immediate reduction of net income in the applicable accounting period and would be reflected in a decrease in our balance sheet assets. The reduction of net income from impairment losses could lead to a reduction in our dividends, both in the relevant accounting period and in future periods. Even if we do not determine that it is necessary or appropriate to record an impairment loss, a reduction in the intrinsic value of a property would become manifest over time through reduced income from the property and would therefore affect our earnings and financial condition.

We are highly dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect us and the value of our common stock.

Our operations are dependent upon our resident portal and property management platforms, including Yardi and Salesforce, which include certain automated processes that require access to telecommunications or the Internet, each of which is subject to system security risks. Certain critical components of our platform are dependent upon third party service providers and a significant portion of our business operations are conducted over the Internet. As a result, we could be severely impacted by a catastrophic occurrence, such as a natural disaster or a terrorist attack, or a circumstance that disrupted access to telecommunications, the Internet or operations at our third party service providers, including viruses or experienced computer programmers that could penetrate network security defenses and cause system failures and disruptions of operations. Even though we believe we utilize appropriate duplication and back-up procedures, a significant outage in telecommunications, the Internet or at our third party service providers could negatively impact our operations.

Security breaches and other disruptions could compromise our information systems and expose us to liability, which would cause our business and reputation to suffer.

Information security risks have generally increased in recent years due to the rise in new technologies and the increased sophistication and activities of perpetrators of cyberattacks. In the ordinary course of our business we acquire and store sensitive data, including intellectual property, our proprietary business information and personally identifiable information of our prospective and current residents, employees and third party service providers. The secure processing and maintenance of such information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored therein could be accessed, publicly disclosed, misused, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to our operations and the services we provide to customers or damage our reputation, any of which could adversely affect our results of operations, reputation and competitive position.

Future joint venture investments may limit our ability to invest in certain markets and may be adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners’ financial condition and disputes between us and our joint venture partners.

Although we currently wholly own and manage our properties, we may decide to co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or

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sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. As a result, if we decide to make any such joint venture investments in the future, we may be subject to restrictions that prohibit us from making other investments in certain markets until all of the funds in such partnership, joint venture or other entity are invested or committed, and we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity which may, among other things, impact our ability to satisfy the REIT requirements. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that joint venture partners might become bankrupt or fail to fund their share of required capital contributions. Joint venture partners may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments also may have the potential risk of impasses on decisions, such as a sale, because neither we nor our partners would have full control over the partnership or joint venture. Disputes between us and our partners may result in litigation or arbitration that would increase our expenses and prevent our officers and/ or trustees from focusing their time and effort on our business. Consequently, actions by, or disputes with, any of our future partners might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of any of our future third party partners or co-venturers.

We are involved in a variety of litigation.

We are involved in a range of legal actions in the ordinary course of business. These actions may include, among others, eviction proceedings and other landlord-tenant disputes, challenges to title and ownership rights, disputes arising over potential violations of HOA rules and regulations, issues with local housing officials arising from the condition or maintenance of the property, outside vendor disputes and trademark infringement and other intellectual property claims. These actions can be time-consuming and expensive, and may adversely affect our reputation. For example, eviction proceedings by owners and operators of single-family homes for lease have recently been the focus of negative media attention. Although we are not involved in any legal or regulatory proceedings that we expect would have a material adverse effect on our business, results of operations or financial condition, such proceedings may arise in the future.

We may suffer losses that are not covered by insurance.

We attempt to ensure that our properties are adequately insured to cover casualty losses. However, there are certain losses, including losses from floods, fires, earthquakes, wind, pollution, acts of war, acts of terrorism or riots, for which we may self-insure or which may not always or generally be insured against because it may not be deemed economically feasible or prudent to do so. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. In particular, a number of our properties are located in areas that are known to be subject to increased earthquake activity or wind and/or flood risk. Properties located in active seismic areas include properties throughout California and Seattle. A number of our properties are also located in Florida and Charlotte, which are areas known to be subject to wind and/or flood risk. While we have multi-year policies for earthquakes and hurricane and/or flood risk, our properties may nonetheless incur a casualty loss that is not fully covered by insurance. In such an event, the value of the affected properties would be reduced by the amount of any such uninsured loss, and we could experience a significant loss of capital invested and potential revenues in such properties and could potentially remain obligated under any recourse debt associated with such properties. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a particular property after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property. Any such losses could adversely affect us and cause the value of our common stock to decline. In addition, we may have no source of funding to repair or reconstruct the damaged home, and we cannot assure that any such sources of funding will be available to us for such purposes in the future.

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We are subject to risks from natural disasters such as earthquakes and severe weather.

Natural disasters and severe weather such as earthquakes, tornadoes, hurricanes or floods may result in significant damage to our properties. The extent of our casualty losses and loss in operating income in connection with such events is a function of the severity of the event and the total amount of exposure in the affected area.

When we have geographic concentration of exposures, a single catastrophe (such as an earthquake, especially in California) or destructive weather event (such as a hurricane) affecting a region may have a significant negative effect on our financial condition and results of operations. As a result, our operating and financial results may vary significantly from one period to the next. Our financial results may be adversely affected by our exposure to losses arising from natural disasters or severe weather.

Eminent domain could lead to material losses on our investments in our properties.

Governmental authorities may exercise eminent domain to acquire the land on which our properties are built in order to build roads and other infrastructure. Any such exercise of eminent domain would allow us to recover only the fair value of the affected properties. In addition, “fair value” could be substantially less than the real market value of the property for a number of years, and we could effectively have no profit potential from properties acquired by the government through eminent domain.

We may have difficulty selling our real estate investments and our ability to distribute all or a portion of the net proceeds from any such sale to our stockholders may be limited.

Real estate investments are relatively illiquid and, as a result, we may have a limited ability to sell our properties. When we sell any of our properties, we may recognize a loss on such sale. We may elect not to distribute any proceeds from the sale of properties to our stockholders. Instead, we may use such proceeds for other purposes, including:

•	purchasing additional properties;

•	repaying debt or buying back shares;

•	creating working capital reserves; or

•	making repairs, maintenance or other capital improvements or expenditures to our remaining properties.

Our ability to sell our properties may also be limited by our need to avoid the 100% prohibited transactions tax that is imposed on gain recognized by a REIT from the sale of property characterized as dealer property. For example, we may be required to hold our properties for a minimum period of time and comply with certain other requirements in the Internal Revenue Code of 1986, as amended (the “Code”), or dispose of our properties through a taxable REIT subsidiary (“TRS”), in which case we will incur corporate level tax on any net gains from such dispositions.

Risks Related to Our Indebtedness

Our cash flows and operating results could be adversely affected by required payments of debt or related interest and other risks of our debt financing.

We are generally subject to risks associated with debt financing. These risks include: (1) our cash flow may not be sufficient to satisfy required payments of principal and interest; (2) we may not be able to refinance existing indebtedness or the terms of the refinancing may be less favorable to us than the terms of existing debt; (3) required debt payments are not reduced if the economic performance of any property declines; (4) debt service obligations could reduce funds available for distribution to our stockholders and funds available for

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capital investment; (5) any default on our indebtedness could result in acceleration of those obligations and possible loss of property to foreclosure; and (6) the risk that necessary capital expenditures cannot be financed on favorable terms. If a property is pledged to secure payment of indebtedness and we cannot make the applicable debt payments, we may have to surrender the property to the lender with a consequent loss of any prospective income and equity value from such property. Any of these risks could place strains on our cash flows, reduce our ability to grow and adversely affect our results of operations.

We utilize a significant amount of indebtedness in the operation of our business.

As of December 31, 2016, we had approximately $7,570.3 million aggregate principal amount of indebtedness outstanding, including $5,254.7 million of non-recourse asset-backed mortgage loans. Our leverage could have important consequences to us. For example, it could: (1) result in the acceleration of a significant amount of debt for non-compliance with the terms of such debt or, if such debt contains cross default or cross-acceleration provisions, other debt; (2) result in the loss of assets, including individual properties or portfolios, due to foreclosure or sale on unfavorable terms, which could create taxable income without accompanying cash proceeds; (3) materially impair our ability to borrow unused amounts under existing financing arrangements or to obtain additional financing or refinancing on favorable terms or at all; (4) require us to dedicate a substantial portion of our cash flow to paying principal and interest on our indebtedness, reducing the cash flow available to fund our business, to pay dividends, including those necessary to maintain our REIT qualification, or to use for other purposes; (5) increase our vulnerability to an economic downturn; (6) limit our ability to withstand competitive pressures; or (7) reduce our flexibility to respond to changing business and economic conditions.

If any of the foregoing occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, and the trading price of our common stock could decline significantly.

We may be unable to obtain financing through the debt and equity markets, which would have a material adverse effect on our growth strategy and our financial condition and results of operations.

We cannot assure you that we will be able to access the capital and credit markets to obtain additional debt or equity financing or that we will be able to obtain financing on terms favorable to us. Our inability to obtain financing could have negative effects on our business. Among other things, we could have great difficulty acquiring, re-developing or maintaining our properties, which would materially and adversely affect our business strategy and portfolio, and may result in our: (1) liquidity being adversely affected; (2) inability to repay or refinance our indebtedness on or before its maturity; (3) making higher interest and principal payments or selling some of our assets on terms unfavorable to us to service our indebtedness; or (4) issuing additional capital stock, which could further dilute the ownership of our existing stockholders.

Secured indebtedness exposes us to the possibility of foreclosure on our ownership interests in our rental homes.

Incurring mortgage and other secured indebtedness increases our risk of loss of our ownership interests in our rental homes because defaults thereunder, and the inability to refinance such indebtedness, may result in foreclosure action initiated by lenders. For tax purposes, a foreclosure of any of our rental homes would be treated as a sale of the home for a purchase price equal to the outstanding balance of the indebtedness secured by such rental home. If the outstanding balance of the indebtedness secured by such rental home exceeds our tax basis in the rental home, we would recognize taxable income on foreclosure without receiving any cash proceeds.

Covenants in our debt agreements may restrict our operating activities and adversely affect our financial condition.

Our existing debt agreements contain and future debt agreements may contain, financial and/or operating covenants, including, among other things, certain coverage ratios, as well as limitations on the ability to incur

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secured and unsecured debt. These covenants may limit our operational flexibility and acquisition and disposition activities. Moreover, if any of the covenants in these debt agreements are breached and not cured within the applicable cure period, we could be required to repay the debt immediately, even in the absence of a payment default. As a result, a default under applicable debt covenants could have an adverse effect on our financial condition or results of operations.

For example, our mortgage loans require, among other things, that a cash management account controlled by the lender collect all rents and cash generated by the properties securing the portfolio. Upon the occurrence of an event of default or failure to satisfy the required minimum debt yield or debt service coverage ratio, the lender may apply any excess cash as the lender elects, including prepayment of principal and amounts due under the loans. These covenants may restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our stockholders. Further, such restrictions could make it difficult for us to satisfy the requirements necessary to maintain our qualification as a REIT for U.S. federal income tax purposes.

We have and expect to continue to utilize non-recourse long-term mortgage loans, and such structures may expose us to certain risks not prevalent in other debt financings, which could affect the availability and attractiveness of this financing option or otherwise result in losses to us.

We have and expect to continue to utilize non-recourse long-term mortgage loans relating to pools of homes which we own, if and when they become available and to the extent consistent with the maintenance of our REIT qualification, in order to generate cash for funding new investments. Mortgage loans may expose us to certain risks not prevalent in other debt financings. For example, accounting rules for mortgage loans are complex and involve significant judgment and assumptions. These complexities and possible changes in accounting rules, interpretations or our assumptions could undermine our ability to prepare timely and accurate financial statements. Moreover, we cannot be assured that we will be able to access the securitization market in the future, or be able to do so at favorable rates. The global economy recently experienced a significant recession and recent events in the real estate and securitization markets, as well as the debt markets and the economy generally, have caused significant dislocations, illiquidity and volatility in the market for asset-backed securities and mortgage- backed securities, as well as a severe, ongoing disruption in the wider global financial markets, including a significant reduction of investor demand for, and purchases of, asset-backed securities and structured financial products. Disruptions of the securitization market could preclude our ability to use mortgage loans as a financing source or could render it an inefficient source of financing, making us more dependent on alternative sourcing of financing that might not be as favorable as mortgage loans in otherwise favorable markets. In addition, in the United States and elsewhere, there is now increased political and regulatory scrutiny of the asset-backed securities industry. This has resulted in a raft of measures for increased regulation which are currently at various stages of implementation and which may have an adverse impact on the regulatory capital charge to certain investors in securitization exposures or the incentives for certain investors to hold asset-backed securities, and may thereby affect the liquidity of such securities. Any of these factors could limit our access to mortgage loans as a source of financing. The inability to consummate mortgage loans to finance our investments on a long-term basis could require us to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price, which could adversely affect our performance and our ability to grow our business.

Offerings of additional debt securities or equity securities that rank senior to our common stock may adversely affect the market price of our common stock.

If we decide to issue additional debt securities or equity securities that rank senior to our common stock in the future, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Any additional debt or equity securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and, if such securities are convertible or exchangeable, the issuance of such securities may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other

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factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stockholdings in us.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations and our ability to make distributions to our stockholders.

Borrowings under our debt instruments bear interest at variable rates and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our earnings and cash flows will correspondingly decrease. After giving effect to (i) the debt repayments made in connection with the completion of the IPO, (ii) borrowings under the New Credit Facility and (iii) interest rate swap agreements that we entered into in December 2016 and January 2017 (see Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information about each), each 100 basis point change in interest rates on our floating rate indebtedness would result in a $22.8 million change in annual interest expense.

In connection with our debt instruments, we have obtained interest rate caps and swaps, and subject to complying with the requirements for REIT qualification, we may obtain in the future one or more additional forms of interest rate protection—in the form of swap agreements, interest rate cap contracts or similar agreements—to hedge against the possible negative effects of interest rate fluctuations. However, we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations thereunder. In addition, we may be subject to risks of default by hedging counterparties. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable. We could be required to liquidate one or more of our investments at times which may not permit us to receive an attractive return on our investments in order to meet our debt service obligations.

The REIT provisions of the Code may also limit our ability to hedge effectively. See “—Risks Related to our REIT Status and Certain Other Tax Items—Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.”

Risks Related to Our Organization and Structure

We are controlled by our Sponsor and its interests may conflict with ours or yours in the future.

Affiliates of our Sponsor beneficially own approximately 71% of our common stock. Moreover, under our bylaws and the stockholders’ agreement with our Sponsor and its affiliates, so long as our pre-IPO owners and their affiliates together continue to beneficially own at least 5% of the shares of our common stock entitled to vote generally in the election of directors, we will nominate individuals designated by our Sponsor, whom we refer to as the “Sponsor Directors,” for election to our board of directors as specified in our stockholders’ agreement and our Sponsor must consent to any change to the number of our directors. Even when our Sponsor and its affiliates cease to own shares of our stock representing a majority of the total voting power, for so long as our Sponsor continues to own a significant percentage of our stock, our Sponsor will still be able to significantly influence the composition of our board of directors and the approval of actions requiring stockholder approval. Accordingly, during such time, our Sponsor will have significant influence with respect to our management, business plans and policies, including the election and removal of our officers. In particular, for so long as our Sponsor continues to own a significant percentage of our stock, our Sponsor will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of our company and ultimately might affect the market price of our common stock.

Our Sponsor and its affiliates engage in a broad spectrum of activities, including investments in real estate generally and in the single-family rental sector in particular. In the ordinary course of their business activities,

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our Sponsor and its affiliates may engage in activities where their interests conflict with our interests or those of our stockholders. Our charter provides that none of our Sponsor, any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Our Sponsor also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, our Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

We are a “controlled company” within the meaning of the rules of the New York Stock Exchange (“NYSE”) and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Affiliates of our Sponsor control a majority of the combined voting power of all classes of our stock entitled to vote generally in the election of directors. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock:

•	we have a board that is comprised of a majority of “independent directors,” as defined under the rules of such exchange;

•	we have a compensation committee that is comprised entirely of independent directors; and

•	we have a nominating and corporate governance committee that is comprised entirely of independent directors.

We do not have a majority of independent directors on our board. In addition, although we have a fully independent audit committee and have independent director representation on our compensation and nominating and corporate governance committees, our compensation and nominating and corporate governance committees do not consist entirely of independent directors. We intend to continue to utilize these “controlled company” exemptions. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

We incur increased costs and are subject to additional regulations and requirements as a result of becoming a public company, which could lower our profits or make it more difficult to run our business.

As a public company, we incur additional legal, accounting and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and related rules implemented by the SEC and the NYSE. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

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If we are unable to implement and maintain effective internal controls over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.

As a public company, we are required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, beginning with our second annual report on Form 10-K under the Securities Act, we will be required to furnish a report by management on the effectiveness of our internal controls over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act. Once we are no longer an emerging growth company, our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal controls over financial reporting on an annual basis. The process of designing, implementing, and testing the internal controls over financial reporting required to comply with this obligation is time consuming, costly, and complicated. If we identify material weaknesses in our internal controls over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that our internal controls over financial reporting is effective or if, once we are no longer an emerging growth company, our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the NYSE, the SEC, or other regulatory authorities, which could require additional financial and management resources.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of:

•	the last day of the fiscal year during which our total annual revenue equals or exceeds $1 billion (subject to adjustment for inflation);

•	the last day of the fiscal year following the fifth anniversary of the IPO;

•	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or

•	the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

We take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our per share trading price may be adversely affected and more volatile.

Provisions of Maryland law may limit the ability of a third party to acquire control of us by requiring our board of directors or stockholders to approve proposals to acquire our company or effect a change in control.

Certain provisions of the Maryland General Corporation Law (the “MGCL”) may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of their shares of common stock, including:

•	“business combination” provisions that, subject to certain exceptions and limitations, prohibit certain business combinations between a Maryland corporation and an “interested stockholder” (defined

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generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding shares of stock) or an affiliate of any interested stockholder for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes two super-majority stockholder voting requirements on these combinations, unless, among other conditions, our common stockholders receive a minimum price, as defined in the MGCL, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares of stock; and

•	“control share” provisions that provide that, subject to certain exceptions, holders of “control shares” (defined as voting shares that, when aggregated with all other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding shares owned by the acquirer, by our officers or by our employees who are also directors of our company.

We have opted out of the business combination provisions of the MGCL and provide that any business combination between us and any other person is exempt from the business combination provisions of the MGCL. In addition, pursuant to a provision in our bylaws, we opted out of the control share provisions of the MGCL. Provisions of our bylaws will prohibit our board of directors from revoking, altering or amending its resolution exempting any business combination from the business combination provisions of the MGCL or amending our bylaws to opt in to the control share provisions of the MGCL, in each case, without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors.

In addition, the “unsolicited takeover” provisions of Title 3, Subtitle 8 of the MGCL permit our board of directors, without stockholder approval and regardless of what is provided in our charter or bylaws, to implement certain takeover defenses, including adopting a classified board or increasing the vote required to remove a director. Such takeover defenses may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then- current market price. Our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors, we may not elect to be subject to certain provisions of Subtitle 8, including the provisions relating to adopting a classified board or increasing the vote required to remove a director.

Our board of directors may approve the issuance of stock, including preferred stock, with terms that may discourage a third party from acquiring us.

Our charter permits our board of directors, without any action by our stockholders, to authorize the issuance of stock in one or more classes or series. Our board of directors may also classify or reclassify any unissued stock and set or change the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of any such stock, which rights may be superior to those of our common stock. Thus, our board of directors could authorize the issuance of shares of a class or series of stock with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our outstanding common stock might receive a premium for their shares over the then current market price of our common stock.

Our board of directors may change significant corporate policies without stockholder approval.

Our investment, financing, borrowing and dividend policies and our policies with respect to all other activities, including growth, debt, capitalization and operations, are determined by our board of directors. These

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policies may be amended or revised at any time and from time to time at the discretion of our board of directors without a vote of our stockholders. Our charter also provides that our board of directors may revoke or otherwise terminate our REIT election without approval of our stockholders if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. In addition, our board of directors may change our policies with respect to conflicts of interest provided that such changes are consistent with applicable legal requirements. A change in these policies or the termination of our REIT election could have an adverse effect on our financial condition, our results of operations, our cash flow, the per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay dividends to our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Our charter eliminates the liability of our directors and officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under current Maryland law and our charter, our directors and officers do not have any liability to us or our stockholders for money damages other than liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment and is material to the cause of action adjudicated.

Our charter authorizes us and our bylaws obligate us to indemnify each of our directors or officers who is or is threatened to be made a party to or witness in a proceeding by reason of his or her service in those or certain other capacities, to the maximum extent permitted by Maryland law, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of us or serving in such other capacities. In addition, we may be obligated to pay or reimburse the expenses incurred by our present and former directors and officers without requiring a preliminary determination of their ultimate entitlement to indemnification. As a result, we and our stockholders may have more limited rights to recover money damages from our directors and officers than might otherwise exist absent these provisions in our charter and bylaws or that might exist with other companies, which could limit your recourse in the event of actions that are not in our best interests.

Our charter contains a provision that expressly permits our Sponsor, our non-employee directors and certain of our pre-IPO owners, and their affiliates, to compete with us.

Our Sponsor may compete with us for investments in properties and for residents. There is no assurance that any conflicts of interest created by such competition will be resolved in our favor. Moreover, our Sponsor is in the business of making investments in companies and acquires and holds interests in businesses that compete directly or indirectly with us. Our charter provides that, to the maximum extent permitted from time to time by Maryland law, we renounce any interest or expectancy that we have in, or any right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to or developed by our directors or their affiliates, other than to those directors who are employed by us or our subsidiaries, unless the business opportunity is expressly offered or made known to such person in his or her capacity as our director, and none of our Sponsor, pre-IPO owners, or any of their respective affiliates, or any director who is not employed by us or any of his or her affiliates, will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we or our affiliates engage or propose to engage or to refrain from otherwise competing with us or our affiliates. Our Sponsor also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

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Our charter provides that, to the maximum extent permitted from time to time by Maryland law, our Sponsor and each of our non-employee directors (including those designated by our Sponsor), and any of their affiliates, may:

•	acquire, hold and dispose of interests in us and/or our subsidiaries, including shares of our stock or common units of partnership interest (“OP Units”) in our Operating Partnership for his, her or its own account or for the account of others, and exercise all of the rights of a stockholder of Invitation Homes Inc., or a limited partner of our Operating Partnership, to the same extent and in the same manner as if he, she or it were not our director or stockholder; and

•	in his, her or its personal capacity or in his, her or its capacity, as applicable, as a director, officer, trustee, stockholder, partner, member, equity owner, manager, advisor or employee of any other person, have business interests and engage, directly or indirectly, in business activities that are similar to ours or compete with us, that involve a business opportunity that we could seize and develop or that include the acquisition, syndication, holding, management, development, operation or disposition of interests in mortgages, real property or persons engaged in the real estate business.

Our charter also provides that, to the maximum extent permitted from time to time by Maryland law, in the event that our Sponsor, any non-employee director, or any of their respective affiliates, acquires knowledge of a potential transaction or other business opportunity, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and may take any such opportunity for itself, himself or herself or offer it to another person or entity unless the business opportunity is expressly offered to such person in his or her capacity as our director. These provisions may limit our ability to pursue business or investment opportunities that we might otherwise have had the opportunity to pursue, which could have an adverse effect on our financial condition, our results of operations, our cash flow, the per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay dividends to our stockholders.

We are required to disclose in our periodic reports filed with the SEC specified activities engaged in by our “affiliates.”

In August 2012, Congress enacted the Iran Threat Reduction and Syria Human Rights Act of 2012 (“ITRSHRA”), which expands the scope of U.S. sanctions against Iran. More specifically, Section 219 of the ITRSHRA amended the Exchange Act to require companies subject to SEC reporting obligations under Section 13 of the Exchange Act to disclose in their periodic reports specified dealings or transactions involving

Iran or other individuals and entities targeted by certain Office of Foreign Assets Control sanctions engaged in by the reporting company or any of its affiliates during the period covered by the relevant periodic report. In some cases, ITRSHRA requires companies to disclose these types of transactions even if they would otherwise be permissible under U.S. law. These companies are required to separately file with the SEC a notice that such activities have been disclosed in the relevant periodic report, and the SEC is required to post this notice of disclosure on its website and send the report to the U.S. President and certain U.S. Congressional committees.

The U.S. President thereafter is required to initiate an investigation and, within 180 days of initiating such an investigation, to determine whether sanctions should be imposed. Under ITRSHRA, we would be required to report if we or any of our “affiliates” knowingly engaged in certain specified activities during the period covered by the report. Because the SEC defines the term “affiliate” broadly, it includes any entity controlled by us as well as any person or entity that controls us or is under common control with us. Because we may be deemed to be a controlled affiliate of our Sponsor, affiliates of our Sponsor may also be considered our affiliates. Affiliates of our Sponsor have in the past and may in the future be required to make disclosures pursuant to ITRSHRA. Disclosure of such activity, even if such activity is not subject to sanctions under applicable law, and any sanctions actually imposed on us or our affiliates as a result of these activities, could harm our reputation and have a negative impact on our business.

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Risks Related to our REIT Status and Certain Other Tax Items

If we do not maintain our qualification as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability.

We expect to continue to operate so as to qualify as a REIT under the Code. However, qualification as a REIT involves the application of highly technical and complex Code provisions for which only a limited number of judicial or administrative interpretations exist. Notwithstanding the availability of cure provisions in the Code, we could fail to meet various compliance requirements, which could jeopardize our REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•	we would be taxed as a regular domestic corporation, which under current laws, among other things, means being unable to deduct distributions to stockholders in computing taxable income and being subject to U.S. federal income tax on our taxable income at regular corporate income tax rates;

•	any resulting tax liability could be substantial and could have a material adverse effect on our book value;

•	unless we were entitled to relief under applicable statutory provisions, we would be required to pay taxes, and thus, our cash available for distribution to stockholders would be reduced for each of the years during which we did not qualify as a REIT and for which we had taxable income; and

•	we generally would not be eligible to requalify as a REIT for the subsequent four full taxable years.

REITs, in certain circumstances, may incur tax liabilities that would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may become subject to U.S. federal income taxes and related state and local taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. We may not make sufficient distributions to avoid excise taxes applicable to REITs. Similarly, if we were to fail an income test (and did not lose our REIT status because such failure was due to reasonable cause and not willful neglect) we would be subject to tax on the income that does not meet the income test requirements. We also may decide to retain net capital gain we earn from the sale or other disposition of our investments and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and seek a refund of such tax. We also may be subject to state and local taxes on our income or property, including income, franchise, payroll, mortgage recording and transfer taxes, either directly or at the level of the other companies through which we indirectly own our assets, such as our TRSs, which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to you.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities and limit our expansion opportunities.

In order to qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature of our investments in commercial real estate and related assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

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Complying with REIT requirements may force us to liquidate or restructure otherwise attractive investments.

In order to qualify as a REIT, we must also ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investments in securities (other than qualified real estate assets and government securities) generally cannot include more than 10% of the outstanding voting securities of any one issuer or 10% of the total value of the outstanding securities of any one issuer unless we and such issuer jointly elect for such issuer to be treated as a TRS under the Code. The total value of all of our investments in taxable REIT subsidiaries cannot exceed 25% (20% for any taxable year beginning after December 31, 2017) of the value of our total assets. In addition, no more than 5% of the value of our assets (other than qualified real estate assets and government securities) can consist of the securities of any one issuer other than a TRS. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets (each such hedge, a “Borrowings Hedge”), or to manage risk of foreign currency exchange rate fluctuations with respect to any item of qualifying income (each such hedge, a “Currency Hedge”), if clearly identified under applicable U.S. Treasury (“Treasury”) regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests that we must satisfy to qualify and to maintain our qualification as a REIT. This exclusion from the 95% and 75% gross income tests also will apply if we previously entered into a Borrowings Hedge or a Currency Hedge, a portion of the hedged indebtedness or property is disposed of and in connection with such extinguishment or disposition, we enter into a new properly identified hedging transaction to offset the prior hedging position. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we intend to limit our use of advantageous hedging techniques or, subject to the limitations on the value of and income from our TRSs, implement those hedges through a domestic TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses from hedges held in our TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS.

Complying with REIT requirements may force us to borrow to make distributions to stockholders.

From time to time, our taxable income may be greater than our cash flow available for distribution to stockholders. If we do not have other funds available in these situations, we may be unable to distribute substantially all of our taxable income as required by the REIT provisions of the Code. Thus, we could be required to borrow funds, sell a portion of our assets at disadvantageous prices or find another alternative. These options could increase our costs or reduce our equity.

Even if we qualify to be subject to U.S. federal income tax as a REIT, we could be subject to tax on any unrealized net built-in gains in certain assets.

As part of our Pre-IPO Transactions, we acquired certain appreciated assets that are held (directly or indirectly) in part by one or more C corporations in transactions in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted basis of such assets in the hands of such C corporations. If we dispose of any such appreciated assets during the five-year period following the date we acquired those assets, we will be subject to U.S. federal income tax on the portion of such gain attributable to such C corporations at the highest corporate tax rates to the extent of the excess of the fair market value of such assets

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on the date that we acquired those assets over the adjusted tax basis of such assets on such date, which are referred to as built-in gains. We would be subject to this tax liability even if we qualify and maintain our status as a REIT. Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining REIT taxable income and our distribution requirement. Any tax on the recognized built-in gain will reduce REIT taxable income. We may choose not to sell in a taxable transaction appreciated assets we might otherwise sell during the five-year period in which the built-in gain tax applies to avoid the built- in gain tax. However, there can be no assurances that such a taxable transaction will not occur. If we sell such assets in a taxable transaction, the amount of corporate tax that we will pay will vary depending on the actual amount of net built-in gain or loss present in those assets as of the time we acquired those assets and the portion of such assets which were held by C corporations prior to their contribution to us.

Our charter does not permit any person to own more than 9.8% of our outstanding common stock or of our outstanding stock of all classes or series, and attempts to acquire our common stock or our stock of all other classes or series in excess of these 9.8% limits would not be effective without an exemption from these limits by our board of directors.

For us to qualify as a REIT under the Code, not more than 50% of the value of our outstanding stock may be owned directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for this purpose) during the last half of a taxable year. For the purpose of assisting our qualification as a REIT for U.S. federal income tax purposes, among other purposes, our charter prohibits beneficial or constructive ownership by any person of more than a certain percentage, currently 9.8%, in value or by number of shares, whichever is more restrictive, of the outstanding shares of our common stock or 9.8% in value of the outstanding shares of our stock, which we refer to as the “ownership limit.” The constructive ownership rules under the Code and our charter are complex and may cause shares of the outstanding common stock owned by a group of related persons to be deemed to be constructively owned by one person. As a result, the acquisition of less than 9.8% of our outstanding common stock or our stock by a person could cause a person to own constructively in excess of 9.8% of our outstanding common stock or our stock, respectively, and thus violate the ownership limit. There can be no assurance that our board of directors, as permitted in the charter, will not decrease this ownership limit in the future. Any attempt to own or transfer shares of our common stock in excess of the ownership limit without the consent of our board of directors will result either in the shares in excess of the limit being transferred by operation of the charter to a charitable trust, and the person who attempted to acquire such excess shares will not have any rights in such excess shares, or in the transfer being void. The ownership limit may have the effect of precluding a change in control of us by a third party, even if such change in control would be in the best interests of our stockholders or would result in receipt of a premium to the price of our common stock (and even if such change in control would not reasonably jeopardize our REIT status). In addition, our board of directors granted an exemption from the ownership limit to our Sponsor and its affiliates, which may limit our board of directors’ power to increase the ownership limit or grant further exemptions in the future.

We may choose to make distributions in our own stock, in which case you may be required to pay income taxes without receiving any cash dividends.

In connection with our qualification as a REIT, we are required to annually distribute to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with generally accepted accounting principles), determined without regard to the deduction for dividends paid and excluding net capital gain. In order to satisfy this requirement, we may make distributions that are payable in cash and/or shares of our common stock (which could account for up to 90% of the aggregate amount of such distributions) at the election of each stockholder. Taxable stockholders receiving such distributions will be required to include the full amount of such distributions as ordinary dividend income to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay income taxes with respect to such distributions in excess of the cash portion of the distribution received. Accordingly, U.S. holders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time

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that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as part of the distribution in order to pay this tax, the sales proceeds may be less than the amount it must include in income with respect to the distribution, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. holders, we may be required to withhold U.S. tax with respect to such distribution, including in respect of all or a portion of such distribution that is payable in stock, by withholding or disposing of part of the shares included in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividend income, such sale may put downward pressure on the market price of our common stock.

Various tax aspects of such a taxable cash/stock distribution are uncertain and have not yet been addressed by the Internal Revenue Service (“IRS”). No assurance can be given that the IRS will not impose requirements in the future with respect to taxable cash/stock distributions, including on a retroactive basis, or assert that the requirements for such taxable cash/stock distributions have not been met.

Dividends payable by REITs do not generally qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to qualified dividend income payable to certain non-corporate U.S. stockholders has been reduced by legislation to 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause certain non-corporate investors to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

We are dependent on external sources of capital to finance our growth.

As with other REITs, but unlike corporations generally, our ability to finance our growth must largely be funded by external sources of capital because we generally have to distribute to our stockholders 90% of our REIT taxable income in order to qualify as a REIT, including taxable income where we do not receive corresponding cash. Our access to external capital depends upon a number of factors, including general market conditions, the market’s perception of our growth potential, our current and potential future earnings, cash distributions and the market price of our common stock.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the price of our common stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your tax advisor with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. Although REITs generally receive certain tax advantages compared to entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the approval of our stockholders.

According to publicly released statements, a top legislative priority of the Trump administration and the next Congress may be significant reform of the Code, including significant changes to taxation of business

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entities and the deductibility of interest expense. There is a substantial lack of clarity around the likelihood, timing and details of any such tax reform and the impact of any potential tax reform on an investment in us.

Liquidation of assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Our ownership of and relationship with any TRS will be restricted, and a failure to comply with the restrictions would jeopardize our REIT status and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% (and, for taxable years beginning after December 31, 2017, no more than 20%) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. The value of our interests in and thus the amount of assets held in a TRS may also be restricted by our need to qualify for an exclusion from regulation as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). A TRS will pay U.S. federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Any TRS we own, as a domestic corporation, will pay U.S. federal, state and local income tax on its taxable income, and its after-tax net income is available for distribution to us but is not required to be distributed to us. The aggregate value of the TRS stock and securities owned by us cannot exceed 25% (and, for taxable years beginning after December 31, 2017, 20%) of the value of our total assets (including the TRS stock and securities). Although we plan to monitor our investments in TRSs, there can be no assurance that we will be able to comply with the 25% (or 20%, as applicable) limitation discussed above or to avoid application of the 100% excise tax discussed above.

Risks Related to Ownership of Our Common Stock

The cash available for distribution to stockholders may not be sufficient to pay dividends at expected levels, nor can we assure you of our ability to make distributions in the future. We may use borrowed funds to make distributions.

We have elected to qualify as a REIT for U.S. federal income tax purposes. The Code generally requires that a REIT annually distribute at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain, and imposes tax on any REIT taxable income retained by a REIT, including capital gains. We anticipate making quarterly distributions to our stockholders. We expect that the cash required to fund our dividends will be covered by cash generated by operations. However, our ability to make distributions to our stockholders will depend upon the performance of our asset portfolio. If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, raise additional equity capital, sell assets or reduce such distributions. If such cash available for distribution decreases in future periods from expected levels, our inability to make the expected distributions could result in a decrease in the market price of our common stock. In addition, our charter allows us to issue preferred stock that could have a preference over our common

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stock as to distributions. All distributions will be made at the sole discretion of our board of directors and will depend upon a number of factors, including our actual and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future. In addition, some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for U.S. federal income tax purposes to the extent of the holder’s adjusted tax basis in their shares. A return of capital is not taxable, but it has the effect of reducing the holder’s adjusted tax basis in its investment. To the extent that distributions exceed the adjusted tax basis of a holder’s shares, they will be treated as gain from the sale or exchange of such stock. If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

Our share price may decline due to the large number of our shares eligible for future sale.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell shares of our common stock in the future at a time and at a price that we deem appropriate. We had a total of 313,666,760 shares of our common stock outstanding as of March 30, 2017, including shares underlying 3,290,126 restricted stock units issued at the time of the IPO. All of the 88,550,000 shares of our common stock sold in the IPO, are freely tradable without restriction or further registration under the Securities Act, by persons other than our “affiliates.”

The remaining 225,116,760 shares of our common stock outstanding held by our pre-IPO owners, other than shares underlying restricted stock units that were granted to directors, officers and employees at the time of the IPO issued under our Omnibus Incentive Plan, are “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. At the time of the IPO, we made certain awards to executives, employees and directors in an amount of $65.8 million, as awards under our Omnibus Incentive Plan. The shares underlying such grants are registered under the Securities Act and are not restricted securities.

We filed a registration statement on Form S-8 under the Securities Act to register 16,000,000 shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our Omnibus Incentive Plan, which automatically became effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market.

Our charter provides that we may issue up to 9,000,000,000 shares of common stock and 900,000,000 shares of preferred stock, $0.01 par value per share. Moreover, under Maryland law and as provided in our charter, our board of directors has the power to amend our charter to increase the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue without stockholder approval. Future issuances of shares of our common stock or securities convertible or exchangeable into common stock may dilute the ownership interest of our common stockholders. Because our decision to issue additional equity or convertible or exchangeable securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future issuances. In addition, we are not required to offer any such securities to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future issuances, which may dilute the existing stockholders’ interests in us. Similarly, the agreement of limited partnership of our Operating Partnership authorizes us to issue an unlimited number of OP Units of our Operating Partnership, which may be exchangeable for shares of our common stock.

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The market price of our common stock could be adversely affected by market conditions and by our actual and expected future earnings and level of cash dividends.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares without regard to our operating performance. For example, the trading prices of equity securities issued by REITs have historically been affected by changes in market interest rates. One of the factors that may influence the market price of our common stock is the annual yield from distributions on our common stock as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to stockholders, may lead prospective purchasers of shares of our common stock to demand a higher distribution rate or seek alternative investments. As a result, if interest rates rise, it is possible that the market price of our common stock will decrease as market rates on interest-bearing securities increase. In addition, our operating results could be below the expectations of public market analysts and investors, and in response the market price of our shares could decrease significantly. The market value of the equity securities of a REIT is also based upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market’s expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock and, in such instances, you may be unable to resell your shares at or above the IPO price.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

Not applicable.

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ITEM 2. PROPERTIES

The following table provides summary information regarding our total and Same Store portfolio (consisting of homes which had commenced their initial post-renovation lease prior to October 3, 2014) as of and for the periods ended December 31, 2016 as noted below.

Market	Number of homes(1)	Average Occupancy(2)	Average monthly rent(3)	Average monthly rent PSF(3)	% of Revenue(4)
Western United States
Southern California	4,630	94.9%	$2,176	$1.28	12.5%
Northern California	2,879	96.4%	1,708	1.08	6.7%
Seattle	3,184	94.3%	1,875	0.99	8.0%
Phoenix	5,649	94.7%	1,128	0.72	8.3%
Las Vegas	944	95.2%	1,425	0.74	1.7%

Western United States Subtotal	17,286	95.0%	1,662	0.99	37.2%

Florida
South Florida	5,582	94.6%	2,145	1.12	14.6%
Tampa	4,952	94.7%	1,557	0.80	9.8%
Orlando	3,719	95.2%	1,478	0.77	7.0%
Jacksonville	1,984	94.0%	1,544	0.77	3.8%

Florida Subtotal	16,237	94.7%	1,738	0.90	35.2%

Southeast United States
Atlanta	7,517	94.2%	1,353	0.66	12.7%
Charlotte	3,119	94.0%	1,360	0.68	5.2%

Southeast United States Subtotal	10,636	94.2%	1,355	0.67	17.9%

Midwest United States
Chicago	2,956	92.0%	2,010	1.19	7.0%
Minneapolis	1,183	94.2%	1,749	0.88	2.7%

Midwest United States Subtotal	4,139	92.6%	1,934	1.09	9.7%

Total/Average	48,298	94.5%	$1,643	$0.89	100.0%

Same Store Portfolio Total / Average	36,469	95.9%	$1,642	$0.88	76.3%

(1)	As of December 31, 2016.
(2)	Represents average occupancy for the year ended December 31, 2016.
(3)	Represents average rent, net of rental concessions, for the three months ended December 31, 2016.
(4)	Represents the percentage of total revenue generated in each market for the three months ended December 31, 2016.

ITEM 3. LEGAL PROCEEDINGS

The Company currently is not subject to any material litigation nor, to management’s knowledge, is any material litigation currently threatened against the Company other than routine litigation and administrative proceedings arising in the ordinary course of business.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

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PART II

ITEM 5. MARKET FOR COMMON EQUITY, STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY

Market Information

On February 6, 2017, we closed an initial public offering of our common stock at price to the public of $20.00 per share. Prior to that time, there was no public market for our stock. Our common stock is traded on the NYSE under the symbol “INVH.”

Holders

As of March 30, 2017, the number of holders of record of our common stock was 30. This figure does not represent the actual number of beneficial owners of our common stock because shares of our common stock are frequently held in “street name” by securities dealers and others for the benefit of beneficial owners who may vote the shares.

Dividends

We have elected to qualify as a REIT for U.S. federal income tax purposes. The Code generally requires that a REIT annually distribute at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain, and imposes tax on any REIT taxable income retained by a REIT, including capital gains. To satisfy the requirements to qualify as a REIT and to avoid paying tax on our income, we intend to make quarterly distributions of all, or substantially all, of our REIT taxable income (excluding net capital gains) to our stockholders.

Although we anticipate initially making quarterly distributions to our stockholders, the timing, form and amount of distributions, if any, to our stockholders, will be at the sole discretion of our board of directors and will depend upon a number of factors, including our actual and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of directors may deem relevant from time to time. If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, sell assets or reduce such distributions. Our board of directors reviews the alternative funding sources available to us from time to time. Our actual results of operations will be affected by a number of factors, including the revenues we receive from our properties, our operating expenses, interest expense and unanticipated expenditures, among others. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see Part I. Item IA. “Risk Factors.”

There were no cash distributions to holders of our common equity during the year ended December 31, 2016.

Recent Sale of Unregistered Securities

On October 4, 2016, Invitation Homes Inc. issued 100 shares of its common stock, par value $0.01 per share, to Invitation Homes 2-A L.P. for $1.00 in cash. The issuance of such shares of common stock was not registered under the Securities Act, because the shares were offered and sold in a transaction by the issuer not involving any public offering exempt from registration under Section 4(a)(2) of the Securities Act.

In connection with the IPO, on January 31, 2017, we and our pre-IPO owners, including our Sponsor, effected certain transactions that resulted in the Operating Partnership holding, directly or indirectly, all of the

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assets, liabilities and operations reflected in our combined and consolidated financial statements, including the full portfolio of homes held by the IH Holding Entities. Upon consummation of these transactions, our pre-IPO owners acquired an aggregate of 225,116,760 shares of common stock of Invitation Homes Inc., including underlying restricted stock units that were granted to directors, officers and employees. Such securities were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act, as transactions by issuers not involving a public offering. No general solicitation or underwriters was involved in such issuances.

Use of Proceeds

On February 6, 2017, we completed the IPO in which we sold 88,550,000 shares of common stock (including 11,550,000 shares of common stock that were subject to the underwriters’ option to purchase additional shares) at an initial public offering price of $20.00 per share. The shares offered and sold in the IPO were registered under the Securities Act pursuant to our Registration Statement on Form S-11 (File No. 333-215452), which was declared effective by the SEC on January 31, 2017. The offering did not terminate until after the sale of all 88,550,000 shares of common stock registered on the registration statement. The aggregate offering price for the shares registered and sold by us was approximately $1,771.0 million. The underwriters of the offering were led by Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC.

The IPO generated net proceeds of approximately $1,667.0 million to us after net underwriting discounts and commissions of approximately $78.9 million and other offering expenses of approximately $25.5 million. Blackstone Advisory Partners L.P., an underwriter in the offering, is an affiliate of our Sponsor and received underwriting fees of approximately $4.0 million. No other offering expenses were paid directly or indirectly to any of our directors or officers (or their associates), persons owning 10 percent or more of our common stock or any other affiliates. We used a portion of the net proceeds from the IPO, together with the borrowings under the term loan facility (the “Term Loan Facility”) of our New Credit Facility, to repay our existing credit facilities and our mortgage loan relating to the IH1 2013-1 securitization and a portion of the mortgage loan relating to the IH1 2014-1 securitization transaction and to pay fees and expenses related to the offering.

In March 2017, we used the remaining IPO proceeds, together with cash on hand, to voluntarily prepay approximately $260.0 million of additional borrowings outstanding under the mortgage loan relating to the IH1 2014-1 securitization transaction, reducing the outstanding principal balance to approximately $421.0 million.

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ITEM 6. SELECTED FINANCIAL INFORMATION

The selected condensed combined and consolidated financial and operating data set forth below as of and for the years ended December 31, 2016, 2015, and 2014 has been derived from our audited combined and consolidated financial statements included elsewhere in this Annual Report on Form 10-K and may not be indicative of our future results. The selected condensed combined and consolidated financial data should be read in conjunction with Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined and consolidated financial statements, including the related notes, included elsewhere in this Annual Report on Form 10-K.

($ in thousands)	For the Years Ended December 31,
Selected Statement of Operations Data:	2016	2015	2014
Total revenues	$922,587	$836,049	$658,722
Total operating expenses	731,810	721,672	690,545

Operating income (loss)	190,777	114,377	(31,823)
Total other income (expenses)	(287,606)	(276,857)	(237,803)

Loss from continuing operations	(96,829)	(162,480)	(269,626)
Gain (loss) on sale of property	18,590	2,272	(235)

Net loss	$(78,239)	$(160,208)	$(269,861)

($ in thousands)	As of December 31,
Summary Balance Sheet Data:	2016	2015	2014
Investments in single-family residential properties, net	$9,002,515	$9,052,701	$8,488,553
Cash and cash equivalents	198,119	274,818	285,596
Other assets, net	531,717	469,459	425,504

Total assets	$9,732,351	$9,796,978	$9,199,653

Total debt	$7,570,279	$7,725,957	$6,564,643
Other liabilities	204,649	183,990	178,409

Total liabilities	7,774,928	7,909,947	6,743,052

Total equity	1,957,423	1,887,031	2,456,601

Total liabilities and equity	$9,732,351	$9,796,978	$9,199,653

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with Part I. Item 6. “Selected Financial Data,” Part I. Item. “Business,” and the combined and consolidated financial statements, including the notes thereto, that are included elsewhere in this Annual Report on Form 10-K. This discussion and analysis contains forward-looking statements based upon our current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under Part I. Item 1A. “Risk Factors,” “Forward-Looking Statements,” or in other parts of this report.

Capitalized terms used without definition have the meaning provided elsewhere in this Annual Report on Form 10-K.

Overview

We are a leading owner and operator of single-family homes for lease in the United States. Our portfolio of nearly 50,000 high quality homes is wholly owned and is concentrated in attractive in-fill submarkets of major

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MSAs. We have selected locations with strong demand drivers, high barriers to entry and high rent-growth potential, primarily in the Western United States and Florida. Through disciplined market and asset selection, we designed our portfolio to capture the operating benefits of local density as well as economies of scale that we believe cannot be readily replicated. Since our founding in 2012, we have built a proven, vertically integrated operating platform that allows us to effectively and efficiently acquire, renovate, lease, maintain and manage our homes.

In April 2012, we began purchasing single-family rental homes, and by December 31, 2012, we owned over 11,000 homes in 12 markets. Our rapid acquisition pace continued, and by December 31, 2013 and 2014, our portfolio included approximately 39,000 and 46,000 homes, respectively, and had expanded to 13 markets across 10 states. Since inception, we have invested approximately $1,300.0 million of additional capital in the form of improvements into our homes that we still own as part of the initial renovation of acquired homes, as well as ongoing general maintenance and upkeep.

As of December 31, 2016, we owned 48,298 single-family rental homes and had an additional 63 homes in escrow that we expected to acquire, subject to customary closing conditions. As of December 31, 2016, we had 36,469 homes in our Same Store portfolio (consisting of homes which had commenced their initial post-renovation lease prior to October 3, 2014). References to our Same Store portfolio (consisting of homes which had commenced their initial post-renovation lease 90 days prior to the first day of the first year of the comparison period) for the years ended December 31, 2016 and 2015 are for these 36,469 homes. References to our Same Store portfolio (consisting of homes which had commenced their initial post-renovation lease 90 days prior to the first day of the first year of the comparison period) for the years ended December 31, 2015 and 2014 are to a Same Store portfolio of 18,762 homes.

We have historically funded the purchase and renovation of our single-family rental homes with a combination of equity capital, warehouse loans from our Sponsor, and borrowings under credit facilities of up to 75% of the acquisition and renovation costs of our single-family homes. In November 2013, we were the first single-family residential rental home owner and operator to securitize a loan on certain of our homes through the creation of a new type of residential real estate asset-backed securitization class that combines characteristics of traditional residential mortgage-backed securities (“RMBS”) and commercial mortgage-backed securities (“CMBS”). Like RMBS, the underlying assets of this new type of residential real estate asset-backed securitization are single-family homes. Like CMBS, the underlying borrower for this new type of residential real estate asset-backed securitization is a business, not an individual homeowner, and the cash flow comes from rental, rather than mortgage, payments. We refer to these securitized loans as our “mortgage loans.” This initial mortgage loan financing totaled $479.1 million, and to date we have executed a total of $5,334.0 million of mortgage loan financings to refinance certain of our credit facility balances.

The historical combined and consolidated financial information discussed below reflects the financial position and results of operations for the IH Holding Entities and is presented on a historical cost basis. Such historical information does not reflect the impact of certain transactions and arrangements that occurred as a result of the Pre-IPO Transactions (as discussed in Part I. Item 1. “Business”) and our IPO which was completed on February 6, 2017, including certain financing transactions and changes to our compensation plans.

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Our Portfolio

The following table provides summary information regarding our total and Same Store portfolio (consisting of homes which had commenced their initial post-renovation lease prior to October 3, 2014) as of and for the periods ended December 31, 2016 as noted below.

Market	Number of homes(1)	Average Occupancy(2)	Average monthly rent(3)	Average monthly rent PSF(3)	% of Revenue(4)
Western United States
Southern California	4,630	94.9%	$2,176	$1.28	12.5%
Northern California	2,879	96.4%	1,708	1.08	6.7%
Seattle	3,184	94.3%	1,875	0.99	8.0%
Phoenix	5,649	94.7%	1,128	0.72	8.3%
Las Vegas	944	95.2%	1,425	0.74	1.7%

Western United States Subtotal	17,286	95.0%	1,662	0.99	37.2%

Florida
South Florida	5,582	94.6%	2,145	1.12	14.6%
Tampa	4,952	94.7%	1,557	0.80	9.8%
Orlando	3,719	95.2%	1,478	0.77	7.0%
Jacksonville	1,984	94.0%	1,544	0.77	3.8%

Florida Subtotal	16,237	94.7%	1,738	0.90	35.2%

Southeast United States
Atlanta	7,517	94.2%	1,353	0.66	12.7%
Charlotte	3,119	94.0%	1,360	0.68	5.2%

Southeast United States Subtotal	10,636	94.2%	1,355	0.67	17.9%

Midwest United States
Chicago	2,956	92.0%	2,010	1.19	7.0%
Minneapolis	1,183	94.2%	1,749	0.88	2.7%

Midwest United States Subtotal	4,139	92.6%	1,934	1.09	9.7%

Total/Average	48,298	94.5%	$1,643	$0.89	100.0%

Same Store Portfolio Total / Average	36,469	95.9%	$1,642	$0.88	76.3%

(1)	As of December 31, 2016.
(2)	Represents average occupancy for the year ended December 31, 2016.
(3)	Represents average rent, net of rental concessions, for the three months ended December 31, 2016.
(4)	Represents the percentage of total revenue generated in each market for the three months ended December 31, 2016.

Factors That Affect Our Results of Operations and Financial Condition

Our results of operations and financial condition are affected by numerous factors, many of which are beyond our control. Key factors that impact our results of operations and financial condition include market fundamentals, property acquisitions and renovations, rental rates and occupancy levels, turnover and days to re-resident homes, property improvements and maintenance, and financing arrangements.

Market Fundamentals: Our results are impacted by housing market fundamentals and supply and demand conditions in our markets, particularly in the Western United States and Florida, which represented 72.4% of our revenues during the three months ended December 31, 2016. In recent periods, our Western United States and Florida markets have experienced favorable demand fundamentals with employment growth and household

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formation rates that have exceeded the U.S. averages, while exhibiting a greater decline in the rate of new supply deliveries (measured by total housing permits as a percentage of households) from their long-term averages than the United States on the whole. We believe these favorable supply and demand fundamentals have driven strong rental rate growth and home price appreciation for our Western United States and Florida markets in recent periods compared to the U.S. average, and we expect these trends to continue in the near to intermediate term.

Property Acquisitions and Renovations: Future growth in rental revenues and operating income may be impacted by our ability to identify and acquire homes, our pace of property acquisitions, and the time and cost required to renovate and lease a newly acquired home. Our ability to identify and acquire single-family homes that meet our investment criteria is impacted by home prices in targeted acquisition locations, the inventory of homes available for sale through our acquisition channels, and competition for our target assets. The acquisition of homes involves expenditures in addition to payment of the purchase price, including payments for acquisition fees, property inspections, closing costs, title insurance, transfer taxes, recording fees, broker commissions, property taxes and HOA fees (when applicable). Additionally, we typically incur costs to renovate a home to prepare it for rental. Renovation work varies, but may include paint, flooring, carpeting, cabinetry, appliances, plumbing hardware, roof replacement, HVAC replacement, and other items required to prepare the home for rental. The time and cost involved in accessing our homes and preparing them for rental can significantly impact our financial performance. The time to renovate a newly acquired property can vary significantly among homes for several reasons, including the property’s acquisition channel, the condition of the property, and whether the property was vacant when acquired. Due to our size and scale both nationally and locally, we believe we are able to purchase goods and services at favorable prices.

Rental Rates and Occupancy Levels: Rental rates and occupancy levels are primary drivers of rental revenues and other property income. Our rental rates and occupancy levels are affected by macroeconomic factors and local and property-level factors, including market conditions, seasonality, resident defaults, and the amount of time it takes to prepare a home for its next resident and re-lease homes when residents vacate. An important driver of rental rate growth is our ability to increase monthly rents from expiring leases, which typically have a term of one to two years.

Turnover and Days to Re-Resident: Other drivers of rental revenues and property operating and maintenance expense include increasing the length of stay of our residents, minimizing resident turnover rates, and reducing the number of days a home is unoccupied between residents. Our operating results also are impacted by the amount of time it takes to market and lease a property. The period of time to market and lease a property can vary greatly and is impacted by local demand, our marketing techniques, the size of our available inventory, and economic conditions and outlook. Increases in turnover rates and the average number of days to re-resident increase property operating and maintenance expenses and reduce rental revenues as the homes are not generating income during this period.

Property Improvements and Maintenance: Property improvements and maintenance impact capital expenditures, property operating and maintenance expense, and rental revenues. We actively manage our homes on a total portfolio basis to determine what capital and maintenance needs may be required, and what opportunities we may have to generate additional revenues or expense savings from such expenditures. Due to our size and scale both nationally and locally, we believe we are able to purchase goods and services at favorable prices.

Financing Arrangements: Financing arrangements directly impact interest expense, credit facilities, mortgage loans, and warehouse loans, as well as our ability to acquire and renovate homes. We have historically utilized credit facilities and warehouse loans to acquire and renovate new homes. In certain instances we have refinanced our credit facilities and warehouse loans utilizing mortgage loans. Our current financing arrangements contain variable interest rate terms, along with certain financial covenants. Interest rates are impacted by the characteristics of our homes, market conditions, and the terms of the underlying financing arrangements. See “—Quantitative and Qualitative Disclosures about Market Risk” for further discussion regarding interest rate

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risk. Our future financing arrangements may not have similar terms with respect to amounts, interest rates, financial covenants, and durations.

Recent Events

Initial Public Offering

On February 6, 2017, we completed our IPO in which we sold 88,550,000 shares of common stock at an initial public offering price of $20.00 per share. The shares offered and sold in the offering were registered under the Securities Act pursuant to our Registration Statement on Form S-11, which was declared effective by the SEC on January 31, 2017. The common stock is listed on the NYSE under the symbol “INVH” and began trading publicly on February 1, 2017. The offering generated net proceeds of approximately $1,667.0 million to us after underwriting discounts, expenses and transaction costs. We used a portion of the net proceeds, together with the borrowings under the Term Loan Facility of our New Credit Facility (described below), to repay all of our existing credit facilities and our mortgage loan relating to the IH1 2013-1 securitization and a portion of the mortgage loan relating to the IH1 2014-1 securitization transaction, and to pay fees and expenses related to the offering.

In March 2017, we used the remaining IPO proceeds, together with cash on hand, to voluntarily prepay approximately $260.0 million of additional borrowings outstanding under the mortgage loan relating to the IH1 2014-1 securitization transaction, reducing the outstanding principal balance to approximately $421.0 million.

New Credit Facility

On February 6, 2017, the Operating Partnership entered into a new credit agreement with the lenders party thereto, Bank of America, N.A., as administrative agent and the other parties party thereto. The new credit agreement provides for senior secured credit facilities (together, collectively, the “New Credit Facility”) consisting of (i) a $1,000.0 million revolving credit facility (the “Revolving Facility”), which will mature on February 6, 2021, with a one-year extension option subject to certain conditions and (ii) a $1,500.0 million Term Loan Facility, which will mature on February 6, 2022. See “—Liquidity and Capital Resources.”

Fannie Mae Commitment

On January 12, 2017, we entered into a commitment letter with Wells Fargo Bank, National Association and Fannie Mae pursuant to which they have made, subject to the satisfaction or waiver of certain conditions, a binding commitment to enter into a securitization transaction with us to fund a new ten-year fixed rate mortgage loan in a principal amount of up to $1,000.0 million, collateralized by certain of our homes. See “—Liquidity and Capital Resources.”

Components of Revenues and Expenses

The following is a description of the components of our revenues and expenses:

Revenues

Rental Revenues

Rental revenues, net of any concessions and uncollectible amounts, consist of rents collected under lease agreements related to our single-family rental homes. These include leases that we enter into directly with our residents, which typically have a term of one to two years.

Other Property Income

Other property income is comprised of: (i) resident reimbursements for utilities, HOA fines, and other charge-backs; (ii) rent and non-refundable deposits associated with pets; and (iii) various other fees including application and lease termination fees.

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Expenses

Property Operating and Maintenance

Once a property is available for its initial lease, which we refer to as “rent-ready,” we incur ongoing property-related expenses, which consist primarily of property taxes, insurance, HOA fees (when applicable), market-level personnel expenses, utility expenses, repairs and maintenance, leasing costs and marketing. Prior to a property being “rent-ready,” certain of these expenses are capitalized as building and improvements. Once a property is “rent-ready,” expenditures for ordinary maintenance and repairs thereafter are expensed as incurred and we capitalize expenditures that improve or extend the life of a home.

Property Management Expense

Property management expense represents personnel and other costs associated with the oversight and management of our portfolio of homes. All of our homes are managed through our internal property manager.

General and Administrative

General and administrative expense represents personnel costs, professional fees, and other costs associated with our day to day activities. We expect to incur additional legal, accounting and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. As a result, general and administrative expense in the historical periods discussed in “—Results of Operations” may not be comparable to general and administrative expense in periods following the IPO.

Noncash Incentive Compensation Expense

Certain current and former employees, as well as certain of our founders, were granted Class B incentive units in certain of the IH Holding Entities or their parent entities. We have recognized noncash incentive compensation expense related to the value of those units in our results of operations as a component of general and administrative expense and property management expense. In connection with the IPO, we modified certain of our incentive awards and issued new awards in order to align our employees’ interests with those of our investors. Such adjustments may impact noncash incentive compensation expense in periods following the IPO.

Depreciation and Amortization

We recognize depreciation and amortization expense associated primarily with our homes and other capital expenditures over their expected useful lives.

Impairment and Other

Impairment and other represents provisions for impairment when the carrying amount of our single-family residential properties is not recoverable and casualty losses, net of any insurance recoveries.

Interest Expense

Interest expense includes interest expense as well as amortization of discounts and deferred financing costs from our financing arrangements and unrealized gains (losses) on non-designated hedging instruments. Interest expense in the historical periods discussed in “—Results of Operations” does not reflect the impact of the following: (i) certain financing transactions that we completed concurrently with the completion of the IPO; (ii) certain hedging instruments that were entered into prior to and subsequent to December 31, 2016; (iii) any additional financing transactions currently contemplated (e.g., the FNMA Loan as defined in “—Liquidity and Capital Resources”); or (iv) the repayment of certain indebtedness with a portion of the net proceeds from the IPO and the New Credit Facility.

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Other

Other includes acquisition costs, interest income, and other miscellaneous income and expenses.

Gain (Loss) on Sale of Property

Gain (loss) on sale of property consists of gains and losses resulting from sales of our homes.

Results of Operations

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

The following table sets forth a comparison of the results of operations for the years ended December 31, 2016 and 2015:

	Year Ended December 31,
($ in thousands)	2016	2015	$ Change	% Change
Revenues:
Rental revenues	$877,991	$800,210	$77,781	9.7%
Other property income	44,596	35,839	8,757	24.4%

Total revenues	922,587	836,049	86,538	10.4%

Operating expenses:
Property operating and maintenance	360,327	347,962	12,365	3.6%
Property management expense	30,493	39,459	(8,966)	(22.7)%
General and administrative	69,102	79,428	(10,326)	(13.0)%
Depreciation and amortization	267,681	250,239	17,442	7.0%
Impairment and other	4,207	4,584	(377)	(8.2)%

Total operating expenses	731,810	721,672	10,138	1.4%

Operating income	190,777	114,377	76,400	66.8%

Other income (expenses):
Interest expense	(286,048)	(273,736)	12,312	4.5%
Other	(1,558)	(3,121)	(1,563)	(50.1)%

Total other income (expenses)	(287,606)	(276,857)	10,749	3.9%

Loss from continuing operations	$(96,829)	$(162,480)	$65,651	40.4%

Rental Revenues

As of December 31, 2016 and 2015, we owned 48,298 and 48,138 single-family rental homes, respectively, generating rental revenue of $878.0 million and $800.2 million, respectively, for the years then ended. Rental revenues increased 9.7% due to an increase in both average occupancy and average monthly rent per occupied home, as well as the increase in number of homes owned. During the years ended December 31, 2016 and 2015 we acquired 1,253 and 3,576 homes, respectively, and sold 1,093 and 1,481 homes, respectively.

Average occupancy for the total portfolio was 94.5% and 93.4% for the years ended December 31, 2016 and 2015, respectively. The increase in average occupancy correlates with the decrease in the number of homes acquired during 2016 compared to 2015 as homes are unoccupied for a longer period of time during initial renovations than during a re-resident period. Average rent per occupied home in actual dollars for the year ended December 31, 2016 was $1,611, compared to $1,515 for the year ended December 31, 2015, a 6.3% increase.

For our Same Store portfolio (consisting of homes which had commenced their initial post-renovation lease prior to October 3, 2014), our average occupancy was 95.9% and 96.1% for the years ended December 31, 2016

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and 2015, respectively, and our average rent per occupied home in actual dollars for the year ended December 31, 2016, was $1,613, compared to $1,545 for the year ended December 31, 2015, a 4.4% increase.

To monitor prospective changes in average rent per occupied home, we compare the monthly rent from an expiring lease to the monthly rent from the next lease for the same home, in each case, net of any amortized concessions. Leases are either renewal leases, where our current resident stays for a subsequent lease term, or a new lease, where our previous resident moves out and a new resident signs a lease to occupy the same home. The following information regarding our renewal leases and new leases is with respect to our total portfolio. For the years ended December 31, 2016 and 2015, renewal lease net effective rental rate growth for the total portfolio averaged 5.5% and 5.1%, respectively. For the years ended December 31, 2016 and 2015, new lease net effective rental rate growth for the total portfolio averaged 5.5% and 4.3%, respectively.

For the years ended December 31, 2016 and 2015, the turnover rate for our Same Store portfolio (consisting of homes which had commenced their initial post-renovation lease prior to October 3, 2014) was 35.2% and 34.3%, respectively. For our total portfolio, an average home remained unoccupied for 42 days between residents for each of the years ended December 31, 2016 and 2015.

Other Property Income

For the years ended December 31, 2016 and 2015, other property income was $44.6 million and $35.8 million, respectively, a 24.4% increase. The primary drivers of the increase were utility recoveries and miscellaneous revenues associated with the ongoing implementation of our national lease, which standardized resident fees across the portfolio.

Operating Expenses

Operating expenses were $731.8 million and $721.7 million for the years ended December 31, 2016 and 2015, respectively, a 1.4% increase. Set forth below is a discussion of changes in the individual components of operating expenses.

Property operating and maintenance expense increased to $360.3 million for the year ended December 31, 2016 from $348.0 million for the year ended December 31, 2015 due to the increase in the number of homes owned in 2016 and increases in property taxes for homes owned in both periods, partially offset by reduced market-level personnel expense.

Property management expense and general and administrative expense decreased to $99.6 million for the year ended December 31, 2016 from $118.9 million for the year ended December 31, 2015 due to efficiencies from lower headcount, a decrease in noncash incentive compensation expense of $17.7 million, and a reduction in severance expense of $5.2 million. These reductions were partially offset by $13.0 million of expenses incurred in 2016 in preparation for the IPO. Noncash incentive compensation expense decreased due to an overall reduction in the number of vesting Class B units and in the weighted average fair value per unit of previously issued non-employee Class B units. This decrease was partially offset by an increase in the number of new Class B units issued during the year ended December 31, 2016 as compared to the year ended December 31, 2015.

Depreciation and amortization expense increased due to the increase in the number of homes owned and placed into service.

Interest Expense

Interest expense was $286.0 million and $273.7 million for the years ended December 31, 2016 and 2015, respectively, a 4.5% increase. The increase in interest expense was due to an increase in the average monthly LIBOR rates of 30 basis points from 0.20% to 0.50% during the years ended December 31, 2015 and 2016,

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respectively, and the recognition of $8.7 million of unrealized losses related to non-designated interest rate hedges, partially offset by a reduction in amortization of deferred financing costs of $18.4 million and a reduction in average debt balances outstanding. As of December 31, 2016, we had $7,570.3 million of debt outstanding, net of deferred financing costs and discounts, compared to $7,726.0 million as of December 31, 2015, a 2.0% decrease. The decrease in debt outstanding was attributable to the payoff of our warehouse loans, as well as $219.0 million of repayments on our credit facilities. Credit facility borrowings totaled $184.7 million and were utilized to fund acquisitions and improvements.

Gain on Sale of Property

Gain on sale of property was $18.6 million and $2.3 million for the years ended December 31, 2016 and 2015, respectively. Of the 1,093 homes sold during the year ended December 31, 2016, 590 were sold in bulk sales for a gain of $9.4 million. Of the 1,481 homes sold during the year ended December 31, 2015, 1,314 homes were sold in bulk sales for a gain of $1.5 million. The primary driver for the difference in the gain on sale between periods was the composition of homes sold during the respective periods.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

The following table sets forth a comparison of the results of operations for the years ended December 31, 2015 and 2014:

	Year Ended December 31,
($ in thousands)	2015	2014	$ Change	% Change
Revenues:
Rental revenues	$800,210	$631,115	$169,095	26.8%
Other property income	35,839	27,607	8,232	29.8%

Total revenues	836,049	658,722	177,327	26.9%

Operating expenses:
Property operating and maintenance	347,962	320,658	27,304	8.5%
Property management expense	39,459	62,506	(23,047)	(36.9)%
General and administrative	79,428	88,177	(8,749)	(9.9)%
Depreciation and amortization	250,239	215,808	34,431	16.0%
Impairment and other	4,584	3,396	1,188	35.0%

Total operating expenses	721,672	690,545	31,127	4.5%

Operating income (loss)	114,377	(31,823)	146,200	459.4%

Other income (expenses):
Interest expense	(273,736)	(235,812)	37,924	16.1%
Other	(3,121)	(1,991)	1,130	56.8%

Total other income (expenses)	(276,857)	(237,803)	39,054	16.4%

Loss from continuing operations	$(162,480)	$(269,626)	$107,146	39.7%

Rental Revenues

As of December 31, 2015 and 2014, we owned 48,138 and 46,043 single-family rental homes, respectively, generating rental revenue of $800.2 million and $631.1 million, respectively, for the years then ended. Rental revenues increased 26.8% due to an increase in both average occupancy and average monthly rent per occupied home, as well as the increase in number of homes owned. During the year ended December 31, 2015 and 2014 we acquired 3,576 and 7,183 homes, respectively, and sold 1,481 and 100 homes, respectively.

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Average occupancy for the total portfolio was 93.4% and 85.9% for the years ended December 31, 2015 and 2014, respectively. The increase in average occupancy correlates with the decrease in the number of homes acquired during 2015 compared to 2014 as homes are unoccupied for a longer period of time during initial renovations than during a re-resident period. Average rent per occupied home in actual dollars for the year ended December 31, 2015 was $1,515, compared to $1,424 for the year ended December 31, 2014, a 6.4% increase.

For our Same Store portfolio (consisting of homes which had commenced their initial post-renovation lease prior to October 3, 2013), our average occupancy was 96.2% and 95.6% for the years ended December 31, 2015 and 2014, respectively, and our average rent per occupied home in actual dollars for the year ended December 31, 2015, was $1,502, compared to $1,451 for the year ended December 31, 2014, a 3.5% increase.

For the years ended December 31, 2015 and 2014, renewal lease net effective rental rate growth for the total portfolio averaged 5.1% and 4.7%, respectively. For the years ended December 31, 2015 and 2014, new lease net effective rental rate growth for the total portfolio averaged 4.3% and 3.6%, respectively.

For the years ended December 31, 2015 and 2014, the turnover rate for our Same Store portfolio (consisting of homes which had commenced their initial post-renovation lease prior to October 3, 2013) was 34.4% and 32.8%, respectively. For our total portfolio, the number of days an average home remained unoccupied between residents was 42 and 47 days for the years ended December 31, 2015 and 2014, respectively.

Other Property Income

For the years ended December 31, 2015 and 2014, other property income was $35.8 million and $27.6 million, respectively, a 29.8% increase. The primary drivers for the increase were utility recoveries and miscellaneous revenues.

Operating Expenses

Operating expenses were $721.7 million and $690.5 million for the years ended December 31, 2015 and 2014, respectively, a 4.5% increase. The net increase in operating expenses was driven by the following:

Property operating and maintenance expense increased to $348.0 million for the year ended December 31, 2015 from $320.7 million for the year ended December 31, 2014 due to the increase in the number of homes owned in 2015 and increases in property taxes for homes owned in both periods, partially offset by reduced market-level personnel expense.

Property management expense and general and administrative expense decreased to $118.9 million for the year ended December 31, 2015 from $150.7 million for the year ended December 31, 2014 due to efficiencies from lower headcount and a reduction in severance expense of $8.0 million. These reductions were partially offset by an increase in noncash incentive compensation expense of $3.6 million due to the issuance of additional Class B units, which was partially offset by an overall decrease in the weighted average fair value per unit of Class B units previously issued to non-employees.

Depreciation and amortization expense increased due to the increase in the number of homes owned during the year ended December 31, 2015.

Interest Expense

Interest expense was $273.7 million and $235.8 million for the years ended December 31, 2015 and 2014, respectively, a 16.1% increase. The increase in interest expense was due to the increase in debt outstanding during the two years. As of December 31, 2015, we had $7,726.0 million of debt outstanding, net of deferred financing costs, compared to $6,564.6 million as of December 31, 2014, a 17.7% increase. The increase in debt

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outstanding was attributable to increased leverage from mortgage loans of $2,370.9 million, which were used to repay $1,955.0 million of our credit facilities. Additional credit facility borrowings totaled $901.6 million and were utilized to fund acquisitions and improvements.

Liquidity and Capital Resources

Our liquidity and capital resources as of December 31, 2016 and 2015 included unrestricted cash and cash equivalents of $198.1 million and $274.8 million, respectively, a 27.9% decrease due primarily to repayments of certain of our indebtedness which is discussed in further detail in “—Cash Flows.”

Liquidity is a measure of our ability to meet potential cash requirements, maintain our assets, fund our operations, make distributions and dividend payments to our equity investors and meet other general requirements of our business. Our liquidity, to a certain extent, is subject to general economic, financial, competitive and other factors beyond our control. Our near-term liquidity requirements consist primarily of: (i) renovating newly-acquired homes; (ii) funding HOA fees (as applicable), real estate taxes, insurance premiums and the ongoing maintenance for our homes; (iii) interest expense; and (iv) payment of dividends to our equity investors. Our long-term liquidity requirements consist primarily of funds necessary to pay for the acquisition of and non-recurring capital expenditures for our homes and principal payments on our indebtedness.

We will seek to satisfy our long-term liquidity needs through cash provided by operations, long-term secured and unsecured borrowings, the issuance of debt and equity securities, and property dispositions. We have financed our operations and acquisitions to date through cash provided by operations, capital contributions from our equity investors, and financing arrangements. We believe our rental income net of operating expenses will generally provide cash flow sufficient to fund our operations and distributions and dividend payments on a near-term basis. Our real estate assets are illiquid in nature. A timely liquidation of assets may not be a viable source of short-term liquidity should a cash flow shortfall arise, and we may need to source liquidity from other financing alternatives, such as the Revolving Facility in the amount of $1,000.0 million that we entered into on February 6, 2017.

As a REIT, Invitation Homes Inc. will be required to distribute to its stockholders at least 90% of its taxable income, excluding net capital gain, on an annual basis. Therefore, as a general matter, it is unlikely that we will be able to retain substantial cash balances that could be used to meet our liquidity needs from our annual taxable income. Instead, we will need to meet these needs from external sources of capital and amounts, if any, by which our cash flow generated from operations exceeds taxable income.

We have historically utilized credit facilities, mortgage loans and warehouse loans from our Sponsor to fund acquisitions and renovation improvements. As of December 31, 2016, we have repaid all outstanding borrowings under the warehouse loans and do not expect to obtain warehouse loans from our Sponsor in the future. Subsequent to December 31, 2016, we repaid all obligations outstanding under the existing credit facilities and the IH1 2013-1 mortgage loan, and made repayments totaling $551.5 million on the IH1 2014-1 mortgage loan. As further described and defined below, we entered into a New Credit Facility on February 6, 2017 which includes a $1,000.0 million revolving line of credit component that is currently undrawn and a fully drawn $1,500.0 million term loan component.

The following describes the key terms and conditions of our current credit facilities, mortgage loans and warehouse loans.

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Credit Facilities

Our credit facilities were comprised of the following as of December 31, 2016 and 2015:

($ in thousands)				Outstanding Principal Balance(3)
Credit Facility	Origination Date	Maturity Date(1)	Interest Rate(2)	December 31, 2016	December 31, 2015
IH1 2015(4)	April 3, 2015	October 3, 2017	4.02%	$85,492	$161,105
IH2 2015(5)	September 29, 2015	March 29, 2017	3.52%	43,859	116,109
IH3 2013(6)	December 19, 2013	June 30, 2017	3.77%	932,583	958,622
IH4 2014(7)	May 5, 2014	May 5, 2017	3.77%	529,866	556,987
IH5 2014(8)	December 5, 2014	June 5, 2017	3.94%	564,348	563,125
IH6 2016(9)	April 13, 2016	April 13, 2018	3.28%	165,437	—

Total				2,321,585	2,355,948
Less deferred financing costs, net				(6,044)	(8,207)

Total				$2,315,541	$2,347,741

(1)	The maturity dates above are reflective of all extensions that have been exercised. On February 6, 2017, the credit facilities were repaid in full in connection with the completion of our IPO and the initial funding of the New Credit Facility.
(2)	Interest rates are based on a spread to LIBOR; as of December 31, 2016, LIBOR was 0.77%.
(3)	Outstanding Principal Balance does not include capitalized deferred financing costs, net.
(4)	As of December 31, 2016, we had the right to borrow up to $85,492, bearing interest of LIBOR + 325 basis points, and an unused commitment fee of 50 basis points per year.
(5)	As of December 31, 2016, we had the right to borrow up to $105,800; bearing interest at LIBOR + 275 basis points, and an unused commitment fee of 50 basis points per year.
(6)	As of December 31, 2016, we had the right to borrow up to $932,583, bearing interest at either LIBOR + 300 or 425 basis points (depending on the nature of the financed property), and an unused commitment fee of 50 basis points per year.
(7)	As of December 31, 2016, we had the right to borrow up to $529,866, bearing interest at either LIBOR + 300 or 425 basis points (depending on the nature of the financed property), and an unused commitment fee of 50 basis points.
(8)	As of December 31, 2016, we had the right to borrow up to $564,348, bearing interest at either LIBOR + 275 or + 400 basis points (depending on the nature of the financed property), and an unused commitment fee of 50 basis points per year.
(9)	As of December 31, 2016, we had the right to borrow up to $550,000, bearing interest at either LIBOR + 250 or 375 basis points (depending on the nature of the financed property), and an unused commitment fee of 50 basis points per year.

Our credit facilities are subject to certain terms and conditions that must be satisfied to obtain additional draws. These terms and conditions are specific to each credit facility agreement and include the following range of provisions which are detailed in the respective credit facility agreements: (i) the aggregate loan principal balance may not exceed 55.00%-90.00% of the total cost basis associated with financed properties; (ii) the aggregate loan principal balance may not exceed 55.00%-75.00% of the value associated with financed properties; (iii) the aggregate debt yield may not be less than 5.75%-7.00%; and (iv) the aggregate debt service coverage ratio may not be less than 1.35 to 1.00.

All of our credit facilities also require us to maintain compliance with certain affirmative, negative, and financial covenants. Affirmative covenants with which we must comply include our, and certain of our affiliates’, compliance with (i) use of proceeds requirements specified in the credit facility agreement, (ii) licensing, permitting and legal requirements specified in the respective credit facility agreement, (iii) organizational

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requirements of the jurisdictions in which we, and certain of our affiliates, are organized, (iv) federal and state tax laws, and (v) books and records requirements specified in the credit facility agreement. Negative covenants with which we must comply include our, and certain of our affiliates’, compliance with limitations surrounding (i) the operation of our properties, (ii) the amount of our indebtedness and the nature of our investments, (iii) the execution of transactions with affiliates, and (iv) the nature of our business activities. Financial covenants are specific to each credit facility agreement and include (i) a maximum loan to value ratio of 65.00%-80.00%, (ii) maximum loan to cost ratio of 65.00%-90.00%, (iii) a debt service coverage ratio of not less than 1.10 to 1.00, and (iv) a debt yield of not less than 5.75%-7.00%. Our IH3 2015, IH4 2015, IH5 2014, and IH6 2016 credit facilities have an additional financial covenant related to an adjusted debt service coverage ratio of not less than 0.70 to 1.00 or 1.00 to 1.00. At December 31, 2016, and through the date our financial statements were issued, we believe we were in compliance with all affirmative, negative, and financial covenants related to the aforementioned credit facilities.

Mortgage Loans

As of December 31, 2016, we have completed seven securitization transactions, which we refer to as the “Securitizations” or the “mortgage loans,” collateralized by homes owned by certain subsidiaries of the IH Holding Entities. The proceeds from the mortgage loans were used to fund (i) partial repayments of the then-outstanding IH1 and IH2 credit facilities, (ii) initial deposits in the reserve accounts, (iii) closing costs in connection with the mortgage loans, (iv) general costs associated with our operations, and (v) distributions and dividends to IH1 and IH2 equity investors.

The following table sets forth a summary of the mortgage loan indebtedness as of December 31, 2016 and 2015:

					Outstanding Principal Balance(4)
($ in thousands)	Maturity Date(1)	Maturity Date if Fully Extended(2)	Rate(3)	Range of Spreads	December 31, 2016(5)	December 31, 2015
IH1 2013-1(6)	December 9, 2017	December 9, 2018	2.45%	115-365 bps	$462,431	$469,554
IH1 2014-1(7)	June 9, 2017	June 9, 2019	2.61%	100-375 bps	978,231	993,738
IH1 2014-2, net(8)	September 9, 2017	September 9, 2019	2.67%	110-400 bps	710,664	718,610
IH1 2014-3, net(9)	December 9, 2017	December 9, 2019	3.08%	120-500 bps	766,753	766,043
IH2 2015-1, net(10)	March 9, 2018	March 9, 2020	3.13%	145-430 bps	531,318	536,174
IH2 2015-2(11)	June 9, 2017	June 9, 2020	2.72%	135-370 bps	630,283	631,097
IH2 2015-3	August 9, 2017	August 7, 2020	2.94%	130-475 bps	1,184,314	1,190,695

Total Securitizations					5,263,994	5,305,911
Less deferred financing costs, net					(9,256)	(41,718)

Total					$5,254,738	$5,264,193

(1)	Each mortgage loan’s initial maturity term is two years, individually subject to three, one-year extension options at the borrower’s discretion (provided that there is no event of default under the loan agreement and the borrower obtains a replacement interest rate cap agreement in a form reasonably acceptable to the lender). Our IH1 2014-1, IH1 2014-2, IH1 2014-3, and IH2 2015-1 mortgage loans have exercised the first extension options, and IH1 2013-1 has exercised the second extension option. The maturity dates above are reflective of all extensions that have been exercised.
(2)	Represents the maturity date if we exercise each of the remaining one-year extension options available, which are subject to certain conditions being met.
(3)	Interest rates are based on a weighted average spread to LIBOR; as of December 31, 2016, LIBOR was 0.77%.
(4)	Outstanding Principal Balance is net of discounts and does not include capitalized deferred financing costs, net.

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(5)	From January 1, 2017 to March 24, 2017, we made repayments of $16.4 million on our mortgage loans related to the disposition of properties.
(6)	On February 6, 2017, the outstanding balance of IH1 2013-1 was repaid in full.
(7)	On February 6, 2017 and March 9, 2017, we made voluntary repayments of $291,500 and $260,000, respectively.
(8)	Net of unamortized discount of $0 and $1.3 million as of December 31, 2016 and 2015, respectively.
(9)	Net of unamortized discount of $0 and $3.3 million as of December 31, 2016 and 2015, respectively.
(10)	Net of unamortized discount of $0.1 million and $0.4 million as of December 31, 2016 and 2015, respectively. On February 9, 2017, we exercised our first one-year extension option on IH2 2015-1, extending the maturity from March 9, 2017 to March 9, 2018.
(11)	On March 9, 2017, we submitted a notification to request an extension of the maturity of the IH2 2015-2 mortgage loan from June 9, 2017 to June 9, 2018 upon approval.

Securitization Transactions

IH1 2013-1: In November 2013, we completed our first securitization transaction (“IH1 2013-1”), in which 2013-1 IH Borrower L.P. (“S1 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH1, executed a loan agreement with a third-party lender. The third-party lender made a six component term loan to S1 Borrower in the amount of $479.1 million. All six components of the loan were sold at par. We are obligated to make monthly payments of interest and principal with the first payment being due upon the closing of the loan, and subsequent payments beginning January 9, 2014 and continuing monthly thereafter. On February 6, 2017, the outstanding balance of IH1 2013-1 was repaid in full.

IH1 2014-1: In May 2014, we completed our second securitization transaction (“IH1 2014-1”), in which 2014-1 IH Borrower L.P. (“S2 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH1, executed a loan agreement with a third-party lender. The third party lender made a six component term loan to S2 Borrower in the amount of $993.7 million. All six components of the loan were sold at par. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning July 9, 2014 and continuing monthly thereafter. On February 6, 2017 and March 9, 2017, we made voluntary repayments of $291.5 million and $260.0 million, respectively.

IH1 2014-2: In August 2014, we completed our third securitization transaction (“IH1 2014-2”), in which 2014-2 IH Borrower L.P. (“S3 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH1, executed a loan agreement with a third-party lender. The third-party lender made a term loan comprised of (1) six floating rate components and (2) one fixed rate component to S3 Borrower in the amount of $719.9 million. Of the seven loan components, the Class A, B, C, D and G certificates were sold at par; however, the Class E and F certificates were sold at a total discount of $4.0 million. The unamortized balance of this discount is included in mortgage loans, net on our combined and consolidated balance sheets as of December 31, 2016 and 2015. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning October 9, 2014 and continuing monthly thereafter.

IH1 2014-3: In November 2014, we completed our fourth securitization transaction (“IH1 2014-3”), in which 2014-3 IH Borrower L.P. (“S4 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH1, executed a loan agreement with a third-party lender. The third-party lender issued a term loan comprised of (1) six floating rate components and (2) one fixed rate component to S4 Borrower in the amount of $769.3 million. Of the seven components, the Class B and G certificates were sold at par; however, the Class A, C, D, E and F certificates were sold at a total discount of $7.2 million. The unamortized balance of this discount is included in mortgage loans, net on our combined and consolidated balance sheets as of December 31, 2016 and 2015. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning December 9, 2014 and continuing monthly thereafter.

IH2 2015-1: In January 2015, we completed our fifth securitization transaction (“IH2 2015-1”), in which 2015-1 IH2 Borrower L.P. (“S5 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary

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of IH2, executed a loan agreement with a third-party lender. The third-party lender made a seven component term loan to S5 Borrower in the amount of $540.9 million. Six of the seven components, the Class A, B, C, D, E, and G certificates were sold at par; however, the Class F certificates were sold at a total discount of $0.6 million. The unamortized balance of this discount is included in mortgage loans, net on our combined and consolidated balance sheets as of December 31, 2016 and 2015. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning March 9, 2015 and continuing monthly thereafter.

IH2 2015-2: In April 2015, we completed our sixth securitization transaction (“IH2 2015-2”), in which 2015-2 IH2 Borrower L.P. (“S6 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH2, executed a loan agreement with a third-party lender. The third-party lender made a seven component term loan to S6 Borrower in the amount of $636.7 million. All of the components of the loan were sold at par. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning June 9, 2015 and continuing monthly thereafter.

IH2 2015-3: In June 2015, we completed our seventh securitization transaction (“IH2 2015-3”), in which 2015-3 IH2 Borrower L.P. (“S7 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH2, executed a loan agreement with a third-party lender. The third-party lender made a seven component term loan to S7 Borrower in the amount of $1,194.0 million. All of the components of the loan were sold at par. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning August 7, 2015 and continuing monthly thereafter.

Concurrent with the execution of each loan agreement, the respective third-party lender sold each loan it originated with us to individual depositor entities (the “Depositor Entities”) who subsequently transferred each loan to Securitization-specific trust entities (the “Trusts”). The Depositor Entities associated with the IH1 2014-2 and IH1 2014-3 securitizations are wholly owned subsidiaries of IH1, the Depositor Entities associated with the IH2 2015-1, IH2 2015-2, and IH2 2015-3 securitizations are wholly owned subsidiaries of IH2, and the Depositor Entities associated with the IH1 2013-1 and IH1 2014-1 securitizations are wholly owned by unaffiliated third parties.

As consideration for the transfer of each loan to the Trusts, the Trusts issued certificate classes which mirror the components of the individual loan agreements (collectively, the “Certificates”) to the Depositor Entities, except that Class R certificates do not have related loan components as they represent residual interests in the Trusts. The Certificates represent the entire beneficial interest in the Trusts. Following receipt of the Certificates, the Depositor Entities sold the Certificates to investors using the proceeds as consideration for the loans sold to the Depositor Entities by the lenders. These transactions had no effect on our combined and consolidated financial statements other than with respect to the Class G certificates purchased by IH1 and IH2.

For IH1 2014-2, IH1 2014-3, IH2 2015-1, IH2 2015-2, and IH2 2015-3, the Trusts made the Class A through Class F certificates available for sale to both domestic and foreign investors. With the introduction of foreign investment, IH1 and IH2, as sponsors of the respective loans, are required to retain a portion of the risk that represents a material net economic interest in each loan. The Class G certificates for IH1 2014-2, IH1 2014-3, IH2 2015-1, IH2 2015-2, and IH2 2015-3 are equal to 5% of the original principal amount of the loans in accordance with the agreements. Per the terms of the Securitization agreements, the Class G certificates are restricted certificates and were made available exclusively to IH1 and IH2, as applicable. The Class G certificates are principal only and bear a stated annual interest rate of 0.0005%. The Class G certificates are classified as held to maturity investments and are recorded in other assets, net in the combined and consolidated balance sheets.

General Terms

The general terms that apply to all of the mortgage loans require us to maintain compliance with certain affirmative and negative covenants. Affirmative covenants with which we must comply include our, and certain

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of our affiliates’, compliance with (i) licensing, permitting and legal requirements specified in the loan agreement, (ii) organizational requirements of the jurisdictions in which we, and certain of our affiliates, are organized, (iii) federal and state tax laws, and (iv) books and records requirements specified in the respective loan agreements. Negative covenants with which we must comply include our, and certain of our affiliates’, compliance with limitations surrounding (i) the amount of our indebtedness and the nature of our investments, (ii) the execution of transactions with affiliates, (iii) the Manager, and (iv) the nature of our business activities. At December 31, 2016, and through the date our financial statements were issued, we believe we were in compliance with all affirmative and negative covenants.

Prepayments

For the mortgage loans, prepayments of amounts owed are generally not permitted by us under the terms of the respective loan agreements unless such prepayments are made pursuant to the voluntary election and mandatory provisions specified in such agreements. The specified mandatory provisions become effective to the extent that a property becomes characterized as a disqualified property, a property is sold, and/or upon the occurrence of a condemnation or casualty event associated with a property. To the extent either a voluntary election is made, or a mandatory prepayment condition exists, in addition to paying all interest and principal, we must also pay certain breakage costs as determined by the loan servicer and a spread maintenance premium if prepayment occurs before the month following the one year anniversary of the closing dates of the mortgage loans. For the years ended December 31, 2016 and 2015, mandatory prepayments of $42.1 million and $13.2 million, respectively, were made under the terms of the loan agreements.

Other Information

We used the net proceeds from our IPO, together with borrowings under the Term Loan Facility, to repay the IH1 2013-1 mortgage loan and $551.5 million of the IH1 2014-1 mortgage loan. In addition, we intend to enter into the FNMA Loan (as defined in “—Fannie Mae Securitization Transaction”) and use the net proceeds to repay all remaining amounts under the IH1 2014-1 mortgage loan and approximately $529.0 million of the IH1 2014-2 mortgage loan.

Warehouse Loans

From time to time certain of the IH Holding Entities entered into unsecured warehouse loan agreements with our Sponsor. Interest accrued at rates based on a spread to LIBOR, and any unpaid interest amounts were compounded into the remaining unpaid principal balance on a monthly basis. All of the warehouse loans were repaid in full during the year ended December 31, 2016 and we do not expect to obtain warehouse loans from our Sponsor in the future.

The following table sets forth a summary of the outstanding principal amounts under such loans as of December 31, 2016 and 2015:

($ in thousands)	Origination Date	Maturity Date	December 31, 2016	December 31, 2015
IH3 warehouse loan(1)	March 26, 2014	December 31, 2017	$—	$38,137
IH4 warehouse loan(1)	May 7, 2014	May 6, 2015	—	4,740
IH5 warehouse loan(2)	April 27, 2015	April 26, 2016	—	71,146

Total warehouse loans			$—	$114,023

(1)	This loan bore interest at LIBOR + 275 basis points. The loan was repaid in full during the year ended December 31, 2016.
(2)	This loan bore interest at LIBOR + 250 basis points. The loan was repaid in full during the year ended December 31, 2016.

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New Credit Facility

On February 6, 2017, concurrently with the completion of the IPO, our Operating Partnership entered into the New Credit Facility with Bank of America, N.A., as administrative agent, and a syndicate of banks, financial institutions and institutional lenders from time to time party thereto.

The New Credit Facility provides $2,500.0 million of borrowing capacity and consists of:

•	a new $1,000.0 million Revolving Facility, which will mature four years from the closing date of the New Credit Facility (the “Closing Date”), with a one-year extension option subject to certain conditions; and

•	a new $1,500.0 million Term Loan Facility, which will mature five years from the Closing Date.

Our Operating Partnership, which is referred to in this section as the “Borrower,” is the borrower under the New Credit Facility. The Revolving Facility component also includes borrowing capacity available for letters of credit and for short-term borrowings referred to as swing line borrowings, in each case subject to certain sublimits. The New Credit Facility also provides the Borrower with the option to enter into additional incremental credit facilities (including an uncommitted incremental facility that provides the Borrower with the option to increase the size of the Revolving Facility and/or the Term Loan Facility by an aggregate amount of up to $1,500.0 million), subject to certain limitations.

Interest Rate and Fees. Borrowings under the New Credit Facility bear interest, at the Borrower’s option, at a rate equal to a margin over either (a) a LIBOR rate determined by reference to the Bloomberg LIBOR rate (or comparable or successor rate) for the interest period relevant to such borrowing or (b) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.50%, and (3) the LIBOR rate that would be payable on such day for a LIBOR rate loan with a one-month interest period plus 1.00%. The margin is based on a total leverage based grid. The margin for the Revolving Facility ranges from 0.75% to 1.30%, in the case of base rate loans, and 1.75% to 2.30%, in the case of LIBOR rate loans. The margin for the Term Loan Facility ranges from 0.70% to 1.30%, in the case of base rate loans, and 1.70% to 2.30%, in the case of LIBOR rate loans. In addition, the New Credit Facility provides that, upon receiving an investment grade rating on its non-credit enhanced, senior unsecured long term debt of BBB- or better from Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or Baa3 or better from Moody’s Investors Service, Inc. (an “Investment Grade Rating Event”), the Borrower may elect to convert to a credit rating based pricing grid.

In addition to paying interest on outstanding principal under the New Credit Facility, the Borrower is required to pay a facility fee to the lenders under the Revolving Facility in respect of the unused commitments thereunder. The facility fee rate is based on the daily-unused amount of the Revolving Facility and is either 0.350% or 0.200% per annum based on the unused facility amount. Upon converting to a credit rating pricing based grid, the unused facility fee will no longer apply and the Borrower will be required to pay a facility fee ranging from 0.125% to 0.300%. We are also required to pay customary letter of credit fees.

Prepayments. No prepayment is required under the New Credit Facility. The Borrower is permitted to voluntarily repay amounts outstanding under the Term Loan Facility at any time without premium or penalty, subject to certain minimum amounts and the payment of customary “breakage” costs with respect to LIBOR loans. Once repaid, no further borrowings are permitted under the Term Loan Facility.

Amortization. The New Credit Facility has no amortization payments.

Guarantees and Security. The obligations under the New Credit Facility are guaranteed on a joint and several basis by each direct and indirect domestic wholly owned subsidiary of the Borrower that owns, directly or indirectly, unencumbered assets (the “Subsidiary Guarantors”), subject to certain exceptions. The guarantee to be

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provided by any Subsidiary Guarantor is automatically released upon the occurrence of certain events, including if it no longer has a direct or indirect interest in an unencumbered asset or as a result of certain non-recourse refinancing transactions pursuant to which such Subsidiary Guarantor becomes contractually prohibited from providing its guaranty of the New Credit Facility. In addition, we may be required to provide a guarantee of the New Credit Facility under certain circumstances, including if we do not maintain our qualification as a REIT.

The New Credit Facility is collateralized by first priority or equivalent security interests in all the capital stock of, or other equity interests in any Subsidiary Guarantor, held by the Borrower and each of the Subsidiary Guarantors. The security interests to be granted under the New Credit Facility will be automatically released upon the occurrence of certain events, including upon an Investment Grade Rating Event or if the total net leverage ratio is less than or equal to 8.00:1.00 for four consecutive fiscal quarters.

Certain Covenants and Events of Default. The New Credit Facility contains certain customary affirmative and negative covenants and events of default. Such covenants will, among other things, restrict, subject to certain exceptions, the ability of the Borrower, the Subsidiary Guarantors and their respective subsidiaries to:

•	engage in certain mergers, consolidations or liquidations;

•	sell, lease or transfer all or substantially all of their respective assets;

•	engage in certain transactions with affiliates;

•	make changes to the Borrower’s fiscal year;

•	make changes in the nature of the business of the Borrower and its subsidiaries; and

•	incur additional indebtedness that is secured on a pari passu basis with the New Credit Facility.

The New Credit Facility also requires the Borrower, on a consolidated basis with its subsidiaries, to maintain a (i) maximum total leverage ratio, (ii) maximum secured leverage ratio, (iii) maximum unencumbered leverage ratio, (iv) minimum fixed charge coverage ratio, (v) minimum unencumbered fixed charge coverage ratio and (vi) minimum tangible net worth.

If an event of default occurs, the lenders under the New Credit Facility are entitled to take various actions, including the acceleration of amounts due under the New Credit Facility and all actions permitted to be taken by a secured creditor.

Certain Hedging Arrangements

On December 21, 2016, the Operating Partnership entered into forward interest rate swap agreements with two financial institutions for an aggregate notional amount of $1,500.0 million to hedge the risk arising from changes in one-month LIBOR. The interest rate swaps began February 28, 2017, mature January 31, 2022, and will effectively convert one-month LIBOR interest payments to a fixed rate of 1.97%. Certain of the IH Holding Entities and/or their subsidiaries have guaranteed the Operating Partnership’s obligations under the interest rate swaps.

On January 12, 2017, the Operating Partnership entered into a forward interest rate swap agreement for a notional amount of $1,100.0 million to hedge the interest rate risk related to changes in one-month LIBOR. The interest rate swap began February 28, 2017, matures August 7, 2020, and will effectively convert our variable base rate of one-month LIBOR interest payments to a fixed rate of 1.59%. Certain of the Invitation Homes Partnerships and certain Borrower Entities have guaranteed the Operating Partnership’s obligations under the interest rate swap.

On January 13, 2017, the Operating Partnership entered into a forward interest rate swap agreement for a notional amount of $595.0 million to hedge the interest rate risk related to changes in one-month LIBOR. The

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interest rate swap began February 28, 2017, matures June 9, 2020, and will effectively convert our variable base rate of one-month LIBOR interest payments to a fixed rate of 1.63%. Certain of the Invitation Homes Partnerships and certain Borrower Entities have guaranteed the Operating Partnership’s obligations under the interest rate swap.

On January 20, 2017, the Operating Partnership entered into a forward interest rate swap agreement for a notional amount of $325.0 million to hedge the interest rate risk related to changes in one-month LIBOR. The interest rate swap began February 28, 2017, matures March 9, 2020, and will effectively convert our variable base rate of one-month LIBOR interest payments to a fixed rate of 1.60%. Certain of the Invitation Homes Partnerships and certain Borrower Entities have guaranteed the Operating Partnership’s obligations under the interest rate swap.

These interest rate swap agreements were accounted for as non-designated hedges until January 31, 2017 when they began qualifying for hedge accounting as a result of the Pre-IPO Transactions described in Part I. Item. 1, “Business.” At that time, we designated these swaps for hedge accounting purposes; and the effective portion thereof will be recorded in other comprehensive income as of January 31, 2017.

Concurrent with entering into the mortgage loan agreements, we entered into and now maintain interest rate cap agreements with terms and notional amounts equivalent to the terms and amounts of the loans made by the third-party lenders and strike prices equal to approximately 3.46% for IH1 2013-1, 3.82% for IH1 2014-1, 3.09% for IH1 2014-2, 2.59% for IH1 2014-3, 2.07% for IH2 2015-1, 2.71% for IH2 2015-2, and 2.52% for IH2 2015-3 (collectively, the “Strike Prices”). To the extent that the maturity date of one or more of the loans is extended through an exercise of one or more of the extension options, replacement or extension interest rate cap agreements must be executed with terms similar to those associated with the initial interest rate cap agreements and strike prices equal to the greater of the Strike Prices and the interest rate at which the debt service coverage ratio (as defined) is not less than 1.2 to 1.0. The interest rate cap agreements, including all of our rights to payments owed by the counterparty and all other rights have been pledged as additional collateral for the loans. We may enter into additional swap or other hedging arrangements from time to time in the future.

Fannie Mae Securitization Transaction

Pursuant to a commitment letter dated January 12, 2017, Wells Fargo Bank, National Association (“Wells Fargo”) and Fannie Mae have made, subject to the satisfaction or waiver of certain conditions, a binding commitment to enter into a securitization transaction with us whereby an entity to be designated by Wells Fargo (the “FNMA Loan Originator”) will fund to a special purpose entity and wholly owned subsidiary of IH1 (the “FNMA Loan Borrower”) a new ten-year fixed rate mortgage loan in a principal amount of up to $1,000.0 million (the “FNMA Loan”), collateralized by certain of our homes. The commitment letter contemplates that the FNMA Loan will be funded through the issuance and sale of (i) mortgage-backed certificates (the “Guaranteed Certificates”) that carry Fannie Mae’s guaranty of timely payment of principal and interest and (ii) certain mortgage-backed certificates that will represent a beneficial interest in the most subordinate component of the FNMA Loan (the “Subordinate Non-Guaranteed Certificates”). The FNMA Loan would bear interest at a fixed rate per annum equal to the market determined pass-through rate payable on the Guaranteed Certificates plus applicable Fannie Mae guaranty and servicing fees and include certain customary affirmative and negative covenants and events of default. The FNMA Loan would generally be non-recourse to the FNMA Loan Borrower, subject to certain customary carve-outs in respect of which the Operating Partnership or IH1 will provide a guarantee or indemnity. In order to satisfy applicable rules imposing credit risk retention requirements, we would purchase and retain the Subordinate Non-Guaranteed Certificates which will be equal to 5% (or such other percentage necessary to ensure that such risk retention requirements are met) of the initial certificate balance of the mortgage-backed certificates that represent the beneficial interests in the FNMA Loan.

We intend to enter into the FNMA Loan during the second quarter of 2017 and use the net proceeds to repay all remaining amounts outstanding under our mortgage loan relating to the IH1 2014-1 securitization and

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approximately $529.0 million of our mortgage loan relating to the IH1 2014-2 securitization. The commitment letter and the obligations of Fannie Mae and the FNMA Loan Lender to consummate the transaction are subject to certain conditions, including the satisfaction of all risk retention requirements in a manner acceptable to all parties to the transaction; clearance by the FNMA Loan Borrower, IH1, the Operating Partnership and all other principals of the transaction under all prohibited person searches and all other compliance checks; confirmation that the final loan amount complies with certain loan-to-value and debt service coverage ratios pursuant to underwriting standards approved by Fannie Mae methodology; the taking of such additional action by the FNMA Borrower, IH1 and the Operating Partnership as is required by Fannie Mae or Wells Fargo; provided that such additional actions shall be consistent with the terms contemplated by the commitment letter; the provision of such other information as Fannie Mae or Wells Fargo may require; confirmation from Fannie Mae and/or Wells Fargo as to the acceptability of the homes that will collateralize the FNMA Loan; and the origination of the FNMA Loan on documents in form and substance acceptable to Wells Fargo and Fannie Mae. In addition, the commitment letter is terminable if any material adverse changes shall occur at any time prior to the closing of the FNMA Loan with respect to the credit of the applicable loan parties. There can be no assurances that we will be able to complete this transaction on the terms described above or at all.

Purchase of Outstanding Debt Securities or Loans

As market conditions warrant, we and our equity investors, including our Sponsor, its affiliates, and members of our management, may from time to time seek to purchase our outstanding debt, including borrowings under our credit facilities and mortgage loans or debt securities that we may issue in the future, in privately negotiated or open market transactions, by tender offer or otherwise. Subject to any applicable limitations contained in the agreements governing our indebtedness, any purchases made by us may be funded by the use of cash on our balance sheet or the incurrence of new secured or unsecured debt, including borrowings under our credit facilities and mortgage loans. The amounts involved in any such purchase transactions, individually or in the aggregate, may be material. Any such purchases may be with respect to a substantial amount of a particular class or series of debt, with the attendant reduction in the trading liquidity of such class or series. In addition, any such purchases made at prices below the “adjusted issue price” (as defined for U.S. federal income tax purposes) may result in taxable cancelation of indebtedness income to us, which amounts may be material, and in related adverse tax consequences to us.

Cash Flows

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

The following table summarizes our cash flows for the year ended December 31, 2016 and the year ended December 31, 2015:

	Year Ended December 31,
($ in thousands)	2016	2015	$ Change	% Change
Net cash provided by operating activities	$250,126	$197,474	$52,652	26.7%
Net cash used in investing activities	(255,037)	(859,833)	604,796	70.3%
Net cash (used in) provided by financing activities	(71,788)	651,581	(723,369)	(111.0)%

Change in cash and cash equivalents	$(76,699)	$(10,778)	$(65,921)	(611.6)%

Operating Activities

Net cash provided by operating activities was $250.1 million and $197.5 million for the years ended December 31, 2016 and 2015, respectively, an increase of 26.7%. The increase was primarily driven by our net loss decreasing from $(160.2) million for the year ended December 31, 2015 to $(78.2) million for the year ended December 31, 2016, partially offset by a $37.4 million decrease in noncash expenses. Our cash flows provided by

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operating activities depend on numerous factors, including the occupancy level of our homes, the rental rates achieved on our leases, the collection of rent from our residents, and the amount of our operating and other expenses.

Investing Activities

Net cash used in investing activities primarily consists of the acquisition costs of homes, capital improvements, changes in restricted cash, and proceeds from property sales. Net cash used in investing activities was $255.0 million and $859.8 million for the years ended December 31, 2016 and 2015, respectively, a decrease in use of cash of 70.3%. The decrease in use of funds was primarily due to (i) a decrease in homes acquired during 2016, from 3,576 homes during the year ended December 31, 2015 to 1,253 homes during the year ended December 31, 2016 and by (ii) a decrease in purchases of investments in debt securities from $118.6 million during the year ended December 31, 2015 to $16.0 million during the year ended December 31, 2016.

Financing Activities

Net cash used in financing activities was $71.8 million at December 31, 2016 and net cash provided by financing activities was $651.6 million at December 31, 2015, a 111.0% decrease. Equity investors contributed $138.0 million and $246.8 million of capital for the years ended December 31, 2016 and 2015, respectively, a 44.1% decrease. Equity investors received $682.5 million of distributions and dividends for the year ended December 31, 2015. We received $184.7 million and $3,417.1 million of debt proceeds for the years ended December 31, 2016 and 2015, respectively. For the year ended December 31, 2016, we repaid $381.1 million of debt, compared to $2,278.1 million for the year ended December 31, 2015. The equity and debt proceeds received were primarily utilized for the purchase and renovation of acquired single-family rental homes, and to repay then-outstanding IH1 and IH2 credit facilities. Remaining proceeds from the 2015 mortgage loan financings were the primary source of the distributions and dividends paid during the year ended December 31, 2015.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

The following table summarizes our cash flows for the year ended December 31, 2015 and the year ended December 31, 2014:

	Year Ended December 31,
($ in thousands)	2015	2014	$ Change	% Change
Net cash provided by operating activities	$197,474	$48,451	$149,023	307.6%
Net cash used in investing activities	(859,833)	(1,899,697)	1,039,864	54.7%
Net cash provided by financing activities	651,581	1,705,277	(1,053,696)	(61.8)%

Change in cash and cash equivalents	$(10,778)	$(145,969)	$135,191	92.6%

Operating Activities

For the years ended December 31, 2015 and 2014, net cash provided by operating activities was $197.5 million and $48.5 million, respectively, a 307.6% increase. The increase was primarily driven by our net loss decreasing from $(269.9) million for the year ended December 31, 2014 to $(160.2) million for the year ended December 31, 2015. Our cash flows provided by operating activities depend on numerous factors, including the occupancy level of our homes, the rental rates achieved on our leases, the collection of rent from our residents, and the amount of our operating and other expenses.

Investing Activities

For the years ended December 31, 2015 and 2014, net cash used in investing activities was $859.8 million and $1,899.7 million, respectively, a decrease of 54.7%. The decrease in use of funds was primarily due to (i) a

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decrease in homes acquired during 2015, from 7,183 homes during the year ended December 31, 2014 to 3,576 homes during the year ended December 31, 2015 and partially offset by (ii) an increase in homes sold during 2015, from 100 homes sold during the year ended December 31, 2014 to 1,481 homes sold during the year ended December 31, 2015. The pace of our acquisitions slowed during the year ended December 31, 2015, because fewer homes met our selection criteria.

Financing Activities

For the years ended December 31, 2015 and 2014, net cash provided by financing activities was $651.6 million and $1,705.3 million, respectively, a 61.8% decrease. Equity investors contributed $246.8 million and $557.4 million of capital for the years ended December 31, 2015 and 2014, respectively, a 55.7% decrease. Equity investors received $682.5 million and $787.5 million of distributions and dividends for the years ended December 31, 2015 and 2014, respectively, a 13.3% decrease. We received $3,417.1 million and $4,105.5 million of debt proceeds for the years ended December 31, 2015 and 2014, respectively, a decrease of 16.8%. For the year ended December 31, 2015, we repaid $2,278.1 million of debt, compared to $2,093.8 million for the year ended December 31, 2014, an 8.8% increase. The equity and debt proceeds received were primarily utilized for the purchase and renovation of acquired single-family rental homes, and to repay then-outstanding IH1 and IH2 credit facilities. Remaining proceeds from the 2015 and 2014 mortgage loan financings were the primary source of the distributions and dividends paid during the years ended December 31, 2015 and 2014.

Off-Balance Sheet Arrangements

We have no obligations, assets, or liabilities that would be considered off-balance sheet arrangements.

Contractual Obligations

Our contractual obligations as of December 31, 2016, consisted of the following:

($ in thousands)	Total	2017	2018-2019	2020-2021	Thereafter
Credit facilities(1)	$2,365,292	$2,198,324	$166,968	$—	$—
Mortgage loans(1)	5,368,481	4,834,065	534,416	—	—
Interest rate swap(2)	88,408	14,984	35,963	35,963	1,498
Purchase commitments(3)	14,258	14,258	—	—	—
Operating lease obligations	7,234	1,875	2,632	2,488	239
Capital lease obligations	499	289	147	63	—

Total	$7,844,172	$7,063,795	$740,126	$38,514	$1,737

(1)	Includes estimated interest payments on the respective debt based on amounts outstanding as of December 31, 2016 at rates in effect as of such date. On February 6, 2017, the outstanding balances for all six credit facilities were repaid in full. Additionally, we repaid the entire balance of the IH1 2013-1 mortgage loan as well as $551.5 million on the IH1 2014-1 mortgage loan subsequent to December 31, 2016.
(2)	Net obligation calculated using rates in effect as of December 31, 2016.
(3)	Commitments to acquire 63 single-family rental homes.

Critical Accounting Policies and Estimates

Our discussion and analysis of our historical financial condition and results of operations is based upon our combined and consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and in conjunction with the rules and regulations of the SEC. The preparation of combined and consolidated financial statements in conformity with GAAP

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requires management to make estimates and assumptions that affect the amounts reported in the combined and consolidated financial statements and accompanying notes. Actual results could ultimately differ from those estimates. For a discussion of recently-issued and adopted accounting standards, see “Notes to Combined and Consolidated Financial Statements, Note 2—Significant Accounting Policies.”

As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act.

Investments in Single-Family Residential Properties

Upon acquisition, we evaluate our acquired single-family residential properties for purposes of determining whether a transaction should be accounted for as an asset acquisition or business combination. In general, acquisitions of single-family residential properties with an in-place lease are treated as a business combination under ASC 805, Business Combinations.

Substantially all of our transactions are asset acquisitions recorded at their purchase price, and the purchase price is allocated between land and building and improvements based upon their relative fair values at the date of acquisition. The purchase price for purposes of this allocation is inclusive of acquisition costs which typically include legal fees, bidding service and title fees, payments made to cure tax, utility, HOA fees (when applicable), and other mechanic’s and miscellaneous liens, as well as other closing costs.

Transactions determined to be business combinations are recorded at the purchase price (which approximates fair value), and the purchase price is allocated to land, building and improvements, and the in-place lease intangibles based upon their fair values at the date of acquisition. Acquisition costs are expensed in the period in which they are incurred and are reflected in other expenses in our combined and consolidated statements of operations. The fair values of acquired in-place lease intangibles are based on the costs to execute similar leases, including commissions and other related costs. The origination value of in-place lease intangibles also includes an estimate of lost rent revenue at in-place rental rates during the estimated time required to lease the property. The in-place lease intangibles are amortized over the life of the leases and are recorded in other assets, net in our combined and consolidated balance sheets.

Cost Capitalization

We incur costs to acquire, stabilize and prepare our single-family residential properties to be rented. We capitalize these costs as a component of our investment in each single-family residential property, using specific identification and relative allocation methodologies, including renovation costs and other costs associated with activities that are directly related to preparing our properties for use as rental real estate. Other costs include interest costs, property taxes, property insurance, utilities, HOA fees (when applicable), and the salaries and benefits of the Manager’s employees who are directly responsible for the execution of our stabilization activities. The capitalization period associated with our stabilization activities begins at such time that activities commence and concludes at the time that a single-family residential property is available to be leased.

Once a property is ready for its intended use, expenditures for ordinary maintenance and repairs thereafter are expensed to operations as incurred, and we capitalize expenditures that improve or extend the life of a home and for certain furniture and fixtures additions. The determination of which costs to capitalize requires significant judgment. Accordingly, many factors are considered as part of our evaluation processes with no one factor necessarily determinative.

Provisions for Impairment

We continuously evaluate, by property, whether there are any events or changes in circumstances indicating that the carrying amount of our single-family residential properties may not be recoverable. Examples of such

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events and changes in circumstances that we consider include significant and persistent declines in an individual property’s net operating income, regional changes in home price appreciation as measured by certain independently developed indices, change in expected use of the property, significant adverse legal factors, substantive damage to the individual property as a result of natural disasters and other risks inherent in our business not covered by insurance proceeds, or a current expectation that a property will be disposed of prior to the end of its estimated useful life.

To the extent an event or change in circumstance is identified, a residential property is considered to be impaired only if its carrying value cannot be recovered through estimated future undiscounted cash flows from the use and eventual disposition of the property. Cash flow projections are prepared using internal analyses based on current rental, renewal, and occupancy rates, operating expenses, and inputs from our annual planning process that give consideration to each property’s historical results, current operating trends, and current market conditions. To the extent an impairment has occurred, the carrying amount of our investment in a property is adjusted to its estimated fair value. To determine the estimated fair value, we primarily consider local broker price opinions (“BPOs”). In order to validate the BPOs received and used in our assessment of fair value of real estate, we perform an internal review to determine if an acceptable valuation approach was used to estimate fair value in compliance with guidance provided by ASC 820, Fair Value Measurements. Additionally, we undertake an internal review to assess the relevance and appropriateness of comparable transactions that have been used by the broker in its BPO and any adjustments to comparable transactions made by the broker in reaching its value opinion.

The process whereby we assess our single-family residential properties for impairment requires significant judgment and assessment of factors that are, at times, subject to significant uncertainty. We evaluate multiple information sources and perform a number of internal analyses, each of which are important components of our process with no one information source or analysis being necessarily determinative.

Revenue Recognition and Resident Receivables

Rental revenue, net of any concessions, is recognized monthly as it is earned on a straight-line basis over the term of the lease. Other property income is recognized when earned and realized or realizable.

We maintain an allowance for doubtful accounts for estimated losses that may result from the inability of residents to make required rent or other payments. This allowance is estimated based on, among other considerations, payment histories, and overall delinquencies. The provision for doubtful accounts is recorded as a reduction of rental revenues and other property income in our combined and consolidated statements of operations.

Noncash Incentive Compensation Expense

We recognize noncash incentive compensation expense based on the estimated fair value of the incentive compensation units and vesting conditions of the related incentive unit agreements. IH1’s incentive units were granted to employees of the Manager, our wholly owned subsidiary. Therefore, the noncash incentive compensation expense is based on the grant-date fair value of the units and recognized in expense over the service period. Additional compensation expense is recognized if modifications to existing incentive unit agreements result in an increase in the post-modification fair value of the units that exceeds their pre-modification fair value. Because units in the IH2 Promote Partnerships (as defined in “Part III. Item 11. “Executive Compensation”), IH3, IH4, and IH5 were granted to non-employees of those respective partnerships, fair value is re-measured for unvested units at the end of each reporting period. The fair value of all incentive units is determined based on a valuation model that takes into account discounted cash flows and a market approach based on comparable companies and transactions. Noncash incentive compensation expense is presented as a component of general and administrative expense and property management expense in our combined and consolidated statements of operations.

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Segment Reporting

Operating segments are defined as components of an enterprise for which discrete financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. Our CODM is the Chief Executive Officer.

Under the provision of ASC 280, Segment Reporting, we have determined that we have one reportable segment related to acquiring, renovating, leasing, and operating single-family homes as rental properties, including single-family homes in planned unit developments. The CODM evaluates operating performance and allocates resources on a total portfolio basis. The CODM utilizes net operating income as the primary measure to evaluate performance of the total portfolio. The aggregation of individual homes constitutes the total portfolio. Decisions regarding acquisitions and dispositions of homes are made at the individual home level.

Non-GAAP Measures

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are supplemental, non-GAAP measures often utilized to evaluate the performance of real estate companies. We define EBITDA as net income or loss (computed in accordance with GAAP) before the following items: interest expense; income tax expense; and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before the following items: noncash incentive compensation expense; offering related expenses, impairment and other; acquisition costs; gain (loss) on sale of property; and interest income and other miscellaneous income and expenses. EBITDA and Adjusted EBITDA are used as supplemental financial performance measures by management and by external users of our financial statements, such as investors and commercial banks. Set forth below is additional detail on how management uses EBITDA and Adjusted EBITDA as measures of performance.

Our management uses EBITDA and Adjusted EBITDA in a number of ways to assess our combined and consolidated financial and operating performance, and we believe these measures are helpful to management and external users in identifying trends in our performance. EBITDA and Adjusted EBITDA help management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance, while neutralizing the impact of capital structure on results. Accordingly, we believe these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely our cost structure and expenses.

We believe that the presentation of EBITDA and Adjusted EBITDA provides information useful to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to EBITDA and Adjusted EBITDA is net income or loss. EBITDA and Adjusted EBITDA are not used as measures of our liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our EBITDA and Adjusted EBITDA may not be comparable to the EBITDA and Adjusted EBITDA of other companies due to the fact that not all companies use the same definitions of EBITDA and Adjusted EBITDA. Accordingly, there can be no assurance that our basis for computing these non-GAAP measures is comparable with that of other companies.

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The following table presents a reconciliation of net loss to EBITDA and Adjusted EBITDA as determined in accordance with GAAP on a historical basis for each of the periods indicated:

	Year Ended December 31,
($ in thousands)	2016	2015	2014
Net loss	$(78,239)	$(160,208)	$(269,861)
Interest expense	286,048	273,736	235,812
Depreciation and amortization	267,681	250,239	215,808

EBITDA	475,490	363,767	181,759

Noncash incentive compensation expense(1)	10,210	27,924	24,335
Offering related expenses	12,979	—	—
Impairment and other	4,207	4,584	3,396
Acquisition costs	50	275	1,384
(Gain) loss on sale of property	(18,590)	(2,272)	235
Other(2)	1,508	2,846	607

Adjusted EBITDA	$485,854	$397,124	$211,716

(1)	For the years ended December 31, 2016, 2015, and 2014, $10,014, $23,758, and $19,318 was recorded in general and administrative expense, respectively, and $196, $4,166, and $5,017 was recorded in property management expense, respectively.
(2)	Includes interest income and other miscellaneous income and expenses.

Net Operating Income

NOI is a non-GAAP measure often used to evaluate the performance of real estate companies. We define NOI for an identified population of homes as rental revenues and other property income less property operating and maintenance expense (which consists primarily of property taxes, insurance, HOA fees (when applicable), market-level personnel expenses, repairs and maintenance, leasing costs and marketing). NOI excludes: interest expense; depreciation and amortization; general and administrative expense; property management expense; impairment and other; acquisition costs; (gain) loss on sale of property; and interest income and other miscellaneous income and expenses.

We consider NOI to be a meaningful supplemental financial measure of our performance when considered with the financial statements determined in accordance with GAAP. We believe NOI is helpful to investors in understanding the core performance of our real estate operations. The GAAP measure most directly comparable to NOI is net income or loss. NOI is not used as a measure of liquidity and should not be considered as an alternative to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our NOI may not be comparable to the NOI of other companies due to the fact that not all companies use the same definition of NOI. Accordingly, there can be no assurance that our basis for computing this non-GAAP measure is comparable with that of other companies.

We believe that Same Store NOI is also a meaningful supplemental measure of our operating performance for the same reasons as NOI and is further helpful to investors as it provides a more consistent measurement of our performance across reporting periods by reflecting NOI for homes in our Same Store portfolio.

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The following table presents a reconciliation of net loss to NOI for our total portfolio and NOI for our Same Store portfolio as determined in accordance with GAAP on a historical basis for each of the periods indicated:

	Year Ended December 31,
($ in thousands)	2016	2015	2014
Net loss	$(78,239)	$(160,208)	$(269,861)
Interest expense	286,048	273,736	235,812
Depreciation and amortization	267,681	250,239	215,808
General and administrative(1)	69,102	79,428	88,177
Property management expense(2)	30,493	39,459	62,506
Impairment and other	4,207	4,584	3,396
Acquisition costs	50	275	1,384
(Gain) loss on sale of property	(18,590)	(2,272)	235
Other(3)	1,508	2,846	607

NOI (total portfolio)	562,260	488,087	338,064

Non-Same Store NOI	(125,132)	(83,515)	(157,127)

NOI (Same Store portfolio)(4)	$437,128	$404,572	$180,937

(1)	Includes $10,014, $23,758, and $19,318 of noncash incentive compensation expense for the years ended December 31, 2016, 2015, and 2014, respectively.
(2)	Includes $196, $4,166, and $5,017 of noncash incentive compensation expense for the years ended December 31, 2016, 2015, and 2014, respectively.
(3)	Includes interest income and other miscellaneous income and expenses.
(4)	Same Store (consisting of homes which had commenced their initial post-renovation lease prior to October 3rd of the year prior to the first year of the comparison period) homes are 36,469 for the years ended December 31, 2016 and 2015 and 18,762 for the year ended December 31, 2014.

Funds from Operations, Core Funds from Operations, and Adjusted Funds from Operations

FFO, Core FFO, and Adjusted FFO are supplemental, non-GAAP measures often utilized to evaluate the performance of real estate companies. FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss (computed in accordance with GAAP) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation, amortization and impairment of real estate assets, and adjustments for unconsolidated partnerships and joint ventures.

We believe that FFO is a meaningful supplemental measure of the operating performance of our business because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure as it excludes historical cost depreciation and amortization, impairment on depreciated real estate investments, as well as gains or losses related to sales of previously depreciated homes, from GAAP net income or loss. By excluding depreciation and amortization and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in homes. However, FFO excludes depreciation and amortization and captures neither the changes in the value of the homes that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of the homes, all of which have real economic effect and could materially affect our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. The GAAP measure most directly comparable to FFO is net income

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or loss. FFO is not used as a measure of our liquidity and should not be considered an alternative to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our FFO may not be comparable to the FFO of other companies due to the fact that not all companies use the same definition of FFO. Accordingly, there can be no assurance that our basis for computing this non-GAAP measures is comparable with that of other companies.

We believe that Core FFO and Adjusted FFO are also meaningful supplemental measures of our operating performance for the same reasons as FFO and are further helpful to investors as they provides a more consistent measurement of our performance across reporting periods by removing the impact of certain items that are not comparable from period to period. We define Core FFO as FFO adjusted for noncash interest expense related to amortization of deferred financing costs and discounts related to our financing arrangements, noncash interest expense for derivatives, noncash incentive compensation expense, offering related expenses, severance expenses, casualty losses, net, and acquisition costs, as applicable. We define Adjusted FFO as Core FFO less recurring capital expenditures that are necessary to help preserve the value of and maintain functionality of our homes. The GAAP measure most directly comparable to Core FFO and Adjusted FFO is net income or loss. Core FFO and Adjusted FFO are not used as measures of our liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our Core FFO and Adjusted FFO may not be comparable to the Core FFO and Adjusted FFO of other companies due to the fact that not all companies use the same definition of Core FFO and Adjusted FFO. Accordingly, there can be no assurance that our basis for computing this non-GAAP measures is comparable with that of other companies.

The following table presents a reconciliation of net loss to FFO, Core FFO, and Adjusted FFO as determined in accordance with GAAP on a historical basis for each of the periods indicated:

	Year Ended December 31,
($ in thousands)	2016	2015	2014
Net loss	$(78,239)	$(160,208)	$(269,861)
Add (deduct) adjustments from net loss to derive FFO:
Depreciation and amortization on real estate assets	263,093	245,666	212,434
Impairment on depreciated real estate investments	2,282	1,448	423
(Gain) loss on sale of previously depreciated investments in real estate	(18,590)	(2,272)	235

FFO	168,546	84,634	(56,769)

Noncash interest expense related to amortization of deferred financing costs, mortgage loan discounts and noncash interest expense from derivatives	59,402	69,849	64,566
Noncash incentive compensation expense(1)	10,210	27,924	24,335
Offering related expenses	12,979	—	—
Severance expense	2,363	7,547	15,558
Casualty losses, net	1,925	3,136	2,973
Acquisition costs	50	275	1,384

Core FFO	255,475	193,365	52,047

Recurring capital expenditures	(47,877)	(49,773)	(56,952)

Adjusted FFO	$207,598	$143,592	$(4,905)

(1)	For the years ended December 31, 2016, 2015, and 2014, $10,014, $23,758, and $19,318 was recorded in general and administrative expense, respectively, and $196, $4,166, and $5,017 was recorded in property management expense, respectively.

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ITEM 7A.	Quantitative and Qualitative Disclosures about Market Risk

Our future income, cash flows, and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in interest rates, seasonality, market prices, commodity prices, and inflation. The primary market risks to which we are exposed are interest rate risk and seasonality. We may in the future use derivative financial instruments to manage, or hedge, interest rate risks related to any borrowings we may have. We may enter into such contracts only with major financial institutions based on their credit ratings and other factors.

Interest Rate Risk

A primary market risk to which we believe we are exposed is interest rate risk, which may result from many factors, including government monetary and tax policies, domestic and international economic and political considerations, and other factors that are beyond our control. We may incur additional variable rate debt in the future, including additional amounts that we may borrow under our credit facilities. In addition, decreases in interest rates may lead to additional competition for the acquisition of single-family homes, which may lead to future acquisitions being more costly and resulting in lower yields on single-family homes targeted for acquisition. Significant increases in interest rates may also have an adverse impact on our earnings if we are unable to acquire single-family homes with rental rates high enough to offset the increase in interest rates on our borrowings.

As of December 31, 2016 and 2015, the total outstanding balance of our variable-rate debt was comprised of borrowings on our credit facilities of $2,321.6 and $2,355.9 million, respectively, our mortgage loans of $5,264.0 and $5,305.9 million, respectively, and our warehouse loans from our Sponsor of $0.0 million and $114.0 million, respectively. Total outstanding variable-rate debt decreased 2.4% from December 31, 2015 to December 31, 2016. All borrowings bear interest at LIBOR plus the applicable spread. Assuming no change in the outstanding balance of our existing variable rate debt, the following table illustrates the projected effect of a 100 basis point increase or decrease in the LIBOR rate on our annual interest expense as of December 31, 2016 and 2015:

	Change in Interest Expense(1)
Impact to future earnings due to variable rate debt ($ in thousands):	As of December 31, 2016	As of December 31, 2015
Rate increase of 1%(2)	$75,856	$77,759
Rate decrease of 1%(3)	$(52,323)	$(28,473)

(1)	The impact of the interest rate swap agreements that were in place as of December 31, 2016 is not factored into the above table as the forward looking swaps do not begin until February 28, 2017.
(2)	Calculation of additional projected annual interest expense as a result of a 100 basis point increase considers the potential impact of our interest rate cap agreements as of December 31, 2016.
(3)	Calculation of projected decrease in annual interest expense as a result of a 100 basis point decrease is reflective of any LIBOR floors or minimum interest rates stated in the agreements of the respective borrowings.

This analysis does not consider the effects of the reduced level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, we may consider taking actions to further mitigate our exposure to the change. However, because of the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in our capital structure.

Seasonality

Our business and related operating results have been, and we believe that they will continue to be, impacted by seasonal factors throughout the year. In particular, we have experienced higher levels of resident move-outs

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during the summer months, which impacts both our rental revenues and related turnover costs. Further, our property operating costs are seasonally impacted in certain markets by increases in expenses such as HVAC repairs, costs to re-resident, and landscaping expenses during the summer season.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The information required by this Item is included as a separate section in this Annual Report on Form 10-K. See Part IV. Item15. “Exhibits and Financial Statement Schedules,” which is incorporated herein by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A. CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

We maintain a set of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed in reports we file or submit under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures. The design of any disclosure controls and procedures is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its goals under all potential future conditions. Any controls and procedures, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2016. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of December 31, 2016, the design and operation of our disclosure controls and procedures were effective to accomplish their objectives at the reasonable assurance level.

Management’s Annual Report on Internal Control over Financial Reporting

This Annual Report on Form 10-K does not include a report of management’s assessment regarding our internal control over financial reporting due to a transition period established by the rules of the SEC for newly public companies.

Attestation of Independent Registered Public Accounting Firm

This Annual Report on Form 10-K does not include an attestation by our independent registered public accounting firm regarding our internal control over financial reporting due to a transition period established by the rules of the SEC for newly public companies and companies that qualify as an “emerging growth company” under the Jobs Act.

Changes in Internal Control

There has been no change in our internal control over financial reporting during our most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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ITEM 9B.	OTHER INFORMATION

2016 Annual Cash Incentive Compensation

On January 6, 2017, we filed with the SEC a Registration Statement on Form S-11 (File No. 333-215452), which was subsequently amended (as amended, the “Registration Statement”). Pursuant to Instruction 1 to Item 402(c)(2)(iv) of Regulation S-K, we omitted from the Summary Compensation Table included in the Registration Statement annual cash incentive compensation earned by and payable to our named executive officers for their fiscal 2016 service, because such compensation had not been determined and was not determinable at the time the Registration Statement was filed.

On March 29, 2017, the compensation committee certified performance under, and approved the amounts of the cash awards payable to our named executive officers pursuant to, our previously disclosed 2016 annual cash incentive compensation plan (the “2016 AIP”). In addition, the compensation committee also determined to award our named executive officers an additional cash bonus in recognition of their efforts during 2016 leading up to our IPO. Pursuant to Instruction 1 to Item 402(c)(2)(iv) of Regulation S-K, and in lieu of filing an 8-K Item 5.02(f), we are reporting in this Annual Report on Form 10-K the amount of such annual cash incentive compensation earned by our named executive officers in respect of their 2016 service and have updated the information reported in the Summary Compensation Table and narrative thereto in Part III. Item 11. “Executive Compensation.” Amounts earned under the 2016 AIP and amounts awarded as discretionary bonuses are reflected, respectively, under the “Non-Equity Incentive Plan Compensation” and “Bonus” columns of the Summary Compensation Table, and details about the actual achievement under the 2016 AIP are included in the narrative that follows the Summary Compensation Table.

Iran Threat Reduction and Syria Human Rights Acts of 2012

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Acts of 2012, which added Section 13(r) of the Exchange Act, we hereby incorporate by reference herein Exhibit 99.2 of this report, which includes disclosures publicly filed and/or provided to Blackstone by Travelport Worldwide Limited and NCR Corporation, which may be considered our affiliates.

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PART III

Item 10. Directors, Executive Officers and Corporate Governance.

The following table sets forth the names, ages and positions of our directors and officers as of March 30, 2017.

Name	Age	Position(s)
John B. Bartling Jr.	59	President, Chief Executive Officer and Director
Bryce Blair	58	Executive Chairman and Director
Nicholas C. Gould	58	Vice Chairman and Director
Kenneth A. Caplan	43	Director
Jonathan D. Gray	47	Director
Robert G. Harper	38	Director
John B. Rhea	51	Director
David A. Roth	50	Director
John G. Schreiber	70	Director
Janice L. Sears	56	Director
William J. Stein	54	Director
Ernest M. Freedman	46	Executive Vice President and Chief Financial Officer
G. Irwin Gordon	66	Executive Vice President and Chief Revenue Officer
Bruce A. Lavine	61	Executive Vice President, Operations and Chief Operations Officer
Mark A. Solls	60	Executive Vice President and Chief Legal Officer
Dallas B. Tanner	36	Executive Vice President and Chief Investment Officer

John B. Bartling Jr. has served as our President and Chief Executive Officer and on the boards of directors of the IH Holding Entities since November 2014 and on the board of directors of Invitation Homes Inc. since its formation. Prior to joining Invitation Homes, Mr. Bartling served as Senior Partner and as a member of the Management Committee of Ares Management LLC (“Ares”), a global alternative asset and private equity manager from September 2010 to October 2014. Prior to his role with Ares, Mr. Bartling was the Managing Partner of AllBridge Investments, LLC (“AllBridge”), a portfolio company of Ares Capital Corporation, owner of WMC Management Company, LLC (“WMC”), a privately held real estate operating company, and President and CEO of Walden Residential. Prior to WMC, Mr. Bartling served as President and CEO of Lexford Residential Trust, Inc. (“Lexford”), a publicly-held multifamily REIT and, before Lexford, Mr. Bartling served as Director of the Real Estate Products Group of Credit Suisse First Boston. Prior to Credit Suisse First Boston, Mr. Bartling served as an Executive Vice President of NHP Incorporated and also held positions at Trammell Crow Residential and Mellon Bank, NA. Mr. Bartling is the current President of the National Rental Home Council (the “NRHC”) and former Finance Chair of the National Multi Housing Council (NMHC). He served on the Board of Governors of Commercial Real Estate (CRE) Finance Council, and has served as a director for Lexford, Walden Residential, Arnold Palmer Golf Management (APGM), as well as the Chairman of the Board of Ares Commercial Real Estate. Mr. Bartling has also served on philanthropic boards, including the Children’s Hospital Research for Ohio State University, and the Harvard Joint Center for Housing Studies: Leadership Forum on Pension Fund and Endowment Investments in Domestic Emerging Markets.

Bryce Blair has served on the boards of directors of IH Holding Entities since September 2013 and as Executive Chairman thereof since November 2014, and joined the board of directors of Invitation Homes Inc. in January 2017. Mr. Blair also serves on the board of Pulte Homes, one of the largest home builders in the U.S., where he chairs the Finance and Investment Committee. Additionally, he serves on the board of Regency Centers, one of the largest owners of shopping centers in the U.S., where he chairs the Nominating and Governance Committee. Mr. Blair also serves on the Advisory Board of the MIT Center for Real Estate, the Advisory Board of the Boston College Center for Real Estate and Urban Action and the Advisory Board of Home Start, a non-profit focused on ending homelessness in the greater Boston area. Mr. Blair is the former Chairman

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and CEO of AvalonBay Communities, a REIT focused on the development, acquisition and management of multifamily apartments throughout the United States, where he served as Chief Executive Officer from 2001 to 2012 and Chairman from 2002 through 2013. Prior to his role as Chief Executive Officer and Chairman, he had previously served as President, Chief Operating Officer, Chief Investment Officer and Senior Vice President of Development, Acquisitions and Construction. He has overseen the development, construction, acquisition and management of over $15 billion of multifamily assets. Prior to the formation of Avalon Properties in 1993, Mr. Blair was a Partner with Trammell Crow Residential. Mr. Blair also previously served as a Senior Advisor to McKinsey and Co. and previously served as a part time faculty member at Boston College. Mr. Blair is the past chairman of NAREIT, where he also served on the Executive Committee and on the Board of Governors. He is a past member of the Urban Land Institute (ULI), where he served as a Trustee and was past chairman of the Multi-Family Council. Mr. Blair is a past member of the Young Presidents Organization (YPO) and a former member of the World Presidents Organization (WPO).

Nicholas C. Gould has served on the boards of directors of IH Holding Entities since October 2012 and joined the board of directors of Invitation Homes Inc. as Vice Chairman and Director in January 2017. Mr. Gould was a founding member of our business. He served as Chief Executive Officer of Invitation Homes from October 2012 to November 2014. Mr. Gould has over thirty years’ experience in residential real estate investment in both the United States and United Kingdom, building and investing in large institutional platforms. For over twenty years he has been the owner and executive chairman of Regis Group Plc, one of the largest private owners of residential freehold properties in the United Kingdom. He served as founder and joint chairman of Riverstone Residential Group from June 2006 to May 2014, growing it to the second largest third party multifamily manager in the United States, with over 170,000 units under management. In May 2014 he led its successful merger with Greystar, creating the largest third party multifamily manager in the United States. He is and remains the founder of R4 Capital, a major LIHTC (Low Income Housing Tax-Credit) syndication business headquartered in New York, which has deployed over $1 billion of equity since its launch. Mr. Gould is also the Chairman and founder of B2R Finance, a Blackstone-owned business that provides real estate loans for investors in the United States.

Kenneth A. Caplan joined our board of directors in January 2017. Mr. Caplan joined The Blackstone Group in 1997 and is a Senior Managing Director and Global Chief Investment Officer of Blackstone’s Real Estate Group. Previously, Mr. Caplan served as the Head of Real Estate Europe at Blackstone. Before joining Blackstone, Mr. Caplan worked for Lazard Frères & Co. Mr. Caplan currently serves as a Director for Hilton Grand Vacations Inc. and on the Board of Trustees of Prep for Prep.

Jonathan D. Gray has served on the boards of directors of IH Holding Entities since October 2012 and joined the board of directors of Invitation Homes Inc. in January 2017. Mr. Gray has served as global head of real estate for Blackstone since January 2012 and a member of the board of directors of Blackstone since February 2012. He also sits on Blackstone’s management committee. Prior to being named global head of real estate at Blackstone, Mr. Gray served as a senior managing director and co-head of real estate from January 2005 to December 2011. Since joining Blackstone in 1992, Mr. Gray has helped build the largest private equity real estate platform in the world with $102 billion in investor capital under management as of December 31, 2016. He currently serves as chairman of the board and director of Hilton Worldwide Holdings Inc. and as a director of Nevada Property 1 LLC (The Cosmopolitan of Las Vegas), where he serves on the audit committee, Trinity School and is Chairman of the Board of Harlem Village Academies. He previously served as a board member of Brixmor Property Group Inc. and La Quinta Holdings Inc. Mr. Gray and his wife, Mindy, have established the Basser Research Center at the University of Pennsylvania School of Medicine, which focuses on the prevention and treatment of certain genetically caused breast and ovarian cancers.

Robert G. Harper joined our board of directors in January 2017. Mr. Harper currently serves as the head of U.S. asset management for the Blackstone real estate group. Since joining Blackstone in 2002, Mr. Harper has been involved in analyzing Blackstone’s real estate equity and debt investments in all property types. Mr. Harper has previously worked for Blackstone in Los Angeles and London, where he served as Head of Europe for the

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Blackstone Real Estate Debt Strategies business. Mr. Harper also currently serves as a director of ESH Hospitality, Inc., where he serves on the compensation committee, and as a director of Park Hotels & Resorts Inc. following its spin-off from Hilton Worldwide Holdings Inc. Prior to joining Blackstone, Mr. Harper worked for Morgan Stanley’s real estate private equity group in Los Angeles and San Francisco.

John B. Rhea has served on the boards of directors of IH Holding Entities since October 2015 and joined the board of directors of Invitation Homes Inc. in January 2017. Mr. Rhea is Managing Partner of RHEAL Capital Management, LLC, a real estate development and investment firm he founded in March 2014, specializing in multifamily rental housing and mixed-use projects. Mr. Rhea has served as a Senior Advisor to The Boston Consulting Group, a worldwide management consulting firm, since July 2014. From May 2009 to January 2014, Mr. Rhea was a senior appointee of Michael R. Bloomberg, Mayor of the City of New York, where he served as Chairman and Chief Executive Officer of the New York City Housing Authority. Prior to the Bloomberg Administration, Mr. Rhea was Managing Director and Co-Head of Consumer and Retail investment banking at Barclays Capital (and its predecessor firm Lehman Brothers) from May 2005 to April 2009. Previously, Mr. Rhea served as Managing Director at JPMorgan Chase & Co. from May 1997 to April 2005. Earlier in his career, Mr. Rhea worked at PepsiCo, Inc. and The Boston Consulting Group. Mr. Rhea has served on and chaired several non-profit boards and is currently a director of Red Cross Greater New York and University of Detroit Jesuit High School.

David A. Roth has served on the boards of directors of IH Holding Entities since October 2012 and joined the board of directors of Invitation Homes Inc. in January 2017. Mr. Roth currently serves as senior managing director of Blackstone’s real estate group. Since joining Blackstone in 2006, Mr. Roth has been involved in sourcing and analyzing Blackstone’s real estate investments in several markets and types of property. Before joining Blackstone, Mr. Roth was a principal in the acquisitions group at Walton Street Capital, where he was involved in numerous real estate transactions. Mr. Roth is also a Certified Financial Analyst Charterholder.

John G. Schreiber has served on the boards of directors of IH Holding Entities since October 2012 and joined the board of directors of Invitation Homes Inc. in January 2017. Mr. Schreiber is the President of Centaur Capital Partners, his family investment office. Mr. Schreiber was a Partner and Co-Founder of Blackstone Real Estate Advisors (“BREA”) from 1992 until his retirement in 2015. Prior to his retirement, Mr. Schreiber oversaw all Blackstone real estate investments for 23 years as Co-Chairman of the BREA Investment Committee, during which time Blackstone invested over $75 billion of equity in a wide variety of real estate transactions. Previously, Mr. Schreiber served as Chairman and CEO of JMB Urban Development Co. and Executive Vice President of JMB Realty Corp. During his twenty-year career at JMB, Mr. Schreiber was responsible for over $10 billion of firm and client real estate investments and had overall responsibility for the firm’s shopping center development activities. Mr. Schreiber is a past board member of Urban Shopping Centers, Inc., Host Hotels & Resorts, Inc., The Rouse Company, AMLI Residential Properties Trust and General Growth Properties and he currently serves on the board of JMB Realty Corp., Brixmor Property Group and Hilton Worldwide, Inc., and is currently a director/trustee of the mutual funds managed by T. Rowe Price Associates and a Trustee of Loyola University of Chicago.

Janice L. Sears joined our board of directors in January 2017. Ms. Sears serves as a Director and Audit Committee Chair of Essex Property Trust Inc., a fully integrated REIT, and as the Board Chair of The Swig Company, a corporate owner of office properties nationwide. Previously, Ms. Sears served as a Director and as the Audit Committee Chair of Biomed Realty Trust, Inc. and held the position of Managing Director, Western Region Head in the Real Estate, Gaming & Lodging Investment Banking Group at Banc of America Securities. She was concurrently the San Francisco Market President for Bank of America. Prior to 1999, Ms. Sears was Head of Client Management for Bank of America’s Commercial Real Estate Group in California, where she oversaw client relationships with REITs, homebuilders and opportunity funds. Prior to 1988, Ms. Sears was a Real Estate Economist at both Chemical Bank and Citicorp in New York. Her professional activities have included NAREIT, Urban Land Institute (ULI) and the National Association of Corporate Directors. Ms. Sears is the Past President and Past Treasurer of the San Francisco Chapter of the National Charity League and most

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recently sat on the boards of the San Francisco Chamber of Commerce, the San Francisco Economic Development Council and Leadership San Francisco. She acts as an advisor to the Audit Committee of the San Francisco Art Institute.

William J. Stein has served on the boards of directors of IH Holding Entities since October 2012 and joined the board of directors of Invitation Homes Inc. in January 2017. Mr. Stein has been a senior managing director of Blackstone since January 2006 and serves as global co-head of asset management in Blackstone’s real estate group. Since joining Blackstone in 1997, Mr. Stein has been involved in the direct asset management and asset management oversight of Blackstone’s global real estate assets. Mr. Stein also serves as a director of Hilton Worldwide Holdings Inc., Nevada Property 1 LLC (The Cosmopolitan of Las Vegas), where he serves on the audit committee, and Extended Stay America, Inc., where he serves on the nominating and corporate governance committee. He previously served as a board member of La Quinta Holdings Inc. and Brixmor Property Group Inc. Before joining Blackstone, Mr. Stein was a Vice President at Heitman Real Estate Advisors and JMB Realty Corp.

Ernest M. Freedman has served as our Executive President and Chief Financial Officer since October 2015. Mr. Freedman previously served as Executive Vice President and Chief Financial Officer of the Apartment Investment and Management Company, or Aimco, from 2009 to 2015. Mr. Freedman joined Aimco in 2007 as Senior Vice President of Financial Planning and Analysis and served as Senior Vice President of Finance from February 2009 to November 2009, where he was responsible for financial planning, tax, accounting and related areas. From 2004 to 2007, Mr. Freedman served as Chief Financial Officer of HEI Hotels and Resorts. From 2000 to 2004, Mr. Freedman was at GE Real Estate in a number of capacities, including operations controller and finance manager for investments and acquisitions. From 1993 to 2000, Mr. Freedman was with Ernst & Young, LLP, including one year as a senior manager in the real estate practice. Mr. Freedman is a certified public accountant.

G. Irwin Gordon has served as our Executive Vice President and Chief Revenue Officer since July 2016. Mr. Gordon commenced his Invitation Homes career as Chief Marketing Officer in December 2015. Mr. Gordon is a founder and the Managing Director of The Trion Group LLC, which has provided marketing and strategic management consulting services since 2001. Prior to joining Invitation Homes, from September 2012 to July 2015, Mr. Gordon served as the Chief Executive Officer of Landes Foods LLC, a co-pack manufacturer and distributor of tortilla and tortilla products. Prior to that, from July 2000 to August 2001 Mr. Gordon served as President and Chief Executive Officer at Gruma Corporation, the global leader in corn and flour tortilla products under the brand Mission Foods. Previously, he served as President and Chief Operating Officer of Suiza Foods (now Dean Foods) and also as Suiza Foods’ Chief Marketing officer. Earlier in his career, Mr. Gordon served as President and General Manager of several international Frito-Lay companies before becoming Senior Vice President of marketing, sales and technology for Frito-Lay. Before joining PepsiCo’s Frito-Lay, he served in various capacities at the Kellogg Company. He served on the board of Horizon Organic until it was acquired, and currently serves as a director of Heska Corporation, where he chairs the compensation committee.

Bruce A. Lavine has served as our Executive Vice President, Operations and Chief Operations Officer since February 2016. In addition to his current role, Mr. Lavine was previously a Divisional President from January 2014 to February 2016, where he directly oversaw multiple markets. Mr. Lavine comes to Invitation Homes with more than 30 years of property management experience in the multifamily industry. Prior to joining Invitation Homes, from November 1995 to September 2013, he served as Senior Vice President at Equity Residential, a real estate investment trust with a portfolio of high-quality properties in the U.S. growth markets, where he was responsible for the Northwest Region.

Mark A. Solls has served as our Executive President and Chief Legal Officer since August 2015. Mr. Solls previously served as Senior Vice President and General Counsel of DentalOne Partners, Inc., a dental service management organization, from August 2012 to July 2015. From April 2011 to July 2012, Mr. Solls served as a Legal Consultant to Susan G. Komen for the Cure Breast Cancer Foundation. Mr. Solls served as Executive

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Vice President and General Counsel of Concentra Inc., a healthcare management company, from August 2006 to January 2011. From September 2002 to May 2006, Mr. Solls served as Executive Vice President and General Counsel for Wyndham International, Inc., a leading hotel company. From 1998 to 2002, Mr. Solls served as Vice President and General Counsel of DalTile International Inc., a leading manufacturer and distributor of ceramic tile.

Dallas B. Tanner was a founding member of our business and has served as our Executive Vice President and Chief Investment Officer and on our board of directors since April 2012. Mr. Tanner stepped down from our board of directors following completion of the IPO. He has over 15 years of real estate experience through the establishment of numerous real estate platforms prior to Invitation Homes. In 2005, he founded Treehouse Group, for which he privately sourced funds for platform investments, including single-family homes, multifamily properties, manufactured housing, residential land, bridge financing and property management. In addition, Mr. Tanner was a partner in a successful acquisition of First Scottsdale Bank of Arizona. He continues to serve on the board of Treehouse Group’s Pathfinder Ventures, a Southwest-focused commercial real estate fund established in 2011. Mr. Tanner served on the Maricopa County Flood Control board in Phoenix, Arizona and on the advisory board of First Scottsdale Bank. He is actively involved in American Indian Services and served as a missionary in the Netherlands and Belgium.

Controlled Company Exception

As of the date of this Annual Report on Form 10-K, affiliates of our Sponsor who are party to the stockholders agreement beneficially owned shares representing more than 50% of the voting power of our shares eligible to vote in the election of directors. As a result, we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our board of directors consist of independent directors, (2) that our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. In the event that we cease to be a “controlled company” and our shares of common stock continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods.

Our Corporate Governance

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	our Sponsor has advised us that, when it ceases to own a majority of the shares of common stock of Invitation Homes Inc. entitled to vote generally in the election of our directors, it will ensure that Blackstone employees will no longer constitute a majority of our board of directors;

•	our board of directors is not classified and each of our directors is subject to re-election annually, and we cannot classify our board of directors in the future without the approval of the stockholders of Invitation Homes Inc.;

•	we have a fully independent audit committee and independent director representation on our compensation and nominating and governance committees, and our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	two of our directors, Mr. John B. Rhea and Ms. Janice L. Sears, qualify as “audit committee financial experts” as defined by the SEC;

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•	we have opted out of the Maryland business combination and control share acquisition statutes and cannot opt in without stockholder approval; and

•	we do not have a stockholder rights plan, and we will not adopt a stockholder rights plan in the future without stockholder approval.

Composition of the Board of Directors

Our charter and bylaws provide that our board of directors consists of such number of directors as may from time to time be fixed by our board of directors, but may not be more than 15 or fewer than the minimum number permitted by Maryland law, which is one. So long as our pre-IPO owners and their affiliates together continue to beneficially own at least 5% of the shares of our common stock entitled to vote generally in the election of directors, we will agree to nominate individuals designated by our Sponsor for election as our directors as specified in our stockholders agreement and our Sponsor must consent to any change to the number of our directors. Each director will serve until our next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until the director’s earlier death, resignation or removal.

Our board of directors has affirmatively determined that each of Messrs. Rhea and Schreiber and Ms. Sears is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our board also has determined that each of Messrs. Rhea and Schreiber and Ms. Sears is “independent” for purposes of Section 10A(m)(3) of the Exchange Act.

Background and Experience of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of our board of directors considered the following important characteristics, among others:

•	Mr. Bartling—our board of directors considered Mr. Bartling’s extensive familiarity with our business and portfolio and his thorough knowledge of our industry as a result of his over 30 years of experience in the real estate sector, serving in various senior and executive capabilities, including his role as President of the NRHC and his public company experience at Ares and Lexford.

•	Mr. Blair—our board of directors considered Mr. Blair’s experience in real estate development and investment, including his having spent over 10 years as chairman and chief executive officer of a public real estate investment trust, experience managing day to day operations and preparation and review of complex financial reporting statements as chief executive officer of AvalonBay Communities, Inc., his experience as the Chairman of NAREIT and his prior director positions.

•	Mr. Gould—our board of directors considered Mr. Gould’s extensive familiarity with our portfolio and business as one of its founding members and his thorough knowledge of our industry as a result of his over 30 years of experience in the real estate sector, serving in various senior and executive capabilities.

•	Mr. Caplan—our board of directors considered Mr. Caplan’s affiliation with Blackstone, experience as the Global Chief Investment Officer of Blackstone’s Real Estate Group and in working with companies controlled by private equity sponsors, particularly in the real estate industry, and global work experience and perspective.

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•	Mr. Gray—our board of directors considered Mr. Gray’s affiliation with Blackstone, significant experience in working with companies controlled by private equity sponsors, particularly in the real estate industry, experience in working with the management of various other companies owned by Blackstone’s funds, and experience with real estate investing and extensive financial background.

•	Mr. Harper—our board of directors considered Mr. Harper’s affiliation with Blackstone, significant experience in working with companies controlled by private equity sponsors, particularly in the real estate industry, experience with real estate investing and extensive financial background.

•	Mr. Rhea—our board of directors considered Mr. Rhea’s significant experience in our industry, including in development and regulation and his prior senior positions at real estate companies and regulatory bodies, including as Chairman and CEO of the New York City Housing Authority, and other companies.

•	Mr. Roth—our board of directors considered Mr. Roth’s affiliation with Blackstone, significant experience in working with companies controlled by private equity sponsors, particularly in the real estate and hospitality industry, experience in working with the management of various other companies owned by Blackstone’s funds, and experience with real estate investing and extensive financial background.

•	Mr. Schreiber—our board of directors considered Mr. Schreiber’s past affiliation with Blackstone, significant experience in working with companies controlled by private equity sponsors, particularly in the real estate industry, experience in working with the management of various other companies owned by Blackstone’s funds, experience with real estate investing and extensive financial background.

•	Ms. Sears—our board of directors considered Ms. Sears’ knowledge of capital markets and accounting methods and principles, as well as her extensive financial background and experience working in the commercial real estate and REIT industry.

•	Mr. Stein—our board of directors considered Mr. Stein’s tenure with Blackstone involving the direct asset management and asset management oversight of Blackstone’s global real estate assets, extensive financial background and experience as an asset manager focusing on real estate investments.

Committees of the Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Investment and Finance Committee.

Each of the standing committees of the board of directors discussed below operate under written charters, which are available on our website at www.invitationhomes.com under About Us: Investors: Corporate Governance: Governance Documents. The information contained on, or accessible from, our website is not part of this Annual Report on Form 10-K by reference or otherwise.

Audit Committee

Our Audit Committee consists of Messrs. Rhea and Schreiber and Ms. Sears. The board has affirmatively determined that each of the members of the audit committee is “financially literate” within the meaning of the NYSE corporate governance standards. In addition, the board has determined that each of Mr. Rhea and Ms. Sears qualifies as an “audit committee financial expert” as defined in the federal securities laws and regulations. Audit Committee is responsible for, among other things, assisting our board of directors in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the selection of our independent registered public accounting firm, (4) the independent registered public accounting firm’s qualifications and independence and (5) the performance of the independent registered public accounting firm.

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Compensation Committee

Our Compensation Committee consists of Messrs. Blair, Harper, Rhea and Stein. The Compensation Committee is responsible for, among other things, approving, administering and interpreting our compensation and benefit policies, including our executive officer incentive programs. In addition, it is responsible for reviewing and making recommendations to our board of directors aimed to ensure that our compensation and benefit policies are consistent with our compensation philosophy and for establishing compensation of our executive officers.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Blair, Gould, Harper and Stein and Ms. Sears. The Nominating and Corporate Governance Committee is responsible for, among other things, overseeing our governance policies, nominating directors (other than Sponsor Directors) for election by stockholders, recommending committee chairpersons and, in consultation with the committee chairpersons, recommending directors for membership on the committees of the board. In addition, the Nominating and Corporate Governance Committee assists our board of directors with the development of our Corporate Governance Guidelines.

Investment and Finance Committee

Our Investment and Finance Committee consists of Messrs. Bartling, Blair, Gould, Caplan, Roth and Schreiber. The Investment and Finance Committee is responsible for, among other things, assisting the board of directors with fulfilling its oversight responsibilities with respect to: investments in real estate assets proposed by our management; the performance of our assets; our capital raising and other financing activities; and periodic review of our investment policies and procedures.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics (the “Code of Conduct”) that is applicable to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions and is posted on our website at www.invitationhomes.com under About Us: Investors: Corporate Governance: Governance Documents. Our Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. Our Code of Conduct is a “code of ethics,” as defined by Item 406 of Regulation S-K promulgated by the SEC. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Conduct on our website rather than by filing a Form 8-K. The information contained on, or accessible from, our website is not part of this Annual Report on Form 10-K by reference or otherwise.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires a company’s executive officers, directors, principal accounting officer and persons who beneficially own more than 10% of the company’s common stock (the “Reporting Persons”), to file with the SEC and the NYSE initial reports of ownership and reports of changes in beneficial ownership. Such Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Due to the timing of our IPO and when the Reporting Persons became subject to the reporting requirements of Section 16(a) in February 2017, none of the Reporting Persons was subject to Section 16(a) during the year ended December 31, 2016.

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Item 11. Executive Compensation.

Executive Compensation

Introduction

This section provides an overview of the compensation for our principal executive officer and the two other most highly compensated persons serving as executive officers as of December 31, 2016. We refer to these individuals as our named executive officers (our “NEOs”) for fiscal 2016. These NEOs included: John B. Bartling Jr., President and Chief Executive Officer; Ernest M. Freedman, Executive Vice President and Chief Financial Officer; and Dallas B. Tanner, Executive Vice President and Chief Investment Officer.

Summary Compensation Table

The following table sets forth all compensation paid to or accrued by our NEOs for services rendered to us during the fiscal year presented. Based on the compensation he earned during 2015 following his commencement of service with the Company in October 2015, Mr. Freedman was not an NEO for fiscal 2015 and, accordingly, his compensation for that period is not included in the table below.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Option		Non-Equity Incentive Plan Compensation ($)(4)	Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
				Awards ($)(3)	Awards ($)
John B. Bartling Jr. (President and Chief Executive Officer)	2016	$875,000	$30,188	$795,414	—	$779,489	—	$10,600	$2,490,691
	2015	$875,000	$17,500	$4,235,336	—	$857,500	—	$9,865	$5,995,201
Ernest M. Freedman (Executive Vice President and Chief Financial Officer)	2016	$558,846	$28,920	$906,453	—	$809,383	—	$160,749	$2,464,351
Dallas B. Tanner (Executive Vice President and Chief Investment Officer)	2016	$450,000	$450,000	$563,419	—	$585,047	—	$47,833	$2,096,299
	2015	$387,156	$147,941	$3,970,869	—	$302,059	—	$54,248	$4,862,273

(1)	Represents the salary earned during the fiscal year presented. Effective June 1, 2016, Mr. Freedman’s salary was increased from $500,000 to $600,000.
(2)	For 2016, amounts reported represents discretionary cash bonuses awarded to Messrs. Bartling, Freedman, and Tanner in respect of their 2016 service and efforts leading up to the IPO, as applicable.
(3)	Incentive Units (as defined below) granted in the Promote Partnerships (as defined below) included time-vesting units and exit-vesting units. See “—Narrative to Summary Compensation Table—Long-Term Incentive Compensation.”

Incentive Units in IH1 were granted to employees of a subsidiary of IH1 and, as such, the grant date fair value of the Incentive Units in IH1 was calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC Topic 718”), using the assumptions discussed in Note 10 to the combined and consolidated financial statements included in this Annual Report on Form 10-K. The grant date fair value of the exit-vesting portion of the Incentive Units granted in IH1 was computed based upon the probable outcome of the performance conditions as of the grant date in accordance with FASB ASC Topic 718. Achievement of the performance conditions for these Incentive Units was not deemed probable on the grant date and, accordingly, no value is included in the table for this portion of the awards pursuant to the SEC’s disclosure rules. Assuming achievement of the performance conditions, the grant date fair value of the exit-vesting Incentive Units in IH1 granted in 2016 would have been $26,227 for Mr. Freedman (the only NEO who was granted exit-vesting Incentive Units in IH1 in 2016).

Incentive Units in the IH2 Promote Partnerships, IH3, IH4 and IH5 (each as defined below) were granted to non-employees of the issuing entities and, as such, the grant date fair value of the Incentive Units in the IH2 Promote Partnerships, IH3, IH4 and IH5 (measured as of the initial grant date and reported in the table above) was calculated in accordance with FASB ASC 505, Equity (“ASC Topic 505”), using the assumptions discussed in Note 10 to the

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combined and consolidated financial statements included in this Annual Report on Form 10-K. The grant date fair value of the exit-vesting portion of the Incentive Units granted in the IH2 Promote Partnerships, IH3, IH4 and IH5 was computed based upon the probable outcome of the performance conditions as of the grant date. Achievement of the performance conditions for these Incentive Units was not deemed probable on the grant date and, accordingly, no value is included in the table for this portion of the awards pursuant to the SEC’s disclosure rules. Assuming achievement of the performance conditions, the initial grant date fair value of the exit-vesting Incentive Units in the IH2 Promote Partnerships, IH3 and IH4 granted in 2016 would have been $100,959 for Mr. Freedman, and the initial grant date fair value of the exit-vesting Incentive Units in IH5 granted in 2016 would have been $198,854 for Mr. Bartling and $99,427 for Mr. Freedman. All of Mr. Tanner’s Incentive Units granted in 2016 are time-vesting.

As described under “—Narrative to Summary Compensation Table—Long-Term Incentive Compensation,” in connection with the IPO, in December 2016, we waived the vesting conditions of all of Mr. Tanner’s unvested Incentive Units whereby all of such Incentive Units were immediately vested. There was no incremental fair value calculated in accordance with FASB ASC Topic 718 and FASB ASC Topic 505, as applicable, in connection with this waiver and accelerated vesting.

(4)	Represents the annual cash incentive awards earned under the 2016 AIP.
(5)	We have no nonqualified defined contribution or other nonqualified deferred compensation plans for our executive officers.
(6)	All Other Compensation for 2016 represents: for Mr. Bartling, the Company’s 401(k) matching contribution; for Mr. Freedman, the Company’s 401(k) matching contribution and reimbursement for costs incurred in connection with his relocation to Company headquarters in Dallas, Texas; and for Mr. Tanner, the Company’s 401(k) matching contribution and reimbursement for costs incurred in connection with his relocation to Company headquarters in Dallas, Texas.

Narrative to Summary Compensation Table

Employment Agreements

Each of Messrs. Bartling, Freedman and Tanner has entered into an employment agreement, setting forth elements of the executive’s terms of employment and compensation. The material provisions of these agreements are described below.

Mr. Bartling’s Employment Agreement. Mr. Bartling is party to an employment agreement, dated November 25, 2014, pursuant to which he serves as our President and Chief Executive Officer and, at the request of our board of directors, a member of the board for which he receives no additional compensation. The employment agreement has an initial term that ends on November 25, 2017 and extends automatically for one-year periods unless we or Mr. Bartling elects not to extend the term. The employment agreement also provides that Mr. Bartling is eligible to receive (1) a minimum base salary of $875,000, subject to periodic increases as determined by our board of directors and (2) an annual bonus award equal to 75% of his base salary if minimum performance objectives are achieved, 100% of his base salary if target performance objectives are achieved and up to a maximum of 125% of his base salary for top performance. Mr. Bartling is also entitled to participate in all Company employee benefit plans on the same basis as those made available to our other senior executives and was entitled to equity incentive awards in IH1, the IH2 Promote Partnerships, IH3, IH4 and IH5 on terms substantially similar to our other senior executives. Mr. Bartling’s employment agreement provides for severance benefits in connection with qualifying events of termination, which benefits are contingent upon Mr. Bartling’s execution of a general release of claims and compliance with specified post-termination restrictive covenants, as further described under “—Termination and Change in Control Provisions.”

Mr. Freedman’s Employment Agreement. Mr. Freedman is party to an employment agreement, dated September 4, 2015, pursuant to which he serves as Executive Vice President and Chief Financial Officer. The employment agreement has an initial term that ends on September 4, 2018 and extends automatically for one-year periods unless we or Mr. Freedman elects not to extend the term. The employment agreement also provides that Mr. Freedman is eligible to receive (1) a minimum base salary of $500,000, subject to periodic increases as determined by our board of directors and (2) an annual bonus award equal to 150% of his base salary if target performance objectives are achieved and no annual bonus award if minimum performance objectives are not

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achieved. Mr. Freedman is also entitled to participate in all Company employee benefit plans on the same basis as those made available to our other senior executives. The employment agreement provides that Mr. Freedman be granted equity interests in the Promote Partnerships on terms substantially similar to our other senior executives, with the intention that the Incentive Units granted to Mr. Freedman have an aggregate target exit value of $5 million. Mr. Freedman’s employment agreement further provides for reimbursement of reasonable costs incurred in connection with his relocation to Dallas, Texas, including reimbursement of purchase costs for a primary residence in Dallas in an amount equal to up to 3% of the purchase price and reimbursement of closing costs in connection with the sale of his existing residence in an amount equal to up to 6% of the sales price. Mr. Freedman’s employment agreement provides for severance benefits in connection with qualifying events of termination, which benefits are contingent upon Mr. Freedman’s execution of a general release of claims and compliance with specified post-termination restrictive covenants, as further described under “—Termination and Change in Control Provisions.”

Mr. Tanner’s Employment Agreement. Mr. Tanner is party to an employment agreement, dated November 9, 2015, pursuant to which he serves as our Executive Vice President and Chief Investment Officer and as a member on our board of directors. The employment agreement has an initial term that ends on November 9, 2018 and extends automatically for one-year periods unless we or Mr. Tanner elects not to extend the term. The employment agreement also provides that Mr. Tanner is eligible to receive (1) a minimum base salary of $450,000, subject to increase but not decrease, as determined by our board of directors and (2) an annual bonus award equal to 125% of his base salary if target performance objectives are achieved, with no annual bonus award if minimum performance objectives are not achieved. Mr. Tanner is also eligible to participate in our employee benefit plans on the same basis as the benefits are generally made available to our other senior executives and was entitled to a grant of 850 Incentive Units in IH5. The employment agreement modified the vesting terms of his Incentive Units to provide that all of his Incentive Units were scheduled to vest on the earlier of (1) the vesting schedule set forth in the applicable equity award agreement and (2) November 9, 2017. Mr. Tanner’s employment agreement further provides for reimbursement of reasonable costs incurred in connection with his relocation to Dallas, Texas, including reimbursement of purchases costs for a primary residence in Dallas in an amount equal to up to 3% of the purchase price. Mr. Tanner’s employment agreement provides for severance benefits in connection with a qualifying events of termination, which benefits are contingent upon Mr. Tanner’s execution of a general release of claims and compliance with specified post-termination restrictive covenants, as further described under “—Termination and Change in Control Provisions.”

Annual Cash Incentive Compensation

Our annual cash incentive compensation plan for the fiscal year ended December 31, 2016 (the “2016 AIP”) compensated and rewarded successful achievement of financial and non-financial goals aligned with the goals of the Company and incorporated a mix of operational and financial performance objectives, as well as departmental goals, corporate priorities and individual goals. The operational and financial objective components of the award opportunity consisted of: Net Operating Income Growth (defined as the percentage year-over-year change in Net Operating Income in our Same Store portfolio where Net Operating Income is defined as set forth under Part II. Item 7. “Management Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures”); EBITDA Margin (defined as EBITDA as a percentage of total revenue of our total portfolio, where EBITDA is defined as set forth under Part II. Item 7. “Management Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” as further adjusted for impairment expense; expenses related to the IPO, and gain (loss) on the sale of property); and Net Cash Flow (defined as Net Operating Income, minus property capital expenditures, minus leasing commissions paid, plus lease cost amortization). Of Mr. Bartling’s total award opportunity under the 2016 AIP, 40% of the award was based on Net Operating Income Growth, 20% was based on EBITDA Margin, 20% was based on Net Cash Flow, 10% was based on corporate priorities and 10% was based on individual goals. Of Mr. Freedman’s total award opportunity under the 2016 AIP, 30% of the award was based on Net Operating Income Growth, 15% was based on EBITDA Margin, 15% was based on Net Cash Flow, 20% was based on departmental goals, 10% was based on corporate priorities and 10% was based on individual goals. Of Mr. Tanner’s total award opportunity under the 2016 AIP,

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15% of the award was based on Net Operating Income Growth, 7.5% was based on EBITDA Margin, 7.5% was based on Net Cash Flow, 50% was based on departmental goals, 10% was based on corporate priorities and 10% was based on individual goals.

Each NEO was eligible to receive a payout under the 2016 AIP based on the level of the actual achievement of the above-described performance measures, and payouts were expressed as a percentage of the NEO’s base salary earned for 2016 (“eligible earnings”). Each NEO’s target bonus opportunity was established under the terms of his employment agreement as may have been subsequently adjusted. Accordingly, for fiscal 2016, Mr. Bartling’s target bonus opportunity was 100% of his eligible earnings, Mr. Freedman’s was 150% and Mr. Tanner’s was 125%.

At the beginning of the 2016 AIP performance period, each performance measure was assigned a scale that, based on actual achievement at the end of the performance period, yielded a bonus score. The resulting bonus score for each performance measure was then multiplied by the percentage of the total award opportunity that performance measure represented to arrive at an achievement factor. The sum of the achievement factors was then multiplied by the executive’s award opportunity payable at target to determine the payout amount such executive was entitled to receive under the 2016 AIP.

For the year ended December 31, 2016, the scale for the Net Operating Income Growth performance measure provided for a bonus score of 50% if the Net Operating Income Growth achieved was 300 basis points below the target level, a bonus score of 100% if the target level was achieved and a 150% bonus score if the Net Operating Income Growth was 300 or more basis points above the target level. The scale for the EBITDA Margin performance measure provided for a 50% bonus score if the EBITDA Margin achieved was 200 basis points below the target level, a 100% bonus score if the target level was achieved and a 150% bonus score if the EBITDA Margin achieved was 200 or more basis points above the target level. The scale for the Net Cash Flow performance measure provided for a 50% bonus score if the Net Cash Flow achieved was 4% below the target level, a 100% bonus score if the target level was achieved and a 150% bonus score if the Net Cash Flow achieved was 4% or more above the target level. Bonus scores were interpolated on a straight line basis based on actual achievement between the threshold, target and maximum levels with no payout for any performance measure that did not achieve the threshold level.

For 2016, Net Operating Income Growth achieved resulted in a 75.0% bonus score, EBITDA Margin achieved resulted in a 91.8% bonus score and Net Cash Flow achieved resulted in a 90.9% bonus score. Based on the NEO’s departmental and individual goals achieved under the 2016 AIP, the annual cash incentive awards thereunder were payable as follows (these amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table):

Name	Target Award (% of Eligible Earnings)	Target Award ($ of Eligible Earnings)	Combined Achievement Factor Under the 2016 AIP (% of Target Award)	Amounts Earned Under 2016 AIP(1) ($)
John B. Bartling Jr	100%	$875,000	89.08%	$779,489
Ernest M. Freedman	150%	$838,269	96.55%	$809,383
Dallas B. Tanner	125%	$562,500	104.00%	$585,047

(1)	In addition to amounts payable under the 2016 AIP, we also determined to award each of Messrs. Bartling, Freedman and Tanner a discretionary bonus in the amount of $30,188, $28,920 and $450,000, respectively, in recognition of their efforts during 2016 leading up to our IPO. These discretionary bonuses are reported in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentive Compensation

Pursuant to our long-term promoted interest incentive plan, our NEOs have been granted long-term incentive awards in the form of equity interests (the “Incentive Units”) in each of IH1, Preeminent Parent L.P.

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and Invitation Homes 2-A L.P. (collectively, the “IH2 Promote Partnerships”), IH3, IH4 and IH5 (collectively, the “Promote Partnerships”). These Incentive Units are intended to be treated as “profits interests” for U.S. tax purposes and have economic characteristics similar to stock appreciation rights. Therefore, the Incentive Units only have value to the extent there is an appreciation in the value of the applicable Promote Partnership from and after the applicable grant date and, as to some of the awards, the appreciation exceeds a specified threshold. Unless stated otherwise or the context otherwise requires, terms defined in this paragraph apply only to this Item 11. “Executive Compensation” section.

The Incentive Units granted to our NEOs included “time-vesting” awards subject to vesting terms based on the executive’s continued employment through the applicable vesting date, as well as “exit-vesting” awards subject to vesting terms based on the first to occur of (x) the date Blackstone ceases to be the beneficial owner of at least 15% of the outstanding equity capital of the applicable Promote Partnership (or, following the IPO, the date Blackstone and its affiliates cease to own 15% or more of our common stock) and (y) if an initial public offering has occurred, the date that is 18 months after the consummation of the initial public offering (each an “exit event”).

As to the Incentive Units granted to Mr. Bartling, 80% of such units were time-vesting and scheduled to vest in equal annual installments on each of the first four anniversaries of a specified vesting reference date, subject to his continued employment through the applicable vesting date. The remaining 20% of his Incentive Units were exit-vesting and scheduled to vest upon the occurrence of an exit event, subject to his continued employment through such date. In 2016, we agreed to modify the vesting terms of Mr. Bartling’s Incentive Units to provide that, in addition to the foregoing, all of his time-vesting Incentive Units were scheduled to vest upon the completion of a public offering (including the IPO), and all of his Incentive Units in a Promote Partnership were scheduled to vest upon a dissolution of such Promote Partnership.

As to the Incentive Units granted to Mr. Freedman, 80% of such units were time-vesting and scheduled to vest in equal annual installments on each of the first four anniversaries of a specified vesting reference date, subject to his continued employment through the applicable vesting date. The remaining 20% of his Incentive Units were exit-vesting and were scheduled to vest upon the occurrence of an exit event subject to his continued employment through such date. In addition to the foregoing, all of his time-vesting Incentive Units were scheduled to vest upon the completion of a public offering (including the IPO), and all of his Incentive Units in a Promote Partnership were scheduled to vest upon a “dissolution” (as defined in the agreement governing such Incentive Units) of such Promote Partnership, subject, in each case, to his continued employment through such date.

As to the Incentive Units initially granted to Mr. Tanner, 75% of such units were time-vesting and were scheduled to vest in equal annual installments on each of the first three anniversaries of a specified vesting reference date, subject to his continued employment through the applicable vesting date. The remaining 25% of his Incentive Units were exit-vesting and were scheduled to vest upon the occurrence of an exit event, subject to his continued employment through such date. The foregoing described vesting terms of Mr. Tanner’s Incentive Units were modified by his November 2015 employment agreement, whereby all of his unvested Incentive Units became time-vesting and were scheduled to vest on the earlier of (x) the vesting schedule set forth in the applicable Incentive Unit agreement and (y) November 9, 2017, in each case, whether or not Mr. Tanner remained employed on such date. As described below, in December 2016, we waived the vesting conditions of all of Mr. Tanner’s unvested Incentive Units whereby all of such Incentive Units were immediately vested. In addition to his Incentive Units, Mr. Tanner also purchased Class A units in the Promote Partnerships for cash and at fair value. This equity had economic characteristics similar to those of shares of common stock in a corporation and had no vesting schedule.

In January 2017, we granted management, including our NEOs, long-term incentive awards, consisting of Incentive Units in Invitation Homes 6 L.P. (“IH6”) and bonus payments (“IH6 Bonus Awards”). The Incentive Units in IH6 consisted of time-vesting units that were generally subject to vesting terms based on the executive’s

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continued employment through the applicable vesting date and exit-vesting units that were subject to vesting upon an exit event. The time-vesting and exit-vesting Incentive Units in IH6 awarded to Messrs. Bartling, Freedman and Tanner were subject to the same vesting and other terms as their Incentive Units in IH5, as such vesting terms for Messrs. Bartling’s and Tanner’s Incentive Units in IH5 were subsequently modified and accelerated, as applicable, and were scheduled to vest based on a vesting reference date set forth in the agreement governing such Incentive Units in IH6. Messrs. Bartling, Freedman and Tanner were awarded 1,650, 750 and 850 Incentive Units in IH6, respectively. Each of Messrs. Bartling’s and Freedman’s Incentive Units in IH6 were scheduled to vest based on a September 1, 2015 vesting reference date, and Mr. Tanner’s Incentive Units in IH6 were fully vested upon grant. The IH6 Bonus Awards consisted of a bonus award in an amount equal to $500 multiplied by the total number of Incentive Units in IH6 granted to the executive (which were, for Messrs. Bartling, Freedman and Tanner, $825,000, $375,000 and $425,000, respectively). The IH6 Bonus Awards vested upon the completion of the IPO and were settled in vested restricted stock units, with the number of restricted stock units awarded calculated by dividing the total dollar amount of the IH6 Bonus Award by $20.00, the per share price of our common stock sold to the public in the IPO. Such restricted stock units have been issued under our Omnibus Incentive Plan, and the shares underlying such restricted stock units will be delivered six months and one day after the completion of the IPO.

In January 2017, Mr. Freedman was granted additional Incentive Units in IH1, the IH2 Promote Partnerships and IH3 in order to provide Mr. Freedman with the remainder of the equity awards he was originally intended to receive. Mr. Freedman was granted 85 Incentive Units in IH1, 100 Units in the IH2 Promote Partnerships and 2.5 Incentive Units in IH3. The vesting and other terms of these Incentive Units were the same as those for his existing Incentive Units in IH1 and IH3, respectively, including the vesting reference date applicable to such Incentive Units. As a result, all Incentive Units granted to Mr. Freedman in IH1, the IH2 Promote Partnerships and IH3 were scheduled to vest based on an October 14, 2015 vesting reference date.

In connection with the IPO we converted all of the Incentive Units held by our executive officers (other than the Incentive Units in IH1, the IH2 Promote Partnerships, IH3, IH4 and IH5 held by Mr. Tanner) into shares of our common stock. The number of shares received in this conversion was determined in a manner intended to replicate the respective economic value associated with the corresponding Incentive Units converted based on the valuation derived from the IPO price. The vesting and other terms of the shares delivered in the conversion have the same vesting and other terms (including the provisions described under “—Termination and Change in Control Provisions”) applicable to the corresponding Incentive Units converted. Accordingly, shares received in respect of vested Incentive Units are shares of vested common stock, and shares received in respect of unvested time-vesting and exit-vesting Incentive Units are shares of unvested time-vesting and exit-vesting restricted stock. As to Mr. Tanner, in December 2016, we waived the vesting conditions of all of his unvested Incentive Units whereby all of such Incentive Units were immediately vested. There was no incremental fair value calculated in accordance with FASB ASC Topic 718 and FASB ASC Topic 505, as applicable, in connection with this waiver and accelerated vesting. Mr. Tanner received in respect of his Incentive Units in IH1, the IH2 Promote Partnerships, IH3, IH4 and IH5 similar vested limited partner interests in the partnerships that hold shares of our common stock, and Mr. Tanner’s Incentive Units in IH6 were converted into shares of our common stock in the same manner as that for Incentive Units held by our other executives as described above. Individual holders of Class A units in the Promote Partnerships received shares of our common stock upon conversion of such units.

As a result of the valuation in the IPO, Messrs. Bartling and Freedman received no vested common stock in exchange for their Incentive Units, and Mr. Tanner received no vested common stock in exchange for his Incentive Units in IH6.

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The following table sets forth the number and value of vested restricted stock units Messrs. Bartling, Freedman and Tanner received in respect of their IH6 Bonus Awards.

	Vested RSUs Received in Respect of IH6 Bonus Awards
Name	(#)	($)
John B. Bartling Jr.	41,250	$825,000
Ernest M. Freedman	18,750	$375,000
Dallas B. Tanner	21,250	$425,000

Retirement Benefits

We maintain a tax-qualified 401(k) plan, under which we match each employee’s contributions dollar-for-dollar up to 3% of such employee’s eligible earnings, and we match 50% on the next 2% of each employee’s eligible earnings contributed. All of our matching contributions are fully vested, and each NEO participated in the 401(k) plan in 2016.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table provides information regarding outstanding equity awards held by each of our NEOs as of December 31, 2016.

Name			Stock Awards
	Grant Date	Promote Partnership	Number of Shares or Units of Stock That Have Not Vested(1)(2)(5) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(4)(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
John B. Bartling Jr.	05/19/2015	IH1	92.00	$1,154,784	46.00	$577,392
	05/19/2015	IH2	28.00	$7,057	14.00	$3,528
	05/19/2015	IH3	70.00	$28,455	35.00	$14,228
	05/19/2015	IH4	660.00	$122,320	330.00	$61,160
	08/03/2016	IH5	600.00	$154,658	300.00	$77,329
Ernest M. Freedman	6/13/2016	IH1	6.00	$78,720	2.00	$26,227
	6/13/2016	IH3	58.50	$36,699	19.50	$73,226
	6/13/2016	IH4	60.00	$15,110	20.00	$27,733
	6/13/2016	IH5	300.00	$77,329	150.00	$99,427
Dallas B. Tanner	10/11/2012	IH1	—	—	—	—
	06/03/2013	IH2	—	—	—	—
	10/11/2013	IH3	—	—	—	—
	10/29/2014	IH4	—	—	—	—
	03/02/2016	IH5	—	—	—	—

(1)	Reflects the time-vesting Incentive Units in the Promote Partnerships that had not vested as of December 31, 2016. These Incentive Units were scheduled to vest as follows:

(a)

As to Mr. Bartling, 80% of his Incentive Units in IH1, the IH2 Promote Partnerships, IH3 and IH4 were scheduled to vest in four equal annual installments on each anniversary of a November 25, 2014 vesting reference date; and 80% of his Incentive Units in IH5 were scheduled to vest in four equal annual installments on each anniversary of an August 22, 2014 vesting reference date, subject, in each

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case, to his continued employment through the applicable vesting date. In 2016, we agreed to modify the vesting terms of Mr. Bartling’s Incentive Units to provide that, in addition to the foregoing, all of his time-vesting Incentive Units would vest upon the completion of a public offering (including the IPO), and all of his Incentive Units in a Promote Partnership would vest upon a dissolution of such Promote Partnership, subject, in each case, to his continued employment through such date.

(b)	As to Mr. Freedman, 80% of his Incentive Units in IH1, the IH2 Promote Partnerships, IH3 and IH4 were scheduled to vest in four equal annual installments on each anniversary of a October 14, 2015 vesting reference date; and 80% of his Incentive Units in IH5 were scheduled to vest in four equal annual installments on each anniversary of an August 22, 2014 vesting reference date, subject, in each case, to his continued employment through the applicable vesting date. All of Mr. Freedman’s time-vesting Incentive Units were scheduled to vest upon the completion of an initial public offering (including the IPO), and all of his Incentive Units in a Promote Partnership were scheduled to vest upon a dissolution of such Promote Partnership, subject to his continued employment through such date.

(c)	As described under “—Narrative to Summary Compensation Table—Long-Term Incentive Compensation,” in connection with the IPO, in December 2016, we waived the vesting conditions of all of Mr. Tanner’s unvested Incentive Units whereby all of such Incentive Units were immediately vested.

(2)	For additional information on vesting upon specified termination events, see “-—Termination and Change in Control Provisions.”
(3)	As of December 31, 2016, the value of the respective Promote Partnerships had appreciated to a level that would have created value in the time-vesting and exit-vesting Incentive Units. Therefore, amounts reported are based on the appreciation in value of the respective Promote Partnership from and after the applicable grant date through December 31, 2016.
(4)	Reflects the exit-vesting Incentive Units in the Promote Partnerships that had not vested as of December 31, 2016. These Incentive Units were scheduled to vest on the earlier of (x) the date Blackstone ceases to be the beneficial owner of at least 15% of the outstanding equity capital of the applicable Promote Partnership and (y) if an initial public offering (including the IPO) has occurred, the date that is 18 months after the consummation of the initial public offering. See also footnote (1) for circumstances that provide for vesting of Messrs. Bartling’s and Freedman’s exit-vesting Incentive Units.
(5)	As described above, in connection with the IPO, all of Messrs. Bartling’s and Freedman’s unvested time-vesting and unvested exit-vesting Incentive Units were converted into shares of unvested time-vesting and unvested exit-vesting restricted stock that are, in each case, subject to the same vesting and other terms applicable to the corresponding time-vesting and exit-vesting Incentive Units converted.

Termination and Change in Control Provisions

Mr. Bartling

Pursuant to the terms of his employment agreement, upon Mr. Bartling’s termination of his employment by us without “cause” (as defined in his employment agreement) or his voluntary resignation, including as a result of a “constructive termination” (as defined in his employment agreement and summarized below), Mr. Bartling is entitled to receive a lump sum cash severance payment (the “Bartling severance payment”) calculated as follows: if the sum of (x) the fair value of his vested Incentive Units and (y) all proceeds previously received in respect of all of his Incentive Units (such sum, the “Incentive Award Value”) is less than $4 million, Mr. Bartling will receive an advance against his Incentive Units in an amount equal to $4 million minus the Incentive Award Value (and we will repurchase the vested portion of his Incentive Units at their Incentive Award Value, less any proceeds previously received in respect of all Incentive Units), and, if the Incentive Award Value is equal to or greater than $4 million, the Bartling severance payment will be equal to $4 million less any proceeds previously received in respect of his Incentive Units (and Mr. Bartling will retain his then-vested Incentive Units). In addition, we agreed to pay the employer portion for Mr. Bartling’s continued coverage under our medical and dental benefit plans for up to 12 months following his termination of employment. Upon a termination of

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employment as a result of death or “disability” (as defined in his employment agreement), Mr. Bartling or his estate (as the case may be) is entitled to the Bartling severance payment and a prorated bonus (based on the period number of days employed during the year of termination) equal to the greater of (1) Mr. Bartling’s annual bonus payable at target for the year of termination and (2) Mr. Bartling’s actual bonus earned for the year immediately preceding the year of termination. Mr. Bartling’s employment agreement defines a “constructive termination” as, among other specified events, a material reduction in his annual base salary or target bonus opportunity, a failure to pay his compensation when due, a material and sustained diminution in his authority and duties, a relocation of his principal place of employment or if we elect not to renew his employment agreement.

As described above under “—Narrative to Summary Compensation Table—Long-Term Incentive Compensation,” in connection with the IPO, Mr. Bartling’s Incentive Units were converted into shares of our common stock, and the vesting and other terms of such shares of restricted stock delivered in the conversion are the same as those applicable to the corresponding Incentive Units converted. As a result, upon Mr. Bartling’s termination without “cause” or as a result of a “constructive termination” (each as defined in his employment agreement, and each a “qualifying termination”), Mr. Bartling’s then unvested restricted stock will vest in an amount equal to: 25% of his unvested restricted stock received in respect of his Incentive Units in IH1 and the IH2 Promote Partnerships; 50% of his unvested restricted stock received in respect of his Incentive Units in IH3; and 20% of his unvested restricted stock received in respect of his Incentive Units in IH4, IH5 and IH6. Upon an exit event, 20% of his unvested restricted stock received in respect of his Incentive Units will vest. If Mr. Bartling experiences a qualifying termination after an exit event, all of his unvested restricted stock received in respect of his Incentive Units in IH1, the IH2 Promote Partnerships and IH3 will vest, and 20% of his unvested restricted stock received in respect of his Incentive Units in IH4, IH5 and IH6 will vest. If Mr. Bartling’s employment is terminated prior to the fourth anniversary of the applicable vesting reference date due to death or disability, a prorated portion of 20% of his unvested restricted stock received in respect of his Incentive Units will vest.

Mr. Freedman

Pursuant to the terms of his employment agreement, upon Mr. Freedman’s termination of his employment by us without “cause” (as defined in his employment agreement) or as a result of a “constructive termination” (as defined in his employment agreement and summarized below), Mr. Freedman is entitled to receive: (1) a lump sum cash severance payment in an amount equal to the sum of (x) one times his base salary and (y) his actual bonus earned for the year immediately preceding the year of termination or if he has not received an annual bonus for a full year, his annual bonus payable at target; and (2) a lump sum cash severance payment (the “Freedman severance payment”) calculated as follows: if the sum of (x) the fair value of his vested Incentive Units and (y) all proceeds previously received in respect of all of his Incentive Units (such sum, the “Incentive Award Value”) is less than $3.5 million, Mr. Freedman will receive an advance against his Incentive Units in an amount equal to $3.5 million minus the Incentive Award Value (and we will repurchase the vested portion of his Incentive Units at their Incentive Award Value, less any proceeds previously received in respect of all Incentive Units), and, if the Incentive Award Value is equal to or greater than $3.5 million, the Freedman severance payment will be equal to $3.5 million less any proceeds previously received in respect of all of his Incentive Units (and Mr. Freedman will retain his then-vested Incentive Units). In addition, we agreed to pay the employer portion for Mr. Freedman’s continued coverage under our medical and dental benefit plans for up to 12 months following his termination of employment due to the above-described circumstances. In addition, upon a termination of employment by us without “cause” in connection with a “dissolution” (as defined in his employment agreement), Mr. Freedman is entitled to receive, in addition to all the foregoing payments and benefits, reimbursement for specified costs incurred in connection with Mr. Freedman’s and his family’s relocation, including any taxes incurred with such relocation. Upon a resignation of employment by Mr. Freedman following a dissolution other than as a result of a constructive termination, Mr. Freedman is entitled to receive the Freedman severance payment. Upon a termination of employment as a result of death or “disability” (as defined in his employment agreement), Mr. Freedman or his estate (as the case may be) is entitled to receive the Freedman severance payment and a prorated bonus (based on the number of days employed during

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the year of termination) equal to the greater of (1) Mr. Freedman’s annual bonus payable at target for the year of termination and (2) Mr. Freedman’s actual bonus earned for the year immediately preceding the year of termination. Mr. Freedman’s employment agreement defines a “constructive termination” as, among other specified events, a material reduction in his annual base salary or target bonus opportunity, a failure to pay his compensation when due, a material and sustained diminution in his authority and duties, a relocation of his principal place of employment or if we elect not to renew his employment agreement.

As described above under “—Narrative to Summary Compensation Table—Long-Term Incentive Compensation,” in connection with the IPO, Mr. Freedman’s Incentive Units were converted into shares of our common stock, and the vesting and other terms of such shares of restricted stock delivered in the conversion are the same as those applicable to the corresponding Incentive Units converted. As a result, upon Mr. Freedman’s termination without “cause” or as a result of a “constructive termination” (each as defined in his employment agreement), Mr. Freedman’s then unvested restricted stock will vest in an amount equal to: 25% of his unvested restricted stock received in respect of his Incentive Units in IH1, the IH2 Promote Partnerships, IH5 and IH6; 50% of his unvested restricted stock received in respect of his Incentive Units in IH3; and 20% of his unvested restricted stock received in respect of his Incentive Units in IH4. If Mr. Freedman’s employment is terminated prior to the fourth anniversary of the applicable vesting reference date due to death or disability, a prorated portion of 20% of his unvested restricted stock received in respect of all of his Incentive Units will vest.

Mr. Tanner

Mr. Tanner’s employment agreement provides that, upon a termination of his employment by us without “cause” (as defined in his employment agreement) or as a result of a “constructive termination” (as defined in his employment agreement and summarized below), Mr. Tanner is entitled to receive: (1) a lump sum cash severance payment in an amount equal to the sum of (x) one times his base salary, (y) his actual bonus earned for the year immediately preceding the year of termination and (z) a prorated portion, based on the number of days employed in the year of his termination, of the actual bonus earned for the year immediately preceding the year of termination; (2) if the termination of employment occurs prior to November 9, 2018, reimbursement of reasonable costs for Mr. Tanner and his family to relocate to a metropolitan area in the continental U.S., including a gross-up for any applicable income and employment taxes associated therewith; and (3) vesting of all of his then-unvested Incentive Units. In addition, we agreed to pay the employer portion for Mr. Tanner’s continued coverage under our medical and dental benefit plans for up to 12 months following his termination of employment. Upon a termination of employment as a result of death or “disability” (as defined in his employment agreement), Mr. Tanner or his estate (as the case may be) is entitled to a prorated bonus (based on the period number of days employed during the year of termination) equal to the greater of (1) Mr. Tanner’s annual bonus payable at target for the year of termination and (2) Mr. Tanner’s actual bonus earned for the year immediately preceding the year of termination. Mr. Tanner’s employment agreement defines a “constructive termination” as, among other specified events, a material reduction in his annual base salary or target bonus opportunity, a failure to pay his compensation when due, a material and sustained diminution in his authorities and duties, a relocation of his principal place of employment or if we elect not to renew his employment agreement.

Covenants

Each NEO is subject to restrictive covenants, including an indefinite confidentiality covenant and covenants regarding non-competition and non-solicitation of employees and current or prospective clients or customers, in each case, at all times during employment and for up to 12 months after termination of employment.

Actions Taken in Connection with the IPO

In connection with the IPO, we waived the vesting conditions of all of Mr. Tanner’s unvested Incentive Units whereby all of such Incentive Units were immediately vested, and we converted Incentive Units held by our executive officers into shares of our common stock, as described above under “—Narrative to Summary Compensation Table—Long-Term Incentive Compensation.”

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In October 2016, we established a supplemental bonus plan for several key executives and employees, including our NEOs, which plan was further modified in connection with the IPO. Under this supplemental bonus plan, we established a pool, and each of Messrs. Bartling, Freedman and Tanner shared in this pool, along with other members of management. We refer to these as the non-discretionary awards, and the amount of non-discretionary awards received by each of Messrs. Bartling, Freedman and Tanner was approximately $11.0 million, $3.5 million and $1.3 million, respectively. In addition, our compensation committee made additional discretionary awards to our NEOs and others in an amount that was not to exceed in the aggregate $10.0 million. We refer to these as the discretionary awards, and the amount of discretionary awards received by each of Messrs. Bartling, Freedman and Tanner was approximately $3.1 million, $1.8 million and $0.7 million, respectively. Following the IPO, we converted all of these cash awards with awards of time-vesting restricted stock units issued under our Omnibus Incentive Plan. The number of shares received in this conversion was determined in a manner intended to replicate the respective economic value associated with the award under the supplemental bonus plan based on the valuation derived from the IPO price, and the number of restricted stock units issued in respect of each award was equal to the award amount divided by $20.00, the per share price of our common stock sold to the public in the IPO. As to Mr. Bartling, all of his non-discretionary award and a portion of his discretionary award vest in three equal annual installments, with the first tranche vested on the completion of the IPO and the remaining amount scheduled to vest on the first and second anniversaries thereafter, and the balance of his discretionary award vested 80% upon the completion of the IPO and the remaining 20% is scheduled to vest upon the occurrence of an exit event, dissolution or qualifying termination (each as defined in the award agreement). As to Mr. Freedman, all of his non-discretionary and discretionary awards vested 80% upon the completion of the IPO, and the remaining 20% is scheduled to vest upon the occurrence of an exit event, dissolution or qualifying termination (each as defined in the award agreement). As to Mr. Tanner, all of his non-discretionary and discretionary awards vest in three equal annual installments, with the first tranche vested on the completion of the IPO and the remaining amount scheduled to vest on the first and second anniversaries thereafter. Vesting is, in each case, subject to the executive’s continued employment through the applicable vesting date.

The following table sets forth the number and value of shares of vested and unvested restricted stock units Messrs. Bartling, Freedman and Tanner received in respect of their discretionary and non-discretionary awards granted in the supplemental bonus plan based on the foregoing described vesting.

	Vested RSUs Received in Exchange for Awards in the Supplemental Bonus Plan		Unvested RSUs Received in Exchange for Awards in the Supplemental Bonus Plan
Name	(#)	($)	(#)	($)
John B. Bartling Jr.	282,770	$5,655,400	421,266	$8,425,320
Ernest M. Freedman	210,344	$4,206,880	52,584	$1,051,680
Dallas B. Tanner	33,776	$675,520	67,548	$1,350,960

Director Compensation

Prior to the IPO, the members of the boards of directors of each of IH1, the IH2 Promote Partnerships, IH3, IH4, IH5 and IH6 consisted of Messrs. Bartling, Blair, Nicholas Gould, Peter Gould, Gray, Peterson, Rhea, Roth, Schreiber, Stein and Tanner. Following the IPO, these persons (other than Messrs. Peter Gould, Peterson and Tanner) continue to serve on Invitation Homes Inc.’s board of directors. Messrs. Peter Gould, Peterson and Tanner have stepped down, and Ms. Sears and Messrs. Caplan and Harper filled these vacancies.

The following table provides summary information regarding compensation paid to or accrued by our non-employee directors for services rendered to us during fiscal 2016. Our employee directors and Sponsor-affiliated directors receive no additional compensation for serving as a director. The compensation paid to Mr. Bartling as President and Chief Executive Officer and to Mr. Tanner as Executive Vice President and Chief Investment Officer is presented in the Summary Compensation Table and the related tables and narrative.

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Director Compensation Table for Fiscal 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Nicholas C. Gould	$250,000	$1,074,456	$79,773	$1,404,229
Peter E. Gould	$250,000	$1,074,456	$65,564	$1,390,020
Bryce Blair	$500,000	$259,835	$55,318	$815,153
John B. Rhea	$125,000	—	—	$125,000
John G. Schreiber	$125,000	—	—	$125,000
Jonathan D. Gray	—	—	—	—
Devin Peterson	—	—	—	—
David Roth	—	—	—	—
William J. Stein	—	—	—	—

(1)	Amount represents the aggregate grant date fair value of Incentive Units in IH5 granted to Messrs. Nicholas and Peter Gould and Blair during fiscal 2016 calculated in accordance with FASB ASC Topic 505 and measured as of the initial grant date and using the assumptions discussed in Note 10 to the combined and consolidated financial statements included in this Annual Report on Form 10-K. The grant date fair value of the exit-vesting portion of these Incentive Units was computed based upon the probable outcome of the performance conditions as of the grant date. Achievement of the performance conditions for these Incentive Units was not deemed probable on the grant date and, accordingly, no value is included in the table for this portion of the awards pursuant to the SEC’s disclosure rules. Assuming achievement of the performance conditions was probable, the grant date fair value of the exit-vesting Incentive Units would have been: $358,152 for Mr. Nicholas Gould; $358,152 for Mr. Peter Gould; and $64,959 for Mr. Blair.
(2)	As of December 31, 2016, Messrs. Nicholas and Peter Gould and Blair held 3,760, 3,760 and 482 unvested Incentive Units, respectively.
(3)	Amount reported for Nicholas Gould represents the Company-paid medical and dental premiums (both the employer and the participant portion of the premiums) for Mr. Gould and his family, a Company-paid airline travel card, Company-reimbursed personal travel expenses, Company-reimbursed cellphone service for Mr. Gould, his assistants and a family member, Company-reimbursed costs incurred by Mr. Gould for his personal attorney and Company-reimbursed costs for Mr. Gould’s personal electronic devices and media subscriptions. Amount reported for Peter Gould represents Company-reimbursed personal travel expenses, Company-reimbursed cellphone service for Mr. Gould, Company-paid medical and dental premiums (both the employer and the participant portion of the premiums) for Mr. Gould and his family, employer- reimbursed costs incurred by Mr. Gould for his personal attorney and Company-reimbursed costs for Mr. Gould’s media subscriptions. Amount reported for Mr. Blair represents the Company-reimbursed costs for Mr. Blair’s administrative assistant and Company-paid medical and dental premiums (the employer portion of the premiums) for Mr. Blair and his family.

Narrative to Director Compensation Table

This section contains a description of the material terms of our compensation arrangements in effect during 2016 for Messrs. Nicholas and Peter Gould, Blair, Rhea and Schreiber. As Messrs. Gray, Peterson, Roth and Stein are affiliates of Blackstone, they did not receive any compensation from us for their services on our board of directors during 2016. Each of our directors is entitled to reimbursement of reasonable out-of-pocket expenses (including travel) incurred in connection with such director’s service on the board.

Messrs. Nicholas and Peter Gould. In 2016, each of Messrs. Nicholas and Peter Gould received an annual cash retainer of $250,000 paid in quarterly installments. In addition, Messrs. Nicholas and Peter Gould received benefits as described in footnote 3 to the Director Compensation Table for Fiscal 2016. Each also received Incentive Units in each of the Promote Partnerships and contributed cash to the Promote Partnerships to offset

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non-U.S. tax obligations incurred with the grant of such Incentive Units. Of the Incentive Units granted to each of Messrs. Nicholas and Peter Gould, 75% were time-vesting and were scheduled to vest in equal annual installments on each of the first three anniversaries of a specified vesting reference date, subject to such person’s continued availability to perform his duties through the applicable vesting date. The remaining 25% were exit-vesting incentive units. Upon an exit event, all of such person’s time-vesting and exit-vesting Incentive Units were scheduled to vest. Additionally, if Messrs. Nicholas or Peter Gould’s service ceased prior to the third anniversary of the applicable vesting reference date due to his death or “disability” (as defined in the agreement governing such Incentive Units), 25% of his Incentive Units in IH1 were scheduled to vest, and his Incentive Units in the IH2 Promote Partnerships, IH3, IH4 and IH5 were scheduled to vest in an amount equal to (x) 25% of the Incentive Units plus (y) a prorated portion of 25% of the Incentive Units. Each of Messrs. Nicholas and Peter Gould is subject to restrictive covenants, including an indefinite confidentiality covenant and covenants regarding non-competition and non-solicitation of employees and current or prospective clients or customers, in each case, at all times during his service and prior to an exit event. In addition to the Incentive Units granted to Messrs. Nicholas and Peter Gould, each also purchased, through an entity they own, Class A units in the Promote Partnerships for cash and at fair value. This equity had economic characteristics similar to those of shares of common stock in a corporation and had no vesting schedule.

Mr. Blair. Mr. Blair serves as the Executive Chairman of our board of directors and, in 2016, was entitled to receive an annual cash retainer of $500,000 payable in quarterly installments prorated for any partial service during any quarter. In 2016, Mr. Blair received benefits as described in footnote 3 to the Director Compensation Table for Fiscal 2016. Mr. Blair was also granted Incentive Units in each of the Promote Partnerships, 75% of which were time-vesting and were scheduled to vest in equal annual installments on each of the first three anniversaries of a specified vesting reference date (except as to the Incentive Units in IH5, 80% of which were time-vesting and were scheduled to vest in equal annual installments on each of the first four anniversaries of a specified vesting reference date), subject to Mr. Blair’s continued service through the applicable vesting date. The remaining 25% of Mr. Blair’s Incentive Units in IH1, the IH2 Promote Partnerships, IH3 and IH4 were exit-vesting and were scheduled to vest upon the occurrence of an exit event, and the remaining 20% of Mr. Blair’s Incentive Units in IH5 were exit-vesting and were scheduled to vest, together with any then-unvested time-vesting Incentive Units in IH5, upon an exit event. If Mr. Blair’s service ceased due a termination without “cause” or a “constructive termination” (each as defined in the agreement governing such Incentive Units and each a “qualifying termination”), 25% of his Incentive Units in IH1 would have vested, 50% of his Incentive Units in the IH2 Promote Partnerships, IH3 and IH4 would have vested, and any then-unvested Incentive Units in IH5 would have been forfeited. If Mr. Blair were to experience a qualifying termination after an exit event, all of his Incentive Units in IH1, the IH2 Promote Partnerships, IH3 and IH4 would have vested, and any then-unvested Incentive Units in IH5 would have been forfeited. If Mr. Blair’s service ceased prior to the third anniversary of the applicable vesting reference date due to his death or “disability” (as defined in the agreement governing such Incentive Units), a prorated portion of 25% of the Incentive Units in IH1, the IH2 Promote Partnerships, IH3 and IH4 would have vested, and any then- unvested Incentive Units in IH5 would have been forfeited. Mr. Blair is subject to restrictive covenants, including an indefinite confidentiality covenant and covenants regarding non-competition and non-solicitation of employees and current or prospective clients or customers, in each case, at all times during his directorship and for 12 months after such service ends.

Messrs. Rhea and Schreiber. In 2016, Messrs. Rhea and Schreiber were each entitled to receive an annual cash retainer of $125,000 payable in quarterly installments for serving on our board of directors, prorated for any partial service during any quarter.

In connection with the grant of Incentive Units in IH6 and the grant of the IH6 Bonus Awards described above under “Executive Compensation—Narrative to Summary Compensation Table—Long-Term Incentive Awards,” we granted Incentive Units in IH6 to Messrs. Nicholas Gould and Blair. These Incentive Units were subject to the same vesting and other terms as the Incentive Units in IH5 held by such individual and were based on a vesting reference date set forth in the agreement governing such Incentive Units in IH6. Messrs. Nicholas Gould and Blair were awarded 1,250 and 500 Incentive Units in IH6, respectively, and such Incentive Units were

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scheduled to vest based on a September 1, 2015 vesting reference date. The IH6 Bonus Award for each of Messrs. Nicholas Gould and Blair were in an amount equal to $500 multiplied by the number of Incentive Units in IH6 granted to such director (which is $625,000 and $250,000, respectively) and were subject to vesting and settlement on the same terms as the IH6 Bonus Awards granted to members of management and described above under “Executive Compensation—Narrative to Summary Compensation Table—Long-Term Incentive Awards,” however, Mr. Gould is entitled to receive his Bonus Award whether or not he continues to provide service to the Company through the applicable vesting date.

The following table sets forth the number and value of vested restricted stock units Messrs. Nicholas Gould and Blair received in respect of their IH6 Bonus Awards.

	Vested RSUs Received in Respect of IH6 Bonus Awards
Name	(#)	($)
Nicholas C. Gould	31,250	$625,000
Bryce Blair	12,500	$250,000

Actions Taken in Connection with the IPO

In connection with the IPO, all of Mr. Blair’s Incentive Units were converted into shares of our common stock. Similar to our executives, the shares delivered in the conversion are subject to the same vesting and other terms applicable to the corresponding Incentive Units converted. Accordingly, shares received in respect of vested Incentive Units are shares of vested common stock, and shares received in respect of unvested time-vesting and exit-vesting Incentive Units are shares of unvested time-vesting and exit-vesting restricted stock. The following table sets forth the number and value of shares of vested common stock and shares of unvested restricted stock that Mr. Blair received in exchange for all of his Incentive Units in the Promote Partnerships (including IH6).

	Vested Common Stock Received in Exchange for Vested Incentive Units		Unvested Restricted Stock Received in Exchange for Unvested Incentive Units
Name	(#)	($)	(#)	($)
Bryce Blair	518	$10,360	517	$10,340

Messrs. Nicholas and Peter Gould received in respect of their Incentive Units (including those in IH6) similar limited partner interests in partnerships that hold shares of our common stock, and such limited partner interests are fully vested.

Holders of Class A units in the Promote Partnerships (other than Blackstone), including Messrs. Nicholas and Peter Gould, received shares of our common stock upon conversion of such units.

Supplemental Bonus Plan

Mr. Blair participated in the supplemental bonus plan described above under “Executive Compensation—Actions Taken in Connection with the Offering” and received a non-discretionary award based on a sharing percentage in the bonus pool. Mr. Blair was also granted a discretionary award. Similar to that for our NEOs, we converted Mr. Blair’s cash payable awards with time-vesting restricted stock units issued under our Omnibus Incentive Plan. The number of shares received in this conversion was determined in a manner intended to replicate the respective economic value associated with his award under the supplemental bonus plan based on the valuation derived from the IPO price, and the number of restricted stock units issued in respect of his award was equal to the award amount divided by $20.00, the per share price of our common stock sold to the public in

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the IPO. All of Mr. Blair’s non-discretionary and discretionary awards vest in three equal annual installments with the first tranche vested on the completion of the IPO and the remaining amount scheduled to vest on the first and second anniversaries thereafter, subject to Mr. Blair’s continued service through the applicable vesting date.

The number of restricted stock units initially granted to Mr. Blair in January 2017 under the supplemental bonus plan was calculated erroneously and resulted in 9,119 fewer restricted stock units granted than intended by the board of directors. As a result, in March 2017, the board of directors granted to Mr. Blair such 9,119 additional restricted stock units in full satisfaction of his award under the supplemental bonus plan, which restricted stock units have the same vesting and other terms as his initial grant.

The following table sets forth the number and value of shares of vested and unvested restricted stock units Mr. Blair received in respect of his discretionary and non-discretionary award granted in the supplemental bonus plan based on the foregoing described vesting.

	Vested RSUs Received in Exchange for Awards in the Supplemental Bonus Plan		Unvested RSUs Received in Exchange for Awards in the Supplemental Bonus Plan
Name	(#)	($)	(#)	($)
Bryce Blair	89,664	$1,793,280	179,321	$3,568,425

IPO Equity Awards

Upon the consummation of the IPO, we granted to each of Ms. Sears and Mr. Rhea a special equity award of 6,000 and 12,000 restricted stock units, respectively, under our Omnibus Incentive Plan, respectively. These awards are scheduled to vest in full on the date scheduled for the Company’s 2018 annual stockholders meeting, subject to the director’s continued service on our board of directors through such date.

We also granted to each non-employee director (other than directors affiliated with Blackstone) an equity-based award of 7,500 restricted stock units (21,875 restricted stock units in the case of the Executive Chairman). These awards are scheduled to vest in full on the date scheduled for the Company’s 2018 annual stockholders meeting. These awards are intended to represent the directors’ annual equity award described below under “—Non-Employee Director Compensation Following the IPO” for the period from the consummation of the IPO to the Company’s 2018 annual meeting of stockholders. These awards have been granted under our Omnibus Incentive Plan, are in the form of restricted stock units and vest subject to the director’s continued service through the vesting date (or on a prorated basis if a change in control occurs prior to the vesting date).

Non-Employee Director Compensation Following the IPO

Following the IPO, neither our employees nor those affiliated with Blackstone who serve on our board of directors or committees thereof receive separate compensation for such service. However, each eligible non-employee director is entitled to receive annual compensation as follows:

•	a cash retainer of $60,000 ($350,000 in the case of the Executive Chairman);

•	an additional cash retainer of $20,000 for those serving as the chairperson of the audit committee, compensation committee, nominating and corporate governance committee and investment and finance committee; and

•	an equity award of $120,000 ($350,000 in the case of the Executive Chairman) in the form of restricted stock units, which will generally vest in full on the date of our next annual meeting of stockholders following the grant date and will be in respect of a number of shares equal to the award amount divided by the closing price of our common stock on the grant date.

In addition to the foregoing, Mr. Blair continues to receive an annual stipend in connection with the cost of his administrative assistant but no longer participates in the Company’s medical and dental programs Mr. Nicholas Gould no longer receives the additional benefits he received prior to the IPO.

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All of our directors are reimbursed for reasonable travel and related expenses associated with attendance at our board or committee meetings.

Compensation Committee Interlocks and Insider Participation

During fiscal 2016, our compensation committee was composed of Messrs. Blair, Nicholas Gould, Rhea, Roth and Stein. Mr. Nicholas Gould was formerly an officer of the Company, and Messrs. Roth and Stein are affiliates of Blackstone.

Related person transactions pursuant to Item 404(a) of Regulation S-K involving those who served on our compensation committee during 2016, and transactions involving Blackstone in which we participate are described in Part III. Item 13. “Certain Relationships and Related Transactions, and Director Independence” of this Annual Report on Form 10-K.

During fiscal 2016, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our compensation committee or board of directors.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 30, 2017 held by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. As of March 30, 2017, there were 310,376,634 shares of our common stock outstanding. Unless otherwise noted, the address of each beneficial owner is 1717 Main Street, Suite 2000, Dallas, Texas 75201.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Blackstone(1)	219,945,349	70.86%
John B. Bartling Jr.(2)	—	*
Bryce Blair(2)	777	*
Nicholas C. Gould(2)(4)	755,732	*
Kenneth A. Caplan(3)	—	—
Jonathan D. Gray(3)	—	—
Robert G. Harper(3)	—	—
John B. Rhea(2)	—	—
David A. Roth(3)	—	—
John G. Schreiber(2)	—	—
Janice L. Sears(2)(5)	5,000	*
William J. Stein(3)	—	—
Ernest M. Freedman(2)	—	*
Dallas B. Tanner(2)(6)	79,137	*
All directors and executive officers as a group (16 persons)(2)(7)	851,646	*

*	Less than 1%.

(1)

Amounts beneficially owned reflect 80,382,041 shares directly held by Invitation Homes Parent L.P., 43,797,131 shares directly held by Preeminent Parent L.P., 8,619,746 shares directly held by Invitation Homes 2-A L.P., 33,908,708 shares directly held by Invitation Homes 3 Parent L.P., 19,938,109 shares

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directly held by Invitation Homes 4 Parent L.P., 15,250,871 shares directly held by Invitation Homes 5 Parent L.P. and 18,048,743 shares directly held by Invitation Homes 6 Parent L.P.

The general partner of Invitation Homes Parent L.P. is Invitation Homes GP Parent LLC. The sole member of Invitation Homes GP Parent LLC is THR Investor LLC. THR Investor LLC is owned by Blackstone Family Real Estate Partnership VII-SMD L.P., Blackstone Real Estate Holdings VII-NQ L.P., Blackstone Real Estate Holdings VII-NQ-ESC L.P., Blackstone Real Estate Partners VII-NQ L.P., Blackstone Real Estate Partners VII.F-NQ (AV) L.P., Blackstone Real Estate Partners VII.TE.1-NQ L.P., Blackstone Real Estate Partners VII.TE.2-NQ L.P., Blackstone Real Estate Partners VII.TE.3-NQ L.P., Blackstone Real Estate Partners VII.TE.4-NQ L.P., Blackstone Real Estate Partners VII.TE.5-NQ L.P., Blackstone Real Estate Partners VII.TE.6-NQ L.P., Blackstone Real Estate Partners VII.TE.7-NQ L.P. and Blackstone Real Estate Partners VII.TE.8-NQ L.P. The general partner of Blackstone Family Real Estate Partnership VII-SMD L.P. is Blackstone Family GP L.L.C., which is, in turn, wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The general partner of Blackstone Real Estate Holdings VII-NQ L.P. and Blackstone Real Estate Holdings VII-NQ-ESC L.P. is BREP VII-NQ Side-by-Side GP L.L.C. The general partner of Blackstone Real Estate Partners VII-NQ L.P., Blackstone Real Estate Partners VII.F-NQ (AV) L.P., Blackstone Real Estate Partners VII.TE.1-NQ L.P., Blackstone Real Estate Partners VII.TE.2-NQ L.P., Blackstone Real Estate Partners VII.TE.3-NQ L.P., Blackstone Real Estate Partners VII.TE.4-NQ L.P., Blackstone Real Estate Partners VII.TE.5-NQ L.P., Blackstone Real Estate Partners VII.TE.6-NQ L.P., Blackstone Real Estate Partners VII.TE.7-NQ L.P. and Blackstone Real Estate Partners VII.TE.8-NQ L.P. is Blackstone Real Estate Associates VII-NQ L.P. The general partner of Blackstone Real Estate Associates VII-NQ L.P. is BREA VII-NQ L.L.C. The managing member of BREA VII-NQ L.L.C. and the sole member of BREP VII-NQ Side-by-Side GP L.L.C. is Blackstone Holdings II L.P. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The sole shareholder of Blackstone Holdings I/II GP Inc. is The Blackstone Group L.P.

The general partner of Preeminent Parent L.P. and Invitation Homes 2-A L.P. is Invitation Homes 2 GP LLC. The sole member of Invitation Homes 2 GP LLC is IH2 Investor L.P. The general partner of IH2 Investor L.P. is Blackstone Real Estate Associates VII L.P. The general partner of Blackstone Real Estate Associates VII L.P. is BREA VII L.L.C. The managing member of BREA VII L.L.C. is Blackstone Holdings III L.P.

The general partner of Invitation Homes 3 Parent L.P. is Invitation Homes 3 GP Parent LLC. Invitation Homes 3 GP Parent LLC is owned by BREP IH3 Holdings LLC and BTO IH3 Holdings L.P.

The general partner of Invitation Homes 4 Parent L.P. is Invitation Homes 4 GP Parent LLC. Invitation Homes 4 GP Parent LLC is owned by BREP IH4 Holdings LLC and BTO IH3 Holdings L.P. The general partner of Invitation Homes 5 Parent L.P. is Invitation Homes 5 GP Parent LLC. The sole member of Invitation Homes 5 GP Parent LLC is BREP IH5 Holdings LLC. The general partner of Invitation Homes 6 Parent L.P. is Invitation Homes 6 GP Parent LLC. The sole member of Invitation Homes 6 GP Parent LLC is BREP IH6 Holdings LLC.

The managing member of BREP IH3 Holdings LLC, BREP IH4 Holdings LLC, BREP IH5 Holdings LLC and BREP IH6 Holdings LLC, is Blackstone Real Estate Partners VII L.P. The general partner of Blackstone Real Estate Partners VII L.P. is Blackstone Real Estate Associates VII L.P. The general partner of Blackstone Real Estate Associates VII L.P. is BREA VII L.L.C. The managing member of BREA VII L.L.C. is Blackstone Holdings III L.P.

The general partner of BTO IH3 Holdings L.P. is BTO IH3 Manager L.L.C. The managing member of BTO IH3 Manager L.L.C. is BTOA L.L.C. The managing member of BTOA L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The

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Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such shares. The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

From time to time, Blackstone may pledge, hypothecate or grant security interests in all or a portion of its common stock in connection with one or more margin loans or other borrowings. As of March 30, 2017, Blackstone had not pledged, hypothecated or granted security interests in any shares of our common stock it beneficially owns.

(3)	Includes vested restricted stock units received in the IPO in connection with the conversion of Incentive Units held in the Promote Partnerships. For information about equity received in connection with the IPO over which the individuals listed in the table do not yet have beneficial ownership, see Part III. Item 11. “Executive Compensation.”
(4)	Messrs. Caplan, Gray, Harper, Roth and Stein are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by Blackstone.
(5)	Represents shares of common stock Mr. Gould received in the conversion of his Class A units held in the Promote Partnerships, 116,351 of which are held by a trust of which Mr. Gould serves as a trustee.
(6)	Represents shares of common stock Ms. Sears purchased under the directed share program in the IPO. These shares are held by a trust for the benefit of Ms. Sears’ family, for which she serves as trustee.
(7)	Represents shares of common stock Mr. Tanner received in the conversion of his Class A units held in the Promote Partnerships.
(8)	Includes an aggregate of 16,000 shares of common stock purchased under the directed share program in the IPO.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2016
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	N/A	N/A	N/A
Equity compensation plans not approved by stockholders	N/A	N/A	N/A

In connection with our IPO, in January 2017, our board of directors and our then sole voting stockholder adopted the Invitation Homes Inc. 2017 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) under which 16,000,000 shares of common stock were reserved for issuance. The Omnibus Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, common units of partnership interest or other classes of partnership units in our Operating Partnership and other stock-based and performance compensation awards to eligible employees, officers, directors, consultants and advisors of the Company. A description of the Omnibus Incentive Plan is included in our prospectus dated January 31, 2017, filed with the SEC pursuant to Rule 424(b) of the Securities Act on February 2, 2017.

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Item 13. Certain Relationships and Related Transactions, and Director Independence.

Related Person Transaction Policy

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our board of directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock that is listed on the NYSE. Our related person policy requires that a “related person” (as defined as in Item 404(a) of Regulation S-K, which includes security holders who beneficially own more than 5% of our common stock, including our Sponsor) must promptly disclose to our Chief Legal Officer any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Chief Legal Officer will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Pre-IPO Transactions

As described in greater detail in Part I. Item 1. “Business,” prior to the IPO, we effected the Pre-IPO Transactions whereby, among other things, Invitation Homes Inc. acquired and contributed to our Operating Partnership all of the interests in the IH Holding Entities and/or their subsidiaries and our pre-IPO owners acquired newly issued shares of common stock in Invitation Homes Inc. Members of our management held incentive awards in the form of equity interests in these IH Holding Entities or affiliated entities and, in connection with the Pre-IPO Transactions, all or a portion of these equity interests were exchanged for direct or indirect equity interests in us. See Part III. Item 11. “Executive Compensation.”

Stockholders Agreement

In connection with the IPO, we entered into a stockholders agreement with our Sponsor and its affiliates. This agreement requires us to nominate a number of individuals designated by our Sponsor for election as our directors at any meeting of our stockholders (each a “Sponsor Director”) such that, following the election of any directors and taking into account any director continuing to serve as such without the need for re-election, the number of Sponsor Directors serving as directors of our company will be equal to: (1) if our pre-IPO owners and their affiliates together continue to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of directors as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising our board of directors; (2) if our pre-IPO owners and their affiliates together continue to beneficially own at least 40% (but less than 50%) of the shares of our common stock entitled to vote generally in the election of directors as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising our board of directors; (3) if our pre-IPO owners and their affiliates together continue to beneficially own at least 30% (but less than 40%) of the shares of our common stock entitled to vote generally in the election of directors as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising our board of directors; (4) if our pre-IPO owners and their affiliates together continue to beneficially own at least 20% (but less than 30%) of the shares of our common stock entitled to vote generally in the election of directors as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising our board of directors; and (5) if our pre-IPO owners and their affiliates together continue to beneficially own at least 5% (but less than 20%) of the shares of our common stock entitled to vote generally in the election of directors as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising our board of directors. For so long as the stockholders agreement remains in effect, Sponsor Directors may not be removed without the consent of our Sponsor. In the case of a vacancy on our board created by the removal or resignation of a Sponsor Director, the stockholders agreement

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requires us to nominate an individual designated by our Sponsor for election to fill the vacancy. The stockholders agreement and our charter require that certain amendments to our charter, and any change to the number of our directors, require the consent of our Sponsor.

The stockholders agreement will remain in effect until our Sponsor is no longer entitled to nominate a Sponsor Director pursuant to the stockholders agreement, unless our Sponsor requests that it terminate at an earlier date.

Registration Rights Agreement

In connection with the IPO, we entered into a registration rights agreement that provides our Sponsor an unlimited number of “demand” registrations and customary “piggyback” registration rights and certain “demand” registrations and “piggyback” registration rights to other of our pre-IPO owners. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

Indemnification Agreements

Following the IPO, we entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter and bylaws against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Warehouse Loans

From time to time certain of the IH Holding Entities borrowed funds in the form of warehouse loans from affiliates of our Sponsor. During the year ended December 31, 2016, interest on amounts borrowed accrued at rates based on a spread to LIBOR ranging from 250 to 275 basis points, and any unpaid interest amounts are compounded into the remaining unpaid principal balance on a monthly basis. For the year ended December 31, 2016, the largest aggregate principal amount outstanding under such warehouse loans was $114.3 million. As of December 31, 2016, we had repaid all outstanding borrowings under the warehouse loans and do not expect to obtain warehouse loans from our Sponsor in the future.

Loans to Directors and Executive Officers

In May 2014, we made a loan to Mr. Nicholas C. Gould, a member of our board of directors, pursuant to a promissory note in the principal amount of $7.5 million. The note accrued interest at a rate of 1.97% per annum, which was added to principal on each anniversary of the issue date and was secured by equity interests held by Mr. Gould in Invitation Homes L.P. As of December 31, 2016, the note had an outstanding balance, including capitalized interest, of approximately $7.7 million. On January 5, 2017, the note was canceled. The transaction was accounted for as a distribution. See “Note 14—Subsequent Events” to our combined and consolidated financial statements included elsewhere in this Annual Report on Form 10-K for additional information.

In November 2015, we made a loan to Mr. Dallas B. Tanner, our Executive Vice President and Chief Investment Officer, pursuant to a promissory note in the principal amount of $1.5 million, in connection with Mr. Tanner’s relocation to Company headquarters in Dallas, Texas. The note accrued interest at a rate of

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1.57% per annum, which was added to principal on each anniversary of the issue date and was secured by equity interests held by Mr. Tanner in Invitation Homes L.P. In December 2016, we purchased approximately $1.5 million of Incentive Units at fair value from Mr. Tanner, and following the purchase of such units, Mr. Tanner repaid the outstanding balance on the note.

Sponsor Exemption from Ownership Limit

In order for us to qualify as a REIT for U.S. federal income tax purposes, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock. Subject to certain exceptions, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding common stock or 9.8% in value of our outstanding stock. We refer to these restrictions, collectively, as the “ownership limit.” Our board of directors granted an exemption from the ownership limit to our Sponsor and its affiliates.

Directed Share Program

In connection with our IPO, we reserved shares of our common stock for purchase by our directors, officers, employees and related persons at the IPO price of $20.00 per share as part of a directed share program. Mr. G. Irwin Gordon, an executive officer, purchased 10,000 shares for $0.2 million under the directed share program, and Mr. Maurice Tanner, a parent of Mr. Dallas Tanner our executive officer, purchased 105,000 shares for $2.1 million under the directed share program.

Other Relationships

Blackstone Advisory Partners L.P., an affiliate of Blackstone, served as an underwriter in our IPO and received aggregate fees of approximately $4.0 million in connection therewith.

In connection with the IPO, Mr. Peter Gould (Mr. Nicholas Gould’s brother) received 31,250 restricted stock units in respect of his IH6 Bonus Awards and 305,021 shares of common stock in respect of his Class A units in the Promote Partnerships. Similar to the restricted stock units delivered to our named executive officers and directors in respect of their IH6 Bonus Awards, Mr. Gould’s restricted stock units are fully vested but will be delivered six months and one day after the IPO.

Item 14. Principal Accountant Fees and Services.

Audit and Non-Audit Fees

In connection with the audit of the 2016 combined and consolidated financial statements, we entered into an agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP performed audit services for the Company.

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The following table presents fees for professional services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audit of our financial statements for 2016 and 2015 and for fees billed for other services rendered by Deloitte &Touche during those periods.

($ in thousands)	2016	2015
Audit fees(1)	$1,671	$2,291
Audit related fees(2)	2,186	—
Tax fees(3)	220	191
All other fees(4)	860	—

Total	$4,937	$2,482

(1)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Deloitte & Touche for the audits of the IH Holding Entities and certain of their wholly-owned subsidiaries as required by debt or other operating agreements, including the audit of our combined and consolidated financial statements as of and for the year ended December 31, 2016.
(2)	Includes the aggregate fees recognized during 2016 for professional services rendered by Deloitte & Touche for the audit of our combined and consolidated annual financial statements as of and for the years ended December 31, 2015 and 2014, and review of other information included in our Registration Statement and other pre-IPO SEC filings.
(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Deloitte & Touche for tax compliance, tax advice and tax planning.
(4)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Deloitte & Touche for tax compliance, tax advice and tax planning specifically related to our IPO.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement. Effective with the completion of our IPO, the Audit Committee will, prior to such engagement, pre-approve independent public accounting firm services within each category and the fees of each category are budgeted. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

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PART IV

Item 15. Exhibits and Financial Statement Schedules.

The following documents are filed as part of this report.

(a)	Financial Statements

Invitation Homes Inc. Balance Sheet as of December 31, 2016
Report of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	F-1
Balance Sheet	F-2
Notes to Balance Sheet	F-3

Invitation Homes Combined and Consolidated Financial Statements as of December 31, 2016 and 2015 and for the three years in the period ended December 31, 2016
Report of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	F-5
Combined and Consolidated Balance Sheets	F-6
Combined and Consolidated Statements of Operations	F-7
Combined and Consolidated Statements of Equity	F-8
Combined and Consolidated Statements of Cash Flows	F-9
Notes to Combined and Consolidated Financial Statements	F-11

(b)	Financial Statement Schedules

Invitation Homes as of December 31, 2016 and for the three years in the period ended December 31, 2016
Schedule III Real Estate and Accumulated Depreciation	F-42

(c)	Exhibits

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EXHIBIT INDEX

Exhibit number	Description
3.1	Charter of Invitation Homes Inc., dated as of February 6, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 1-38004) filed on February 6, 2017).

3.2	Amended and Restated Bylaws of Invitation Homes Inc., dated as of February 6, 2017 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 1-38004) filed on February 6, 2017).

10.1	Stockholders Agreement, dated as of January 31, 2017, by and among the Company and the equity holders named therein (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 1-38004) filed on February 6, 2017).

10.2	Invitation Homes Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 1-38004) filed on February 6, 2017).†

10.3	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-11 (No. 333-215452) filed on January 6, 2017).†

10.4	Registration Rights Agreement, dated as of January 31, 2017, by and among the Company and the equityholders named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No.1-38004) filed on February 6, 2017).

10.5	Revolving Credit and Term Loan Agreement, dated as of February 6, 2017, by and among Invitation Homes Operating Partnership LP, as borrower, the lenders party thereto, Bank of America, N.A., as administrative agent and the other parties party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 1-38004) filed on February 6, 2017).

10.6	Loan Agreement, between 2014-2 IH Borrower L.P. and German American Capital Corporation, dated as of August 14, 2014 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-11 (No. 333-215452) filed on January 6, 2017).

10.7	Loan Agreement, between 2014-3 IH Borrower L.P. and German American Capital Corporation, dated as of November 12, 2014 (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-11 (No. 333-215452) filed on January 6, 2017).

10.8	Loan Agreement, between 2015-1 IH2 Borrower L.P. and JPMorgan Chase Bank, National Association, dated as of January 29, 2015 (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-11 (No. 333-215452) filed on January 6, 2017).

10.9	Loan Agreement, between 2015-2 IH2 Borrower L.P. and JPMorgan Chase Bank, National Association, dated as of April 10, 2015 (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-11 (No. 333-215452) filed on January 6, 2017).

10.10	Loan Agreement, between 2015-3 IH2 Borrower L.P. and JPMorgan Chase Bank, National Association, dated as of June 25, 2015 (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-11 (No. 333-215452) filed on January 6, 2017).

10.11	Employment Agreement with John B. Bartling Jr., dated November 25, 2014 (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-11 (No. 333-215452) filed on January 6, 2017).†

10.12	Employment Agreement with Dallas B. Tanner, dated November 9, 2015 (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-11 (No. 333-215452) filed on January 6, 2017).†

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Exhibit number	Description
10.13	Employment Agreement with Ernest M. Freedman, dated September 4, 2015 (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-11 (No. 333-215452) filed on January 6, 2017).†

10.14	Form of Invitation Homes 6 L.P. Bonus Award Program Letter Agreement (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-11 (No. 333-215452) filed on January 23, 2017).†

10.15	Form of Invitation Homes Inc. Restricted Stock Grant and Acknowledgment (Converted Incentive Units) (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-11 (No. 333-215452) filed on January 23, 2017).†

10.16	Form of Award Notice and Restricted Stock Unit Agreement for Mr. John B. Bartling Jr. (Supplemental Bonus Award (2 Tranche Vesting)) (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-11 (No. 333-215452) filed on January 23, 2017).†

10.17	Form of Award Notice and Restricted Stock Unit Agreement for Mr. John B. Bartling Jr. (Supplemental Bonus Award (3 Tranche Vesting)) (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-11 (No. 333-215452) filed on January 23, 2017).†

10.18	Form of Award Notice and Restricted Stock Unit Agreement for Mr. Ernest M. Freedman (Supplemental Bonus Award) (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-11 (No. 333-215452) filed on January 23, 2017).†

10.19	Form of Award Notice and Restricted Stock Unit Agreement for Mr. Dallas B. Tanner (Supplemental Bonus Award) (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-11 (No. 333-215452) filed on January 23, 2017).†

10.20	Form of Award Notice and Restricted Stock Unit Agreement for Mr. Bryce Blair (Supplemental Bonus Award) (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-11 (No. 333-215452) filed on January 23, 2017).†

10.21	Form of Award Notice and Restricted Stock Unit Agreement for Non-Employee Directors (General Form) (Supplemental Bonus Award) (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-11 (No. 333-215452) filed on January 23, 2017).†

21.1	Subsidiaries of the Registrant.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

31.1	Certificate of John B. Bartling Jr., President and Chief Executive Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certificate of Ernest M. Freedman, Executive Vice President and Chief Financial Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certificate of John B. Bartling Jr., President and Chief Executive Officer, pursuant to Section 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished herewith).

32.2	Certificate of Ernest M. Freedman, Executive Vice President and Chief Financial Officer, pursuant to Section 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished herewith).

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Exhibit number	Description
99.1	Form of Amended and Restated Agreement of Limited Partnership of Invitation Homes Operating Partnership LP, (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-11 (No. 333-215452) filed on January 6, 2017).

99.2	Section 13(r) Disclosure.

†	This document has been identified as a management contract or compensatory plan or arrangement.

Certain agreements and other documents filed as exhibits to this Annual Report on Form 10-K contain representations and warranties that the parties thereto made to each other. These representations and warranties have been made solely for the benefit of the other parties to such agreements and may have been qualified by certain information that has been disclosed to the other parties to such agreements and other documents and that may not be reflected in such agreements and other documents. In addition, these representations and warranties may be intended as a way of allocating risks among parties if the statements contained therein prove to be incorrect, rather than as actual statements of fact. Accordingly, there can be no reliance on any such representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of any such representations and warranties may have changed since the date of such agreements and other documents.

Item 16. Form 10-K Summary.

Not applicable.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on the 30th day of March 2017.

Invitation Homes Inc.

By:	/s/ John B. Bartling Jr.
Name: John B. Bartling Jr.
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1934, this report has been signed by the following persons in the capacities indicated on the 30th day of March 2017.

Signature	Title

/s/ John B. Bartling Jr. John B. Bartling Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Ernest M. Freedman Ernest M. Freedman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Kimberly K. Norrell Kimberly K. Norrell	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Bryce Blair Bryce Blair	Executive Chairman and Director

/s/ Nicholas C. Gould Nicholas C. Gould	Director

/s/ Kenneth A. Caplan Kenneth A. Caplan	Director

/s/ Jonathan D. Gray Jonathan D. Gray	Director

/s/ Robert G. Harper Robert G. Harper	Director

/s/ John B. Rhea John B. Rhea	Director

/s/ David A. Roth David A. Roth	Director

/s/ John G. Schreiber John G. Schreiber	Director

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Signature	Title

/s/ Janice L. Sears Janice L. Sears	Director

/s/ William J. Stein William J. Stein	Director

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Invitation Homes Inc.

Dallas, Texas

We have audited the accompanying balance sheet of Invitation Homes Inc. (the “Company”), as of December 31, 2016. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Invitation Homes Inc. as of December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 30, 2017

INVITATION HOMES INC.

BALANCE SHEET

As of December 31, 2016

Assets:
Cash	$1

Total assets	$1

Liabilities	$—
Stockholder’s equity:
Common stock, par value $0.01 per share, 1,000 shares authorized, 100 shares issued and outstanding	1
Additional paid-in capital	—

Total liabilities and stockholder’s equity	$1

The accompanying notes are an integral part of this balance sheet.

INVITATION HOMES INC.

NOTES TO BALANCE SHEET

Note 1—Organization

Invitation Homes Inc. (the “Company”) was incorporated in the State of Delaware and capitalized on October 4, 2016. At December 31, 2016, under its charter, the Company was authorized to issue up to 1,000 shares of common stock, par value $0.01 per share. Since inception, and through January 30, 2017, Invitation Homes Inc. did not engage in any business or activity.

On January 31, 2017, certain transactions were effected (the “Pre-IPO Transactions”) that resulted in the Company’s ownership of Invitation Homes Operating Partnership LP (the “Operating Partnership”) which holds, indirectly or directly, a portfolio of approximately 48,000 homes previously owned by six affiliated holding entities: Invitation Homes L.P., Preeminent Holdings Inc., Invitation Homes 3 L.P., Invitation Homes 4 L.P., Invitation Homes 5 L.P., and Invitation Homes 6 L.P. (the owners of which are collectively referred to as the “Pre-IPO Owners”). The Operating Partnership is a wholly owned subsidiary of the Company directly and through Invitation Homes OP GP LLC, also a wholly owned subsidiary, which serves as the Operating Partnership’s sole general partner. The six holding entities and the Operating Partnership are collectively referred to herein as the “IH Holding Entities.” On February 6, 2017, the Company changed its jurisdiction of incorporation to Maryland. The Pre-IPO Transactions also included amendments to the Company’s charter providing for the issuance of up to 9,000,000,000 shares of common stock and 900,000,000 shares of preferred stock, $0.01 par value per share. On February 6, 2017, the Company completed an initial public offering of 88,550,000 shares of its common stock (the “IPO”). An additional 225,116,760 shares of common stock were issued to the Pre-IPO Owners, including shares held by directors, officers, and employees. The effects of these Pre-IPO Transactions and the IPO are not recognized in the accompanying balance sheet as all were effected subsequent to December 31, 2016.

The Pre-IPO Transactions will be accounted for as a reorganization of entities under common control in our 2017 financial statements which will recognize the assets and liabilities received in conjunction with the Pre-IPO Transactions at their historical carrying amounts, as reflected in the combined and consolidated financial statements of the IH Holding Entities.

The Company intends to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended. The Company will generally not be subject to federal income tax to the extent that it distributes at least 90% of its taxable income for each year to its shareholders. REITs are additionally subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income and to federal income and excise taxes on its undistributed income.

Note 2—Summary Of Significant Accounting Policies

The accompanying balance sheet has been prepared in accordance with accounting principles generally accepted (“GAAP”) in the United States. Separate statements of operations, comprehensive income, stockholder’s equity, and cash flows have not been presented because there have been no activities of this entity as of December 31, 2016.

Use of Estimates

The preparation of the accompanying balance sheet in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. These estimates are inherently subjective in nature and actual results could differ from those estimates.

INVITATION HOMES INC.

NOTES TO BALANCE SHEET

Organizational Costs and Offering Expenses

Through December 31, 2016, $15.9 million of costs and expenses had been incurred in connection with the IPO. These costs and expenses have been paid on the Company’s behalf by affiliates of the Company’s sole stockholder (see Note 3). When recorded in the Company’s financial statements, organizational expenses will be expensed as incurred, and direct offering costs associated with the IPO will be charged to equity.

Commitments and Contingencies

The Company is not subject to any material litigation nor to management’s knowledge is any material litigation currently threatened against the Company.

Note 3—Stockholder’s Equity

At December 31, 2016, the Company was authorized to issue 1,000 shares of common stock, par value $0.01 per share. The Company issued 100 shares of common stock to its sole stockholder, Invitation Homes 2-A L.P., in exchange for $1.00 cash on October 4, 2016. See Note 1 for changes to authorized shares subsequent to December 31, 2016.

Note 4—Subsequent Events

In connection with the preparation of the accompanying balance sheet as of December 31, 2016, the Company has evaluated events and transactions occurring after December 31, 2016, for potential recognition or disclosure.

In addition to the Pre-IPO Transactions and the IPO more fully described in Note 1, an additional approximate$9.6 million of costs and expenses have been incurred in connection with the IPO subsequent to December 31, 2016.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and shareholders of

Invitation Homes Inc.

Dallas, Texas

We have audited the accompanying combined and consolidated balance sheets of Invitation Homes and subsidiaries (the “Company”), as of December 31, 2016 and 2015, and the related combined and consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined and consolidated financial statements present fairly, in all material respects, the financial position of Invitation Homes and subsidiaries at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined and consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 30, 2017

INVITATION HOMES

COMBINED AND CONSOLIDATED BALANCE SHEETS

As of December 31, 2016 and 2015

(in thousands)

	2016	2015
Assets:
Investments in single-family residential properties:
Land	$2,703,388	$2,640,615
Building and improvements	7,091,457	6,955,784

	9,794,845	9,596,399
Less: accumulated depreciation	(792,330)	(543,698)

Investments in single-family residential properties, net	9,002,515	9,052,701
Cash and cash equivalents	198,119	274,818
Restricted cash	222,092	219,174
Other assets, net	309,625	250,285

Total assets	$9,732,351	$9,796,978

Liabilities:
Credit facilities, net	$2,315,541	$2,347,741
Mortgage loans, net	5,254,738	5,264,193
Warehouse loans	—	114,023
Accounts payable and accrued expenses	88,052	82,817
Resident security deposits	86,513	81,169
Other liabilities	30,084	20,004

Total liabilities	7,774,928	7,909,947

Equity:
Combined equity	1,957,423	1,887,031

Total equity	1,957,423	1,887,031

Total liabilities and equity	$9,732,351	$9,796,978

The accompanying notes are an integral part of these combined and consolidated financial statements.

INVITATION HOMES

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	For the Years Ended December 31,
	2016	2015	2014
Revenues:
Rental revenues	$877,991	$800,210	$631,115
Other property income	44,596	35,839	27,607

Total revenues	922,587	836,049	658,722

Operating expenses:
Property operating and maintenance	360,327	347,962	320,658
Property management expense	30,493	39,459	62,506
General and administrative	69,102	79,428	88,177
Depreciation and amortization	267,681	250,239	215,808
Impairment and other	4,207	4,584	3,396

Total operating expenses	731,810	721,672	690,545

Operating income (loss)	190,777	114,377	(31,823)

Other income (expenses):
Interest expense	(286,048)	(273,736)	(235,812)
Other	(1,558)	(3,121)	(1,991)

Total other income (expenses)	(287,606)	(276,857)	(237,803)

Loss from continuing operations	(96,829)	(162,480)	(269,626)
Gain (loss) on sale of property	18,590	2,272	(235)

Net loss	$(78,239)	$(160,208)	$(269,861)

The accompanying notes are an integral part of these combined and consolidated financial statements.

INVITATION HOMES

COMBINED AND CONSOLIDATED STATEMENTS OF EQUITY

For the Years Ended December 31, 2016, 2015, and 2014

(in thousands)

Combined Equity
Balance as of January 1, 2014	$2,949,807
Net loss	(269,861)
Contributions	557,516
Issuance of Series A Preferred Stock	1,130
Note receivable issued to Class B unitholders	(18,728)
Distributions and dividends	(787,471)
Series A Preferred Stock dividends	(127)
Noncash incentive compensation expense	24,335

Balance as of December 31, 2014	$2,456,601
Net loss	(160,208)
Contributions	246,820
Note receivable issued to Class B unitholders	(1,500)
Distributions and dividends	(682,470)
Series A Preferred Stock dividends	(136)
Noncash incentive compensation expense	27,924

Balance as of December 31, 2015	$1,887,031
Net loss	(78,239)
Contributions	138,002
Accrued interest on Class B notes	(972)
Notes receivable repaid by Class B unitholders	1,527
Series A Preferred Stock dividends	(136)
Noncash incentive compensation expense	10,210

Balance as of December 31, 2016	$1,957,423

The accompanying notes are an integral part of these combined and consolidated financial statements.

INVITATION HOMES

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended December 31,
	2016	2015	2014
Operating Activities:
Net loss	$(78,239)	$(160,208)	$(269,861)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	267,681	250,239	215,808
Noncash incentive compensation expense	10,210	27,924	24,335
Amortization of deferred leasing costs	13,756	20,003	27,258
Amortization of deferred financing costs	45,819	64,186	63,357
Amortization of discount on mortgage loans	4,900	5,663	1,209
Accretion of discount on investments in debt securities	(256)	—	—
Provision for (recovery of) uncollectible resident receivables	44	(332)	1,471
Provisions for impairment	2,282	1,448	423
(Gain) loss on sale of property	(18,590)	(2,272)	235
Paid in kind interest on warehouse loans	1,238	3,779	10,512
Paid in kind interest on Class B notes receivable	(972)	—	—
Change in fair value of derivative instruments	9,260	2,110	—
Straight-line rent	(736)	(760)	(1,643)
Changes in operating assets and liabilities:
Restricted cash related to security deposits	(5,928)	(9,600)	(30,386)
Other assets, net	(14,531)	(18,407)	(26,105)
Accounts payable and accrued expenses	6,936	(1,097)	6,785
Resident security deposits	5,344	10,061	30,235
Other liabilities	1,908	4,737	(5,182)

Net cash provided by operating activities	250,126	197,474	48,451

Investing Activities:
Changes in amounts deposited and held by others	5,718	10,275	22,473
Acquisition of single-family residential properties	(284,224)	(790,583)	(1,404,985)
Initial renovations to single-family residential properties	(56,802)	(111,260)	(334,142)
Other capital expenditures for single-family residential properties	(45,936)	(49,773)	(56,952)
Corporate capital expenditures	(3,857)	(2,031)	(4,011)
Proceeds from sale of residential properties	143,090	135,570	20,116
Purchases of investments in debt securities	(16,036)	(118,576)	(74,469)
Changes in restricted cash	3,010	66,545	(67,727)

Net cash used in investing activities	(255,037)	(859,833)	(1,899,697)

INVITATION HOMES

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(in thousands)

	For the Years Ended December 31,
	2016	2015	2014
Financing Activities:
Contributions	138,002	246,792	557,381
Issuance of Series A Preferred Stock	—	—	1,130
Notes receivable (issued to) repaid by Class B unitholders	1,527	(1,500)	(18,728)
Distributions and dividends	—	(682,470)	(787,471)
Series A Preferred Stock dividends	(136)	(136)	(127)
Offering costs paid	(2,969)	—	—
Proceeds from credit facilities	184,682	901,572	1,341,751
Repayments on credit facilities	(219,045)	(1,955,018)	(1,648,037)
Proceeds from mortgage loans	—	2,370,867	2,471,790
Repayments on mortgage loans	(46,817)	(17,964)	(4,791)
Proceeds from warehouse loans	—	144,698	292,000
Repayments on warehouse loans	(115,261)	(305,129)	(441,000)
Purchase of interest rate caps	(577)	(2,189)	—
Deferred financing costs paid	(11,194)	(47,942)	(58,621)

Net cash (used in) provided by financing activities	(71,788)	651,581	1,705,277

Change in cash and cash equivalents	(76,699)	(10,778)	(145,969)
Cash and cash equivalents, beginning of period	274,818	285,596	431,565

Cash and cash equivalents, end of period	$198,119	$274,818	$285,596

Supplemental cash flow disclosures:
Interest paid, net of amounts capitalized	$223,237	$203,694	$163,145
Non-cash investing and financing activities:
Accrued renovation improvements	$4,962	$8,582	$16,077
Accrued residential property capital improvements	3,847	1,906	2,418
Accrued acquisition costs	—	22	120
Residential properties classified as held for sale in other assets, net	45,062	—	—
Reclassification of deferred financing costs upon loan funding	—	3,398	—
Reduction of Class A subscription receivable in lieu of distribution	—	28	135

The accompanying notes are an integral part of these combined and consolidated financial statements.

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

Note 1—Organization and Formation

Invitation Homes (the “Company” or “Invitation Homes”) is a combination of entities formed by Blackstone Real Estate Partners VII L.P. (“BREP VII”), an investment fund sponsored by The Blackstone Group L.P., along with BREP VII’s affiliated side-by-side funds and co-investment vehicles (“BREP VII and Affiliates”).

The first Invitation Homes partnership was formed on June 12, 2012, through the establishment of Invitation Homes L.P. (“IH1”) and its wholly-owned subsidiary, THR Property Management L.P. (the “Manager”). Preeminent Holdings, Inc. (“IH2”) was created on February 14, 2013, Invitation Homes 3 L.P. (“IH3”) on August 8, 2013, Invitation Homes 4 L.P. (“IH4”) on January 10, 2014, Invitation Homes 5 L.P. (“IH5”) on August 22, 2014, and Invitation Homes 6 L.P. (“IH6”) on June 15, 2015 (collectively with IH1, the “Invitation Homes Partnerships”). The Company is a combination of the Invitation Homes Partnerships and the Operating Partnership as defined below.

We were formed for the purpose of owning, renovating, leasing, and operating single-family residential properties. Moreover, through the Manager, we provide all management and other administrative services with respect to the properties we own.

IH1 is owned by Invitation Homes GP LLC as general partner and, collectively, THR Investor LLC and certain management individuals as limited partners. IH2, a Delaware corporation, is owned by Preeminent Parent L.P. and IH2 Property Holdings Inc. IH3 is owned by Invitation Homes 3 GP LLC as general partner and, collectively, BREP IH3 Co-Investment Partners, L.P., BREP IH3 Holdings LLC, BTO IH3 Holdings L.P., Blackstone Real Estate Holdings VII—ESC L.P., and Blackstone Family Tactical Opportunities Investment Partnership ESC L.P. as limited partners. IH4 is owned by Invitation Homes 4 GP LLC as general partner and, collectively, BREP IH4 Holdings LLC, BTO IH3 Holdings L.P., Blackstone Real Estate Holdings VII—ESC L.P., and Blackstone Family Tactical Opportunities Investment Partnership ESC L.P., and certain management individuals as limited partners. IH5 is owned by Invitation Homes 5 GP LLC as general partner and, collectively, BREP IH5 Holdings LLC, Blackstone Total Alternatives Solution 2014 L.P., Blackstone Real Estate Holdings VII—ESC L.P., and certain management individuals as limited partners. IH6 is owned by Invitation Homes 6 GP LLC as general partner and BREP IH6 Holdings LLC as limited partner. These owner entities of the Invitation Homes Partnerships are collectively referred to as the “Pre-IPO Owners.”

Each of the Invitation Homes Partnerships is comprised of wholly-owned subsidiaries that were formed for specific operating purposes and several wholly-owned subsidiaries that were formed to facilitate our financing arrangements (the “Borrower Entities”). These Borrower Entities are used to align the ownership of our single-family residential properties with individual debt instruments. Collateral for the individual debt instruments is in the form of equity interests in the Borrower Entities or in pools of single-family residential properties owned either directly by the Borrower Entities or indirectly by their wholly-owned subsidiaries (see Note 6).

On October 4, 2016, Invitation Homes Inc. was incorporated in the State of Delaware and was capitalized as of that date by an investment from one of our Pre-IPO Owners. Since inception, and through January 30, 2017, Invitation Homes Inc. did not engage in any business or activity.

On December 14, 2016, Invitation Homes Operating Partnership LP (the “Operating Partnership”) and its general partner, Invitation Home OP GP LLC (the “OP General Partner”), were formed by one of our Pre-IPO Owners. The Operating Partnership began negotiating and entering into certain debt and hedge instruments upon its inception, as more fully described in Notes 7 and 14. As these activities were integrally related to our operations, the Operating Partnership has been included in our combined and consolidated financial statements since its inception.

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

The Invitation Homes Partnerships and the Operating Partnership are under the common control of BREP VII and Affiliates. BREP VII and Affiliates have the ability to control each of the Invitation Homes Partnerships and manage and operate the Invitation Homes Partnerships through the Manager and a common board of directors. The historical financial statements of the Operating Partnership and the Invitation Homes Partnerships and their consolidated subsidiaries have been combined in these financial statements.

References to “Invitation Homes,” or the “Company,” “we,” “our,” and “us” refer, collectively, to IH1, IH2, IH3, IH4, IH5, IH6, the Manager, and the Operating Partnership.

Reorganization and Initial Public Offering

On January 31, 2017, we, our Pre-IPO Owners, and Invitation Homes, Inc. effected certain transactions (the “Pre-IPO Transactions”) that resulted in the Operating Partnership holding, directly or indirectly, all of the assets, liabilities, and results of operations reflected in our combined and consolidated financial statements, including the full portfolio of homes held by the Invitation Homes Partnerships. As a result of the Pre-IPO Transactions, the Operating Partnership is wholly owned by Invitation Homes Inc. directly and through its wholly owned subsidiary, the OP General Partner. More specifically:

•	Invitation Homes Inc. acquired all of the assets, liabilities, and operations held directly or indirectly by Preeminent Holdings Inc. through certain mergers and related transactions as follows:

•	IH2 Property Holdings Inc., a parent entity of Preeminent Holdings Inc., merged with and into Invitation Homes Inc., with Invitation Homes Inc. as the entity surviving the merger (the “IH2 Property Holdings Merger”), and the issued and outstanding shares of IH2 Property Holdings Inc., all of which are held by certain of the Pre-IPO Owners, were converted into newly issued shares of common stock of Invitation Homes Inc.; and

•	following the IH2 Property Holdings Merger, Preeminent Holdings Inc. merged with and into Invitation Homes Inc., with Invitation Homes Inc. as the entity surviving the merger (the “Preeminent Holdings Merger”). In the Preeminent Holdings Merger, all of the shares of common stock of Preeminent Holdings Inc. issued and outstanding immediately prior to such merger, other than the shares held by Invitation Homes Inc., were converted into shares of newly issued common stock of Invitation Homes Inc. As a result of the Preeminent Holdings Merger, Invitation Homes Inc. holds all of the assets and operations held directly or indirectly by Preeminent Holdings Inc. prior to such merger;

•	prior to the Preeminent Holdings Merger, our Pre-IPO Owners contributed to Invitation Homes Inc. their interests in each of the other Invitation Homes Partnerships (other than Preeminent Holdings Inc.) in exchange for newly-issued shares of Invitation Homes Inc.; and

•	Invitation Homes Inc. contributed to the Operating Partnership all of the interests in the Invitation Homes Partnerships (other than Preeminent Holdings Inc., the assets, liabilities and operations of which were contributed to the Operating Partnership).

The Pre-IPO Transactions will be accounted for as a reorganization of entities under common control utilizing historical cost basis in our 2017 financial statements.

On February 6, 2017, Invitation Homes Inc. changed its jurisdiction of incorporation to Maryland. The Pre-IPO Transactions also included amendments to the Invitation Homes Inc. charter which provide for the issuance of up to 9,000,000,000 shares of common stock. IH2 Property Holdings Inc. elected to qualify as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with its taxable year ended

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

December 31, 2013. Effective upon consummation of the IH2 Property Holdings Merger pursuant to the Pre-IPO Transactions, Invitation Homes Inc. will be subject to such REIT election.

On February 6, 2017, Invitation Homes Inc. completed an initial public offering (“IPO”) of 88,550,000 shares of common stock at a price to the public of $20.00 per share. An additional 225,116,760 shares of common stock were issued to the Pre-IPO Owners, including shares held by directors, officers, and employees. See Note 14 for additional information.

Note 2—Significant Accounting Policies

Basis of Presentation

The accompanying combined and consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and in conjunction with the rules and regulations of the Securities and Exchange Commission. The combined and consolidated financial statements include the accounts of the Operating Partnership, the Invitation Homes Partnerships, and their consolidated wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the combined and consolidated financial statements.

We consolidate entities when we own, directly or indirectly, a majority interest in the entity or are otherwise able to control the entity. We consolidate variable interest entities (“VIEs”) in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation, as amended by Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2015-02, Consolidation (Topic 810)—Amendments to the Consolidation Analysis (“ASU 2015-02”), if we are the primary beneficiary of the VIE as determined by our power to direct the VIE’s activities and the obligation to absorb its losses or the right to receive its benefits, which are potentially significant to the VIE. A VIE is broadly defined as an entity with one or more of the following characteristics: (a) the total equity investment at risk is insufficient to finance the entity’s activities without additional subordinated financial support; (b) as a group, the holders of the equity investment at risk lack (i) the ability to make decisions about the entity’s activities through voting or similar rights, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests, and substantially all of the entity’s activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights.

Statements of comprehensive loss have not been included in these combined and consolidated financial statements due to there being no items of other comprehensive loss that would cause a difference between our net loss and our comprehensive loss.

Reclassifications

Certain amounts in the combined and consolidated balance sheets for the previously reported year ended December 31, 2015 have been reclassified to conform to the current period presentation. Amounts deposited and held by others of $6,978 were reclassified from amounts deposited and held by others, to other assets, net on the combined and consolidated balance sheet. The reclassification did not affect the Company’s financial position, results of operations, or its cash flows.

Adoption of New Accounting Standards

On January 1, 2014, we early adopted the provisions of ASU 2015-02. The amended guidance of ASU 2015-02 modifies the analysis that companies must perform in order to determine whether a legal entity

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

should be consolidated. The amended guidance simplifies current consolidation rules by (i) reducing the number of consolidation models, (ii) reducing the circumstances in which a reporting entity may have to consolidate a legal entity solely based on a fee arrangement with another legal entity, (iii) placing more weight on the risk of loss in order to identify the party that has a controlling financial interest, (iv) reducing the number of instances that related party guidance needs to be applied when determining the party that has a controlling financial interest, and (v) changing rules for companies in certain industries that ordinarily employ limited partnership or VIE structures. The retrospective adoption of ASU 2015-02 did not have an impact on our combined and consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), which resulted in the reclassification of debt issuance costs related to a recognized debt liability from deferred financing costs, net to a reduction of our reportable credit facilities, net and mortgage loans, net balances on our combined and consolidated balance sheets. Subsequently, the FASB issued ASU No. 2015-15, Interest—Imputation of Interest: Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (“ASU 2015-15”), in August 2015 to address deferred issuance costs attributable to line of credit arrangements. ASU 2015-15 allows a company to defer debt issuance costs associated with line-of-credit arrangements, including arrangements with no substantial outstanding borrowings, classify them as an asset, and amortize them over the term of the arrangements. Effective January 1, 2015, we adopted ASU 2015-03 and ASU 2015-15, with full retrospective application as required by the guidance. This adoption had no impact on our net loss or cash flows provided by operations for any period presented.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, which provides guidance with respect to management’s responsibility related to evaluating whether there is a substantial doubt about an entity’s ability to continue as a going concern as well as to provide related footnote disclosures. Effective December 31, 2016, we adopted ASU 2014-15. This adoption had no impact on our combined and consolidated financial statements for any period presented.

Use of Estimates

The preparation of the combined and consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined and consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These estimates are inherently subjective in nature and actual results could differ from those estimates.

Investments in Single-Family Residential Properties

Upon acquisition, we evaluate our acquired single-family residential properties for purposes of determining whether a transaction should be accounted for as an asset acquisition or business combination. In general, acquisitions of single-family residential properties with an in-place lease are treated as a business combination under ASC 805, Business Combinations.

Substantially all of our transactions are asset acquisitions recorded at their purchase price, and the purchase price is allocated between land and building and improvements based upon their relative fair values at the date of acquisition. The purchase price for purposes of this allocation is inclusive of acquisition costs which typically include legal fees, bidding service and title fees, payments made to cure tax, utility, homeowners’ association (“HOA”), and other mechanic’s and miscellaneous liens, as well as other closing costs.

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

Transactions determined to be business combinations are recorded at the purchase price (which approximates fair value), and the purchase price is allocated to land, building and improvements, and the in-place lease intangibles based upon their fair values at the date of acquisition. Acquisition costs are expensed in the period in which they are incurred and are reflected in other expenses in the accompanying combined and consolidated statements of operations. The fair values of acquired in-place lease intangibles are based on the costs to execute similar leases, including commissions and other related costs. The origination value of in-place lease intangibles also includes an estimate of lost rent revenue at in-place rental rates during the estimated time required to lease the property. The in-place lease intangibles are amortized over the life of the leases and are recorded in other assets, net in our combined and consolidated balance sheets (see Note 5).

Cost Capitalization

We incur costs to acquire, stabilize and prepare our single-family residential properties to be rented. We capitalize these costs as a component of our investment in each single-family residential property, using specific identification and relative allocation methodologies, including renovation costs and other costs associated with activities that are directly related to preparing our properties for use as rental real estate. Other costs include interest costs, property taxes, property insurance, utilities, HOA fees, and the salaries and benefits of the Manager’s employees who are directly responsible for the execution of our stabilization activities. The capitalization period associated with our stabilization activities begins at such time that activities commence and concludes at the time that a single-family residential property is available to be leased.

Once a property is ready for its intended use, expenditures for ordinary maintenance and repairs thereafter are expensed to operations as incurred, and we capitalize expenditures that improve or extend the life of a home and for certain furniture and fixtures additions. The determination of which costs to capitalize requires significant judgment. Accordingly, many factors are considered as part of our evaluation processes with no one factor necessarily determinative.

Depreciation

Costs capitalized in connection with single-family residential property acquisitions, stabilization activities, and on an ongoing basis are depreciated over their estimated useful lives on a straight line basis. The depreciation period commences upon the cessation of stabilization related activities or upon the completion of improvements made on an ongoing basis. For those costs capitalized in connection with residential property acquisitions and stabilization activities and those capitalized on an ongoing basis, the useful lives range from 7 years to 28.5 years.

Provisions for Impairment

We continuously evaluate, by property, whether there are any events or changes in circumstances indicating that the carrying amount of our single-family residential properties may not be recoverable. Examples of such events and changes in circumstances that we consider include significant and persistent declines in an individual property’s net operating income, regional changes in home price appreciation as measured by certain independently developed indices, change in expected use of the property, significant adverse legal factors, substantive damage to the individual property as a result of natural disasters and other risks inherent in our business not covered by insurance proceeds, or a current expectation that a property will be disposed of prior to the end of its estimated useful life.

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

To the extent an event or change in circumstance is identified, a residential property is considered to be impaired only if its carrying value cannot be recovered through estimated future undiscounted cash flows from the use and eventual disposition of the property. Cash flow projections are prepared using internal analyses based on current rental, renewal, and occupancy rates, operating expenses, and inputs from our annual planning process that give consideration to each property’s historical results, current operating trends, and current market conditions. To the extent an impairment has occurred, the carrying amount of our investment in a property is adjusted to its estimated fair value. To determine the estimated fair value, we primarily consider local broker price opinions (“BPOs”). In order to validate the BPOs received and used in our assessment of fair value of real estate, we perform an internal review to determine if an acceptable valuation approach was used to estimate fair value in compliance with guidance provided by ASC 820, Fair Value Measurements. Additionally, we undertake an internal review to assess the relevance and appropriateness of comparable transactions that have been used by the broker in its BPO and any adjustments to comparable transactions made by the broker in reaching its value opinion.

The process whereby we assess our single-family residential properties for impairment requires significant judgment and assessment of factors that are, at times, subject to significant uncertainty. We evaluate multiple information sources and perform a number of internal analyses, each of which are important components of our process with no one information source or analysis being necessarily determinative.

Single-Family Residential Properties Held for Sale and Discontinued Operations

From time to time we may identify single-family residential properties to be sold. At the time that any such properties are identified, we perform an evaluation to determine whether or not such properties should be classified as held for sale or presented as discontinued operations in accordance with GAAP.

Factors considered as part of our held for sale evaluation process include whether the following conditions have been met: (i) we have committed to a plan to sell a property that is immediately available for sale in its present condition;(ii) an active program to locate a buyer and other actions required to complete the plan to sell a property have been initiated; (iii) the sale of a property is probable within one year (generally determined based upon the execution of a sales contract); (iv) the property is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and (v) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. To the extent that these factors are all present, we discontinue depreciating the property, measure the property at the lower of its carrying amount or its fair value less estimated costs to sell, and present the property separately within other assets, net on our combined and consolidated balance sheets.

In connection with the held for sale evaluation described above, we also perform an evaluation to determine whether the results of operations associated with such property, or properties, should be classified as discontinued operations within our combined and consolidated statements of operations. Factors considered as part of our discontinued operations evaluation process include whether a property or a group of properties that are disposed of or classified as held for sale represent a strategic shift that has or will have a major effect on our financial results. As of December 31, 2016 and 2015, we classified $45,062 and $0, respectively, as held for sale assets in our combined and consolidated financial statements (See Note 5). As of and for the years ended December 31, 2016, 2015, and 2014, no properties have been classified as discontinued operations in our combined and consolidated financial statements.

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

Cash and Cash Equivalents

For purposes of presentation on both the combined and consolidated balance sheets and statements of cash flows, we consider financial instruments with an original maturity of three months or less to be cash and cash equivalents. Cash balances are held with a single financial institution in an amount that exceeds the Federal Deposit Insurance Corporation insurance coverage, and, as a result, there is a concentration of credit risk related to amounts on deposit. We believe any risks are mitigated through the size of the financial institution at which our cash balances are held.

Restricted Cash

Restricted cash represents cash deposited in accounts related to rent deposits and collections, security deposits, property taxes, insurance premiums and deductibles, capital expenditures, and prepayments (see Note 4). Amounts deposited in these accounts can only be used as provided for in the credit facility and mortgage loan agreements (see Note 6), and, therefore, are separately presented within our combined and consolidated balance sheets. For purposes of classification within the combined and consolidated statements of cash flows, amounts deposited in these accounts are classified as investing activities other than those related to resident security deposits, which are classified as operating activities.

Held to Maturity Investments

Investments in debt securities that we have a positive intent and ability to hold to maturity are classified as held to maturity and are presented within other assets, net on our combined and consolidated balance sheets (see Note 5). These investments are recorded at amortized cost. Investments are reviewed at each reporting period for declines in fair value below the amortized cost basis that are other than temporary. Interest income, including amortization of any premium or discount, is classified as other in the combined and consolidated statements of operations. For purposes of classification within the combined and consolidated statements of cash flows, amounts paid for these securities are classified as investing activities.

Deferred Financing Costs

Costs incurred that are directly attributable to procuring external financing are deferred and amortized over the term of the related financing arrangement as interest expense on the combined and consolidated statements of operations. Costs that are deferred for the procurement of such financing are presented either as an asset in other assets, net when associated with a revolving debt instrument and prior to funding of a loan or as a liability in credit facilities, net or mortgage loans, net when associated with other indebtedness. Unamortized financing costs are charged to earnings when debt is retired before the maturity date.

Revenue Recognition and Resident Receivables

Rental revenue, net of any concessions, is recognized monthly as it is earned on a straight-line basis over the term of the lease. Other property income is recognized when earned and realized or realizable.

We maintain an allowance for doubtful accounts for estimated losses that may result from the inability of residents to make required rent or other payments. This allowance is estimated based on, among other considerations, payment histories, and overall delinquencies. The provision for doubtful accounts is recorded as a reduction of rental revenues and other property income in our combined and consolidated statements of operations.

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

Deferred Leasing Costs

Costs associated with leasing our single family residential properties, which consist of commissions paid to leasing agents and costs associated with evaluating a resident’s financial condition, are deferred in the period in which they are incurred as a component of deferred leasing costs and are subsequently amortized over the lease term. Deferred leasing costs are included as a component of other assets, net within our combined and consolidated balance sheets and their amortization is classified as property operating and maintenance within the combined and consolidated statements of operations (see Note 5). Costs incurred in connection with our leasing activities that do not result in the execution of a lease are expensed in the period incurred.

Noncash Incentive Compensation Expense

We recognize noncash incentive compensation expense based on the estimated fair value of the incentive compensation units and vesting conditions of the related incentive unit agreements. IH1’s incentive units were granted to employees of the Manager, our wholly owned subsidiary. Therefore, the noncash incentive compensation expense is based on the grant-date fair value of the units and recognized in expense over the service period. Additional compensation expense is recognized if modifications to existing incentive unit agreements result in an increase in the post-modification fair value of the units that exceeds their pre-modification fair value. Because units in IH2, IH3, IH4, and IH5 were granted to non-employees of those respective partnerships, fair value is re-measured for unvested units at the end of each reporting period. The fair value of all incentive units is determined based on a valuation model that takes into account discounted cash flows and a market approach based on comparable companies and transactions (see Note 10). Noncash incentive compensation expense is presented as a component of general and administrative expense and property management expense in our combined and consolidated statements of operations.

Fair Value Measurements

The fair value of a financial instrument is the amount at which the instrument could be exchanged in an orderly transaction between two willing parties. This amount is determined based on an exit price approach, which contemplates the price that would be received to sell an asset (or paid to transfer a liability) in an orderly transaction between market participants at the measurement date. GAAP has established a valuation hierarchy based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

Level 1—Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

Level 2—Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and

Level 3—Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

See Note 11 for further information related to our fair value measurements.

Derivatives

We enter into interest rate swap and interest rate cap agreements (collectively, “Hedging Derivatives”) for interest rate risk management purposes. We do not enter into Hedging Derivative transactions for trading or other

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

speculative purposes. Pursuant to the terms of our credit facilities and mortgage loans, we are required to maintain certain interest rate caps. We enter into interest rate swap agreements to hedge the risk arising from changes in the one-month London Interbank Offered Rate (“LIBOR”). The effect of these interest rate cap agreements and interest rate swap agreements is to reduce the variability of interest payments due to changes in LIBOR. As of December 31, 2016, we have not elected to designate these Hedging Derivatives as effective hedging instruments. The fair value of Hedging Derivatives that are in an asset position are included in other assets and those in a liability position are included in accrued expenses and other liabilities on our combined and consolidated balance sheets. The related changes in fair value of these investments are reflected within interest expense in the combined and consolidated statements of operations. See Note 7 for further discussion of derivative financial instruments.

Income Taxes

IH1, IH3, IH4, IH5, and IH6 are structured as partnerships and therefore are not subject to federal and state income taxes.

IH2 elected to be treated as a REIT under the Internal Revenue Code and the corresponding provisions of state law. All distributions made by IH2 during the years ended December 31, 2016, 2015, and 2014, were treated as returns of capital for income tax purposes. REITs generally are not required to pay federal income taxes on their net income that is currently distributed to shareholders if they distribute to shareholders at least 90% of their United States taxable income and meet certain income, asset and organizational tests. Accordingly, we generally will not be subject to federal income tax as long as IH2 continues to qualify as a REIT.

We have elected to treat certain of the wholly owned subsidiaries of IH2 as taxable REIT subsidiaries (“TRSs”). TRSs may participate in non-real estate related activities and/or perform non-customary services for residents and are subject to federal and state income tax at regular corporate tax rates.

We account for income taxes under the asset and liability method. For the TRSs, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. We provide a valuation allowance, from time to time, for deferred tax assets for which we do not consider realization of such assets to be more likely than not.

Tax benefits associated with uncertain tax positions are recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position.

Segment Reporting

Operating segments are defined as components of an enterprise for which discrete financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. Our CODM is the Chief Executive Officer.

Under the provision of ASC 280, Segment Reporting, we have determined that we have one reportable segment related to acquiring, renovating, leasing, and operating single-family homes as rental properties, including single-family homes in planned unit developments. The CODM evaluates operating performance and

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

allocates resources on a total portfolio basis. The CODM utilizes net operating income as the primary measure to evaluate performance of the total portfolio. The aggregation of individual homes constitutes the total portfolio. Decisions regarding acquisitions and dispositions of homes are made at the individual home level.

Recent Accounting Pronouncements

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The new standard will be effective for us for annual reporting periods beginning after December 15, 2017, and interim periods within those fiscal years with. Early adoption is permitted only for transactions that occurred before the issuance date of the guidance and has not been previously reported in issued financial statements. We do not anticipate the adoption of this standard will have a material impact on our combined and consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires that period changes in the total of cash, cash equivalents, and amounts generally described as restricted cash or cash equivalents are explained in the statement of cash flow. Thus, amounts generally described as restricted cash and restricted cash equivalents will be included with cash and cash equivalents when reconciling the beginning and ending balances shown in the statement of cash flows. The guidance will be effective for us for annual reporting periods beginning after December 15, 2017, and for interim periods within those annual periods with early adoption permitted. We are currently assessing the impact of the guidance on our combined and consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which clarifies the classification of certain cash receipts and cash payments including debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, proceeds from the settlement of insurance claims, and beneficial interests in securitization transactions. The new standard will be effective for us for annual reporting periods beginning after December 15, 2017, and for interim periods within those annual periods. We are currently evaluating the impact of the guidance on our combined and consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The guidance will be effective for us for annual reporting periods beginning after December 15, 2016, and for interim periods within those annual periods, with early adoption permitted. We do not anticipate the adoption of this standard will have a material impact on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which will require lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than one year. Lessor accounting will remain similar to lessor accounting under current GAAP, while aligning with the FASB’s new revenue recognition guidance. The new standard will be effective for us for annual reporting periods beginning after December 15, 2018, and for interim periods within those annual periods, with early adoption permitted. We are currently evaluating the impact of the guidance on our combined and consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which amends certain aspects of recognition, measurement, presentation and disclosure

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

of financial instruments, including the requirement to measure certain equity investments at fair value with changes in fair value recognized in net income. The new standard will be effective for us for annual reporting periods beginning after December 15, 2017, and for interim periods within those annual periods. We are currently evaluating the impact of the guidance on our combined and consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which provides guidance on revenue recognition and supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, most industry-specific guidance and some cost guidance included in Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts. The standard’s core principle is that a company recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under current guidance. These judgments may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract. The guidance will be effective for us for annual reporting periods beginning after December 15, 2017, and for interim periods within those annual periods. At that time, we may adopt the full retrospective approach or the modified retrospective approach. Early adoption is permitted only as of annual reporting periods, and interim periods therein, beginning after December 15, 2016. We are currently evaluating the method of adoption of this guidance, as well as the impact of the guidance on our combined and consolidated financial statements.

Note 3—Investments in Single-Family Residential Properties

The following table sets forth the net carrying amount associated with our properties by component:

	December 31, 2016	December 31, 2015
Land	$2,703,388	$2,640,615
Single-family residential property	6,829,579	6,696,760
Capital improvements	229,890	226,993
Equipment	31,988	32,031

Total gross investments in the properties	9,794,845	9,596,399
Less: accumulated depreciation	(792,330)	(543,698)

Investments in single-family residential properties, net	$9,002,515	$9,052,701

As of December 31, 2016 and 2015, the carrying amount of the residential property above included $122,009 and $120,477, respectively, of capitalized acquisition costs (excluding purchase price), along with $62,169 and $61,602, respectively, of capitalized interest, $26,050 and $25,880, respectively, of capitalized property taxes, $4,764 and $4,778, respectively, of capitalized insurance, and $2,890 and $2,857, respectively, of capitalized HOA fees.

During the years ended December 31, 2016, 2015, and 2014, we recognized $263,093, $245,065, and $207,289 respectively, of depreciation expense related to the components of the properties, $0, $601, and $5,145 respectively, of amortization related to in-place lease intangible assets, and $4,588, $4,573, and $3,374

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

respectively, of depreciation and amortization related to corporate furniture and equipment. These amounts are included in depreciation and amortization on the combined and consolidated statements of operations. Further, during the years ended December 31, 2016, 2015, and 2014, impairments totaling $2,282, $1,448, and $423 respectively, have been recognized and are included in impairment and other on the combined and consolidated statements of operations.

Note 4—Restricted Cash

Pursuant to the terms of the credit facility agreements and the mortgage loans described in Note 6, we are required to establish, maintain, and fund from time to time (generally either monthly or at the time borrowings are funded) certain specified reserve accounts. These reserve accounts include, but are not limited to the following types of accounts: (i) completion reserves; (ii) renovation reserves; (iii) leasing commission reserves; (iv) debt service reserves; (v) property tax reserves; (vi) insurance premium and deductible reserves; (vii) standing reserves; (viii) special reserves; (ix) termination fee reserves; (x) eligibility reserves; (xi) collections; and (xii) non-conforming property reserves. These reserve accounts are under the sole control of the Administrative Agent, as defined in the credit facility agreements, and the loan servicer of the mortgage loans. Additionally, we hold security deposits pursuant to resident lease agreements that are required to be segregated. Accordingly, amounts funded to these reserve accounts and security deposit accounts have been classified within our combined and consolidated balance sheets as restricted cash. Additionally, we hold letters of credit as required by certain of our insurance policies.

The amounts funded, and to be funded, to the reserve accounts are subject to formulae included in the credit facility agreements and mortgage loan agreements and are to be released to us subject to certain conditions (in consultation with the other named lenders to the credit facility agreements) specified therein being met. To the extent that an event of default were to occur, the loan servicer (as it relates to the Securitizations) and the Administrative Agent (in consultation with the other named lenders to the credit facilities, as it relates to the credit facilities) have discretion to use such funds to either settle the applicable operating expenses to which such reserves relate or reduce the allocated loan amount associated with a residential property of ours.

At December 31, 2016 and 2015, the balances in our restricted cash accounts are as set forth in the table below. No amounts were funded to the completion, renovation, leasing commission, debt service, termination fee, and nonconforming property reserve accounts as the conditions specified in the credit facility agreements that require such funding did not exist.

	December 31, 2016	December 31, 2015
Resident security deposits	$86,239	$80,311
Collections	42,767	47,256
Property taxes	52,256	44,697
Insurance premium and deductible	4,432	4,298
Standing and capital expenditure reserves	24,409	21,382
Special reserves	34	7,495
Eligibility reserves	9,274	13,735
Letters of credit	2,681	—

Total	$222,092	$219,174

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

Note 5—Other Assets

At December 31, 2016 and 2015, the balances in other assets, net are as follows:

	December 31, 2016	December 31, 2015
Investments in debt securities, net	$209,337	$193,045
Held for sale assets(1)	45,062	—
Prepaid expenses	21,883	21,238
Deferred leasing costs, net	7,710	9,102
Rent and other receivables, net	11,604	8,846
Corporate fixed assets, net	6,247	6,980
Amounts deposited and held by others	1,260	6,978
Other	6,522	4,096

Total	$309,625	$250,285

(1)	As of December 31, 2016, 391 properties were classified as held for sale (see Note 14).

Investments in Debt Securities

In connection with certain of the Securitizations, as defined in Note 6, we previously acquired $193,045 of Class G certificates. In 2016, we purchased $16,423 of Class F certificates, which had a discount of $131 as of December 31, 2016. These investments in debt securities are classified as held to maturity investments (for additional information about the Securitizations, see Note 6). As of December 31, 2016 and 2015, there were no gross unrecognized holding gains or losses and there were no other than temporary impairments recognized in accumulated other comprehensive income. As of December 31, 2016, the Class F and G certificates are scheduled to mature over the next 6 to 15 months.

Rent and Other Receivables

We lease our properties to residents pursuant to leases that generally have an initial contractual term of at least 12 months, provide for monthly payments, and are cancelable by the resident and us under certain conditions specified in the related lease agreements.

Included in other assets, net within the combined and consolidated balance sheets, is an allowance for doubtful accounts of $1,183 and $1,139, as of December 31, 2016 and 2015, respectively.

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

Note 6—Debt

Credit Facilities

Invitation Homes’ credit facilities were comprised of the following as of December 31, 2016 and 2015:

				Outstanding Principal Balance(3)
Credit Facility	Origination Date	Maturity Date(1)	Interest Rate(2)	December 31, 2016	December 31, 2015
IH1 2015(4)	April 3, 2015	October 3, 2017	4.02%	$85,492	$161,105
IH2 2015(5)	September 29, 2015	March 29, 2017	3.52%	43,859	116,109
IH3 2013(6)	December 19, 2013	June 30, 2017	3.77%	932,583	958,622
IH4 2014(7)	May 5, 2014	May 5, 2017	3.77%	529,866	556,987
IH5 2014(8)	December 5, 2014	June 5, 2017	3.94%	564,348	563,125
IH6 2016(9)	April 13, 2016	April 13, 2018	3.28%	165,437	—

Total				2,321,585	2,355,948
Less deferred financing costs, net				(6,044)	(8,207)

Total				$2,315,541	$2,347,741

(1)	The maturity dates above are reflective of all extensions that have been exercised. On February 6, 2017, the outstanding balances for all six credit facilities were repaid in full. See Note 14 for activity related to credit facilities subsequent to December 31, 2016.
(2)	Interest rates are based on a spread to LIBOR; as of December 31, 2016, LIBOR was 0.77%.
(3)	Outstanding Principal Balance does not include capitalized deferred financing costs, net.
(4)	As of December 31, 2016, we had the right to borrow up to $85,492, bearing interest of LIBOR + 325 basis points, and an unused commitment fee of 50 basis points per year.
(5)	As of December 31, 2016, we had the right to borrow up to $105,800; bearing interest at LIBOR + 275 basis points, and an unused commitment fee of 50 basis points per year.
(6)	As of December 31, 2016, we had the right to borrow up to $932,583, bearing interest at either LIBOR + 300 or 425 basis points (depending on the nature of the financed property), and an unused commitment fee of 50 basis points per year.
(7)	As of December 31, 2016, we had the right to borrow up to $529,866, bearing interest at either LIBOR + 300 or 425 basis points (depending on the nature of the financed property), and an unused commitment fee of 50 basis points.
(8)	As of December 31, 2016, we had the right to borrow up to $564,348, bearing interest at either LIBOR + 275 or + 400 basis points (depending on the nature of the financed property), and an unused commitment fee of 50 basis points per year.
(9)	As of December 31, 2016, we had the right to borrow up to $550,000, bearing interest at either LIBOR + 250 or 375 basis points (depending on the nature of the financed property), and an unused commitment fee of 50 basis points per year.

Our credit facilities are subject to certain terms and conditions that must be satisfied to obtain additional draws. These terms and conditions are specific to each credit facility agreement and include the following range of provisions which are detailed in the respective credit facility agreements: (i) the aggregate loan principal balance may not exceed 55.00%-90.00% of the total cost basis associated with financed properties; (ii) the aggregate loan principal balance may not exceed 55.00%-75.00% of the value associated with financed properties; (iii) the aggregate debt yield may not be less than 5.75%-7.00%; and (iv) the aggregate debt service coverage ratio may not be less than 1.35 to 1.00.

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

All of our credit facilities also require us to maintain compliance with certain affirmative, negative, and financial covenants. Affirmative covenants with which we must comply include our, and certain of our affiliates’, compliance with (i) use of proceeds requirements specified in the credit facility agreement, (ii) licensing, permitting and legal requirements specified in the respective credit facility agreement, (iii) organizational requirements of the jurisdictions in which we, and certain of our affiliates, are organized, (iv) federal and state tax laws, and (v) books and records requirements specified in the credit facility agreement. Negative covenants with which we must comply include our, and certain of our affiliates’, compliance with limitations surrounding (i) the operation of our properties, (ii) the amount of our indebtedness and the nature of our investments, (iii) the execution of transactions with affiliates, and (iv) the nature of our business activities. Financial covenants are specific to each credit facility agreement and include (i) a maximum loan to value ratio of 65.00%-80.00%, (ii) maximum loan to cost ratio of 65.00%-90.00%, (iii) a debt service coverage ratio of not less than 1.10 to 1.00, and (iv) a debt yield of not less than 5.75%-7.00%. Our IH3 2015, IH4 2015, IH5 2014, and IH6 2016 credit facilities have an additional financial covenant related to an adjusted debt service coverage ratio of not less than 0.70 to 1.00 or 1.00 to 1.00. At December 31, 2016, and through the date our financial statements were issued, we believe we were in compliance with all affirmative, negative, and financial covenants related to the aforementioned credit facilities.

Collateral

Collateral for the amounts borrowed include all of the equity value of the respective Borrower Entities and the constituent parts thereof, all of our rights, title and interest in, and to, any lease agreements, and all of our rights title and interest in, and to, any other agreements, documents, and instruments related to the foregoing.

Debt Maturities Schedule

The following table reflects the full repayment of all credit facilities that occurred on February 6, 2017:

Year	Principal
2017	$2,321,585

Total payments	2,321,585
Less deferred financing costs, net	(6,044)

Total credit facilities, net	$2,315,541

Mortgage Loans

As of December 31, 2016, we have completed seven securitization transactions (the “Securitizations” or the “mortgage loans”) collateralized by homes owned by the respective Invitation Homes Borrower Entities. The proceeds from the mortgage loans were used to fund (i) partial repayments of the then-outstanding IH1 and IH2 credit facilities, (ii) initial deposits in the reserve accounts, (iii) closing costs in connection with the mortgage loans, (iv) general costs associated with our operations, and (v) distributions and dividends to IH1 and IH2 equity investors.

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

The following table sets forth a summary of the mortgage loan indebtedness as of December 31, 2016 and 2015:

				Outstanding Principal Balance(3)
	Maturity Date(1)	Rate(2)	Range of Spreads	December 31, 2016(4)	December 31, 2015
IH1 2013-1(5)	December 9, 2017	2.45%	115-365 bps	$462,431	$469,554
IH1 2014-1(6)	June 9, 2017	2.61%	100-375 bps	978,231	993,738
IH1 2014-2, net(7)	September 9, 2017	2.67%	110-400 bps	710,664	718,610
IH1 2014-3, net(8)	December 9, 2017	3.08%	120-500 bps	766,753	766,043
IH2 2015-1, net(9)	March 9, 2018	3.13%	145-430 bps	531,318	536,174
IH2 2015-2(10)	June 9, 2017	2.72%	135-370 bps	630,283	631,097
IH2 2015-3	August 9, 2017	2.94%	130-475 bps	1,184,314	1,190,695

Total Securitizations				5,263,994	5,305,911
Less deferred financing costs, net				(9,256)	(41,718)

Total				$5,254,738	$5,264,193

(1)	Each mortgage loan’s initial maturity term is two years, individually subject to three, one-year extension options at the borrower’s discretion (provided that there is no event of default under the loan agreement and the borrower obtains a replacement interest rate cap agreement in a form reasonably acceptable to the lender). Our IH1 2014-1, IH1 2014-2, IH1 2014-3, and IH2 2015-1 mortgage loans have exercised the first extension options, and IH1 2013-1 has exercised the second extension option. The maturity dates above are reflective of all extensions that have been exercised.
(2)	Interest rates are based on a weighted average spread to LIBOR; as of December 31, 2016, LIBOR was 0.77%.
(3)	Outstanding Principal Balance is net of discounts and does not include capitalized deferred financing costs, net.
(4)	From January 1, 2017 to March 24, 2017, we made repayments of $16,398 on our mortgage loans related to the disposition of properties.
(5)	On February 6, 2017, the outstanding balance of IH1 2013-1 was repaid in full. See Note 14 for subsequent activity related to our mortgage loans.
(6)	On February 6, 2017 and March 9, 2017, we made voluntary repayments of $291,500 and $260,000, respectively (see Note 14).
(7)	Net of unamortized discount of $0 and $1,325 as of December 31, 2016 and 2015, respectively.
(8)	Net of unamortized discount of $0 and $3,279 as of December 31, 2016 and 2015, respectively.
(9)	Net of unamortized discount of $55 and $351 as of December 31, 2016 and 2015, respectively. On February 9, 2017, we exercised our first one-year extension option on IH2 2015-1, extending the maturity from March 9, 2017 to March 9, 2018 (see Note 14).
(10)	On March 9, 2017, we submitted a notification to request an extension of the maturity of the IH2 2015-2 mortgage loan from June 9, 2017 to June 9, 2018 upon approval (see Note 14).

Securitization Transactions

IH1 2013-1: In November 2013, we completed our first securitization transaction (“IH1 2013-1”), in which 2013-1 IH Borrower L.P. (“S1 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH1, executed a loan agreement with a third-party lender. The third-party lender made a six component term loan to S1 Borrower in the amount of $479,137. All six components of the loan were sold at par. We are obligated to make monthly payments of interest and principal with the first payment being due upon the closing

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

of the loan, and subsequent payments beginning January 9, 2014 and continuing monthly thereafter. On February 6, 2017, the outstanding balance of IH1 2013-1 was repaid in full.

IH1 2014-1: In May 2014, we completed our second securitization transaction (“IH1 2014-1”), in which 2014-1 IH Borrower L.P. (“S2 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH1, executed a loan agreement with a third-party lender. The third party lender made a six component term loan to S2 Borrower in the amount of $993,738. All six components of the loan were sold at par. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning July 9, 2014 and continuing monthly thereafter. On February 6, 2017 and March 9, 2017, we made voluntary repayments of $291,500 and $260,000, respectively (see Note 14).

IH1 2014-2: In August 2014, we completed our third securitization transaction (“IH1 2014-2”), in which 2014-2 IH Borrower L.P. (“S3 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH1, executed a loan agreement with a third-party lender. The third-party lender made a term loan comprised of (1) six floating rate components and (2) one fixed rate component to S3 Borrower in the amount of $719,935. Of the seven loan components, the Class A, B, C, D and G certificates were sold at par; however, the Class E and F certificates were sold at a total discount of $3,970. The unamortized balance of this discount is included in mortgage loans, net on our combined and consolidated balance sheets as of December 31, 2016 and 2015. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning October 9, 2014 and continuing monthly thereafter.

IH1 2014-3: In November 2014, we completed our fourth securitization transaction (“IH1 2014-3”), in which 2014-3 IH Borrower L.P. (“S4 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH1, executed a loan agreement with a third-party lender. The third-party lender issued a term loan comprised of (1) six floating rate components and (2) one fixed rate component to S4 Borrower in the amount of $769,322. Of the seven components, the Class B and G certificates were sold at par; however, the Class A, C, D, E and F certificates were sold at a total discount of $7,235. The unamortized balance of this discount is included in mortgage loans, net on our combined and consolidated balance sheets as of December 31, 2016 and 2015. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning December 9, 2014 and continuing monthly thereafter.

IH2 2015-1: In January 2015, we completed our fifth securitization transaction (“IH2 2015-1”), in which 2015-1 IH2 Borrower L.P. (“S5 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH2, executed a loan agreement with a third-party lender. The third-party lender made a seven component term loan to S5 Borrower in the amount of $540,854. Six of the seven components, the Class A, B, C, D, E, and G certificates were sold at par; however, the Class F certificates were sold at a total discount of $622. The unamortized balance of this discount is included in mortgage loans, net on our combined and consolidated balance sheets as of December 31, 2016 and 2015. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning March 9, 2015 and continuing monthly thereafter.

IH2 2015-2: In April 2015, we completed our sixth securitization transaction (“IH2 2015-2”), in which 2015-2 IH2 Borrower L.P. (“S6 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH2, executed a loan agreement with a third-party lender. The third-party lender made a seven component term loan to S6 Borrower in the amount of $636,686. All of the components of the loan were sold at par. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning June 9, 2015 and continuing monthly thereafter.

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

IH2 2015-3: In June 2015, we completed our seventh securitization transaction (“IH2 2015-3”), in which 2015-3 IH2 Borrower L.P. (“S7 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH2, executed a loan agreement with a third-party lender. The third-party lender made a seven component term loan to S7 Borrower in the amount of $1,193,950. All of the components of the loan were sold at par. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning August 7, 2015 and continuing monthly thereafter.

Concurrent with the execution of each loan agreement, the respective third-party lender sold each loan it originated with us to individual depositor entities (the “Depositor Entities”) who subsequently transferred each loan to Securitization-specific trust entities (the “Trusts”). The Depositor Entities associated with the IH1 2014-2 and IH1 2014-3 securitizations are wholly owned subsidiaries of IH1, the Depositor Entities associated with the IH2 2015-1, IH2 2015-2, and IH2 2015-3 securitizations are wholly owned subsidiaries of IH2, and the Depositor Entities associated with the IH1 2013-1 and IH1 2014-1 securitizations are wholly owned by unaffiliated third parties.

We accounted for the transfer of the individual Securitizations from the Depositor Entities wholly owned by IH1 and IH2 to the respective Trusts as a sale under ASC Topic 860, Transfers and Servicing, with no resulting gain or loss as the Securitizations were both originated by the lender and immediately transferred at the same fair market value.

As consideration for the transfer of each loan to the Trusts, the Trusts issued certificate classes which mirror the components of the individual loan agreements (collectively, the “Certificates”) to the Depositor Entities, except that Class R certificates do not have related loan components as they represent residual interests in the Trusts. The Certificates represent the entire beneficial interest in the Trusts. Following receipt of the Certificates, the Depositor Entities sold the Certificates to investors using the proceeds as consideration for the loans sold to the Depositor Entities by the lenders. These transactions had no effect on our combined and consolidated financial statements other than with respect to the Class G certificates purchased by IH1 and IH2.

For IH1 2014-2, IH1 2014-3, IH2 2015-1, IH2 2015-2, and IH2 2015-3, the Trusts made the Class A through Class F certificates available for sale to both domestic and foreign investors. With the introduction of foreign investment, IH1 and IH2, as sponsors of the respective loans, are required to retain a portion of the risk that represents a material net economic interest in each loan. The Class G certificates for IH1 2014-2, IH1 2014-3, IH2 2015-1, IH2 2015-2, and IH2 2015-3 are equal to 5% of the original principal amount of the loans in accordance with the agreements. Per the terms of the Securitization agreements, the Class G certificates are restricted certificates and were made available exclusively to IH1 and IH2, as applicable. The Class G certificates are principal only and bear a stated annual interest rate of 0.0005%. The Class G certificates are classified as held to maturity investments and are recorded in other assets, net in the combined and consolidated balance sheets (see Note 5).

The Trusts are structured as pass through entities that receive principal and interest from the Securitizations and distribute those payments to the holders of the Certificates. The assets held by the Trusts are restricted and can only be used to fulfill the obligations of those entities. The obligations of the Trusts do not have any recourse to the general credit of any entities in these combined and consolidated financial statements. We have evaluated our interests in the Class G certificates of the Trusts and determined that they do not create a more than insignificant variable interest in the Trusts. Additionally, the Class G certificates do not provide us with any ability to direct the activities that could impact the Trusts’ economic performance. Therefore, we do not consolidate the Trusts.

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

General Terms

The general terms that apply to all of the mortgage loans require us to maintain compliance with certain affirmative and negative covenants. Affirmative covenants with which we must comply include our, and certain of our affiliates’, compliance with (i) licensing, permitting and legal requirements specified in the loan agreement, (ii) organizational requirements of the jurisdictions in which we, and certain of our affiliates, are organized, (iii) federal and state tax laws, and (iv) books and records requirements specified in the respective loan agreements. Negative covenants with which we must comply include our, and certain of our affiliates’, compliance with limitations surrounding (i) the amount of our indebtedness and the nature of our investments, (ii) the execution of transactions with affiliates, (iii) the Manager, and (iv) the nature of our business activities. At December 31, 2016, and through the date our financial statements were issued, we believe we were in compliance with all affirmative and negative covenants.

Prepayments

For the mortgage loans, prepayments of amounts owed are generally not permitted by us under the terms of the respective loan agreements unless such prepayments are made pursuant to the voluntary election and mandatory provisions specified in such agreements. The specified mandatory provisions become effective to the extent that a property becomes characterized as a disqualified property, a property is sold, and/or upon the occurrence of a condemnation or casualty event associated with a property. To the extent either a voluntary election is made, or a mandatory prepayment condition exists, in addition to paying all interest and principal, we must also pay certain breakage costs as determined by the loan servicer and a spread maintenance premium if prepayment occurs before the month following the one year anniversary of the closing dates of the mortgage loans. For the years ended December 31, 2016 and 2015, mandatory prepayments of $42,099 and $13,173, respectively, were made under the terms of the loan agreements. No prepayments were made for the year ended December 31, 2014.

Collateral

Collateral for the mortgage loans includes first priority mortgages on certain of our properties and a grant of a security interest in all of our personal property. The following table lists the gross carrying values of the single-family residential properties pledged as collateral for the loans as of December 31, 2016 and 2015:

	Number of Homes(1)	December 31, 2016	December 31, 2015
IH1 2013-1	3,185	$533,005	$535,079
IH1 2014-1	6,326	1,124,069	1,140,370
IH1 2014-2	3,669	785,459	795,784
IH1 2014-3	3,997	850,056	852,067
IH2 2015-1	3,021	594,155	595,494
IH2 2015-2	3,520	744,070	740,547
IH2 2015-3	7,182	1,382,683	1,377,551

Total	30,900	$6,013,497	$6,036,892

(1)	The loans are secured by first priority mortgages on portfolios of single-family residential properties owned by S1 Borrower, S2 Borrower, S3 Borrower, S4 Borrower, S5 Borrower, S6 Borrower, and S7 Borrower. The numbers of homes noted above are as of December 31, 2016. As of December 31, 2015, a total of 31,224 homes were secured by the above-mentioned mortgage loans.

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

Debt Maturities Schedule

Future maturities of these mortgage loans as of December 31, 2016 are set forth in the table below:

Year	Principal(1)
2017	$4,732,676
2018	531,373

Total payments	5,264,049
Less discounts	(55)
Less deferred financing costs, net	(9,256)

Total mortgage loans, net	$5,254,738

(1)	Each mortgage loan is subject to three one-year extension options at the borrower’s discretion, of which the IH1 2014-1, IH1 2014-2 and IH1 2014-3 mortgage loans have exercised the first extension options, and IH1 2013-1 has exercised the second extension option.

Warehouse Loans

The Invitation Homes Partnerships entered into unsecured warehouse loan agreements with BREP VII and Affiliates. Interest accrued at rates based on a spread to LIBOR, and any unpaid interest amounts were compounded into the remaining unpaid principal balance on a monthly basis. All of the warehouse loans were repaid in full during the year ended December 31, 2016.

The following table sets forth a summary of the outstanding principal amounts under such loans as of December 31, 2016 and 2015:

	Origination Date	Maturity Date	December 31, 2016	December 31, 2015
IH3 warehouse loan(1)	March 26, 2014	December 31, 2017	$—	$38,137
IH4 warehouse loan(1)	May 7, 2014	May 6, 2015	—	4,740
IH5 warehouse loan(2)	April 27, 2015	April 26, 2016	—	71,146

Total warehouse loans			$—	$114,023

(1)	This loan bore interest at LIBOR + 275 basis points. The loan was repaid in full during the year ended December 31, 2016.
(2)	This loan bore interest at LIBOR + 250 basis points. The loan was repaid in full during the year ended December 31, 2016.

Note 7—Derivative Instruments

From time to time, we enter into derivative instruments to manage the economic risk of changes in interest rates. We do not enter into derivative transactions for speculative or trading purposes. Non-designated hedges are derivatives that do not meet the criteria for hedge accounting or for which we did not elect to designate as accounting hedges. As of December 31, 2016, all of our derivative instruments are non-designated hedges. As such, changes in the fair value of our non-designated derivatives are recorded in interest expense in the accompanying combined and consolidated statements of operations.

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

Concurrent with entering into the mortgage loan agreements, we entered into and now maintain interest rate cap agreements with terms and notional amounts equivalent to the terms and amounts of the loans made by the third-party lenders and strike prices equal to approximately 3.46% for IH1 2013-1, 3.82% for IH1 2014-1, 3.09% for IH1 2014-2, 2.59% for IH1 2014-3, 2.07% for IH2 2015-1, 2.71% for IH2 2015-2, and 2.52% for IH2 2015-3 (collectively, the “Strike Prices”). To the extent that the maturity date of one or more of the loans is extended through an exercise of one or more of the extension options, replacement or extension interest rate cap agreements must be executed with terms similar to those associated with the initial interest rate cap agreements and strike prices equal to the greater of the Strike Prices and the interest rate at which the debt service coverage ratio (as defined) is not less than 1.2 to 1.0. The interest rate cap agreements, including all of our rights to payments owed by the counterparty and all other rights, have been pledged as additional collateral for the loans. As of December 31, 2016 and 2015, interest rate caps had a carrying value of $0 and $101, respectively.

On December 21, 2016, the Operating Partnership entered into forward interest rate swap agreements with two financial institutions for an aggregate notional amount of $1,500,000 to hedge the risk arising from changes in one-month LIBOR. The interest rate swaps began February 28, 2017, mature January 31, 2022, and will effectively convert one-month LIBOR interest payments to a fixed rate of 1.97%. Certain of the Invitation Homes Partnerships and certain Borrower Entities have guaranteed the Operating Partnership’s obligations under the interest rate swaps. For the year ended December 31, 2016, unrealized losses of $8,683, are included in interest expense in the combined and consolidated statements of operations for our non-designated interest rate swap instruments. There were no interest rate swaps outstanding for the years ended December 31, 2015 and 2014. As a result of the Pre-IPO Transactions described in Note 1, we have designated these swaps for hedge accounting purposes; and the effective portion thereof will be recorded in other comprehensive income as of January 31, 2017.

The table below summarizes our interest rate swap instruments as of December 31, 2016:

Counterparty	Notional Amount	Forward Effective Date	Maturity Date	Strike Rate	Index
Wells Fargo Bank, N.A.	$750,000	February 28, 2017	January 31, 2022	1.97%	One-month LIBOR
Bank of America, N.A.	750,000	February 28, 2017	January 31, 2022	1.97%	One-month LIBOR

See Note 11 for the details of fair value for the swaps as of December 31, 2016 and 2015. Subsequent to December 31, 2016, we entered into additional interest rate swap agreements as more fully described in Note 14.

Note 8—Equity

As described in Note 1, IH1, IH3, IH4, IH5, and IH6 are partnerships. These entities each have limited partners and a general partner (the “Class A Partners”), along with a board of directors designated in the respective limited partnership agreements.

IH2 is a Delaware corporation and has issued 1,000 shares of common stock and 113 shares of Series A Preferred Stock. IH2 has a board of directors elected by the common stockholders.

The same board of directors is responsible for directing the significant activities of the Invitation Homes Partnerships and the Operating Partnership on a combined basis.

The IH2 Series A Preferred Stock ranks, in respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation or dissolution, senior to the IH2 common stock. Holders of such IH2 Series A

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

Preferred Stock shares are entitled to receive, when and if declared by our board of directors, cumulative cash dividends at the rate of 12.0% per annum of the total of a liquidation preference plus all accumulated and unpaid dividends thereon as defined in the IH2 organizational documents. During the year ended December 31, 2014, IH2 issued 113 shares of Series A Preferred Stock for $1,130. During the years ended December 31, 2016, 2015, and 2014, IH2 made dividend payments of $136, $136, and $127 respectively, to the holders thereof. As of December 31, 2016 and 2015, there are no dividend amounts declared and outstanding related to the 12.0% per annum dividend requirements of the Series A Preferred Stock. Holders of the Series A Preferred Stock have no voting rights, and shares of such series are not convertible or exchangeable into common stock or other series of preferred stock that may from time to time be designated by our board of directors. They may, however, be redeemed at our sole discretion, in whole or in part, subject to certain provisions within the IH2 organizational documents. On January 31, 2017, in connection with the Pre-IPO Transactions, the Series A Preferred Stock was redeemed for $1,153, inclusive of the redemption premium and accrued and unpaid dividends to that date.

As further described in Note 10, we have granted certain individuals incentive compensation units in IH1, IH2, IH3, IH4, IH5, and IH6, which currently consists of Class B units that are accounted for as a substantive class of equity due to the terms of the agreements and rights of the holders.

Profits and losses, and cash distributions are allocated in accordance with the terms of the respective entity’s organizational documents.

During the years ended December 31, 2016, 2015, and 2014, we made distributions, including common stock dividends, of $0, $682,470, and $776,448, respectively. We also made distributions to certain Class B unitholders in the form of non-recourse cash advances totaling $11,023 during the year ended December 31, 2014. Any amounts distributed to the holders of the Class B units in the event of a liquidating event will be reduced by amounts previously paid to such Class B unitholders as advance distributions.

We executed notes receivables with certain Class B unitholders (the “Class B Notes”) and funded $0, $1,500, and $18,728 during the years ended December 31, 2016, 2015, and 2014, respectively, pursuant to those note agreements. The Class B Notes are secured by certain of the Class B units of the makers of the Class B Notes and are otherwise non-recourse to the makers. The Class B Notes mature the earlier of a liquidation event or defined dates in 2024 and bear interest of 1.57% to 1.97% per annum. As such, the Class B Notes have been recorded as a component of combined equity in our combined and consolidated balance sheets as of December 31, 2016 and 2015. Additionally, the non-recourse nature of the Class B Notes resulted in modifications to the Class B management subscription incentive unit agreements, which resulted in additional incentive unit expense being recorded for the years ended December 31, 2016, 2015, and 2014, with respect to the Class B Notes (see Note 10). Class B Note repayments of $1,527 were received during the year ended December 31, 2016. No such repayments were made for the years ended December 31, 2015 and 2014.

Note 9—Related Party Transactions

On October 1, 2012, the Manager entered into a services agreement with CAS Residential, LLC, a related party affiliated with certain of our equity investors, who provided property accounting services to the Manager pursuant to a services agreement. This agreement provided for fees based upon a full reimbursement of actual expenses incurred, as well as an additional 10.0% of compensation costs less any severance payments. The agreement was terminated effective October 31, 2014. For the year ended December 31, 2014, we incurred $4,049 of service fees pursuant to the terms of the services agreement which is included in property management expense in the combined and consolidated statements of operations.

Through December 31, 2014, certain related parties provided us with consulting services for which we recorded payables. We also made offsetting income tax payments related to distributions on behalf of these

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

related parties. On December 31, 2015, net payables to related parties were $1,959 and are included in accounts payable and accrued expenses in our combined and consolidated balance sheet. All amounts were repaid during the year ended December 31, 2016.

Note 10—Incentive Compensation Units

IH1, IH2, IH3, IH4, and IH5 have incentive compensation unit programs for the purpose of retaining certain key employees of the Manager. Under these programs, certain individuals were granted incentive compensation units, which originally consisted of two classes of interests for IH1, IH2, and IH3 (Class B Units and Class C Units, collectively the “Units”). The Units are profits interests for United States federal income tax purposes, and certain Units were issued in exchange for nominal contributions. Due to the terms of the agreements with each Class B and Class C Unit holder and each parties’ respective rights thereunder, we account for the Class B and Class C Units as a substantive class of equity.

On May 30, 2014, pursuant to amended and restated limited partnership agreements for IH1, IH2, and IH3 and upon the execution of certain exchange and separation agreements, the Class C Units were converted to Class B Units. Pursuant to an amended and restated partnership agreement dated February 25, 2016, IH5 was authorized to issue Class B Units and 9,996 were issued during the year ended December 31, 2016. IH1, IH2, IH3, IH4, and IH5 are each authorized to issue 10,000 Class B Units.

The Units generally vest pro rata on an annual basis over a three to five year period pursuant to provisions of the individual incentive unit agreements. For IH1, because the Units were granted to employees of the Manager, which is a wholly-owned subsidiary of IH1, noncash incentive compensation expense is calculated based on the grant date fair value of the Units and is recognized in expense over the service period. Additional compensation expense is recognized if modifications to existing incentive unit agreements result in an increase in the post-modification fair value of the Class B Units that exceeds their pre-modification fair value. For IH2, IH3, IH4, and IH5, the Units were granted to non-employees of the issuing entities. As such, noncash incentive compensation expense is initially recorded based on the estimated fair value of the Units at grant date and recognized in expense over the service period. Fair value is subsequently re-measured for the unvested units at the end of each reporting period.

Certain of the Units are performance-based units that only vest upon the occurrence of a liquidity event. Compensation cost for performance based units is recognized when it is probable that the performance condition will be achieved. No compensation expense has been recognized for performance-based units in 2016, 2015, and 2014 as the liquidity event was not considered probable of occurring.

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

The following tables summarize awards and activity of the Units for the years ended December 31, 2016, 2015, and 2014:

	Class B Units
	Employee		Non-employee		Total Class B Units
	Number of Units	Weighted Average Fair Value	Number of Units	Weighted Average Fair Value	Number of Units	Weighted Average Fair Value
Units outstanding January 1, 2014	8,855	$4.1	15,678	$14.5	24,533	$10.7
Conversion of Class C Units	378	0.7	—	—	378	0.7
Granted	1,904	7.4	10,119	2.7	12,023	3.5
Forfeited	(1,420)	(4.1)	(274)	(12.5)	(1,694)	(5.5)

Units outstanding December 31, 2014	9,717	4.6	25,523	4.5	35,240	4.5
Granted	300	10.1	4,321	1.4	4,621	1.9
Forfeited	(85)	(9.4)	(179)	(2.1)	(264)	(4.4)

Units outstanding December 31, 2015	9,932	4.6	29,665	3.5	39,597	3.8
Granted	90	13.1	10,442	0.7	10,532	0.8
Forfeited/Canceled	(107)	(4.4)	(469)	(0.5)	(576)	(1.2)

Units outstanding December 31, 2016(1)	9,915	$4.2	39,638	$2.5	49,553	$2.9

(1)	Included in units outstanding are 6,879 performance-based units at December 31, 2016.

	Class C Units
	Employee		Non-employee		Total Class B Units
	Number of Units	Weighted Average Fair Value	Number of Units	Weighted Average Fair Value	Number of Units	Weighted Average Fair Value
Units outstanding January 1, 2014	7,100	$2.8	14,250	$3.7	21,350	$3.4
Conversion of Class C Units	(7,100)	(2.8)	(14,250)	(3.7)	(21,350)	(3.4)

Units outstanding December 31, 2014	—	$—	—	$—	—	$—

As of December 31, 2016 and 2015, 37,214 and 26,234, respectively, of Class B Units were fully vested. The estimated fair value of the 10,980 Units that vested during the year ended December 31, 2016 was $21,460. No Units are exercisable as the Units are only entitled to distributions after certain return thresholds are achieved.

The fair value of the Units was estimated as of December 31, 2016 and 2015 using an income approach based on discounted cash flows and a market approach based on comparable companies and transactions. Significant inputs and assumptions utilized in applying these valuation approaches include discount rates, terminal capitalization rates, market rent growth rates, expense growth rates and revenue and EBITDA multiples of companies who we deemed to be comparable to us. These fair value estimates were then utilized in an Invitation Homes entity specific Monte-Carlo option pricing model for purposes of deriving a per unit fair value. The following table summarizes the significant inputs utilized in this model:

	December 31, 2016	December 31, 2015
Expected volatility(1)	30%-42%	27%-34%
Risk-free rate	0.34%	1.31%
Expected holding period (years)	0.3	3.0

(1)	Expected volatility is estimated based on the leverage adjusted historical volatility of certain of our peer companies over a historical term commensurate with the remaining expected holding period.

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

During the years ended December 31, 2016, 2015, and 2014, we recognized $10,210, $27,924, and $24,335, respectively, of noncash incentive compensation expense, of which $10,014, $23,758, and $19,318, respectively, was recorded in general and administrative expense, and $196, $4,166, and $5,017, respectively, was recorded in property management expense. During the year ended December 31, 2016, we purchased at fair value and subsequently canceled certain Class B units from a unitholder totaling $1,527 which is reflected as compensation expense in general and administrative expense. At December 31, 2016, there was $1,608 of unrecognized incentive unit compensation expense related to unvested units (excluding performance-based units), which is expected to be recognized over a weighted average period of between one and two years depending on the respective partnership.

Note 11—Fair Value Measurements

The carrying amounts of restricted cash, certain components of other assets, accounts payable and accrued expenses, resident security deposits, and other liabilities approximate fair value due to the short maturity of these amounts. Our interest rate swap agreements are the only financial instruments recorded at fair value on a recurring basis within our combined and consolidated financial statements as more fully described in Note 7.

The following table displays the carrying values and fair values of financial instruments as of December 31, 2016 and 2015:

		December 31, 2016		December 31, 2015
		Carrying Value	Fair Value	Carrying Value	Fair Value
Assets carried at historical cost on the combined and consolidated balance sheets
Investments in debt securities	Level 2	$209,337	$209,390	$193,045	$193,045
Interest rate caps	Level 2	—	29	101	101
Liabilities carried at historical cost on the combined and consolidated balance sheets
Credit facilities(1)	Level 3	$2,321,585	$2,329,551	$2,355,948	$2,324,249
Mortgage loans(2)	Level 2	5,263,994	5,265,180	5,305,911	5,194,530
Warehouse loans	Level 3	—	—	114,023	114,023
Interest rate swaps	Level 2	8,683	8,683	—	—

(1)	The carrying values of the credit facilities exclude $6,044 and $8,207 of deferred financing costs as of December 31, 2016 and 2015, respectively.
(2)	The carrying values of the mortgage loans are shown net of discount and exclude $9,256 and $41,718 of deferred financing costs as of December 31, 2016 and 2015, respectively.

The fair values of our investments in debt securities and of our mortgage loans, which are classified as Level 2 in the fair value hierarchy, are estimated based on market bid prices of comparable instruments at the end of the period. The fair values of our interest rate caps and swaps, which are classified as Level 2 in the fair value hierarchy, are estimated using market values of instruments with similar attributes and maturities.

The fair values of our credit facilities and warehouse loans, which are classified as Level 3 in the fair value hierarchy, are estimated using a discounted cash flow methodology based on market interest rate data and other market factors available at the end of the period.

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

Our assets measured at fair value on a nonrecurring basis are those assets for which we have recorded impairments. See Note 2 for information regarding significant considerations used to estimate the fair value of our investments in single-family residential properties. The assets for which we have recorded impairments, measured at fair value on a nonrecurring basis, are summarized below:

	Year Ended December 31,
Investments in single-family residential properties, net held for use (Level 3)	2016	2015	2014
Pre-impairment amount	$3,066	$2,230	$467
Total impairments	(955)	(1,448)	(423)

Fair value	$2,111	$782	$44

	Year Ended December 31,
Investments in single-family residential properties, net held for sale (Level 3)	2016	2015	2014
Pre-impairment amount	$6,938	$—	$—
Total impairments	(1,327)	—	—

Fair value	$5,611	$—	$—

For additional information related to our single-family residential properties during the years ended December 31, 2016 and 2015, refer to Note 3.

Note 12—Commitments and Contingencies

Leasing Commitments

From time to time, the Manager enters into lease agreements with third parties for purposes of obtaining office and other administrative space. During the years ended December 31, 2016, 2015, and 2014, we incurred rent and other related occupancy expenses of $4,883, $4,510, and $5,334 respectively. Annual base rental commitments associated with these leases, excluding operating expense reimbursements, month-to-month lease payments and other related fees and expenses during the remaining lease terms are as follows:

Year	Payments
2017	$1,875
2018	1,316
2019	1,316
2020	1,316
2021	1,172
Thereafter	239

Total	$7,234

Insurance Policies

Pursuant to the terms of our credit facility agreements and mortgage loan agreements (see Note 6), laws and regulations of the jurisdictions in which our properties are located, and general business practices, we are required to procure insurance on our properties. For the years ended December 31, 2016, 2015, and 2014, no material uninsured losses have been incurred with respect to the properties.

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

Supplemental Bonus Plan

In October 2016, we established a supplemental bonus plan for certain key executives and employees (the “Supplemental Bonus Plan”). The payment of a bonus under the Supplemental Bonus Plan is triggered upon an initial public offering or exit event. The board of directors has the ability to determine whether the bonus will be paid in stock or cash. As an IPO was not considered probable of occurring, no amounts have been recorded in our combined and consolidated financial statements as of and for the year ended December 31, 2016 (see Note 14 for information about settlement of the Supplemental Bonus Plan).

Legal Matters

We are subject to various legal proceedings and claims that arise in the ordinary course of our business. We accrue a liability when we believe that it is both probable that a liability has been incurred and that we can reasonably estimate the amount of the loss. We do not believe that the final outcome of these proceedings or matters will have a material adverse effect on our combined and consolidated financial statements.

Note 13—Summarized Quarterly Financial Data (Unaudited)

The following table presents summarized condensed combined and consolidated quarterly financial data for each of the eight quarters in the two year period ended December 31, 2016.

	Quarter
2016	First	Second	Third	Fourth
Total revenues	$224,502	$230,496	$233,038	$234,551
Net loss	(9,975)	(19,666)	(21,949)	(26,649)
Net loss attributable to Invitation Homes shareholders	(9,975)	(19,666)	(21,949)	(26,649)
Net loss per share, basic and diluted	N/A	N/A	N/A	N/A
Shares used in calculation—basic and diluted	N/A	N/A	N/A	N/A

	Quarter
2015	First	Second	Third	Fourth
Total revenues	$197,907	$208,125	$213,332	$216,685
Net loss	(44,920)	(45,411)	(31,335)	(38,542)
Net loss attributable to Invitation Homes shareholders	(44,920)	(45,411)	(31,335)	(38,542)
Net loss per share, basic and diluted	N/A	N/A	N/A	N/A
Shares used in calculation—basic and diluted	N/A	N/A	N/A	N/A

Note 14—Subsequent Events

In connection with the preparation of the accompanying combined and consolidated financial statements, we have evaluated events and transactions occurring after December 31, 2016, for potential recognition or disclosure.

Issuance of Class B Incentive Units and Grant of Bonus Awards

Pursuant to an amended and restated partnership agreement, in January 2017, IH6 issued certain individuals a total of 9,650 Class B Units with similar terms and vesting conditions to the Class B Units described in Note 10. In addition to the Class B Units, these individuals were also granted bonus awards (the “IH6 Bonus

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

Awards”) equal to $0.5 multiplied by the total number of IH6 Units received, entitling the recipients to receive bonus payments in connection with an IPO or exit event. As a result of the IPO of Invitation Homes Inc., these bonus awards were paid in common stock as more fully described below. Furthermore, an additional 188 Units in total were issued from IH1, IH2, and IH3.

Class B Note Cancelation

On January 5, 2017, we canceled $7,723, including accrued interest, of the Class B Notes, resulting in a Class B distribution.

Initial Public Offering

On February 6, 2017, Invitation Homes Inc. completed an IPO of 88,550,000 shares of common stock at a price to the public of $20.00 per share, generating net proceeds from the sale of its shares of approximately $1,667,000, after deducting underwriting discounts and offering expenses (the “Net IPO Proceeds”). An additional 225,116,760 shares of common stock were issued to the Pre-IPO Owners, including shares held by directors, officers, and employees pursuant to the Pre-IPO Transactions described in Note 1.

As a result of the Pre-IPO Transactions described in Note 1 and the Invitation Homes Inc. IPO, several events occurred that will impact our combined and consolidated financial statements during 2017:

•	Equity: On January 31, 2017, Invitation Home Inc. issued 313,666,760 shares of common stock, including underlying restricted stock units that were granted to directors, officers, and employees, and we redeemed the IH2 Series A Preferred Stock for $1,153, inclusive of the redemption premium and accrued and unpaid dividends to that date. As part of the Pre-IPO Transactions, IH1 assigned $11,963, including accrued interest, of Class B Notes Receivable and $136 of Class A subscriptions receivable to a wholly owned subsidiary of the Pre-IPO Owners that was formed in connection with the reorganization described in Note 1.

•	Debt: On February 6, 2017, we drew $1,500,000 on the term loan component (the “Term Loan Proceeds”) of the New Credit Facility, as defined below. Concurrently with the receipt of the Term Loan Proceeds, we used those funds together with the Net IPO Proceeds and $78,977 of releases from restricted cash reserves to repay the following outstanding indebtedness: (i) the entire balance on our existing credit facilities ($2,321,585 as of December 31, 2016); (ii) the entire balance on the IH1 2013-1 mortgage loan ($462,431 as of December 31, 2016); and (iii) $291,500 of the balance on the IH1 2014-1 mortgage loan. On March 9, 2017, we made an additional $260,000 repayment on the IH1 2014-1 mortgage loan from these same sources of cash.

•	Incentive Units and Other Stock Compensation: In connection with the Invitation Homes Inc. IPO, common stock or restricted stock units were issued with respect to certain holders of the Class B Units, the Supplemental Bonus Plan, and the IH6 Bonus Awards, as well as to certain directors. In all cases, the number of shares or restricted stock units received was determined in a manner intended to replicate the respective economic value associated with the corresponding dollar value of the award based on a valuation derived from the per share price of common stock sold to the public in the Invitation Homes Inc. IPO.

•

Class B Units: The Pre-IPO Transactions resulted in accelerated vesting of 6,482 Class B Units, including 5,358 performance-based Class B Units, held by certain unitholders. In connection with the IPO, all of the Units held by current employees of the Manager (except for 3,878 fully vested

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

Units awarded to a certain unitholder) were either converted into shares of Invitation Homes Inc. common stock or canceled based on whether or not the per share price of common stock sold to the public in the IPO created value in the specific profits interests. As such, a total of 3,060 Units were converted into shares of common stock with an initial value of $1,251, and 15,339 Units were canceled. For the Units converted into Invitation Homes Inc. common stock, vesting and other terms of the shares delivered in the conversion have the same vesting and other terms applicable to the corresponding Units converted.

Additionally, the obligations under the remaining 40,992 fully vested Units, including those of the unitholders who are not current employees of the Manager and the one employee unitholder noted above that did not convert, were converted into similar units of newly formed subsidiaries of the Pre-IPO Owners.

•	Supplemental Bonus Plan: Pursuant to the Supplemental Bonus plan, the awards became payable and the payment amount became determinable upon the completion of the IPO. The $59,580 of awards were settled in time-vesting restricted stock units that will generally vest in three equal annual installments, commencing on the completion of the Invitation Homes Inc. IPO and then on the first and second anniversaries thereafter.

•	IH6 Bonus Awards: Upon completion of the Invitation Homes Inc. IPO, the IH6 Bonus Awards became payable to the recipients, and $4,825 of awards were settled in restricted stock units that were fully vested upon issuance.

•	Director Awards: Invitation Homes Inc. issued $1,398 of restricted stock units to directors that are not our employees or employees of BREP VII. These awards will fully vest on the date scheduled for Invitation Homes Inc.’s 2018 annual stockholders meeting, subject to the director’s continued service on the board of directors through such date.

New Credit Facility

On February 6, 2017, the Operating Partnership entered into a loan agreement with a syndicate of banks, financial institutions and institutional lenders for a new credit facility (the “New Credit Facility”).

The New Credit Facility provides $2,500,000 of borrowing capacity and consists of:

•	A $1,000,000 revolving credit facility, which will mature four years from the closing date of the New Credit Facility (the “Closing Date”), with a one-year extension option; and

•	A $1,500,000 term loan facility, which will mature five years from the Closing Date.

Proceeds from the New Credit Facility were used to repay existing indebtedness and for general corporate purposes. The New Credit Facility bears interest at our election of either a base rate or LIBOR plus an applicable margin. The New Credit Facility is guaranteed and secured by certain of the Invitation Homes Partnerships and certain Borrower Entities.

FNMA Loan

On January 12, 2017, one of the Borrower Entities entered into a binding commitment for a securitization transaction to fund a new ten-year fixed rate mortgage loan in a principal amount of up to $1,000,000 (the “FNMA Loan”), collateralized by certain of our homes. The commitment letter contemplates that the FNMA

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

Loan will be funded through the issuance and sale of (i) mortgage backed certificates that carry Fannie Mae’s guaranty of timely payment of principal and interest (the “Guaranteed Certificates”) and (ii) certain mortgage backed certificates that will represent a beneficial interest in the most subordinate component of the FNMA Loan (the “Subordinate Non-Guaranteed Certificates”). In connection with the FNMA Loan, we will purchase and retain the Subordinate Non-Guaranteed Certificates at par. The proceeds from the FNMA Loan will be used to repay existing indebtedness. The FNMA Loan will bear interest at a fixed rate per annum equal to the market determined pass-through rate payable on the Guaranteed Certificates plus applicable Fannie Mae guaranty and servicing fees. The FNMA Loan would generally be non-recourse, subject to certain customary carve-outs in respect of which the Operating Partnership or IH1 will provide a guarantee or indemnity.

Interest Rate Swaps

On January 12, 2017, the Operating Partnership entered into a forward interest rate swap agreement for a notional amount of $1,100,000 to hedge the interest rate risk related to changes in one-month LIBOR. The interest rate swap began February 28, 2017, matures August 7, 2020, and will effectively convert our variable base rate of one-month LIBOR interest payments to a fixed rate of 1.59%. Certain of the Invitation Homes Partnerships and certain Borrower Entities have guaranteed the Operating Partnership’s obligations under the interest rate swap.

On January 13, 2017, the Operating Partnership entered into a forward interest rate swap agreement for a notional amount of $595,000 to hedge the interest rate risk related to changes in one-month LIBOR. The interest rate swap began February 28, 2017, matures June 9, 2020, and will effectively convert our variable base rate of one-month LIBOR interest payments to a fixed rate of 1.63%. Certain of the Invitation Homes Partnerships and certain Borrower Entities have guaranteed the Operating Partnership’s obligations under the interest rate swap.

On January 20, 2017, the Operating Partnership entered into a forward interest rate swap agreement for a notional amount of $325,000 to hedge the interest rate risk related to changes in one-month LIBOR. The interest rate swap began February 28, 2017, matures March 9, 2020, and will effectively convert our variable base rate of one-month LIBOR interest payments to a fixed rate of 1.60%. Certain of the Invitation Homes Partnerships and certain Borrower Entities have guaranteed the Operating Partnership’s obligations under the interest rate swap.

These interest rate swap agreements were accounted for as non-designated hedges until January 31, 2017 when they began qualifying for hedge accounting as a result of the Pre-IPO Transactions described in Note 1. At that time, we designated these swaps for hedge accounting purposes; and the effective portion thereof will be recorded in other comprehensive income as of January 31, 2017.

Residential Property Dispositions

On February 10, 2017, we executed a bulk sale disposition of 235 homes with a net carrying amount of $21,999 as of December 31, 2016, for an aggregate net sales price of $29,861. A portion of the proceeds were used to make various repayments on our mortgage loans totaling $7,734. At December 31, 2016, these properties were classified as held for sale in other assets, net on our combined and consolidated balance sheet.

In addition to this bulk sale disposition, between January 1, 2017 and March 24, 2017, we disposed of an additional 239 properties with a net carrying amount of $33,836 as of December 31, 2016, for an aggregate net sales price of $41,120. A portion of the proceeds were used to make various repayments on our mortgage loans totaling $8,664. At December 31, 2016, 127 of these properties were classified as held for sale and presented in other assets, net and 112 were classified as investments in single-family residential properties on our combined and consolidated balance sheet.

INVITATION HOMES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

On March 29, 2017, we executed a purchase and sale agreement for the disposition of 220 homes with a net carrying amount of $19,279 as of December 31, 2016, for an aggregate sales price of $21,868, subject to customary terms and conditions.

Extensions of Existing Mortgage Loans

On February 9, 2017, we exercised our first extension option on the IH2 2015-1 mortgage loan, extending the maturity date from March 9, 2017 to March 9, 2018.

On March 9, 2017, we submitted a notification to request an extension of the maturity of the IH2 2015-2 mortgage loan from June 9, 2017 to June 9, 2018 upon approval.

INVITATION HOMES

Schedule III Real Estate and Accumulated Depreciation

As of December 31, 2016

(dollar amounts in thousands)

				Initial cost to company		Cost capitalized subsequent to acquisition		Gross amount at which carried at close of period
Market	Number of Properties(1)	Number of Encumbered Properties(2)	Encumbrances(2)	Land	Depreciable Properties	Land	Depreciable Properties	Land	Depreciable Properties	Total(3)	Accumulated Depreciation	Date of construction	Date acquired	Depreciable Period
Atlanta	7,504	7,392	$847,416	$170,885	$771,912	$—	$188,217	$170,885	$960,129	$1,131,014	$(104,586)	1920-2016	2012-2016	7-28.5 years
Charlotte	3,097	3,017	369,187	117,348	299,086	—	67,795	117,348	366,881	484,229	(37,702)	1900-2015	2012-2016	7-28.5 years
Chicago	2,944	2,930	531,049	181,811	351,188	—	148,370	181,811	499,558	681,369	(54,573)	1849-2012	2012-2016	7-28.5 years
Jacksonville	1,977	1,975	293,895	91,450	231,241	—	45,529	91,450	276,770	368,220	(30,780)	1932-2014	2012-2016	7-28.5 years
Las Vegas	944	931	147,144	44,621	114,044	—	18,805	44,621	132,849	177,470	(15,978)	1961-2013	2012-2016	7-28.5 years
Minneapolis	1,183	1,176	204,485	72,224	148,374	—	49,522	72,224	197,896	270,120	(21,679)	1886-2015	2013-2015	7-28.5 years
Northern California	2,867	2,846	527,140	182,668	374,606	—	79,125	182,668	453,731	636,399	(55,301)	1900-2012	2012-2016	7-28.5 years
Orlando	3,706	3,645	493,841	137,078	398,254	—	92,281	137,078	490,535	627,613	(55,741)	1947-2015	2012-2016	7-28.5 years
Phoenix	5,408	5,219	592,373	175,228	462,365	—	106,883	175,228	569,248	744,476	(74,566)	1925-2015	2012-2016	7-28.5 years
Seattle	3,175	3,072	567,205	253,888	413,514	—	116,459	253,888	529,973	783,861	(48,619)	1890-2015	2012-2016	7-28.5 years
South Florida	5,575	5,505	1,137,196	531,644	895,237	—	158,083	531,644	1,053,320	1,584,964	(107,204)	1922-2014	2012-2016	7-28.5 years
Southern California	4,597	4,492	1,145,440	547,132	701,584	—	174,933	547,132	876,517	1,423,649	(103,935)	1890-2013	2012-2016	7-28.5 years
Tampa	4,930	4,903	700,150	197,411	568,621	—	115,429	197,411	684,050	881,461	(81,666)	1945-2015	2012-2016	7-28.5 years

Total	47,907	47,103	$7,556,521	$2,703,388	$5,730,026	$—	$1,361,431	$2,703,388	$7,091,457	$9,794,845	$(792,330)

(1)	Number of properties represents 48,298 total properties owned less 391 properties classified in other assets, net on the combined and consolidated balance sheets.
(2)	Encumbrances include the number of properties pledged under the credit facility and the number of properties secured by first priority mortgages under the mortgage loans, as well as the aggregate value of outstanding debt attributable to such properties. Excluded from this is the original issue discount, deferred financing costs, 345 held for sale properties with an encumbered balance of $26,824, and 23 sold properties with an outstanding balance of $2,289, which was repaid subsequent to December 31, 2016.
(3)	The gross aggregate cost of total real estate for federal income tax purposes was approximately $9,796,006 (unaudited) as of December 31, 2016.

INVITATION HOMES

Schedule III Real Estate and Accumulated Depreciation

(dollar amounts in thousands)

	Year Ended December 31,
	2016	2015	2014
Residential Real Estate
Balance at beginning of period	$9,596,399	$8,796,708	$7,049,927
Additions during the period
Acquisitions	284,202	790,467	1,404,686
Improvements, etc.	53,182	103,765	301,589
Other	47,877	49,261	54,779
Deductions during the period
Dispositions and other	(136,956)	(143,802)	(14,273)
Reclassifications
Properties held for sale	(49,859)	—	—

Balance at close of period	$9,794,845	$9,596,399	$8,796,708

Accumulated Depreciation
Balance at beginning of period	$(543,698)	$(308,155)	$(101,227)
Depreciation expense	(263,093)	(245,065)	(207,289)
Dispositions and other	9,664	9,522	361
Reclassifications
Properties held for sale	4,797	—	—

Balance at close of period	$(792,330)	$(543,698)	$(308,155)

ANNEX E

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2017

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                  to

Commission File Number 001-38004

Invitation Homes Inc.

(Exact name of registrant as specified in governing instruments)

Maryland	90-0939055
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1717 Main Street, Suite 2000

Dallas, Texas 75201

(Address of principal executive offices)(Zip Code)

(972) 421-3600

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    YES  ☒    NO  ☐

Indicate by check mark whether the Registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit and post such files).    YES  ☒    NO  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    YES  ☐    NO  ☒

As of August 9, 2017, there were 311,354,290 shares of common stock, par value $0.01 per share, outstanding.

INVITATION HOMES INC.

2

FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, and other non-historical statements. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent to the single-family rental industry sector and our business model, macroeconomic factors beyond our control, competition in identifying and acquiring our properties, competition in the leasing market for quality residents, increasing property taxes, homeowners’ association (“HOA”) and insurance costs, our dependence on third parties for key services, risks related to evaluation of properties, poor resident selection and defaults and non-renewals by our residents, performance of our information technology systems, and risks related to our indebtedness. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under Part I. Item 1A. “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2016 (the “Annual Report on Form 10-K”) as such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at http://www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Annual Report on Form 10-K and in our other periodic filings. The forward-looking statements speak only as of the date made, and we expressly disclaim any obligation or undertaking to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except to the extent otherwise required by law.

3

DEFINED TERMS

Prior to the completion of our initial public offering, our business was owned by six holding entities: Invitation Homes L.P., Preeminent Holdings Inc., Invitation Homes 3 L.P., Invitation Homes 4 L.P., Invitation Homes 5 L.P. and Invitation Homes 6 L.P. We refer to these six holding entities collectively as the “IH Holding Entities.” Unless the context suggests otherwise, references to “IH1,” “IH2,” “IH3,” “IH4,” “IH5” and “IH6” refer to Invitation Homes L.P., Preeminent Holdings Inc., Invitation Homes 3 L.P., Invitation Homes 4 L.P., Invitation Homes 5 L.P. and Invitation Homes 6 L.P., respectively, in each case including any wholly owned subsidiaries, if applicable. The IH Holding Entities were under the common control of Blackstone Real Estate Partners VII L.P., an investment fund sponsored by The Blackstone Group L.P., and its general partner and certain affiliated funds and investment vehicles. Investment funds and vehicles associated with or designated by The Blackstone Group L.P. are referred to herein as “Blackstone” or “our Sponsor.” We refer to Blackstone, together with our management and other equity holders, collectively as our “Pre-IPO Owners.” Unless the context suggests otherwise, references in this Quarterly Report on Form 10-Q to “Invitation Homes,” the “Company,” “we,” “our” and “us” refer (1) prior to the consummation of the reorganization transactions described in Part I. Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (the “Pre-IPO Transactions”), to the combined IH Holding Entities and their consolidated subsidiaries, including Invitation Homes Operating Partnership LP (our “Operating Partnership”) and (2) after the consummation of the Pre-IPO Transactions, to Invitation Homes Inc. and its consolidated subsidiaries (including the Operating Partnership and the IH Holding Entities).

In this Quarterly Report on Form 10-Q:

•	“average monthly rent” represents the average of the contracted monthly rent for occupied properties in an identified population of homes for the relevant period and reflects rent concessions amortized over the life of the related lease;

•	“average occupancy” for an identified population of homes represents (i) the number of days that the homes available for lease in such population were occupied, divided by (ii) the total number of available days in the measurement period for the homes in that population;

•	“days to re-resident” for an individual home represents the number of days a home is unoccupied between residents, calculated as the number of days between (i) the date the prior resident moves out of a home, and (ii) the date the next resident is granted access to the same home, which is deemed to be the earlier of (x) the next resident’s contractual lease start date and (y) the next resident’s move-in date;

•	“in-fill” refers to markets, MSAs, submarkets, neighborhoods or other geographic areas that are typified by significant population densities and low availability of land suitable for development into competitive properties, resulting in limited opportunities for new construction;

•	“Metropolitan Statistical Area” or “MSA” is defined by the U.S. Office of Management and Budget as a region associated with at least one urbanized area that has a population of at least 50,000 and comprises the central county or counties containing the core, plus adjacent outlying counties having a high degree of social and economic integration with the central county or counties as measured through commuting;

•	“net effective rental rate growth” for any home represents the difference between the monthly rent from an expiring lease and the monthly rent from the next lease, in each case, net of any amortized concessions. Leases are either renewal leases, where our current resident chooses to stay for a subsequent lease term, or a new lease, where our previous resident moves out and a new resident signs a lease to occupy the same home;

•	“Northern California” includes Modesto, CA, Napa, CA, Oakland-Fremont-Hayward, CA, Sacramento-Arden-Arcade-Roseville, CA, San Jose-Sunnyvale-Santa Clara, CA, Stockton-Lodi, CA, Vallejo-Fairfield, CA and Yuba City, CA;

4

•	“PSF” means per square foot;

•	“Same Store” or “Same Store portfolio” includes, for a given reporting period, homes that have been stabilized (defined as homes that have (i) completed an upfront renovation and (ii) entered into at least one post-renovation Invitation Homes lease) for at least 90 days prior to the first day of the prior-year measurement period and excludes homes that have been sold and homes that have been designated for sale but have not yet entered into a written sale agreement during such reporting period. Same Store portfolios are established as of January 1st of each calendar year. Therefore, any home included in the Same Store portfolio will have satisfied the conditions described in clauses (i) and (ii) above prior to October 3rd of the year prior to the first year of the comparison period. We believe presenting information about the portion of our portfolio that has been fully operational for the entirety of a given reporting period and its prior year comparison period provides investors with meaningful information about the performance of our comparable homes across periods and about trends in our organic business;

•	“South Florida” includes Fort Lauderdale-Pompano Beach-Deerfield Beach, FL, Key West, FL, Miami-Miami Beach-Kendall, FL and West Palm Beach-Boca Raton-Delray Beach, FL;

•	“Southern California” includes Anaheim-Santa Ana-Irvine, CA, Los Angeles-Long Beach-Glendale, CA, Oxnard-Thousand Oaks-Ventura, CA, Riverside-San Bernardino-Ontario, CA and San Diego-Carlsbad-San Marcos, CA;

•	“total homes” or “total portfolio” refers to the total number of homes we own, whether or not stabilized, and excludes any properties previously acquired in purchases that have been subsequently rescinded or vacated. Unless the context otherwise requires, all measures in this prospectus are presented on a total portfolio basis;

•	“turnover rate” represents the number of instances that homes in an identified population become unoccupied in a given period, divided by the number of homes in such population. To the extent the measurement period shown is less than 12 months, the turnover rate will be reflected on an annualized basis; and

•	“Western United States” includes our Southern California, Northern California, Seattle, Phoenix and Las Vegas markets.

5

PART I

FINANCIAL INFORMATION

Item 1. Financial Statements.

INVITATION HOMES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except shares and per share data)

	June 30, 2017	December 31, 2016
	(unaudited)
Assets:
Investments in single-family residential properties:
Land	$2,716,934	$2,703,388
Building and improvements	7,116,587	7,091,457

	9,833,521	9,794,845
Less: accumulated depreciation	(917,961)	(792,330)

Investments in single-family residential properties, net	8,915,560	9,002,515
Cash and cash equivalents	158,934	198,119
Restricted cash	138,264	222,092
Other assets, net	306,568	309,625

Total assets	$9,519,326	$9,732,351

Liabilities:
Mortgage loans, net	$4,158,666	$5,254,738
Term loan facility, net	1,486,529	—
Credit facilities, net	—	2,315,541
Accounts payable and accrued expenses	110,919	88,052
Resident security deposits	88,781	86,513
Other liabilities	30,460	30,084

Total liabilities	5,875,355	7,774,928

Equity:
Shareholders’ equity
Preferred stock, $0.01 par value per share, 900,000,000 shares authorized, none outstanding at June 30, 2017	—	—
Common stock, $0.01 par value per share, 9,000,000,000 shares authorized, 310,376,634 outstanding at June 30, 2017	3,104	—
Additional paid-in capital	3,675,094	—
Accumulated deficit	(38,799)	—
Accumulated other comprehensive income	4,572	—

Total shareholders’ equity	3,643,971	—
Combined equity	—	1,957,423

Total equity	3,643,971	1,957,423

Total liabilities and equity	$9,519,326	$9,732,351

The accompanying notes are an integral part of these condensed consolidated financial statements.

6

INVITATION HOMES INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except shares and per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Rental revenues	$228,504	$219,354	$454,600	$433,677
Other property income	13,712	11,142	26,366	21,321

Total revenues	242,216	230,496	480,966	454,998

Operating expenses:
Property operating and maintenance	92,840	91,281	181,008	176,248
Property management expense	9,135	7,530	20,584	14,923
General and administrative	18,426	15,408	76,692	30,768
Depreciation and amortization	67,515	66,079	135,092	131,781
Impairment and other	706	546	1,910	363

Total operating expenses	188,622	180,844	415,286	354,083

Operating income	53,594	49,652	65,680	100,915

Other income (expenses):
Interest expense	(57,358)	(70,523)	(125,930)	(140,800)
Other, net	(869)	185	(1,095)	32

Total other income (expenses)	(58,227)	(70,338)	(127,025)	(140,768)

Loss from continuing operations	(4,633)	(20,686)	(61,345)	(39,853)
Gain on sale of property, net of tax	10,162	1,020	24,483	10,212

Net income (loss)	$5,529	$(19,666)	$(36,862)	$(29,641)

	Three Months Ended June 30, 2017		February 1, 2017 through June 30, 2017
Net income (loss) available to common shareholders—basic and diluted (Note 12)	$5,420		$(20,092)

Weighted average common shares outstanding—basic	311,771,221		311,723,463

Weighted average common shares outstanding—diluted	312,271,578		311,723,463

Net income (loss) per common share—basic	$0.02		$(0.06)

Net income (loss) per common share—diluted	$0.02		$(0.06)

Dividends declared per common share	$0.06		$0.06

The accompanying notes are an integral part of these condensed consolidated financial statements.

7

INVITATION HOMES INC.

CONDENSED CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME (LOSS)

(in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss)	$5,529	$(19,666)	$(36,862)	$(29,641)
Other comprehensive income (loss):
Unrealized losses on interest rate swaps	(14,759)	—	(4,198)	—
Losses from interest rate swaps reclassified into earnings from accumulated other comprehensive income	6,059	—	8,770	—

Other comprehensive (loss) income	(8,700)	—	4,572	—

Comprehensive loss	$(3,171)	$(19,666)	$(32,290)	$(29,641)

The accompanying notes are an integral part of these condensed consolidated financial statements.

8

INVITATION HOMES INC.

CONDENSED CONSOLIDATED STATEMENT OF EQUITY

For the Six Months Ended June 30, 2017

(in thousands, except share information)

(unaudited)

		Common Stock
	Combined Equity	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Equity
Balance as of December 31, 2016	$1,957,423	—	$—	$—	$—	$—	$1,957,423
Net loss	(16,879)	—	—	—	—	—	(16,879)
Redemption of Series A Preferred Stock	(1,153)	—	—	—	—	—	(1,153)
Distribution of Class B notes receivable	(19,686)	—	—	—	—	—	(19,686)
Cancelation/distribution of Class B notes receivable	19,686	—	—	—	—	—	19,686
Share-based compensation expense	12,001	—	—	—	—	—	12,001
Accrued interest on Class B notes	15	—	—	—	—	—	15

Balance as of January 31, 2017	1,951,407	—	—	—	—	—	1,951,407
Pre-IPO Transactions (see Note 1)	(1,951,407)	221,826,634	2,218	1,949,189	—	—	—
Issuance of common stock — IPO	—	88,550,000	886	1,691,172	—	—	1,692,058
Offering costs	—	—	—	(5,726)	—	—	(5,726)
Net loss	—	—	—	—	(19,983)	—	(19,983)
Dividends declared	—	—	—	—	(18,816)	—	(18,816)
Share-based compensation expense	—	—	—	40,459	—	—	40,459
Total other comprehensive income	—	—	—	—	—	4,572	4,572

Balance as of June 30, 2017	$—	310,376,634	$3,104	$3,675,094	$(38,799)	$4,572	$3,643,971

The accompanying notes are an integral part of these condensed consolidated financial statements.

9

INVITATION HOMES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Six Months Ended June 30,
	2017	2016
Operating Activities:
Net loss	$(36,862)	$(29,641)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	135,092	131,781
Share-based compensation expense	52,460	8,312
Amortization of deferred leasing costs	6,226	7,212
Amortization of deferred financing costs	16,355	26,981
Amortization of discount on mortgage loans	114	2,835
Provisions for impairment	1,132	519
Gain on sale of property, net of tax	(24,483)	(10,212)
Paid in kind interest on warehouse loan	—	995
Change in fair value of derivative instruments	3,802	—
Other noncash amounts included in net loss	(922)	(789)
Change in operating assets and liabilities:
Restricted cash related to security deposits	(2,632)	(4,095)
Other assets, net	(8,564)	(13,837)
Accounts payable and accrued expenses	24,054	30,976
Resident security deposits	2,268	4,112
Other liabilities	(814)	976

Net cash provided by operating activities	167,226	156,125

Investing Activities:
Changes in amounts deposited and held by others	89	2,207
Acquisition of single-family residential properties	(84,632)	(205,932)
Initial renovations to single-family residential properties	(13,026)	(34,464)
Other capital expenditures for single-family residential properties	(21,133)	(21,308)
Corporate capital expenditures	(1,494)	(2,510)
Proceeds from sale of residential properties	129,239	83,940
Purchases of investments in debt securities	(51,920)	(16,036)
Repayment proceeds from retained debt securities	30,916	—
Changes in restricted cash	86,460	(12,346)

Net cash provided by (used in) investing activities	74,499	(206,449)

Financing Activities:
Contributions	—	138,002
Dividends paid	(18,816)	—
Redemption of Series A preferred stock	(1,153)	—
Proceeds from initial offering, net of underwriting discounts	1,692,058	—
Offering costs paid	(2,757)	—
Proceeds from credit facilities	—	184,021
Payments on credit facilities	(2,321,585)	(111,661)
Proceeds from mortgage loans	996,420	—
Payments on mortgage loans	(2,083,012)	(30,738)
Proceeds from term loan facility	1,500,000	—
Payments on warehouse loans	—	(95,895)
Deferred financing costs paid	(42,065)	(8,669)

Net cash (used in) provided by financing activities	(280,910)	75,060

10

INVITATION HOMES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(in thousands)

(unaudited)

	For the Six Months Ended June 30,
	2017	2016
Change in cash and cash equivalents	(39,185)	24,736
Cash and cash equivalents, beginning of period	198,119	274,818

Cash and cash equivalents, end of period	$158,934	$299,554

Supplemental cash flow disclosures:
Interest paid, net of amounts capitalized	$110,561	$110,268
Cash paid for income taxes	1,987	—
Noncash investing and financing activities:
Accrued renovation improvements at period end	$3,868	$8,037
Accrued residential property capital improvements at period end	3,754	3,505
Transfer of residential property, net to other asset, net for held for sale assets	41,278	3,669
Reclassification of offering costs from other assets to additional paid-in capital	2,969	—
Change in other comprehensive income from cash flow hedges	4,572	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

11

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

Note 1—Organization and Formation

Invitation Homes Inc. (“INVH”) was formed for the purpose of owning, renovating, leasing, and operating single-family residential properties. On February 6, 2017, INVH completed an initial public offering (“IPO”) of 88,550,000 shares of common stock at a price to the public of $20.00 per share. An additional 221,826,634 shares of common stock were issued to the Pre-IPO Owners (as defined below).

Prior to the IPO, we conducted our business through a combination of entities formed by Blackstone Real Estate Partners VII L.P. (“BREP VII”), an investment fund sponsored by The Blackstone Group L.P., along with BREP VII’s affiliated side-by-side funds and co-investment vehicles (“BREP VII and Affiliates”). The first Invitation Homes partnership was formed on June 12, 2012, through the establishment of Invitation Homes L.P. (“IH1”) and its wholly-owned subsidiary, THR Property Management L.P. (the “Manager”). Preeminent Holdings, Inc. (“IH2”) was created on February 14, 2013, Invitation Homes 3 L.P. (“IH3”) on August 8, 2013, Invitation Homes 4 L.P. (“IH4”) on January 10, 2014, Invitation Homes 5 L.P. (“IH5”) on August 22, 2014, and Invitation Homes 6 L.P. (“IH6”) on June 15, 2015 (collectively with IH1, the “Invitation Homes Partnerships”). Through the Manager, we provide all management and other administrative services with respect to the properties we own. The collective owners of the Invitation Homes Partnerships are referred to as the “Pre-IPO Owners.”

Invitation Homes Operating Partnership LP (the “Operating Partnership”) and its general partner, Invitation Homes OP GP LLC (the “OP General Partner”), were formed by one of our Pre-IPO Owners on December 14, 2016. The Operating Partnership began negotiating and entering into certain debt and hedge instruments upon its inception in anticipation of our IPO.

Prior to the IPO, the Invitation Homes Partnerships and the Operating Partnership were under the common control of BREP VII and Affiliates. BREP VII and Affiliates had the ability to control each of the Invitation Homes Partnerships and manage and operate the Invitation Homes Partnerships through the Manager and a common board of directors. As such prior to the IPO, our historical financial statements include assets, liabilities and results of operations of the Operating Partnership and the Invitation Homes Partnerships and their consolidated subsidiaries on a combined and consolidated basis.

As a result of the Pre-IPO Transactions described below, IH2 was effectively merged into INVH (and the assets and liabilities of IH2 were contributed to the Operating Partnership), and the remaining Invitation Homes Partnerships became wholly owned subsidiaries of INVH through the Operating Partnership.

On October 4, 2016, INVH was incorporated in the State of Delaware and was capitalized as of that date by an investment from one of our Pre-IPO Owners. Since inception, and through the date of the Pre-IPO Transactions (as described below), INVH did not engage in any business or activity. On February 6, 2017, INVH changed its jurisdiction of incorporation to Maryland. The Pre-IPO Transactions also included amendments to the INVH charter which provide for the issuance of up to 9,000,000,000 shares of common stock and 900,000,000 shares of preferred stock, $0.01 par value per share.

Our organizational structure includes several wholly owned subsidiaries that were formed to facilitate our financing arrangements (the “Borrower Entities”). These Borrower Entities are used to align the ownership of our single-family residential properties with individual debt instruments. Collateral for the individual debt instruments is in the form of equity interests in the Borrower Entities or in pools of single-family residential properties owned either directly by the Borrower Entities or indirectly by their wholly owned subsidiaries (see Note 6).

12

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

References to “Invitation Homes,” the “Company,” “we,” “our,” and “us” refer, collectively, to INVH, IH1, IH2, IH3, IH4, IH5, IH6, the Manager, and the Operating Partnership.

Pre-IPO Transactions

On January 31, 2017, we effected certain transactions (the “Pre-IPO Transactions”) that resulted in the Operating Partnership holding, directly or indirectly, all of the assets, liabilities, and results of operations of the Invitation Homes Partnerships, including the full portfolio of homes held by the Invitation Homes Partnerships. As a result of the Pre-IPO Transactions, the Operating Partnership is wholly owned by INVH directly and through its wholly owned subsidiary, the OP General Partner. More specifically:

•	INVH acquired all of the assets, liabilities, and operations held directly or indirectly by IH2 through certain mergers and related transactions as follows:

•	IH2 Property Holdings Inc., a parent entity of IH2, merged with and into INVH, with INVH as the entity surviving the merger (the “IH2 Property Holdings Merger”), and the issued and outstanding shares of IH2 Property Holdings Inc., all of which were held by certain of the Pre-IPO Owners, were converted into newly issued shares of common stock of INVH; and

•	following the IH2 Property Holdings Merger, IH2 merged with and into INVH, with INVH as the entity surviving the merger (the “IH2 Merger”). In the IH2 Merger, all of the shares of common stock of IH2 issued and outstanding immediately prior to such merger, other than the shares held by INVH, were converted into shares of newly issued common stock of INVH. As a result of the IH2 Merger, INVH holds all of the assets and operations held directly or indirectly by IH2 prior to such merger;

•	prior to the IH2 Merger, our Pre-IPO Owners contributed to INVH their interests in each of the other Invitation Homes Partnerships (other than IH2) in exchange for newly-issued shares of INVH; and

•	INVH contributed to the Operating Partnership all of the interests in the Invitation Homes Partnerships (other than IH2, the assets, liabilities and operations of which were contributed to the Operating Partnership).

The Pre-IPO Transactions were accounted for as a reorganization of entities under common control utilizing historical cost basis.

Note 2—Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and with the rules and regulations of the Securities and Exchange Commission for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with our audited combined and consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2016. Subsequent to the date of the Pre-IPO Transactions, these condensed consolidated financial statements include the accounts of INVH and its wholly owned subsidiaries. Prior to the date of the Pre-IPO

13

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

Transactions, these combined and consolidated financial statements include the combined accounts of the Operating Partnership and the Invitation Homes Partnerships and their wholly owned subsidiaries.

All intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements. In the opinion of management, all adjustments which are of a normal recurring nature considered necessary for a fair presentation of our interim financial statements have been included in these condensed consolidated financial statements. Operating results for the six months ended June 30, 2017 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2017.

We consolidate entities when we own, directly or indirectly, a majority interest in the entity or are otherwise able to control the entity. We consolidate variable interest entities (“VIEs”) in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation, if we are the primary beneficiary of the VIE as determined by our power to direct the VIE’s activities and the obligation to absorb its losses or the right to receive its benefits, which are potentially significant to the VIE. A VIE is broadly defined as an entity with one or more of the following characteristics: (a) the total equity investment at risk is insufficient to finance the entity’s activities without additional subordinated financial support; (b) as a group, the holders of the equity investment at risk lack (i) the ability to make decisions about the entity’s activities through voting or similar rights, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests, and substantially all of the entity’s activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights.

Adoption of New Accounting Standards

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Early adoption is permitted only for transactions that occurred before the issuance date of the guidance and has not been previously reported in issued financial statements. Effective January 1, 2017, we adopted ASU 2017-01, and the adoption of this standard had no material impact on our condensed consolidated financial statements for any period presented.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Effective January 1, 2017, we adopted ASU 2016-09, and the adoption of this standard had no impact on our condensed consolidated financial statements for any period presented.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These estimates are inherently subjective in nature and actual results could differ from those estimates.

14

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

Accounting Policies

There have been no changes to our significant accounting policies that have had a material impact on our condensed consolidated financial statements and related notes, compared to those policies disclosed in our audited combined and consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 other than as disclosed below.

Investments in Single-Family Residential Properties

Upon acquisition, we evaluate our acquired single-family residential properties for purposes of determining whether a transaction should be accounted for as an asset acquisition or business combination. Upon adoption of ASU 2017-01, our purchases of homes are treated as acquisitions and are recorded at their purchase price which is allocated between land, building and improvements, and in-place lease intangibles (when a tenant is in place at the acquisition date) based upon their relative fair values at the date of acquisition. The purchase price for purposes of this allocation is inclusive of acquisition costs which typically include legal fees, bidding service and title fees, payments made to cure tax, utility, homeowners’ association (“HOA”), and other mechanic’s and miscellaneous liens, as well as other closing costs. The fair values of acquired in-place lease intangibles, if any, are based on the costs to execute similar leases, including commissions and other related costs. The origination value of in-place lease intangibles also includes an estimate of lost rent revenue at in-place rental rates during the estimated time required to lease the property. The in-place lease intangibles are amortized over the life of the leases and are recorded in other assets, net on our condensed consolidated balance sheets.

Prior to our adoption of ASU 2017-01 effective January 1, 2017, acquisition costs for transactions accounted for as business combinations were expensed in the period in which they were incurred and were reflected in other expenses in the accompanying condensed consolidated statements of operations.

Earnings per Share

We use the two-class method to compute basic and diluted earnings (loss) per common share (“EPS”) because certain of our restricted stock units and restricted stock awards (see Share-Based Compensation Expense below) are participating securities as defined by GAAP. We compute basic EPS by dividing net income (loss) available to common shareholders for the period by the weighted-average number of common shares outstanding for the period, adjusted to exclude non-vested shares of RSUs and RSAs. Diluted EPS is similar to computing basic EPS, except that the denominator is increased to include the dilutive effects of non-vested RSUs and RSAs except when doing so would be anti-dilutive. Prior to the IPO, our business was conducted through the Invitation Homes Partnerships which did not have a common capital structure upon which to compute historical EPS. Accordingly, EPS has not been presented for historical periods prior to the IPO.

Derivatives

We enter into interest rate swap and interest rate cap agreements (collectively, “Hedging Derivatives”) for interest rate risk management purposes. We do not enter into Hedging Derivatives for trading or other speculative purposes, and all of our Hedging Derivatives are carried at fair value on our condensed consolidated balance sheets. Designated hedges are derivatives that meet the criteria for hedge accounting and that we have elected to designate as hedges. Non-designated hedges are derivatives that do not meet the criteria for hedge accounting or that we have not elected to designate as hedges.

Pursuant to the terms of certain of our mortgage loans, we are required to maintain interest rate caps. We have elected not to designate these interest cap agreements for hedge accounting (collectively, the “Non-

15

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

Designated Hedges”). We enter into interest rate swap agreements to hedge the risk arising from changes in our interest payments on variable-rate debt due to changes in the one-month London Interbank Offered Rate (“LIBOR”). In connection with the Pre-IPO Transactions, as of January 31, 2017, we have elected to account for our interest rate swap agreements as effective cash flow hedges (collectively, the “Designated Hedges”). We assess the effectiveness of these interest rate swap cash flow hedging relationships on an ongoing basis. The effect of these interest rate cap agreements and interest rate swap agreements is to reduce the variability of interest payments due to changes in LIBOR.

The fair value of Hedging Derivatives that are in an asset position are included in other assets, net and those in a liability position are included in other liabilities on our condensed consolidated balance sheets. For Non-Designated Hedges, the related changes in fair value are reflected within interest expense in the condensed consolidated statements of operations. For Designated Hedges, the effective portion of the related changes in fair value is reported as a component of other comprehensive income (loss) on our condensed consolidated balance sheets and reclassified into earnings as interest expense in our condensed consolidated statements of operations when the hedged transactions affect earnings; the ineffective portion of the changes in fair value is reflected directly within interest expense in the condensed consolidated statements of operations. See Note 7 for further discussion of derivative financial instruments.

Share-Based Compensation Expense

Prior to the IPO, we recognized share-based compensation expense for incentive compensation units granted by the Invitation Homes Partnerships (the “Class B Units”). In connection with and subsequent to the IPO, we issued restricted stock units (“RSUs”) that settle in shares of common stock and restricted shares of common stock (“RSAs”) for which share-based compensation expense is recognized.

We recognized share-based compensation expense for the Class B Units based on the estimated fair value of the Class B Units and vesting conditions of the related incentive unit agreements. Since the Class B Units granted by IH1 were granted to employees of the Manager, a wholly owned subsidiary of IH1, the related share-based compensation expense was based on the grant-date fair value of the units and recognized in expense over the service period. Because units in IH2, IH3, IH4, IH5, and IH6 were granted to non-employees of those respective partnerships, fair value was remeasured for non-vested units at the end of each reporting period. The fair value of the Class B Units was determined based on a valuation model that took into account discounted cash flows and a market approach based on comparable companies and transactions.

We recognize share-based compensation expense for the RSUs and RSAs based on their grant-date fair value, net of expected forfeitures, over the service period from the grant date to vest date for each tranche or when any applicable performance conditions are met in accordance with the related RSU and RSA agreements. The grant-date fair value of RSUs and RSAs is generally based on the closing price of our common stock on the grant date except for market based RSU grant-date fair values which are based on Monte-Carlo option pricing models.

Additional compensation expense is recognized if modifications to existing incentive compensation unit, RSU, or RSA agreements result in an increase in the post-modification fair value of the units that exceeds their pre-modification fair value. Share-based compensation expense is presented as a component of general and administrative expense and property management expense in our condensed consolidated statements of operations. See Note 10 for further discussion of share-based compensation expense.

16

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

Income Taxes

As a result of the Pre-IPO Transactions more fully described in Note 1, the Invitation Homes Partnerships transferred all assets, liabilities, and operations to INVH through certain mergers and related transactions, including the IH2 Property Holdings Merger. IH2 Property Holdings Inc. had previously elected to qualify as a Real Estate Investment Trust “REIT” for United States federal income tax purposes commencing with its taxable year ended December 31, 2013. Effective upon consummation of the IH2 Property Holdings Merger, INVH became subject to such REIT election.

We intend to continue to operate as a REIT, and our current and continuing qualification as a REIT depends on our ability to meet the various requirements imposed by the Internal Revenue Code of 1986, as amended (the “Code”), which are related to organizational structure, distribution levels, diversity of stock ownership and certain restrictions with regard to owned assets and categories of income. If we qualify for taxation as a REIT, we will generally not be subject to United States federal corporate income tax on our taxable income that is currently distributed to shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from an investment in a corporation. If we fail to qualify as a REIT in any taxable year, we will be subject to federal taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for subsequent taxable years.

Even if we qualify as a REIT, we may be subject to United States federal income and excise taxes in various situations, such as on our undistributed income. We also will be required to pay a 100% tax on any net income on non-arm’s length transactions between us and a TRS, defined below, and on any net income from sales of assets that were held for sale to customers in the ordinary course. In addition, we could also be subject to the alternative minimum tax on items of tax preference. State and local tax laws may not conform to the United States federal income tax treatment, and we may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business. Any taxes imposed on us reduce our operating cash flow and net income.

As part of the formation of INVH, each of the Invitation Homes Partnerships (other than IH2) transferred assets into INVH solely in exchange for shares of common stock. Certain of the assets contributed contained built-in gains. Prior to the Pre-IPO Transactions, the contributing partnerships had indirect C corporation partners to which a portion of the built-in gain would be allocated. As a result, if we dispose of any such assets during the five-year period following the date the REIT acquired such assets, we will be subject to the regulations under Section 337(d) of the Code. In general terms, such regulations subject the REIT to the maximum corporate level tax rate on the lesser of (i) such built-in gains and (ii) the gain recognized by the REIT upon a taxable disposition of the contributed assets. We may, however, choose not to sell such assets during such five-year period or to sell them in a non-taxable transaction. As such, the potential taxes associated with these built-in gains are not estimable.

Certain of our operations or a portion thereof, are conducted through taxable REIT subsidiaries, each of which we refer to as a TRS. A TRS is a subsidiary C-corporation that has not elected REIT status and as such is subject to United States federal and state corporate income tax. We use TRS entities to facilitate our ability to perform non-real estate related activities and/or perform non-customary services for residents that cannot be offered directly by a REIT.

For our TRS entities, deferred income taxes result from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for United States federal

17

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

income tax purposes and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse. We reduce deferred tax assets by recording a valuation allowance when we determine, based on available evidence, that it is more likely than not that the assets will not be realized. We recognize the tax consequences associated with intercompany transfers between the REIT and TRS entities when the related assets affect our GAAP net income or loss, generally through depreciation, impairment losses, or sales to third-party entities.

Tax benefits associated with uncertain tax positions are recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position.

We file income tax returns in the United States federal jurisdiction as well as various state and local jurisdictions. Our filings are subject to normal reviews by regulatory agencies until the related statute of limitations expires, with open tax years varying based upon the date of incorporation of the specific entity. The years open to examination range from 2013 to present.

Recent Accounting Pronouncements

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies the definition of modification with the objective of evaluating whether modification accounting should be applied when there are changes to the terms or conditions of a share-based payment award. The guidance will be effective for us for annual reporting periods beginning after December 15, 2017, and for interim periods within those annual periods with early adoption permitted. We are currently assessing the impact of the guidance on our condensed consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires that period changes in the total of cash, cash equivalents, and amounts generally described as restricted cash or cash equivalents are explained in the statement of cash flow. Thus, amounts generally described as restricted cash and restricted cash equivalents will be included with cash and cash equivalents when reconciling the beginning and ending balances shown in the statement of cash flows. The guidance will be effective for us for annual reporting periods beginning after December 15, 2017, and for interim periods within those annual periods with early adoption permitted. We are currently assessing the impact of the guidance on our condensed consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which clarifies the classification of certain cash receipts and cash payments including debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, proceeds from the settlement of insurance claims, and beneficial interests in securitization transactions. The new standard will be effective for us for annual reporting periods beginning after December 15, 2017, and for interim periods within those annual periods. We are currently evaluating the impact of the guidance on our condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which will require lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than one year. Lessor accounting will remain similar to lessor accounting under current GAAP, while aligning with the FASB’s new revenue recognition guidance. The new standard will be effective for us for annual reporting periods beginning after December 15, 2018, and for interim periods within those annual periods, with

18

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

early adoption permitted. We are currently evaluating the impact of the guidance on our condensed consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which amends certain aspects of recognition, measurement, presentation and disclosure of financial instruments, including the requirement to measure certain equity investments at fair value with changes in fair value recognized in net income. The new standard will be effective for us for annual reporting periods beginning after December 15, 2017, and for interim periods within those annual periods. We are currently evaluating the impact of the guidance on our condensed consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which provides guidance on revenue recognition and supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, most industry-specific guidance and some cost guidance included in Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts. The standard’s core principle is that a company recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under current guidance. These judgments may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract. The guidance will be effective for us for annual reporting periods beginning after December 15, 2017, and for interim periods within those annual periods. At that time, we may adopt the full retrospective approach or the modified retrospective approach. Early adoption is permitted only as of annual reporting periods, and interim periods therein, beginning after December 15, 2016. We are currently evaluating the method of adoption of this guidance and do not anticipate that the adoption of this guidance will have a material impact on our condensed consolidated financial statements as most of our revenue is from rental revenues, which this standard does not cover.

Note 3—Investments in Single-Family Residential Properties

The following table sets forth the net carrying amount associated with our properties by component:

	June 30, 2017	December 31, 2016
Land	$2,716,934	$2,703,388
Single-family residential property	6,856,390	6,829,579
Capital improvements	228,419	229,890
Equipment	31,778	31,988

Total gross investments in the properties	9,833,521	9,794,845
Less: accumulated depreciation	(917,961)	(792,330)

Investments in single-family residential properties, net	$8,915,560	$9,002,515

As of June 30, 2017 and December 31, 2016, the carrying amount of the residential property above included $121,831 and $122,009, respectively, of capitalized acquisition costs (excluding purchase price), along with $61,970 and $62,169, respectively, of capitalized interest, $25,907 and $26,050, respectively, of capitalized

19

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

property taxes, $4,729 and $4,764, respectively, of capitalized insurance, and $2,879 and $2,890, respectively, of capitalized HOA fees.

During the three months ended June 30, 2017 and 2016, we recognized $66,699 and $64,775, respectively, of depreciation expense related to the components of the properties, and $816 and $1,304, respectively, of depreciation and amortization related to corporate furniture and equipment. These amounts are included in depreciation and amortization on the condensed consolidated statements of operations. Further, during the three months ended June 30, 2017 and 2016, impairments totaling $95 and $519, respectively, have been recognized and are included in impairment and other on the condensed consolidated statements of operations.

During the six months ended June 30, 2017 and 2016, we recognized $133,352 and $129,184, respectively, of depreciation expense related to the components of the properties, and $1,740 and $2,597, respectively, of depreciation and amortization related to corporate furniture and equipment. These amounts are included in depreciation and amortization on the condensed consolidated statements of operations. Further, during the six months ended June 30, 2017 and 2016, impairments totaling $1,132 and $519, respectively, have been recognized and are included in impairment and other on the condensed consolidated statements of operations.

Note 4—Restricted Cash

Pursuant to the terms of the credit facility agreements and the mortgage loans described in Note 6, we are required to establish, maintain, and fund from time to time (generally either monthly or at the time borrowings are funded) certain specified reserve accounts. These reserve accounts include, but are not limited to, the following types of accounts: (i) completion reserves; (ii) renovation reserves; (iii) leasing commission reserves; (iv) debt service reserves; (v) property tax reserves; (vi) insurance premium and deductible reserves; (vii) standing reserves; (viii) special reserves; (ix) termination fee reserves; (x) eligibility reserves; (xi) collections; and (xii) non-conforming property reserves. In February 2017, the credit facilities were repaid in full and all related reserve accounts were released. Prior to that time, the credit facility reserve accounts were under the sole control of the Administrative Agent, as defined in the credit facility agreements. The reserve accounts associated with the mortgage loans are under the sole control of the loan servicer. Additionally, we hold security deposits pursuant to resident lease agreements that are required to be segregated. Accordingly, amounts funded to these reserve accounts and security deposit accounts have been classified within our condensed consolidated balance sheets as restricted cash. We also hold letters of credit as required by certain of our insurance policies.

The amounts funded, and to be funded, to the reserve accounts are subject to formulae included in the credit facility agreements and mortgage loan agreements and are to be released to us subject to certain conditions specified therein being met. To the extent that an event of default were to occur, the loan servicer (as it relates to the mortgage loans) has discretion to use such funds to either settle the applicable operating expenses to which such reserves relate or reduce the allocated loan amount associated with a residential property of ours.

20

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

As of June 30, 2017 and December 31, 2016, the balances in our restricted cash accounts are as set forth in the table below. At December 31, 2016, no amounts were funded to the completion, renovation, leasing commission, debt service, termination fee, and nonconforming property reserve accounts as the conditions specified in the credit facility agreements that require such funding did not exist, and none are required at June 30, 2017 as the credit facilities had been repaid in full.

	June 30, 2017	December 31, 2016
Resident security deposits	$88,871	$86,239
Collections	12,281	42,767
Property taxes	32,449	52,256
Insurance premium and deductible	—	4,432
Standing and capital expenditure reserves	1,754	24,409
Special reserves	—	34
Eligibility reserves	398	9,274
Letters of credit	2,511	2,681

Total	$138,264	$222,092

Note 5—Other Assets

At June 30, 2017 and December 31, 2016, the balances in other assets, net are as follows:

	June 30, 2017	December 31, 2016
Investments in debt securities, net	$230,498	$209,337
Held for sale assets(1)	11,191	45,062
Prepaid expenses	25,418	21,883
Deferred leasing costs, net	7,327	7,710
Rent and other receivables, net	9,847	11,604
Deferred financing costs, net	8,689	—
Interest rate swap hedges (see Note 7)	2,955	—
Corporate fixed assets, net	6,001	6,247
Other	4,642	7,782

Total	$306,568	$309,625

(1)	As of June 30, 2017 and December 31, 2016 (unaudited), 74 and 391 properties, respectively, were classified as held for sale.

Investments in Debt Securities, net

In connection with certain of the Securitizations, as defined in Note 6, we previously acquired $193,045 of Class G certificates. In 2016, we purchased $16,423 of Class F certificates, which had an unamortized discount of $33 and $131 as of June 30, 2017 and December 31, 2016, respectively. During the six months ended June 30, 2017, we purchased $55,500 of Class B certificates, which had an unamortized discount of $3,521 as of June 30, 2017, and received repayments of $30,916 from retained debt securities. These investments in debt securities are classified as held to maturity investments (for additional information about the Securitizations, see

21

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

Note 6). As of June 30, 2017 and December 31, 2016, there were no other than temporary impairments. As of June 30, 2017, the Class F and G certificates are scheduled to mature over the next 3 to 14 months, and the Class B certificates are scheduled to mature in 10 years.

Rent and Other Receivables, net

We lease our properties to residents pursuant to leases that generally have an initial contractual term of at least 12 months, provide for monthly payments, and are cancelable by the resident and us under certain conditions specified in the related lease agreements.

Included in other assets, net within the condensed consolidated balance sheets, is an allowance for doubtful accounts of $1,359 and $1,183, as of June 30, 2017 and December 31, 2016, respectively.

Deferred Financing Costs, net

In connection with our Revolving Facility (as defined in Note 6), we incurred $9,673 of financing costs during the six months ended June 30, 2017, which have been deferred as other assets, net on our condensed consolidated balance sheet due to the line of credit features of the Revolving Facility. These deferred financing costs are being amortized as interest expense on a straight line basis over the term of the Revolving Facility.

Note 6—Debt

Mortgage Loans

As of June 30, 2017, we have completed eight securitization transactions (the “Securitizations” or the “mortgage loans”) collateralized by homes owned by the respective Invitation Homes Borrower Entities. The proceeds from the mortgage loans were used to fund (i) partial repayments of the then-outstanding IH1 and IH2 credit facilities and other securitizations, (ii) initial deposits in the reserve accounts, (iii) closing costs in connection with the mortgage loans, (iv) general costs associated with our operations, and (v) distributions and dividends to the Pre-IPO Owners.

The following table sets forth a summary of the mortgage loan indebtedness as of June 30, 2017 and December 31, 2016:

				Outstanding Principal Balance(3)
	Maturity Date	Interest Rate(2)	Range of Spreads	June 30, 2017(4)	December 31, 2016
IH1 2013-1	N/A	N/A	115-365 bps	$—	$462,431
IH1 2014-1	N/A	N/A	100-375 bps	—	978,231
IH1 2014-2(1)(5)	September 9, 2018	3.13%	110-400 bps	704,523	710,664
IH1 2014-3(1)	December 9, 2017	3.56%	120-500 bps	147,634	766,753
IH2 2015-1, net(1)(6)	March 9, 2018	3.60%	145-430 bps	529,497	531,318
IH2 2015-2(1)	June 9, 2018	3.18%	135-370 bps	628,988	630,283
IH2 2015-3(1)(7)	August 9, 2018	3.41%	130-475 bps	1,170,395	1,184,314
IH1 2017-1, net(8)	June 9, 2027	4.17%	N/A	996,479	—

Total Securitizations				4,177,516	5,263,994
Less deferred financing costs, net				(18,850)	(9,256)

Total				$4,158,666	$5,254,738

22

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

(1)	The initial maturity term of each of these mortgage loans is two years, individually subject to three, one-year extension options at the borrower’s discretion (provided that there is no continuing event of default under the loan agreement and the borrower obtains a replacement interest rate cap agreement in a form reasonably acceptable to the lender). Our IH1 2014-3, IH2 2015-1, IH2 2015-2, and IH2 2015-3 mortgage loans have exercised the first extension options, and IH1 2014-2 has exercised the second option. The maturity dates above are reflective of all extensions that have been exercised.
(2)	For each of our first seven mortgage loans, interest rates are based on a weighted average spread to LIBOR; as of June 30, 2017 LIBOR was 1.23%. Our IH1 2017-1 mortgage loan bears interest at a fixed rate of 4.17% per annum equal to the market determined pass-through rate payable on the certificates, plus applicable servicing fees.
(3)	Outstanding Principal Balance is net of discounts and does not include capitalized deferred financing costs, net.
(4)	From July 1, 2017 to August 7, 2017, we made prepayments of $848 on our mortgage loans related to the disposition of properties.
(5)	On August 3, 2017, we exercised our second one-year extension option on IH1 2014-2, extending the maturity from September 9, 2017 to September 9, 2018 (see Note 15).
(6)	Net of unamortized discount of $0 and $55 as of June 30, 2017 and December 31, 2016, respectively.
(7)	On July 12, 2017, we exercised our first one-year extension option on IH2 2015-3, extending the maturity from August 9, 2017 to August 9, 2018 (see Note 15).
(8)	Net of unamortized discount of $3,521 as of June 30, 2017.

Securitization Transactions

IH1 2013-1: In November 2013, we completed our first securitization transaction (“IH1 2013-1”), in which 2013-1 IH Borrower L.P. (“S1 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH1, executed a loan agreement with a third-party lender. The third-party lender made a six component term loan to S1 Borrower in the amount of $479,137. All six components of the loan were sold at par. On February 6, 2017, the outstanding balance of IH1 2013-1 was repaid in full.

IH1 2014-1: In May 2014, we completed our second securitization transaction (“IH1 2014-1”), in which 2014-1 IH Borrower L.P. (“S2 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH1, executed a loan agreement with a third-party lender. The third party lender made a six component term loan to S2 Borrower in the amount of $993,738. All six components of the loan were sold at par. On February 6, 2017 and March 9, 2017, we made voluntary prepayments of $291,500 and $260,000, respectively. On April 28, 2017, the outstanding balance of IH1 2014-1 was repaid in full.

IH1 2014-2: In August 2014, we completed our third securitization transaction (“IH1 2014-2”), in which 2014-2 IH Borrower L.P. (“S3 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH1, executed a loan agreement with a third-party lender. The third-party lender made a term loan comprised of (1) six floating rate components and (2) one fixed rate component to S3 Borrower in the amount of $719,935. Of the seven loan components, the Class A, B, C, D and G certificates were sold at par; however, the Class E and F certificates were sold at a total discount of $3,970. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning October 9, 2014 and continuing monthly thereafter.

IH1 2014-3: In November 2014, we completed our fourth securitization transaction (“IH1 2014-3”), in which 2014-3 IH Borrower L.P. (“S4 Borrower”), a newly-formed special purpose entity and wholly owned

23

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

subsidiary of IH1, executed a loan agreement with a third-party lender. The third-party lender issued a term loan comprised of (1) six floating rate components and (2) one fixed rate component to S4 Borrower in the amount of $769,322. Of the seven components, the Class B and G certificates were sold at par; however, the Class A, C, D, E and F certificates were sold at a total discount of $7,235. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning December 9, 2014 and continuing monthly thereafter. On May 9, 2017 and June 9, 2017, we made voluntary prepayments of $510,000 and $100,000, respectively, from the proceeds of IH1 2017-1 securitization transaction and cash flows from operations.

IH2 2015-1: In January 2015, we completed our fifth securitization transaction (“IH2 2015-1”), in which 2015-1 IH2 Borrower L.P. (“S5 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH2, executed a loan agreement with a third-party lender. The third-party lender made a seven component term loan to S5 Borrower in the amount of $540,854. Six of the seven components, the Class A, B, C, D, E, and G certificates were sold at par; however, the Class F certificates were sold at a total discount of $622. The unamortized balance of this discount is included in mortgage loans, net on our condensed consolidated balance sheets as of June 30, 2017 and December 31, 2016. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning March 9, 2015 and continuing monthly thereafter.

IH2 2015-2: In April 2015, we completed our sixth securitization transaction (“IH2 2015-2”), in which 2015-2 IH2 Borrower L.P. (“S6 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH2, executed a loan agreement with a third-party lender. The third-party lender made a seven component term loan to S6 Borrower in the amount of $636,686. All of the components of the loan were sold at par. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning June 9, 2015 and continuing monthly thereafter.

IH2 2015-3: In June 2015, we completed our seventh securitization transaction (“IH2 2015-3”), in which 2015-3 IH2 Borrower L.P. (“S7 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH2, executed a loan agreement with a third-party lender. The third-party lender made a seven component term loan to S7 Borrower in the amount of $1,193,950. All of the components of the loan were sold at par. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning August 7, 2015 and continuing monthly thereafter.

IH1 2017-1: In April 2017, we completed our eighth securitization transaction (“IH1 2017-1”), in which 2017-1 IH Borrower L.P. (“S9 Borrower”), a special purpose entity previously formed in connection with IH1 2014-1 and wholly owned subsidiary of IH1, entered into a loan agreement with Wells Fargo Bank, National Association (the “FNMA Loan”), providing for a ten-year, fixed rate mortgage loan comprised of two components with a total principal amount of $1,000,000, secured by first priority mortgages on a portfolio of 7,204 of our homes. The Class A certificates, which benefit from Fannie Mae’s guaranty of timely payment of principal and interest, were sold at par. The Class B certificates represent a beneficial interest in the most subordinate component of the FNMA Loan and were sold at a total discount of $3,580. The unamortized balance of this discount is included in mortgage loans, net on our condensed consolidated balance sheet as of June 30, 2017. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning June 9, 2017 and continuing monthly thereafter.

Concurrent with the execution of each loan agreement, the respective third-party lender sold each loan it originated with us to individual depositor entities (the “Depositor Entities”) who subsequently transferred each

24

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

loan to Securitization-specific trust entities (the “Trusts”). The Depositor Entities associated with the IH1 2014-2, IH1 2014-3 and IH1 2017-1 securitizations are wholly owned subsidiaries of IH1, the Depositor Entities associated with the IH2 2015-1, IH2 2015-2, and IH2 2015-3 securitizations are wholly owned subsidiaries of IH2, and the Depositor Entities associated with the IH1 2013-1 and IH1 2014-1 securitizations were wholly owned by unaffiliated third parties.

We accounted for the transfer of the individual Securitizations from the Depositor Entities wholly owned by IH1 and IH2 to the respective Trusts as a sale under ASC Topic 860, Transfers and Servicing, with no resulting gain or loss as the Securitizations were originated by the lender and immediately transferred at the same fair market value.

As consideration for the transfer of each loan to the Trusts, the Trusts issued certificate classes which mirror the components of the individual loan agreements (collectively, the “Certificates”) to the Depositor Entities, except that Class R certificates do not have related loan components as they represent residual interests in the Trusts. The Certificates represent the entire beneficial interest in the Trusts. Following receipt of the Certificates, the Depositor Entities sold the Certificates to investors using the proceeds as consideration for the loans sold to the Depositor Entities by the lenders. These transactions had no effect on our condensed consolidated financial statements other than with respect to the Class B certificates purchased by the Operating Partnership, and the Class G certificates purchased by IH1 and IH2.

For IH1 2014-2, IH1 2014-3, IH2 2015-1, IH2 2015-2, and IH2 2015-3, the Trusts made the Class A through Class F certificates available for sale to both domestic and foreign investors. With the introduction of foreign investment, IH1 and IH2, as sponsors of the respective loans, are required to retain a portion of the risk that represents a material net economic interest in each loan. The Class G certificates for IH1 2014-2, IH1 2014-3, IH2 2015-1, IH2 2015-2, and IH2 2015-3 are equal to 5% of the original principal amount of the loans in accordance with the agreements. Per the terms of the Securitization agreements, the Class G certificates are restricted certificates and were made available exclusively to IH1 and IH2, as applicable. The Class G certificates are principal only and bear a stated annual interest rate of 0.0005%. The Class G certificates are classified as held to maturity investments and are recorded in other assets, net on the condensed consolidated balance sheets (see Note 5).

For IH1 2017-1, the Trust made the Class A certificates available for sale to both domestic and foreign investors. In accordance with risk retention requirements of Regulation RR (the “Risk Retention Rules”) under the Exchange Act, the Operating Partnership, as the loan sponsor, is required to retain a portion of the credit risk that represents not less than 5% of the aggregate fair value of the loan as of the closing date. Per the terms of the agreement, the Class B certificates are restricted certificates that were made available exclusively to the Operating Partnership. The Class B certificates pay interest and bear a stated annual interest rate of 4.17% plus applicable servicing fees. The Class B certificates are classified as held to maturity investments and are recorded in other assets, net on the condensed consolidated balance sheets (see Note 5).

The Trusts are structured as pass through entities that receive principal and interest from the Securitizations and distribute those payments to the holders of the Certificates. The assets held by the Trusts are restricted and can only be used to fulfill the obligations of those entities. The obligations of the Trusts do not have any recourse to the general credit of any entities in these condensed consolidated financial statements. We have evaluated our interests in the Class B and G certificates of the Trusts and determined that they do not create a more than insignificant variable interest in the Trusts. Additionally, the Class B and G certificates do not provide us with any ability to direct the activities that could impact the Trusts’ economic performance. Therefore, we do not consolidate the Trusts.

25

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

General Terms

The general terms that apply to all of the mortgage loans require us to maintain compliance with certain affirmative and negative covenants. Affirmative covenants with which we must comply include our, and certain of our affiliates’, compliance with (i) licensing, permitting and legal requirements specified in the loan agreement, (ii) organizational requirements of the jurisdictions in which we, and certain of our affiliates, are organized, (iii) federal and state tax laws, and (iv) books and records requirements specified in the respective loan agreements. Negative covenants with which we must comply include our, and certain of our affiliates’, compliance with limitations surrounding (i) the amount of our indebtedness and the nature of our investments, (ii) the execution of transactions with affiliates, (iii) the Manager, and (iv) the nature of our business activities. At June 30, 2017, and through the date our financial statements were issued, we believe we were in compliance with all affirmative and negative covenants.

Prepayments

For the mortgage loans, prepayments of amounts owed are generally not permitted by us under the terms of the respective loan agreements unless such prepayments are made pursuant to the voluntary election and mandatory provisions specified in such agreements. The specified mandatory provisions become effective to the extent that a property becomes characterized as a disqualified property, a property is sold, and/or upon the occurrence of a condemnation or casualty event associated with a property. To the extent either a voluntary election is made, or a mandatory prepayment condition exists, in addition to paying all interest and principal, we must also pay certain breakage costs as determined by the loan servicer and a spread maintenance premium if prepayment occurs before the month following the one year anniversary of the closing dates of each of the mortgage loans except for IH1 2017-1. For IH1 2017-1, prepayments on or before December 2026 will require a yield maintenance premium. For the six months ended June 30, 2017 and 2016, voluntary and mandatory prepayments totaling $2,083,012 and $30,738, respectively, were made under the terms of the loan agreements.

Collateral

Collateral for the mortgage loans includes first priority mortgages on certain of our properties and a grant of a security interest in all of our personal property. The following table lists the gross carrying values of the single-family residential properties, including held for sale properties, pledged as collateral for the loans as of June 30, 2017 and December 31, 2016:

	Number of Homes(1)	June 30, 2017	December 31, 2016
IH1 2013-1	—	$—	$533,005
IH1 2014-1	—	—	1,124,069
IH1 2014-2	3,619	784,024	785,459
IH1 2014-3	3,915	844,870	850,056
IH2 2015-1	2,999	593,546	594,155
IH2 2015-2	3,507	744,001	744,070
IH2 2015-3	6,985	1,368,310	1,382,683
IH1 2017-1	7,204	1,241,282	—

Total	28,229	$5,576,033	$6,013,497

26

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

(1)	The loans are secured by first priority mortgages on portfolios of single-family residential properties owned by S1 Borrower, S2 Borrower, S3 Borrower, S4 Borrower, S5 Borrower, S6 Borrower, S7 Borrower, and S9 Borrower. The numbers of homes noted above are as of June 30, 2017. As of December 31, 2016, a total of 30,900 homes (unaudited) were secured by the above-mentioned mortgage loans.

Debt Maturities Schedule

Future maturities of these mortgage loans as of June 30, 2017 are set forth in the table below:

Year	Principal(1)
2017	$147,634
2018	3,033,403
2019 and thereafter	1,000,000

Total payments	4,181,037
Less discounts	(3,521)

Total mortgage loans, net	$4,177,516

(1)	Each of the mortgage loans, except IH1 2017-1, are subject to three one-year extension options at the borrower’s discretion (upon approval from the lender), of which the IH1 2014-3, IH2 2015-1, IH2 2015-2, and IH2 2015-3 mortgage loans have exercised the first extension options, and IH1 2014-2 has exercised the second option.

New Credit Facility

On February 6, 2017, we entered into a loan agreement with a syndicate of banks, financial institutions and institutional lenders for a new credit facility (the “New Credit Facility”). The New Credit Facility provides $2,500,000 of borrowing capacity and consists of a $1,000,000 revolving facility (the “Revolving Facility”), which will mature on February 6, 2021, with a one-year extension option, and a $1,500,000 term loan facility (the “Term Loan Facility”), which will mature on February 6, 2022. The Revolving Facility also includes borrowing capacity available for letters of credit and for short-term borrowings referred to as swing line borrowings, in each case subject to certain sublimits. The New Credit Facility provides us with the option to enter into additional incremental credit facilities (including an uncommitted incremental facility that provides us with the option to increase the size of the Revolving Facility and/or the Term Loan Facility by an aggregate amount of up to $1,500,000), subject to certain limitations. Proceeds from the Term Loan Facility were used to repay existing indebtedness and for general corporate purposes.

The following table sets forth a summary of the outstanding principal amounts under such loans as of June 30, 2017:

	Maturity Date	Interest Rate(1)	June 30, 2017
Term loan facility	February 6, 2022	3.03%	$1,500,000
Revolving facility	February 6, 2021	N/A	—

Total			1,500,000
Less deferred financing costs, net			(13,471)

Total			$1,486,529

27

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

(1)	Interest rate for the Term Loan Facility is based on LIBOR plus an applicable margin of 1.80%; as of June 30, 2017, LIBOR was 1.23%.

Interest Rate and Fees

Borrowings under the New Credit Facility bear interest, at our option, at a rate equal to a margin over either (a) a LIBOR rate determined by reference to the Bloomberg LIBOR rate (or comparable or successor rate) for the interest period relevant to such borrowing or (b) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.50%, and (3) the LIBOR rate that would be payable on such day for a LIBOR rate loan with a one-month interest period plus 1.00%. The margin is based on a total leverage based grid. The margin for the Revolving Facility ranges from 0.75% to 1.30%, in the case of base rate loans, and 1.75% to 2.30%, in the case of LIBOR rate loans. The margin for the Term Loan Facility ranges from 0.70% to 1.30%, in the case of base rate loans, and 1.70% to 2.30%, in the case of LIBOR rate loans. In addition, the New Credit Facility provides that, upon receiving an investment grade rating on its non-credit enhanced, senior unsecured long term debt of BBB- or better from Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or Baa3 or better from Moody’s Investors Service, Inc. (an “Investment Grade Rating Event”), we may elect to convert to a credit rating based pricing grid.

In addition to paying interest on outstanding principal under the New Credit Facility, we are required to pay a facility fee to the lenders under the Revolving Facility in respect of the unused commitments thereunder. The facility fee rate is based on the daily unused amount of the Revolving Facility and is either 0.350% or 0.200% per annum based on the unused facility amount. Upon converting to a credit rating pricing based grid, the unused facility fee will no longer apply; and we will be required to pay a facility fee ranging from 0.125% to 0.300%. We are also required to pay customary letter of credit fees.

Prepayments and Amortization

No prepayment or amortization is required under the New Credit Facility. We are permitted to voluntarily repay amounts outstanding under the Term Loan Facility at any time without premium or penalty, subject to certain minimum amounts and the payment of customary “breakage” costs with respect to LIBOR loans. Once repaid, no further borrowings will be permitted under the Term Loan Facility.

General Terms

The New Credit Facility contains certain customary affirmative and negative covenants and events of default. Such covenants will, among other things, restrict, subject to certain exceptions, our ability and that of the Subsidiary Guarantors (as defined below) and their respective subsidiaries to (i) engage in certain mergers, consolidations or liquidations, (ii) sell, lease or transfer all or substantially all of their respective assets, (iii) engage in certain transactions with affiliates, (iv) make changes to the our fiscal year, (v) make changes in the nature of our business and our subsidiaries and (vi) incur additional indebtedness that is secured on a pari passu basis with the New Credit Facility.

The New Credit Facility also requires us, on a consolidated basis with our subsidiaries, to maintain a (i) maximum total leverage ratio, (ii) maximum secured leverage ratio, (iii) maximum unencumbered leverage ratio, (iv) minimum fixed charge coverage ratio, (v) minimum unencumbered fixed charge coverage ratio and (vi) minimum tangible net worth. If an event of default occurs, the lenders under the New Credit Facility are

28

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

entitled to take various actions, including the acceleration of amounts due under the New Credit Facility and all actions permitted to be taken by a secured creditor. At June 30, 2017, and through the date our financial statements were issued, we believe we were in compliance with all affirmative and negative covenants.

Guarantees and Security

The obligations under the New Credit Facility are guaranteed on a joint and several basis by each of our direct and indirect domestic wholly owned subsidiaries that own, directly or indirectly, unencumbered assets (the “Subsidiary Guarantors”), subject to certain exceptions. The guarantee provided by any Subsidiary Guarantor will be automatically released upon the occurrence of certain events, including if it no longer has a direct or indirect interest in an unencumbered asset or as a result of certain non-recourse refinancing transactions pursuant to which such Subsidiary Guarantor becomes contractually prohibited from providing its guaranty of the New Credit Facility. In addition, INVH may be required to provide a guarantee of the New Credit Facility under certain circumstances, including if INVH does not maintain its qualification as a REIT.

The New Credit Facility is collateralized by first priority or equivalent security interests in all the capital stock of, or other equity interests in any Subsidiary Guarantor, held by us and each of the Subsidiary Guarantors. The security interests granted under the New Credit Facility will be automatically released upon the occurrence of certain events, including upon an Investment Grade Rating Event or if the total net leverage ratio is less than or equal to 8.00:1.00 for four consecutive fiscal quarters.

Debt Maturities Schedule

Future maturities of the New Credit Facility as of June 30, 2017 are set forth in the table below:

Year	Principal
2022	$1,500,000

Credit Facilities

All of the then-existing credit facilities were paid in full on February 6, 2017 in connection with the closing of our IPO. The following table sets forth a summary of the outstanding principal amounts of these credit facilities as of June 30, 2017 and December 31, 2016:

			Outstanding Principal Balance(1)
	Origination Date	Range of Spreads	June 30, 2017	December 31, 2016
IH1 2015	April 3, 2015	325 bps	$—	$85,492
IH2 2015	September 29, 2015	275 bps	—	43,859
IH3 2013	December 19, 2013	300-425 bps	—	932,583
IH4 2014	May 5, 2014	300-425 bps	—	529,866
IH5 2014	December 5, 2014	275-400 bps	—	564,348
IH6 2016	April 13, 2016	250-375 bps	—	165,437

Total			—	2,321,585
Less deferred financing costs, net			—	(6,044)

Total			$—	$2,315,541

(1)	Outstanding Principal Balance does not include capitalized deferred financing costs, net.

29

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

Note 7—Derivative Instruments

From time to time, we enter into Hedging Derivatives to manage the economic risk of changes in interest rates. We do not enter into derivative transactions for speculative or trading purposes. Designated hedges are derivatives that meet the criteria for hedge accounting and for which we have elected to designate them as hedges. Non-Designated Hedges are derivatives that do not meet the criteria for hedge accounting or we have not elected to designate them as hedges.

Designated Hedges

We have entered into various interest rate swap agreements, as outlined in the table below. Certain of the Invitation Homes Partnerships and certain Borrower Entities guaranteed the obligations under each of the interest rate swaps from the date the swaps were entered into through the date of the IPO. Each of these swaps was accounted for as a non-designated hedge until January 31, 2017, when the criteria for hedge accounting were met as a result of the Pre-IPO Transactions described in Note 1. At that time, we designated these swaps for hedge accounting purposes; and the effective portion of changes in the fair value of these swaps is recorded in other comprehensive income subsequent to that date.

The table below summarizes our interest rate swap instruments as of June 30, 2017:

Agreement Date	Forward Effective Date	Maturity Date	Strike Rate	Index	Notional Amount
December 21, 2016	February 28, 2017	January 31, 2022	1.97%	One-month LIBOR	$750,000
December 21, 2016	February 28, 2017	January 31, 2022	1.97%	One-month LIBOR	750,000
January 12, 2017	February 28, 2017	August 7, 2020	1.59%	One-month LIBOR	1,100,000
January 13, 2017	February 28, 2017	June 9, 2020	1.63%	One-month LIBOR	595,000
January 20, 2017	February 28, 2017	March 9, 2020	1.60%	One-month LIBOR	325,000

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income on the condensed consolidated balance sheets and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the six months ended June 30, 2017, such derivatives were used to hedge the variable cash flows associated with existing variable-rate interest payments. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Changes in fair value related to the ineffective portion of our Designated Hedges resulted in an unrealized gain of $38 for the six months ended June 30, 2017, which is included in interest expense in our condensed consolidated statements of operations.

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. During the next twelve months, we estimate that an additional $11,452 will be reclassified to earnings as an increase to interest expense. There were no interest rate swap agreements outstanding during the six months ended June 30, 2016.

Non-Designated Hedges

Concurrent with entering into certain of the mortgage loan agreements, we entered into and maintain interest rate cap agreements with terms and notional amounts equivalent to the terms and amounts of the loans made by the third-party lenders and strike prices ranging from approximately 2.52% to 3.09% (collectively, the “Strike Prices”). To the extent that the maturity date of one or more of the loans is extended through an exercise of one

30

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

or more of the extension options, replacement or extension interest rate cap agreements must be executed with terms similar to those associated with the initial interest rate cap agreements and strike prices equal to the greater of the Strike Prices and the interest rate at which the debt service coverage ratio (as defined) is not less than 1.2 to 1.0. The interest rate cap agreements, including all of our rights to payments owed by the counterparty and all other rights, have been pledged as additional collateral for the loans.

Changes in fair value related to Non-Designated Hedges resulted in unrealized losses of $3,802 for the six months ended June 30, 2017, which are included in interest expense in our condensed consolidated statements of operations. Of the unrealized losses, $3,674 related to changes in value on interest rate swaps prior to their designation on January 31, 2017, and $128 related to the non-designated interest rate caps.

Tabular Disclosure of Fair Values of Derivative Instruments on the Condensed Consolidated Balance Sheets

The table below presents the fair value of our derivative financial instruments as well as their classification on the condensed consolidated balance sheets as of June 30, 2017 and December 31, 2016:

	Asset Derivatives			Liability Derivatives
		Fair Value at:			Fair Value at:
	Balance Sheet Location	June 30, 2017	December 31, 2016	Balance Sheet Location	June 30, 2017	December 31, 2016
Derivatives designated as hedging instruments:
Interest rate swaps	Other assets	$2,955	$—	Other liabilities	$9,872	$—

Derivatives not designated as hedging instruments:
Interest rate swaps	Other assets	—	—	Other liabilities	—	8,683
Interest rate caps	Other assets	—	29	Other liabilities	—	—

Total		$2,955	$29		$9,872	$8,683

31

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

Tabular Disclosure of the Effect of Derivative Instruments on the Condensed Consolidated Statements of Operations

The tables below present the effect of our derivative financial instruments on the condensed consolidated statements of operations for the three months ended June 30, 2017 and 2016:

	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)		Location of Gain (Loss) Reclassified from Accumulated OCI into Net Loss (Effective Portion)	Amount of Gain (Loss) Reclassified from Accumulated OCI into Net Loss (Effective Portion)		Location of Gain (Loss) Recognized in Net Loss on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain (Loss) Recognized in Net Loss on Derivative (Ineffective Portion and Amounts Excluded from Effectiveness Testing)
	For the Three Months Ended June 30,			For the Three Months Ended June 30,			For the Three Months Ended June 30,
	2017	2016		2017	2016		2017	2016
Derivatives in cash flow hedging relationships:
Interest rate swaps	$(14,759)	$—	Interest expense	$(6,059)	$—	Interest expense	$37	$—

	Location of Gain (Loss) Recognized in Net Loss on Derivative	Amount of Gain (Loss) Recognized in Net Loss on Derivative
		For the Three Months Ended June 30,
		2017	2016
Derivatives not designated as hedging instruments:
Interest rate swaps	Interest expense	$—	$—
Interest rate caps	Interest expense	(50)	—

Total		$(50)	$—

32

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

The tables below present the effect of our derivative financial instruments on the condensed consolidated statements of operations for the six months ended June 30, 2017 and 2016:

	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)		Location of Gain (Loss) Reclassified from Accumulated OCI into Net Loss (Effective Portion)	Amount of Gain (Loss) Reclassified from Accumulated OCI into Net Loss (Effective Portion)		Location of Gain (Loss) Recognized in Net Loss on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain (Loss) Recognized in Net Loss on Derivative (Ineffective Portion and Amounts Excluded from Effectiveness Testing)
	For the Six Months Ended June 30,			For the Six Months Ended June 30,			For the Six Months Ended June 30,
	2017	2016		2017	2016		2017	2016
Derivatives in cash flow hedging relationships:
Interest rate swaps	$(4,198)	$—	Interest expense	$(8,770)	$—	Interest expense	$38	$—

	Location of Gain (Loss) Recognized in Net Loss on Derivative	Amount of Gain (Loss) Recognized in Net Loss on Derivative
		For the Six Months Ended June 30,
		2017	2016
Derivatives not designated as hedging instruments:
Interest rate swaps	Interest expense	$(3,674)	$—
Interest rate caps	Interest expense	(128)	—

Total		$(3,802)	$—

Credit-Risk-Related Contingent Features

We have agreements with our derivative counterparties for our interest rate swap agreements that contain a provision where we could be declared in default on our derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to our default on the indebtedness.

As of June 30, 2017, the fair value of interest rate swap derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $10,445. As of June 30, 2017, we have not posted any collateral related to these agreements. If we have breached any of these provisions at June 30, 2017, we could have been required to settle its obligations under the agreements at their termination value of $10,445.

33

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

Note 8—Equity

Shareholders’ Equity

In connection with our IPO, we issued 310,376,634 shares of common stock to the public and the Pre-IPO Owners and 3,290,126 RSUs (see Note 10), and our IPO raised $1,692,058, net of underwriting discount, and before offering costs of $5,726.

To qualify as a REIT, we are required to distribute annually to our shareholders at least 90% of our REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of our net taxable income. We intend to pay quarterly dividends to our shareholders, which in the aggregate are approximately equal to or exceed our net taxable income in the relevant year.

On May 31, 2017 we paid a $0.06 dividend per share; and on August 3, 2017, we declared an $0.08 dividend per share to stockholders of record on August 15, 2017, which is payable on August 31, 2017.

Combined Equity

Prior to the IPO, our business was conducted through the Invitation Homes Partnerships which did not have a common capital structure. As described in Note 1, IH1, IH3, IH4, IH5, and IH6 are partnerships. These entities each had limited partners and a general partner (the “Class A Partners”), along with a board of directors designated in the respective limited partnership agreements. IH2 was a Delaware corporation and had issued 1,000 shares of common stock and 113 shares of Series A Preferred Stock. IH2 had a board of directors elected by the common shareholders. The same board of directors was responsible for directing the significant activities of the Invitation Homes Partnerships and the Operating Partnership on a combined basis.

The IH2 Series A Preferred Stock ranked, in respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation or dissolution, senior to the IH2 common stock. Holders of such IH2 Series A Preferred Stock shares were entitled to receive cumulative cash dividends at the rate of 12.0% per annum of the total of a liquidation preference. On January 31, 2017, in connection with the Pre-IPO Transactions, the Series A Preferred Stock was redeemed for $1,153, inclusive of the redemption premium and accrued and unpaid dividends to that date. No dividends were declared or paid with respect to the Series A Preferred Stock during the six months ended June 30, 2016. As of December 31, 2016, there were no dividend amounts declared and outstanding related to the 12.0% per annum dividend requirements of the Series A Preferred Stock.

Profits and losses, and cash distributions were allocated in accordance with the terms of the respective entity’s organizational documents. We made no distributions to our equity investors, and we received $138,002 of contributions during the six months ended June 30, 2016.

As further described in Note 10, we granted certain individuals incentive compensation units in IH1, IH2, IH3, IH4, IH5, and IH6, which consisted of Class B units that were accounted for as a substantive class of equity due to the terms of the agreements and rights of the holders. We previously made distributions to certain Class B unitholders in the form of non-recourse cash advances totaling $11,023. Any amounts distributed to the holders of the Class B units whose Class B units were converted in connection with the Pre-IPO Transactions (see Note 10), reduced the number of converted shares common stock received by amounts previously paid to such Class B unitholders as advance distributions. As a result of the Pre-IPO Transactions, there are no longer any Class B Units outstanding.

34

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

We previously executed notes receivables with certain Class B unitholders (the “Class B Notes”) and funded $20,228 pursuant to those note agreements, of which $1,527, including accrued interest had been repaid as of December 31, 2016. On January 5, 2017, $7,723 of Class B Notes, including accrued interest, were canceled, and the transaction was accounted for as a distribution to the underlying unitholder. As part of the Pre-IPO Transactions, IH1 assigned $11,963, including accrued interest, of Class B Notes to a wholly owned subsidiary of the Pre-IPO Owners that was formed in connection with the reorganization described in Note 1, and the transaction was accounted for as a distribution. The Class B Notes were secured by certain of the Class B units of the makers of the Class B Notes and were otherwise non-recourse to the makers. The Class B Notes matured at the earlier of a liquidation event or defined dates in 2024 and bore interest of 1.57% to 1.97% per annum. As such, the Class B Notes were recorded as a component of combined equity on our condensed consolidated balance sheet as of December 31, 2016.

Note 9—Related Party Transactions

Through December 31, 2014, certain related parties provided us with consulting services for which we recorded payables. We also made offsetting income tax payments related to distributions on behalf of these related parties. During the year ended December 31, 2016, we repaid the $1,959 outstanding as of December 31, 2015.

Note 10—Share-Based Compensation

We have share-based compensation programs for the purpose of retaining certain key employees. Prior to the IPO, the program consisted of incentive compensation units, the Class B Units, granted in the form of profits interests in the Invitation Homes Partnerships. In connection with and subsequent to the IPO, we granted awards in the form of RSUs that settle in shares of common stock of INVH and RSAs that are restricted shares of common stock of INVH.

Profits Interests—Class B Units

Prior to the IPO, the Invitation Homes Partnerships granted incentive compensation units to certain key employees, which were profits interests for United States federal income tax purposes. The Class B Units were accounted for as a substantive class of equity and contained both service based and performance based vesting criteria. Recognition of compensation expense was recorded based on whether or not the award recipient was an employee of the Manager, a wholly owned subsidiary of IH1, resulting in some awards being recognized based on grant-date fair value and others being remeasured at each reporting period until the actual vesting date as required for non-employee awards. Prior to the IPO, none of the performance based vesting criteria had been achieved, and as such through the date of the IPO, no compensation expense had been recorded for performance based Class B Units. However, the IPO triggered achievement of the performance based criteria and effectively converted all such awards into service based awards.

2017 New Class B Unit Awards: Pursuant to an amended and restated partnership agreement, on January 5, 2017, IH6 issued certain individuals a total of 9,650 Class B Units that were expected to vest based on terms and conditions similar to all other Class B Units. In January 2017, an additional 188 Class B Units in total were issued from IH1, IH2, and IH3.

2017 Class B Unit Conversion: The Pre-IPO Transactions described in Note 1 resulted in accelerated vesting of 7,520 Class B Units held by certain unitholders which resulted in additional share-based compensation

35

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

expense of $11,601 during the six months ended June 30, 2017. On January 31, 2017, in connection with the IPO, all of the Class B Units held by current employees of the Manager (except for 3,878 fully vested Class B Units awarded to a certain unitholder) were either converted into shares of INVH common stock or canceled based on the value of the Class B Units implied by the per share price of common stock sold to the public in the IPO. As such, a total of 730 Class B Units were converted into 62,529 RSAs, and 17,669 Class B Units were canceled for no consideration. For the Class B Units converted into RSAs, vesting and other terms of the RSAs delivered in the conversion have the same vesting and other terms applicable to the corresponding Class B Units converted.

Additionally, the obligations under the remaining 40,992 fully vested Class B Units, including those of the unitholders who are not current employees of the Manager and the one employee unitholder noted above that did not convert, were converted into similar units of newly formed subsidiaries of the Pre-IPO Owners. All Class B Units held by former employees of the Manager are fully vested.

The following table summarizes the activity related to the Class B Units for the period from December 31, 2016 through January 31, 2017, the date at which they were all canceled or converted:

	Class B Units
	Employee		Non-employee		Total Class B Units
	Number of Units	Weighted Average Fair Value	Number of Units	Weighted Average Fair Value	Number of Units	Weighted Average Fair Value
Balance, December 31, 2016	9,915	$4.2	39,638	$2.5	49,553	$2.9
Granted	85	14.0	9,753	—	9,838	0.1
Converted to RSAs	(245)	(3.4)	(485)	(0.8)	(730)	(1.7)
Canceled	(555)	(8.2)	(17,114)	(0.4)	(17,669)	(0.6)
Converted to Units of affiliated entities	(9,200)	(4.0)	(31,792)	(2.9)	(40,992)	(3.2)

Balance, January 31, 2017	—	$—	—	$—	—	$—

As of January 31, 2017, no Class B Units were outstanding.

RSAs and RSUs Issued by INVH

RSAs: In connection with the conversion of the Class B Units in January 2017, we issued 62,529 RSAs, of which 54,729 were fully vested as of June 30, 2017, and the remaining 7,800 non-vested RSAs will vest in accordance with the original terms of the Class B Unit award agreements. The conversion of the Class B Units into RSAs resulted in a modification of the awards of which some were previously accounted for as non-employee awards. The modification resulted in the reversal of $246 of previously recognized incentive compensation expense with respect to these non-employee awards during the six months ended June 30, 2017.

RSUs: Prior to the completion of the IPO, our board of directors adopted, and our shareholders approved, the Invitation Homes Inc. 2017 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our common stock, and aligning their interests with those of our shareholders. Under the Omnibus Incentive Plan, we may issue up to

36

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

16,000,000 shares, and as of June 30, 2017, we have awarded 4,467,409 shares under the Omnibus Incentive Plan pursuant to our annual Long Term Incentive Plan (“LTIP”) awards, Supplemental Bonus Plan, the IH6 Bonus Awards, and certain non-employee director awards.

•	Annual LTIP Awards: On June 23, 2017, we granted 860,837 RSUs pursuant to LTIP awards (the “LTIP Awards”) each of which is divided into three tranches (“Tranche 1,” “Tranche 2,” and “Tranche 3”). Within each tranche, 25% of the LTIP Award contains time-vesting conditions, approximately 25% contains a market based vesting condition based on absolute total shareholder return, and approximately 50% contains performance based vesting conditions based on compounded annual growth in our same store net operating income and adjusted funds from operations.

The time-vesting awards vest in installments based on anniversary dates of March 1, 2017 based on continued employment through the applicable vesting date as follows: Tranche 1 on the first anniversary; Tranche 2 in two equal installments on each of the first and second anniversaries; and Tranche 3 in four equal installments on each of the first four anniversaries. The time-vesting LTIP awards are participating securities for EPS purposes.

The market and performance based awards may be earned based on the achievement of certain measures over an approximate one-, two-, or three-year performance period, which performance periods correspond, respectively, to the Tranche 1, Tranche 2, and Tranche 3 LTIP Awards. The number of RSUs earned will be determined based on performance achieved during the specified performance period for each measure at certain threshold, target, or maximum levels and corresponding payout ranges. In general, the market and performance based RSUs are earned on the date after the end of the performance period on which the performance results are certified by the compensation committee of the board of directors (the “Certification Date”). The Tranche 1 and Tranche 2 market and performance based RSUs will vest on the Certification Date subject to continued employment through such date. The Tranche 3 market and performance based RSUs will vest in two equal installments, on the related Certification Date and December 31, 2020, subject to continued employment through such vesting dates. The market and performance based LTIP RSUs are not participating securities for EPS purposes.

All of the LTIP Awards are subject to certain change in control and retirement eligibility provisions that may impact these vesting schedules.

•	Retention Awards: On June 23, 2017, we issued 307,327 RSUs in the form of retention awards (the “Retention Awards”) each of which is a time-vesting award with service periods ranging from three to five years. The Retention Awards are participating securities for EPS purposes.

•	Supplemental Bonus Plan: In October 2016, we established a supplemental bonus plan for certain key executives and employees (the “Supplemental Bonus Plan”). Pursuant to the Supplemental Bonus plan, the awards became payable and the payment amount became determinable upon the completion of the IPO. The $59,776 of awards were converted into 2,988,120 time-vesting RSUs that will generally vest in three equal annual installments, commencing on the completion of the INVH IPO and on the first and second anniversaries thereafter. The Supplemental Bonus Plan awards are participating securities for EPS purposes.

•

IH6 Bonus Awards: In addition to the Class B Units granted by IH6 to certain individuals, these individuals were also granted bonus awards (the “IH6 Bonus Awards”) equal to $0.5 multiplied by the 9,650 IH6 Class B Units granted, entitling the recipients to receive bonus payments in connection with an IPO or exit event. Upon completion of the INVH IPO, the IH6 Bonus Awards became payable to the

37

INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

recipients and were converted into the right to receive shares of common stock. The $4,825 of awards were settled in the form of 241,250 RSUs that were fully vested upon issuance. The IH6 Bonus Awards are participating securities for EPS purposes.

•	Director Awards: INVH issued $1,398 of awards, or 69,875 RSUs, to directors who are not our employees or employees of BREP VII. These awards will fully vest on the date scheduled for INVH’s 2018 annual shareholders meeting, subject to the director’s continued service on the board of directors through such date. The Director Awards are participating securities for EPS purposes.

The following tables summarize the status of non-vested RSUs and RSAs as of June 30, 2017 and changes during the period from January 31, 2017 through June 30, 2017:

	RSUs		RSAs		Total Share-Based Awards
	Number	Weighted Average Grant-Date Fair Value (Actual $)	Number	Weighted Average Grant-Date Fair Value (Actual $)	Number	Weighted Average Grant-Date Fair Value (Actual $)
Balance, January 1, 2017	—	$—	—	$—	—	$—
Granted	4,467,409	20.53	62,529	15.50	4,529,938	20.46
Vested(1)	(1,446,351)	(20.00)	(54,729)	(15.71)	(1,501,080)	(19.85)
Forfeited	(83,909)	(20.00)	—	—	(83,909)	(20.00)

Balance, June 30, 2017	2,937,149	$20.80	7,800	$14.01	2,944,949	$20.79

(1)	All vested RSAs and RSUs are included in basic EPS for the period during which they are outstanding. However, the vested RSUs will not settle with the individual awardees until August 7, 2017, and therefore are not included in legally outstanding shares of common stock as of June 30, 2017.

During the period from January 31, 2017 through June 30, 2017, 54,729 RSAs and 1,446,351 RSUs with an estimated fair value of $29,845 fully vested. As of June 30, 2017, 641,719 RSUs included performance and market based criteria. Grant-date fair value of the RSAs and RSUs is generally based on the closing price of our common stock on the grant date. However, for the awards granted in connection with the IPO, the grant-date fair value is the opening offering price per common share, and the grant-date fair values for RSUs with market condition vesting criteria are based on Monte-Carlo option pricing models. The following table summarizes the significant inputs utilized in these models:

June 30, 2017
Expected volatility(1)	25%
Risk-free rate	1.40%
Expected holding period (years)	0.52-2.52

(1)	Expected volatility is estimated based on the leverage adjusted historical volatility of certain of our peer companies over a historical term commensurate with the remaining expected holding period.

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INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

Summary of Total Share-Based Compensation Expense

During the three months ended June 30, 2017 and 2016, we recognized $8,216 and $4,106 respectively, of share-based compensation expense, comprised of the following:

	Share-Based Compensation Expense for the Three Months Ended June 30,
	2017		2016
	General and Administrative	Property Management Expense	General and Administrative	Property Management Expense
Class B Units	$—	$—	$4,008	$98
RSUs	6,876	1,336	—	—
RSAs	4	—	—	—

Total	$6,880	$1,336	$4,008	$98

During the six months ended June 30, 2017 and 2016, we recognized $52,460 and $8,312 respectively, of share-based compensation expense, comprised of the following:

	Share-Based Compensation Expense for the Six Months Ended June 30,
	2017		2016
	General and Administrative	Property Management Expense	General and Administrative	Property Management Expense	Unrecognized Expense at June 30, 2017
Class B Units	$11,998	$3	$8,059	$253	$—
RSUs	35,339	5,356	—	—	47,554
RSAs	(186)	(50)	—	—	19

Total	$47,151	$5,309	$8,059	$253	$47,573

As of June 30, 2017, there was $47,573 of unrecognized share-based compensation expense related to non-vested RSUs and RSAs which is expected to be recognized over a weighted average period of 1.76 years.

Note 11—Fair Value Measurements

The carrying amounts of restricted cash, certain components of other assets, accounts payable and accrued expenses, resident security deposits, and other liabilities approximate fair value due to the short maturity of these amounts. Our interest rate swap agreements are the only financial instruments recorded at fair value on a recurring basis within our condensed consolidated financial statements. The fair values of our interest rate caps and swaps, which are classified as Level 2 in the fair value hierarchy, are estimated using market values of instruments with similar attributes and maturities. See Note 7 for the details of the balance sheet classification and the fair values for the interest rate caps and swaps.

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INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

The following table displays the carrying values and fair values of financial instruments as of June 30, 2017 and December 31, 2016:

		June 30, 2017		December 31, 2016
		Carrying Value	Fair Value	Carrying Value	Fair Value
Assets carried at historical cost on the consolidated balance sheets
Investments in debt securities	Level 2	$230,498	$234,413	$209,337	$209,390
Liabilities carried at historical cost on the consolidated balance sheets
Mortgage loans(1)	Level 2	$4,177,516	$4,195,249	$5,263,994	$5,265,180
Term loan facility(2)	Level 3	1,500,000	1,501,248	—	—
Credit facilities(3)	Level 3	—	—	2,321,585	2,329,551

(1)	The carrying values of the mortgage loans are shown net of discount and exclude $18,850 and $9,256 of deferred financing costs as of June 30, 2017 and December 31, 2016, respectively.
(2)	The carrying value of the term loan facility excludes $13,471 of deferred financing costs as of June 30, 2017.
(3)	The carrying values of the credit facilities exclude $6,044 of deferred financing costs as of December 31, 2016.

The fair values of our investments in debt securities and of our mortgage loans, which are classified as Level 2 in the fair value hierarchy, are estimated based on market bid prices of comparable instruments at the end of the period. The fair values of our credit facilities and Term Loan Facility, which are classified as Level 3 in the fair value hierarchy, are estimated using a discounted cash flow methodology based on market interest rate data and other market factors available at the end of the period.

Our assets measured at fair value on a nonrecurring basis are those assets for which we have recorded impairments. The assets for which we have recorded impairments, measured at fair value on a nonrecurring basis, are summarized below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Investments in single-family residential properties, net held for use (Level 3)
Pre-impairment amount	$—	$1,057	$496	$1,057
Total impairments	—	(229)	(267)	(229)

Fair value	$—	$828	$229	$828

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INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Investments in single-family residential properties, net held for sale (Level 3)
Pre-impairment amount	$885	$3,959	$8,127	$3,959
Total impairments	(95)	(290)	(865)	(290)

Fair value	$790	$3,669	$7,262	$3,669

For additional information related to our single-family residential properties during the three and six months ended June 30, 2017 and 2016, refer to Note 3.

Note 12—Earnings per Share

We compute EPS only for the period our common stock was outstanding during 2017, referred to as the Post-IPO period. We have defined the Post-IPO period as February 1, 2017, the date our shares began trading on the New York Stock Exchange, through June 30, 2017, or 91 and 150 days of activity, respectively, for the three months ended June 30, 2017, and for the Post-IPO period. Basic EPS is computed by dividing the net loss available to common shareholders for the Post-IPO period by the weighted average number of shares outstanding during the Post-IPO period, adjusted for non-vested shares of RSUs and RSAs. Diluted EPS is similar to computing basic EPS, except that the denominator is increased to include the dilutive effects of non-vested RSUs and RSAs except when doing so would be anti-dilutive.

All outstanding non-vested RSUs and RSAs that have nonforfeitable rights to dividends or dividend equivalents that participate in undistributed earnings with common stock are considered participating securities and are included in computing EPS pursuant to the two-class method. The two-class method is an earnings allocation formula that determines EPS for each class of common stock and participating securities according to dividends or dividend equivalent and participation rights in undistributed earnings in periods when we have net income. Certain of our non-vested RSUs and RSAs are considered participating securities as identified in Note 10.

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INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

Basic and diluted EPS are calculated as follows:

(in thousands, except share and per share data)	Three Months Ended June 30, 2017	February 1, 2017 through June 30, 2017
Numerator:
Net income (loss) available to common shareholders—basic and diluted	$5,420	$(20,092)

Denominator:
Weighted average common shares outstanding—basic	311,771,221	311,723,463

Weighted average common shares outstanding—diluted	312,271,578	311,723,463

Net income (loss) per common share—basic	$0.02	$(0.06)

Net income (loss) per common share—diluted	$0.02	$(0.06)

For the three months ended June 30, 2017, 35,770 incremental shares attributed to non-vested RSUs and RSAs were excluded from the computation of diluted EPS because they would be anti-dilutive. For the period from February 1, 2017 through June 30, 2017, 445,595 incremental attributed to non-vested RSUs and RSAs were excluded from the computation of diluted EPS because we had a net loss for the period.

Note 13—Income Tax

We account for income taxes under the asset and liability method. For the TRSs, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. We provide a valuation allowance, from time to time, for deferred tax assets for which we do not consider realization of such assets to be more likely than not.

As of June 30, 2017, there were no deferred tax assets and liabilities or unrecognized tax benefits recorded. We do not anticipate a significant change in unrecognized tax benefits within the next 12 months.

During the six months ended June 30, 2017, we sold assets subject to Section 337(d) of the Code (see additional discussion in Note 2). These transactions resulted in $1,987 of current income tax expense which has been recorded in gain on sale of property, net of tax on the condensed consolidated statement of operations.

Note 14—Commitments and Contingencies

Insurance Policies

Pursuant to the terms of our credit facility agreements and mortgage loan agreements (see Note 6), laws and regulations of the jurisdictions in which our properties are located, and general business practices, we are

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INVITATION HOMES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

(unaudited)

required to procure insurance on our properties. For the six months ended June 30, 2017 and 2016, no material uninsured losses have been incurred with respect to the properties.

Legal Matters

We are subject to various legal proceedings and claims that arise in the ordinary course of our business. We accrue a liability when we believe that it is both probable that a liability has been incurred and that we can reasonably estimate the amount of the loss. We do not believe that the final outcome of these proceedings or matters will have a material adverse effect on our condensed consolidated financial statements.

Note 15—Subsequent Events

In connection with the preparation of the accompanying condensed consolidated financial statements, we have evaluated events and transactions occurring after June 30, 2017, for potential recognition or disclosure.

Proposed Merger

On August 9, 2017, we entered into a definitive agreement with Starwood Waypoint Homes (“SFR”) to form a combined company in a stock-for-stock merger of equals transaction. Under the terms of the agreement, each SFR share will be converted into 1.614 shares of our common stock based on a fixed exchange ratio. Upon the closing of the transaction, our stockholders will own approximately 59% of the combined company’s stock, while SFR’s stockholders will own approximately 41% of the combined company’s stock. The transaction is expected to close by year end and is subject to approval by SFR’s stockholders and other customary closing conditions.

Dividend Declarations

On August 3, 2017, the board of directors declared an $0.08 dividend per share to stockholders of record on August 15, 2017, which is payable on August 31, 2017.

Extensions of Existing Mortgage Loans

On July 12, 2017, we exercised our first one-year extension option on IH2 2015-3, extending the maturity from August 9, 2017 to August 9, 2018.

On August 3, 2017, we exercised our second one-year extension option on IH1 2014-2, extending the maturity from September 9, 2017 to September 9, 2018.

Residential Property Dispositions

Between July 1, 2017 and August 7, 2017, we disposed of 47 homes with a net carrying amount of $7,105 as of June 30, 2017, for an aggregate net sales price of $8,716. A portion of the proceeds were used to make various prepayments on our mortgage loans totaling $848. At June 30, 2017, 42 of these properties were classified as held for sale and presented in other assets, net and five were classified as investments in single-family residential properties on our condensed consolidated balance sheet.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the information appearing elsewhere in this Quarterly Report on Form 10-Q and in our Annual Report on Form 10-K for the year ended December 31, 2016. This discussion and analysis contains forward-looking statements based upon our current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set further under Part I. Item 1A. “Risk Factors” in our most recent Annual Report on Form 10-K as updated by our other periodic reporting.

Capitalized terms used without definition have the meaning provided elsewhere in this Quarterly Report on Form 10-Q.

Overview

Invitation Homes is a leading owner and operator of single-family homes for lease, offering residents high-quality homes in desirable neighborhoods across America. With nearly 50,000 homes for lease in 13 markets across the country, Invitation Homes is meeting changing lifestyle demands by providing residents access to updated homes with features they value, such as close proximity to jobs and access to good schools. Our mission, “Together with you, we make a house a home,” reflects our commitment to high-touch service that continuously enhances residents’ living experiences and provides homes where individuals and families can thrive.

We have selected locations with strong demand drivers, high barriers to entry and high rent-growth potential, primarily in the Western United States and Florida. Through disciplined market and asset selection, we designed our portfolio to capture the operating benefits of local density as well as economies of scale that we believe cannot be readily replicated. Since our founding in 2012, we have built a proven, vertically integrated operating platform that allows us to effectively and efficiently acquire, renovate, lease, maintain and manage our homes.

We invest in markets that we expect will exhibit lower new supply, stronger job and household formation growth and superior NOI growth relative to the broader U.S. housing and rental market. Within our 13 markets, we target attractive neighborhoods in in-fill locations with multiple demand generators, such as proximity to major employment centers, desirable schools and transportation corridors. Our homes average approximately 1,860 square feet with three bedrooms and two bathrooms, appealing to a resident base that we believe is less transitory than the typical multifamily resident. We have made approximately $1.2 billion of upfront renovation investment in the homes in our portfolio, representing approximately $25,000 per home, in order to address capital needs, reduce ongoing maintenance costs and drive resident demand. As a result, our portfolio benefits from high occupancy and low turnover rates, and we are well positioned to drive strong rent growth, attractive margins and predictable cash flows.

Reorganization and Initial Public Offering

On January 31, 2017, we and our Pre-IPO Owners effected certain transactions (the “Pre-IPO Transactions”) that resulted in the Operating Partnership holding, directly or indirectly, all of the assets, liabilities, and results of operations reflected in our condensed consolidated financial statements, including the full portfolio of homes held by the IH Holding Entities. As a result of the Pre-IPO Transactions, the Operating Partnership is wholly owned by Invitation Homes Inc. (“INVH”) directly and through its wholly owned subsidiary, Invitation Homes OP GP LLC, which serves as the Operating Partnership’s sole general partner.

The Pre-IPO Transactions have been accounted for as a reorganization of entities under common control utilizing historical cost basis. Accordingly, after January 31, 2017, our condensed consolidated financial

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statements include the accounts of INVH and its wholly owned subsidiaries. Prior to that date, our condensed combined financial statements include the combined accounts of the Operating Partnership and the IH Holding Entities and their wholly owned subsidiaries.

On February 6, 2017, INVH completed an initial public offering of 88,550,000 shares of common stock at a price to the public of $20.00 per share (the “IPO”). An additional 221,826,634 shares of common stock were issued to the Pre-IPO Owners.

Our Portfolio

The following table provides summary information regarding our total and Same Store portfolio as of and for the period ended June 30, 2017 as noted below:

Market	Number of Homes(1)	Average Occupancy(2)	Average Monthly Rent(3)	Average Monthly Rent PSF(3)	% of Revenue(4)
Western United States
Southern California	4,625	95.0%	$2,252	$1.32	12.5%
Northern California	2,857	96.3%	1,765	1.12	6.7%
Seattle	3,203	96.0%	1,945	1.02	8.3%
Phoenix	5,425	95.7%	1,170	0.74	8.2%
Las Vegas	959	94.5%	1,453	0.75	1.7%

Western United States Subtotal	17,069	95.6%	1,723	1.02	37.4%

Florida
South Florida	5,591	93.8%	2,178	1.13	14.6%
Tampa	4,900	95.2%	1,590	0.81	9.7%
Orlando	3,707	95.3%	1,522	0.79	7.0%
Jacksonville	1,958	95.3%	1,565	0.78	3.8%

Florida Subtotal	16,156	94.7%	1,773	0.91	35.1%

Southeast United States
Atlanta	7,293	95.2%	1,379	0.67	12.6%
Charlotte	3,110	94.9%	1,385	0.69	5.3%

Southeast United States Subtotal	10,403	95.1%	1,381	0.67	17.9%

Midwest United States
Chicago	2,915	93.2%	2,022	1.20	7.0%
Minneapolis	1,182	95.3%	1,770	0.89	2.6%

Midwest United States Subtotal	4,097	93.8%	1,948	1.10	9.6%

Total/Average	47,725	95.0%	$1,683	$0.90	100.0%

Same Store Portfolio Total/Average	42,904	95.9%	$1,688	$0.91	90.7%

(1)	As of June 30, 2017.
(2)	Represents average occupancy for the three months ended June 30, 2017.
(3)	Represents average monthly rent for the three months ended June 30, 2017.
(4)	Represents the percentage of total revenue generated in each market for the three months ended June 30, 2017.

Factors That Affect Our Results of Operations and Financial Condition

Our results of operations and financial condition are affected by numerous factors, many of which are beyond our control. Key factors that impact our results of operations and financial condition include market

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fundamentals, property acquisitions and renovations, rental rates and occupancy levels, turnover and days to re-resident homes, property improvements and maintenance, and financing arrangements.

Market Fundamentals: Our results are impacted by housing market fundamentals and supply and demand conditions in our markets, particularly in the Western United States and Florida, which represented 72.5% of our revenues during the three months ended June 30, 2017. In recent periods, our Western United States and Florida markets have experienced favorable demand fundamentals in the form of employment growth and household formation rates and favorable supply fundamentals such as the rate of new supply delivery. We believe these favorable supply and demand fundamentals have driven strong rental rate growth and home price appreciation for our Western United States and Florida markets in recent periods and we expect these trends to continue in the near to intermediate term.

Rental Rates and Occupancy Levels: Rental rates and occupancy levels are primary drivers of rental revenues and other property income. Our rental rates and occupancy levels are affected by macroeconomic factors and local and property-level factors, including market conditions, seasonality, resident defaults, and the amount of time it takes to prepare a home for its next resident and re-lease homes when residents vacate. An important driver of rental rate growth is our ability to increase monthly rents from expiring leases, which typically have a term of one to two years.

Turnover and Days to Re-Resident: Other drivers of rental revenues and property operating and maintenance expense include increasing the length of stay of our residents, minimizing resident turnover rates, and reducing the number of days a home is unoccupied between residents. Our operating results also are impacted by the amount of time it takes to market and lease a property. The period of time to market and lease a property can vary greatly and is impacted by local demand, our marketing techniques, the size of our available inventory, and economic conditions and outlook. Increases in turnover rates and the average number of days to re-resident increase property operating and maintenance expenses and reduce rental revenues as the homes are not generating income during this period.

Property Improvements and Maintenance: Property improvements and maintenance impact capital expenditures, property operating and maintenance expense, and rental revenues. We actively manage our homes on a total portfolio basis to determine what capital and maintenance needs may be required, and what opportunities we may have to generate additional revenues or expense savings from such expenditures. Due to our size and scale both nationally and locally, we believe we are able to purchase goods and services at favorable prices.

Property Acquisitions and Renovations: Future growth in rental revenues and operating income may be impacted by our ability to identify and acquire homes, our pace of property acquisitions, and the time and cost required to renovate and lease a newly acquired home. Our ability to identify and acquire single-family homes that meet our investment criteria is impacted by home prices in targeted acquisition locations, the inventory of homes available for sale through our acquisition channels, and competition for our target assets. The acquisition of homes involves expenditures in addition to payment of the purchase price, including payments for acquisition fees, property inspections, closing costs, title insurance, transfer taxes, recording fees, broker commissions, property taxes and HOA fees (when applicable). Additionally, we typically incur costs to renovate a home to prepare it for rental. Renovation work varies, but may include paint, flooring, carpeting, cabinetry, appliances, plumbing hardware, roof replacement, HVAC replacement, and other items required to prepare the home for rental. The time and cost involved in accessing our homes and preparing them for rental can significantly impact our financial performance. The time to renovate a newly acquired property can vary significantly among homes for several reasons, including the property’s acquisition channel, the condition of the property, and whether the property was vacant when acquired. Due to our size and scale both nationally and locally, we believe we are able to purchase goods and services at favorable prices.

Financing Arrangements: Financing arrangements directly impact our interest expense, mortgage loans, term loan facility, and revolving facility, as well as our ability to acquire and renovate homes. We have

46

historically utilized indebtedness to acquire and renovate new homes. Our current financing arrangements contain financial covenants, and certain financing arrangements contain variable interest rate terms. Interest rates are impacted by the characteristics of our homes, market conditions, and the terms of the underlying financing arrangements. See Item 3. “Quantitative and Qualitative Disclosures about Market Risk” for further discussion regarding interest rate risk. Our future financing arrangements may not have similar terms with respect to amounts, interest rates, financial covenants, and durations.

Recent Events

Initial Public Offering

On February 6, 2017, we completed our IPO in which we sold 88,550,000 shares of common stock at an initial public offering price of $20.00 per share. The shares offered and sold in the offering were registered under the Securities Act pursuant to our Registration Statement on Form S-11, which was declared effective by the SEC on January 31, 2017. The common stock is listed on the NYSE under the symbol “INVH” and began trading publicly on February 1, 2017. The offering generated net proceeds of $1,692.1 million to us after underwriting discounts, but before other transaction costs. We used a portion of the net proceeds, together with the borrowings under the Term Loan Facility of our New Credit Facility (described below), to repay all of our existing credit facilities and our mortgage loan relating to the IH1 2013-1 securitization and a portion of the mortgage loan relating to the IH1 2014-1 securitization transaction, and to pay fees and expenses related to the offering.

In March 2017, we used the remaining IPO proceeds, together with cash on hand, to voluntarily prepay approximately $260.0 million of additional borrowings outstanding under the mortgage loan relating to the IH1 2014-1 securitization transaction, reducing the outstanding principal balance to approximately $421.0 million.

New Credit Facility

On February 6, 2017, the Operating Partnership entered into a new credit agreement with the lenders party thereto, Bank of America, N.A., as administrative agent and the other parties party thereto. The new credit agreement provides for senior secured credit facilities (together, collectively, the “New Credit Facility”) consisting of (i) a $1,000.0 million revolving facility (the “Revolving Facility”), which will mature on February 6, 2021, with a one-year extension option subject to certain conditions and (ii) a $1,500.0 million “Term Loan Facility,” which will mature on February 6, 2022. See “—Liquidity and Capital Resources.”

Fannie Mae Securitization Transaction

On April 28, 2017, we completed a securitization transaction pursuant to which we entered into a loan agreement, providing for a new ten-year, fixed rate mortgage loan comprised of two components with a total principal amount of $1,000.0 million (the “FNMA Loan”). The FNMA Loan will mature June 9, 2027 and is secured by first priority mortgages on a portfolio of 7,204 of our homes. See “—Liquidity and Capital Resources.”

We used proceeds from the FNMA Loan to repay the remaining $420.0 million outstanding under our mortgage loan relating to the IH1 2014-1 securitization transaction, to fund certain reserves and to pay transaction fees and expenses incurred with respect to the FNMA Loan. The IH1 2014-1 mortgage loan outstanding balance had been reduced as of April 28, 2017 due to prepayments from IPO proceeds and application of proceeds from sales of homes. On May 9, 2017, we used the remaining proceeds to voluntarily prepay $510.0 million of our mortgage loan relating to the IH1 2014-3 securitization transaction. On June 9, 2017, we made a $100.0 million prepayment, reducing the outstanding principal balance to approximately $151.0 million.

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Dividend Declarations

On May 31, 2017 we paid a $0.06 dividend per share; and on August 3, 2017, we declared an $0.08 dividend per share to stockholders of record on August 15, 2017, which is payable on August 31, 2017.

Proposed Merger

On August 9, 2017, we entered into a definitive agreement with Starwood Waypoint Homes (“SFR”) to form a combined company in a stock-for-stock merger of equals transaction. Under the terms of the agreement, each SFR share will be converted into 1.614 shares of our common stock based on a fixed exchange ratio. Upon the closing of the transaction, our stockholders will own approximately 59% of the combined company’s stock, while SFR’s stockholders will own approximately 41% of the combined company’s stock. The transaction is expected to close by year end and is subject to approval by SFR’s stockholders and other customary closing conditions.

Components of Revenues and Expenses

The following is a description of the components of our revenues and expenses:

Revenues

Rental Revenues

Rental revenues, net of any concessions and uncollectible amounts, consist of rents collected under lease agreements related to our single-family homes for lease. These include leases that we enter into directly with our residents, which typically have a term of one to two years.

Other Property Income

Other property income is comprised of: (i) resident reimbursements for utilities, HOA fines, and other charge-backs; (ii) rent and non-refundable deposits associated with pets; and (iii) various other fees including application and lease termination fees.

Expenses

Property Operating and Maintenance

Once a property is available for its initial lease, which we refer to as “rent-ready,” we incur ongoing property-related expenses, which consist primarily of property taxes, insurance, HOA fees (when applicable), market-level personnel expenses, utility expenses, repairs and maintenance, leasing costs and marketing. Prior to a property being “rent-ready,” certain of these expenses are capitalized as building and improvements. Once a property is “rent-ready,” expenditures for ordinary maintenance and repairs thereafter are expensed as incurred and we capitalize expenditures that improve or extend the life of a home.

Property Management Expense

Property management expense represents personnel and other costs associated with the oversight and management of our portfolio of homes. All of our homes are managed through our internal property manager.

General and Administrative

General and administrative expense represents personnel costs, professional fees, and other costs associated with our day to day activities. We have incurred additional legal, accounting and other expenses that we have not

48

incurred as a private company, including costs associated with public company reporting requirements. As a result, general and administrative expense in the historical periods discussed in “—Results of Operations” may not be comparable to general and administrative expense in periods from and after the IPO.

Share-Based Compensation Expense

Certain current and former employees, as well as certain of our founders, were granted Class B incentive units in certain of the IH Holding Entities or their parent entities. In connection with the IPO, all of the Class B units were converted into shares of common stock, canceled, or converted into similar units of newly formed subsidiaries of the Pre-IPO Owners. We have recognized incentive compensation expense related to the value of those units in our results of operations. In connection with and subsequent to the IPO, we modified certain of our incentive awards and issued new awards in order to align our employees’ interests with those of our investors. All incentive unit and share-based compensation expense is recognized on our statements of operations as a component of general and administrative expense and property management expense.

Depreciation and Amortization

We recognize depreciation and amortization expense associated primarily with our homes and other capital expenditures over their expected useful lives.

Impairment and Other

Impairment and other represents provisions for impairment when the carrying amount of our single-family residential properties is not recoverable and casualty losses, net of any insurance recoveries.

Interest Expense

Interest expense includes interest expense as well as amortization of discounts and deferred financing costs from our financing arrangements, and unrealized gains (losses) on non-designated hedging instruments. Interest expense for periods prior to the IPO and our 2017 refinancing activity discussed in “—Recent Events” does not reflect the impact of the following: (i) certain financing transactions that we completed concurrently with the completion of the IPO; (ii) certain hedging instruments ; (iii) the FNMA Loan that was entered into on April 28, 2017 as defined in “—Liquidity and Capital Resources”; or (iv) the repayment of certain indebtedness with a portion of the net proceeds from the IPO, the New Credit Facility, and the FNMA Loan.

Other, net

Other, net includes interest income, other miscellaneous income and expenses, and acquisition costs (in periods prior to January 1, 2017).

Gain (Loss) on Sale of Property, net of tax

Gain (loss) on sale of property, net of tax consists of net gains and losses resulting from sales of our homes.

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Results of Operations

Three Months Ended June 30, 2017 Compared to Three Months Ended June 30, 2016

The following table sets forth a comparison of the results of operations for the three months ended June 30, 2017 and 2016:

	Three Months Ended June 30,
($ in thousands)	2017	2016	$ Change	% Change
Revenues:
Rental revenues	$228,504	$219,354	$9,150	4.2%
Other property income	13,712	11,142	2,570	23.1%

Total revenues	242,216	230,496	11,720	5.1%

Operating expenses:
Property operating and maintenance	92,840	91,281	1,559	1.7%
Property management expense	9,135	7,530	1,605	21.3%
General and administrative	18,426	15,408	3,018	19.6%
Depreciation and amortization	67,515	66,079	1,436	2.2%
Impairment and other	706	546	160	29.3%

Total operating expenses	188,622	180,844	7,778	4.3%

Operating income	53,594	49,652	3,942	7.9%

Other income (expenses):
Interest expense	(57,358)	(70,523)	(13,165)	(18.7)%
Other, net	(869)	185	1,054	N/M

Total other income (expenses)	(58,227)	(70,338)	12,111	17.2%

Loss from continuing operations	$(4,633)	$(20,686)	$16,053	77.6%

Rental Revenues

As of June 30, 2017 and 2016, we owned 47,725 and 48,353 single-family homes for lease, respectively, generating rental revenue of $228.5 million and $219.4 million, respectively, for the three months then ended. Rental revenues increased 4.2% due to an increase in average monthly rent per occupied home, despite a decrease in number of homes owned and a decrease in occupancy. During the three months ended June 30, 2017 and 2016, we acquired 229 and 413 homes, respectively, and sold 422 and 74 homes, respectively.

Average occupancy for the total portfolio was 95.0% and 95.1% for the three months ended June 30, 2017 and 2016, respectively. Average rent per occupied home in actual dollars for the three months ended June 30, 2017 was $1,683, compared to $1,603 for the three months ended June 30, 2016, a 5.0% increase.

For our Same Store portfolio, our average occupancy was 95.9% and 96.4% for the three months ended June 30, 2017 and 2016, respectively, and our average rent per occupied home in actual dollars for the three months ended June 30, 2017, was $1,688, compared to $1,618 for the three months ended June 30, 2016, a 4.3% increase.

To monitor prospective changes in average rent per occupied home, we compare the monthly rent from an expiring lease to the monthly rent from the next lease for the same home, in each case, net of any amortized concessions. Leases are either renewal leases, where our current resident stays for a subsequent lease term, or a new lease, where our previous resident moves out and a new resident signs a lease to occupy the same home. The following information regarding our renewal leases and new leases is with respect to our total portfolio. For the

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three months ended June 30, 2017 and 2016, renewal lease net effective rental rate growth for the total portfolio averaged 5.1% and 5.5%, respectively. For the three months ended June 30, 2017 and 2016, new lease net effective rental rate growth for the total portfolio averaged 5.0% and 7.3%, respectively.

For the three months ended June 30, 2017 and 2016, the turnover rate for our Same Store portfolio was 38.7% and 38.8%, respectively. For our total portfolio, an average home remained unoccupied for 41 and 35 days between residents for the three months ended June 30, 2017 and 2016, respectively.

Other Property Income

For the three months ended June 30, 2017 and 2016, other property income was $13.7 million and $11.1 million, respectively, a 23.1% increase. The primary drivers of the increase were pet rent and late fee income attributable to the implementation of our national lease for all leases written beginning in February 2016 and the automation and consistent application of these fees beginning in March 2017.

Operating Expenses

Operating expenses were $188.6 million and $180.8 million for the three months ended June 30, 2017 and 2016, respectively, a 4.3% increase. Of the $7.8 million increase in expenses, $4.1 million relates to share-based compensation expense as more fully described below. Set forth below is a discussion of changes in the individual components of operating expenses.

Property operating and maintenance expense increased to $92.8 million for the three months ended June 30, 2017 from $91.3 million for the three months ended June 30, 2016 primarily due to an increase in property taxes of $4.3 million which represents a 11.5% increase in those costs. The increase in these costs is largely attributable to supplemental California property taxes resulting from our IPO. These costs were partially offset by a $2.4 million decrease in personnel expenses.

Property management expense and general and administrative expense increased to $27.6 million for the three months ended June 30, 2017 from $22.9 million for the three months ended June 30, 2016. An increase in share-based compensation expense of $4.1 million for the three months ended June 30, 2017 compared to June 30, 2016 drove the majority of the variance.

Depreciation and amortization expense increased due to a higher average cost basis per home at June 30, 2017 compared to June 30, 2016 driven by improvements capitalized over the past 12 months.

Interest Expense

Interest expense was $57.4 million and $70.5 million for the three months ended June 30, 2017 and 2016, respectively, an 18.7% decrease. The decrease in interest expense was due to a reduction in average debt balances outstanding. The decrease in interest expense was partially offset by an increase in our weighted average cost of debt by 87 bps for the three months ended June 30, 2017 compared to 2016 due to an increase in LIBOR, a fixed rate on our IH1 2017-1 mortgage loan which was at a higher rate than prior year variable rate debt, and the impact of interest rate swaps. As of June 30, 2017, we had $5,645.2 million of debt outstanding, net of deferred financing costs and discounts, compared to $7,693.8 million as of June 30, 2016, a 26.6% decrease. The decrease in debt outstanding was attributable to the $2,321.6 million payoff of our credit facilities, as well as $2,083.0 million of prepayments on our mortgage loans from cash from IPO proceeds, operations, and proceeds from home sales, net of borrowings of $1,500.0 million from the Term Loan Facility and $996.4 million from the IH1 2017-1 mortgage loan.

Gain on Sale of Property, Net of Tax

Gain on sale of property, net of tax was $10.2 million and $1.0 million for the three months ended June 30, 2017 and 2016, respectively. Of the 422 homes sold during the three months ended June 30, 2017, 219

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were sold in one bulk transaction for a gain of $2.7 million. The additional 203 homes sold in the three months ended June 30, 2017, sold for a net gain of $7.5 million, in comparison to the 74 homes sold during the three months ended June 30, 2016 for a net gain of $1.0 million. The primary driver for the difference in the gain on sale between periods was the volume and composition of homes sold during the respective periods.

Results of Operations

Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

The following table sets forth a comparison of the results of operations for the six months ended June 30, 2017 and 2016:

	Six Months Ended June 30,
($ in thousands)	2017	2016	$ Change	% Change
Revenues:
Rental revenues	$454,600	$433,677	$20,923	4.8%
Other property income	26,366	21,321	5,045	23.7%

Total revenues	480,966	454,998	25,968	5.7%

Operating expenses:
Property operating and maintenance	181,008	176,248	4,760	2.7%
Property management expense	20,584	14,923	5,661	37.9%
General and administrative	76,692	30,768	45,924	149.3%
Depreciation and amortization	135,092	131,781	3,311	2.5%
Impairment and other	1,910	363	1,547	426.2%

Total operating expenses	415,286	354,083	61,203	17.3%

Operating income	65,680	100,915	(35,235)	(34.9)%

Other income (expenses):
Interest expense	(125,930)	(140,800)	(14,870)	(10.6)%
Other, net	(1,095)	32	1,127	N/M

Total other income (expenses)	(127,025)	(140,768)	(13,743)	(9.8)%

Loss from continuing operations	$(61,345)	$(39,853)	$(21,492)	(53.9)%

Rental Revenues

As of June 30, 2017 and 2016, we owned 47,725 and 48,353 single-family homes for lease, respectively, generating rental revenue of $454.6 million and $433.7 million, respectively, for the six months then ended. Rental revenues increased 4.8% due to an increase in both average occupancy and average monthly rent per occupied home, despite a slight decrease in number of homes owned. During the six months ended June 30, 2017 and 2016, we acquired 350 and 926 homes, respectively, and sold 923 and 711 homes, respectively.

Average occupancy for the total portfolio was 95.0% and 94.8% for the six months ended June 30, 2017 and 2016, respectively. The increase in average occupancy correlates with the decrease in the number of homes acquired during 2017 compared to 2016 as newly acquired homes are unoccupied for a longer period of time during initial renovations than during a re-resident period. Average rent per occupied home in actual dollars for the six months ended June 30, 2017 was $1,672, compared to $1,588 for the six months ended June 30, 2016, a 5.3% increase.

For our Same Store portfolio, our average occupancy was 95.8% and 96.4% for the six months ended June 30, 2017 and 2016, respectively, and our average rent per occupied home in actual dollars for the

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six months ended June 30, 2017, was $1,678, compared to $1,607 for the six months ended June 30, 2016, a 4.4% increase.

To monitor prospective changes in average rent per occupied home, we compare the monthly rent from an expiring lease to the monthly rent from the next lease for the same home, in each case, net of any amortized concessions. Leases are either renewal leases, where our current resident stays for a subsequent lease term, or a new lease, where our previous resident moves out and a new resident signs a lease to occupy the same home. The following information regarding our renewal leases and new leases is with respect to our total portfolio. For the six months ended June 30, 2017 and 2016, renewal lease net effective rental rate growth for the total portfolio averaged 5.2% and 5.4%, respectively. For the six months ended June 30, 2017 and 2016, new lease net effective rental rate growth for the total portfolio averaged 4.3% and 6.1%, respectively.

For the six months ended June 30, 2017 and 2016, the turnover rate for our Same Store portfolio was 35.2% and 34.9%, respectively. For our total portfolio, an average home remained unoccupied for 47 and 40 days between residents for the six months ended June 30, 2017 and 2016, respectively.

Other Property Income

For the six months ended June 30, 2017 and 2016, other property income was $26.4 million and $21.3 million, respectively, a 23.7% increase. The primary drivers of the increase were pet rent and late fee income attributable to the implementation of our national lease for all leases written beginning in February 2016 and the automation and consistent application of these fees beginning in March 2017.

Operating Expenses

Operating expenses were $415.3 million and $354.1 million for the six months ended June 30, 2017 and 2016, respectively, a 17.3% increase. Of the $61.2 million increase in expenses, $44.1 million relates to share-based compensation expense and $8.3 million relates to offering related costs as more fully described below. Set forth below is a discussion of changes in the individual components of operating expenses.

Property operating and maintenance expense increased to $181.0 million for the six months ended June 30, 2017 from $176.2 million for the six months ended June 30, 2016 primarily due to an increase in property taxes of $7.3 million which represents a 9.7% increase in those costs. More than half of the increase in these costs is attributable to supplemental California property taxes resulting from our IPO. This increase was partially offset by a $4.4 million decrease in personnel expenses.

Property management expense and general and administrative expense increased to $97.3 million for the six months ended June 30, 2017 from $45.7 million for the six months ended June 30, 2016. An increase in share-based compensation expense of $44.1 million for the six months ended June 30, 2017, was driven by $12.0 million of vesting of Class B Units and $39.4 million of awards issued in connection with the IPO. Additionally, $8.3 million of IPO readiness costs and other offering costs were incurred during the six months ended June 30, 2017.

Depreciation and amortization expense increased due to a higher average cost basis per home at June 30, 2017 compared to June 30, 2016 driven by improvements capitalized over the past 12 months.

Interest Expense

Interest expense was $125.9 million and $140.8 million for the six months ended June 30, 2017 and 2016, respectively, a 10.6% decrease. The decrease in interest expense was due to a reduction in average debt balances outstanding, which was offset by an increase in our weighted average cost of debt by 75 bps due to an increase in LIBOR for the six months ended June 30, 2017 compared to 2016 due to an increase in LIBOR, a fixed rate on

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our IH1 2017-1 mortgage loan which was at a higher rate than prior year variable rate debt, and the impact of interest rate swaps. Additionally, there was an increase in the fair value mark to market adjustment of $3.8 million related to the interest rate swaps during 2017. As of June 30, 2017, we had $5,645.2 million of debt outstanding, net of deferred financing costs and discounts, compared to $7,693.8 million as of June 30, 2016, a 26.6% decrease. The decrease in debt outstanding was attributable to the $2,321.6 million payoff of our credit facilities, as well as $2,083.0 million of prepayments on our mortgage loans from cash from IPO proceeds, operations, and proceeds from home sales, net of borrowings of $1,500.0 million from the Term Loan Facility and $996.4 million from the IH1 2017-1 mortgage loan.

Gain on Sale of Property, Net of Tax

Gain on sale of property, net of tax was $24.5 million and $10.2 million for the six months ended June 30, 2017 and 2016, respectively. Of the 923 homes sold during the six months ended June 30, 2017, 454 were sold in two bulk transaction for a gain of $9.5 million. The additional 469 homes sold in the six months ended June 30, 2017, sold for a net gain of $15.0 million. Of the 711 homes sold during the six months ended June 30, 2016, 590 homes were sold in one bulk sale transaction for a gain of $9.4 million. The additional 121 homes sold in the six months ended June 30, 2016 sold at a net gain of $1.0 million. The primary driver for the difference in the gain on sale between periods was the composition of homes sold during the respective periods.

Liquidity and Capital Resources

Our liquidity and capital resources as of June 30, 2017 and December 31, 2016 included unrestricted cash and cash equivalents of $158.9 million and $198.1 million, respectively, a 19.8% decrease due primarily to repayments of certain of our indebtedness which is discussed in further detail in “—Cash Flows.” As of June 30, 2017 and through the date of this filing, the total balance of our $1,000.0 million Revolving Facility is available for any liquidity requirements.

Liquidity is a measure of our ability to meet potential cash requirements, maintain our assets, fund our operations, make distributions and dividend payments to our equity investors and meet other general requirements of our business. Our liquidity, to a certain extent, is subject to general economic, financial, competitive and other factors beyond our control. Our near-term liquidity requirements consist primarily of: (i) renovating newly-acquired homes; (ii) funding HOA fees (as applicable), real estate taxes, insurance premiums and the ongoing maintenance for our homes; (iii) interest expense; and (iv) payment of dividends to our equity investors. Our long-term liquidity requirements consist primarily of funds necessary to pay for the acquisition of and non-recurring capital expenditures for our homes and principal payments on our indebtedness.

We will seek to satisfy our long-term liquidity needs through cash provided by operations, long-term secured and unsecured borrowings, the issuance of debt and equity securities, and property dispositions. We have financed our operations and acquisitions to date through cash provided by operations, capital contributions from the Pre-IPO Owners, and financing arrangements. We believe our rental income net of operating expenses will generally provide cash flow sufficient to fund our operations and distributions and dividend payments on a near-term basis. Our real estate assets are illiquid in nature. A timely liquidation of assets may not be a viable source of short-term liquidity should a cash flow shortfall arise, and we may need to source liquidity from other financing alternatives, such as the Revolving Facility.

As a REIT, INVH is required to distribute to its shareholders at least 90% of its taxable income, excluding net capital gain, on an annual basis. Therefore, as a general matter, it is unlikely that we will be able to retain substantial cash balances that could be used to meet our liquidity needs from our annual taxable income. Instead, we will need to meet these needs from external sources of capital and amounts, if any, by which our cash flow generated from operations exceeds taxable income.

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We have historically utilized credit facilities, mortgage loans and warehouse loans from our Sponsor to fund acquisitions and renovation improvements. As of June 30, 2017, we have repaid all outstanding borrowings under the credit facilities, the IH1 2013-1 mortgage loan, the IH1 2014-1 mortgage loan, and the warehouse loans. As further described and defined below, we entered into a New Credit Facility on February 6, 2017 which includes a $1,000.0 million revolving line of credit component that is currently undrawn and a fully drawn $1,500.0 million term loan component. On April 28, 2017, we entered into a $1,000.0 million FNMA Loan (as defined in “—Securitization Transactions”) and used net proceeds to repay all obligations outstanding under the existing IH1 2014-1 mortgage loan and to make voluntary prepayments totaling $510.0 million on the IH1 2014-3 mortgage loan.

Mortgage Loans

As of June 30, 2017, we have completed eight securitization transactions (the “Securitizations” or the “mortgage loans”) collateralized by homes owned by the respective Invitation Homes Borrower Entities. The proceeds from the mortgage loans were used to fund (i) partial repayments of the then-outstanding IH1 and IH2 credit facilities and other securitizations, (ii) initial deposits in the reserve accounts, (iii) closing costs in connection with the mortgage loans, (iv) general costs associated with our operations, and (v) distributions and dividends to the Pre-IPO Owners.

The following table sets forth a summary of the mortgage loan indebtedness as of June 30, 2017 and December 31, 2016:

					Outstanding Principal Balance(4)
($ in thousands)	Maturity Date	Maturity Date if Fully Extended(2)	Rate(3)	Range of Spreads	June 30, 2017(5)	December 31, 2016
IH1 2013-1	N/A	N/A	N/A	115-365 bps	$—	$462,431
IH1 2014-1	N/A	N/A	N/A	100-375 bps	—	978,231
IH1 2014-2(1)(6)	September 9, 2018	September 9, 2019	3.13%	110-400 bps	704,523	710,664
IH1 2014-3(1)	December 9, 2017	December 9, 2019	3.56%	120-500 bps	147,634	766,753
IH2 2015-1, net(1)(7)	March 9, 2018	March 9, 2020	3.60%	145-430 bps	529,497	531,318
IH2 2015-2(1)	June 9, 2018	June 9, 2020	3.18%	135-370 bps	628,988	630,283
IH2 2015-3(1)(8)	August 9, 2018	August 7, 2020	3.41%	130-475 bps	1,170,395	1,184,314
IH1 2017-1, net(9)	June 9, 2027	N/A	4.17%	N/A	996,479	—

Total Securitizations					4,177,516	5,263,994
Less deferred financing costs, net					(18,850)	(9,256)

Total					$4,158,666	$5,254,738

(1)	The initial maturity term of each of these mortgage loans is two years, individually subject to three, one-year extension options at the borrower’s discretion (provided that there is no continuing event of default under the loan agreement and the borrower obtains a replacement interest rate cap agreement in a form reasonably acceptable to the lender). Our IH1 2014-3, IH2 2015-1, IH2 2015-2, and IH2 2015-3 mortgage loans have exercised the first extension options, and IH1 2014-2 has exercised the second option. The maturity dates above are reflective of all extensions that have been exercised.
(2)	Represents the maturity date if we exercise each of the remaining one-year extension options available, which are subject to certain conditions being met.
(3)	For each of our first seven mortgage loans, interest rates are based on a weighted average spread to LIBOR; as of June 30, 2017 LIBOR was 1.23%. Our IH1 2017-1 mortgage loan bears interest at a fixed rate of 4.17% per annum equal to the market determined pass-through rate payable on the certificates, plus applicable servicing fees.
(4)	Outstanding Principal Balance is net of discounts and does not include capitalized deferred financing costs, net.

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(5)	From July 1, 2017 to August 7, 2017, we made prepayments of $0.8 million on our mortgage loans related to the disposition of properties.
(6)	On August 3, 2017, we exercised our second one-year extension option on IH1 2014-2, extending the maturity from September 9, 2017 to September 9, 2018.
(7)	Net of unamortized discount of $0.0 million and $0.1 million as of June 30, 2017 and December 31, 2016, respectively.
(8)	On July 12, 2017, we exercised our first one-year extension option on IH2 2015-3, extending the maturity from August 9, 2017 to August 9, 2018.
(9)	Net of unamortized discount of $3.5 million as of June 30, 2017.

Securitization Transactions

IH1 2013-1: In November 2013, we completed our first securitization transaction (“IH1 2013-1”), in which 2013-1 IH Borrower L.P. (“S1 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH1, executed a loan agreement with a third-party lender. The third-party lender made a six component term loan to S1 Borrower in the amount of $479.1 million. All six components of the loan were sold at par. On February 6, 2017, the outstanding balance of IH1 2013-1 was repaid in full.

IH1 2014-1: In May 2014, we completed our second securitization transaction (“IH1 2014-1”), in which 2014-1 IH Borrower L.P. (“S2 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH1, executed a loan agreement with a third-party lender. The third party lender made a six component term loan to S2 Borrower in the amount of $993.7 million. All six components of the loan were sold at par. On February 6, 2017 and March 9, 2017, we made voluntary prepayments of $291.5 million and $260.0 million, respectively. On April 28, 2017, the outstanding balance of IH1 2014-1 was repaid in full.

IH1 2014-2: In August 2014, we completed our third securitization transaction (“IH1 2014-2”), in which 2014-2 IH Borrower L.P. (“S3 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH1, executed a loan agreement with a third-party lender. The third-party lender made a term loan comprised of (1) six floating rate components and (2) one fixed rate component to S3 Borrower in the amount of $719.9 million. Of the seven loan components, the Class A, B, C, D and G certificates were sold at par; however, the Class E and F certificates were sold at a total discount of $4.0 million. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning October 9, 2014 and continuing monthly thereafter.

IH1 2014-3: In November 2014, we completed our fourth securitization transaction (“IH1 2014-3”), in which 2014-3 IH Borrower L.P. (“S4 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH1, executed a loan agreement with a third-party lender. The third-party lender issued a term loan comprised of (1) six floating rate components and (2) one fixed rate component to S4 Borrower in the amount of $769.3 million. Of the seven components, the Class B and G certificates were sold at par; however, the Class A, C, D, E and F certificates were sold at a total discount of $7.2 million. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning December 9, 2014 and continuing monthly thereafter. On May 9, 2017 and June 9, 2017, we made voluntary prepayments of $510.0 million and $100.0 million, respectively, from the proceeds of IH1 2017-1 securitization transaction and cash flows from operations.

IH2 2015-1: In January 2015, we completed our fifth securitization transaction (“IH2 2015-1”), in which 2015-1 IH2 Borrower L.P. (“S5 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH2, executed a loan agreement with a third-party lender. The third-party lender made a seven component term loan to S5 Borrower in the amount of $540.9 million. Six of the seven components, the Class A, B, C, D, E, and G certificates were sold at par; however, the Class F certificates were sold at a total discount of $0.6 million. The unamortized balance of this discount is included in mortgage loans, net on our condensed consolidated balance sheets as of June 30, 2017 and December 31, 2016. We are obligated to make monthly payments of interest with

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the first payment being due upon the closing of the loan, and subsequent payments beginning March 9, 2015 and continuing monthly thereafter.

IH2 2015-2: In April 2015, we completed our sixth securitization transaction (“IH2 2015-2”), in which 2015-2 IH2 Borrower L.P. (“S6 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH2, executed a loan agreement with a third-party lender. The third-party lender made a seven component term loan to S6 Borrower in the amount of $636.7 million. All of the components of the loan were sold at par. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning June 9, 2015 and continuing monthly thereafter.

IH2 2015-3: In June 2015, we completed our seventh securitization transaction (“IH2 2015-3”), in which 2015-3 IH2 Borrower L.P. (“S7 Borrower”), a newly-formed special purpose entity and wholly owned subsidiary of IH2, executed a loan agreement with a third-party lender. The third-party lender made a seven component term loan to S7 Borrower in the amount of $1,194.0 million. All of the components of the loan were sold at par. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning August 7, 2015 and continuing monthly thereafter.

IH1 2017-1: In April 2017, we completed our eighth securitization transaction (“IH1 2017-1”), in which 2017-1 IH Borrower L.P. (“S9 Borrower”), a special purpose entity previously formed in connection with IH1 2014-1 and wholly owned subsidiary of IH1, entered into a loan agreement with Wells Fargo Bank, National Association (the “FNMA Loan”), providing for a ten-year, fixed rate mortgage loan comprised of two components with a total principal amount of $1,000.0 million, secured by first priority mortgages on a portfolio of 7,204 of our homes. The Class A certificates, which benefit from Fannie Mae’s guaranty of timely payment of principal and interest, were sold at par. The Class B certificates represent a beneficial interest in the most subordinate component of the FNMA Loan and were sold at a total discount of $3.6 million. The unamortized balance of this discount is included in mortgage loans, net on our condensed consolidated balance sheets as of June 30, 2017. We are obligated to make monthly payments of interest with the first payment being due upon the closing of the loan, and subsequent payments beginning June 9, 2017 and continuing monthly thereafter.

Concurrent with the execution of each loan agreement, the respective third-party lender sold each loan it originated with us to individual depositor entities (the “Depositor Entities”) who subsequently transferred each loan to Securitization-specific trust entities (the “Trusts”). The Depositor Entities associated with the IH1 2014-2, IH1 2014-3 and IH1 2017-1 securitizations are wholly owned subsidiaries of IH1, the Depositor Entities associated with the IH2 2015-1, IH2 2015-2, and IH2 2015-3 securitizations are wholly owned subsidiaries of IH2, and the Depositor Entities associated with the IH1 2013-1 and IH1 2014-1 securitizations were wholly owned by unaffiliated third parties.

As consideration for the transfer of each loan to the Trusts, the Trusts issued certificate classes which mirror the components of the individual loan agreements (collectively, the “Certificates”) to the Depositor Entities, except that Class R certificates do not have related loan components as they represent residual interests in the Trusts. The Certificates represent the entire beneficial interest in the Trusts. Following receipt of the Certificates, the Depositor Entities sold the Certificates to investors using the proceeds as consideration for the loans sold to the Depositor Entities by the lenders. These transactions had no effect on our condensed consolidated financial statements other than with respect to the Class B certificates purchased by the Operating Partnership, and the Class G certificates purchased by IH1 and IH2.

For IH1 2014-2, IH1 2014-3, IH2 2015-1, IH2 2015-2, and IH2 2015-3, the Trusts made the Class A through Class F certificates available for sale to both domestic and foreign investors. With the introduction of foreign investment, IH1 and IH2, as sponsors of the respective loans, are required to retain a portion of the risk that represents a material net economic interest in each loan. The Class G certificates for IH1 2014-2, IH1 2014-3, IH2 2015-1, IH2 2015-2, and IH2 2015-3 are equal to 5% of the original principal amount of the loans in accordance with the agreements. Per the terms of the Securitization agreements, the Class G certificates

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are restricted certificates and were made available exclusively to IH1 and IH2, as applicable. The Class G certificates are principal only and bear a stated annual interest rate of 0.0005%. The Class G certificates are classified as held to maturity investments and are recorded in other assets, net on the condensed consolidated balance sheets.

For IH1 2017-1, the Trust made the Class A certificates available for sale to both domestic and foreign investors. In accordance with risk retention requirements of Regulation RR (the “Risk Retention Rules”) under the Exchange Act, the Operating Partnership, as the loan sponsor, is required to retain a portion of the credit risk that represents not less than 5% of the aggregate fair value of the loan as of the closing date. Per the terms of the agreement, the Class B certificates are restricted certificates that were made available exclusively to the Operating Partnership. The Class B certificates pay interest and bear a stated annual interest rate of 4.17% plus applicable servicing fees. The Class B certificates are classified as held to maturity investments and are recorded in other assets, net on the condensed consolidated balance sheets.

General Terms

The general terms that apply to all of the mortgage loans require us to maintain compliance with certain affirmative and negative covenants. Affirmative covenants with which we must comply include our, and certain of our affiliates’, compliance with (i) licensing, permitting and legal requirements specified in the loan agreement, (ii) organizational requirements of the jurisdictions in which we, and certain of our affiliates, are organized, (iii) federal and state tax laws, and (iv) books and records requirements specified in the respective loan agreements. Negative covenants with which we must comply include our, and certain of our affiliates’, compliance with limitations surrounding (i) the amount of our indebtedness and the nature of our investments, (ii) the execution of transactions with affiliates, (iii) the Manager, and (iv) the nature of our business activities. At June 30, 2017, and through the date our financial statements were issued, we believe we were in compliance with all affirmative and negative covenants.

Prepayments

For the mortgage loans, prepayments of amounts owed are generally not permitted by us under the terms of the respective loan agreements unless such prepayments are made pursuant to the voluntary election and mandatory provisions specified in such agreements. The specified mandatory provisions become effective to the extent that a property becomes characterized as a disqualified property, a property is sold, and/or upon the occurrence of a condemnation or casualty event associated with a property. To the extent either a voluntary election is made, or a mandatory prepayment condition exists, in addition to paying all interest and principal, we must also pay certain breakage costs as determined by the loan servicer and a spread maintenance premium if prepayment occurs before the month following the one year anniversary of the closing dates of each of the mortgage loans except for IH1 2017-1. For IH1 2017-1, prepayments on or before December 2026 will require a yield maintenance premium. For the six months ended June 30, 2017 and 2016, voluntary and mandatory prepayments totaling $2,083.0 million and $30.7 million, respectively, were made under the terms of the loan agreements.

New Credit Facility

On February 6, 2017, we entered into a loan agreement with a syndicate of banks, financial institutions and institutional lenders for a new credit facility (the “New Credit Facility”). The New Credit Facility provides $2,500.0 million of borrowing capacity and consists of a $1,000.0 million revolving facility (the “Revolving Facility”), which will mature on February 6, 2021, with a one-year extension option, and $1,500.0 million term loan facility (the “Term Loan Facility”), which will mature on February 6, 2022. The Revolving Facility also includes borrowing capacity available for letters of credit and for short-term borrowings referred to as swing line borrowings, in each case subject to certain sublimits. The New Credit Facility provides us with the option to enter into additional incremental credit facilities (including an uncommitted incremental facility that provides us

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with the option to increase the size of the Revolving Facility and/or the Term Loan Facility by an aggregate amount of up to $1,500.0 million), subject to certain limitations. Proceeds from the Term Loan Facility were used to repay existing indebtedness and for general corporate purposes.

The following table sets forth a summary of the new credit facility indebtedness as of June 30, 2017:

			Outstanding Principle Balance
($ in thousands)	Origination Date	Maturity Date	Interest Rate(1)	June 30, 2017
Term loan facility	February 6, 2017	February 6, 2022	3.03%	$1,500,000
Revolving facility	February 6, 2017	February 6, 2021	N/A	—

Total				1,500,000
Less deferred financing costs, net				(13,471)

Total				$1,486,529

(1)	Interest rate for the Term Loan Facility is based on LIBOR plus an applicable margin of 1.80%; as of June 30, 2017, LIBOR was 1.23%.

Interest Rate and Fees

Borrowings under the New Credit Facility bear interest, at our option, at a rate equal to a margin over either (a) a LIBOR rate determined by reference to the Bloomberg LIBOR rate (or comparable or successor rate) for the interest period relevant to such borrowing or (b) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.50%, and (3) the LIBOR rate that would be payable on such day for a LIBOR rate loan with a one-month interest period plus 1.00%. The margin is based on a total leverage based grid. The margin for the Revolving Facility ranges from 0.75% to 1.30%, in the case of base rate loans, and 1.75% to 2.30%, in the case of LIBOR rate loans. The margin for the Term Loan Facility ranges from 0.70% to 1.30%, in the case of base rate loans, and 1.70% to 2.30%, in the case of LIBOR rate loans. In addition, the New Credit Facility provides that, upon receiving an investment grade rating on its non-credit enhanced, senior unsecured long term debt of BBB- or better from Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or Baa3 or better from Moody’s Investors Service, Inc. (an “Investment Grade Rating Event”), we may elect to convert to a credit rating based pricing grid.

In addition to paying interest on outstanding principal under the New Credit Facility, we are required to pay a facility fee to the lenders under the Revolving Facility in respect of the unused commitments thereunder. The facility fee rate is based on the daily unused amount of the Revolving Facility and is either 0.350% or 0.200% per annum based on the unused facility amount. Upon converting to a credit rating pricing based grid, the unused facility fee will no longer apply; and we will be required to pay a facility fee ranging from 0.125% to 0.300%. We are also required to pay customary letter of credit fees.

Prepayments and Amortization

No prepayment or amortization is required under the New Credit Facility. We are permitted to voluntarily repay amounts outstanding under the Term Loan Facility at any time without premium or penalty, subject to certain minimum amounts and the payment of customary “breakage” costs with respect to LIBOR loans. Once repaid, no further borrowings will be permitted under the Term Loan Facility.

General Terms

The New Credit Facility contains certain customary affirmative and negative covenants and events of default. Such covenants will, among other things, restrict, subject to certain exceptions, our ability and that of the

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Subsidiary Guarantors (as defined below) and their respective subsidiaries to (i) engage in certain mergers, consolidations or liquidations, (ii) sell, lease or transfer all or substantially all of their respective assets, (iii) engage in certain transactions with affiliates, (iv) make changes to the our fiscal year, (v) make changes in the nature of our business and our subsidiaries and (vi) incur additional indebtedness that is secured on a pari passu basis with the New Credit Facility.

The New Credit Facility also requires us, on a consolidated basis with our subsidiaries, to maintain a (i) maximum total leverage ratio, (ii) maximum secured leverage ratio, (iii) maximum unencumbered leverage ratio, (iv) minimum fixed charge coverage ratio, (v) minimum unencumbered fixed charge coverage ratio and (vi) minimum tangible net worth. If an event of default occurs, the lenders under the New Credit Facility are entitled to take various actions, including the acceleration of amounts due under the New Credit Facility and all actions permitted to be taken by a secured creditor. At June 30, 2017, and through the date our financial statements were issued, we believe we were in compliance with all affirmative and negative covenants.

Guarantees and Security

The obligations under the New Credit Facility are guaranteed on a joint and several basis by each of our direct and indirect domestic wholly owned subsidiaries that own, directly or indirectly, unencumbered assets (the “Subsidiary Guarantors”), subject to certain exceptions. The guarantee provided by any Subsidiary Guarantor will be automatically released upon the occurrence of certain events, including if it no longer has a direct or indirect interest in an unencumbered asset or as a result of certain non-recourse refinancing transactions pursuant to which such Subsidiary Guarantor becomes contractually prohibited from providing its guaranty of the New Credit Facility. In addition, INVH may be required to provide a guarantee of the New Credit Facility under certain circumstances, including if INVH does not maintain its qualification as a REIT.

The New Credit Facility is collateralized by first priority or equivalent security interests in all the capital stock of, or other equity interests in any Subsidiary Guarantor, held by us and each of the Subsidiary Guarantors. The security interests granted under the New Credit Facility will be automatically released upon the occurrence of certain events, including upon an Investment Grade Rating Event or if the total net leverage ratio is less than or equal to 8.00:1.00 for four consecutive fiscal quarters.

Credit Facilities

All of the then-existing credit facilities were paid in full on February 6, 2017 in connection with the closing of our IPO. The following table sets forth a summary of the outstanding principal amounts of these credit facilities as of June 30, 2017 and December 31, 2016:

			Outstanding Principal Balance(1)
($ in thousands)	Origination Date	Range of Spreads	June 30, 2017	December 31, 2016
IH1 2015	April 3, 2015	325 bps	$—	$85,492
IH2 2015	September 29, 2015	275 bps	—	43,859
IH3 2013	December 19, 2013	300-425 bps	—	932,583
IH4 2014	May 5, 2014	300-425 bps	—	529,866
IH5 2014	December 5, 2014	275-400 bps	—	564,348
IH6 2016	April 13, 2016	250-375 bps	—	165,437

Total			—	2,321,585
Less deferred financing costs, net			—	(6,044)

Total			$—	$2,315,541

(1)	Outstanding Principal Balance does not include capitalized deferred financing costs, net.

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Certain Hedging Arrangements

Designated Hedges

We have entered into various interest rate swap agreements, as outlined in the table below. Each of these swaps were accounted for as non-designated hedges until January 31, 2017, when the criteria for hedge accounting were met as a result of the Pre-IPO Transactions described in “—Overview”. At that time, we designated these swaps for hedge accounting purposes; and the effective portion thereof is recorded in other comprehensive income subsequent to that date.

The table below summarizes our interest rate swap instruments as of June 30, 2017 ($ in thousands):

Agreement Date	Forward Effective Date	Maturity Date	Strike Rate	Index	Notional Amount
December 21, 2016	February 28, 2017	January 31, 2022	1.97%	One-month LIBOR	$750,000
December 21, 2016	February 28, 2017	January 31, 2022	1.97%	One-month LIBOR	750,000
January 12, 2017	February 28, 2017	August 7, 2020	1.59%	One-month LIBOR	1,100,000
January 13, 2017	February 28, 2017	June 9, 2020	1.63%	One-month LIBOR	595,000
January 20, 2017	February 28, 2017	March 9, 2020	1.60%	One-month LIBOR	325,000

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income on the condensed consolidated balance sheets and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the six months ended June 30, 2017, such derivatives were used to hedge the variable cash flows associated with existing variable-rate interest payments. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Changes in fair value related to the ineffective portion of our Designated Hedges resulted in an unrealized gain of less than $0.1 million for the six months ended June 30, 2017, which is included in interest expense in our condensed consolidated statements of operations.

Non-Designated Hedges

Concurrent with entering into certain of the mortgage loan agreements, we entered into and maintain interest rate cap agreements with terms and notional amounts equivalent to the terms and amounts of the loans made by the third-party lenders and strike prices ranging from approximately 2.52% to 3.09% (collectively, the “Strike Prices”). To the extent that the maturity date of one or more of the loans is extended through an exercise of one or more of the extension options, replacement or extension interest rate cap agreements must be executed with terms similar to those associated with the initial interest rate cap agreements and strike prices equal to the greater of the Strike Prices and the interest rate at which the debt service coverage ratio (as defined) is not less than 1.2 to 1.0. The interest rate cap agreements, including all of our rights to payments owed by the counterparty and all other rights, have been pledged as additional collateral for the loans.

Purchase of Outstanding Debt Securities or Loans

As market conditions warrant, we and our equity investors, including our Sponsor, its affiliates, and members of our management, may from time to time seek to purchase our outstanding debt, including borrowings under our credit facilities and mortgage loans or debt securities that we may issue in the future, in privately negotiated or open market transactions, by tender offer or otherwise. Subject to any applicable limitations contained in the agreements governing our indebtedness, any purchases made by us may be funded by the use of cash on our balance sheet or the incurrence of new secured or unsecured debt, including borrowings under our credit facilities and mortgage loans. The amounts involved in any such purchase transactions, individually or in the aggregate, may be material. Any such purchases may be with respect to a substantial amount of a particular class or series of debt, with the attendant reduction in the trading liquidity of such class or series. In addition, any such purchases made at prices below the “adjusted issue price” (as defined for U.S.

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federal income tax purposes) may result in taxable cancelation of indebtedness income to us, which amounts may be material, and in related adverse tax consequences to us.

Cash Flows

Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

The following table summarizes our cash flows for the six months ended June 30, 2017 and 2016:

	Six Months Ended June 30,
($ in thousands)	2017	2016	$ Change	% Change
Net cash provided by operating activities	$167,226	$156,125	$11,101	7.1%
Net cash provided by (used in) investing activities	74,499	(206,449)	280,948	136.1%
Net cash (used in) provided by financing activities	(280,910)	75,060	(355,970)	N/M

Change in cash and cash equivalents	$(39,185)	$24,736	$(63,921)	(258.4)%

Operating Activities

Net cash provided by operating activities was $167.2 million and $156.1 million for the six months ended June 30, 2017 and 2016, respectively, an increase of 7.1%. The increase was primarily driven by an increase in net operating income from $278.8 million for the six months ended June 30, 2016 to $300.0 million for the six months ended June 30, 2017 due to revenue growth higher than operating expense growth. Our net loss increased from $(29.6) million for the six months ended June 30, 2016 to $(36.9) million for the six months ended June 30, 2017, which was offset by a $44.1 million increase in share-based compensation expense. Our cash flows provided by operating activities depend on numerous factors, including the occupancy level of our homes, the rental rates achieved on our leases, the collection of rent from our residents, and the amount of our operating and other expenses.

Investing Activities

Net cash provided by (used in) investing activities primarily consists of the acquisition costs of homes, capital improvements, changes in restricted cash, and proceeds from property sales. Net cash provided by (used in) investing activities was $74.5 million and $(206.4) million for the six months ended June 30, 2017 and 2016, respectively, leading to an increase in cash provided by investing activities of $280.9 million between the periods. The increase was partially due to the release of restricted cash in connection with the repayment of our credit facilities and the IH1 2013-1 and IH1 2014-1 mortgage loans during six months ended June 30, 2017 resulting in an increase of $98.8 million. Additionally, there was a decrease in the number homes acquired, from 926 homes during the six months ended June 30, 2016 to 350 homes during the six months ended June 30, 2017, which resulted in $142.9 million less in acquisition, renovation and capital expenditure spend. The increase in number of homes sold during 2017 of 923 compared to 711 homes during the six months ended June 30, 2016 resulted in an increase in the amount of proceeds from sale of residential properties of $45.3 million.

Financing Activities

Net cash (used in) provided by financing activities was $(280.9) million and $75.1 million for the six months ended June 30, 2017 and 2016, respectively, or a decrease of $356.0 million. For the six months ended June 30, 2017 we received $1,692.1 million in proceeds, net of underwriting discounts, from our IPO, while during the six months ended June 30, 2016 equity investors contributed $138.0 million of capital. Proceeds from our IPO, Term Loan Facility and the IH1 2017-1 mortgage loan of $4,188.5 million, along with proceeds from home sales and operating cash flows, were used to repay $2,321.6 million of then-outstanding credit facilities and $2,083.0 million of mortgage loans, including full repayment of the IH1 2013-1 and IH1 2014-1 mortgage loans, and $610.0 million on the IH1 2014-3 mortgage loan, and to fund $42.1 million of deferred financing costs associated with the Term Loan Facility and IH1 2017-1 mortgage loan.

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Off-Balance Sheet Arrangements

We have no obligations, assets, or liabilities that would be considered off-balance sheet arrangements.

Contractual Obligations

We have updated our contractual obligations previously provided in our Annual Report on Form 10-K for the year ended December 31, 2016 for material changes to our financing arrangements that occurred during the six months ended June 30, 2017:

($ in thousands)	Total	2017(1)	2018-2019	2020-2021	Thereafter
Mortgage loans(2)	$4,653,669	$221,831	$3,126,420	$83,066	$1,222,352
Term loan facility(2)	1,709,195	22,912	90,900	90,900	1,504,483
Interest rate swap(3)	232,137	30,972	123,888	74,814	2,463

Total	$6,595,001	$275,715	$3,341,208	$248,780	$2,729,298

(1)	Includes estimated payments for the remaining six months of 2017.
(2)	Includes estimated interest payments on the respective debt based on amounts outstanding as of June 30, 2017 at rates in effect as of such date.
(3)	Gross obligation calculated using strike prices established by each instrument.

Critical Accounting Policies and Estimates

Critical accounting policies are those accounting policies that management believes are important to the portrayal of our financial condition and results and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The critical policies and estimates are summarized in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2016 with respect to cost capitalization, provisions for impairment, and revenue recognition and resident receivables. Material changes during the six months ended June 30, 2017 to our critical accounting policies are presented below:

Investments in Single-Family Residential Properties

Upon acquisition, we evaluate our acquired single-family residential properties for purposes of determining whether a transaction should be accounted for as an asset acquisition or business combination. Upon adoption of ASU 2017-01, our purchases of homes are treated as acquisitions and are recorded at their purchase price which is allocated between land, building and improvements, and in-place lease intangibles (when a tenant is in place at the acquisition date) based upon their relative fair values at the date of acquisition. The purchase price for purposes of this allocation is inclusive of acquisition costs which typically include legal fees, bidding service and title fees, payments made to cure tax, utility, homeowners’ association (“HOA”), and other mechanic’s and miscellaneous liens, as well as other closing costs. The fair values of acquired in-place lease intangibles, if any, are based on the costs to execute similar leases, including commissions and other related costs. The origination value of in-place lease intangibles also includes an estimate of lost rent revenue at in-place rental rates during the estimated time required to lease the property. The in-place lease intangibles are amortized over the life of the leases and are recorded in other assets, net on our condensed consolidated balance sheets.

Prior to our adoption of ASU 2017-01 effective January 1, 2017, acquisition costs for transactions accounted for as business combinations were expensed in the period in which they were incurred and were reflected in other expenses in the accompanying condensed consolidated statements of operations.

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Derivatives

We enter into interest rate swap and interest rate cap agreements (collectively, “Hedging Derivatives”) for interest rate risk management purposes. We do not enter into Hedging Derivatives for trading or other speculative purposes, and all of our Hedging Derivatives are carried at fair value on our condensed consolidated balance sheets. Designated hedges are derivatives that meet the criteria for hedge accounting and that we have elected to designate as hedges. Non-designated hedges are derivatives that do not meet the criteria for hedge accounting or that we have not elected to designate as hedges.

Pursuant to the terms of certain of our mortgage loans, we are required to maintain interest rate caps. We have elected not to designate these interest cap agreements for hedge accounting (collectively, the “Non-Designated Hedges”). We enter into interest rate swap agreements to hedge the risk arising from changes in our interest payments on variable-rate debt due to changes in the one-month London Interbank Offered Rate (“LIBOR”). In connection with the Pre-IPO Transactions, as of January 31, 2017, we have elected to account for our interest rate swap agreements as effective cash flow hedges (collectively, the “Designated Hedges”). We assess the effectiveness of these interest rate swap cash flow hedging relationships on an ongoing basis. The effect of these interest rate cap agreements and interest rate swap agreements is to reduce the variability of interest payments due to changes in LIBOR.

The fair value of Hedging Derivatives that are in an asset position are included in other assets, net and those in a liability position are included in other liabilities on our condensed consolidated balance sheets. For Non-Designated Hedges, the related changes in fair value are reflected within interest expense in the condensed consolidated statements of operations. For Designated Hedges, the effective portion of the related changes in fair value is reported as a component of other comprehensive income (loss) on our condensed consolidated balance sheets and reclassified into earnings as interest expense in our condensed consolidated statements of operations when the hedged transactions affect earnings; the ineffective portion of the changes in fair value is reflected directly within interest expense in the condensed consolidated statements of operations. See “—Liquidity and Capital Resources” for further discussion of derivative financial instruments.

Share-Based Compensation Expense

Prior to the IPO, we recognized share-based compensation expense for incentive compensation units granted by the Invitation Homes Partnerships (the “Class B Units”). In connection with and subsequent to the IPO, we issued restricted stock units (“RSUs”) that settle in shares of common stock and restricted shares of common stock (“RSAs”) for which share-based compensation expense is recognized.

We recognized share-based compensation expense for the Class B Units based on the estimated fair value of the Class B Units and vesting conditions of the related incentive unit agreements. Since the Class B Units granted by IH1 were granted to employees of the Manager, a wholly owned subsidiary of IH1, the related share-based compensation expense was based on the grant-date fair value of the units and recognized in expense over the service period. Because units in IH2, IH3, IH4, IH5, and IH6 were granted to non-employees of those respective partnerships, fair value was remeasured for non-vested units at the end of each reporting period. The fair value of the Class B Units was determined based on a valuation model that took into account discounted cash flows and a market approach based on comparable companies and transactions.

We recognize share-based compensation expense for the RSUs and RSAs based on their grant-date fair value, net of expected forfeitures, over the service period from the grant date to vest date for each tranche or when any applicable performance conditions are met in accordance with the related RSU and RSA agreements. The grant-date fair value of RSUs and RSAs is generally based on the closing price of our common stock on the grant date except for market based RSU grant-date fair values which are based on Monte-Carlo option pricing models.

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Additional compensation expense is recognized if modifications to existing incentive compensation unit, RSU, or RSA agreements result in an increase in the post-modification fair value of the units that exceeds their pre-modification fair value.

Segment Reporting

Operating segments are defined as components of an enterprise for which discrete financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. Our CODM is the Chief Executive Officer.

Under the provision of ASC 280, Segment Reporting, we have determined that we have one reportable segment related to acquiring, renovating, leasing, and operating single-family homes as rental properties, including single-family homes in planned unit developments. The CODM evaluates operating performance and allocates resources on a total portfolio basis. The CODM utilizes net operating income as the primary measure to evaluate performance of the total portfolio. The aggregation of individual homes constitutes the total portfolio. Decisions regarding acquisitions and dispositions of homes are made at the individual home level.

Non-GAAP Measures

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are supplemental, non-GAAP measures often utilized to evaluate the performance of real estate companies. We define EBITDA as net income (loss) computed in accordance with accounting principles generally accepted in the United States (“GAAP”) before the following items: interest expense; income tax expense; and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before the following items: share-based compensation expense; offering related expenses, impairment and other; acquisition costs; gain (loss) on sale of property, net of tax; and interest income and other miscellaneous income and expenses. EBITDA and Adjusted EBITDA are used as supplemental financial performance measures by management and by external users of our financial statements, such as investors and commercial banks. Set forth below is additional detail on how management uses EBITDA and Adjusted EBITDA as measures of performance.

Our management uses EBITDA and Adjusted EBITDA in a number of ways to assess our condensed consolidated financial and operating performance, and we believe these measures are helpful to management and external users in identifying trends in our performance. EBITDA and Adjusted EBITDA help management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance, while neutralizing the impact of capital structure on results. Accordingly, we believe these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely our cost structure and expenses.

We believe that the presentation of EBITDA and Adjusted EBITDA provides information useful to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to EBITDA and Adjusted EBITDA is net income or loss. EBITDA and Adjusted EBITDA are not used as measures of our liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our EBITDA and Adjusted EBITDA may not be comparable to the EBITDA and Adjusted EBITDA of other companies due to the fact that not all companies use the same definitions of EBITDA and Adjusted EBITDA. Accordingly, there can be no assurance that our basis for computing these non-GAAP measures is comparable with that of other companies.

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The following table presents a reconciliation of GAAP net income (loss) to EBITDA and Adjusted EBITDA on a historical basis for each of the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2017	2016	2017	2016
Net income (loss) available to common shareholders	$5,420	$(19,666)	$(36,971)	$(29,641)
Net income (loss) available to participating securities	109	—	109	—
Interest expense	57,358	70,523	125,930	140,800
Depreciation and amortization	67,515	66,079	135,092	131,781

EBITDA	130,402	116,936	224,160	242,940

Share-based compensation expense(1)	8,216	4,106	52,460	8,312
Offering related expenses	656	—	8,287	—
Impairment and other	706	546	1,910	363
Acquisition costs	—	7	—	42
Gain on sale of property, net of tax	(10,162)	(1,020)	(24,483)	(10,212)
Other, net(2)	869	(192)	1,095	(74)

Adjusted EBITDA	$130,687	$120,383	$263,429	$241,371

(1)	For the three months ended June 30, 2017 and 2016, $6,880 and $4,008 was recorded in general and administrative expense, respectively, and $1,336 and $98 was recorded in property management expense, respectively. For the six months ended June 30, 2017 and 2016, $47,151 and $8,059 was recorded in general and administrative expense, respectively, and $5,309 and $253 was recorded in property management expense, respectively.
(2)	Includes interest income and other miscellaneous income and expenses.

Net Operating Income (“NOI”)

NOI is a non-GAAP measure often used to evaluate the performance of real estate companies. We define NOI for an identified population of homes as rental revenues and other property income less property operating and maintenance expense (which consists primarily of property taxes, insurance, HOA fees (when applicable), market-level personnel expenses, repairs and maintenance, leasing costs and marketing). NOI excludes: interest expense; depreciation and amortization; general and administrative expense; property management expense; impairment and other; acquisition costs; (gain) loss on sale of property, net of tax; and interest income and other miscellaneous income and expenses.

We consider NOI to be a meaningful supplemental financial measure of our performance when considered with the financial statements determined in accordance with GAAP. We believe NOI is helpful to investors in understanding the core performance of our real estate operations. The GAAP measure most directly comparable to NOI is net income or loss. NOI is not used as a measure of liquidity and should not be considered as an alternative to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our NOI may not be comparable to the NOI of other companies due to the fact that not all companies use the same definition of NOI. Accordingly, there can be no assurance that our basis for computing this non-GAAP measure is comparable with that of other companies.

We believe that Same Store NOI is also a meaningful supplemental measure of our operating performance for the same reasons as NOI and is further helpful to investors as it provides a more consistent measurement of our performance across reporting periods by reflecting NOI for homes in our Same Store portfolio.

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The following table presents a reconciliation of GAAP net income (loss) to NOI for our total portfolio and NOI for our Same Store portfolio on a historical basis for each of the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2017	2016	2017	2016
Net income (loss) available to common shareholders	$5,420	$(19,666)	$(36,971)	$(29,641)
Net income (loss) available to participating securities	109	—	109	—
Interest expense	57,358	70,523	125,930	140,800
Depreciation and amortization	67,515	66,079	135,092	131,781
General and administrative(1)	18,426	15,408	76,692	30,768
Property management expense(2)	9,135	7,530	20,584	14,923
Impairment and other	706	546	1,910	363
Acquisition costs	—	7	—	42
Gain on sale of property, net of tax	(10,162)	(1,020)	(24,483)	(10,212)
Other, net(3)	869	(192)	1,095	(74)

NOI (total portfolio)	149,376	139,215	299,958	278,750

Non-Same Store NOI	(13,723)	(11,641)	(27,572)	(21,949)

NOI (Same Store portfolio)(4)	$135,653	$127,574	$272,386	$256,801

(1)	Includes $6,880 and $4,008 of share-based compensation expense for the three months ended June 30, 2017 and 2016, respectively. Includes $47,151 and $8,059 of share-based compensation expense for the six months ended June 30, 2017 and 2016, respectively.
(2)	Includes $1,336 and $98 of share-based compensation expense for the three months ended June 30, 2017 and 2016, respectively. Includes $5,309 and $253 of share-based compensation expense for the six months ended June 30, 2017 and 2016, respectively.
(3)	Includes interest income and other miscellaneous income and expenses.
(4)	Same Store (consisting of homes which had commenced their initial post-renovation lease prior to October 3rd of the year prior to the first year of the comparison period) homes are 42,904.

Funds from Operations (“FFO”), Core Funds from Operations, and Adjusted Funds from Operations

FFO, Core FFO, and Adjusted FFO are supplemental, non-GAAP measures often utilized to evaluate the performance of real estate companies. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with GAAP) excluding net gains or losses from sales of previously depreciated real estate assets, plus depreciation, amortization and impairment of real estate assets, and adjustments for unconsolidated partnerships and joint ventures.

We believe that FFO is a meaningful supplemental measure of the operating performance of our business because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure as it excludes historical cost depreciation and amortization, impairment on depreciated real estate investments, as well as gains or losses related to sales of previously depreciated homes, from GAAP net income or loss. By excluding depreciation and amortization and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in homes. However, FFO excludes depreciation and amortization and captures neither the changes in the value of the homes that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of the homes, all of which have real economic effect and could materially affect our results from operations, the utility of FFO as a measure of our performance is limited.

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Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. The GAAP measure most directly comparable to FFO is net income or loss. FFO is not used as a measure of our liquidity and should not be considered an alternative to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our FFO may not be comparable to the FFO of other companies due to the fact that not all companies use the same definition of FFO. Accordingly, there can be no assurance that our basis for computing this non-GAAP measures is comparable with that of other companies.

We believe that Core FFO and Adjusted FFO are also meaningful supplemental measures of our operating performance for the same reasons as FFO and are further helpful to investors as they provides a more consistent measurement of our performance across reporting periods by removing the impact of certain items that are not comparable from period to period. We define Core FFO as FFO adjusted for noncash interest expense related to amortization of deferred financing costs and discounts related to our financing arrangements, noncash interest expense for derivatives, share-based compensation expense, offering related expenses, severance expenses, casualty losses, net, and acquisition costs, as applicable. We define Adjusted FFO as Core FFO less recurring capital expenditures that are necessary to help preserve the value of and maintain functionality of our homes. The GAAP measure most directly comparable to Core FFO and Adjusted FFO is net income or loss. Core FFO and Adjusted FFO are not used as measures of our liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our Core FFO and Adjusted FFO may not be comparable to the Core FFO and Adjusted FFO of other companies due to the fact that not all companies use the same definition of Core FFO and Adjusted FFO. Accordingly, there can be no assurance that our basis for computing this non-GAAP measures is comparable with that of other companies.

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The following table presents a reconciliation of GAAP net income (loss) to FFO, Core FFO, and Adjusted FFO on a historical basis for each of the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2017	2016	2017	2016
Net income (loss) available to common shareholders	$5,420	$(19,666)	$(36,971)	$(29,641)
Add (deduct) adjustments from net income (loss) available to common shareholders to derive FFO:
Net income (loss) available to participating securities	109	—	109	—
Depreciation and amortization on real estate assets	66,699	64,775	133,352	129,184
Impairment on depreciated real estate investments	95	519	1,132	519
Net gain on sale of previously depreciated investments in real estate	(10,162)	(1,020)	(24,483)	(10,212)

FFO	62,161	44,608	73,139	89,850

Noncash interest expense related to amortization of deferred financing costs, mortgage loan discounts and noncash interest expense from derivatives	5,137	15,622	20,271	29,816
Share-based compensation expense(1)	8,216	4,106	52,460	8,312
Offering related expenses	656	—	8,287	—
Severance expense	392	1,102	437	1,908
Casualty losses, net	611	27	778	(156)
Acquisition costs	—	7	—	42

Core FFO	77,173	65,472	155,372	129,772

Recurring capital expenditures	(11,605)	(11,495)	(20,834)	(22,907)

Adjusted FFO	$65,568	$53,977	$134,538	$106,865

	Three Months Ended June 30, 2017		February 1, 2017 through June 30, 2017

Weighted average common shares outstanding—diluted(2)	312,271,578		311,723,463

FFO per common share—diluted	$0.20		$0.23

Core FFO per common share—diluted	$0.25		$0.50

AFFO per common share—diluted	$0.21		$0.43

(1)	For the three months ended June 30, 2017 and 2016, $6,880 and $4,008 was recorded in general and administrative expense, respectively, and $1,336 and $98 was recorded in property management expense, respectively. For the six months ended June 30, 2017 and 2016, $47,151 and $8,059 was recorded in general and administrative expense, respectively, and $5,309 and $253 was recorded in property management expense, respectively.
(2)	Weighted average common shares outstanding – diluted was calculated using the two-class method and represents common share equivalents that are dilutive for FFO, Core FFO, and AFFO.

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ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our future income, cash flows, and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in interest rates, seasonality, market prices, commodity prices, and inflation. The primary market risks to which we are exposed are interest rate risk and seasonality. We may in the future use derivative financial instruments to manage, or hedge, interest rate risks related to any borrowings we may have. We may enter into such contracts only with major financial institutions based on their credit ratings and other factors. Our exposure to market risk has not materially changed from what we previously disclosed in Part II. Item 7A. “Quantitative and Qualitative Disclosures about Market Risk” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 except as noted below.

Interest Rate Risk

A primary market risk to which we believe we are exposed is interest rate risk, which may result from many factors, including government monetary and tax policies, domestic and international economic and political considerations, and other factors that are beyond our control. We may incur additional variable rate debt in the future, including additional amounts that we may borrow under our credit facilities. In addition, decreases in interest rates may lead to additional competition for the acquisition of single-family homes, which may lead to future acquisitions being more costly and resulting in lower yields on single-family homes targeted for acquisition. Significant increases in interest rates may also have an adverse impact on our earnings if we are unable to increase rents on expired leases or acquire single-family homes with rental rates high enough to offset the increase in interest rates on our borrowings.

At December 31, 2016, the total outstanding balance of our variable-rate debt was comprised of borrowings on our mortgage loans of $5,264.0 million and our credit facilities of $2,321.6 million. As of June 30, 2017, our outstanding variable-rate debt was comprised of borrowings on our mortgage loans of $3,181.0 million and Term Loan Facility of $1,500.0 million of which 75.2% was effectively converted to fixed rate through interest rate swap agreements. Additionally, all borrowings bear interest at LIBOR plus the applicable spread. Assuming no change in the outstanding balance of our existing debt, the following table illustrates the projected effect of a 100 basis point increase or decrease in the LIBOR rate on our annual interest expense as of June 30, 2017 and December 31, 2016:

($ in thousands)	Change in Interest Expense(1)
Impact to future earnings due to variable rate debt:	As of June 30, 2017	As of December 31, 2016
Rate increase of 1%(2)	$11,610	$75,856
Rate decrease of 1%(3)	(11,610)	(52,323)

(1)	The interest rate swap agreements were factored into the June 30, 2017 disclosure, but were not factored into the December 31, 2016 disclosure as the forward looking swaps did not begin until February 28, 2017.
(2)	Calculation of additional projected annual interest expense as a result of a 100 basis point increase considers the potential impact of our interest rate cap agreements as of June 30, 2017.
(3)	Calculation of projected decrease in annual interest expense as a result of a 100 basis point decrease is reflective of any LIBOR floors or minimum interest rates stated in the agreements of the respective borrowings.

This analysis does not consider the effects of the reduced level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, we may consider taking actions to further mitigate our exposure to the change. However, because of the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in our capital structure.

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Seasonality

Our business and related operating results have been, and we believe that they will continue to be, impacted by seasonal factors throughout the year. In particular, we have experienced higher levels of resident move-outs during the summer months, which impacts both our rental revenues and related turnover costs. Further, our property operating costs are seasonally impacted in certain markets by increases in expenses such as HVAC repairs, costs to re-resident, and landscaping expenses during the summer season.

ITEM 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We maintain a set of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed in reports we file or submit under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures. The design of any disclosure controls and procedures is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its goals under all potential future conditions. Any controls and procedures, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2017. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of June 30, 2017, the design and operation of our disclosure controls and procedures were effective to accomplish their objectives at the reasonable assurance level.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act during the quarter ended June 30, 2017 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II

ITEM 1. LEGAL PROCEEDINGS

The Company currently is not subject to any material litigation nor, to management’s knowledge, is any material litigation currently threatened against the Company other than routine litigation and administrative proceedings arising in the ordinary course of business.

ITEM 1A. RISK FACTORS

As of June 30, 2017, there have been no material changes from the risk factors previously disclosed in response to Part I. Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS

Exhibit Number	Description

3.1	Charter of Invitation Homes Inc., dated as of February 6, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 1-38004) filed on February 6, 2017).

3.2	Amended and Restated Bylaws of Invitation Homes Inc., dated as of February 6, 2017 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 1-38004) filed on February 6, 2017).

10.1	Form of Award Notice and Restricted Stock Unit Agreement (Annual Equity Award) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 1-38004) filed on June 29, 2017). †

10.2	Form of Award Notice and Restricted Stock Unit Agreement (Retention Award—Messrs. Freedman and Tanner) (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 1-38004) filed on June 29, 2017). †

10.3	Invitation Homes Inc. Executive Severance Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 1-38004) filed on June 29, 2017). †

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Exhibit Number	Description

31.1	Certificate of John B. Bartling Jr., President and Chief Executive Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certificate of Ernest M. Freedman, Executive Vice President and Chief Financial Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certificate of John B. Bartling Jr., President and Chief Executive Officer, pursuant to Section 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished herewith).

32.2	Certificate of Ernest M. Freedman, Executive Vice President and Chief Financial Officer, pursuant to Section 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished herewith).

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

†	This document has been identified as a management contract or compensatory plan or arrangement.

Certain agreements and other documents filed as exhibits to this Quarterly Report on Form 10-Q contain representations and warranties that the parties thereto made to each other. These representations and warranties have been made solely for the benefit of the other parties to such agreements and may have been qualified by certain information that has been disclosed to the other parties to such agreements and other documents and that may not be reflected in such agreements and other documents. In addition, these representations and warranties may be intended as a way of allocating risks among parties if the statements contained therein prove to be incorrect, rather than as actual statements of fact. Accordingly, there can be no reliance on any such representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of any such representations and warranties may have changed since the date of such agreements and other documents.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Invitation Homes Inc.

By:	/s/ Ernest M. Freedman
Name: Ernest M. Freedman
Title: Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

By:	/s/ Kimberly K. Norrell
Name: Kimberly K. Norrell
Title: Senior Vice President and Chief Accounting Officer
(Principal Accounting Officer)

Date: August 10, 2017

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PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Maryland law permits INVH to include a provision in its charter eliminating the liability of its directors and officers to INVH and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. INVH’s charter contains a provision that eliminates its directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires INVH to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party to, or witness in, by reason of his or her service in that capacity. Maryland law permits INVH to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Maryland law prohibits INVH from indemnifying a director or officer who has been adjudged liable in a suit by INVH or on its behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by INVH or on its behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits INVH to advance reasonable expenses to any present or former director or officer upon its receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, INVH’s charter authorizes INVH to indemnify any person who serves or has served, and INVH’s bylaws obligate INVH to the maximum extent permitted by Maryland law, to indemnify any individual who is made or threatened to be made a party to or witness in a proceeding by reason of his or her service:

•	as a director or officer of INVH; or

•	while a director or officer and at INVH’s request, as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, in each case, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. INVH’s charter and bylaws also permits INVH to indemnify and advance expenses to any individual who served any of INVH’s predecessors in any of the capacities described above and any employee or agent of INVH or any of INVH’s predecessors.

INVH entered into indemnification agreements with its directors and executive officers. These agreements require INVH to indemnify these individuals to the fullest extent permitted under Maryland law and INVH’s charter against liabilities that may arise by reason of their service to INVH, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, INVH has been informed that, in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

In addition, INVH’s directors and officers are indemnified for specified liabilities and expenses pursuant to the organizational documents of certain of its subsidiaries.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that follows the signature page to this registration statement and is incorporated herein by reference.

ITEM 22.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, by and among Invitation Homes Inc., Invitation Homes Operating Partnership LP, IH Merger Sub, LLC, Starwood Waypoint Homes and Starwood Waypoint Homes Partnership, L.P., dated August 9, 2017 (attached as Annex A to the joint proxy statement/information statement and prospectus that forms a part of this registration statement) (Pursuant to Item 601(b)(2) of Regulation S-K, the Disclosure Letters and Exhibits to the Merger Agreement (identified therein) have been omitted from this registration statement and will be furnished to the SEC supplementally upon request).

3.1	Charter of Invitation Homes Inc., dated as of February 6, 2017 (incorporated by reference to Exhibit 3.1 to INVH’s Current Report on Form 8-K (File No. 1-38004) filed on February 6, 2017).

3.2	Amended and Restated Bylaws of Invitation Homes Inc., dated as of February 6, 2017 (incorporated by reference to Exhibit 3.2 to INVH’s Current Report on Form 8-K (File No. 1-38004) filed on February 6, 2017).

5.1*	Opinion of Venable LLP regarding the legality of the securities being registered.

8.1**	Opinion of Simpson Thacher & Bartlett LLP regarding certain tax matters.

8.2**	Opinion of Sidley Austin LLP regarding certain tax matters.

8.3**	Opinion of Simpson Thacher & Bartlett LLP regarding certain tax matters.

8.4**	Opinion of Sidley Austin LLP regarding certain tax matters.

10.1	Stockholders Agreement, dated as of January 31, 2017, by and among Invitation Homes Inc. and the equity holders named therein (incorporated by reference to Exhibit 10.2 to INVH’s Current Report on Form 8-K (File No. 1-38004) filed on February 6, 2017).

10.2	Amended and Restated Stockholders Agreement, dated as of August 9, 2017, by and among Invitation Homes Inc., each of the parties from time to time party thereto and, solely for the purposes of Section 4.1, Blackstone Real Estate Advisors L.P. (incorporated by reference to Exhibit 10.1 to INVH’s Current Report on Form 8-K (File No. 1-38004) filed on August 14, 2017).

10.3	Amended and Restated Agreement of Limited Partnership of Invitation Homes Operating Partnership LP, dated as of August 9, 2017, by and among Invitation Homes OP GP LLC and Invitation Homes Inc. (incorporated by reference to Exhibit 10.2 to INVH’s Current Report on Form 8-K (File No. 1-38004) filed on August 14, 2017).

10.4	Invitation Homes Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.4 to INVH’s Current Report on Form 8-K (File No. 1-38004) filed on February 6, 2017). †

10.5	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.5 to INVH’s Registration Statement on Form S-11 (No. 333-215452) filed on January 6, 2017). †

10.6	Registration Rights Agreement, dated as of January 31, 2017, by and among Invitation Homes Inc. and the equityholders named therein (incorporated by reference to Exhibit 10.1 to INVH’s Current Report on Form 8-K (File No.1-38004) filed on February 6, 2017).

10.7	Revolving Credit and Term Loan Agreement, dated as of February 6, 2017, by and among Invitation Homes Operating Partnership LP, as borrower, the lenders party thereto, Bank of America, N.A., as administrative agent and the other parties party thereto (incorporated by reference to Exhibit 10.3 to INVH’s Current Report on Form 8-K (File No. 1-38004) filed on February 6, 2017).

Exhibit No.	Description

10.8	Loan Agreement, between 2014-2 IH Borrower L.P. and German American Capital Corporation, dated as of August 14, 2014 (incorporated by reference to Exhibit 10.6 to INVH’s Registration Statement on Form S-11 (No. 333-215452) filed on January 6, 2017).

10.9	Loan Agreement, between 2014-3 IH Borrower L.P. and German American Capital Corporation, dated as of November 12, 2014 (incorporated by reference to Exhibit 10.7 to INVH’s Registration Statement on Form S-11 (No. 333-215452) filed on January 6, 2017).

10.10	Loan Agreement, between 2015-1 IH2 Borrower L.P. and JPMorgan Chase Bank, National Association, dated as of January 29, 2015 (incorporated by reference to Exhibit 10.8 to INVH’s Registration Statement on Form S-11 (No. 333-215452) filed on January 6, 2017).

10.11	Loan Agreement, between 2015-2 IH2 Borrower L.P. and JPMorgan Chase Bank, National Association, dated as of April 10, 2015 (incorporated by reference to Exhibit 10.9 to INVH’s Registration Statement on Form S-11 (No. 333-215452) filed on January 6, 2017).

10.12	Loan Agreement, between 2015-3 IH2 Borrower L.P. and JPMorgan Chase Bank, National Association, dated as of June 25, 2015 (incorporated by reference to Exhibit 10.10 to INVH’s Registration Statement on Form S-11 (No. 333-215452) filed on January 6, 2017).

10.13	Loan Agreement, between 2017-1 IH Borrower L.P. and Wells Fargo Bank, National Association, dated as of April 28, 2017 (incorporated by reference to Exhibit 10.1 to INVH’s Current Report on Form 8-K (File No. 1-38004) filed on May 1, 2017).

10.14	Form of Invitation Homes Inc. Restricted Stock Grant and Acknowledgment (Converted Incentive Units) (incorporated by reference to Exhibit 10.15 to INVH’s Registration Statement on Form S-11 (No. 333-215452) filed on January 23, 2017). †

10.15	Form of Award Notice and Restricted Stock Unit Agreement for Mr. John B. Bartling Jr. (Supplemental Bonus Award (2 Tranche Vesting)) (incorporated by reference to Exhibit 10.16 to INVH’s Registration Statement on Form S-11 (No. 333-215452) filed on January 23, 2017). †

10.16	Form of Award Notice and Restricted Stock Unit Agreement for Mr. John B. Bartling Jr. (Supplemental Bonus Award (3 Tranche Vesting)) (incorporated by reference to Exhibit 10.17 to INVH’s Registration Statement on Form S-11 (No. 333-215452) filed on January 23, 2017). †

10.17	Form of Award Notice and Restricted Stock Unit Agreement for Mr. Ernest M. Freedman (Supplemental Bonus Award) (incorporated by reference to Exhibit 10.18 to INVH’s Registration Statement on Form S-11 (No. 333-215452) filed on January 23, 2017). †

10.18	Form of Award Notice and Restricted Stock Unit Agreement for Mr. Dallas B. Tanner (Supplemental Bonus Award) (incorporated by reference to Exhibit 10.19 to INVH’s Registration Statement on Form S-11 (No. 333-215452) filed on January 23, 2017). †

10.19	Form of Award Notice and Restricted Stock Unit Agreement for Mr. Bryce Blair (Supplemental Bonus Award) (incorporated by reference to Exhibit 10.20 to INVH’s Registration Statement on Form S-11 (No. 333-215452) filed on January 23, 2017). †

10.20	Form of Award Notice and Restricted Stock Unit Agreement for Non-Employee Directors (General Form) (Annual Award) (incorporated by reference to Exhibit 10.21 to INVH’s Registration Statement on Form S-11 (No. 333-215452) filed on January 23, 2017). †

10.21	Form of Award Notice and Restricted Stock Unit Agreement (2017 Award) (incorporated by reference to Exhibit 10.1 to INVH’s Current Report on Form 8-K (File No. 1-38004) filed on June 29, 2017). †

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Exhibit No.	Description

10.22	Form of Award Notice and Restricted Stock Unit Agreement (Retention Award – Messrs. Freedman and Tanner) (incorporated by reference to Exhibit 10.2 to INVH’s Current Report on Form 8-K (File No. 1-38004) filed on June 29, 2017). †

10.23	Invitation Homes Inc. Executive Severance Plan (incorporated by reference to Exhibit 10.3 to INVH’s Current Report on Form 8-K (File No. 1-38004) filed on June 29, 2017). †

10.24	Letter Agreement, dated August 9, 2017 by and between Invitation Homes Inc. and Jonathan Bartling (incorporated by reference to Exhibit 10.3 to INVH’s Current Report on Form 8-K (File No. 1-38004) filed on August 14, 2017). †

10.25	Letter Agreement, dated August 9, 2017 by and between Invitation Homes Inc. and Ernest Freedman (incorporated by reference to Exhibit 10.4 to INVH’s Current Report on Form 8-K (File No. 1-38004) filed on August 14, 2017). †

10.26	Letter Agreement, dated August 9, 2017 by and between Invitation Homes Inc. and Dallas Tanner (incorporated by reference to Exhibit 10.5 to INVH’s Current Report on Form 8-K (File No. 1-38004) filed on August 14, 2017). †

10.27	Term Sheet, dated September 19, 2017, between Invitation Homes Inc. and Frederick C. Tuomi (incorporated by reference to Exhibit 10.1 to INVH’s Current Report on Form 8-K (File No. 1-38004) filed on September 19, 2017).†

21.1*	List of Subsidiaries of Invitation Homes Inc.

23.1*	Consent of Venable LLP (included in Exhibit 5.1).

23.2**	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1).

23.3**	Consent of Sidley Austin LLP (included in Exhibit 8.2).

23.4**	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.3).

23.5**	Consent of Sidley Austin LLP (included in Exhibit 8.4).

23.6*	Consent of Deloitte & Touche LLP, independent registered public accounting firm (in respect of Invitation Homes Inc.).

23.7*	Consent of Deloitte & Touche LLP, independent registered public accounting firm (in respect of Invitation Homes).

23.8*	Consent of Ernst & Young LLP, independent registered public accounting firm (in respect of Starwood Waypoint Homes).

23.9*	Consent of Ernst & Young LLP, independent registered public accounting firm (in respect of Colony American Homes, Inc. and Subsidiaries).

23.10*	Consent of Novogradac & Company LLP, independent accounts (in respect of Waypoint/GI Venture, LLC and Subsidiaries).

23.11*	Consent of John Burns Real Estate Consulting, LLC (in respect of SFR’s Current Report on Form 8-K (File No. 1-36163) filed on February 28, 2017).

24.1*	Powers of Attorney (included on the signature pages of this registration statement).

99.1*	Consent of Deutsche Bank Securities Inc.

99.2*	Consent of Evercore Group L.L.C.

99.3*	Consent of Frederick C. Tuomi.

3

Exhibit No.	Description

99.4*	Consent of Richard D. Bronson.

99.5*	Consent of Michael D. Fascitelli.

99.6*	Consent of Jeffrey E. Kelter.

99.7*	Consent of Barry S. Sternlicht.

99.8**	Form of Proxy solicited by the Board of Trustees of Starwood Waypoint Homes.

101.INS*	XBRL Instance Document.

101.SCH*	XBRL Taxonomy Extension Schema Document.

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Filed herewith.
**	To be filed by amendment.
†	This document has been identified as a management contract or compensatory plan or arrangement.

Certain agreements and other documents filed as exhibits to this registration statement contain representations and warranties that the parties thereto made to each other. These representations and warranties have been made solely for the benefit of the other parties to such agreements and may have been qualified by certain information that has been disclosed to the other parties to such agreements and that may not be reflected in such agreements and other documents. In addition, these representations and warranties may be intended as a way of allocating risks among parties if the statements contained therein prove to be incorrect, rather than as actual statements of fact. Accordingly, there can be no reliance on any such representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of any such representations and warranties may have changed since the date of such agreements and other documents.

4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on September 20, 2017.

Invitation Homes Inc.

By:	/s/ John B. Bartling Jr.
John B. Bartling Jr. President and Chief Executive Officer

POWER OF ATTORNEY

NOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Invitation Homes Inc., does hereby constitute and appoint John B. Bartling Jr., Ernest M. Freedman and Mark A. Solls and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in their respective capacities and on September 20, 2017.

Signatures	Title
/s/ John B. Bartling Jr. John B. Bartling Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Ernest M. Freedman Ernest M. Freedman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Kimberly K. Norrell Kimberly K. Norrell	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Bryce Blair Bryce Blair	Executive Chairman and Director

/s/ Nicholas C. Gould Nicholas C. Gould	Vice Chairman and Director

/s/ Kenneth A. Caplan Kenneth A. Caplan	Director

/s/ Jonathan D. Gray Jonathan D. Gray	Director

/s/ Robert G. Harper Robert G. Harper	Director

/s/ John B. Rhea John B. Rhea	Director

/s/ David A. Roth David A. Roth	Director

/s/ John G. Schreiber John G. Schreiber	Director

/s/ Janice L. Sears Janice L. Sears	Director

/s/ William J. Stein William J. Stein	Director